As filed with the Securities and Exchange Commission on October 5, 2015

Registration No. 333-203598

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.4 TO

FORM F-4

 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pyxis Tankers Inc.

(Exact Name of Registrant as Specified in Its Charter)

Marshall Islands	4112	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

59 K. Karamanli Street

Maroussi 15125 Greece

+30 210 638 0200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ellenoff Grossman & Schole, LLP

1345 Avenue of the Americas

New York, New York 10105

(212) 370-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Barry Grossman, Esq.

Sarah Williams, Esq.

Ellenoff Grossman & Schole, LLP

1345 Avenue of the Americas

New York, New York 10105

(212) 370-1300

(212) 370-7889 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and upon completion of the merger described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value U.S. $0.001 per share	1,350,000	N/A	$810,000	$94.12	(4)

(1)	Represents the maximum number of 1,350,000 shares of Common Stock that Pyxis Tankers Inc. currently estimates to be issuable upon consummation of the merger and based on an exchange ratio of 1.350 common shares of Pyxis Tankers Inc. for each share of LookSmart, Ltd. common stock.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, or the Securities Act, and computed pursuant to Rule 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common shares was calculated based upon the market value of shares of LookSmart, Ltd. common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (i) the product of (A) $0.60, the average of the high and low price per share of the LookSmart, Ltd. common stock on Nasdaq on April 20, 2015 and (B) 1,350,000, the maximum possible number of shares of LookSmart, Ltd. common stock that may be cancelled and exchanged in the merger.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.20 per $1,000,000 of the proposed maximum aggregate offering price.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER [ ], 2015

TO THE STOCKHOLDERS OF LOOKSMART, LTD.:

You are cordially invited to attend a special meeting of the stockholders of LookSmart, Ltd., a Delaware corporation (referred to herein as “LookSmart,” the “Company,” “we,” “us” or “our”), which will be held on ____________, 2015 at 10:00 a.m., local time, at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006.

Effective as of April 23, 2015, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Pyxis Tankers Inc. (“Pyxis”), Pyxis’ wholly owned subsidiary, Maritime Technologies Corp. (“Merger Sub”), LookSmart and LookSmart’s wholly owned subsidiary, LookSmart Group, Inc. (“Holdco”). If the transactions contemplated by the Merger Agreement are completed:

☐	All of the business, assets and liabilities of LookSmart will have been acquired by Holdco, and holders of record of the Company’s common stock at the close of business on _______, 2015 will receive a pro rata distribution of one share of Holdco’s common stock for each share of LookSmart common stock held at the close of business on _______, 2015 (the “Spin-Off”);

☐	LookSmart will be merged with and into Merger Sub, with Merger Sub surviving the merger and being a wholly owned subsidiary of Pyxis (the “Merger”); and

☐	Each share of LookSmart held by holders of record of the Company’s common stock at the close of business on _______, 2015 will be cancelled and exchanged for the right to receive____ share(s) of Pyxis common stock.

In addition, in connection with the Merger, we are soliciting your consent to approve an amendment to our Amended Certificate of Incorporation to effect a reverse stock split (the “Reverse Split”) of our issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to __________, 2015, with the exact ratio to be set at a whole number within this range, as determined by our board of directors in its sole discretion.

The accompanying document is a proxy statement of LookSmart and a prospectus of Pyxis, and provides you with information about LookSmart, Pyxis, the proposed Spin-Off, Merger, the Reverse Split and the special meeting of LookSmart stockholders. You should read the entire proxy statement/prospectus carefully.

In connection with its evaluation of the Merger, the board of directors of LookSmart engaged Gruppo, Levey & Co. and Source Capital Group, Inc. (collectively, “GLC”) to act as its financial advisors. GLC has rendered its opinion stating that, as of April 23, 2015 and based upon and subject to the assumptions, limitations and qualifications set forth in their opinion, the transactions and stock distributions to LookSmart’s stockholders contemplated by the Merger Agreement were fair, from a financial point of view, to LookSmart’s stockholders. The written opinion of GLC is attached as Annex B to this joint proxy statement/prospectus, and you should read it carefully.

For a discussion of risk factors you should consider in evaluating the proposals set forth in this proxy statement/prospectus that you are being asked to adopt, see “Risk Factors” beginning on page 24.

Whether or not you plan to attend a special meeting, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed envelope. YOUR VOTE IS VERY IMPORTANT.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PYXIS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

LookSmart, Ltd.

Date:	______, 2015	By:	/s/ Michael Onghai
		Name:	Michael Onghai
		Title:	Chief Executive Officer

The accompanying proxy statement/prospectus is dated _______, 2015 and was first mailed to LookSmart stockholders on or about _______, 2015.

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NOTICE OF SPECIAL MEETING —PROPOSED STOCK SPLIT, SPIN-OFF AND MERGER.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a special meeting (the “Special Meeting”) of stockholders of LookSmart, to be held at 10:00 a.m., local time, on _____, __________ __, 2015, at the offices of counsel for LookSmart, Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006, in order to consider and vote upon:

(1)        a proposal to effect the Reverse Split of our issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to _______, 2015, with the exact ratio to be set at a whole number within this range, as determined by our board of directors in its sole discretion — we refer to this proposal as the “reverse split proposal”;

(2)        a proposal to adopt the Spin-Off of LookSmart’s business, assets and liabilities into Holdco — we refer to this proposal as the “spin-off proposal”;

(3)        a proposal to adopt the Merger Agreement and to approve the transactions contemplated by such agreement — we refer to this proposal as the “merger proposal”; and

(4)        to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, LookSmart is not authorized to consummate the transactions contemplated by the reverse split proposal, spin-off proposal and merger proposal — we refer to this proposal as the “adjournment proposal.”

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of the Company’s common stock at the close of business on _______, 2015 are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the reverse split proposal, the spin-off proposal and the merger proposal. Approval of the adjournment proposal whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of shares of LookSmart’s common stock entitled to vote.

After careful consideration, the Company’s board of directors has determined that the reverse split proposal, spin-off proposal, merger proposal, and adjournment proposal are fair to and in the best interests of the Company and its stockholders and unanimously recommends that you vote or give instruction to vote:

☐	“FOR” the reverse split proposal;

☐	“FOR” the spin-off proposal;

☐	“FOR” the merger proposal; and

☐	“FOR” the adjournment proposal, if presented.

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YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) THROUGH THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Special Meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such bank, broker or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the reverse split proposal, spin-off proposal and merger proposal, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet, or by telephone, or vote by ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain from the record holder a valid “legal” proxy issued in your name in order to vote in person at the Special Meeting.

We encourage you to read the accompanying proxy statement carefully and in its entirety, as well as the documents we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. If you have any questions concerning the Reverse Split, the Spin-Off, the Merger, the Special Meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of common stock, please contact Michael Onghai at (415) 348-7000.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

LookSmart, Ltd.

Date:	________, 2015	By:	/s/ Michael Onghai
		Name:	Michael Onghai
		Title:	Chief Executive Officer

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ANNEXES

Annex A	Merger Agreement dated April 23, 2015 and Amendment to Merger Agreement dated September 22, 2015

Annex B	Opinion of GLC, LookSmart, Ltd.’s Financial Advisor

Annex C	Form of Voting Agreement

Annex D	Articles of Incorporation and Bylaws of Pyxis Tankers Inc.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of LookSmart, may have regarding the Reverse Split, the Spin-Off, the Merger and the other matters being considered at LookSmart’s Special Meeting, which is referred to herein as the “Special Meeting.” We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Reverse Split, the Spin-Off, the Merger and the other matters being considered at the Special Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	The board of directors of LookSmart is soliciting your proxy to vote at the Special Meeting because you owned shares of LookSmart common stock at the close of business on ________ __, 2015, the “Record Date” for the Special Meeting, and are therefore entitled to vote at the Special Meeting. This proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders on or about ______ __, 2015. LookSmart has made these materials available to you on the Internet, and LookSmart has delivered printed proxy materials to you or sent them to you by e-mail. This proxy statement summarizes the information that you need to know in order to cast your vote at the Special Meeting. You do not need to attend the Special Meeting in person to vote your shares of LookSmart common stock.

Q:	When and where will the Special Meeting be held?

A:	The Special Meeting will be held at 10:00 a.m., local time, on ________, ________ __, 2015 at the offices of counsel for LookSmart, Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006.

Q:	On what matters will I be voting?

A:	LookSmart and Pyxis have agreed to a business combination under the terms of an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 23, 2015 by and among Pyxis Tankers Inc. (“Pyxis”), Pyxis’ wholly owned subsidiary, Maritime Technologies Corp. (“Merger Sub”), LookSmart and LookSmart’s wholly owned subsidiary, LookSmart Group, Inc. (“Holdco”). A copy of the Merger Agreement, as amended, is attached to this proxy statement as Annex A, and LookSmart encourages its stockholders to read it in its entirety.

LookSmart’s stockholders are being asked to consider and vote upon proposals relating to the Merger Agreement, and specifically to adopt and approve the reverse split proposal, the spin-off proposal and the merger proposal, which, among other things, provide for: (a) the Reverse Split of our issued outstanding stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to ______ __, 2015, with the exact ratio to be set at a whole number within this range as determined by our board of directors in its sole discretion; (b) the Spin-Off of LookSmart’s business, assets and liabilities into Holdco; and (c) the Merger of LookSmart with and into Merger Sub, with Merger Sub surviving the merger and becoming the wholly-owned subsidiary of Pyxis.

LookSmart’s stockholders may also be asked to consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, LookSmart would not have been authorized to consummate the Merger. LookSmart will hold the Special Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about matters to be acted upon at the Special Meeting. Stockholders should read it carefully. The vote of stockholders is important.

In order to complete the Merger, LookSmart stockholders must vote to approve the reverse split proposal, the spin-off proposal, and the merger proposal and all other conditions to the Merger must be satisfied or waived.

Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus. If LookSmart stockholders fail to adopt the reverse split proposal, the spin-off proposal, or the merger proposal, the Merger cannot be completed.

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Q:	Why is LookSmart proposing the Reverse Split, the Spin-Off and the Merger?

A:	Our board of directors is submitting the reverse split proposal to our stockholders for approval with the intent of increasing the market price of our common stock to make our common stock sufficiently attractive for Pyxis to consummate the Merger transaction and to ensure that Pyxis will be able to meet the listing requirements of the Nasdaq Capital Market or the NYSE MKT after consummation of the Merger transaction.

Pyxis is an industrial shipping company that owns and operates a fleet of tankers with an average current age of approximately five years. Based on its due diligence investigations of Pyxis and the industry in which it operates, including the financial and other information provided by Pyxis in the course of their negotiations, LookSmart believes that a business combination with Pyxis as contemplated by the Merger Agreement described below will provide LookSmart stockholders with an opportunity to participate in a company with significant growth potential while simultaneously continuing to participate in LookSmart’s existing business as stockholders of Holdco as a result of the Spin-Off. However, there is no assurance of the growth potential of Pyxis or the ability of Holdco to operate its business in a manner substantially similar to the operation of LookSmart.

Q:	What is the effect of the Reverse Split on holders of LookSmart common stock?

A:	Depending on the ratio for the Reverse Split determined by our board of directors, a minimum of two and a maximum of ten shares of existing common stock will be combined into one new share of common stock. The actual number of shares issued after giving effect to the Reverse Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by our board of directors.

The Reverse Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Split will be rounded up to the next whole number.  In addition, the Reverse Split will not affect any stockholder’s proportionate voting power.

The Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Q:	With regard to the Reverse Split, what if I hold my shares in street name?

A:	Upon the implementation of the Reverse Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Q:	With regard to the Reverse Split, what if I am a “book entry” holder of common stock (i.e. a stockholder that is registered on the transfer agent’s books and records but does not hold stock certificates)?

A:	Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Split common stock, subject to adjustment for treatment of fractional shares. We do not currently intend to issue fractional shares in connection with the Reverse Split.  Therefore, we will not issue certificates representing fractional shares.  In lieu of issuing fractions of shares, we will round up to the next whole number.

Q:	What consideration will LookSmart stockholders receive if the Reverse Split, Spin-Off and Merger are completed?

A:	If the Spin-Off is completed, each LookSmart stockholder will be entitled to receive a pro rata distribution of one share of Holdco common stock for each share of LookSmart common stock they hold as of ______, 2015. If the Merger is completed, each share of LookSmart common stock (post-Stock Split) (the “LS Post-Split Share Number”) will be exchanged for and converted into the right to receive such number of validly issued, fully paid and non-assessable shares of Pyxis Common Stock equal to the LS Conversion Number (hereinafter defined). The “LS Conversion Number” shall equal $4,000,000 divided by a denominator equal to (i) the LS Share Closing Date Price multiplied by (ii) the LS Post-Split Share Number. The “LS Share Closing Date Price” means the final closing price of a share of LS Common Stock (as adjusted for the Reverse Split) on the Closing Date. Thus, after the completion of the Reverse Split, the Spin-Off and the Merger, each LookSmart stockholder will have received one share of common stock of Holdco and share(s) of common stock of Pyxis in exchange for that stockholder’s one share of LookSmart. As a result of arm’s length negotiations, the intent of the parties is that the total number of Pyxis shares that LookSmart’s shareholders will receive as a result of the Merger will be worth $4,000,000 in the aggregate, subject to a number of adjustments as a result of stock splits, reverse stock splits, recapitalizations, reclassifications, stock dividends, fluctuations in LookSmart’s share price, changes in stock issued due to payment of fees in connection with the Merger, and certain other permitted issuances. In addition, LookSmart received $600,000 in cash upon the signing of the Merger Agreement.

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LookSmart stockholders that own shares of the Company’s common stock prior to the Make Whole Record Date (as hereinafter defined) may be entitled to additional compensation pursuant to the Merger Agreement that stockholders that purchase shares after the Make Whole Record Date will not be entitled to receive. Please read with care the consideration and other rights described in “The Merger – Merger Consideration” beginning on page 79 and “The Merger — Make Whole Record Date” beginning on page 79 of this proxy statement/prospectus.

Q:	What is the Make Whole Record Date?

A:	In the event that subsequent to the Merger, Pyxis completes a financing which results in gross proceeds to Pyxis of at least $5,000,000 (a “Future Pyxis Offering”) at a valuation lower than the valuation ascribed to the shares of common stock received by LookSmart stockholders pursuant to the Merger Agreement, Pyxis will be obligated to make “whole” the LookSmart stockholders (the “Make Whole Right”) who owned shares as of April 29, 2015 (the “Make Whole Record Date”) by offering such LookSmart stockholders the right to receive additional shares of Pyxis common stock to compensate the LookSmart stockholders for the difference in value of their Pyxis common stock versus the value of a share of common stock in the Future Pyxis Offering. The Make Whole Right shall only apply to the first Future Pyxis Offering following the closing of the Merger which results in gross proceeds to Pyxis of at least $5,000,000, excluding any proceeds received from any shares purchased by Maritime Investors Corp (“Maritime Investors”), the parent company of Pyxis, or Martime Investors’ affiliates.

In addition, should Pyxis fail to complete a Future Pyxis Offering within a date which is 3 years from the date of the closing of the Merger, each holder of the Company’s common stock who has held such stock continuously from the date of the Make Whole Record Date until the expiration of such 3 year period (the “Legacy LS Stockholders”) will have a 24-hour option (the “Put Period”) to require Pyxis to purchase from such Legacy LS Stockholders, a pro rata amount of Pyxis common stock that would result in aggregate gross proceeds to the Legacy LS Stockholders, in an amount not to exceed $2,000,000; provided that in no event shall an individual Legacy LS Stockholder receive an amount per share greater than the Consideration Value. Pyxis is required to use commercially reasonable efforts to provide written notice to the Legacy LS Stockholders of the expiration of the Put Period, but in no event shall such notice be sent less than five business days prior to the end of the Put Period. Pyxis intends to provide the Legacy LS Stockholders with telephonic and internet platforms so that they may be able to exercise their Put Option during the Put Period.

Q:	What happens if I buy my shares after the Make Whole Record Date?

A:	Purchasers of LookSmart common stock after the Make Whole Record Date will not be entitled to be made “whole” as a result of a Future Pyxis Offering, and will not receive a put option such as that granted to the Legacy LS Stockholders.

Q:	What happens if I sell my shares after the Record Date, but before the Special Meeting?

A:	The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of the Company after the Record Date but before the Special Meeting, you will retain your right to vote at the Special Meeting, but will transfer ownership of the shares and will not hold an interest in the Company in respect of such shares after the Reverse Split, the Spin-Off and the Merger are completed.

Q:	Are there risks associated with the Reverse Split, the Spin-Off and the Merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the Merger and other transactions contemplated by the Merger Agreement, such as the Reverse Split and the Spin-Off, that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

Q.	What happens if the Reverse Split or Spin-Off is not approved?

A.	The Merger Proposal is conditioned upon the approval of the Reverse Split and the Spin-Off. If either the Reverse Split or the Spin-Off is not approved, the Merger Proposal will not be presented for a vote, none of the Reverse Split, Spin-Off or Merger will be consummated and LookSmart will remain a Delaware public company.

Q:	How does LookSmart’s board of directors recommend that I vote?

A:	The LookSmart board of directors recommends that LookSmart stockholders vote or give instruction to vote:

☐	“FOR” the merger proposal;

☐	“FOR” the spin-off proposal;

☐	“FOR” the reverse split proposal; and

☐	“FOR” the adjournment proposal, if presented.

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You should read “The Merger — Recommendation of LookSmart’s Board of Directors and Reasons for the Merger” beginning on page 81 for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the reverse split proposal, the spin-off proposal and the merger proposal.

Q:	Do persons involved in the Merger have interests that may conflict with those as a LookSmart stockholder generally?

A:	In considering the recommendation of the LookSmart board of directors to approve the Merger Agreement, LookSmart stockholders should be aware that certain LookSmart executive officers and directors may be deemed to have interests in the Merger that are different from, or in addition to, those of LookSmart stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “Interests of Directors and Executive Officers of LookSmart in the Merger” beginning on page 83.

Q:	How do I vote?

A:	After you have carefully read this proxy statement prospectus and have decided how you wish to vote your shares of LookSmart common stock, please vote your shares promptly.

Stockholders of Record

If your shares of LookSmart common stock are registered directly in your name with LookSmart’s transfer agent, VStock Transfer, LLC, you are the stockholder of record of those shares and these proxy materials have been mailed or e-mailed to you by the Company. You may vote your shares by Internet or by mail as further described below. Your vote authorizes Michael Onghai, Chief Executive Officer of the Company, as your proxy, with the power to appoint his substitute, to represent and vote your shares as you directed.

☐	Vote by Internet—http://www.___________________________

☐	Use the Internet to transmit your voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on ______, ______ __, 2015.

☐	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

☐	Vote by mail

☐	Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

Beneficial Owners

If your shares of LookSmart common stock are held in a stock brokerage account, by a bank, broker or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker or nominee that is considered the holder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote your shares via the Internet or by telephone if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. Please note that you may not vote shares held in street name by returning a proxy card directly to LookSmart or by voting in person at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers, banks and nominees who hold shares of LookSmart common stock on your behalf may not give a proxy to LookSmart to vote those shares without specific instructions from you.

For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below entitled “If I am a beneficial owner of shares of LookSmart common stock, what happens if I don’t provide voting instructions? What is discretionary voting? What is a broker non-vote?”

Q:	What vote is required to approve each proposal?

A:           The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the reverse split proposal, the spin-off proposal and the merger proposal. Approval of the adjournment proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of shares of LookSmart’s common stock entitled to vote.

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Q:	How many votes do I and others have?

A:           You are entitled to one vote for each share of LookSmart common stock that you held as of the Record Date. As of the close of business on the Record Date, there were ________ outstanding shares of LookSmart common stock.

Q:          How will our directors and executive officers vote on the reverse split proposal, the spin-off proposal and the merger proposal?

A:           As of the Record Date, the directors and executive officers of LookSmart as a group owned and were entitled to vote ________ shares of the common stock of the Company, representing approximately ____% of the outstanding shares of LookSmart common stock on that date. LookSmart expects that its directors and executive officers will vote their shares in favor of the reverse split proposal, the spin-off proposal and the merger proposal, but none of the Company’s directors or executive officers other than Michael Onghai has entered into any agreement obligating any of them to do so.

In connection with their entry into the Merger Agreement, LookSmart, Pyxis and Michael Onghai (LookSmart’s Chief Executive Officer and the majority shareholder of LookSmart), entered into a voting agreement, which is referred to herein as the “Voting Agreement.” The Voting Agreement generally requires that Mr. Onghai, in his capacity as a stockholder of LookSmart, vote all of his shares of LookSmart common stock in favor of the reverse split proposal, the spin-off proposal and the merger proposal, unless doing so would violate his fiduciary duties as an executive officer and member of the board of directors of the Company. As of the Record Date, Mr. Onghai beneficially held ________ shares of LookSmart common stock, representing approximately ____% of the outstanding shares of the Company’s common stock, of which ____________ shares are either held of record by Mr. Onghai as of the Record Date or over which he possesses voting rights and are therefore in either case subject to the Voting Agreement.

Mr. Onghai will not continue in any position in the merged entity after the Merger, and if the Merger is consummated, Mr. Onghai will beneficially own___ shares of Pyxis, representing approximately ___% shares of all of the outstanding shares of the Pyxis’ common stock at the time the Merger is consummated.

Q:	What will happen if I fail to vote or I abstain from voting?

A:           Your failure to vote will have the same effect as a vote against the reverse split proposal, the spin-off proposal, the merger proposal and the adjournment proposal. Your abstention from voting will have the same effect as a vote against the reverse split, the spin-off proposal, the merger proposal and the adjournment proposal.

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Q:	How many shares must be present to hold the Special Meeting?

A:           The presence in person or by proxy of a majority of the outstanding shares of LookSmart common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner (as defined above) of shares of the Company’s common stock and you do not instruct your bank, broker or other nominee how to vote your shares on any of the proposals, your shares will not be counted as present at the Special Meeting for purposes of determining whether a quorum exists. Votes of stockholders of record who are present at the Special Meeting in person or by proxy will be counted as present at the Special Meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on all of the proposals.

Q:           If I am a beneficial owner of shares of LookSmart common stock, what happens if I don’t provide voting instructions? What is discretionary voting? What is a broker non-vote?

A:           If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote. Even though LookSmart is listed on the Nasdaq Capital Market, the rules of the New York Stock Exchange determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted under New York Stock Exchange rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted under New York Stock Exchange rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Under the rules of the New York Stock Exchange, each of the proposals to be presented at the Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the proposals. A broker non-vote would have the same effect as a vote against the merger proposal, spin-off proposal and the adjournment proposal.

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Q:	What will happen if I return my proxy card without indicating how to vote?

A:           If you sign and return your proxy card without indicating how to vote on any particular proposal, the LookSmart common stock represented by your proxy will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of four ways:

☐	you can grant a new, valid proxy bearing a later date;

☐	you can send a signed notice of revocation;

☐	if you are a holder of record, you can attend the Special Meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given; or

☐	if your shares of LookSmart common stock are held in an account with a broker, bank or other nominee, you must follow the instructions on the voting instruction card you received in order to change or revoke your instructions.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of LookSmart, as specified in this proxy statement, no later than the beginning of the Special Meeting. If your shares are held in street name by your broker, bank or nominee, you should contact them to change your vote.

Q:	Do I need identification to attend the Special Meeting in person?

A:           Yes. Please bring proper identification, together with proof that you are a record owner of shares of LookSmart common stock. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned shares of LookSmart common stock on the record date. Acceptable proof of ownership is either (a) a letter from your broker stating that you beneficially owned LookSmart stock on the Record Date or (b) an account statement showing that you beneficially owned LookSmart stock on the Record Date.

Q:	Are LookSmart stockholders entitled to appraisal rights?

A:           No. LookSmart stockholders do not have appraisal rights in connection with the Reverse Split, the Spin-Off or the Merger under the General Corporation Law of the State of Delaware (the “DGCL”).

Q:	What do I do if I receive more than one set of voting materials?

A:           You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement, proxy cards and/or voting instruction forms. This can occur if you hold your shares of common stock in more than one brokerage account, if you hold shares directly as a record holder and also in street name, or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, each should be voted and/or returned separately in order to ensure that all of your shares of common stock are voted.

Q:	If I am a LookSmart stockholder, should I send in my LookSmart stock certificates with my proxy card?

A:	No. Please DO NOT send your LookSmart stock certificates with your proxy card.

After the Spin-Off is completed, LookSmart’s transfer agent, VStock Transfer, LLC, will send you a letter of transmittal and, when applicable, your shares of Holdco.

After the Merger is completed, if you held certificates representing shares of LookSmart common stock prior to the Merger, Pyxis’ transfer agent, VStock Transfer, LLC, will send you a letter of transmittal and instructions for exchanging your shares of LookSmart common stock for shares of Pyxis’ common stock. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, you will receive your shares of Pyxis’ common stock.

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Q:	Do you expect the Spin-Off and the Merger to be taxable to LookSmart stockholders?

A:	Yes. The receipt of Holdco’s common stock as a result of the Spin-Off and the receipt of Pyxis’ common stock in exchange for shares of LookSmart common stock in the Merger will be a fully taxable transaction. Please review carefully the information under “Federal Income Tax Consequences of the Reverse Split” beginning on page 76 for a description of the material U.S. federal tax consequences of the Reverse Split, and “United States Federal Income Tax Consequences of the Merger” beginning on page 84, for a description of the material U.S. federal income tax consequences of the Spin-Off and the Merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors as to the specific tax consequences to you of the Merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in light of your particular circumstances.

Q:	When do you expect the Reverse Split, the Spin-Off and the Merger to be completed?

A:	We are working to complete the Reverse Split, the Spin-Off and the Merger as quickly as possible, and we expect to complete all transactions in the third quarter of 2015. However, LookSmart cannot assure you when or if the Merger will occur. The Merger is subject to stockholder approvals and other conditions, and it is possible that factors outside the control of both LookSmart and Pyxis could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the Special Meeting and the completion of the Merger.

Q:	The spin-off proposal and merger proposal are conditioned upon one another. What will happen if the spin-off proposal is not approved at the Special Meeting?

A:	If either the spin-off proposal and the merger proposal are not approved at the Special Meeting, the Merger cannot be completed. This may mean LookSmart will be required to pay certain expenses if the Merger Agreement is subsequently terminated, as described under “Termination Fees and Expenses” beginning on page 92.

Q:	Whom should I call with questions about the Special Meeting, the Reverse Split, the Spin-Off or the Merger?

A:	LookSmart stockholders should call Michael Onghai at (415) 348-7000 with any questions.

Q:	What will the business of the combined company be if the Merger is consummated?

A:	Pyxis Tankers Inc. is an international maritime transportation company, formed on March 23, 2015, with a focus on the tanker sector. At the consummation of the Merger, Pyxis’ fleet will be comprised of six double hull tankers with a weighted average age based on the deadweight tonnage of 4.3 years and that are employed under a mix of short- and medium-term time charters and spot charters. At June 30, 2015, Pyxis had total assets and liabilities of $144.3 million and $89.6 million, respectively. For the six months ended June 30, 2015, Pyxis generated net income of $2.1 million.

Q:	What will the management of the combined company be if the Merger is consummated?

A:	Following the consummation of the Merger, the Board of Directors of the combined company will be comprised of five directors divided into three classes. See “Management of Pyxis Following the Merger” for more information. In addition, Valentios “Eddie” Valentis will be the Chairman and Chief Executive Officer, Henry Williams will be the Chief Financial Officer and Treasurer, Antonios Backos will be the Senior VP for Corporate Development, General Counsel and Secretary, and Konstantinos Lytras will be the Chief Operating Officer.

Q:	What material negative factors did the boards of LookSmart and Pyxis consider in connection with the Merger?

A:

By and large the board of directors of LookSmart did not view the Merger and proposed transactions with Pyxis as negative. Upon deliberation, the board of directors of LookSmart determined that the potential positive value of the successful completion of the transactions with Pyxis distinctly outweighed any negative factor. If the Merger Agreement is not approved by LookSmart stockholders or if the Merger is not completed for any other reason, LookSmart stockholders will not receive any payment or other compensation for their shares of common stock. Instead, LookSmart will remain an independent public company, its common stock will continue to be listed and traded on NASDAQ, if eligible, and registered under the Exchange Act and LookSmart will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, LookSmart expects that management will operate the business in a manner similar to that in which it is being operated today and that LookSmart’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which LookSmart operates, the potential of NASDAQ delisting, and the adverse economic conditions it faces.

The primary negative consequence of the transaction that LookSmart’s board of directors considered was that the transaction would result in LookSmart’s common stock moving from NASDAQ to the OTC Markets and the likely decline in the liquidity of LookSmart’s common stock. Another negative factor that the board considered was that, following the Merger, the LookSmart shareholders would own a relatively small percentage of Pyxis common stock. Because LookSmart had already received several deficiency notices from NASDAQ and faced the possibility that the common stock had not experienced an active trading market and would ultimately be delisted from NASDAQ, LookSmart’s board of directors did not believe that such negative factors outweighed the positive impact of the transaction to LookSmart’s shareholders.

Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, the price of LookSmart’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of LookSmart’s common stock would return to the price at which it traded as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of LookSmart’s common stock. If the Merger is not completed, LookSmart’s board of directors will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not approved by LookSmart’s stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to LookSmart will be offered or that LookSmart’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, LookSmart may be required to reimburse Pyxis’ expenses or pay Pyxis a termination fee, upon the termination of the Merger Agreement, as described under “Termination Fees and Expenses” beginning on page 92.

The board of directors of Pyxis considered the significant additional legal, accounting and other transaction expenses that it would incur, including costs associated with its future public company reporting requirements, as well as the amount of management’s time that will be required to implement required new or improved controls over financial reporting as the material negative factors in connection with the Merger.

Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

Q.	How do the restrictions on Holdco in the disposition of the LookSmart operating business and the pledge by Michael Onghai of his shares of the LookSmart operating subsidiaries impact the Holdco shareholders?

A.	Pursuant to the Merger Agreement, for a period of two years following the Closing Date of the Merger, subject to certain limited exceptions, none of Holdco, or the LookSmart operating subsidiaries, shall directly or indirectly transfer or create any encumbrance on any of their respective businesses, operations or assets, whether or not received as part of the Transfer, without the prior written consent of Pyxis. In addition, Pyxis, Michael Onghai, LookSmart, and Holdco entered into a Pledge Agreement (“Pledge Agreement”) pursuant to which, among other things, Michael Onghai and his affiliates pledged all of their shares in the LookSmart operating subsidiaries (with certain exceptions) to Pyxis.

The pledge and the constraint on the disposition of the LookSmart operating business during the period of two years after Closing of the Merger were designed to provide collateral to support LookSmart and Holdco’s indemnification liabilities under the Merger Agreement.

The constraint on the disposition of the LookSmart operating business may make it more difficult for Holdco and the LookSmart operating subsidiaries to obtain financing during the two year period.

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FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information incorporated by reference into this proxy statement/prospectus, includes forward-looking statements regarding, among other things, LookSmart’s plans, strategies and prospects, both business and financial. Although LookSmart believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, LookSmart cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in LookSmart’s filings with the SEC. Many of the forward-looking statements contained in this presentation may be identified by the use of forward-looking words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this presentation are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•	the number and percentage of our public stockholders voting against the reverse split proposal, spin-off proposal and merger proposal;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the ability to obtain and/or maintain the listing of Pyxis’ common stock on NASDAQ or the NYSE MKT following the Merger;

•	changes adversely affecting the business in which Pyxis is engaged;

•	management of growth;

•	general economic conditions;

•	Pyxis’ business strategy and plans, including future acquisitions of vessels;

•	the result of future financing efforts; and

•	and the other factors summarized under the section entitled “Risk Factors”.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. All forward-looking statements included herein attributable to any of LookSmart, Pyxis or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, LookSmart and Pyxis undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before a stockholder grants its proxy or instructs how its vote should be cast or vote on the merger proposal, spin-off proposal, or the adjournment proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect LookSmart and Pyxis.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Merger, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Merger and the other transactions that will be undertaken in connection with the Merger. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

LookSmart, Ltd.

LookSmart was organized in 1996 and is incorporated in the State of Delaware. LookSmart is a digital advertising solutions company that provides relevant solutions for search and display advertising customers, organized along five lines of business: (i) Clickable, (ii) LookSmart AdCenter, (iii) Novatech.io, (iv) ShopWiki and (v) web searches. In addition, LookSmart formed a partnership with Conversion Media Holdings, LLC, which supports the Company’s lines of business through the creation of content sites directed at ecommerce verticals. The Company operates each line of business, while being related to the others in terms of shared resources, as separate business lines with their own core management, profits and losses, and the ability to operate independently as separate businesses. As a result, this separation of business lines allows LookSmart to operate effectively as a holding company and as a capital allocator to each of the Company’s separate businesses with the goal of finding mispriced assets in the public and private markets and subsequently utilizing those assets to create scalable and sustainable businesses that may then be monetized for the ultimate benefit of LookSmart’s stockholders.

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After the Merger, LookSmart will cease to exist.

LookSmart Group, Inc.

Holdco is a wholly-owned subsidiary of LookSmart formed solely for the purpose of effectuating the Spin-Off described herein, and to carry on the historical business of LookSmart following the Merger. Holdco was incorporated under the laws of Nevada on March 6, 2015.

Pyxis Tankers Inc.

Pyxis Tankers Inc. is a newly formed international maritime transportation company with a focus on the tanker sector. At the consummation of the Merger, Pyxis’ fleet will be comprised of six double hull tankers with a weighted average age of 4.3 years as of June 30, 2015, based on deadweight tonnage, that are employed under a mix of short- and medium-term time charters and spot charters. Pyxis will acquire these six vessels prior to the Merger from affiliates of its founder and chief executive officer, Mr. Valentios (“Eddie”) Valentis. Four of the vessels in the fleet will be medium-range, or MR, tankers, three of which have eco-efficient or eco-modified designs and two will be short-range tanker sister ships. Each of the vessels in the fleet is capable of transporting refined petroleum products, such as naphtha, gasoline, jet fuel, kerosene, diesel and fuel oil, as well as other liquid bulk items, such as vegetable oils and organic chemicals.

Pyxis’ principal objective will be to own and operate its fleet in a manner that will enable it to benefit from short- and long-term trends that Pyxis expects in the tanker sector to maximize its revenues and to enhance returns to its shareholders. Pyxis intends to expand the fleet primarily through selective acquisitions of modern product tankers in a manner that is accretive to shareholder value. It expects to employ its vessels through time charters to creditworthy customers and on the spot market. Pyxis intends to continually evaluate the markets in which it operates and, based upon its view of market conditions, adjust its mix of vessel employment by counterparty and stagger its charter expirations. In addition, Pyxis may choose to opportunistically direct asset sales when conditions are appropriate to generate attractive returns for its shareholders.

Following the consummation of the Merger, Pyxis will consider taking advantage of LookSmart’s experience in customizable internet applications. LookSmart intends to upgrade without charge Pyxis’ web-site and internet capabilities in order to enhance functionality and information, including shareholder interface. Pyxis also intends that Robert Ladd, LookSmart’s nominee to Pyxis’ Board, and a number of Pyxis’ executive officers will monitor technological developments in the shipping industry and when economically feasible, propose technologies for adoption by Pyxis and/or consider possible opportunities for joint ventures or investments by Pyxis. In order to enhance its shareholders’ relations and capital markets access, Pyxis also intends to establish a small representative office in the New York area in the near future.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Pyxis formed solely for the purpose of effecting the Merger described herein. Merger Sub was incorporated under the laws of Delaware on March 25, 2015.

The Reverse Split

Our board of directors has adopted resolutions (i) declaring that filing an amendment to the Company’s Certificate of Incorporation to effect the Reverse Split of our issued and outstanding common stock was advisable, and (ii) directing that a proposal to approve the Reverse Split be submitted to the holders of our common stock for their approval. The Reverse Split of our issued and outstanding common stock will be effected by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to ______, 2015, with the exact ratio to be set at a whole number within this range as determined by our board of directors in its sole discretion.

Our board of directors is submitting the reverse split proposal to our stockholders for approval with the intent of increasing the market price of our common stock to enhance our ability to meet the continued listing requirements of the Nasdaq Capital Market, to make our common stock sufficiently attractive for Pyxis to consummate the Merger transaction and to ensure that Pyxis will be able to meet the initial listing requirements of the Nasdaq Capital Market or the NYSE MKT after consummation of the Merger transaction. Please see the section entitled “The Reverse Split” for more information.

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The Spin-Off

Prior to the execution of the Merger Agreement, pursuant to an Assignment and Assumption Agreement between the Company and Holdco (the “Assignment Agreement”), LookSmart transferred all of its businesses, assets and liabilities to Holdco in anticipation of the Spin-Off of Holdco from LookSmart. Pursuant to the terms of the Assignment Agreement, Holdco assumed all liabilities of LookSmart, and the liabilities of LookSmart’s former subsidiaries, and has indemnified Pyxis for losses relating to all of the liabilities of the Company and its former subsidiaries.

Upon completion of the Spin-Off, all of LookSmart’s shares of the common stock of Holdco shall be cancelled and Holdco shall be 100% owned by the LookSmart stockholders of record as of ________, 2015.

Principally, the transfer of all assets and liabilities of LookSmart to Holdco prior to the Spin-Off was to satisfy Pyxis’ initial demands and LookSmart’s agreement to do so.

The Merger

Under the terms of the Merger Agreement, upon completion of the Merger, LookSmart will merge with and into Merger Sub. Merger Sub will be the surviving corporation in the Merger and will continue to be a wholly owned subsidiary of Pyxis.

Each share of LookSmart common stock (post-Stock Split) (the “LS Post-Split Share Number”) held by holders of record of the Company’s common stock (post-Reverse Split) immediately prior to the Effective Time will be exchanged for and converted into the right to receive such number of validly issued, fully paid and non-assessable shares of Pyxis Common Stock equal to the LS Conversion Number. The “LS Conversion Number” shall equal $4,000,000 divided by a denominator equal to (i) the LS Share Closing Date Price multiplied by (ii) LS Post-Split Share Number. The “LS Share Closing Date Price” means the final closing price of a share of LS Common Stock (as adjusted for the Reverse Split) on the Closing Date. Thus, after the completion of the Reverse Split, the Spin-Off and the Merger, each LookSmart stockholder will have received one share of common stock of Holdco and share(s) of Common Stock of Pyxis in exchange for that stockholder’s one share of LookSmart. After the completion of the proposed Merger, and assuming no adjustments pursuant to the terms of the Merger Agreement, including any issuance of additional shares to Maritime Investors as described below, the public stockholders of the Company are expected to own 5.66% of the total issued and outstanding common stock of Pyxis. Additionally, in connection with the Merger, Maritime Investors, the sole stockholder of Pyxis prior to the Merger, shall receive additional Pyxis Shares (the “True-Up Shares”) based on the following formula: (A) (i) $66,700,000 (which amount shall be adjusted upwards if Pyxis or its operating subsidiaries collectively have cash at the closing of over $779,000 or make any loan repayments relating to the vessels in its fleet prior to the closing), divided by (ii) the LS Share Closing Date Price, minus (B) the number of Pyxis Shares owned by Maritime Investors immediately prior to closing. Maritime Investors may elect to receive in lieu of up to $1.875 million of the Pyxis True-Up Shares, an unsecured promissory note from Pyxis with a maturity of January 15, 2017 and an interest rate of 2.75% per annum payable quarterly in arrears in cash or additional Pyxis shares (at a price per Pyxis share based on a five day volume weighted average price) accrued on a 360-day basis.  Pyxis will be permitted to combine any such note with its existing $625,000 promissory note made in favor of Maritime Investors. Based on approximately $2.9 million of repayments Pyxis has made to outstanding loans relating to the vessels in its fleet since the Merger Agreement was executed and the requirement in Pyxis’ loan agreements, guarantees and other commitments with banks, to have a minimum of $5.0 million of cash maintained at its banks upon consummation of the Merger, Maritime Investors is expected to receive approximately 1,300,000 additional Pyxis shares in accordance with the Merger Agreement’s adjustment provisions, assuming (i) an LS Share Closing Date Price of $4.00 and (ii) that Maritime Investors elects to receive the full $1.875 million amount in a promissory note.

As a result of the Merger, and subject to the terms and conditions of the Merger Agreement, Pyxis is expected to become a public company. Pyxis intends to apply to have its common stock listed on the Nasdaq Capital Market or the NYSE MKT under the symbol “PXS.”

Pre-Merger Structure

Post-Merger Structure

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Merger Consideration

Each “LS Post-Split Share Number” held by holders of record of the Company’s common stock (post-Reverse Split) at the close of business on _______, 2015 will be exchanged for and converted into the right to receive such number of validly issued, fully paid and non-assessable shares of Pyxis Common Stock equal to the LS Conversion Number (hereinafter defined). The “LS Conversion Number” shall equal $4,000,000 divided by a denominator equal to (i) the LS Share Closing Date Price multiplied by (ii) LS Post-Split Share Number. The “LS Share Closing Date Price” means the final closing price of a share of LS Common Stock (as adjusted for the Reverse Split) on the Closing Date. Thus, after the completion of the Reverse Split, the Spin-Off and the Merger, each LookSmart stockholder will have received one share of common stock of Holdco and share(s) of Common Stock of Pyxis in exchange for that stockholder’s one share of LookSmart. In addition, the Company received a cash payment of $600,000 (the “Cash Consideration”) upon execution of the Merger Agreement, which will be used by LookSmart and Holdco for operational purposes. LookSmart used approximately $380,000 for professional expenses primarly related to this transaction and the balance to satisfy other LookSmart obligations and for working capital.

Termination Fees and Expenses Related to the Merger

In the event of proper termination by either the Company or Pyxis, the Merger Agreement will be of no further force or effect and the Merger will be abandoned, except that if the Merger Agreement is terminated due to (i) the proposals herein not being approved, or (ii) a breach by LookSmart of its covenants, agreements or representations and warranties (and has not cured its breach within 30 days of the giving of notice of such breach), then the Company shall immediately repay Pyxis the $600,000 cash consideration plus legal and accounting fees incurred by Pyxis (up to $450,000 in fees) (collectively, the “Break-up Fees”), and if the Merger Agreement is terminated because the board of directors of LookSmart withdraws its recommendation of the Merger or approves an alternative proposal or enters into a superior proposal, then in addition to the Break-up Fees an additional fee of $450,000 shall also be paid to Pyxis.

The Make Whole Right

In the event that subsequent to the Merger, Pyxis completes a financing (a “Future Pyxis Offering”) at a an offering price per share (the “New Offering Price”) lower than the valuation ascribed to which share of common stock received by LookSmart stockholders pursuant to the Merger Agreement (the “Consideration Value”), Pyxis will be obligated to make “whole” the LookSmart stockholders (the “Make Whole Right”) as of April 29, 2015 (the “Make Whole Record Date”) pursuant to which the LookSmart stockholders will be entitled to receive additional shares of Pyxis common stock to compensate the LookSmart stockholders for the difference between the New Offering Price and the Consideration Value. The Make Whole Right shall only apply to the first Future Pyxis Offering following the closing of the Merger which results in gross proceeds to Pyxis of at least $5,000,000, excluding any proceeds received from any shares purchased by Maritime Investors or its affiliates.

The completion of a Future Pyxis Offering is subject to a number of conditions including the U.S. capital markets and investors interest. However, below is a hypothetical example of how the Make-Whole provision could work:

Assuming (i) Consideration Value of $4.00 per share, (ii) New Offering Price of $3.60 per share, (iii) LS Post-Split Share Number of 1,000,000, (iv) 50% of the LS Post-Split Shares are still held by the Legacy LS Stockholders as of the date of the Future Pyxis Offering, and (v) receipt of more than $5 million of gross proceeds from the first Future Pyxis Offering, such Legacy LS Stockholders would receive, in the aggregate, $200,000 worth of additional Pyxis shares ( 55,556 shares). The computations would be as follows:

Consideration Value per share	$4.00
Less: New Offering Price per share	$3.60
Make-Whole per share	$0.40
Multiplied by: Shares held by LS Legacy Stockholders	500,000
Make –Whole Amount	$200,000
Divided by: New Offering Price per share	$3.60
Additional Pyxis shares to be issued to Legacy LS Stockholders for Make-Whole provision	55,556

In addition, should Pyxis fail to complete a Future Pyxis Offering within a date which is 3 years from the date of the closing of the Merger, each holder of the Company’s common stock who has held such stock continuously from the date of the Make Whole Record Date until the expiration of such 3 year period (the “Legacy LS Stockholders”) will have a 24-hour option (the “Put Period”) to require Pyxis to purchase from such Legacy LS Stockholders, a pro rata amount of Pyxis common stock that would result in aggregate gross proceeds to the Legacy LS Stockholders, in an amount not to exceed $2,000,000; provided that in no event shall a Legacy LS Stockholder receive an amount per share greater than the Consideration Value. Pyxis is required to use commercially reasonable efforts to provide written notice to the Legacy LS Stockholders of the expiration of the Put Period, but in no event shall such notice be sent less than five business days prior to the end of the Put Period. Pyxis intends to provide the Legacy LS Stockholders with internet platforms so that they may be able to exercise their Put Option during the Put Period.

STOCKHOLDERS PURCHASING SHARES OF LOOKSMART’S COMMON STOCK AFTER THE MAKE WHOLE RECORD DATE WILL NOT BE ENTITLED TO THE FOREGOING COMPENSATION RELATED TO A FUTURE PYXIS SECURITIES OFFERING.

The Special Meeting

The Special Meeting will be held at 10:00 a.m., local time, on _____, __________ __, 2015, at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006, to consider and vote upon the reverse split proposal, the spin-off proposal, the merger proposal and/or if necessary, the adjournment proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, LookSmart is not authorized to consummate the Reverse Split, Spin-Off and/or the Merger.

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Recommendation to Stockholders

After careful consideration, the Company’s board of directors has determined that the merger proposal, the spin-off proposal, and the adjournment proposal are fair to and in the best interests of the Company and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the reverse split proposal, “FOR” the spin-off proposal, “FOR” the merger proposal and “FOR” the adjournment proposal, if presented.

Opinion of Financial Advisor to the Board of Directors of LookSmart

LookSmart engaged Gruppo, Levey & Co. and Source Capital Group, Inc. to render an opinion, as of April 23, 2015, as to the fairness of the Merger, from a financial standpoint, to LookSmart’s stockholders. Gruppo, Levey & Co. and Source Capital Group, Inc. (collectively, “GLC”) are investment banks that work together regularly in the evaluation of businesses and their securities in connection with acquisitions, corporate restructuring, private placements and for other purposes. LookSmart’s board of directors decided to use the services of GLC because GLC represented to the Company that it has requisite experience in similar matters. GLC rendered its oral opinion to LookSmart’s board of directors on March 31, 2015 (which was subsequently confirmed in writing by delivery of GLC’s written opinion) that the Merger was fair, from a financial point of view, to LookSmart stockholders.

GLC’s opinion was provided for the use and benefit of the LookSmart board of directors in connection with its consideration of the Merger and only addressed the fairness, from a financial standpoint, of the Merger to LookSmart’s stockholders pursuant to the Merger Agreement, in each case as of the date of the opinion, and did not address any other aspect or implication of the Merger. The summary of GLC’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by GLC in preparing its opinion. However, neither GLC’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Merger.

In this analysis, GLC evaluated what the existing shareholders of LookSmart are giving up in the Merger, the consideration they are receiving in the Merger and whether the value of this consideration exceeds the value which can reasonably be ascribed to what the LookSmart shareholders are giving up in the Merger. Since the LookSmart shareholders are retaining stock ownership of the operating businesses of LookSmart via their stock ownership of Holdco, the value of what they are relinquishing in the Merger is limited to the difference in value between that ownership in the form of NASDAQ listed stock and ownership of stock that does not have a NASDAQ listing. In addition, restrictions for two years on the disposition of the assets and stock of the LookSmart operating businesses as a result of the Merger were considered. GLC believes there is a cost to these restrictions but that they are not intended to interfere with the operations or growth of the LookSmart businesses. GLC concluded that the combination of the $600,000 paid to LookSmart upon the signing of the Merger Agreement, which benefitted all LookSmart shareholders, and the value of the Pyxis shares to be received by LookSmart shareholders, when considered in relation to the “Make Whole” provisions in the Merger Agreement, exceeds the value of what the LookSmart shareholders are giving up in the Merger.

The quantitative analysis applying the above reasoning is as follows:

-	The stock price for LookSmart at the end of the week prior to the announcement of the merger was $0.56. The average closing stock price for the Company from the beginning of April up until this time was $0.62. The closing stock price on March 24, 30 days prior to the announcement of the merger on April 23, was $0.61. Given steady year-over-year declines in quarterly revenue from the beginning of 2014 for LookSmart, and ongoing operating losses, GLC deemed it unlikely that operating fundamentals in the business would cause the stock price to increase above this level.

-	The approximate market valuation of the Company at a price per share of $0.62 was $3.6 million. GLC determined, based on standard practice in the financial industry, that in becoming a private company, with no change in the operating characteristics in the business, a maximum 30% discount for loss of liquidity would apply, implying a private company valuation of $2.5 million, representing a potential loss in value of $1.1 million as a result of losing the NASDAQ listing for their stock. The Merger Agreement provides for the pledge of most of Holdco shares to Pyxis for two years, a restraint on the disposition of the LookSmart operating businesses during this period of time. GLC determined this restriction eroded the value of the LookSmart businesses from the $2.5 million value of these businesses as private entities by another 30%, taking into account both the length of time of the restriction and any risk to fundraising or other financial alternatives for the LookSmart businesses which the shareholders would otherwise have the freedom to pursue during this period of time. The cost of the restriction was therefore assessed at $750,000 (30% of $2.5 million).

-	The total that the LookSmart shareholders are giving up in the Merger under the GLC analysis is therefore $1.85 million.

-	The consideration the LookSmart shareholders are receiving in the Merger is $600,000 (already paid to the Company) plus Pyxis stock nominally assigned a value of $4.0 million. The value of Pyxis’ stock based on operating and market fundamentals, as GLC understands them, is uncertain and may be less than $4.0 million. The “Make-Whole” rights in the Merger Agreement, however, provide that LookSmart shareholders receive this $4.0 million in value in conjunction with a future equity offering by Pyxis, with a backstop in the event that this equity offering does not occur for three years, allowing LookSmart shareholders to sell their shares to Pyxis for $2.0 million. GLC determined the present value of this assurance to be $1.5 million, applying a 10% annual discount rate for three years. The total consideration received by LookSmart shareholders GLC therefore determined to be $2.1 million ($600,000 plus $1.5 million), which exceeds the $1.85 million which the LookSmart shareholders are maximally giving up in the merger.

GLC concludes the Merger is fair, from a financial point of view, to the shareholders of LookSmart.

Independent of its engagement to provide a fairness opinion with respect to the Merger to the Board of Directors of LookSmart, GLC was engaged in November 2014 to assist the Clickable subsidiary of LookSmart in raising capital for that subsidiary. To date, GLC has been paid a $10,000 retainer in connection with that engagement, which is ongoing. GLC has not otherwise served as investment banker for LookSmart or any of its affiliates.

The Company had previously retained GLC to represent its Clickable business line in a private placement offering. That offering has been suspended pending the successful closing of the Reverse Split, the Spin-Off and the Merger transactions.

Interests of LookSmart’s Directors and Officers in the Merger

As of the Record Date, the directors and executive officers of LookSmart as a group owned and were entitled to vote ________ shares of the common stock of the Company, representing approximately ____% of the outstanding shares of LookSmart common stock on that date. LookSmart expects that its directors and executive officers will vote their shares in favor of the reverse split proposal, the spin-off proposal and the merger proposal, but none of the Company’s directors or executive officers other than Michael Onghai has entered into any agreement obligating any of them to do so.

Besides the equity ownership of LookSmart detailed above, the directors and executive officers of the Company do not have interests different than the other stockholders of LookSmart.

The Voting Agreement

In connection with their entry into the Merger Agreement, LookSmart, Pyxis and Michael Onghai, entered into a voting agreement, which is referred to herein as the “Voting Agreement.” The Voting Agreement generally requires that Mr. Onghai, in his capacity as a stockholder of LookSmart, vote all of his shares of LookSmart common stock in favor of the reverse split proposal, the spin-off proposal and the merger proposal, unless doing so would violate his fiduciary duties as an executive officer and member of the board of directors of the Company. As of the Record Date, the Mr. Ongahi beneficially held ________ shares of LookSmart common stock, representing approximately ____% of the outstanding shares of the Company’s common stock, of which ____________ shares are either held of record by the Mr. Onghai as of the Record Date or over which he possesses voting rights and are therefore in either case subject to the Voting Agreement.

Treatment of Stock Options and Warrants

At the Effective Time, there shall be no outstanding options or warrants to purchase capital stock of LookSmart.

Appraisal Rights

LookSmart stockholders do not have appraisal rights in connection with the Reverse Split, the Spin-Off or the Merger under the DGCL.

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Material Marshall Islands Tax Considerations

In the opinion of Seward & Kissel LLP, under current Marshall Islands law, we will not be subject to Marshall Islands income tax as a result of the transactions described in the Merger Agreement and our stockholders will not be subject to any Marshall Islands income withholding or capital gains by reason of such transactions.

Material United States Federal Income Tax Considerations

The following discussion sets forth the material U.S. Federal income tax consequences to our stockholders of the following transactions described in the Merger Agreement: (i) the distribution of stock in Holdco to the stockholders (following the transfer of all of the Company’s assets to Holdco), and (ii) the exchange by the stockholders of their stock in the Company for stock in Pyxis. The following discussion also sets forth the material federal tax consequences to the Company on the spin-off of Holdco to the stockholders to the extent that those consequences may affect the stockholders.

This discussion is limited to stockholders who are U.S. Holders (as defined below) of our common stock who hold such stock as a capital asset for Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and the current administrative rules, practices and interpretations of law of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date of this document, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of Federal income taxation that may be important to particular holders in light of their individual investment circumstances. Unless specifically stated otherwise, this discussion does not apply to the following holders, even if they are U.S. Holders, all of whom may be subject to tax rules that differ significantly from those summarized below: (i) holders who may be subject to special tax rules, including, without limitation, partnerships (including any entity or arrangement treated as a partnership for Federal income tax purposes); (ii) dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, and broker-dealers; and (iii) holders of warrants or other convertible securities entitling them to receive stock, holders who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, or holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction.

We have not sought, and will not seek, a ruling from the IRS regarding the Federal income tax consequences of these transactions. This discussion is based on varying interpretations that could result in U.S federal income tax consequences different from those described below. The following discussion does not address the tax consequences of this offering or the related share issuance under foreign, state, or local tax laws, or the alternative minimum tax provisions of the Code. Accordingly, each U.S. holder of common stock is urged to consult his, her or its (hereinafter, “his”) tax advisor with respect to the particular tax consequences of these transactions.

For purposes of this discussion, a “U.S. holder” is a holder who is for U.S. federal income tax purposes: (i) a citizen or resident of the U.S.; (ii) a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S., any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation, regardless of its source; or (iv) a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or if the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

THIS IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. THE U.S. FEDERAL INCOME TAX TREATMENT OF THESE TRANSACTIONS IS COMPLEX. ACCORDINGLY, EACH STOCKHOLDER WHO IS A U.S. HOLDER IS STRONGLY URGED TO CONSULT HIS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE TRANSACTIONS WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

Distributions of Stock in Holdco

The distribution to our stockholders of interests in Holdco will be a taxable event to each Stockholder. The value of the interests in the Holdco stock received by each stockholder will be applied first to reduce the stockholder’s basis in his stock in LookSmart; any value of those interests in excess of the stockholder’s basis in LookSmart stock will be a capital gain to the stockholder. Any capital gain will be long-term capital gain, taxable at favorable capital gains rates, if the Stockholder has held his LookSmart stock for more than a year at the time of the distribution; otherwise, any gain will be short-term capital gain taxable at ordinary income tax rates.

The foregoing discussion assumes that the Company does not, at the time of the distribution, have current or accumulated earnings and profits (“earnings and profits”). According to the books of the Company, the Company has no accumulated earnings and profits. If the Company has any current earnings and profits, then (i) the distribution of the interests in Holdco will be treated as a dividend distribution to each stockholder to the extent of the stockholder’s pro rata share of the Company’s current earnings and profits; and (ii) the value of the distribution, if any, in excess of the stockholder’s pro rata share of current earnings and profits will be treated in the manner described in the preceding paragraph.

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If a stockholder’s basis in his LookSmart stock is greater than the value of the interests in Holdco received by the stockholder, the stockholder will not recognize a capital loss. However, as discussed in the next section (“Exchange of Company Shares for Pyxis Shares”), a stockholder may recognize a capital loss on the exchange of his shares in LookSmart for stock in Pyxis.

The tax consequences of the distribution of Holdco, and of the exchange of LookSmart stock for Pyxis stock (as described below), are complex and not free from doubt. We have provided what we believe are the most likely consequences. Stockholders may wish to consult their own tax advisors on the tax consequences of these transactions.

Exchange of Company Shares for Pyxis Shares

The exchange by a stockholder of shares in LookSmart for shares of stock in Pyxis will be a taxable event to the stockholder. The stockholder will realize a capital gain to the extent that the value of the Pyxis stock received by the stockholder exceeds the stockholder’s basis in his LookSmart stock (a stockholder’s basis in LookSmart stock may be reduced by the value of the Holdco interests distributed to the stockholder, as described in “Distributions of Stock in Holdco”, above). Any gain will be long-term capital gain if the stockholder has held his LookSmart stock for more than one year; otherwise any gain will be short-term capital gain. If the stockholder’s basis in his LookSmart stock (determined after applying any reduction in basis described in “Distributions of Stock in Holdco”, above) exceeds the value of the Pyxis stock received by the stockholder, the stockholder will recognize a capital loss to the extent of the excess.

Net Investment Income Tax

The net investment income tax (the Medicare Tax on Unearned Income) – a tax of 3.8% on certain kinds of investment income – will apply to (i) any portion of the distribution of the stock of Holdco that is treated as a dividend (see the discussion in the second paragraph of “Distributions of Stock in Holdco”, above), and (ii) any capital gains recognized by a stockholder on the exchange of his LookSmart stock for Pyxis stock (see the discussion of capital gains under “Exchange of Company Shares for Pyxis Shares”), above.

The net investment income tax also appears to apply to any capital gain recognized by the stockholders on the distribution of Holdco stock to them (see the first paragraph of “Distributions of Stock in Holdco”, above) but the treatment of such capital gain under the net investment income rules is not entirely clear. Stockholders should consult their own tax advisors with respect to the applicability of the net investment income tax to such gains.

The net investment income tax applies to individual taxpayers who file joint returns and report adjusted gross income in excess of $250,000 ($125,000 in the case of married taxpayers filing separate returns), and to single taxpayers who report adjusted gross income in excess of $200,000. The net investment income tax also applies to estates and trusts with adjusted gross income in excess of approximately $7,500.

Company Tax Liability Due to the Spin-Off

The Company will recognize gain on (i) the transfer of its subsidiaries and other assets to Holdco if Holdco assumes liabilities of the Company in excess of the Company’s adjusted bases in the subsidiaries and other assets transferred to Holdco and (ii) the distribution of Holdco interests to the stockholders if Holdco has a fair market value in excess of the Company’s adjusted basis in Holdco. According to the Company’s books, the Company’s liabilities do not exceed its basis in the assets being transferred to Holdco. However, Holdco’s value may exceeds the Company’s adjusted basis in Holdco. Any such gain would be added to the Company’s other income in determining the Company’s taxable income (taking into account the Company’s deductible expenses, credits, and allowable net operating loss carryforwards) and its tax liability, if any. The Company expects that any such gain would be offset by its other expenses and by its allowable net operating loss carryforwards, so that the Company would owe no tax as a result of these transactions, but there is no certainty that that would be the case.

If the Company did incur a tax as a result of the Spin-Off (or for any other reason), it is expected that, following the Merger, the Company will not have sufficient assets to pay any such tax. Under the Merger Agreement, Holdco and the Company’s subsidiaries transferred to Holdco will indemnify Pyxis against liability for any such taxes. Accordingly, it is expected that Holdco (or the subsidiaries transferred to Holdco) will pay any tax owed by the Company as a result of the Spin-Off.

Please see the discussion in the next section, “Stockholders’ Transferee Liability for Company Taxes”.

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Stockholders’ Transferee Liability for Company Taxes

Any taxes owed or accrued by the Company as of (and including) the date of distribution of the interests in Holdco (including any tax arising as a result of the distribution of Holdco’s stock, as discussed in the previous section, “Company Tax Liability Due to the Spin-Off”), will be the primary responsibility of the Company. However, as noted above, the Company is not expected to have any assets following the Merger, and Holdco (and its subsidiaries) have agreed to indemnify Pyxis against any such liability. If for any reason the Company does not pay any portion of such tax (or if Holdco or the subsidiaries transferred to Holdco fail to pay such tax under their indemnification agreements), a stockholder who receives a distribution of interests in Holdco (or who receives any other property from the Company) could be liable, under the theory of transferee liability, for the Company’s taxes. Such liability would be limited to the value of the property that the stockholder receives in the distribution.

Transferee liability arises when a corporation distributes all of its property to its stockholders and, as a result thereof, has insufficient funds with which to pay any taxes that it owes (or expects to owe) at that time. The Company does not expect to have any tax liability as of the date of distribution of Holdco or to incur any tax as a result of the distribution. However, if a liability arises and is not paid by the Company or Holdco, the IRS could collect such tax from the stockholders.

Information Reporting and Backup Withholding

Payments of proceeds from the distribution of Holdco to a stockholder, and the exchange of Company stock for Pyxis stock, may be subject to information reporting to the IRS and, possibly, U.S. federal backup withholding. Backup withholding will not apply if the stockholder furnishes a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establishes that he is exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the stockholder’s U.S. federal income tax liability. The stockholder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. Since any backup withholding required in connection with the distribution of Holdco stock would in effect be a cash obligation imposed on the Company (since no withholdable cash is being distributed), the Company does not intend to distribute Holdco stock to any stockholder who has not provided the Company with a Form W-9 or otherwise established an exemption from backup withholding.

Regulatory Approvals Required for the Merger

The Merger and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the Merger Agreement.

Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Conditions to Closing of the Merger

The Company’s, Pyxis’ and the Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement are conditioned upon, among other things:

•	the Reverse Split having been duly approved, adopted and implemented by the Company’s stockholders by the requisite vote under the laws of Delaware;

•	the Spin-Off having been duly approved, adopted and implemented by the Company’s stockholders by the requisite vote under the laws of Delaware;

•	the Merger Agreement and the Merger having been duly approved and adopted by the Company’s and Pyxis stockholders by the requisite vote under the laws of Delaware and Marshall Islands, respectively;

•	no government entity having enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, injunction, decree, executive order or award which is then in effect and which has the effect of making the Merger or the transactions contemplated thereby illegal or otherwise prohibiting consummation of the Merger;

•	the Pyxis common stock being authorized for listing on the NASDAQ or the NYSE MKT, subject to official notice of issuance; and

•	the proxy statement/prospectus being declared effective and no stop order suspending the effectiveness of the proxy statement/prospectus being issued and no proceeding initiated by the SEC.

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Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of the Company and Pyxis, duly authorized, or by mutual action of their respective boards of directors;

•	by either the Company or Pyxis if the transactions contemplated by the Merger Agreement are not consummated on or before October 31, 2015, provided that the right to terminate will not be available to any party whose failure to fulfill any material obligation was the cause of or resulted in the failure of the transactions contemplated by the Merger Agreement to be consummated by such date;

•	by either the Company or Pyxis if any governmental authority shall have enacted, issued, promulgated, enforced or entered any order, law, rule regulation, judgment, injunction, decree or ruling which has become final and nonappealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by the Merger Agreement;

•	by either the Company or Pyxis if the other party has breached any of its covenants, agreements or representations and warranties (and has not cured its breach within 30 days of the giving of notice of such breach);

•	by Pyxis if, at the Special Meeting, the Reverse Split, the Spin-Off or the Merger shall fail to be approved by holders of Company’s common stock, or if the Company fails to hold the Special Meeting within 60 days of the date of the execution of the Merger Agreement, unless such failure is as a result of the Company responding in good faith to comments received from the SEC; or

•	by the Company if its board of directors recommends to its stockholders an alternative transaction based on an unsolicited superior proposal, or resolves to do so, or enters into any letter of intent or similar binding document or any agreement accepting such a superior proposal.

Termination Fees and Expenses

In the event of proper termination by either the Company or Pyxis, the Merger Agreement will be of no further force or effect and the Merger will be abandoned, except that if the Merger Agreement is terminated due to (i) the proposals herein not being approved, or (ii) a breach by LookSmart of its covenants, agreements or representations and warranties (and has not cured its breach within 30 days of the giving of notice of such breach), then the Company shall immediately repay Pyxis the $600,000 received upon execution of the Merger Agreement plus legal and accounting fees incurred by Pyxis (up to $450,000 in fees) (collectively, the “Break-up Fees”), and if the Merger Agreement is terminated because the board of directors of LookSmart withdraws its recommendation of the Merger or approves an alternative proposal or enters into a superior proposal, then in addition to the Break-up Fees an additional fee of $450,000 shall also be paid to Pyxis.

Post-Merger Board of Directors of Pyxis

Following the Merger, the five members of the board of directors of Pyxis are expected to be Valentios (“Eddie”) Valentis, Basil G. Mavroleon, Aristides J. Pittas, Robin P. Das and LookSmart’s designee Robert Ladd. Pyxis’ board of directors will be staggered, with at least three members of the board of directors of Pyxis being independent at any given time.

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RISK FACTORS

You should carefully consider the following risk factors, together with the other information contained in this proxy statement/prospectus, including the factors discussed in Part I, Item 1A—Risk Factors in LookSmart’s annual report on Form 10-K for the year ended December 31, 2014. The risks described below relate to the Reverse Split, the Spin-Off and the Merger, and are in addition to, and should be read in conjunction with, without limitation, the factors discussed in Part I, Item 1A—Risk Factors in LookSmart’s annual report on Form 10-K for the year ended December 31, 2014. If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on both LookSmart’s and Pyxis’ businesses, financial conditions or results of operations. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Reverse Split, the Spin-Off and the Merger

Completion of the Reverse Split, the Spin-Off and the Merger is subject to a number of conditions and if these conditions are not satisfied or waived, such transactions will not be completed.

LookSmart’s obligation and the obligation of Pyxis to complete the Merger are subject to satisfaction or waiver of a number of conditions, including, among others:

•	approval and completion of the Reverse Split;

•	approval and completion of the Spin-Off;

•	approval of the Merger by LookSmart’s stockholders;

•	receipt of opinions of counsel;

•	absence of injunctions or certain legal impediments;

•	approval for the listing on NASDAQ or NYSE MKT of the shares of Pyxis’ common stock to be issued in the Merger; and

•	accuracy of the representations and warranties with respect to each of the foregoing transactions, subject to certain materiality thresholds.

There can be no assurance that the conditions to closing of the Merger Agreement will be satisfied or waived or that the Merger itself will be completed.

Because certain compensation to be paid pursuant to the Merger Agreement is payable in Pyxis shares, and those shares are subject to adjustments, you may be required to decide whether or not to approve the transaction before knowing the actual amount of compensation you will receive in the Merger.

The exchange ratio of LookSmart shares to Pyxis shares as set forth in the Merger Agreement was determined by arm’s length negotiations between the parties which resulted in a formula that provides that the Pyxis shares received by LookSmart shareholders as of the Closing Date will be worth $4,000,000 in the aggregate, subject to a number of adjustments as a result of stock splits, reverse stock splits, recapitalizations, reclassifications, stock dividends, changes in stock issued due to payment of fees in connection with the Merger, and certain other permitted issuances. As the approval of this transaction by the stockholders of LookSmart is a condition to the Merger, the exact exchange ratio will likely not be determined until after you must decide whether to approve this transaction. In addition, because of changes in the business, operations or prospects of Pyxis, market assessments of the likelihood that the merger will be completed and general market and other economic conditions prevailing after the stockholder meetings, the market value of the Pyxis common stock that LookSmart stockholders will actually receive in the Merger may differ from the market value of the shares of Pyxis common stock that the LookSmart stockholders would have received if the Merger had been consummated at the time the LookSmart stockholders made their decision whether to approve this transaction. In addition, since the price of Pyxis common stock will continue to fluctuate after the exchange ratio has been determined, the market value of the Pyxis common stock that holders of LookSmart common stock will receive as a result of the Merger may change after the date that the exchange ratio is determined, but before those shares actually are issued. Accordingly, it may be difficult to value the consideration to be received by LookSmart stockholders as a result of the Merger.

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In addition, pursuant to the Merger Agreement, only LookSmart stockholders as of the Make Whole Record Date are eligible to receive certain compensation in the event that a Future Pyxis Offering is done at a lower per share valuation than the valuation ascribed to the shares of common stock received by LS stockholders pursuant to the Merger Agreement, or in the event that Pyxis does not conduct a Future Pyxis Offering. Any purchaser of LookSmart common stock after the Make Whole Record Date will not be entitled to said additional compensation. See “The Merger – Make Whole Record Date” beginning on page 79.

NASDAQ or NYSE MKT may not list or continue to list Pyxis’ shares on its exchange, which could prevent consummation of the Merger or could limit investors’ ability to make transactions in Pyxis’ securities and subject Pyxis to additional trading restrictions.

Pyxis intends to apply to have its common shares listed on either NASDAQ or NYSE MKT upon consummation of the Merger, and it is a closing condition of the Merger that Pyxis’ shares have been approved to be listed on either NASDAQ or NYSE MKT. Pyxis will be required to meet the initial listing requirements to be listed. Pyxis may not be able to meet those initial listing requirements. Even if Pyxis’ securities are so listed, Pyxis may be unable to maintain the listing of its securities in the future. If Pyxis fails to meet the initial listing requirements and NASDAQ or NYSE MKT does not list its securities on its exchange, neither LookSmart nor Pyxis would be required to consummate the Merger. In the event that each of LookSmart and Pyxis elected to waive this condition, Pyxis and its stockholders could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news coverage for the company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Failure to complete the Merger could negatively impact LookSmart’s stock price, future business or operations.

If the Merger is not completed, LookSmart and Pyxis may be subject to a number of material risks, including the following:

•	LookSmart may be required under certain circumstances to pay Pyxis a termination fee;

•	the price of LookSmart’s common stock may decline to the extent that the relevant current market price reflects a market assumption that the Merger will be completed;

•	LookSmart may not have sufficient working capital to fund its operation on an ongoing basis;

•	LookSmart may not have sufficient time to regain compliance under NASDAQ continued Listing Rule 5810(c)(3)(A) in order to avoid being delisted from the Nasdaq Capital Market; and

•	costs related to the Merger, such as legal, accounting, certain financial advisory and financial printing fees, must be paid even if the Merger is not completed.

Further, if the Merger is terminated and either company’s board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner on terms as attractive as those provided for in the Merger Agreement. In addition, while the Merger Agreement is in effect and subject to very narrowly defined exceptions, LookSmart is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, other than with Pyxis.

The exercise of LookSmart’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of Merger may result in a conflict of interest when determining whether such changes to the terms of the Merger or waivers of conditions are appropriate and in LookSmart’s stockholders’ best interest.

In the period leading up to the closing of the Merger, events may occur that, pursuant to the Merger Agreement, would require LookSmart to agree to amend the Merger Agreement, to consent to certain actions taken by Pyxis or to waive rights that LookSmart is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Pyxis’ business, a request by Pyxis to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Pyxis’ business. In any of such circumstances, it would be at LookSmart’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors of LookSmart described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for LookSmart and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action.

As of the date of this proxy statement/prospectus, LookSmart does not believe there will be any changes or waivers that LookSmart’s directors and officers would be likely to make after stockholder approval of the merger proposal has been obtained. While certain changes could be made without further stockholder approval, LookSmart will circulate a new or amended proxy statement/prospectus and resolicit LookSmart’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the merger proposal.

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Pyxis may not realize anticipated growth opportunities.

Pyxis expects that it will realize growth opportunities and other financial and operating benefits as a result of the Merger. Pyxis cannot predict with certainty if or when these growth opportunities and benefits will occur, or the extent to which they actually will be achieved. For example, the benefits from the Merger may be offset by costs incurred in obtaining or attempting to obtain regulatory approvals for the Merger, or as a result of being a public company. See “Risks Related to Pyxis Industry” for a fuller discussion of the risks relating to Pyxis following the Merger.

The distribution of stock in Holdco to our stockholders (following the transfer of our operating subsidiaries and other assets to Holdco) may generate a taxable gain to a stockholder if the fair market value of the Holdco stock received by the stockholder exceeds the stockholder’s basis in our company’s stock.

As the Company is not expected to have earnings and profits, any such gain would in all likelihood be a capital gain. The exchange by a stockholder of shares in our company for shares of stock in Pyxis may also be a taxable event to the stockholder if the fair market value of the Pyxis stock received by the stockholder exceeds the stockholder’s basis in our company’s stock. A stockholder’s basis in our stock may be increased or decreased as a result of the distribution of the Holdco stock.

The net investment income tax (the Medicare Tax on Unearned Income) may apply to any gain recognized by the stockholder on the distribution of the Holdco stock or on the exchange of our company’s stock for Pyxis stock. The Company may recognize a gain as a result of the transfer of its subsidiaries and other assets to Holdco and the distribution of the Holdco stock to our stockholders. Due to its other expenses and loss carry-forwards, the Company is not expected to incur a tax liability as a result of these transfers. However, following the Merger the Company is not expected to have sufficient assets to pay any tax that might arise, and under the terms of the Merger Agreement Holdco or the subsidiaries would be expected to pay any such tax. If a tax is due from the Company and is not paid by Holdco, a stockholder could be responsible for a portion of any such tax up to the value of the Holdco stock received by him. See “Material U.S. Federal Income Tax Considerations” for a fuller discussion of these and other tax considerations.

The Company and Pyxis will incur significant transaction-related costs in connection with the Reverse Split, the Spin-Off and the Merger.

The Company and Pyxis expect to incur a number of non-recurring costs associated with the Reverse Split, the Spin-Off and the Merger before, at, and after closing the Merger. The Company and Pyxis will also incur transaction fees and costs related to formulating and implementing post Spin-Off and Merger plans, including facilities and systems implementation costs and employment-related costs. The Company and Pyxis will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Merger and, Pyxis in particular will assess these costs in relation to post-Merger activities.

Risks if the Adjournment Proposal is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Merger, LookSmart’s board of directors will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Merger will not be approved.

Our board of directors is seeking approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Reverse Split, the Spin-Off and the Merger. If the adjournment proposal is not approved, LookSmart’s board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Reverse Split, the Spin-Off and the Merger. In such event, the Reverse Split, the Spin-Off and the Merger would not be completed.

Additional Risks Related to LookSmart and/or Holdco

The value of your investment in Holdco following consummation of the Merger will be subject to the significant risks affecting Holdco and those inherent in the digital advertising industry. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results of Holdco could be adversely affected in a material way. This could cause the price of Holdco’s common shares to decline, perhaps significantly, and you therefore may lose all or part of your investment in Holdco. The following risk factors apply to the business and operations of LookSmart until the Spin-Off is completed and will also apply to the business and operations of Holdco following the Spin-Off. Accordingly, for the purposes of this section, the words “we,” “us” and “our” refer to LookSmart prior to the consummation of the Spin-Off and to Holdco after the consummation of the Spin-Off.

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Our financial results are highly concentrated in the online search advertising business; if we are unable to grow online search advertising revenues and find alternative sources of revenue, our financial results will suffer.

Search advertising accounted for substantially all of our revenues for the years ended December 31, 2014 and 2013. Our success depends upon search advertising customers choosing to use, and distribution network partners choosing to distribute, our search advertising networks products. Decisions by search advertising customers and distribution network partners not to adopt our products at projected rates, or changes in market conditions, may adversely affect the use or distribution of search advertisements. Because of our revenue concentration in the online search advertising business, such shortfalls or changes could have a negative impact on our financial results. Also, many of our products are offered to website publishers who use them to display or generate revenue from their online advertisements. If we are unable to generate significant revenue from our online advertising business or related business models under development, or if market conditions adversely affect the use or distribution of online advertisements generally, or for some of our larger customers specifically, our results of operations, financial condition and/or liquidity will suffer.

Our largest category of customers have historically been Intermediaries, the majority of whom purchase clicks to sell into the affiliate networks of large search engine providers. In 2014, we experienced a continued decrease in revenues due to loss of Intermediary business.

We operate in a large online search advertising ecosystem serving ads that target user queries on partner sites. We operate in the middle of this ecosystem, acquiring search queries from a variety of sources and matching them with the keywords of our search advertising customers. Our largest category of customers has historically been Intermediaries, the majority of which purchase clicks to sell into the affiliate networks of large search engine providers. The Intermediary business model experienced a significant change in the fourth quarter of 2011.  Since then, we have seen our revenues from Intermediaries decreasing from prior levels, and have ceased doing business with a number of our Intermediary customers. We do not expect significant future revenue growth in this area. If we are unable to identify and exploit alternative sources of profitable revenue, our results of operations, financial condition and/or liquidity will suffer.

Our future success depends on sales to, and the management of, international customers.

A portion of our revenue is derived from sales to international customers who are headquartered internationally, however our business with them is primarily U.S. based and our transactions are primarily in U.S. dollars.

Managing our growing group of customers outside the U.S. presents various challenges, including, but not limited to:

•	economic and political conditions;

•	longer payment cycles;

•	differences in the enforcement of intellectual property and contract rights in varying jurisdictions;

•	our ability to develop relationships with local accounts;

•	compliance with United States and international laws and regulations;

•	fluctuations in foreign currency exchange rates; and

•	our ability to secure and retain qualified people for the operation of our business.

To date, foreign exchange exposure from sales has not been material to our operations. Our activities with customers outside the United States may be affected by changes in trade protection laws, policies and measures, and other regulatory requirements affecting trade and investment, including the Foreign Corrupt Practices Act and local laws prohibiting corrupt payments. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States, which increases the risk of unauthorized use of our technologies. Our business could be materially adversely affected if foreign markets do not continue to develop, if we do not receive additional traffic suitable for our foreign accounts or if regulations governing our international businesses change.

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We rely primarily on our distribution network partners to generate quality search queries and display advertisements that generate paid clicks; if we are unable to maintain or expand the scope and quality of this network, our ability to generate revenue may be seriously harmed.

The success of our online search advertisement products depends in large part on the size and quality of our distribution network of search queries. We may be unable to maintain or add partners of satisfactory quality in our distribution network at reasonable revenue-sharing rates, if at all. If we lose any significant portion of our distribution network, we would need to find alternative sources of quality click traffic to replace the lost paid clicks. In the past, we have lost portions of our distribution network and chose to remove those with poor quality. Although alternate sources of click traffic are currently available in the market, they may not be available at reasonable prices or may be of unacceptable quality. There is significant competition among advertising networks to sign agreements with traffic providers. We may be unable to negotiate and sign agreements with quality traffic providers on favorable terms, if at all. In order to attract higher quality traffic, we may have to pay high traffic acquisition costs which may adversely affect our gross margin and other financial results. If we are unable to attract higher quality traffic, or if we are otherwise unsuccessful in maintaining and expanding our distribution network, then our ability to generate revenue may be seriously harmed.

LookSmart generated net losses in 2014 and 2013, has had losses in the past, and Holdco may have further losses in the future. Failure to maintain operating profitability could harm our business and result in a decline in our stock price.

LookSmart had a net loss of $6.4 million in 2014 and $5.3 million in 2013. As of December 31, 2014, LookSmart’s accumulated deficit was approximately $259 million. We may be unable to achieve profitability in the foreseeable future. Our ability to achieve and maintain profitability will depend on our ability to generate additional revenue and contain our expenses. In order to generate additional revenue, we will need to expand our network of distribution network partners, increase the amount our search advertising customers spend on our advertising network, expand our advertiser base, experience an increase in paid clicks across our network and publisher products and develop and implement successful new digital advertising revenue generating models. We may be unable to accomplish some or any of these goals because of the risks identified in this report or for unforeseen reasons. Also, we may be unable to contain our costs due to the need to make revenue sharing payments to our distribution network partners, to invest in product development and to market our products. Historically, our operating expenses have increased in proportion to our revenue. Operating expenses may increase in the foreseeable future to the extent that our revenue grows and as we increase headcount, particularly our sales and technology-related headcount, incur general and administrative expenses associated with being a public company and expand our facilities. Additionally, our acquisition-related costs may increase if we pursue additional acquisition opportunities. Although we expect to achieve operating efficiencies and greater leverage of resources as we grow, because of the foregoing factors, and others outlined in this report, we may be unable to achieve profitability in the future, which could result in a decline in our stock price.

If we experience decreases to our match rate and/or revenue-per-click, or we are unable to rebuild our match rate, and/or revenue-per-click, our financial results may suffer.

We have experienced, and may continue to experience in the future, decreases in our average revenue-per-click (“RPC”) and average match rate, which is the rate at which our paid listings are matched against search queries from distribution network partners. Future decreases in RPC or average match rate may occur for a variety of reasons, including a change in customer mix, the erosion of our advertiser base, a reduction in average advertiser spend, a reduction in the number of listings purchased by search advertising customers, a lower number of bids on keywords, changes in the composition of our distribution network or for other reasons. If our RPC or average match rate falls for any reason, or if we are unable to grow our RPC and average match rate, then we may be unable to achieve our financial projections and our stock price would likely suffer.

Our growth depends on our ability to retain and grow our search advertising customer base; if our search advertising customer base and average search advertising customer spend falls, our financial results will suffer.

Our growth depends on our ability to build a search advertising customer base that corresponds with the characteristics of our distribution network. Our distribution network, which currently consists of a diversified set of distribution sources, may change as new distribution sources are added and old distribution sources are removed. Search advertising customers may view these changes to the distribution network negatively, and existing or potential search advertising customers may elect to purchase fewer or no advertisements for display on our distribution network. If this occurs, it is likely that our average RPC and average match rate may decline and our stock price would likely suffer.

We have launched a solution that is dependent on our customers’ use of search advertising. Any decrease in the use of search advertising or our inability to further penetrate mobile, social and display advertising channels would harm our business, growth prospects, operating results and financial condition.

We expect that search advertising will become a channel increasingly used by our customers in the foreseeable future. Should our customers lose confidence in the value or effectiveness of search advertising, the demand for our solutions may decline, which would harm our growth prospects, operating results and financial condition.

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If we cannot increase the capacity of our advertising technology platform to meet advertiser demand, our business will be harmed.

We must be able to continue to increase the capacity of our technology platforms in order to support substantial increases in the number of advertisers, to support an increasing variety of advertising formats and to maintain a stable service infrastructure and reliable service delivery for advertising campaigns. If we are unable to efficiently and effectively increase the scale of our advertising platforms to support and manage a substantial increase in the number of advertisers, while also maintaining a high level of performance, the quality of our services could decline and our reputation and business could be seriously harmed. In addition, if we are not able to support emerging advertising formats or services preferred by advertisers, we may be unable to obtain new advertising clients or may lose existing advertising customers, and in either case our revenue could decline.

The market for digital advertising is relatively new and dependent on growth in various digital advertising channels. If this market develops more slowly or differently than we expect, our business, growth prospects and financial condition would be adversely affected.

The market for digital advertising products such as ours is relatively new and certain products in this new market may not achieve or sustain high levels of demand and market acceptance. The future growth of our business could be constrained by the level of acceptance and expansion of emerging digital advertising channels, as well as the continued use and growth of existing channels, such as search and display advertising. Advertisers and agencies may not make significant investments our solutions which manage advertisers’ digital advertising spend across publisher platforms and advertising channels. It is difficult to predict customer adoption rates, customer demand for our platform, the future growth rate and size of the digital advertising market or the entry of competitive products. Any expansion of the market for digital advertising management solutions depends on a number of factors, including the growth of the digital advertising market, the increased use of social media as an advertising channel and the cost, performance and perceived value associated with digital advertising management solutions. If our digital advertising products, including those in the social media space, do not achieve widespread adoption, or there is a reduction in demand for digital advertising caused by weakening economic conditions, decreases in corporate spending or otherwise, it could result in reduced usage, which could decrease revenues or otherwise adversely affect our business.

Our business depends on our ability to maintain the quality of our advertiser and developer content.

We must be able to ensure that our customers’ ads are not placed in publisher content that is unlawful or inappropriate. Likewise, publishers rely upon us not to distribute ads that are unlawful or inappropriate. If we are unable to ensure that the quality of our advertiser and publisher content does not decline as the number of advertisers and publishers we work with continues to grow, then our reputation and business may suffer.

If we are unable to attract new advertising customers and sell additional offerings to our existing customers, our revenue growth will be adversely affected.

To sustain or increase our revenue, we must add new advertisers and encourage existing advertisers (both of which are often represented by advertising agencies or other Intermediaries), to purchase additional offerings from us. As the digital advertising industry matures and as competitors introduce lower cost or differentiated products or services that compete with or are perceived to compete with ours, our ability to sell our solution to new and existing advertisers based on our offerings, pricing, technology platform and functionality could be impaired. Some advertisers that are repeat users of our solution tend to increase their spending over time. Conversely, some advertisers that are newer to our solution tend to spend less than, and may not return as frequently as, advertisers who have used our solution for longer periods of time. If we fail to retain or cultivate the spending of our newer, lower-spending advertisers, it will be difficult for us to sustain and grow our revenue from existing advertisers. Even with long-time advertisers, we may reach a point of saturation at which we cannot continue to grow our revenue from those advertisers because of internal limits that advertisers may place on the allocation of their advertising budgets to digital media, to particular campaigns, to a particular provider, or for other reasons not known to us. If we are unable to attract new advertisers or obtain new business from existing advertisers, our revenue growth and our business may be adversely affected.

If we do not introduce new and upgraded products and services and successfully adapt to our rapidly changing industry, our financial condition may suffer.

The online search advertising industry continues to evolve and we will need to continue developing new and upgraded products and services, and adapt to new business environments and competition in order to maintain and grow revenue and reach our profitability goals. New search advertising technologies could emerge that make our services comparatively less useful or new business methods could emerge that divert web traffic away from our advertising network. In addition, competition from other web businesses may prevent us from attracting substantial traffic to our services. We may inaccurately predict trends in the online search advertising market, which could lead us to make investments in technologies and products that do not generate sufficient returns. We may face platform and resource constraints that prevent us from developing upgraded products and services. We may fail to successfully identify new products or services, or fail to bring new products or services to market in a timely and efficient manner. Rapid industry change makes it difficult for us to accurately anticipate customer needs for our products, particularly over longer periods.

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We may not be able to compete successfully against current and future competitors because competition in our industry is intense, and our competitors may offer solutions that are perceived by our customers to be more attractive than ours. These factors could result in declining revenue, or inability to grow our business.

Competition for our advertiser customers’ advertising budgets is intense. We also expect competition to increase as the barriers to enter our market are low. Increased competition may force us to charge less for our solution, or offer pricing models that are less attractive to us and decrease our margins. Our principal competitors include companies that offer demand side and data management platforms that allow advertisers to purchase inventory directly from advertising exchanges or other third parties and manage and analyze their own consumer data, traditional advertising networks and advertising agencies themselves. We compete with large companies that provide paid placement products, paid inclusion products, and other forms of search marketing as well as contextually-targeted advertising products and other types of online advertisements. We compete for search advertising customers on the basis of the quality and composition of our network, the price-per-click (“PPC”) charged to search advertising customers, the volume of clicks that we can deliver to search advertising customers, tracking and reporting of campaign results, customer service, and other factors. We also compete for distribution network partners and for ad placement on those partners’ sites on the basis of the relevance of our ads and the PPC charged to search advertising customers. We also experience competition in offering our publisher products to website publishers. Some of our competitors have larger distribution networks and proprietary traffic bases, longer operating histories, greater brand recognition, higher RPC, better relevance and conversion rates, or better products and services than we have.

We compete with companies, such as Google, which are significantly larger than us and have more capital to invest in their advertising businesses. We also compete with in-house solutions used by companies who choose to coordinate advertising across their own properties, such as Facebook, Twitter, Yahoo! and Pandora. They, or other companies that offer competing advertising solutions, may establish or strengthen cooperative relationships with their partners, brand advertisers, app developers or other parties, thereby limiting our ability to promote our services and generate revenue. Competitors could also seek to gain market share from us by reducing the prices they charge to advertisers or by introducing new technology tools for developers. Moreover, increased competition for online advertising space from developers could result in an increase in the portion of advertiser revenue that we must pay to developers to acquire that advertising space.

Our business will suffer to the extent that our Intermediary and advertiser customers purchase and sell advertising directly from each other or through other companies that are able to become Intermediaries. For example, we are aware of companies that have substantial existing platforms for developers who had previously not heavily used those platforms for advertising campaigns. These companies could compete with us to the extent they expand into advertising. Other companies, such as large app developers with a substantial advertising business, may decide to directly monetize some or all of their advertising space without utilizing our services. Other companies that offer analytics, mediation, exchange or other third party services may also become Intermediaries between advertisers and publishers and thereby compete with us. Any of these developments would make it more difficult for us to sell our services and could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share.

We have previously derived a portion of our revenues from display advertising. A decrease in the use of display advertising, or our inability to further penetrate display, search, and social advertising channels would harm our business, growth prospects, operating results and financial condition.

Historically, we have had customers use our solution for display advertising. We expect that display advertising will continue to be a significant channel used by our customers. Recently, the market for display advertising, excluding social, has been declining as overall display advertising growth has been driven by mobile, social and video advertising. Should our customers lose confidence in the value or effectiveness of display advertising, the demand for our display solution could decline. In addition, our failure to achieve market acceptance of our solution for social advertising would harm our growth prospects, financial condition and results of operations.

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We do not have long-term commitments from our advertisers, and we may not be able to retain advertisers or attract new advertisers that provide us with revenue that is comparable to the revenue generated by any advertisers we may lose.

Most of our advertisers do business with us by placing insertion orders for particular advertising campaigns. If we perform well on a particular campaign, then the advertiser, or most often, the advertising agency representing the advertiser, may place new insertion orders with us for additional advertising campaigns. We rarely have any commitment from an advertiser beyond the campaign governed by a particular insertion order. As a result, our success is dependent upon our ability to outperform our competitors and win repeat business from existing advertisers, while continually expanding the number of advertisers for whom we provide services. In addition, it is relatively easy for advertisers and the advertising agencies that represent them to seek an alternative provider for their advertising campaigns because there are no significant switching costs. Agencies, with whom we do the majority of our business, often have relationships with many different providers, each of whom may be running portions of the same advertising campaign. Because we generally do not have long-term contracts, it may be difficult for us to accurately predict future revenue streams. We cannot provide assurance that our current advertisers will continue to use our solution, or that we will be able to replace departing advertisers with new advertisers that provide us with comparable revenue.

If we serve our advertisers’ advertisements on undesirable websites, our reputation will suffer, which would harm our brand and reputation and negatively impact our business, financial condition and results of operations.

Our business depends in part on providing advertisers with a service that they trust. We take action in an effort to prevent advertisements from appearing on undesirable websites. We may distribute advertising to inventory that is objectionable to advertisers, and we may lose the trust of our advertiser customers, which would harm our brand and reputation and negatively impact our business, financial condition and results of operations.

If our access to quality advertising inventory is diminished or if we fail to have access to new advertising inventory, our revenue could decline and our growth could be impeded.

We must maintain a consistent supply of attractive advertising inventory, meaning the digital space on which we place advertising impressions, including websites, proprietary social networks, such as Facebook, and mobile applications. Our success depends on our ability to secure quality inventory on reasonable terms across a broad range of advertising networks and exchanges, including real time advertising exchanges, such as Google’s DoubleClick Ad Exchange or AppNexus; suppliers of video and mobile inventory; and social media platforms, such as the Facebook Exchange, known as FBX.

The amount, quality and cost of inventory available to us can change at any time. Our suppliers are generally not bound by long-term contracts. As a result, we cannot provide any assurance that we will have access to a consistent supply of quality inventory. Moreover, the number of competing intermediaries that purchase advertising inventory from real-time advertising exchanges continues to increase, which could put upward pressure on inventory costs. If we are unable to compete favorably for advertising inventory available on real-time advertising exchanges, or if real-time advertising exchanges decide not to make their advertising inventory available to us, we may not be able to place advertisements at competitive rates or find alternative sources of inventory with comparable traffic patterns and consumer demographics in a timely manner. Furthermore, the inventory that we can access through real-time advertising exchanges may be of low quality or misrepresented to us, despite attempts by us and our suppliers to prevent fraud and conduct quality assurance checks.

Suppliers control the bidding process for the inventory they supply, and their processes may not always work in our favor. For example, suppliers may place restrictions on the use of their inventory, including restrictions that prohibit the placement of advertisements on behalf of certain advertisers. Through the bidding process, we may not win the right to deliver advertising to the inventory that we select and may not be able to replace inventory that is no longer made available to us.

If we are unable to maintain a consistent supply of quality inventory for any reason, our business, advertiser retention and loyalty, financial condition and results of operations would be harmed.

If our access to quality inventory in social media is diminished or if we fail to acquire new advertising inventory in social media, our growth could be impeded and our revenue could decline.

If we are unable to compete favorably for advertising inventory on Facebook’s FBX, our social media offering may not be successful. Also, we cannot provide assurance that Facebook will continue to make its advertising inventory available to us upon reasonable terms or at all, and we may not be able to replace the FBX advertising inventory with inventory that meets our advertisers’ specific goals with respect to social media. In addition, advertisers may prefer to work with companies that provide advertising on social media platforms other than FBX or that have a longer history of integration with social media platforms. If we are unable to run advertising campaigns on the FBX platform, integrate with social media platforms that may become available in the future or find alternative sources of quality social media inventory, our business could be harmed.

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If mobile connected devices, their operating systems or content distribution channels, including those controlled by our competitors, develop in ways that prevent our advertising campaigns from being delivered to their users, our ability to grow our business will be impaired.

Our success in the mobile channel depends upon the ability of our technology platform to integrate with mobile inventory suppliers and provide advertising for most mobile connected devices, as well as the major operating systems that run on them and the thousands of applications that are downloaded onto them. The design of mobile devices and operating systems is controlled by third parties with whom we do not have any formal relationships. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to access specified content on mobile devices. If our solution were unable to work on these devices or operating systems, either because of technological constraints or because an operating system or app developer, device maker or carrier wished to impair our ability to purchase inventory and provide advertisements, our ability to generate revenue could be significantly harmed.

If we do not deliver quality traffic that delivers value for advertisers, then our advertisers and our advertising partners may pay us less for their listing or discontinue listing with us altogether.

For our services to be successful, we need to deliver consumers to advertisers’ websites that are valuable to such advertiser. If we do not meet advertisers’ expectations by delivering quality traffic, then our advertising partners may pay us less per click or cease doing business with us altogether, which may adversely affect our business and financial results. We compete with other web search services, online publishers and high-traffic websites, as well as traditional media such as television, radio and print, for a share of our advertisers’ total advertising expenditures. Many potential advertisers and advertising agencies have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to search advertising. Acceptance of our advertising offerings among our advertisers and advertising partners will depend, to a large extent, on its perceived effectiveness and the continued growth of commercial usage of the Internet. If we experience downward pricing pressure for our services in the future, our financial results may suffer.

We depend on publishers for advertising space to deliver our advertiser customers’ advertising campaigns, and any decline in the supply of advertising inventory from these publishers could hurt our business.

We depend on publishers, both search and social media, to provide us with space (advertising inventory) into which to distribute advertisements. There is no contractually bound obligation to make advertising inventory available to us or our customers, or to provide us with a consistent supply of advertising inventory. Furthermore, there are tools that exist that parties could use which could result in pressure to increase the prices paid to publishers for that inventory or to otherwise block access to this inventory, without which we would be unable to facilitate the distribution of ads on behalf of our advertiser customers.

Publishers can change the amount of inventory they make available to us at any time. They may also change the price at which they offer inventory, or they may elect to make advertising space available to our competitors who offer ads to them on more favorable economic terms. In addition, publishers may place significant restrictions on use of their advertising inventory. These restrictions may prohibit ads from specific advertisers or specific industries, or they could restrict the use of specified creative content or format. Publishers may also use a fee-based or subscription-based business model to generate revenue from their content, in lieu of or to reduce their reliance on ads.

If publishers decide not to make advertising inventory available to us for any of these reasons, decide to increase the price of inventory, or place significant restrictions on our use of their advertising space, we may not be able to replace this with inventory from other publishers that satisfy our requirements in a timely and cost-effective manner. If this happens, our revenue could decline or our cost of acquiring inventory could increase.

We do not have long-term agreements with our advertiser customers, and we may be unable to retain key customers, attract new customers or replace departing customers with customers that can provide comparable revenue to us.

Our success requires us to maintain and expand our current advertiser customer relationships and to develop new relationships. Our contracts with our advertiser customers generally do not include long-term obligations requiring them to purchase our services and are cancelable upon short or no notice and without penalty. As a result, we may have limited visibility as to our future advertising revenue streams. We cannot assure you that our advertiser customers will continue to use our services or that we will be able to replace, in a timely or effective manner, departing customers with new customers that generate comparable revenue. If a major advertising customer representing a significant portion of our business decides to materially reduce its use of our platform or to cease using our platform altogether, our revenue could be significantly reduced. Advertisers in general may shift their business to a competitor’s platform because of new or more compelling offerings, strategic relationships, technological developments, pricing and other financial considerations, or a variety of other reasons, which could cause an immediate and significant decline in our revenue and harm our business.

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Our acquisition of businesses and technologies may be costly and time-consuming; acquisitions may also dilute our existing stockholders.

From time to time we evaluate strategic corporate development opportunities and when appropriate, may make acquisitions of or significant investments in complementary companies or technologies to increase our technological capabilities expand our service offerings, or extend the operating scale of our network businesses. The pursuit of acquisitions, whether or not completed, as well as the completion of any acquisitions and their integration, may be expensive and may divert the attention of management from the day-to-day operations of the company. It may be difficult to retain key management and technical personnel of the acquired company during the transition period following an acquisition. Acquisitions or other strategic transactions may also result in dilution to our existing stockholders if we issue additional equity securities or increase our debt to pay for such acquisitions. We may also be required to amortize significant amounts of intangible assets, record impairment of goodwill in connection with future acquisitions, or divest non-performing assets at below-market prices, all of which would adversely affect our operating results. Integration of acquired companies and technologies into the company is likely to be expensive, time-consuming, and strain our managerial resources. We may not be successful in integrating any acquired businesses or technologies and these transactions may not achieve anticipated business benefits.

If we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain advertisers and advertising agencies and our revenue and results of operations may decline.

We compete for advertisers, which are often represented by advertising agencies, who want to purchase digital media for advertising campaigns. Our industry is subject to rapid changes in standards, technologies, products and service offerings, as well as in advertiser demands and expectations. We continuously need to make decisions regarding which offerings and technology to invest in to meet advertiser demand and evolving industry standards and regulatory requirements. We may make wrong decisions regarding these investments. For example, we expect advertisers to award us credit, or attribution, for impressions that generate specific consumer purchases or responses using certain criteria such as last ad clicked or viewed. Our technology considers these attribution models and if new attribution models are introduced by advertisers, we may need to make changes in our technology. If new or existing competitors offer more attractive offerings, we may lose advertisers or advertisers may decrease their spending on our solution. New advertiser demands, superior competitive offerings or new industry standards could render our existing solution unattractive, unmarketable or obsolete and require us to make substantial unanticipated changes to our technology platform or business model. Our failure to adapt to a rapidly changing market or to anticipate advertiser demand could harm our business and our financial performance.

Our acquisition of Syncapse and ShopWiki could have a negative impact on our business, or on our stock price.

In September 2013, we purchased the assets of Syncapse and in December 2014, we acquired ShopWiki. These acquisitions could disrupt our business in the following ways, any of which could negatively affect our stock price or could harm our financial condition, results of operations or business prospects:

•	our customers and other third party business partners may seek to terminate or renegotiate their relationships as a result of our acquisition of Syncapse, whether pursuant to the terms of their existing agreements or otherwise;

•	the attention of our management may be directed toward the integration of our businesses and related matters and may be diverted from our current business operations, including from other opportunities that might otherwise be beneficial to us; and

•	current and prospective employees may experience uncertainty regarding their future roles with our company, which might adversely affect our ability to retain, recruit and motivate key personnel.

We may be unable to realize the benefits anticipated by the acquisition, including estimated cost savings and synergies, or it may take longer than we anticipate for us to achieve those benefits.

Our realization of the benefits anticipated as a result of the acquisition of the assets of Syncapse will depend in part on the integration and development of Syncapse’s assets with ours. However, there can be no assurance that we will be able to operate a business using the Syncapse’s assets profitably or integrate it successfully into our operations in a timely fashion, or at all. Following the acquisition, the size of the combined company’s business is significantly larger than our business was prior to the acquisition. Our future success as a combined company depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for our management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The dedication of management resources to this integration could detract attention from our current day-to-day business, and we cannot assure you that there will not be substantial costs associated with the transition process or other negative consequences as a result of these integration efforts. These effects, including, but not limited to, incurring unexpected costs or delays in connection with integration of the two businesses, or the failure of the business created using Syncapse’s assets to perform as expected, could harm our results of operations.

If we fail to develop widespread brand awareness cost-effectively, our business may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our products and attracting new customers. We expect sales and marketing expenses to increase as a result of our marketing and brand promotion activities. We may not generate customer awareness or increase revenues enough to offset the increased expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial marketing and sales expenses, which are not offset by increased revenues, we may fail to attract or retain customers necessary to realize a sufficient return on our brand-building efforts, or to achieve the widespread brand awareness that is essential for broad customer adoption of our solution.

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Failure to adequately manage our growth may seriously harm our business.

We have in the past experienced, and may again in the future experience, significant growth in our business. If we do not effectively manage our growth, the quality of our services may suffer, which could negatively affect our reputation and demand for our services. Our growth has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

•	implement additional management information systems;

•	further develop our operating, administrative, legal, financial and accounting systems and controls;

•	hire additional personnel;

•	develop additional levels of management within our company;

•	locate additional office space;

•	maintain close coordination among our engineering, operations, legal, finance, sales and marketing and client service and support organizations; and

•	manage our expanding international operations.

Moreover, as our sales increase, we may be required to concurrently deploy our services infrastructure at multiple additional locations or provide increased levels of customization. As a result, we may lack the resources to deploy our services on a timely and cost-effective basis. Failure to accomplish any of these requirements could impair our ability to deliver our mobile advertising platform in a timely fashion, fulfill existing client commitments or attract and retain new clients.

Our success depends on our ability to attract and retain key personnel; if we were unable to attract and retain key personnel in the future, our business could be materially and adversely impacted.

Our success depends on our ability to identify, attract, retain and motivate highly skilled development, technical, sales, and management personnel. We have a limited number of key development, technical, sales and management personnel performing critical company functions, and the loss of the services of any of our key employees, particularly any of our executive team members or key technical personnel, could adversely affect our business. The combination of stock volatility of Company stock and the Company’s small market capitalization may not allow us to offer competitive equity based compensation to attract and retain key personnel.

If we do not attract additional sales and technology talent, we may not be able to sustain our growth or achieve our business objectives.

Our future success also depends on our ability to continue to attract, retain and motivate highly skilled managers and employees, particularly employees with technical skills that enable us to deliver effective mobile advertising solutions and sales, and client support representatives with experience in mobile and other digital advertising and strong relationships with brand advertisers and app developers. Competition for these employees in our industry is intense. As a result, we may be unable to attract or retain these management, technical, sales and client support personnel that are critical to our success, resulting in harm to our key client relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs. The loss of the services of our senior management or other key employees could make it more difficult to successfully operate our business and pursue our business goals.

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We face capacity constraints on our software and infrastructure systems that may be costly and time-consuming to resolve.

We use proprietary and licensed software and databases to receive and analyze advertisements, campaigns and budgets, match search queries to advertising, analyze webpage information to match advertising to relevant content, integrate third-party ads, detect invalid clicks, serve ads in high volume, and track, analyze and report on advertising responses and campaigns. Any of these software systems may contain undetected errors, defects or bugs, or may fail to operate with other software applications. The following developments may strain our capacity and result in technical difficulties with our service or the websites of our distribution network partners:

•	customization of our matching algorithms and ad serving technologies,

•	substantial increases in the number of queries to our database,

•	substantial increases in the number of searches in our advertising databases, or

•	the addition of new products or new features or changes to our products.

If we experience difficulties with our software and infrastructure systems or if we fail to address these difficulties in a timely manner, we may lose the confidence of search advertisers and distribution network partners, our revenue may decline and our business could suffer. In addition, as we expand our service offerings and enter into new business areas, we may be required to significantly modify and expand our software and infrastructure systems. If we fail to accomplish these tasks in a timely manner, our business will likely suffer.

Our inability to use software licensed from third parties, or our use of open source software under license terms that interfere with our proprietary rights, could disrupt our business.

Our technology platform incorporates software licensed from third parties, including some software, known as open source software, which we use without charge. Although we monitor our use of open source software, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our platform to our clients. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur. In the future, we could be required to seek licenses from third parties in order to continue offering our platform, which licenses may not be available on terms that are acceptable to us, or at all. Alternatively, we may need to re-engineer our platform or discontinue use of portions of the functionality provided by our platform. In addition, the terms of open source software licenses may require us to provide software that we develop using such software to others on unfavorable license terms. We may be required to release our proprietary source code, pay damages for breach of contract, discontinue sales in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from our development efforts. Our inability to use third party software could result in disruptions to our business, or delays in the development of future offerings or enhancements of existing offerings, which could impair our business.

If we fail to maintain adequate security and supporting infrastructure as we scale our systems, we may experience outages and disruptions of our services which could harm our brand and reputation and negatively impact our revenue and results of operations.

As we grow our business, we expect to continue to further invest in technology services, hardware and software, including data centers, network services, storage and database technologies. Creating the appropriate support for our technology platform, including Big Data and our computational infrastructure, is expensive and complex, and our execution could result in inefficiencies or operational failures and increased vulnerability to cyber-attacks, which, in turn, could diminish the quality of our services and our performance for advertisers. The steps we take to increase the reliability, integrity and security of our systems as they scale may be expensive and may not prevent system failures or unintended vulnerabilities resulting from the increasing number of persons with access to our systems, complex interactions within our technology platform and the increasing number of connections with third party partners and vendors’ technology. Operational errors or failures or successful cyber-attacks could result in damage to our reputation and loss of current and new advertisers and other business partners which could harm our business. In addition, we could be adversely impacted by outages and disruptions in the online platforms of our key business partners, such as the real-time advertising exchanges, who we rely upon for access to inventory.

Our data center facility in Phoenix, Arizona is vulnerable to damage or service interruption resulting from human error, intentional bad acts, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. Moreover, while we have a disaster recovery plan in place, we do not maintain a “hot failover” instance of our software platform permitting us to immediately switch over in the event of damage or service interruption at our data center. The occurrence of a natural disaster or an act of terrorism, any outages or vandalism or other misconduct, or a decision to close the facility without adequate notice or other unanticipated problems could result in lengthy interruptions in our services.

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Any changes in service levels at the facility or any errors, defects, disruptions or other performance problems at or related to the facility that affect our services could harm our reputation and may damage our customers’ businesses. Interruptions in our services might reduce our revenues, subject us to potential liability, or result in reduced usage of our platform. In addition, some of our customer contracts require us to issue credits for downtime in excess of certain levels and in some instances give our customers the ability to terminate their subscriptions.

Our data and information systems and network infrastructure may be subject to hacking or other cyber security threats. If our security measures are breached and an unauthorized party obtains access to our customer data or our proprietary business information, our information systems may be perceived as being unsecure, which could harm our business and reputation, and our proprietary business information could be misappropriated which could have an adverse effect on our business and results of operations.

In our operations, we store and transmit our proprietary information and information related to our customers. Our operations are dependent upon the connectivity and continuity of our facilities and operations. Despite our security measures, our information systems and network infrastructure may be vulnerable to cyber-attacks or could be breached due to an employee error or other disruption that could result in unauthorized disclosure of sensitive information which has the potential to significantly interfere with our business operations. Breaches of our security measures could expose us to a risk of loss or misuse of this information, litigation and potential liability. Since techniques used to obtain unauthorized access or to sabotage information systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures in advance of such an attack on our systems. In addition, if we select a vendor that uses cyber or “cloud” storage of information as part of their service or product offerings, despite our attempts to validate the security of such services, our proprietary information may be misappropriated by third parties. In the event of an actual or perceived breach of our security, or the security of one of our vendors, the market perception of the effectiveness of our security measures could be harmed and we could suffer damage to our reputation or our business, or lose existing customers and lose our ability to obtain new customers. Additionally, misappropriation of our proprietary business information could prove competitively harmful to our business.

Errors or failures in our software and systems could adversely affect our operating results and growth prospects.

We depend upon the sustained and uninterrupted performance of our technology platform to operate over 1,000 campaigns at any given time; manage our inventory supply; bid on inventory for each campaign; serve or direct a third party to serve advertising; collect, process and interpret data to optimize campaign performance in real time; and provide billing information to our financial systems. If our technology platform cannot scale to meet demand, or if there are errors in our execution of any of these functions on our platform, then our business could be harmed. Because our software is complex, undetected errors and failures may occur, especially when new versions or updates are made. We do not have the capability to test new releases or updates to our code on a small subset of campaigns, which means that bugs or errors in code could impact all campaigns on our platform. Despite testing by us, errors or bugs in our software have in the past, and may in the future, not be found until the software is in our live operating environment. For example, we may experience failures in our bidding system to recognize or respond to budget restrictions for campaigns, resulting in overspending on media, and we may in the future have failures in our systems that cause us to buy more media than our advertisers are contractually obligated to pay for, which could be costly and harm our operating results. Errors or failures in our software could also result in negative publicity, damage to our brand and reputation, loss of or delay in market acceptance of our solution, increased costs or loss of revenue, loss of competitive position or claims by advertisers for losses sustained by them. In such an event, we may be required or choose to expend additional resources to help mitigate any problems resulting from errors in our software. We may make errors in the measurement of our campaigns causing discrepancies with our advertisers’ measurements leading to a lack in confidence with us or, on occasion, the need for advertiser “make-goods,” the standard credits given to advertisers for campaigns that have not been delivered properly. Alleviating problems resulting from errors in our software could require significant expenditures of capital and other resources and could cause interruptions, delays or the cessation of our business, any of which would adversely impact our financial position, results of operations and growth prospects.

Software and components that we incorporate into our advertising platform may contain errors or defects, which could harm our reputation and hurt our business.

We use a combination of custom and third party software, including open source software, in building our advertising platforms. Although we test software before incorporating it into our platforms, we cannot guarantee that all of the third party technology that we incorporate will not contain errors, bugs or other defects. We continue to launch enhancements to our mobile advertising platform, and we cannot guarantee any such enhancements will be free from these kinds of defects. If errors or other defects occur in technology that we utilize in our mobile advertising platform, it could result in damage to our reputation and losses in revenue, and we could be required to spend significant amounts of additional resources to fix any problems.

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If we do not comply with the financial covenants in our credit agreements, our financial condition could be adversely affected.

Our credit facilities contain provisions that could limit our ability to, among other things, incur, create or assume additional debt, sell or otherwise dispose of our or any of our subsidiaries’ assets, or consolidate or merge with or into, or acquire the obligations or stock of, or any other interest in, another person. In addition, our credit facilities contain financial covenants that require us to maintain specified levels of tangible net worth and liquid assets. Our ability to meet those financial covenants can be affected by events beyond our control, and we may be unable to satisfy these covenants. If we fail to comply with these covenants, we may be required to identify restricted cash equal to our outstanding capital lease balance, if any, plus our outstanding standby letter of credit (“SBLC”) or, in the event of default, we may be required to pay the lenders cash in an amount equal to the capital lease balance, if any is outstanding. Paying such cash balances could have a material adverse effect on the Company’s financial condition.

Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.

Our business depends on the overall demand for advertising and on the economic health of our current and prospective advertisers. Economic downturns or instability in political or market conditions may cause current or new advertisers to reduce their advertising budgets. Adverse economic conditions and general uncertainty about economic recovery are likely to affect our business prospects. In particular, uncertainty regarding the budget crisis in the United States may cause general business conditions in the United States and elsewhere to deteriorate or become volatile, which could cause advertisers to delay, decrease or cancel purchases of our solution, This could expose us to increased credit risk on advertiser orders, which, in turn, could negatively impact our business, financial condition and results of operations. In addition, concerns over the sovereign debt situation in certain countries in the EU as well as continued geopolitical turmoil in many parts of the world have, and may continue to, put pressure on global economic conditions, which could lead to reduced spending on advertising.

Cyclical and seasonal fluctuations in the economy, in internet usage and in traditional retail shopping may have an effect on our business.

Both cyclical and seasonal fluctuations in internet usage and traditional retail seasonality may affect our business. Internet usage generally slows during the summer months, and queries typically increase significantly in the fourth quarter of each year. These seasonal trends may cause fluctuations in our quarterly results, including fluctuations in sequential revenue growth rates.

Seasonal fluctuations in advertising activity could adversely affect our cash flows.

Our cash flows from operations could vary from quarter to quarter due to the seasonal nature of our advertisers’ spending. For example, many advertisers devote the largest portion of their budgets to the fourth quarter of the calendar year, to coincide with increased holiday purchasing. To date, these seasonal effects have been masked by our rapid revenue growth. However, if and to the extent that seasonal fluctuations become more pronounced, our operating cash flows could fluctuate materially from period to period as a result.

If we fail to prevent, detect and remove invalid search queries and clicks, we could lose the confidence of our search advertisers, thereby causing our business to suffer.

Invalid clicks are an ongoing problem for the Internet search advertising industry, and we are exposed to the risk of invalid clicks on customers’ text advertisements coming from within our distribution network. Invalid clicks occur when a person or robotic software causes a click on a paid listing to occur for some reason other than to view the underlying content. Invalid clicks are commonly referred to as “click fraud.” We continue to invest significant time and resources in preventing, detecting and eliminating invalid traffic from our distribution network. However, the perpetrators of click fraud have developed sophisticated methods to evade detection, and we are unlikely to be able to completely detect and remove all invalid traffic from our search network.

Currently and in the past we have been subject to advertiser complaints and litigation regarding invalid clicks, and we may be subject to search advertising customer complaints, claims, litigation or inquiries in the future. We have from time to time credited invoices or refunded revenue to our customers due to invalid traffic, and we expect to continue to do so in the future. If our systems to detect invalid traffic are insufficient, or if we find new evidence of past invalid clicks, we may have to issue credits or refunds retroactively to our search advertisers, and we may still have to pay revenue share to our distribution network partners. This could negatively affect our profitability and hurt our brand. If traffic consisting of invalid clicks is not detected and removed from our advertising network, the affected search advertising customers may experience a reduced return on their investment in our online advertising because the invalid clicks will not lead to conversions for the search advertising customers. This could lead the search advertisers to become dissatisfied with our products, which could lead to loss of search advertising customers and revenue and could materially and adversely affect our financial results.

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We compete with many companies, some of whom are more established and better capitalized than us.

We compete with a variety of companies on a worldwide basis both through the Internet and in traditional markets. Many of these companies are larger and better capitalized than us. There are also few barriers to entry in our markets. Our competitors may develop services that are superior to, or have greater market acceptance than our services. For example, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than us. These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies which may allow them to build larger client bases. In addition, current and potential competitors are making, and are expected to continue to make, strategic acquisitions or establish cooperative, and, in some cases, exclusive relationships with significant companies or competitors to expand their businesses or to offer more comprehensive products and services.

System failures could significantly disrupt our operations and cause us to lose advertiser customers or advertising inventory.

Our success depends on the continuing and uninterrupted performance of our own internal systems, which we utilize to distribute and place ads, monitor the performance of advertising campaigns and manage inventory of advertising space. Our revenue depends on the technological ability of our platforms to deliver ads and measure them on a per click basis. Sustained or repeated system failures that interrupt our ability to provide services to customers, including technological failures affecting our ability to deliver ads quickly and accurately and to process users’ responses to ads, could significantly reduce the attractiveness of our services to advertisers and reduce our revenue. Our systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious human acts and natural disasters. In addition, any steps we take to increase the reliability and redundancy of our systems may be expensive and may not ultimately be successful in preventing system failures.

Any failure in the performance of our key production systems could materially and adversely affect our revenues.

Any system failure that interrupts our hosted products or services, whether caused by computer viruses, software failure, power interruptions, intruders, hackers, or other causes, could harm our financial results. For example, our system for tracking and invoicing clicks is dependent upon a proprietary software platform. If we lose key personnel or experience a failure of software, this system may fail. In such event, we may be unable to track paid clicks and invoice our customers, which would materially and adversely affect our financial results and business reputation. Moreover, our services are governed by Service Level Agreements that, if not met, require the payment of credits to our customers depending upon the level of service interruption.

The occurrence of a natural disaster or unanticipated problems at our principal headquarters or at a third-party data center could cause interruptions or delays in our business. A loss of data could render us unable to provide some services. Our California facilities exist on or near known earthquake fault zones and a significant earthquake could cause an interruption in our services. An interruption in our ability to serve advertisements, track paid clicks, bill and collect invoices, and provide customer support would materially and adversely affect our financial results.

Our business and operations depend on Internet service providers and third party technology providers, and any failure or system downtime experienced by these companies could materially and adversely affect our revenues.

Our distribution network partners and search advertising customers depend on Internet service providers, online service providers and other third parties for access to our services. These service providers have experienced significant outages in the past and could experience outages, delays and other operating difficulties in the future. The occurrence of any or all of these events could adversely affect our reputation, brand and business, which could have a material adverse effect on our financial results.

We have agreements with third-party click tracking and ad-serving technology providers. We do not presently maintain fully redundant click tracking, customer account, and web serving systems at separate locations. Accordingly, our operations depend on the ability of our data center to protect the systems in their data centers from system failures, earthquake, fire, power loss, water damage, telecommunications failure, hacking, vandalism, and similar events. We cannot guarantee that our Internet access will be uninterrupted, error-free or secure. Although we maintain property insurance and business interruption insurance, such insurance may not protect against some risks and we cannot guarantee that our insurance will be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure. Also, if our third-party click tracking or ad-serving technology providers experience service interruptions, errors or security breaches, our ability to track, realize, and record revenue would suffer.

We may face liability for claims related to our products and services, and these claims may be costly to resolve.

Internet users, search advertisers, other customers, and companies in the Internet, technology and media industries frequently enter into litigation based on allegations related to defamation, negligence, personal injury, breach of contract, unfair advertising, unfair competition, invasion of privacy, patent infringement or other claims. Lawsuits are filed against us from time to time. As we enter foreign markets, our potential liability could increase. In addition, we are obligated in some cases to indemnify our customers or distribution network partners in the event that they are subject to claims that our services infringe on the rights of others.

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Litigating these claims could consume significant amounts of time and money, divert management’s attention and resources, cause delays in integrating acquired technology or releasing new products, or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. Our insurance may not adequately cover claims of this type, if at all. If a court were to determine that some aspect of our services infringed upon or violated the rights of others, we could be prevented from offering some or all of our services, which would negatively impact our revenue and business. For any of the foregoing reasons, litigation involving our listings business and technology could have a material adverse effect on our business, operating results and financial condition.

Our failure to protect our intellectual property rights could diminish the value of our services, weaken our competitive position and reduce our revenue.

We regard the protection of our intellectual property, which includes trade secrets, patents, copyrights, trademarks, domain names and patent applications, as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties with whom we conduct business in order to limit access to, and disclosure and use of, our intellectual property and proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

We seek patent protection for certain of our technologies and currently have three issued U.S. patents. We are also pursuing the registration of our domain names, trademarks and service marks in the United States and in certain locations outside the United States. Effective trade secret, copyright, trademark, domain name and patent protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights. We may be required to protect our intellectual property in an increasing number of jurisdictions, a process that is expensive and may not be successful or which we may not pursue in every location. We may, over time, increase our investment in protecting our intellectual property through additional patent filings that could be expensive and time-consuming.

We have licensed in the past, and expect to license in the future, some of our proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take unauthorized actions that diminish the value of our proprietary rights or harm our reputation.

Monitoring unauthorized use of our intellectual property is difficult and costly. Our efforts to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries, such as China and India, do not protect our proprietary rights to as great an extent as do the laws of European countries and the United States. Further, the laws in the United States and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property rights. Our failure to meaningfully protect our intellectual property could result in competitors offering services that incorporate our most technologically advanced features, which could seriously reduce demand for our mobile advertising services. In addition, we may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination that is unfavorable to us. In addition, litigation is inherently uncertain, and thus we may not be able to stop our competitors from infringing upon our intellectual property rights.

We could be subject to infringement claims that may be costly to defend, result in the payment of settlements or damages or cause us to change the way we conduct our business.

Internet, technology and media companies, as well as patent holding companies often possess a significant number of patents. Further, many of these companies and other parties are actively developing online advertising, search, indexing, electronic commerce and other Web-related technologies, as well as a variety of online business models and methods. We believe that these parties will continue to take steps to protect these technologies, including, but not limited to, seeking patent protection. As a result, we may face claims of infringement of patents and other intellectual property rights held by others. Also, as we expand our business, acquire and maintain our customer base, and develop new technologies, products and services, we may become increasingly subject to intellectual property infringement claims. In the event that there is a claim or determination that we infringe third-party proprietary rights such as patents, copyrights, trademark rights, trade secret rights or other third party rights such as publicity and privacy rights, we could incur substantial monetary liability, be required to enter into costly royalty or licensing agreements or be prevented from using the rights, which could require us to change our business practices in the future and limit our ability to compete effectively. We may also incur substantial expenses in defending against third-party infringement claims regardless of the merit of such claims. The occurrence of any of these results could harm our brand and negatively impact our operating results. In addition, many of our agreements with our customers, partners and affiliates require us to indemnify them for certain third-party intellectual property infringement claims or determinations, which could increase our costs in defending such claims and our damages.

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Litigation, regulation, legislation or enforcement actions directed at or materially affecting us may adversely affect the commercial use of our products and services and our financial results.

New lawsuits, laws, regulations and enforcement actions applicable to the online industry may limit the delivery, appearance and content of our advertising or our publisher customers’ advertisers or otherwise adversely affect our business. If such laws are enacted, or if existing laws are interpreted to restrict the types and placements of advertisements we or our publishers’ customers can carry, it could have a material and adverse effect on our financial results. For example, in 2002, the Federal Trade Commission, in response to a petition from a private organization, reviewed the way in which search engines disclose paid placement or paid inclusion practices to Internet consumers and issued guidance on what disclosures are necessary to avoid misleading consumers about the possible effects of paid placement or paid inclusion listings on the search results. In 2003, the United States Department of Justice issued statements indicating its belief that displaying advertisements for online gambling might be construed as aiding and abetting an illegal activity under federal law. In 2004, the United States Congress considered new laws regarding the sale of pharmaceutical products over the Internet and the use of adware to distribute advertisements on the Internet. In 2007, the Federal Trade Commission proposed new regulations relating to online behavioral targeting. Moreover, as we enter into foreign markets, we may become subject to additional regulation and legislation. If any new law or government agency were to require changes in the labeling, delivery or content of our advertisements, or if we are subject to legal proceedings regarding these issues, it may reduce the desirability of our services or the types of advertisements that we can run, and our business could be materially and adversely harmed. In addition, many of our agreements with our customers, partners and affiliates require us to indemnify them for certain claims related to online advertising laws, regulations and enforcement actions, which could increase our costs in defending such claims and our damages.

In addition, legislation or regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), present ongoing compliance risks, and a failure to comply with these new laws and regulations could materially harm our business. As we continue our Section 404 compliance efforts we may identify significant deficiencies, or material weaknesses, in the design and operation of our internal control over financial reporting. We may be unable to remediate any of these matters in a timely fashion, and/or our independent registered public accounting firm may not agree with our remediation efforts. Such failures could impact our ability to record, process, summarize and report financial information, and could impact market perception of the quality of our financial reporting, which could adversely affect our business and our stock price.

Furthermore, the Company is involved, from time to time, in various legal proceedings arising from the normal course of business activities. Although the results of litigation and claims cannot be predicted with certainty, the Company does not expect resolution of these matters to have a material adverse impact on its consolidated results of operations, cash flows or financial position unless stated otherwise. However, an unfavorable resolution of a matter could, depending on its amount and timing, materially affect its results of operations, cash flows or financial position in a future period. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense costs, diversion of management resources and other factors.

Activities of our advertiser customers could damage our reputation or give rise to legal claims against us.

Our advertiser customers’ promotion of their products and services may not comply with federal, state and local laws, including, but not limited to, laws and regulations relating to mobile communications. Failure of our customers to comply with federal, state or local laws or our policies could damage our reputation and expose us to liability under these laws. We may also be liable to third parties for content in the ads we deliver if the artwork, text or other content involved violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory, unfair and deceptive, or otherwise in violation of applicable laws. Although we generally receive assurance from our advertisers that their ads are lawful and that they have the right to use any copyrights, trademarks or other intellectual property included in an ad, and although we are normally indemnified by the advertisers, a third party or regulatory authority may still file a claim against us. Any such claims could be costly and time-consuming to defend and could also hurt our reputation. Further, if we are exposed to legal liability as a result of the activities of our advertiser clients, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend significant resources.

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Our business practices with respect to data could give rise to liabilities or reputational harm as a result of governmental regulation, legal requirements or industry standards relating to consumer privacy and data protection.

In the course of providing our services, we transmit and store information related to the ads we place. Federal, state and international laws and regulations can govern the collection, use, retention, sharing and security of data that we collect across our advertising platform. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data protection. However, it is possible that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure, or perceived failure, by us to comply with U.S. federal, state, or international laws, including laws and regulations regulating privacy, data security, or consumer protection, could result in proceedings or actions against us by governmental entities or others. We are aware of several ongoing lawsuits filed against companies in our industry alleging various violations of privacy-related laws. Any such proceedings could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, adversely affect the demand for our services and ultimately result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless our clients from the costs or consequences of inadvertent or unauthorized disclosure of data that we store or handle as part of providing our services.

The regulatory framework for privacy issues worldwide is evolving, and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices. For example, in early 2012, the State of California entered into an agreement with several major mobile app platforms under which the platforms have agreed to require mobile apps to meet specified standards to ensure consumer privacy. Subsequently, in January 2013, the State of California released a series of recommendations for privacy best practices for the mobile industry. In January 2014, a California law also became effective amending the required disclosures for online privacy policies. It is possible that new laws and regulations will be adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that would affect our business.

As we expand our operations globally, compliance with regulations that differ from country to country may also impose substantial burdens on our business. In particular, the European Union has traditionally taken a broader view as to what is considered personal information and has imposed greater obligations under data privacy regulations. In addition, individual EU member countries have had discretion with respect to their interpretation and implementation of the regulations, which has resulted in variation of privacy standards from country to country. In January 2012, the European Commission announced significant proposed reforms to its existing data protection legal framework, including changes in obligations of data controllers and processors, the rights of data subjects and data security and breach notification requirements. The EU proposals, if implemented, may result in a greater compliance burden if we deliver ads to mobile device users in Europe. Complying with any new regulatory requirements could force us to incur substantial costs or require us to change our business practices in a manner that could compromise our ability to effectively pursue our growth strategy.

Privacy-related regulation of the Internet could limit the ways we currently collect and use personal information, which could decrease our advertising revenues or increase our costs.

Internet user privacy has become an issue both in the United States and abroad. The United States Congress and Federal Trade Commission are considering new legislation and regulations to regulate Internet privacy. The Federal Trade Commission and government agencies in some states and countries have investigated some Internet companies, and lawsuits have been filed against some Internet companies, regarding their handling or use of personal information. Any laws imposed to protect the privacy of Internet consumers may affect the way in which we collect and use personal information. We could incur additional expenses if new laws or court judgments, in the United States or abroad, regarding the use of personal information are introduced or if any agency chooses to investigate our privacy practices.

We, along with some of our distribution network partners or search advertising customers, retain information about our consumers. If others were able to penetrate the network security of these user databases and access or misappropriate this information, we and our distribution network partners or search advertising customers could be subject to liability. These claims may result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant time and financial resources. In addition, many of our agreements with our customers, partners and affiliates require us to indemnify them for certain claims related to privacy laws, regulations and enforcement actions which could increase our costs in defending such claims and damages.

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Legislation and regulation of online businesses, including privacy and data protection regimes, could create unexpected costs, subject us to enforcement actions for compliance failures, or cause us to change our technology platform or business model, which could have a material adverse effect on our business.

Government regulation could increase the costs of doing business online. U.S. and foreign governments have enacted or are considering legislation related to online advertising and we expect to see an increase in legislation and regulation related to advertising online, the use of geo-location data to inform advertising, the collection and use of anonymous Internet user data and unique device identifiers, such as IP address or unique mobile device identifiers, and other data protection and privacy regulation. Recent revelations about bulk online data collection by the National Security Agency, and news articles suggesting that the National Security Agency may gather data from cookies placed by Internet advertisers to deliver interest based advertising, may further interest governments in legislation regulating data collection by commercial entities, such as advertisers and publishers and technology companies that serve the advertising industry. Such legislation could affect the costs of doing business online, and could reduce the demand for our solution or otherwise harm our business, financial condition and results of operations. For example, a wide variety of provincial, state, national and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. While we have not collected data that is traditionally considered personal data, such as name, email address, address, phone numbers, social security numbers, credit card numbers, financial or health data, we may obtain information that are or may be considered personal data in some jurisdictions or otherwise may be the subject of legislation or regulation. Evolving and changing definitions of personal data, within the EU, the United States and elsewhere, could cause us in the future, to change our business practices, or limit or inhibit our ability to operate or expand our business. Data protection and privacy-related laws and regulations are evolving and could result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. While we take measures to protect the security of information that we collect, use and disclose in the operation of our business, and to offer certain privacy protections with respect to such information, such measures may not always be effective. In addition, while we take steps to avoid collecting personally identifiable information about consumers, we may inadvertently receive this information from advertisers or advertising agencies or through the process of delivering advertising. Our failure to comply with applicable laws and regulations, or to protect personal data, could result in enforcement action against us, including fines, imprisonment of our officers and public censure, claims for damages by consumers and other affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse impact on our business, financial condition and results of operations. Even the perception of privacy concerns, whether or not valid, could harm our reputation and inhibit adoption of our solution by current and future advertisers and advertising agencies.

If the use of “third party cookies” is rejected by Internet users, restricted or otherwise subject to unfavorable regulation, our performance could decline and we could lose advertisers and revenue.

Advertisers and our partners use “cookies” (small text files) to gather important data in the delivery of advertisements. These cookies are placed through an Internet browser on an Internet user’s computer and correspond to a data set. These cookies are known as “third party” cookies because of a lack of a direct relationship with the Internet user. These cookies collect anonymous information, such as when an Internet user views an ad, clicks on an ad, or visits one of our advertiser customer’s websites. On mobile devices, there may also be location based information about the user’s device. These cookies are used to help achieve our advertiser customer’s campaign goals, to help ensure that the same Internet user does not unintentionally see the same advertisement too frequently, to report aggregate information to advertisers regarding the performance of their advertising campaigns and to detect and prevent fraudulent activity throughout our network of inventory. Data from cookies are also used to help decide whether to bid on, and how much to bid on, an opportunity to place an advertisement in a certain location, at a given time, in front of a particular Internet user. A lack of data associated with cookies may detract from the ability to make decisions about which inventory to purchase for an advertiser’s campaign, and undermine the effectiveness of our solution.

Cookies may easily be deleted or blocked by Internet users. All of the most commonly used Internet browsers (including Chrome, Firefox, Internet Explorer, and Safari) allow Internet users to prevent cookies from being accepted by their browsers. Internet users can also delete cookies from their computers at any time. Some Internet users also download “ad blocking” software that prevents cookies from being stored on a user’s computer. If more Internet users adopt these settings or delete their cookies more frequently than they currently do, our business could be harmed. In addition, the Safari browser blocks cookies by default, and other browsers may do so in the future. Unless such default settings in browsers were altered by Internet users, we would be able to set fewer of our cookies in browsers, which could adversely affect our business. In addition, companies such as Google have publicly disclosed their intention to move away from cookies to another form of persistent unique identifier, or ID, to indicate Internet users in the bidding process on advertising exchanges. If companies do not use shared IDs across the entire ecosystem, this could have a negative impact on our ability to find the same anonymous user across different web properties, and reduce the effectiveness of our solution.

In addition, in the European Union, or EU, Directive 2009/136/EC, commonly referred to as the “Cookie Directive,” directs EU member states to ensure that accessing information on an Internet user’s computer, such as through a cookie, is allowed only if the Internet user has given his or her consent. We may not be able to develop or implement additional tools that compensate for the lack of data associated with cookies. Moreover, even if we are able to do so, such additional tools may be subject to further regulation, time consuming to develop or costly to obtain, and less effective than our current use of cookies.

Potential “Do Not Track” standards or government regulation could negatively impact our business by limiting access to the anonymous user data that informs the advertising campaigns we facilitate, and as a result could degrade our performance for our customers.

As the use of cookies has received ongoing media attention over the past three years, some government regulators and privacy advocates have suggested creating a “Do Not Track” standard that would allow Internet users to express a preference, independent of cookie settings in their web browser, not to have their website browsing recorded. All the major Internet browsers have implemented some version of a “Do Not Track” setting. Microsoft’s Internet Explorer 10 includes a “Do Not Track” setting that is selected “on” by default. However, there is no definition of “tracking,” no consensus regarding what message is conveyed by a “Do Not Track” setting and no industry standards regarding how to respond to a “Do Not Track” preference. It is possible that we could face competing policy standards, or standards that put our business model at a competitive disadvantage to other companies that collect data from Internet users, standards that reduce the effectiveness of our solution, or standards that require us to make costly changes to our solution. The Federal Trade Commission has stated that it will pursue a legislative solution if the industry cannot agree upon a standard. The “Do-Not-Track Online Act of 2013” was introduced in the United States Senate in February 2013. If a “Do Not Track” web browser setting is adopted by many Internet users, and the standard either imposed by state or federal legislation, or agreed upon by standard setting groups, requires us to recognize a “Do Not Track” signal and prohibits the use of non-personal data as currently done, then that could hinder growth of advertising and content production on the web generally, and limit the quality and amount of data we are able to store and use, which would cause us to change our business practices and adversely affect our business.

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Our business involves the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm and monetary damages.

We may at times collect, store and transmit information of, or on behalf of, our clients that may include certain types of confidential information that may be considered personal or sensitive, and that are subject to laws that apply to data breaches. We believe that we take reasonable steps to protect the security, integrity and confidentiality of the information we collect and store, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts to protect this information. If such unauthorized disclosure or access does occur, we may be required to notify persons whose information was disclosed or accessed. Most states have enacted data breach notification laws and, in addition to federal laws that apply to certain types of information, such as financial information, federal legislation has been proposed that would establish broader federal obligations with respect to data breaches. We may also be subject to claims of breach of contract for such disclosure, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information may result in the termination of one or more of our commercial relationships or a reduction in client confidence and usage of our services. We may also be subject to litigation alleging the improper use, transmission or storage of confidential information, which could damage our reputation among our current and potential clients, require significant expenditures of capital and other resources and cause us to lose business and revenue.

Online commerce security risks, including security breaches, identity theft, service disrupting attacks and viruses, could harm our reputation and the conduct of our business, which could have a material adverse effect on our financial results.

A fundamental requirement for online commerce and communications is the secure storage and transmission of confidential information over public networks. Although we have developed and use systems and processes that are designed to protect customer information and prevent fraudulent credit card transactions and other security breaches, our security measures may not prevent security breaches or identity theft that could harm our reputation and business. Currently, a significant number of our customers provide credit card and other financial information and authorize us to bill their credit card accounts directly for all transaction fees charged by us. We rely on encryption and authentication technology to provide the security and authentication to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect transaction data. In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data. An increasing number of websites have reported breaches of their security. Any compromise of our security could damage our reputation and expose us to a risk of litigation and possible liability. The coverage limits of our insurance policies may not be adequate to reimburse us for losses caused by security breaches.

Additionally, our servers are vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, and we have experienced “denial-of-service” type attacks on our system that have made all or portions of our websites unavailable for periods of time. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Disruptions in our services and damage caused by viruses and other attacks could cause a loss of user confidence in our systems and services, which could lead to reduced usage of our products and services and materially adversely affect our business and financial results.

Our data and information systems and network infrastructure may be subject to hacking or other cyber security threats. If our security measures are breached and an unauthorized party obtains access to our customer data or our proprietary business information, our information systems may be perceived as being unsecure, which could harm our business and reputation, and our proprietary business information could be misappropriated which could have an adverse effect on our business and results of operations.

In our operations, we store and transmit our proprietary information and information related to our customers. Our operations are dependent upon the connectivity and continuity of our facilities and operations. Despite our security measures, our information systems and network infrastructure may be vulnerable to cyber-attacks or could be breached due to an employee error or other disruption that could result in unauthorized disclosure of sensitive information which has the potential to significantly interfere with our business operations. Breaches of our security measures could expose us to a risk of loss or misuse of this information, litigation and potential liability. Since techniques used to obtain unauthorized access or to sabotage information systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures in advance of such an attack on our systems. In addition, if we select a vendor that uses cyber or “cloud” storage of information as part of their service or product offerings, despite our attempts to validate the security of such services, our proprietary information may be misappropriated by third parties. In the event of an actual or perceived breach of our security, or the security of one of our vendors, the market perception of the effectiveness of our security measures could be harmed and we could suffer damage to our reputation or our business, or lose existing customers and lose our ability to obtain new customers. Additionally, misappropriation of our proprietary business information could prove competitively harmful to our business.

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New tax treatment of companies engaged in Internet commerce may adversely affect the commercial use of our search service and our financial results.

Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New or revised state tax regulations may subject us or our search advertising customers to additional state sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes and, in particular, sales taxes, would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the Internet. Any of these events could have an adverse effect on our business and results of operations.

Our quarterly revenues and operating results may fluctuate for many reasons, which may make our future results difficult to predict and could cause our operating results to fall below investors’ and analysts; expectations, negatively affecting our stock price.

Our revenues and operating results have fluctuated in the past, and will likely fluctuate significantly from quarter to quarter as a result of a variety of factors, many of which are beyond our control. Because our business is changing and evolving rapidly, our historical operating results may not be useful in predicting our future operating results. Factors that may cause fluctuations in our operating results include, without limitation:

•	changes in the composition and size of our Advertiser Network customer base;

•	changes in composition of our AdCenter customer base;

•	the seasonal nature of our customers’ spending on digital advertising campaigns;

•	the pricing of advertising inventory or of other third-party services;

•	changes in our distribution network, particularly the gain or loss of key distribution network partners, or changes in the implementation of search results on partner websites;

•	changes in the intermediary business model which affect the entire online search advertising ecosystem;

•	changes in the number of search advertising customers who do business with us, or the amount of spending per customer;

•	the introduction of new technologies, product or service offerings by our competitors;

•	changes in our customers’ advertising budget allocations, agency affiliations or marketing strategies;

•	the revenue-per-click we receive from search advertising customers, or other factors that affect the demand for, and prevailing prices of, Internet advertising and marketing services;

•	changes to our traffic acquisition costs related to our Advertiser Network, including changes to the economic prospects of our advertisers generally, which could alter current or prospective advertisers’ spending priorities and increase the time or costs required to complete sales with advertisers;

•	changes and uncertainty in the regulatory environment for us or our advertisers;

•	changes in the availability of advertising inventory through real-time advertising exchanges, or in the cost to reach end consumers through digital advertising;

•	changes in our capital expenditures as we acquire the hardware, equipment and other assets required to support our business;

•	costs related to the acquisition of people, business or technologies; and

•	systems downtime on our Advertiser Network, our website or the websites of our distribution network partners.

Due to the above factors, we believe that period-to-period comparisons of our financial results are not necessarily meaningful, and you should not rely on past financial results as an indicator of our future performance. If our financial results in any future period fall below the expectations of securities analysts and investors, the market price of our securities would likely decline.

Our stock price is extremely volatile, and such volatility may hinder investors’ ability to resell their shares for a profit or avoid a loss.

The stock market has experienced significant price and volume fluctuations in recent years, and the stock prices of Internet companies have been extremely volatile. The low trading volume of our common stock may adversely affect its liquidity and reduce the number of market makers and/or large investors willing to trade in our common stock, making wider fluctuations in the quoted price of our common stock more likely to occur. You should evaluate our business in light of the risks, uncertainties, expenses, delays and difficulties associated with managing and growing a business in a relatively new industry, many of which are beyond our control.

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Our stock price may fluctuate, and you may not be able to sell your shares for a profit, as a result of a number of factors, including, without limitation:

•	developments concerning proprietary rights, including patents, by us or a competitor;

•	announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

•	introductions of new services by us or our competitors;

•	enactment of new government regulations affecting our industry;

•	changes in the market valuations of Internet companies in general and comparable companies in particular;

•	quarterly fluctuations in our operating results and changes in our financial conditions;

•	the termination or expiration of our distribution agreements;

•	our potential failure to meet our forecasts or analyst expectations on a quarterly basis;

•	the relatively thinly traded volume of our publicly traded shares, which means that small changes in the volume of trades may have a disproportionate impact on our stock price;

•	the loss of key personnel, or our inability to recruit experienced personnel to fill key positions;

•	changes in ratings or financial estimates by analysts or the inclusion/removal of our stock from certain stock market indices used to drive investment choices;

•	announcements of new distribution network partnerships, technological innovations, acquisitions or products or services by us or our competitors;

•	the short selling of our stock;

•	the sales of substantial amounts of our common stock in the public market by our stockholders, or the perception that such sales could occur; or

•	conditions or trends in the Internet that suggest a decline in rates of growth of advertising-based Internet companies.

In the past, securities class action litigation has often been instituted after periods of volatility in the market price of a Company’s securities. A securities class action suit against us could result in substantial costs and the diversion of management’s attention and resources, regardless of the merits or outcome of the case.

We may need additional capital in the future to support our operations and, if such additional financing is not available to us, on reasonable terms or at all, our liquidity and results of operations will be materially and adversely impacted.

Unanticipated developments in the short term, such as the entry into agreements which require large cash payments or the acquisition of businesses with negative cash flows, may necessitate additional financing. We may seek to raise additional capital through public or private debt or equity financings in order to:

•	fund the additional operations and capital expenditures;

•	take advantage of favorable business opportunities, including geographic expansion or acquisitions of complementary businesses or technologies;

•	develop and upgrade our technology infrastructure beyond current plans;

•	develop new product and service offerings;

•	take advantage of favorable conditions in capital markets; or

•	respond to competitive pressures.

The capital markets, and in particular the public equity market for Internet companies, have historically been volatile. It is difficult to predict when, if at all, it will be possible for Internet companies to raise capital through these markets. We cannot assure you that the additional financing will be available on terms favorable to us, or at all. If we issue additional equity or convertible debt securities, our existing stockholders may experience substantial dilution.

The report of our independent registered public accounting firm expresses substantial doubt about the Company’s ability to continue as a going concern.

Our auditors, Albert Wong & Co. LLP, have indicated in their report on the Company’s financial statements for the fiscal year ended December 31, 2014 that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations and negative working capital. A “going concern” opinion could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives. Our ability to continue as a going concern will depend upon the availability and terms of future funding, continued growth in product orders and shipments, improved operating margins and our ability to profitably meet our after-sale service commitments with existing customers. If we are unable to achieve these goals, our business would be jeopardized and the Company may not be able to continue. If we ceased operations, it is likely that all of our investors would lose their investment.

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We do not anticipate paying any cash dividends on our common stock in the foreseeable future and our stock may not appreciate in value.

We have not declared or paid cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any existing or future debt agreements may preclude us from paying dividends. There is no guarantee that shares of our common stock will appreciate in value or that the price at which our stockholders have purchased their shares will be able to be maintained.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies in the United States.

As a public company listed in the United States we incur significant legal, accounting and other expenses. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and stock exchanges, may increase legal and financial compliance costs and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Failure to comply with these rules might also make it more difficult for us to obtain some types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below the expectations of investors and securities analysts, which could result in a decline in our stock price.

The preparation of financial statements in conformity with generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances (as described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Our operating results could be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions. If, as a result, our operating results fall below the expectations of investors and securities analysts, our stock price could decline. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, stock-based compensation, allowance for doubtful accounts, accounting for internal use software and income taxes.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

As of December 31, 2014, our executive officers, directors and current beneficial owners of 5% or more of our common stock and their respective affiliates, in the aggregate, beneficially owned approximately 68% of our outstanding common stock. These persons, acting together, are able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of stockholders may not coincide with our interests or the interests of other stockholders. This concentration of ownership may have the effect of deterring, delaying or preventing a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

We depend on key persons and the loss of any key person could adversely affect our operations.

The future success of our business is dependent on our management team, including Michael Onghai, our Chief Executive Officer, and our professional team and employees. If one or more of our key personnel are unable or unwilling to continue in their present positions, we may not be able to easily replace them, and we may incur additional expenses to recruit and train new personnel. The loss of our key personnel could severely disrupt our business and its financial condition and results of operations could be materially and adversely affected. Furthermore, since our industry is characterized by high demand and intense competition for talent, we may need to offer higher compensation and other benefits in order to attract and retain key personnel in the future. We cannot assure investors that we will be able to attract or retain the key personnel needed to achieve our business objectives. In addition, we do not have in place “key person” life insurance policies on any of our employees. The loss of the services of key members of our professional team or employees could negatively affect our financial performance.

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Provisions of Delaware corporate law and provisions of our charter and bylaws may discourage a takeover attempt.

Our charter and bylaws and provisions of Delaware law may deter or prevent a takeover attempt, including an attempt that might result in a premium over the market price for our common stock. Our board of directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, our charter and bylaws provide for a classified board of directors. These provisions, along with Section 203 of the DGCL, prohibiting certain business combinations with an interested stockholder, could discourage potential acquisition proposals and could delay or prevent a change of control.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations of the Nasdaq Stock Market. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting and perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting. This requires that we incur substantial professional fees and internal costs related to our accounting and finance functions and that we expend significant management efforts.

We may in the future discover areas of our internal financial and accounting controls and procedures that need improvement. Our internal control over financial reporting will not prevent or detect all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are unable to maintain proper and effective internal controls in the future, we may not be able to produce timely and accurate financial statements, and we may conclude that our internal controls over financial reporting are not effective. If that were to happen, the market price of our stock could decline and we could be subject to sanctions or investigations by the Nasdaq Stock Market or the NYSE MKT, the SEC or other regulatory authorities.

If securities or industry analysts do not publish research or reports about our business, or publish inaccurate or unfavorable research reports about our business, our share price and trading volume could decline.

The trading market for our common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our shares or change their opinion of our business prospects, our share price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share

Risks Related to Pyxis’ Industry

The value of your investment in Pyxis following consummation of the Merger will be subject to the significant risks affecting Pyxis and those inherent in the product tanker industry. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of Pyxis’ common shares to decline, perhaps significantly, and you therefore may lose all or part of your investment. The following risk factors apply to the business and operations of Pyxis and will also apply to the business and operations of Pyxis following the Merger.

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The unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only, has been prepared based on a number of assumptions and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue.

Operating ocean-going vessels is inherently risky.

The operation of ocean-going vessels in international trade is affected by a number of risks, including mechanical failure, personal injury, vessel and cargo and property loss or damage, business interruption due to political conditions, hostilities, labor strikes, adverse weather conditions, stowaways, placement on Pyxis’ vessels of illegal drugs and other contraband by smugglers, war, terrorism, piracy, human error, environmental accidents generally, collisions and other catastrophic natural and marine disasters. An accident involving any of Pyxis’ vessels could result in any of the following: death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business or higher insurance rates.

In addition, the operation of tankers has unique operational risks associated with the transportation of oil and chemicals. An oil or chemical spill may cause significant environmental damage, and a catastrophic spill could exceed the insurance coverage available. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision or other cause due to the high flammability and high volume of the oil transported in tankers. In addition, to the extent Pyxis’ vessels are found with contraband, whether inside or attached to the hull of Pyxis’ vessel and whether such contraband was on the Pyxis vessels with or without the knowledge of any of Pyxis’ crew or land-based shore personnel, it may face governmental or other regulatory claims which could have an adverse effect on Pyxis’ business, results of operations, cash flows, financial condition and ability to pay dividends. Pyxis could also become subject to personal injury or property damage claims relating to the release of or exposure to hazardous materials associated with Pyxis’ operations. Violations of or liabilities under environmental requirements also can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of Pyxis’ vessels. Any of these circumstances or events could negatively impact Pyxis’ business, financial condition and results of operations. In addition, the loss of any of Pyxis’ vessels could harm Pyxis’ reputation as a safe and reliable vessel owner and operator.

Pyxis operates its vessels worldwide and as a result, its vessels are exposed to international risks that may reduce revenue or increase expenses.

The international shipping industry is an inherently risky business involving global operations. Pyxis’ vessels are at risk of damage or loss because of events such as marine disasters, bad weather, business interruptions caused by mechanical failures, grounding, fire, explosions, collisions, human error, war, terrorism, piracy, cargo loss, latent defects, acts of God and other circumstances or events. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping routes and result in market disruptions that may reduce Pyxis’ revenue or increase its expenses.

International shipping is also subject to various security and customs inspection and related procedures in countries of origin and destination and transhipment points. Inspection procedures can result in the seizure of the cargo and/or our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us. It is possible that changes to inspection procedures could impose additional financial and legal obligations on Pyxis. Furthermore, changes to inspection procedures could also impose additional costs and obligations on Pyxis’ customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on Pyxis’ business, results of operations, cash flows, financial condition and available cash.

Charter hire rates for tankers are cyclical and volatile.

The tanker market is cyclical with volatility in charter hire rates and industry profitability. The degree of charter hire rate volatility among different types of tankers has varied widely. After reaching historical highs in mid-2008, charter hire rates for tankers have declined significantly. If the shipping industry and charter hire rates are depressed in the future when Pyxis’ charters expire, Pyxis may be unable to recharter its vessels at rates as favorable to it as historical rates and its revenues, earnings and available cash flow will likely be adversely affected. In addition, a decline in charter hire rates likely will cause the value of Pyxis’ vessels to decline. Pyxis’ ability to re-charter its vessels upon the expiration or termination of its current charters, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the tanker market at that time and changes in the supply and demand for vessel capacity.

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The factors that influence the demand for tanker vessel capacity are outside of Pyxis’ control and unpredictable and include:

•	demand and supply for refined petroleum products and other liquid bulk products such as vegetable and edible oils;

•	regional availability of refining capacity;

•	the globalization of manufacturing;

•	global and regional economic and political conditions and developments in international trade;

•	changes in seaborne and other transportation patterns, including changes in the distances over which tanker cargoes are transported;

•	competition from other shipping companies and other modes of transportation that compete with tankers;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather and natural disasters.

The factors that influence the supply of tanker vessel capacity are outside of Pyxis’ control and unpredictable and include:

•	the number of tanker newbuilding deliveries;

•	the scrapping rate of older tankers;

•	the price of steel and vessel equipment;

•	the cost of newbuildings and the cost of retrofitting or modifying secondhand tankers as a result of charterer requirements;

•	availability and cost of capital;

•	cost and supply of labor;

•	technological advances in tankers design and capacity;

•	conversion of tankers to other uses and the conversion of other vessels to tankers;

•	tankers freight rates, which is itself effected by factors that may affect the rate of newbuilding, scrapping and laying-up of tankers;

•	port and canal congestion;

•	exchange rate fluctuations;

•	changes in environmental and other regulations that may limit the useful lives of tankers; and

•	the number of tankers that are out of service.

These factors influencing the supply of and demand for tanker capacity and charter rates are outside of Pyxis’ control, and it may not be able to correctly assess the nature, timing and degree of changes in industry conditions. Pyxis cannot assure you that it will be able to successfully charter its tankers in the future at all or at rates sufficient to allow the Company to meet its contractual obligations, including repayment of its indebtedness, or to pay dividends to its shareholders.

Tanker rates also fluctuate based on seasonal variations in demand.

Tanker markets are typically stronger in the winter months as a result of increased oil consumption in the northern hemisphere but weaker in the summer months as a result of lower oil consumption in the northern hemisphere and refinery maintenance that is typically conducted in the summer months. In addition, unpredictable weather patterns during the winter months in the northern hemisphere tend to disrupt vessel routing and scheduling. The oil price volatility resulting from these factors has historically led to increased oil trading activities in the winter months. As a result, revenues generated by our vessels have historically been weaker during the quarters ended June 30 and September 30, and stronger in the quarters ended March 31 and December 31.

An over-supply of tanker capacity may lead to reductions in charter rates, vessel values, and profitability.

The market supply of tankers is affected by a number of factors such as demand for energy resources, oil, petroleum and chemical products, as well as strong overall global economic growth. If the capacity of new ships delivered exceeds the capacity of tankers being scrapped and lost, tanker capacity will increase. For example, as of July 31, 2015, the order book for MR tankers represented slightly over 12.5% of the existing fleet and the order book may increase further in the future. If the supply of tanker capacity increases and if the demand for tanker capacity does not increase correspondingly, charter rates and vessel values could materially decline. A reduction in charter rates and the value of Pyxis’ vessels may have a material adverse effect on its results of operations and available cash.

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If Pyxis’ vessels suffer damage due to the inherent operational risks of the shipping industry, it may experience unexpected drydocking costs and delays or total loss of its vessels, which may adversely affect its business and financial condition.

The operation of an ocean-going vessel carries inherent risks. Pyxis’ vessels and their cargoes will be at risk of being damaged or lost because of events such as marine disasters, bad weather, business interruptions caused by mechanical failures, grounding, fire, explosions, collisions, human error, war, terrorism, piracy, cargo loss, latent defects, acts of God and other circumstances or events. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These hazards may result in death or injury to persons, loss of revenues or property, environmental damage, higher insurance rates, damage to our customer relationships, market disruptions, delay or rerouting. In addition, the operation of tankers has unique operational risks associated with the transportation of oil and other liquid bulk products. An oil or chemical spill, for example, may cause significant environmental damage, and the associated costs could exceed the insurance coverage available to us. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil or chemicals transported in tankers.

If Pyxis’ vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and may be substantial. Pyxis may have to pay drydocking costs that its insurance does not cover in full. The loss of revenues and continuation of certain operating expenses while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect Pyxis’ business and financial condition. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. Pyxis may be unable to find space at a suitable drydocking facility or its vessels may be forced to travel to a drydocking facility that is not conveniently located to its vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel or be towed to more distant drydocking facilities may adversely affect Pyxis’ business and financial condition. Further, the total loss of any of its vessels could harm its reputation as a safe and reliable vessel owner and operator. If Pyxis is unable to adequately maintain or safeguard its vessels, it may be unable to prevent any such damage, costs, or loss which could negatively impact its business, financial condition, results of operations and available cash.

Acts of piracy on ocean-going vessels could adversely affect Pyxis’ business.

Acts of piracy have historically affected ocean-going vessels trading in many regions of the world. Although the frequency of piracy on ocean-going vessels decreased during 2014, piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and the Gulf of Guinea. Tanker vessels are particularly vulnerable to attacks by pirates. If regions in which Pyxis’ vessels are deployed are characterized as ’’war risk’’ zones by insurers, as the Gulf of Aden temporarily was in May 2008, or Joint War Committee ’’war and strikes’’ listed areas, premiums payable for coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including due to employing onboard security guards, could increase in such circumstances. Pyxis may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on the company. In addition, any detention hijacking as a result of an act of piracy against Pyxis’ vessels, or an increase in cost, or unavailability, of insurance for Pyxis’ vessels, could have a material adverse impact on its business, financial condition and results of operations.

Pyxis’ substantial operations outside the United States expose Pyxis to political, governmental and economic instability.

Pyxis’ operations are primarily conducted outside the United States and may be adversely affected by changing or adverse political, governmental and economic conditions in the countries where its vessels are flagged or registered and in the regions where Pyxis otherwise engages in business. In particular, it may derive some portion of its revenues from its vessels transporting oil and refined petroleum products from politically unstable regions.

In addition, terrorist attacks such as the attacks that occurred against targets in the United States on September 11, 2001, Spain on March 11, 2004, London on July 7, 2005, Mumbai on November 26, 2008 and continuing hostilities in Iraq and Afghanistan and elsewhere in the Middle East and the world may lead to additional armed conflicts or to further acts of terrorism and civil disturbance. Pyxis’ operations may also be adversely affected by expropriation of vessels, taxes, regulation, tariffs, trade embargoes, economic sanctions, or a disruption of or limit to trading activities or other adverse events or circumstances in or affecting the countries and regions where Pyxis operates or where it may operate in the future. Crew costs, including due to employing onboard security guards, could increase in such circumstances. It may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on Pyxis.

Pyxis’ operations are also potentially vulnerable to economic instability inherent in political and government risk. In particular, the shipping industry, like many others, is dependent on the economies of India and China. India’s gross domestic product growth has exhibited noteworthy growth in the recent years. The Chinese government’s reputation and reform of its economy continue to develop. Many of the reforms by the Chinese government are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments.

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In addition, fluctuations in exchange rates may affect charter rates and may adversely affect the profitability in U.S. dollars of the services Pyxis provides in foreign markets where payment is made in other currencies. All of Pyxis’ consolidated revenue is received in U.S. dollars. The amount and frequency of expenses paid in currency other than the U.S. dollar (such as vessel repairs, supplies and stores) may fluctuate from period to period. Depreciation in the value of the U.S. dollar relative to other currencies increases the U.S. dollar cost to Pyxis. The portion of the company’s business conducted in other currencies could increase in the future, which could expand its exposure to losses arising from currency fluctuations, including the continued devaluation of the yuan by the People’s Bank of China that commenced in August of 2015. Even if Pyxis implements hedging strategies to mitigate this risk, these strategies might not eliminate its exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the hedging activities and potential accounting implications.

Pyxis is also headquartered in Greece, which is in the midst of an economic crisis that includes, among other things, a high budget deficit compared to previous years. The Greek government is adopting reforms and it is not clear how this new legislation will be implemented in practice. On August 19, 2015, the European Commission signed a Memorandum of Understanding (the “MoU”) with Greece following approval by the European Stability Mechanism Board of Governors for further stability support accompanied by a third economic adjustment program. Within the scope of the MoU, the Greek government has committed to phasing out special tax treatments of the shipping industry. Over the past recent years, Greece has subjected foreign flag vessels (jointly with their owners and their Greek ship managers) to tonnage tax equal to that payable for equivalent Greek flag vessels, on condition of providing a tax credit for the equivalent taxes actually incurred in respect of the same vessels towards their flag states. Greece has also enacted legislation increasing the levels of tonnage tax by 4% until 2020 in conformity with the MoU. As part of those reforms, the government in Greece may impose additional taxes on shipping companies located in Greece, including on shipping income which currently benefits from an exemption from Greek taxes.

Any of these factors may interfere with the operation of Pyxis’ vessels and/or increase the cost and risk that insurance will be unavailable, insufficient or more expensive for its vessels, which could harm its business, financial condition and results of operations. In addition, political instability in Greece may have an adverse impact on Pyxis’ and Maritime’s operations in that country.

The current global economic condition and financial crisis may negatively affect Pyxis’ business.

In recent years, businesses in the global economy generally have suffered from a general recession, faced limited or no credit or credit on less favorable terms than previously obtained, lower demand for goods and services, reduced liquidity and declining capital markets. These factors have led to lower demand for crude oil and refined petroleum products including fuel oil, which, along with diminished trade credit available for the delivery of such cargoes have led to decreased demand for tankers, creating downward pressure on charter rates and reduced tanker values. In particular, a significant number of the port calls Pyxis expects its vessels to make will likely involve the loading or discharging of cargo in ports in Organization of Economic Cooperation and Development, or OECD, countries and the Asia Pacific region. Pyxis cannot assure you that the Chinese, Indian or Japanese economies will not experience a significant contraction or otherwise negatively change in the future, especially due to the recent effects from the turmoil in the Chinese capital market. Moreover, a significant or protracted slowdown in the economies of the United States, the European Union or various Asian countries may adversely affect the economic growth in China and elsewhere. In addition, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the Euro. An extended period of adverse development in the outlook for European countries could reduce the overall demand for our services.

These issues, along with the re-pricing of credit risk and the difficulties currently experienced by financial institutions have made, and will likely continue to make, it difficult to obtain financing. As a result of the disruptions in the credit markets and higher capital requirements, many lenders have increased margins on lending rates, enacted tighter lending standards, required more restrictive terms (including higher collateral ratios for advances, shorter maturities and smaller loan amounts), or have refused to refinance existing debt at all. Furthermore, certain banks that have historically been significant lenders to the shipping industry have reduced or ceased lending activities in the shipping industry. Additional tightening of capital requirements and the resulting policies adopted by lenders, could further reduce lending activities.

If the current global economic and financial environment persists or worsens, Pyxis may be negatively affected in the following ways:

•	Pyxis may not be able to employ its vessels at charter rates as favorable to Pyxis as historical rates or operate its vessels profitably;

•	the market value of Pyxis’ vessels could decrease, which may cause Pyxis to, among other things, recognize losses if any of its vessels are sold or if their values are impaired, violate covenants in its current credit facility and future financing agreements that it may enter into from time to time and be unable to incur debt at all or on terms that are acceptable to the company; and

•	Pyxis may experience difficulties obtaining financing commitments or be unable to fully draw on the capacity under committed loans Pyxis arranges in the future if the lenders are unwilling to extend financing to Pyxis or unable to meet their funding obligations due to their own liquidity, capital or solvency issues. Pyxis cannot be certain that financing will be available on acceptable terms or at all. If financing is not available when needed, or is available only on unfavorable terms, Pyxis may be unable to meet its future obligations as they come due. In the absence of available financing, Pyxis also may be unable to take advantage of business opportunities or respond to competitive pressures.

The occurrence of any of the foregoing could have a material adverse effect on Pyxis’ business, results of operations, cash flows and financial condition.

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In addition, as a result of the ongoing economic slump in Greece and the related austerity measures implemented by the Greek government, Pyxis’ and Maritime’s operations in Greece will likely be subjected to new regulations that will require them to incur new or additional compliance or other administrative costs and may require that they pay to the Greek government new taxes or other fees as described above. Furthermore, the continuing debt crisis in Greece and a possible default may undermine Greece’s political and economic stability and may lead it to exit the Eurozone, which may adversely affect Pyxis’ and Maritime’s operations located in Greece. Even though the Greek government has enacted recent measures to ease the flow of foreign funds transferred to Greece. Pyxis also faces the risk that continued capital controls on banking deposits with Greek financial institutions and future strikes, work stoppages, civil unrest and violence within Greece may disrupt Pyxis’ shore-side operations and those of Maritime’s employees located in Greece.

Changes in fuel, or bunkers, prices may adversely affect profits.

Fuel, or bunkers, is a significant expense in shipping operations for Pyxis’ vessels employed on the spot market and can have a significant impact on earnings. With respect to Pyxis’ vessels employed on time charter, the charterer is generally responsible for the cost and supply of fuel, however such cost may affect the charter rates Pyxis is able to negotiate for its vessels. Changes in the price of fuel may adversely affect Pyxis’ profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside its control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of Pyxis’ business versus other forms of transportation, such as truck or rail.

If Pyxis’ vessels call on ports located in countries that are subject to restrictions imposed by the U.S. government, its reputation and the market for its common stock could be adversely affected.

Although no vessels owned or operated by Pyxis have called on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and other authorities or countries identified by the U.S. government or other authorities as state sponsors of terrorism, such as Cuba, Iran, Sudan, and Syria, in the future, its vessels may call on ports in these countries from time to time on charterers’ instructions in violation of contractual provisions that prohibit them from doing so. Sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the United States enacted the Comprehensive Iran Sanctions Accountability and Divestment Act (“CISADA”), which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions on companies, such as Pyxis, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products.

On November 24, 2013, the P5+1 (the United States, United Kingdom, Germany, France, Russia and China) entered into an interim agreement with Iran entitled the Joint Plan of Action (“JPOA”). Under the JPOA it was agreed that, in exchange for Iran taking certain voluntary measures to ensure that its nuclear program is used only for peaceful purposes, the United States and European Union would voluntarily suspend certain sanctions for a period of six months.

On January 20, 2014, the United States and European Union indicated that they would begin implementing the temporary relief measures provided for under the JPOA. These measures include, among other things, the suspension of certain sanctions on the Iranian petrochemicals, precious metals, and automotive industries, initially for the six-month period beginning January 20, 2014 and ending July 20, 2014. The JPOA has since been extended on multiple occasions. On July 14, 2015, the P5+1 reached a Joint Comprehensive Plan of Action Regarding the Islamic Republic of Iran’s Nuclear Program (the “JCPOA”) with Iran. The JCPOA will further suspend certain sanctions on Iran once fully implemented assuming Iran meets certain pre-conditions. In the interim, the P5+1 have extended the JPOA through the day of implementation of JCPOA. These regulations and U.S. sanctions may be amended over time, and the U.S. retains the authority to revoke the aforementioned relief if Iran fails to meet its commitments under the JPOA.

In 2012, President Barack Obama signed Executive Order 13608, which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contact with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012 (the “Iran Threat Reduction Act”), which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Iran Threat Reduction Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.

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Although Pyxis believes that it has been in compliance with all applicable sanctions and embargo laws and regulations, and intends to maintain such compliance, there can be no assurance that it will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. In addition, the United States retains the authority to revoke the relief set forth in the JPOA if Iran fails to meet its commitments under the JPOA. Any such violation could result in fines, penalties or other sanctions that could severely impact Pyxis’ ability to access U.S. capital markets and conduct its business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in Pyxis. Moreover, its charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve it or its vessels, and those violations could in turn negatively affect its reputation. In addition, Pyxis’ reputation and the market for its securities may be adversely affected if it engages in certain other activities, such as engaging in operations under an otherwise lawful contract or transaction with a third party which separately and subsequently becomes involved in sanctionable conduct. Investor perception of the value of Pyxis’ common stock may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Certain or future counterparties of Pyxis may be affiliated with persons or entities that are the subject of sanctions imposed by the Obama administration, and European Union and/or other international bodies as a result of the annexation of Crimea by Russia in March 2014. If Pyxis determines that such sanctions require it to terminate existing contracts or if it is found to be in violation of such applicable sanctions, its results of operations may be adversely affected or it may suffer reputational harm.

The smuggling of drugs or other contraband onto Pyxis’ vessels may lead to governmental claims against it.

Pyxis expects that its vessels will call in ports where smugglers may attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent Pyxis’ vessels are found with contraband, whether inside or attached to the hull of our vessel and whether placed with or without the knowledge of any of its crew, Pyxis may face governmental or other regulatory claims which could have an adverse effect on its business, results of operations, cash flows, financial condition and ability to pay dividends

Pyxis’ vessels could be arrested by maritime claimants, which could result in a significant loss of earnings and cash flow if it is not able to post the required security to lift the arrest.

Generally under the terms of Pyxis’ time charters for its vessels, a vessel would be placed off-hire (i.e., the charterer could cease to pay charterhire) for any period during which it is “arrested” for a reason not arising from the fault of the charterer. Under maritime law in many jurisdictions, and under the International Convention on Arrest of Ships, 1999, crew members, tort claimants, claimants for breach of certain maritime contracts, vessel mortgagees, suppliers of goods and services to a vessel and shippers and consignees of cargo and others entitled to a maritime lien against the vessel may enforce their lien by “arresting” a vessel through court processes. In addition, claims may be brought by claimants in hostile jurisdictions or on fictitious grounds or for claims against previous owners, if any, or in respect of previous cargoes. Any such claims could lead to the arrest of the vessel, against which a ship owner would have to post security to have the arrest lifted and subsequently defend against such claims.

In addition, in those countries adopting the International Convention on Arrest of Ships, 1999, and in certain other jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s maritime lien has arisen, but also any “associated” vessel owned or controlled by the legal or beneficial owner of that vessel. While in some of the jurisdictions which have adopted this doctrine, liability for damages is limited in scope and would only extend to a company and its vessel owning subsidiaries, there can be no assurance that liability for damages caused by a vessel managed by International Tanker Management Ltd. (“ITM”), Pyxis’ technical manager (but otherwise with no connection at all to Pyxis), would not be asserted against Pyxis or one or more of its vessels. The arrest of one or more vessels in its fleet could result in a material loss of cash flow for Pyxis and/or require the company to pay substantial sums to have the arrest lifted.

Governments could requisition Pyxis’ vessels during a period of war or emergency.

A government could requisition for title or seize Pyxis’ vessels. Requisition for title occurs when a government takes control of a vessel and becomes its owner. Also, a government could requisition Pyxis’ vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of Pyxis’ vessels could negatively impact its business, financial condition and results of operations.

Environmental, safety and other increasingly strict governmental regulations expose Pyxis to liability and significant additional expenditures.

Pyxis’ operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties, conventions and standards in force in international waters, the jurisdictional waters of the countries in which Pyxis’ vessels operate, as well as the countries of its vessels’ registration. These requirements can affect the resale value or useful lives of Pyxis’ vessels, require a reduction in cargo-capacity, vessel modifications or operational changes or restrictions, or result in the denial of access to certain jurisdictional waters or ports, or detention in, certain ports. In addition, ship owners incur significant costs in complying with the regulations summarized above and in meeting maintenance and inspection requirements and in developing contingency arrangements for potential environmental damages such as spills. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and require Pyxis to incur significant capital expenditure on its vessels to keep them in compliance, even to scrap or sell certain vessels altogether and generally to increase its compliance costs.

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Pyxis is subject to complex laws and regulations, including environmental laws and regulations, which can adversely affect its business, results of operations, cash flows and financial condition, and its available cash.

Pyxis’ operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which its vessels operate or are registered, which can significantly affect the ownership and operation of its vessels. These requirements include, but are not limited to, the U.S. Oil Pollution Act of 1990 (“OPA”), requirements of the U.S Coast Guard and the U.S. Environmental Protection Agency (“EPA”), the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the U.S. Clean Air Act, the U.S. Clean Water Act, the International Maritime Organization (“IMO”), International Convention on Civil Liability for Oil Pollution Damage of 1969 (as from time to time amended and generally referred to as “CLC”), the IMO International Convention on Civil Liability for Bunker Oil Pollution Damages, the IMO International Convention for the Prevention of Pollution from Ships of 1973 (as from time to time amended and generally referred to as “MARPOL”), including designation of Emission Control Areas thereunder, the IMO International Convention for the Safety of Life at Sea of 1974 (as from time to time amended and generally referred to as “SOLAS”), the IMO International Convention on Load Lines of 1966 (as from time to time amended), the U.S. Maritime Transportation Security Act of 2002, the International Labour Organization (“ILO”) Maritime Labour Convention (“MLC”) and European Union regulations. Compliance with such laws and regulations, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of Pyxis’ vessels. Pyxis may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast and bilge waters, maintenance and inspection, elimination of tin-based paint, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. The 2010 Deepwater Horizon  oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes or changes to existing laws that may affect Pyxis’ operations or require it to incur additional expenses to comply with such new laws or regulations.

These costs could have a material adverse effect on Pyxis’ business, results of operations, cash flows and financial condition and its available cash. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of its operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject Pyxis to liability without regard to whether itwas negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil in U.S. waters, including the 200-nautical mile exclusive economic zone around the United States. An oil spill could also result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages, and could harm Pyxis’ reputation with current or potential charterers of its tankers. Pyxis is required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although Pyxis has arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on its business, results of operations, cash flows and financial condition and available cash.

The failure to maintain class certifications of authorized classification societies on one or more of Pyxis’ vessels would affect its ability to employ such vessels.

The hull and machinery of every commercial vessel must be certified as meeting its class requirements by a classification society authorized by the vessel’s country of registry. The classification society certifies that the vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention, or SOLAS. The operating vessels in Pyxis’ fleet are classed by the major classification societies, Nippon Kaiji Kyokai (Class NK) and Det Norske Veritas. ITM, Pyxis’ technical manager, and the vessels in its fleet have also been awarded ISM certifications from major classification societies. In order for a vessel to maintain its classification, the vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle under which the machinery would be surveyed from time to time over a five year period. All of the vessels in Pyxis’ fleet on time charters or operating on the spot market are on special survey cycles for both hull and machinery inspection. Every vessel may also be required to be drydocked every two to three years for inspection of the underwater parts of the vessel. If a vessel fails any survey or otherwise fails to maintain its class, the vessel will be unable to trade and will be unemployable, and may subject Pyxis to claims from the charterer if it has chartered the vessel, which would negatively impact its revenues as well as its reputation.

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If Pyxis fails to comply with international safety regulations, it may be subject to increased liability, which may adversely affect its insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of Pyxis’ vessels is affected by the requirements set forth in the IMO’s International Management Code for the Safe Operation of Ships and Pollution Prevention (“ISM Code”), promulgated by the IMO under SOLAS. The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of safety and environmental protection policies setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. If Pyxis fails to comply with the ISM Code, it may be subject to increased liability, invalidation of its existing insurance, or reduction in available insurance coverage for its affected vessels. Such noncompliance may also result in a denial of access to, or detention in, certain ports.

Pyxis could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Pyxis’ policies mandate compliance with these laws. In certain circumstances, third parties may request Pyxis’ employees and agents to make payments that may not comply with the U.S. Foreign Corrupt Practices Act and other anti-bribery laws. Despite such compliance program, Pyxis cannot assure you that its internal control policies and procedures always will protect Pyxis from reckless or negligent acts committed by its employees or agents. Violations of these laws, or allegations of such violations, could have a negative impact on its business, results of operations and reputation.

Pyxis is subject to funding calls by its protection and indemnity associations, and its associations may not have enough resources to cover claims made against them.

Pyxis is indemnified for certain liabilities incurred while operating its vessels through membership in protection and indemnity associations, which are mutual insurance associations whose members contribute to cover losses sustained by other association members. Claims are paid through the aggregate premiums (typically annually) of all members of the association, although members remain subject to calls for additional funds if the aggregate premiums are insufficient to cover claims submitted to the association. Claims submitted to the association may include those incurred by members of the association, as well as claims submitted to the association from other protection and indemnity associations with which Pyxis’ association has entered into interassociation agreements. Pyxis cannot assure you that the associations to which it belongs will remain viable.

Pyxis must protect the safety and condition of the cargoes transported on its vessels and any failure to do so may subject the company to claims for loss or damage.

Under Pyxis’ time charters and on the spot market, Pyxis is responsible for the safekeeping of cargo entrusted to it and must properly maintain and control equipment and other apparatus to ensure that cargo is not lost or damaged in transit. Claims and any liability for loss or damage to cargo that is not covered by insurance could harm Pyxis’ reputation and adversely affect its business, financial condition and results of operations. See also “Pyxis’ insurance may be insufficient to cover losses that may result from its operations.”

Pyxis may face labor interruptions.

A majority of the crew members on the vessels in Pyxis’ fleet that are under time or spot charters are employed under collective bargaining agreements. ITM, Pyxis’ technical manager, is a party to some of these collective bargaining agreements. These collective bargaining agreements and any employment arrangements with crew members on the vessels in its fleet may not prevent labor interruptions and are subject to renegotiation in the future. Any labor interruptions, including due to failure to successfully renegotiate collective bargaining employment agreements with the crew members on the vessels in its fleet, could disrupt Pyxis’ operations and could adversely affect its business, financial condition and results of operations.

Technological innovation could reduce Pyxis’ charter hire income and the value of its vessels.

The charterhire rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new tankers are built that are more efficient or more flexible or have longer physical lives than Pyxis’ vessels, competition from these more technologically advanced vessels could adversely affect the amount of charterhire payments Pyxis receives for its vessels once their initial charters expire and the resale value of its vessels could significantly decrease. As a result, its financial condition and available cash could be adversely affected.

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Risks Related to Pyxis’ Business and Operations

Pyxis operates in a highly competitive international market and if it is unable to operate its vessels profitably, it may be unsuccessful in competing, which would negatively affect its financial condition.

The tanker industry is highly fragmented with many charterers, owners and operators of vessels and the transportation of petroleum products is characterized by intense competition. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of which have substantially greater resources than Pyxis does. Although Pyxis believes that no single competitor has a dominant position in the markets in which it competes, the trend towards consolidation in the industry is creating an increasing number of global enterprises capable of competing in multiple markets, which may result in greater competition to the company. Its competitors may be better positioned to devote greater resources to the development, promotion and employment of their businesses than it is. Competition for charters, including for the transportation of oil and refined petroleum products, are intense and depends on price as well as on the location, size, age, condition and acceptability of the vessel and its operator to the charterer. Competition may increase in some or all of Pyxis’ principal markets, including with the entry of new competitors. Pyxis may not be able to compete successfully or effectively with its competitors and its competitive position may be eroded in the future, which could have an adverse effect on its business, financial condition and results of operations.

Because Pyxis intends to charter some of the vessels in its fleet on the spot market or in pools trading in the spot market, it expects to have exposure to the cyclicality and volatility of the spot charter market.

The spot market is highly competitive and volatile, and spot charter rates may fluctuate dramatically based on the factors listed in the preceding risk factor. Significant fluctuations in spot charter rates may result in significant fluctuations in Pyxis’ ability to continuously recharter its vessels upon the expiration or termination of their current spot charters and in the earnings of its vessels operating on the spot market. Since Pyxis charters some of its vessels on the spot market, and may in the future also admit its vessels in pools trading on the spot market, Pyxis has exposure to the cyclicality and volatility of the spot charter market. By focusing the employment of some of the vessels in its fleet on the spot market, Pyxis will benefit if conditions in this market strengthen. However, Pyxis will also be particularly vulnerable to declining spot charter rates. Future spot charters may not be available at the rates currently prevailing in the spot market or that will allow Pyxis to operate its vessels profitably. When spot charter rates decrease, its earnings will be adversely impacted if and to the extent it has vessels trading on the spot market.

Pyxis may be unable to secure medium- and long-term employment for its vessels at profitable rates.

One of Pyxis’ strategies is to explore and selectively enter into or renew medium- and long-term, fixed rate time and bareboat charters for some of the vessels in its fleet in order to provide the company with a base of stable cash flows and to manage charter rate volatility. However, the process for obtaining longer term charters is highly competitive and generally involves a more lengthy and intense screening and vetting process and the submission of competitive bids, compared to shorter term charters. In addition to the quality, age and suitability of the vessel, longer term charters tend to be awarded based upon a variety of other factors relating to the vessel operator, including:

•	the operator’s environmental, health and safety record;

•	shipping industry relationships, reputation for customer service, technical and operating expertise and safety record;

•	shipping experience and quality of ship operations, including cost-effectiveness;

•	quality, experience and technical capability of crews;

•	the ability to finance vessels at competitive rates and overall financial stability;

•	relationships with shipyards and the ability to obtain suitable berths with on-time delivery of new vessels according to customer’s specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

Pyxis’ ability to obtain new customers will depend upon a number of factors many of which are beyond its control.

Pyxis’ ability to obtain new customers will depend upon a number of factors many of which are beyond its control. These include its ability to:

•	successfully manage its liquidity and obtain the necessary financing to fund its anticipated growth;

•	attract, hire, train and retain qualified personnel and technical managers to manage and operate its fleet;

•	identify and consummate desirable acquisitions, joint ventures or strategic alliances; and

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•	identify and capitalize on opportunities in new markets.

It is likely that Pyxis will face substantial competition for medium- and long-term employment from a number of experienced shipping companies, many of which may have significantly greater financial resources than it does. Increased competition may cause greater price competition. As a result of these factors, Pyxis may be unable to expand its relationships with existing customers or obtain new customers for medium- and long-term charters on a profitable basis, if at all.

Pyxis may not be able to successfully mix its charter durations profitably and to the extent its vessels are employed on medium-and long-term charters, Pyxis will not be able to take advantage of favorable opportunities in the current spot market.

A related risk to the one above arises from the fact that it may be difficult to properly balance charter and spot business and anticipate trends in these sectors. If Pyxis is successful in employing vessels under medium- and long-term charters, those vessels will not be available for trading on the spot market during an upturn in the tanker market cycle, when spot trading may be more profitable. If the company cannot successfully employ its vessels in a profitable mix of medium- and long-term charters and on the spot market, its results of operations and operating cash flow could be adversely affected. At the expiration of its charters, if a charter terminates early for any reason or if Pyxis acquires vessels charter-free, it may want to charter or re-charter its vessels under medium- and long-term charters. Should more vessels be available on the spot or short-term market at the time it is seeking to fix new medium- to long-term charters, Pyxis may have difficulty entering into such charters at profitable rates and for any term other than short-term and, as a result, its cash flow may be subject to instability. A more active short-term or spot market may require the company to enter into charters on all its vessels based on fluctuating market rates, as opposed to long-term contracts based on a fixed rate, which could result in a decrease in its cash flow in periods when the charter rates for tankers are depressed.

Counterparties, including charterers or technical managers, could fail to meet their obligations to Pyxis.

Pyxis enters into with third parties, among other things, memoranda of agreement, charter parties, ship management agreements and loan agreements with respect to the purchase and operation of its fleet and its business. Such agreements subject the company to counterparty risks. Although Pyxis may have rights against any counterparty if it defaults on its obligations, its shareholders will share that recourse only indirectly to the extent that it recovers funds. In particular, Pyxis faces credit risk with its charterers. It is possible that not all of Pyxis’ charterers will provide detailed financial information regarding their operations. As a result, charterer risk is largely assessed on the basis of its charterers’ reputation in the market, and even on that basis, there can be no assurance that they can or will fulfill their obligations under the contracts Pyxis enters into with them. Charterers are sensitive to the commodity markets and may be impacted by market forces affecting commodities. In addition, in depressed market conditions, there have been reports of charterers renegotiating their charters or defaulting on their obligations under charters. Pyxis’ customers may fail to pay charter hire or attempt to renegotiate charter rates. Should a charterer counterparty fail to honor its obligations under agreements with Pyxis, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements Pyxis secures on the spot market or on substitute charters may be at lower rates depending on the then existing charter rate levels, compared to the rates being charged for Pyxis’ vessels under the charter agreements in force with such third parties at the time. In addition, if the charterer of a vessel in Pyxis’ fleet that is used as collateral under the company’s credit facility defaults on its charter obligations to Pyxis, such default may constitute an event of default under its credit facility, which may allow the bank to exercise remedies under the company’s credit facility. If Pyxis’ charterers fail to meet their obligations to Pyxis or attempt to renegotiate the charter agreements with Pyxis or if any other counterparty fails to honor its obligations to Pyxis, it could sustain significant losses which could have a material adverse effect on its business, financial condition, results of operations and cash flows, as well as its ability to pay dividends, if any, in the future, and compliance with covenants in its credit facility. Further, if Pyxis needs to find a replacement for ITM, its technical manager, Pyxis may need approval from its lenders.

Pyxis may fail to successfully control its operating and voyage expenses.

Pyxis’ operating results are dependent on its ability to successfully control its operating and voyage expenses. Under its ship management agreements with ITM, its technical manager, it is required to pay for vessel operating expenses (which includes crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses), and, for spot charters, voyage expenses (which include bunker expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and conversions). These expenses depend upon a variety of factors, many of which are beyond Pyxis’ or the technical manager’s control, including unexpected increases in costs for crews, insurance or spare parts for its vessels, unexpected drydock repairs, mechanical failures or human error (including revenue lost in off-hire days), arrest action against its vessels due to failure to pay debts, disputes with creditors or claims by third parties, labor strikes, severe weather conditions, any quarantines of Pyxis’ vessels and uncertainties in the world oil markets. Some of these costs, primarily relating to fuel, insurance and enhanced security measures, have been increasing and may increase, possibly significantly, in the future. Repair costs are unpredictable and can be substantial, some of which may not be covered by insurance. If Pyxis’ vessels are subject to unexpected or unscheduled off-hire time, it could adversely affect its cash flow and may expose the company to claims for liquidated damages if the vessel is chartered at the time of the unscheduled off-hire period. The cost of drydocking repairs, additional off-hire time, an increase in the company’s operating expenses and/or the obligation to pay any liquidated damages could adversely affect its business, financial condition and results of operations. In addition, to the extent Pyxis’ vessels are employed under voyage charters in the future, its expenses may be impacted by increases in bunker costs and by canal costs, including the cost of canal-related delays incurred by employment of its vessels on certain routes. Unlike time charters in which the charterer bears all bunker and canal costs, in spot charters Pyxis bears these costs. Because it is not possible to predict the future price of bunkers or canal-related costs when fixing spot charters, a significant rise in these costs could have an adverse impact on the costs associated with any spot charters Pyxis enters into and hence its earnings. Additionally, an increase in the price of fuel beyond the company’s expectations may adversely affect its profitability at the time it negotiates time or bareboat charters.

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Pyxis will be required to make substantial capital expenditures, for which it may be dependent on additional financing, to maintain the vessels it owns or to acquire other vessels.

Pyxis must make substantial capital expenditures to maintain, over the long term, the operating capacity of its fleet. Pyxis’ business strategy is also based in part upon the expansion of its fleet through the purchase of additional vessels. Pyxis currently estimates, based upon current and anticipated market conditions, its capital expenditures of potential acquisitions in the near term could be in excess of $30.0 million. This amount includes the possible acquisition of the Miss Lucy and/or the Pyxis Loucas, two vessels owned or controlled by affiliates of Pyxis’ chief executive officer that Pyxis may acquire in the future pursuant to the terms of the Merger Agreement. While it may decide to sell or scrap any vessels in its fleet, especially any vessels for which maintenance capital expenditures are expected to exceed operating income, the company will incur maintenance capital expenditures for the vessels it chooses to continue operating. These maintenance capital expenditures include drydocking expenses, modification of existing vessels or acquisitions of new vessels to the extent these expenditures are incurred to maintain the operating capacity of its fleet. In addition, Pyxis expects to incur significant maintenance costs for its current and any newly-acquired vessels. A newbuilding vessel must be drydocked within five years of its delivery from a shipyard, and vessels are typically drydocked every 30 to 60 months thereafter depending on the vessel, not including any unexpected repairs. Pyxis estimates the cost to drydock a vessel is between $0.3 and $0.8 million, depending on the size and condition of the vessel and the location of drydocking.

Capital maintenance expenditures could increase as a result of changes in:

•	the cost of labor and materials;

•	customer requirements;

•	increases in the size of its fleet;

•	governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment; and

•	competitive standards.

To purchase additional vessels from time to time, Pyxis may be required to incur additional borrowings or raise capital through the sale of debt or additional equity securities. Its ability to obtain bank financing or to access the capital markets for future offerings may be limited by its financial condition at the time of any such financing or offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond its control.

Pyxis cannot assure you that it will be able to obtain such additional financing in the future on terms that are acceptable to the company or at all. Its failure to obtain funds for capital expenditures could have a material adverse effect on its business, results of operations and financial condition and on its ability to pay dividends. In addition, the company’s actual operating and maintenance capital expenditures will vary significantly from quarter to quarter based on, among other things, the number of vessels drydocked during that quarter. Even if Pyxis is successful in obtaining the necessary funds for capital expenditures, the terms of such financings could limit its ability to pay dividends to its shareholders. Incurring additional debt may significantly increase its interest expense and financial leverage, and issuing additional equity securities may result in significant shareholder ownership or dividend dilution.

Any vessel modification projects Pyxis undertakes could have significant cost overruns, delays or fail to achieve the intended results.

Market volatility and higher fuel prices, coupled with increased regulation and concern about the environmental impact of the international shipping industry, have led to an increased focus on fuel efficiency. Many shipbuilders have implemented vessel modification programs for their existing ships in an attempt to capture potential efficiency gains. Pyxis will consider making modifications to its fleet where it believes the efficiency gains will result in a positive return for its shareholders. However, these types of projects are subject to risks of delay and cost overruns, resulting from shortages of equipment, unforeseen engineering problems, work stoppages, unanticipated cost increases, inability to obtain necessary certifications and approvals, shortages of materials or skilled labor, among other problems. In addition, any completed modification may not achieve the full expected benefits or could even compromise the fleet’s ability to operate at higher speeds, which is an important factor in generating additional revenue in an improving freight rate environment. The failure to successfully complete any modification project Pyxis undertakes or any significant cost overruns or delays in any retrofitting projects could have a material adverse effect on its business, financial position, cash flows and results of operations.

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Pyxis expects that a limited number of financial institutions, including financial institutions that may be located in Greece, will hold the cash it deposits with them, which will subject Pyxis to credit risk.

Pyxis expects that a limited number of financial institutions, including institutions that may be located in Greece, will hold the cash it deposits with them. These financial institutions located in Greece may be subsidiaries of international banks or Greek financial institutions. Pyxis does not expect that these balances will be covered by insurance in the event of default by these financial institutions. The occurrence of such a default could have a material adverse effect on Pyxis’ business, financial condition, results of operations and cash flows, and it may lose part or all of its cash that it deposits with such banks.

As a newly formed company, Pyxis may not be able to implement its business strategy successfully or manage its growth effectively.

Pyxis’ future growth will depend on the successful implementation of its business strategy. A principal focus of its business strategy is to grow by expanding the size of its fleet while capitalizing on a mix of charter types, including on the spot market.

Pyxis’ future growth will depend upon a number of factors, some of which may not be within its control. These factors include its ability to:

•	identify suitable tankers and/or shipping companies for acquisitions at attractive prices;

•	identify and consummate desirable acquisitions, joint ventures or strategic alliances

•	hire, train and retain qualified personnel and crew to manage and operate its growing business and fleet;

•	improve its operating, financial and accounting systems and controls; and

•	obtain required financing for its existing and new vessels and operations.

Pyxis’ failure to effectively identify, purchase and develop any tankers or businesses could adversely affect its business, financial condition and results of operations. The number of individuals that perform services for Pyxis under its Head Management Agreement and its current operating and financial systems may not be adequate as Pyxis implements its plan to expand the size of its fleet, and it may not be able to effectively obtain the services of more individuals or adequately improve those systems. Finally, acquisitions may require additional equity issuances or debt issuances (with amortization payments). If Pyxis is unable to execute the points noted above, its financial condition may be adversely affected.

Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired vessels and operations into existing infrastructures. The expansion of Pyxis’ fleet may impose significant additional responsibilities on its management and staff, and the management and staff of its commercial and technical managers, and may necessitate that Pyxis, and they, increase the number of personnel to support such expansion.

Pyxis also seeks to take advantage of changing market conditions, which may include taking advantage of pooling arrangements or profit sharing components of the charters it may enter into. In addition, Pyxis’ future growth will depend upon its ability to:

•	sell vessels at prices that are favorable or reasonable to Pyxis;

•	maintain or develop new and existing customer relationships;

•	employ vessels consistent with its chartering strategy

•	take delivery of and successfully integrate any additional vessels it may acquire in the future;

•	successfully manage its liquidity and expenses; and

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•	identify and capitalize on opportunities in new markets.

Changing market and regulatory conditions may require or result in the sale or other disposition of vessels Pyxis is not able to charter because of customer preferences or because they are not or will not be compliant with existing or future rules, regulations and conventions. Additional vessels of the age and quality the company desires may not be available for purchase at prices it is prepared to pay or at delivery times acceptable to the company, and it may not be able to dispose of vessels at reasonable prices, if at all.

However, even if Pyxis successfully implements its business strategy, it may not improve the company’s net revenues or operating results. Furthermore, it may decide to alter or discontinue aspects of its business strategy and may adopt alternative or additional strategies in response to business or competitive factors or factors or events beyond its control.

Pyxis’ failure to execute its business strategy or to manage its growth effectively could adversely affect its business, financial condition, results of operations and amount of dividends it pays, if any.

Acquisitions of vessels may not be profitable to Pyxis at or after the time it acquires them.

Acquisitions of vessels may not be profitable to Pyxis at or after the time it acquires them. Pyxis may:

•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

•	decrease its liquidity by using a significant portion of its available cash or borrowing capacity to finance vessel acquisitions;

•	significantly increase its interest expense or financial leverage if it incurs additional debt to finance vessel acquisitions;

•	fail to integrate any acquired tankers or businesses successfully with its existing operations;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired, particularly if any vessel it acquires proves not to be in good condition; or

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

In addition, unlike newbuildings, secondhand vessels typically provide very limited or no warranties with respect to the condition of the vessel. While Pyxis typically inspects secondhand vessels prior to purchase, this does not provide it with the same knowledge about their condition that it would have had if these vessels had been built for and operated exclusively by it. Generally, Pyxis does not receive the benefit of warranties from the builders of the secondhand vessels that it acquires.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment, to Pyxis’ vessels and may restrict the type of activities in which the vessels may engage. As its vessels age, market conditions may not justify those expenditures or enable Pyxis to operate its vessels profitably during the remainder of their useful lives. Pyxis’ ability to achieve its business and financial objectives through the acquisition of vessels is subject to a variety of factors, many of which are beyond its control and may not result in the benefits or profitability that it may expect at the time of any vessel acquisition.

New vessels may experience initial operational difficulties.

New vessels, during their initial period of operation, have the possibility of encountering structural, mechanical and electrical problems. Typically, the purchaser of a newbuilding will receive the benefit of a warranty from the shipyard for newbuildings, but Pyxis cannot assure you that any warranty it obtains will be able to resolve any problem with the vessel without additional costs to Pyxis and off-hire periods for the vessel.

Delays in deliveries of vessels on order or additional vessels, Pyxis’ decision to cancel an order for purchase of a vessel or its inability to otherwise complete the acquisitions of additional vessels for its fleet, could harm its operating results.

Pyxis expects to purchase additional vessels from time to time. The delivery of these vessels, or vessels on order, could be delayed, not completed or cancelled, which would delay or eliminate its expected receipt of revenues from the employment of these vessels. The seller could fail to deliver these vessels to Pyxis as agreed, or Pyxis could cancel a purchase contract because the seller has not met its obligations.

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If the delivery of any vessel is materially delayed or cancelled, especially if Pyxis has committed the vessel to a charter under which Pyxis becomes responsible for substantial liquidated damages to the customer as a result of the delay or cancellation, Pyxis’ business, financial condition and results of operations could be adversely affected.

The delivery of vessels on order could be delayed because of, among other things:

•	work stoppages or other labor disturbances or other events that disrupt the operations of the shipyard building the vessels;

•	quality or other engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	lack of raw materials;

•	bankruptcy or other financial crisis of the shipyard building the vessels;

•	Pyxis’ inability to obtain requisite financing or make timely payments;

•	a backlog of orders at the shipyard building the vessels;

•	hostilities or political or economic disturbances in the countries where the vessels are being built;

•	weather interference or catastrophic event, such as a major earthquake, typhoon or fire;

•	Pyxis’ requests for changes to the original vessel specifications;

•	shortages or delays in the receipt of necessary construction materials, such as steel;

•	Pyxis’ inability to obtain requisite permits or approvals; or

•	a dispute with the shipyard building the vessels.

The delivery of the vessels Pyxis proposes to acquire could be delayed because of, among other things, hostilities or political disturbances, non-performance of the purchase agreement with respect to the vessels by the seller, Pyxis’ inability to obtain requisite permits, approvals or financings or damage to or destruction of vessels while being operated by the seller prior to the delivery date.

Declines in charter rates and other market deterioration could cause Pyxis to incur impairment charges.

Pyxis evaluates the carrying amounts of its vessels to determine if events have occurred that would require an impairment of their carrying amounts. The recoverable amount of vessels is reviewed based on events and changes in circumstances that would indicate that the carrying amount of the assets might not be recovered. The review for potential impairment indicators and projection of future cash flows related to the vessels is complex and requires Pyxis’ management to make various estimates including future charter rates, operating expenses and drydock costs. All of these items have been historically volatile.

The failure of Pyxis’ charterers to meet their obligations under Pyxis’ time charter agreements, on which it depends for a majority of its revenues, could cause Pyxis to suffer losses or otherwise adversely affect its business.

As of June 30, 2015, five of Pyxis’ vessels in operation were employed under fixed rate time charter agreements. When Pyxis’ existing time charter agreements expire and upon delivery of its vessels under construction or to be ordered, Pyxis may enter into new time charter agreements for periods of three months or longer. The ability and willingness of each of Pyxis’ counterparties to perform its obligations under a time charter agreement with Pyxis will depend on a number of factors that are beyond Pyxis’ control and may include, among other things, general economic conditions, the condition of the tanker shipping industry and the overall financial condition of the counterparties. Charterers are sensitive to the commodity markets and may be impacted by market forces affecting commodities. In addition, in depressed market conditions, there have been reports of charterers renegotiating their charters or defaulting on their obligations under charters. Pyxis’ customers may fail to pay charter hire or attempt to renegotiate charter rates. Should counterparty fail to honor its obligations under agreements with Pyxis, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements Pyxis secures in the spot market or on time charters may be at lower rates. The costs and delays associated with the default by a charterer under a charter of a vessel may be considerable. If Pyxis’ charterers fail to meet their obligations to Pyxis or attempt to renegotiate their charter agreements, Pyxis could sustain significant losses, which could have a material adverse effect on its business, financial condition, results of operations and cash flows, as well as its ability to pay dividends, if any, in the future, and compliance with covenants in its credit facilities.

Pyxis’ charterers may terminate charters early or choose not to re-charter with Pyxis, which could adversely affect its results of operations and cash flow.

Pyxis’ charters may terminate earlier than the dates indicated in the charter party agreements. The terms of Pyxis’ charters vary as to which events or occurrences will cause a charter to terminate or give the charterer the option to terminate the charter, but these generally include a total or constructive loss of the relevant vessel, the requisition for hire of the relevant vessel, the drydocking of the relevant vessel for a certain period of time or the failure of the relevant vessel to meet specified performance criteria. An early termination of Pyxis’ charters may adversely affect Pyxis’ business, results of operations, cash flows and financial condition and its available cash.

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Pyxis cannot predict whether its charterers will, upon the expiration of their charters, re-charter our vessels on favorable terms or at all. If its charterers decide not to re-charter our vessels, Pyxis may not be able to re-charter them on terms similar to its current charters or at all. In the future, Pyxis may also employ its vessels on the spot-charter market, which is subject to greater rate fluctuation than the time charter market. If Pyxis receives lower charter rates under replacement charters or is unable to re-charter all of its vessels, its available cash may be significantly reduced or eliminated

Pyxis will be dependent on the services of its founder and chief executive officer and other members of its senior management team.

Pyxis will be dependent upon its chief executive officer, Mr. Valentios (“Eddie”) Valentis, and the other members of its senior management team for the principal decisions with respect to its business activities. The loss or unavailability of the services of any of these key members of its management team for any significant period of time, or the inability of these individuals to manage or delegate their responsibilities successfully as the company’s business grows, could adversely affect its business, financial condition and results of operations. The company currently does not intend to maintain “key man” life insurance for its chief executive or other members of its senior management team.

Pyxis’ founder, chairman and chief executive officer has affiliations with Maritime, its ship manager, which may create conflicts of interest. Certain terms in Pyxis’ agreements with Maritime may be the result of negotiations that were not conducted at arms-length and may not reflect market standard terms.

Mr. Valentis, Pyxis’ founder, chairman and chief executive officer, also owns and controls Maritime, its ship manager. His responsibilities and relationships with Maritime could create conflicts of interest between Pyxis, on the one hand, and Maritime, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operations of the vessels in Pyxis’ fleet versus vessels managed by other companies affiliated with Maritime. Maritime entered into a Head Management Agreement with Pyxis. The negotiation of these management arrangements may have resulted in certain terms that may not reflect market standard terms or may include terms that could not have been obtained from arms-length negotiations with unaffiliated third parties for similar services.

In addition, Maritime may give preferential treatment to vessels that are time chartered-in by related parties because our founder, chairman and chief executive officer and members of his family may receive greater economic benefits. In particular, as of June 30, 2015, Maritime provides commercial management services to three vessels, other than the vessels in Pyxis’ fleet, that are owned or operated by entities affiliated with Mr. Valentis, and such entities may acquire additional vessels that will compete with its vessels in the future. Such conflicts may have an adverse effect on Pyxis’ results of operations.

Several of Pyxis’ senior executive officers do not, and certain of its officers in the future may not, devote all of their time to Pyxis’ business, which may hinder its ability to operate successfully.

Mr. Valentis, the chief executive officer, Mr. Lytras, the chief operating officer, Mr. Williams, the chief financial officer, and Mr. Backos, the general counsel, senior vice president and secretary, of Pyxis participate, and other senior officers of Pyxis which it may appoint in the future may also participate, in business activities not associated with the company. As a result, they may devote less time to Pyxis than if they were not engaged in other business activities and may owe fiduciary duties to the shareholders of both Pyxis as well as shareholders of other companies which they may be affiliated. This may create conflicts of interest in matters involving or affecting Pyxis and its customers and it is not certain that any of these conflicts of interest will be resolved in Pyxis’ favor. This could have a material adverse effect on its business, financial condition, results of operations and cash flows.

Pyixs’ senior executive officers and directors may not be able to successfully organize and manage a publicly traded company.

Not all of Pyxis’ senior executive officers or directors have previously organized and managed a publicly traded company, and they may not be successful in doing so. The demands of organizing and managing a publicly traded company such as Pyxis are much greater as compared to those of a private company, and some of Pyxis’ senior executive officers and directors may not be able to successfully meet those increased demands.

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As Pyxis expands its business, Pyxis and Maritime may need to improve their operating and financial systems and Maritime will need to recruit and retain suitable employees and crew for Pyxis’ vessels.

The current operating and financial systems of Pyxis and Maritime may not be adequate as the size of Pyxis’ fleet expands, and attempts to improve those systems may be ineffective. In addition, as Pyxis expands its fleet, Maritime may need to recruit and retain suitable additional seafarers and shore based administrative and management personnel. Pyxis cannot guarantee that Maritime will be able to continue to hire suitable employees as Pyxis expands its fleet. If Pyxis or Maritime encounters business or financial difficulties, Pyxis may not be able to adequately staff its vessels. If Pyxis is unable to accomplish the above as Pyxis expands its fleet, Pyxis’ financial reporting performance may be adversely affected and, among other things, it may not be compliant with SEC rules.

Pyxis’ insurance may be insufficient to cover losses that may result from its operations.

Although Pyxis carries hull and machinery, protection and indemnity and war risk insurance on each of the vessels in its fleet, it faces several risks regarding that insurance. The insurance is subject to deductibles, limits and exclusions. Since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. As a result, there may be other risks against which Pyxis is not insured, and certain claims may not be paid. Pyxis does not carry insurance covering the loss of revenues resulting from vessel off-hire time based on its analysis of the cost of this coverage compared to its off-hire experience.

Certain of Pyxis’ insurance coverage, such as tort liability including pollution-related liability, is maintained through mutual protection and indemnity associations, and as a member of such associations Pyxis may be required to make additional payments over and above budgeted premiums if member claims exceed association reserves. These additional payments will be based not only on Pyxis’ claim records but also on the claim records of other members of the protection and indemnity associations through which Pyxis receive insurance coverage. Pyxis may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for Pyxis to obtain. Pyxis maintains for each of the vessels in Pyxis’ existing fleet pollution liability coverage insurance in the amount of $1.0 billion per incident. A catastrophic oil spill or marine disaster could exceed such insurance coverage. The circumstances of a spill could also result in a denial of coverage by insurers, protracted litigation and delayed or diminished insurance recoveries. In addition, Pyxis’ insurance may be voidable by the insurers as a result of certain of Pyxis’ actions, such as its vessels failing to maintain certification with applicable maritime self-regulatory organizations. The circumstances of a spill, including non-compliance with environmental laws, could also result in the denial of coverage, protracted litigation and delayed or diminished insurance recoveries or settlements. In addition, the insurance that may be available to Pyxis may be significantly more expensive than its existing coverage. Furthermore, even if insurance coverage is adequate Pyxis may not be able to obtain a timely replacement vessel in the event of a loss. Any of these circumstances or events could negatively impact Pyxis’ business, financial condition and results of operations.

Pyxis and its subsidiaries may be subject to group liability for damages or debts owed by one of Pyxis’ subsidiaries or by Pyxis.

Although each of Pyxis’ vessels is and will be separately owned by individual subsidiaries, under certain circumstances, a parent company and its ship-owning subsidiaries can be held liable under corporate veil piercing principles for damages or debts owed by one of the subsidiaries or the parent. Therefore, it is possible that all of Pyxis’ assets and those of Pyxis’ subsidiaries could be subject to execution upon a judgment against Pyxis or any of its subsidiaries.

Pyxis Maritime Corp, Pyxis’ ship manager, International Tanker Management (“ITM”), Pyxis’ technical manager for all of its vessels, and North Sea Tankers, Pyxis’ commercial manager for the Northsea Alpha and Northsea Beta, are privately held companies and there is little or no publicly available information about them.

The ability of Maritime, ITM and North Sea Tankers BV (“NST”) to render their respective management services will depend in part on their own financial strength. Circumstances beyond each such company’s control could impair its financial strength. Because each of these companies is privately held, information about each company’s financial strength is not available. As a result, Pyxis and an investor in Pyxis’ securities might have little advance warning of financial or other problems affecting either Maritime, ITM or NST even though its financial or other problems could have a material adverse effect on Pyxis and its shareholders.

Pyxis’ vessels may operate in pooling arrangements in the future, which may or may not be beneficial to it compared to chartering its vessels outside of a pool.

In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel’s earnings capacity based on factors, which may include its cargo capacity, speed and fuel consumption, and actual on-hire performance. Pooling arrangements are intended to maximize vessel utilization. However, pooling arrangements are dependent on the spot charter market, in which rates fluctuate. Pyxis cannot assure you that entering any of its vessels into a pool will be beneficial to the company compared to chartering its vessels outside of a pool. If it participates in, or for any reason its vessels cease to participate in a pooling arrangement, their utilization rates could fall and the amount of additional hire paid could decrease, either of which could have an adverse effect on the company’s results of operations and it ability to pay dividends. Pyxis also cannot assure you that if it joins a pooling arrangement that it will continue to use the pooling arrangement or whether the pools its vessels participate in will continue to exist in the future.

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Exchange rate fluctuations could adversely affect Pyxis’ revenues, financial condition and operating results.

Pyxis generates a substantial part of its revenues in U.S. dollars, but may incur costs in other currencies. The difference in currencies could in the future lead to fluctuations in its net income due to changes in the value of the U.S. dollar relative to other currencies. Pyxis has not hedged its exposure to exchange rate fluctuations, and as a result, its U.S. dollar denominated results of operations and financial condition could suffer as exchange rates fluctuate.

Risks Related to Pyxis’ Indebtedness

The market values of Pyxis’ vessels may decrease, which could cause, as in the past, Pyxis to breach covenants in its credit facility.

The fair market values of tankers have generally experienced high volatility. You should expect the market value of Pyxis’ vessels to fluctuate. Values for ships can fluctuate substantially over time due to a number of factors, including:

•	prevailing economic conditions in the energy markets;

•	a substantial or extended decline in demand for refined products;

•	the level of worldwide refined product production and exports;

•	changes in the supply-demand balance of the global product tanker market;

•	the availability of newbuild and newer, more advanced vessels at attractive prices compared to Pyxis’ vessels;

•	changes in prevailing charter hire rates;

•	the physical condition of the ship;

•	the vessel’s size, age, technical specifications, efficiency and operational flexibility; and

•	the cost of retrofitting or modifying existing ships, as a result of technological advances in ship design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.

If the market value of its fleet declines, Pyxis may not be able to incur debt at all or on terms that are acceptable to it. Further, a decrease in these values could cause Pyxis to breach certain covenants that are contained in its credit facility and in future financing agreements that Pyxis may enter into from time to time. Prior to the consummation of the Merger, vessel value fluctuations caused Pyxis to not comply with the minimum security covenant in Fourthone’s loan agreement with Commerzbank. In connection with Pyxis obtaining Commerzbank’s consent to the Merger, Pyxis plans to provide Commerzbank with a new guarantee (in place of the prior one given by Maritime) and security in the Northern Alpha and Northsea Beta as additional collateral to satisfy such non-compliance.

If Pyxis breaches covenants in its loan agreements or future financing agreements and is unable to cure the breach, its lenders could limit its ability to pay dividends and could accelerate its debt and foreclose on vessels in its fleet. In addition, its auditors may be required to include an explanatory paragraph in their future report on Pyxis’ consolidated financial statements, which describes these conditions, which could raise substantial doubt about its ability to continue as a going concern. In addition, as vessels grow older, they generally decline in value. If for any reason Pyxis sells vessels at a time when prices have fallen, it could incur a loss and its business, results of operations, cash flows, financial condition and ability to pay dividends in the future could be adversely affected. The market value of its fleet may decline more rapidly than book value as the vessels age, and it will incur losses on disposition if Pyxis sells vessels below depreciated book value. Please read “Information with Respect to Pyxis” for information concerning historical prices of tankers.

Restrictive covenants in Pyxis’ current and future loan agreements may impose financial and other restrictions on the company.

The restrictions and covenants in Pyxis’ current and future loan agreements could adversely affect its ability to finance future operations or capital needs or to pursue and expand its business activities. Pyxis’ current loan agreements contain, and future financing agreements may contain, restrictive covenants that may prohibit it or its subsidiaries from, among other things:

•	paying dividends under certain circumstances, including if there is a default under the loan agreements or with respect to Pyxis’ subsidiaries, Sixthone and Seventhone, if the ratio of the total liabilities and the market value adjusted total assets of Pyxis and its subsidiaries as a group is greater than 65% in the relevant year;

•	incurring or guaranteeing indebtedness;

•	charging, pledging or otherwise encumbering its vessels;

•	changing the flag, class, management or ownership of its vessels;

•	utilizing available cash

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•	changing ownership or structure, including through mergers, consolidations, liquidations or dissolutions;

•	making certain investments;

•	entering into a new line of business;

•	changing the commercial and technical management of its vessels; and

•	selling, transferring, assigning or changing the beneficial ownership or control of its vessels.

Certain of Pyxis’ loan agreements and guarantees require it to maintain specified financial ratios and satisfy financial covenants. These financial ratios and covenants include requirements that:

•	Pyxis maintains minimum cash and cash equivalents based on the number of vessels owned and chartered-in and debt service requirements. Pyxis’ required minimum cash balance as of December 31, 2014 was $1.2 million and is expected to be $5.0 million upon consummation of the Merger;

•	the aggregate fair market value of Pyxis’ vessels plus any additional collateral shall, depending on the loan agreement, be no less than 125% to 133% of the debt outstanding (value maintenance covenant); and

•	Pyxis maintains, depending on the loan agreement, a total liabilities to total asset ratio (as adjusted for market values) of no greater than 75%.

Therefore, Pyxis may need to seek permission from its lenders in order to engage in some corporate actions. The lenders’ interests may be different from Pyxis’ and Pyxis may not be able to obtain its lenders’ permission when needed. This may limit Pyxis’ ability to pay dividends to you if it determines to do so in the future, finance its future operations or capital requirements, make acquisitions or pursue business opportunities.

Pyxis’ ability to comply with covenants and restrictions contained in its current and future loan agreements may also be affected by events beyond its control, including prevailing economic, financial and industry conditions. If Pyxis’ cash flow is insufficient to service its current and future indebtedness and to meet its other obligations and commitments, it will be required to adopt one or more alternatives, such as reducing or delaying its business activities, acquisitions, investments, capital expenditures, the payment of dividends or the implementation of its other strategies, refinancing or restructuring its debt obligations, selling vessels or other assets, seeking to raise additional debt or equity capital or seeking bankruptcy protection. However, it may not be able to effect any of these remedies or alternatives on a timely basis, on satisfactory terms or at all.

Pyxis’ ability to obtain additional debt financing may be dependent on the performance of its then existing charters and the creditworthiness of its charterers.

The actual or perceived credit quality of Pyxis’ charterers, and any defaults by them, may materially affect Pyxis’ ability to obtain the additional capital resources that it will require to purchase additional vessels or may significantly increase its costs of obtaining such capital. Pyxis’ inability to obtain additional financing at all, or its ability to only at a higher than anticipated, cost may materially affect its results of operations and its ability to implement its business strategy.

Servicing debt, including debt which Pyxis may incur in the future, would limit funds available for other purposes and if it cannot service its debt, Pyxis may lose its vessels.

Borrowing under Pyxis’ existing loan agreements and the loan agreements that it expects to enter in the future requires it to dedicate a part of its cash flow from operations to paying principal and interest on its indebtedness. These payments limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. Amounts borrowed under its credit facilities bear interest at variable rates. Increases in prevailing rates could increase the amounts that Pyxis would have to pay to its lenders, even though the outstanding principal amount remains the same, and its net income and cash flows would decrease. Pyxis expects its earnings and cash flow to vary from year to year due to the cyclical nature of the tanker industry. If it does not generate or reserve enough cash flow from operations to satisfy our debt obligations, Pyxis may have to:

•	seek to raise additional capital;

•	refinance or restructure its debt;

•	sell vessels; or

•	reduce or delay capital investments.

However, these alternatives, if necessary, may not be sufficient to allow it to meet its debt obligations. If Pyxis is unable to meet its debt obligations or if some other default occurs under its credit facilities, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral vessels securing that debt even though the majority of the proceeds used to purchase the collateral vessels did not come from its credit facilities.

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If interest rates increase, it will affect the interest rate under Pyxis’ credit facilities, which could affect its profitability, earnings and cash flow.

Amounts borrowed under Pyxis’ existing credit facilities bear interest at an annual rate ranging from 1.2% to 3.35% above LIBOR. Interest rates have recently been at historic lows and any normalization in interest rates would lead to an increase in LIBOR, which would affect the amount of interest payable on amounts that Pyxis has drawn down from its loan agreements, which in turn would have an adverse effect on our profitability, earnings and cash flow.

Risks Related to Pyxis Becoming a Public, Emerging Growth Company

Pyxis’ costs of operating as a public company will be significant, and its management will be required to devote substantial time to complying with public company regulations.

As a public company, Pyxis expects to incur significant legal, accounting and other expenses, including costs associated with its public company reporting requirements under the Exchange Act. Pyxis must also follow the rules, regulations and requirements subsequently adopted by the U.S. Securities and Exchange Commission, including Sarbanes-Oxley, and the rules of NASDAQ or the NYSE MKT. Although it cannot precisely predict the final amount, Pyxis believes that such additional expenses could be in excess of approximately $0.5 million per year, which includes accounting and legal fees, costs for remuneration of its board of directors and its committees and director and officer liability insurance but does not include the payment to Maritime for administrative services, which include the services of Pyxis’ senior executive officers, none of whom has experience managing U.S. public companies, and other personnel will also need to devote a substantial amount of time and financial resources to comply with these rules, regulations and requirements. Given their limited experiences with U.S. public reporting and other facets of managing a U.S. public company, Pyxis’ management may initially require additional services from accounting, legal and other professional advisors. In addition, these statutes, rules and regulations may make it more difficult and more expensive for the company to obtain director and officer liability insurance and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for the company to attract and retain qualified individuals to serve on its board of directors or as executive officers as well as divert management’s attention from implementing its business strategy.

Pyxis is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its securities less attractive to investors.

Pyxis is an “emerging growth company,” as defined in the JOBS Act. It will remain an “emerging growth company” for up to five years. However, if its non-convertible debt issued within a three-year period or revenues exceeds $1 billion, or the market value of its common shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, it would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, Pyxis is not required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, it has reduced disclosure obligations regarding executive compensation in its periodic reports, and it is exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, as amended (the “Securities Act”) registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Pyxis has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Pyxis, as an emerging growth company, will not adopt the new or revised standard until the time private companies are required to adopt the new or revised standard. This may make comparison of Pyxis’ financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used. The company cannot predict if investors will find its common shares less attractive because it may rely on these provisions. If some investors find its common shares less attractive as a result, there may be a less active trading market for its shares and its share price may be more volatile.

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If Pyxis fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in Pyxis’ financial and other public reporting, which would harm its business and the trading price of its common stock.

Effective internal controls over financial reporting are necessary for Pyxis to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause Pyxis to fail to meet its reporting obligations. In addition, any testing by it conducted in connection with Section 404 of Sarbanes-Oxley, or any subsequent testing by its independent registered public accounting firm, may reveal deficiencies in its internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in Pyxis’ reported financial information, which could have a negative effect on the trading price of its common stock.

Pyxis will be required to disclose changes made in its internal controls and procedures and its management will be required to assess the effectiveness of these controls annually. However, for as long as Pyxis is an “emerging growth company,” its independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404 of Sarbanes-Oxley. An independent assessment of the effectiveness of its internal controls could detect problems that its management’s assessment might not. Undetected material weaknesses in Pyxis’ internal controls could lead to financial statements and restatements and require it to incur the expense of remediation.

Risks Related to Pyxis’ Common Stock

An investment in Pyxis’ common stock is speculative and there can be no assurance of any return on any such investment.

An investment in Pyxis’ common stock is highly speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in their investment, including the risk of losing their entire investment.

The price of Pyxis’ common stock may be volatile.

The price of Pyxis common shares may fluctuate due to a variety of factors, including:

•	actual or anticipated fluctuations in Pyxis’ periodic results and those of other public companies in industry;

•	mergers and strategic alliances in the shipping industry;

•	market prices and conditions in the shipping industry;

•	changes in government regulation;

•	potential or actual military conflicts or acts of terrorism;

•	natural disasters affecting the supply chain or use of petroleum products;

•	the failure of securities analysts to publish research about Pyxis, or shortfalls in Pyxis’ operating results compared to levels forecast by securities analysts;

•	announcements concerning Pyxis or its competitors; and

•	the general state of the securities market.

These market and industry factors may materially reduce the market price of Pyxis’ common shares, regardless of Pyxis’ operating performance.

Pyxis may issue additional common shares or other equity securities without stockholder approval, which would dilute your ownership interests and may depress the market price of Pyxis’ common stock.

Pyxis may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or Pyxis’ equity incentive plan, without stockholder approval, in a number of circumstances. Pyxis’ issuance of additional common stock or other equity securities of equal or senior rank would have the following effects:

•	Pyxis’ existing stockholders’ proportionate ownership interest in Pyxis will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of Pyxis’ common stock may decline.

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Pyxis is incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate or bankruptcy law and, as a result, stockholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.

Pyxis’ corporate affairs are governed by its articles of incorporation and amended and restated bylaws and by the Marshall Islands Business Corporations Act (the “BCA”). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Stockholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, Pyxis’ public stockholders may have more difficulty in protecting their interests in the face of actions by management, directors or significant stockholders than would stockholders of a corporation incorporated in a U.S. jurisdiction. Additionally, the Republic of the Marshall Islands does not have a legal provision for bankruptcy or a general statutory mechanism for insolvency proceedings. As such, in the event of a future insolvency or bankruptcy, Pyxis’ stockholders and creditors may experience delays in their ability to recover their claims after any such insolvency or bankruptcy.

It may be difficult to serve process on or enforce a U.S. judgment against Pyxis, its officers and its directors because it is a foreign corporation.

Pyxis is a corporation formed in the Republic of the Marshall Islands, and a substantial portion of its assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon Pyxis. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Pyxis in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Republic of the Marshall Islands or of the non-U.S. jurisdictions in which Pyxis’ offices are located would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. As a result, it may be difficult or impossible for you to bring an original action against Pyxis or against individuals in a Marshall Islands court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise because the Marshall Islands courts would not have subject matter jurisdiction to entertain such a suit. A judgment entered in a foreign jurisdiction is enforceable in the Republic of the Marshall Islands without a retrial on the merits so long as the provisions of the Republic of the Marshall Islands Uniform Foreign Money-Judgments Recognition Act are complied with.

Pyxis cannot assure you that it will pay dividends.

Pyxis does not intend to pay dividends in the near future and will make dividend payments to its shareholders in the future only if its board of directors, acting in its sole discretion, determines that such payments would be in Pyxis’ best interest and in compliance with relevant legal, fiduciary and contractual requirements. The payment of any dividends is not guaranteed or assured, and if paid at all in the future, may be discontinued at any time at the discretion of the board of directors.

Pyxis’ ability to pay dividends will in any event be subject to factors beyond its control, including the following:

•	its earnings, financial condition and anticipated cash requirements;

•	the terms of any current or future credit facilities or loan agreements Pyxis has or will enter into (which it expects will prohibit the payment of dividends upon the occurrence of customary events of default and other provisions);

•	the loss of a vessel or the acquisition of one or more vessels;

•	required capital expenditures;

•	reserves that its board of directors considers necessary or advisable;

•	increased or unanticipated expenses;

•	future issuances of securities;

•	disputes or legal actions; and

•	the requirements of the laws of the Republic of the Marshall Islands, which limit payments of dividends if Pyxis is, or could become, insolvent and generally prohibit the payment of dividends other than from surplus (retaining earnings and the excess of consideration received for the sale of shares above the par value of the shares).

Pyxis is a holding company, and it depends on the ability of its subsidiaries to distribute funds to Pyxis in order to satisfy its financial and other obligations.

Pyxis is a holding company and has no significant assets other than the equity interests in its subsidiaries. Its subsidiaries own all of its existing vessels and subsidiaries it forms in the future will own any other vessels it may acquire in the future. All payments under Pyxis’ charters will be made to its subsidiaries. As a result, its ability to pay dividends and meet its other obligations will depend on the performance of its subsidiaries and their ability to distribute funds to Pyxis. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, by the terms of Pyxis’ credit facility, any financing agreement it may enter into in the future or by Republic of the Marshall Islands law, which regulates the payment of dividends by companies. The applicable loan agreement entered into by Pyxis’ subsidiaries, Sixthone and Seventhone, prohibit such subsidiaries from paying any dividends to Pyxis unless the ratio of the total liabilities and the market value adjusted total assets of Pyxis and its subsidiaries as a group is 65% or less. If Pyxis, Sixthone or Seventhone do not satisfy this requirement or if Pyxis or a subsidiary breaches a covenant in its credit facility or any financing agreement it may enter into in the future, such subsidiary may be restricted from paying dividends. If Pyxis is unable to obtain funds from its subsidiaries, it will not be able to pay dividends unless it obtains funds from other sources, which it may not be able to do.

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At the time of the Merger, Maritime Investors will beneficially own approximately 93% of Pyxis’ total outstanding common shares, which may limit shareholders’ ability to influence Pyxis’ actions.

Upon consummation of the Merger, Maritime Investors will beneficially own approximately 93% of Pyxis’ outstanding common shares and will have the power to exert considerable influence over Pyxis’ actions through Maritime Investors’ ability to effectively control matters requiring shareholder approval, including the determination to enter into a corporate transaction or to prevent a transaction, regardless of whether Pyxis’ shareholders believe that any such transaction is in their or Pyxis’ best interests. For example, Maritime Investors could cause Pyxis to consummate a merger or acquisition that increases the amount of its indebtedness or cause Pyxis to sell all of its revenue-generating assets. Pyxis cannot assure you that the interests of Maritime Investors will coincide with the interests of other shareholders. As a result, the market price of Pyxis’ common shares could be adversely affected.

Additionally, Maritime Investors may invest in entities that directly or indirectly compete with Pyxis, or companies in which Maritime Investors currently invests may begin competing with us. Maritime Investors may also separately pursue acquisition opportunities that may be complementary to Pyxis’ business, and as a result, those acquisition opportunities may not be available to Pyxis. As a result of these relationships, when conflicts arise between the interests of Maritime Investors and the interests of Pyxis’ other shareholders, Mr. Valentios Valentis may not be a disinterested director. Maritime Investors will effectively control all of Pyxis’ corporate decisions so long as they continue to own a substantial number of Pyxis’ common shares.

Pyxis’ corporate governance practices will be in compliance with, and will not be prohibited by, the laws of the Republic of the Marshall Islands, and as such Pyxis will be entitled to exemption from certain national exchange corporate governance standards. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the national exchange corporate governance requirements.

Pyxis’ corporate governance practices will be in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands. Therefore, Pyxis expects to be exempt from many of national exchange corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with Nasdaq corporate governance practices, and the establishment and composition of an audit committee and a formal written audit committee charter. For a list of the practices followed by Pyxis in lieu of national exchange corporate governance rules, see “Management of Pyxis Following the Merger—Other Corporate Governance Matters” in this proxy statement/prospectus.

Anti-takeover provisions in Pyxis’ Articles of Incorporation and bylaws could make it difficult for its shareholders to replace or remove its board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of its common stock.

Several provisions of Pyxis’ Articles of Incorporation and bylaws could make it difficult for its shareholders to change the composition of its board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions include:

•	authorizing the board of directors to issue “blank check” preferred stock without shareholder approval;

•	providing for a classified board of directors with staggered, three year terms;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of two-thirds of the outstanding shares of Pyxis’ common stock entitled to vote for the directors;

•	prohibiting shareholder action by written consent unless consent is signed by all shareholders entitled to vote on the action;

•	limiting the persons who may call special meetings of shareholders; and

•	establishing advance notice requirements for nominations for election to its board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of Pyxis’ common stock and your ability to realize any potential change of control premium.

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Pyxis may have to pay tax on United States source income.

Under the Code, 50.0% of the gross shipping income of a vessel owning or chartering corporation that is attributable to transportation that either begins or ends, but does not both begin and end, in the United States is characterized as United States source shipping income and such income is subject to a 4.0% United States federal income tax without allowance for deductions, unless that corporation qualifies for exemption from tax under Section 883 of the Code or under an income tax treaty.

As Pyxis and its subsidiaries are Republic of the Marshall Islands companies, they do not qualify for an exemption under any U.S. income tax treaties. After this offering, assuming the listing of Pyxis’ stock on either the Nasdaq Capital Market or the NYSE MKT exchanges, Pyxis expects that it may qualify for the Section 883 tax exemption.

If Pyxis or its subsidiaries are not entitled to this exemption under Section 883 for any taxable year, Pyxis or its subsidiaries would be subject for those years to a 4.0% United States federal gross income tax on 50.0% of the gross shipping income attributable to voyages that begin or end in the United States. The imposition of this tax could have a negative effect on Pyxis’ business and would result in decreased earnings. See “Federal Income Tax Considerations – United States Federal Income Taxation of Pyxis.”

If U.S. tax authorities were to treat Pyxis or one or more of Pyxis’ subsidiaries as a “passive foreign investment company,” there would be adverse tax consequences to U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company,” or a PFIC, for United States federal income tax purposes if either (1) at least 75.0% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50.0% of the average value of the corporation’s assets produce, or are held for the production of, such types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of trade or business. For purposes of these tests, time and voyage charter income is generally viewed as income derived from the performance of services and not rental income and, therefore, would not constitute “passive income.” Although recent case law has treated a time charter as a lease (thereby generating rental income) for a different tax purpose even though such a charter arrangement would have been treated as service contract income (generating services income) under Internal Revenue Service rulings, the IRS has announced that it will not follow the reasoning of this case, including in the PFIC context. Nevertheless, if this case law is followed by a court or the Internal Revenue Service and applied in the PFIC context, the time charter income of Pyxis and its subsidiaries would be treated as passive income unless an exception applies.

Those shareholders of a passive foreign investment company who are citizens or residents of the United States or domestic entities would be subject to an adverse United States federal income tax regime with respect to the income derived by the passive foreign investment company, the distributions they receive from the passive foreign investment company and the gain, if any, they derive from the sale or other disposition of their shares in the passive foreign investment company, and would be subject to annual information reporting to the Internal Revenue Service. If Pyxis were to be treated as a passive foreign investment company for any taxable year (and regardless of whether Pyxis remained a PFIC for subsequent taxable years), a U.S. taxpayer who does not make certain mitigating elections described more fully in this proxy statement under “Federal IncomeTax Considerations—United States Federal Income Taxation of U.S. Holders—Consequences of Possible PFIC Classification” would be required to allocate ratably over such U.S. taxpayer’s holding period any “excess distributions” received (i.e., the portion of any distributions received on Pyxis’ common stock in a taxable year in excess of 125.0% of certain average historic annual distributions) and any gain realized on the sale, exchange or other disposition of Pyxis’ common stock. The amount allocated to the current taxable year would be subject to U.S. Federal income tax as ordinary income and the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year. An interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. Investors in Pyxis’ common stock are urged to consult with their own tax advisors regarding the tax consequences of the PFIC rules to them, including the benefit of any available mitigating elections. For a more complete discussion of the U.S. Federal income tax consequences of passive foreign investment company characterization, please read “Federal Income Tax Considerations—United States Federal Income Taxation of U.S. Holders—Consequences of Possible PFIC Classification.”

Based on Pyxis’ current and projected operations, it does not believe that it will be a passive foreign investment company in its current taxable year, nor does it expect to become a passive foreign investment company with respect to any taxable year. Since Pyxis expects to derive a substantial amount of its income each year from the time chartering and spot market activities of its wholly-owned subsidiaries, Pyxis believes that more than 25.0% of such income will be treated for relevant United States federal income tax purposes as services income, rather than rental income (notwithstanding the recent case law to the contrary). Accordingly, such income should not constitute “passive income” and the assets that Pyxis or its wholly-owned subsidiaries own and operate in connection with the production of that income, in particular vessels subject to time charters, should not constitute passive assets for purposes of determining whether Pyxis is a passive foreign investment company in any taxable year. However, no assurance can be given that the Internal Revenue Service will accept this position or that Pyxis would not constitute a passive foreign investment company for any future taxable year if there were to be changes in the nature and extent of Pyxis’ operations.

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If U.S. tax authorities were to treat Pyxis as a “controlled foreign corporation,” there could be adverse U.S. federal income tax consequences to certain U.S. investors.

If more than 50.0% of the voting power or value of Pyxis’ shares is treated as owned by U.S. citizens or residents, U.S. domestic corporations or partnerships, or U.S. estates or trusts (as defined for U.S. federal income tax purposes), each of which owned at least 10.0% of Pyxis’ voting power, or U.S. Shareholders, then Pyxis will be a controlled foreign corporation, or CFC, for U.S. federal income tax purposes. If Pyxis is a CFC, then certain types of income, or Subpart F Income, earned by Pyxis would be taxed directly to persons who are U.S. Shareholders even if such income is not distributed to such U.S. Shareholder. Active shipping charter income would not be treated as Subpart F Income, but passive ship rental income, interest income and certain other portfolio, passive, or in certain circumstances, services income, generally would be Subpart F Income. See “Federal Income Tax Considerations—United States Federal Income Taxation of U.S. Holders—Consequences of Controlled Foreign Corporation Classification of Pyxis.”

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THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The Special Meeting will be held at 10:00 a.m., local time, on _____, __________ __, 2015, at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006, to consider and vote upon the reverse split proposal, spin-off proposal merger proposal and/or if necessary, the adjournment proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, LookSmart is not authorized to consummate the Reverse Split, Spin-Off and/or Merger.

Purpose of the Special Meeting

At the Special Meeting, LookSmart is asking its stockholders as of the record date of ________________, 2015 (the “Record Date”) to consider and vote upon:

(1)         a proposal to effect the Reverse Split of our issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to ______, 2015, with the exact ratio to be set at a whole number within this range as determined by our board of directors in its sole discretion— we refer to this proposal as the “reverse split proposal”;

(2)         a proposal to adopt the Spin-Off of LookSmart’s business, assets and liabilities into Holdco — we refer to this proposal as the “spin-off proposal”;

(3)         a proposal to adopt the Merger Agreement and to approve the transactions contemplated by such agreement — we refer to this proposal as the “merger proposal”; and

(4)         to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, LookSmart is not authorized to consummate the transactions contemplated by the reverse split proposal, spin-off proposal and merger proposal — we refer to this proposal as the “adjournment proposal.”

Record Date; Shares Entitled to Vote; Quorum

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of LookSmart common stock on the Record Date. Stockholders will have one vote for each share of LookSmart common stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were ______________ shares of LookSmart common stock outstanding.

A quorum of LookSmart stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the reverse split proposal, the spin-off proposal and the merger proposal. Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of shares of LookSmart’s common stock entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “against” the spin-off proposal, the merger proposal, the reverse split proposal and the adjournment proposal, if presented.

Shares Held by LookSmart’s Directors and Executive Officers

As of the Record Date, the directors and executive officers of LookSmart as a group owned and were entitled to vote ________ shares of the common stock of the Company, representing approximately ____% of the outstanding shares of LookSmart common stock on that date. LookSmart expects that its directors and executive officers will vote their shares in favor of the reverse split proposal, spin-off proposal and merger proposal, but none of the Company’s directors or executive officers other than Michael Onghai has entered into any agreement obligating any of them to do so.

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In connection with their entry into the Merger Agreement, LookSmart, Pyxis and Michael Onghai, entered into the Voting Agreement, which generally requires that Mr. Onghai, in his capacity as a stockholder of LookSmart, vote all of his shares of LookSmart common stock in favor of the reverse split proposal, the spin-off proposal and the merger proposal, unless doing would violate his fiduciary duties as an executive officer and member of the board of directors of the Company. As of the Record Date, Mr. Ongahi beneficially held ________ shares of LookSmart common stock, representing approximately ____% of the outstanding shares of the Company’s common stock, of which ____________ shares are either held of record by Mr. Onghai as of the Record Date or over which he possesses voting rights and are therefore in either case subject to the Voting Agreement.

Voting of Proxies

If your shares are registered in your name with our transfer agent, VStock Transfer, LLC, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the reverse split proposal, “FOR” approval of the spin-off proposal, “FOR” the merger proposal and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the Special Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your broker, bank or other nominee, if possible, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, it will have the same effect as if you voted “AGAINST” the reverse split proposal, the spin-off proposal, the merger proposal and the adjournment proposal, if presented.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	Signing another proxy card with a later date and returning it to us prior to the Special Meeting; or

•	Attending the Special Meeting and voting in person.

Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by us prior to the Special Meeting and, in the case of internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on _______, 2015. If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid “legal” proxy from your bank, broker or other nominee. Any adjournment, recess or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow LookSmart stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, recessed or postponed.

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Board of Directors’ Recommendation

After careful consideration, the Company’s board of directors has determined that the reverse split proposal, the spin-off proposal, the merger proposal and the adjournment proposal are fair to and in the best interests of the Company and its stockholders and unanimously recommends that you vote or give instruction to vote:

•	“FOR” the reverse split proposal;

•	“FOR” the spin-off proposal;

•	“FOR” the merger proposal; and

•	“FOR” the adjournment proposal, if presented.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by LookSmart. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile, e-mail or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to approve the Merger Agreement, we anticipate that the Reverse Split, the Spin-Off and the Merger will be consummated in the third calendar quarter of 2015.

Other Matters

At this time, we know of no other matters to be submitted at the Special Meeting.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of LookSmart common stock, you may call Michael Onghai at (415) 348-7000.

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THE REVERSE SPLIT

Our board of directors has adopted resolutions (i) declaring that filing an amendment to the Company’s Certificate of Incorporation to effect the Reverse Split of our issued and outstanding common stock was advisable, and (ii) directing that a proposal to approve the Reverse Split be submitted to the holders of our common stock for their approval. The Reverse Split of our issued and outstanding common stock will be effected by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to ______, 2015, with the exact ratio to be set at a whole number within this range as determined by our board of directors in its sole discretion.

Our board of directors is submitting the Reverse Split to our stockholders for approval with the intent of increasing the market price of our common stock to enhance our ability to meet the continued listing requirements of the Nasdaq Capital Market, to make our common stock sufficiently attractive for Pyxis to consummate the Merger transaction and to ensure that Pyxis will be able to meet the initial listing requirements of either the Nasdaq Capital Market or the NYSE MKT after consummation of the Merger transaction.

Procedure for Implementing the Reverse Stock Split

The Reverse Split, if approved by our stockholders, would become effective upon the filing (the “RS Effective Time”) of a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware.  The exact timing of the filing of the certificate of amendment that will effect the Reverse Split will be determined by our board of directors based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders.  In addition, our board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Split if, at any time prior to filing the amendment to the Company’s Certificate of Incorporation, our board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Split.  If a certificate of amendment effecting the Reverse Split has not been filed with the Secretary of State of the State of Delaware by the close of business on ______, 2015, our board of directors will abandon the Reverse Split.

Effect of the Reverse Split on holders of LookSmart common stock

Depending on the ratio for the Reverse Split determined by our board of directors, a minimum of two and a maximum of ten shares of existing common stock will be combined into one new share of common stock.  The actual number of shares issued after giving effect to the Reverse Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by our board of directors.

The Reverse Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Split will be rounded up to the next whole number.  In addition, the Reverse Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our common stock in street name.  However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Split.  Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent.  These stockholders do not have stock certificates evidencing their ownership of the common stock.  They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Split common stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the RS Effective Time.  The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Split common stock (the “New Certificates”).  No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent.  No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.  Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Split, subject to the treatment of fractional shares described below.  Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Split common stock to which these stockholders are entitled, subject to the treatment of fractional shares.  Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.  If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

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STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Split.  Therefore, we will not issue certificates representing fractional shares.  In lieu of issuing fractions of shares, we will round up to the next whole number.

Accounting Matters

The proposed amendment to the Company’s Certificate of Incorporation will not affect the par value of our common stock per share, which will remain $0.003 par value per share.  As a result, as of the RS Effective Time, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Split.  Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Federal Income Tax Consequences of the Reverse Split

The following summary describes material U.S. federal income tax consequences of the Reverse Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”).  A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.  An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.  This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors.  This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement.  Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes.  Therefore, a stockholder generally will not recognize gain or loss on the Reverse Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Split.

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No Appraisal Rights

Under the DGCL and our charter documents, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Split.

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THE MERGER

Parties Involved in the Merger

LookSmart, Ltd.

LookSmart was organized in 1996 and is incorporated in the State of Delaware. LookSmart is a digital advertising solutions company that provides relevant solutions for search and display advertising customers, organized along five lines of business: (i) Clickable, (ii) LookSmart AdCenter, (iii) Novatech.io, (iv) ShopWiki and (v) web searches. In addition, LookSmart formed a partnership with Conversion Media Holdings, LLC, which supports the Company’s other lines of business through the creation of content sites directed at ecommerce verticals. The Company operates each line of business, while being related to the others in terms of shared resources, as separate business lines with their own core management, profits and losses, and the ability to operate independently as separate businesses. As a result, this separation of business lines allows Looksmart to operate effectively as a holding company and as a capital allocator to each of the Company’s separate businesses with the goal of finding mispriced assets in the public and private markets and subsequently utilizing those assets to create scalable and sustainable businesses that may then be monetized for the ultimate benefit of Looksmart’s stockholders.

After the Merger, LookSmart will cease to exist.

LookSmart Group, Inc.

Holdco is a wholly-owned subsidiary of LookSmart formed solely for the purpose of effectuating the Spin-Off described herein, and to carry on the historical business of LookSmart following the Merger. Holdco was incorporated under the laws of Nevada on March 6, 2015.

Pyxis Tankers Inc.

Pyxis Tankers Inc. is a newly formed international maritime transportation company with a focus on the tanker sector. At the consummation of the Merger, Pyxis’ fleet will be comprised of six double hull tankers, which had a weighted average age of 4.3 years as of June 30, 2015, based on deadweight tonnage, that are employed under a mix of short- and medium-term time charters and spot charters. Pyxis will acquire these six vessels prior to the Merger from affiliates of its founder and chief executive officer, Mr. Valentios (“Eddie”) Valentis. Four of the vessels in the fleet will be medium-range, or MR, tankers, three of which have eco-efficient or eco-modified designs, and two will be short-range tanker sister ships. Each of the vessels in the fleet is capable of transporting refined petroleum products, such as naphtha, gasoline, jet fuel, kerosene, diesel and fuel oil, as well as other liquid bulk items, such as vegetable oils and organic chemicals.

Pyxis’ principal objective will be to own and operate its fleet in a manner that will enable it to benefit from short- and long-term trends that Pyxis expects in the tanker sector to maximize its revenues and to enhance returns to its shareholders. Pyxis intends to expand the fleet primarily through selective acquisitions of modern product tankers in a manner that is accretive to shareholder value. It expects to employ its vessels through time charters to creditworthy customers and on the spot market. Pyxis intends to continually evaluate the markets in which it operates and, based upon its view of market conditions, adjust its mix of vessel employment by counterparty and stagger its charter expirations. In addition, Pyxis’ may choose to opportunistically direct asset sales when conditions are appropriate to generate attractive returns for its shareholders.

Following the consummation of the Merger, Pyxis will consider taking advantage of LookSmart’s experience in customizable internet applications. LookSmart intends to upgrade without charge Pyxis’ web-site and internet capabilities in order to enhance functionality and information, including shareholder interface. Pyxis also intends that Robert Ladd, LookSmart’s nominee to Pyxis’ Board, and a number of Pyxis’ executive officers will monitor technological developments in the shipping industry and when economically feasible, propose technologies for adoption by Pyxis and/or consider possible opportunities for joint ventures or investments by Pyxis. In order to enhance its shareholders’ relations and capital markets access, Pyxis also intends to establish a small representative office in the New York area in the near future.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, LookSmart will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation. As a result of the Merger, Merger Sub will remain a wholly owned subsidiary of Pyxis. Each share of LookSmart common stock (post-Stock Split) (the “LS Post-Split Share Number”) will be exchanged for and converted into the right to receive such number of validly issued, fully paid and non-assessable shares of Pyxis Common Stock (the “Pyxis Shares”) equal to the LS Conversion Number (hereinafter defined). The “LS Conversion Number” shall equal $4,000,000 divided by a denominator equal to (i) the LS Share Closing Date Price multiplied by (ii) LS Post-Split Share Number. The “LS Share Closing Date Price” shall mean the final closing price of a share of LS Common Stock (as adjusted for the Stock Split) on the Closing Date. LookSmart will no longer be publicly traded. In addition, LookSmart common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and LookSmart will no longer file periodic reports with the SEC on account of its exchange for Pyxis common stock. If the Merger is completed, you will not own any shares of the capital stock of Merger Sub, and will instead own shares of Pyxis Tankers Inc.

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Pursuant to the terms of the Merger Agreement, Pyxis may acquire two additional vessels, the Miss Lucy and/or the Pyxis Loucas, owned or controlled by affiliates of Pyxis’ chief executive officer. While there is no obligation on the affiliates of Pyxis’ chief executive officer to transfer such vessels to Pyxis, if the Miss Lucy or the Pyxis Loucas (or its respective vessel owning company) is delivered to Pyxis in the future, Maritime Investors would receive a number of Pyxis shares equal to the negotiated equity values of $6,137,500 and $5,430,000, respectively, divided by the LS Share Closing Date Price, assuming outstanding vessel owning company-level debt of $27,000,000 and $22,200,000, respectively. Each such equity value would be increased based on any subsequent reduction of the respective vessel owning company’s outstanding debt and for any cash on hand Pyxis would receive in connection with its delivery.

The time at which the Merger will become effective, which we refer to as the Effective Time of the Merger, will occur upon the filing of a certificate of merger with the Secretary of State of Delaware.

Effect on LookSmart if the Merger is Not Completed

If the Merger Agreement is not approved by LookSmart stockholders or if the Merger is not completed for any other reason, LookSmart stockholders will not receive any payment or other compensation for their shares of common stock. Instead, LookSmart will remain an independent public company, its common stock will continue to be listed and traded on NASDAQ (assuming the Company can meet all of NASDAQ’s continued listing standards) and registered under the Exchange Act and LookSmart will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, LookSmart expects that management will operate the business in a manner similar to that in which it is being operated today and that LookSmart’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which LookSmart operates and adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, the price of LookSmart’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of LookSmart’s common stock would return to the price at which it trades as of the date of this proxy statement/prospectus.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of LookSmart’s common stock. If the Merger is not completed, LookSmart’s board of directors will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not approved by LookSmart’s stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to LookSmart will be offered or that LookSmart’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, LookSmart may be required to reimburse Pyxis’ expenses or pay Pyxis a termination fee, upon the termination of the merger agreement, as described under “Termination Fees and Expenses” beginning on page 92.

Merger Consideration

Each LS Post-Split Share Number will be exchanged for and converted into the right to receive such number of validly issued, fully paid and non-assessable shares of Pyxis Common Stock equal to the LS Conversion Number, which shall equal $4,000,000 divided by a denominator equal to (i) the LS Share Closing Date Price multiplied by (ii) LS Post-Split Share Number. In addition, the Company received a cash payment of $600,000 upon execution of the Merger Agreement.

Make Whole Record Date

In the event that subsequent to the Merger, Pyxis completes a Future Pyxis Offering at a valuation lower than the valuation ascribed to the shares of common stock received by LookSmart stockholders pursuant to the Merger Agreement, Pyxis will be obligated to make “whole” the LookSmart stockholders as of April 29, 2015 (the “Make Whole Record Date”) by offering such LookSmart stockholders the right to receive additional shares of Pyxis common stock to compensate the LookSmart stockholders for the difference in value of their Pyxis common stock.

In addition, should Pyxis fail to complete a Future Pyxis Offering within a date which is 3 years from the date of the closing of the Merger, each Legacy LS Stockholder will have a 24-hour option beginning at the end of such 3 year period to require Pyxis to purchase a pro rata amount of Pyxis common stock that would result in aggregate gross proceeds to the Legacy LS Stockholders in an amount not to exceed $2,000,000; provided that in no event shall a Legacy LS Stockholder receive an amount per share greater than the Consideration Value.

STOCKHOLDERS PURCHASING SHARES OF LOOKSMART’S COMMON STOCK AFTER THE MAKE WHOLE RECORD DATE WILL NOT BE ENTITLED TO THE FOREGOING COMPENSATION RELATED TO A FUTURE PYXIS OFFERING.

Background of the Merger

The following is a brief discussion of the background of the negotiations that led to the entry into the Merger Agreement and related documents. These negotiations were conducted on an arm’s-length basis between representatives of LookSmart and Pyxis.

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During the preceding 18 months, LookSmart had considered several options for financing and maximizing shareholder value.  Management of LookSmart believed all the financing options would be extremely dilutive to existing LookSmart shareholders and that a significant portion of such proceeds would be used by the costs of being a public company listed on NASDAQ. LookSmart’s management believed that the transaction as structured allows it to obtain value for its shareholder base. At the same time, LookSmart shareholders will still be able to participate in the ongoing business of LookSmart through their ownership of Holdco without being burdened by the expenses related to its NASDAQ listing.

LookSmart’s management explored many alternative methods to raise capital, both debt and equity, starting in the third quarter of 2014.  In the first instance, its management examined the traditional possibilities available to microcap companies, including the use of an ATM or registered direct offering.  Early in the process, given LookSmart’s stock price at the time, its management felt that these alternatives would be too dilutive, would cause its stock price to fall sharply and would result in a decrease in shareholder value.

On October 15, 2014, Pyxis’ financial advisor, Maxim Group LLC (“Maxim”), approached LookSmart with respect to discussing a possible merger transaction with Pyxis.

The parties entered into a mutual nondisclosure agreement on October 18, 2014.

On October 20, 2014, LookSmart received from Maxim preliminary background information regarding Pyxis and John Evans, the vice president of strategy and corporate development, of LookSmart met with Maxim at its offices the next day to discuss the merger transaction in more detail.

Mr. Onghai and Mr. Evans of LookSmart and Valentios Valentis, the chief executive officer, and Antonios Backos, the senior vice president of corporate development, of Pyxis met for the first time telephonically on October 22, 2014. During the conference call, during which Maxim was present, the senior officers introduced their companies and answered questions about their respective operations and industries and discussed the benefits of the merger for both parties and that Maxim would commence work on a term sheet for the proposed transaction.

On October 24, 2014, Maxim sent LookSmart the first draft of a term sheet for the merger transaction, which provided LookSmart stockholders with common stock equal to four percent of the parent public company post-transaction.

Mr. Onghai and Mr. Evans of LookSmart met with Maxim at its offices on October 28, 2014 to review the term sheet and discuss transaction mechanics.

On November 4, 2014, LookSmart provided Maxim with initial comments to the term sheet. Following Maxim’s request for clarifications, LookSmart subsequently revised the term sheet and resent it to Maxim on November 7, 2014. The revised term sheet provided for LookSmart receiving a cash payment of $0.6 million and its stockholders receiving seven percent of the parent public company post-transaction.

LookSmart received a revised term sheet from Maxim on November 8, 2014. The revised term sheet included Pyxis’s comments relating primarily to the amount of share and cash consideration that LookSmart would receive in connection with the merger transaction. In that term sheet, Pyxis countered with an amount of share consideration for LookSmart’s stockholders that would equal just over five percent of the parent public company post-transaction, however it did provide for a cash payment to LookSmart of $0.6 million.

Mr Onghai and Mr. Evans of LookSmart and Mr. Valentios and Mr. Backos of Pyxis held a conference call on November 15, 2014 during which Maxim was present to discuss the fundamentals of the product tanker shipping industry. On the call, the LookSmart executives also explored changes to the structure to include possible down-side protection for the value of the shares that LookSmart’s stockholders would receive in the merger transaction.

On November 17, 2014, Maxim sent LookSmart information relating to a possible structure for the merger, which included the scenario whereby a company affiliated with Pyxis would merge with and into a LookSmart subsidiary. Maxim followed-up the next couple days by providing LookSmart more specific information concerning possible mechanics for the merger, the spin out and a make-whole right as well as additional information regarding the product tanker market.

Mr. Backos of Pyxis, Mr. Evans of LookSmart joined by its former counsel, and Maxim met telephonically on November 22, 2014 to discuss elements of the term sheet, including the consideration components for the LookSmart stockholders and LookSmart, as well as the legal aspects of the proposed mechanics of the spin-off and the merger.

On behalf of Pyxis, Maxim sent to LookSmart a revised term sheet on November 25, 2014, which included a revised consideration amount equal to $3.6 million in value, comprised of $0.6 million in cash payable to LookSmart and $3.0 million in shares of common stock of the parent public company for LookSmart’s stockholders post-transaction. The term sheet also included for the first time a make-whole component for the stockholders of LookSmart, which would provide LookSmart stockholders holding the make-whole right the opportunity to receive an amount of cash or shares of the parent public company if the parent public company were to conduct an equity financing following the merger transaction at a price per share that is less than the price per share that LookSmart stockholders would receive in the merger transaction.

On December 8, 2014, LookSmart sent Maxim a revised term sheet proposing an increase in the amount of consideration to $5.0 million in value, comprised of $0.6 million in cash payable to LookSmart and $4.4 million in shares of the parent public company for LookSmart’s stockholders post-transaction. Mr. Evans of LookSmart met with Maxim at their offices later in the day to discuss the change and how to convert the term sheet into a more definitive letter of intent.

On December 11, 2014, Maxim sent to LookSmart a draft of the term sheet the parties converted into a letter of intent for review. The letter of intent included a revised consideration amount equal to $3.9 million in value, comprised of $0.6 million in cash payable to LookSmart and $3.3 million in shares of common stock of the parent public company, as well as the make-whole component described above, for LookSmart’s stockholders post-transaction.

On December 29, 2014, LookSmart delivered to Maxim a revised letter of intent that only changed the total proposed consideration amount to $4.6 million in value. Pyxis considered the terms included in that letter of intent and on January 8, 2015, Pyxis and LookSmart entered into a letter of intent setting forth non-binding terms of a possible structure to the merger. The signed letter of intent contemplated a payment to LookSmart in cash of $0.6 million and the issuance to LookSmart’s stockholders post-transaction of $4.0 million in shares of common stock of the parent public company, along with a make-whole component as described above.

From January 19, 2015 through April 23, 2015, LookSmart, Pyxis and their respective counsels negotiated the terms of a definitive merger agreement and certain related documents,

On January 19, 2015, LookSmart received the first draft of the Merger Agreement from Pyxis’s counsel.

On January 24, 2014, LookSmart’s counsel returned a revised Merger Agreement with comments to Pyxis and in the subsequent weeks, counsels for LookSmart and Pyxis, with Maxim, conducted negotiations on the terms and provisions of the merger agreement.

On January 27, 2015, Maxim and Mr. Evans of LookSmart and Mr. Backos of Pyxis met in New York for preliminary discussions concerning the timing of the transactions.

On January 29, 2015, Mr. Onghai, Mr. Evans of LookSmart met Mr. Valentis and Mr. Backos of Pyxis with Maxim in attendance at the offices of Maxim in New York to discuss elements of the proposed Merger, including the preliminary mechanics of the spin-off.

On February 12, 2015, LookSmart, Pyxis, their respective counsels and Maxim discussed a possible structure for the spin-off, timing for the preparation of the ancillaries and several remaining items in the Merger Agreement.

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On February 25, 2015, LookSmart met with its tax counsel, Canadian counsel and auditors to discuss various implications of the transactions contemplated by the Merger Agreement.

On March 2, 2015, LookSmart, Pyxis, their respective counsels and Maxim discussed a timeline for the preparation of the deliverables required by the Merger Agreement.

On March 6, 2015, LookSmart caused LookSmart Group, Inc. to be incorporated in the State of Nevada in anticipation of the spin-off.

On March 12, 2015, LookSmart, Pyxis, their respective counsels and Maxim discussed progress on the various deliverables relating to the Merger Agreement, and to discuss the necessity of a reverse split in order to satisfy NASDAQ listing requirements for Pyxis’ shares in the future.

On March 21, 2015, LookSmart, Pyxis, their respective counsels and Maxim discussed the specific assets to be transferred into LookSmart Group, Inc. prior to the execution of the Merger Agreement.

On March 25, 2015, Pyxis caused Maritime Technologies Corp. to be incorporated in the State of Delaware in anticipation of the Merger.

On March 31, 2015, GLC rendered its oral opinion to the Company’s board of directors, as to the business of the Merger, from a financial stand point, to the Company’s stockholders.

On April 23, 2015, GLC delivered to the Company’s board of directors its written opinion as to the business of the Merger.

On April 23, 2015, Pyxis, Maritime, LookSmart and LookSmart Group, executed the merger agreement and announced the merger.

Recommendation of LookSmart’s Board of Directors and Reasons for the Merger

After careful consideration and consulting with our financial advisor, GLC, the Company’s board of directors has determined that the reverse split proposal, spin-off proposal, merger proposal and the adjournment proposal are fair to and in the best interests of the Company and its stockholders and unanimously recommends that you vote or give instruction to vote:

•	“FOR” the reverse split proposal;

•	“FOR” the spin-off proposal;

•	“FOR” the merger proposal; and

•	“FOR” the adjournment proposal, if presented.

Reasons for the Merger

In evaluating the Merger Agreement and the transactions contemplated thereby and recommending that LookSmart’s stockholders vote in favor of approval of the Merger Agreement and the transactions contemplated thereby, LookSmart’s board of directors, in consultation with LookSmart’s senior management, outside legal counsel and financial advisor, considered numerous positive factors relating to the Merger Agreement, the Merger and the other transactions contemplated thereby including the following material factors:

•	The aggregate value to be received by LookSmart’s stockholders in the Merger, in that after the completion of the Merger and the Spin-Off, each LookSmart stockholder will have received one share of the common stock of Holdco and the right to receive ____ share(s) of the common stock of Pyxis in exchange for that stockholder’s one share of LookSmart.

•	The Spin-Off allows Holdco to retain 100% of LookSmart’s current business, assets and liabilities.

•	The cost, time and effort to maintain a public listing.

•	LookSmart will have a better ability to attract capital as a private company and possibly avoid continuing going concern qualification by its auditors.

•	Challenges facing LookSmart’s business, including the receipt of a number of notices from NASDAQ of the Company’s failure to satisfy a continued listing standard and the possibility that it could take a considerable period of time before the Company could increase the trading price of its common stock to $1.00 per share in order to satisfy the NASDAQ’s continued listing requirements.

•	The expected continuation of decline in LookSmart’s share price caused in part by the revenue decline in the Company’s AdCenter and Clickable business units.

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•	The prospective risks to LookSmart relating to the risks and uncertainties of maintaining its growth in the highly competitive market for hosted software and technology products and economic uncertainties over the past several years having resulted in many clients’ reassessment of technology product needs.

•	The other strategic alternatives available to LookSmart, such as continuing to operate as an independent company and pursuing its strategic plan and the possibility of growing its business through acquisitions and internal growth, that the Company’s board of directors believed was less attractive than Pyxis’ proposal to LookSmart’s stockholders under the circumstances.

•	The receipt of $600,000 upon signing of the Merger Agreement to fund continuing operations.

•	The processes conducted by LookSmart over approximately the last year and a half prior to entering into the Merger Agreement, involving a broad group of potential acquirers (that included both strategic and financial parties) and which was conducted with the assistance of LookSmart’s financial advisor(s) and which led to no other competitive and actionable proposals given the facts and circumstances present at that time.

•	The terms and conditions of the Merger Agreement and related transaction documents, including:

o	under certain circumstances, LookSmart is permitted to entertain and negotiate unsolicited alternative proposals, withdraw its recommendation with respect to the Merger Agreement or terminate the Merger Agreement, subject, in each case, to compliance with certain procedural requirements, which may include the payment of a customary break-up/termination fee;

o	the fact that the break-up/termination fee described above is a portion of the estimated value of the shares of Pyxis’ common stock to be received by LookSmart’s stockholders as result of the Merger, which amount the Company’s board of directors believed was reasonable in light of, among other matters, the benefits of the Merger to LookSmart’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals;

o	the ability of the parties to consummate the Merger, including the fact that Pyxis’ obligation to complete the Merger is not conditioned upon receipt of financing and that in the event that Pyxis conducts a future securities offering with gross proceeds exceeding $5,000,000, the Legacy LS stockholders may receive additional shares of Pyxis common stock if the price for which Pyxis’ shares are offered in such offering is less than the value of the shares received pursuant to the Merger exchange; and

o	the requirement that the Merger Agreement be approved by the holders of a majority of the outstanding shares of LookSmart’s common stock.

•	The fact that LookSmart’s board of directors received and reviewed a fairness opinion from GLC approving the Merger and Spin-off transactions as fair.

•	The fact that resolutions approving the Merger Agreement were unanimously approved by LookSmart’s board of directors, which is comprised of a majority of independent directors.

In the course of reaching the determinations and decisions and making the recommendation described above, LookSmart’s board of directors, in consultation with LookSmart’s senior management, outside legal counsel and financial advisor, considered the risks and potentially negative factors relating to the Merger Agreement, the Merger and the other transactions contemplated thereby, including the following material factors:

•	The possibility that the share price of Pyxis could decline after the Merger, reducing the overall value proposition of the transaction.

•	The possibility that the consummation of the Merger may be delayed or not occur at all, and the adverse impact such event would have on LookSmart and its business.

•	The possible disruption to LookSmart’s business that may result from announcement of the Merger and the resulting distraction of management’s attention from the day-to-day operations of the business.

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•	The potential negative effect of the pendency of the Merger on LookSmart’s business, including uncertainty about the effect of the proposed Merger on the Company’s employees, customers and other parties, which may impair its ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with LookSmart.

•	That if the Merger is not consummated, LookSmart may be required to pay its own expenses associated with the Merger Agreement and the transactions contemplated thereby.

•	LookSmart’s board of directors believed that, overall, the potential benefits of the Merger to LookSmart’s stockholders outweighed the risks and uncertainties of the Merger.

The foregoing discussion of factors considered by LookSmart’s board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In light of the variety of factors considered in connection with its evaluation of the Merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

Opinion of GLC

LookSmart engaged GLC to render an opinion, as of April 23, 2015, as to the fairness of the Merger, from a financial point of view, to LookSmart’s stockholders. GLC is an investment banking firm that regularly is engaged in the evaluation of businesses and their securities in connection with acquisitions, corporate restructuring, private placements and for other purposes. LookSmart’s board of directors decided to use the services of GLC because it is a nationally recognized investment banking firm that has experience in similar matters. GLC rendered its oral opinion to LookSmart’s board of directors on March 31, 2015 (which was subsequently confirmed in writing by delivery of GLC’s written opinion) the Merger and Spin-off were fair, from a financial point of view, to LookSmart’s stockholders.

In this analysis, GLC evaluated what the existing shareholders of LookSmart are giving up in the Merger, the consideration they are receiving in the Merger and whether the value of this consideration exceeds the value which can reasonably be ascribed to what the LookSmart shareholders are giving up in the Merger. Since the LookSmart shareholders are retaining stock ownership of the operating businesses of LookSmart via their stock ownership of Holdco, the value of what they are relinquishing in the Merger is limited to the difference in value between that ownership in the form of NASDAQ listed stock and ownership of stock that does not have a NASDAQ listing. In addition, restrictions for two years on the disposition of the assets and stock of the LookSmart operating businesses as a result of the Merger were considered. GLC believes there is a cost to these restrictions but that they are not intended to interfere with the operations or growth of the LookSmart businesses. GLC concluded that the combination of the $600,000 paid to LookSmart upon the signing of the Merger Agreement, which benefitted all LookSmart shareholders, and the value of the Pyxis shares to be received by LookSmart shareholders, when considered in relation to the “Make Whole” provisions in the Merger Agreement, exceeds the value of what the LookSmart shareholders are giving up in the Merger.

The quantitative analysis applying the above reasoning is as follows:

-	The stock price for LookSmart at the end of the week prior to the announcement of the merger was $0.56. The average closing stock price for the Company from the beginning of April up until this time was $0.62. The closing stock price on March 24, 30 days prior to the announcement of the merger on April 23, was $0.61. Given steady year-over-year declines in quarterly revenue from the beginning of 2014 for LookSmart, and ongoing operating losses, GLC deemed it unlikely that operating fundamentals in the business would cause the stock price to increase above this level.

-	The approximate market valuation of the Company at a price per share of $0.62 was $3.6 million. GLC determined, based on standard practice in the financial industry, that in becoming a private company, with no change in the operating characteristics in the business, a maximum 30% discount for loss of liquidity would apply, implying a private company valuation of $2.5 million, representing a potential loss in value of $1.1 million as a result of losing the NASDAQ listing for their stock. The Merger Agreement provides for the pledge of most of Holdco shares to Pyxis for two years, a restraint on the disposition of the LookSmart operating businesses during this period of time. GLC determined this restriction eroded the value of the LookSmart businesses from the $2.5 million value of these businesses as private entities by another 30%, taking into account both the length of time of the restriction and any risk to fundraising or other financial alternatives for the LookSmart businesses which the shareholders would otherwise have the freedom to pursue during this period of time. The cost of the restriction was therefore assessed at $750,000 (30% of $2.5 million).

-	The total that the LookSmart shareholders are giving up in the Merger under the GLC analysis is therefore $1.85 million.

-	The consideration the LookSmart shareholders are receiving in the Merger is $600,000 (already paid to the Company) plus Pyxis stock nominally assigned a value of $4.0 million. The value of Pyxis’ stock based on operating and market fundamentals, as GLC understands them, is uncertain and may be less than $4.0 million. The “Make-Whole” rights in the Merger Agreement, however, provide that LookSmart shareholders receive this $4.0 million in value in conjunction with a future equity offering by Pyxis, with a backstop in the event that this equity offering does not occur for three years, allowing LookSmart shareholders to sell their shares to Pyxis for $2.0 million. GLC determined the present value of this assurance to be $1.5 million, applying a 10% annual discount rate for three years. The total consideration received by LookSmart shareholders GLC therefore determined to be $2.1 million ($600,000 plus $1.5 million), which exceeds the $1.85 million which the LookSmart shareholders are maximally giving up in the merger.

GLC concludes the Merger is fair, from a financial point of view, to the shareholders of LookSmart.

Independent of its engagement to provide a fairness opinion with respect to the Merger to the Board of Directors of LookSmart, GLC was engaged in November 2014 to assist the Clickable subsidiary of LookSmart in raising capital for that subsidiary. To date, GLC has been paid a $10,000 retainer in connection with that engagement, which is ongoing. GLC has not otherwise served as investment banker for LookSmart or any of its affiliates.

GLC’s opinion was provided for the use and benefit of the LookSmart board of directors in connection with its consideration of the Merger and only addressed the fairness, from a financial point of view, to LookSmart of the Merger pursuant to the Merger Agreement, in each case as of the date of the opinion, and did not address any other aspect or implication of the Merger. The summary of GLC’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by GLC in preparing its opinion. However, neither GLC’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Merger.

Interests of LookSmart’s Directors and Officers in the Merger

As of the Record Date, the directors and executive officers of LookSmart as a group owned and were entitled to vote ________ shares of the common stock of the Company, representing approximately ____% of the outstanding shares of LookSmart common stock on that date. LookSmart expects that its directors and executive officers will vote their shares in favor of the reverse split proposal, spin-off proposal and merger proposal, but none of the Company’s directors or executive officers other than Michael Onghai has entered into any agreement obligating any of them to do so.

Besides the equity ownership of LookSmart detailed above, the directors and executive officers of the Company do not have interests different than the other stockholders of LookSmart.

Voting Agreement

In connection with their entry into the Merger Agreement, LookSmart, Pyxis and Michael Onghai, entered into the Voting Agreement, which is included as Annex C to this proxy statement. The Voting Agreement generally requires that Mr. Onghai, in his capacity as a stockholder of LookSmart, vote all of his shares of LookSmart common stock in favor of the reverse split proposal, spin-off proposal and merger proposal, unless doing so would violate his fiduciary duties as an executive officer and member of the board of directors of the Company. As of the Record Date, the Mr. Ongahi beneficially held ________ shares of LookSmart common stock, representing approximately ____% of the outstanding shares of the Company’s common stock, of which ____________ shares are either held of record by the Mr. Onghai as of the Record Date or over which he possesses voting rights and are therefore in either case subject to the Voting Agreement.

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Closing and Effective Time of the Merger

We are working to complete the Reverse Split, the Spin-Off and the Merger as quickly as possible, and we expect to complete all these transactions in the third quarter of 2015. However, LookSmart cannot assure you when or if the Merger will occur. The Merger is subject to stockholder approvals and other conditions, and it is possible that factors outside the control of both LookSmart and Pyxis could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the Special Meeting and the completion of the Merger.

Appraisal Rights

LookSmart stockholders do not have appraisal rights in connection with the Spin-Off or the Merger under the DGCL.

Accounting Treatment

Both LookSmart and Pyxis prepare their financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The merger will be accounted for as a “capital transaction” for financial accounting purposes.

Marshall Islands Tax Consequences of the Merger

In the opinion of Seward & Kissel LLP, under current Marshall Islands law, we will not be subject to Marshall Islands income tax as a result of the transactions described in the Merger Agreement and our shareholders will not be subject to any Marshall Islands income withholding or capital gains by reason of such transactions.

United States Federal Income Tax Consequences of the Merger

The following discussion sets forth the material U.S. Federal income tax consequences to our stockholders and the Company of the following transactions described in the Merger Agreement: (i) the distribution of stock in Holdco to our stockholders (following the contribution by the Company of all of its assets to the capital of Holdco), and (ii) the exchange by our stockholders of their stock in the Company for stock in Pyxis.

This discussion is limited to U.S. holders (as defined below) of our common stock who hold such stock as a capital asset for Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and the current administrative rules, practices and interpretations of law of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date of this document, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of Federal income taxation that may be important to particular holders in light of their individual investment circumstances. Unless specifically stated otherwise, this discussion does not apply to the following holders, even if they are U.S. holders, all of whom may be subject to tax rules that differ significantly from those summarized below: (i) holders who may be subject to special tax rules, including, without limitation, partnerships (including any entity or arrangement treated as a partnership for Federal income tax purposes); (ii) dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, and broker-dealers; and (iii) holders of warrants or other convertible securities entitling them to receive stock, holders who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, or holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction.

We have not sought, and will not seek, a ruling from the IRS regarding the Federal income tax consequences of these transactions. This discussion is based on varying interpretations that could result in U.S federal income tax consequences different from those described below. The following discussion does not address the tax consequences of this offering or the related share issuance under foreign, state, or local tax laws, or the alternative minimum tax provisions of the Code. Accordingly, each U.S. holder of common stock is urged to consult his, her or its (hereinafter, “his”) tax advisor with respect to the particular tax consequences of these transactions.

For purposes of this discussion, a “U.S. holder” is a holder who is for U.S. federal income tax purposes: (i) a citizen or resident of the U.S.; (ii) a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S., any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation, regardless of its source; or (iv) a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or if the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

THIS IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. THE U.S. FEDERAL INCOME TAX TREATMENT OF THESE TRANSACTIONS IS COMPLEX. ACCORDINGLY, EACH U.S. HOLDER IS STRONGLY URGED TO CONSULT HIS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE TRANSACTIONS WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

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Distributions of Stock in Holdco

The distribution to our stockholders of stock interests in Holdco will be a taxable event to each Stockholder. The value of the interests in Holdco received by each of our stockholders will be applied first to reduce the stockholder’s basis in his stock in LookSmart; any value of those interests in excess of the stockholder’s basis in our company’s stock will be a capital gain to the stockholder. Any capital gain will be long-term capital gain, taxable at favorable capital gains rates, if the Stockholder has held his stock in our company for more than a year at the time of the distribution; otherwise, any gain will be short-term capital gain taxable at ordinary income tax rates.

The foregoing discussion assumes that the Company does not, at the time of the distribution, have current or accumulated earnings and profits (“earnings and profits”). If the Company does have earnings and profits, then (i) the distribution of the interests in Holdco will be treated as a dividend distribution to each Stockholder (taxable at ordinary income tax rates) to the extent of the stockholder’s pro rata share of the Company’s earnings and profits; and (ii) the value of the distribution, if any, in excess of the stockholder’s pro rata share of earnings and profits will be treated in the manner described in the preceding paragraph.

If a stockholder’s basis in our company’s stock is greater than the value of the interests in Holdco received by the stockholder, the stockholder will not recognize a capital loss. However, as discussed in the next section (“Exchange of Company Shares for Pyxis Shares”), a stockholder may recognize a capital loss on the exchange of his shares in LookSmart for stock in Pyxis.

The tax consequences of the distribution of Holdco, and of the exchange of our company stock for Pyxis stock (as described below), are complex and not free from doubt. We have provided what we believe are the most likely consequences. Stockholders may wish to consult their own tax advisors on the tax consequences of these transactions.

Exchange of Company Shares for Pyxis Shares

The exchange by a stockholder of shares in our company for shares of stock in Pyxis will be a taxable event to the stockholder. The stockholder will realize a capital gain to the extent that the value of the Pyxis stock received by the stockholder exceeds the stockholder’s basis in our stock (a stockholder’s basis in our stock may be reduced by the value of Holdco distributed to the stockholder, as described in “Distributions of Stock in Holdco”, above). Any gain will be long-term capital gain if the stockholder has held his stock in our company for more than one year; otherwise any gain will be short-term capital gain. If the stockholder’s basis in his stock in our company stock exceeds the value of the Pyxis stock received by the stockholder, the stockholder will recognize a capital loss to the extent of the excess.

Net Investment Income Tax

The net investment income tax (the Medicare Tax on Unearned Income) – a tax of 3.8% on certain kinds of investment income – will apply to (i) any portion of the distribution of the stock of Holdco that is treated as a dividend (see the discussion in the second paragraph of “Distributions of Stock in Holdco”, above), and (ii) any capital gains recognized by a stockholder on the exchange of his stock in our Company for Pyxis stock (see the discussion of capital gains under “Exchange of Company Shares for Pyxis Shares”), above.

The net investment income tax also appears to apply to any capital gain recognized on the distribution of interests in Holdco (see “Distribution of Stock in Holdco”, above) but the treatment of such capital gain under the net investment income tax rules is not entirely clear. Stockholders should consult their own tax advisors with respect to the applicability of the net investment income tax to such gains.

The net investment income tax applies to individual taxpayers who file joint returns and report adjusted gross income in excess of $250,000 ($125,000 in the case of married taxpayers filing separate returns), and to single taxpayers who report adjusted gross income in excess of $200,000. The net investment income tax also applies to estates and trusts with adjusted gross income in excess of approximately $7,500.

Company Tax Liability on the Distribution of Holdco Common Stock

The Company will recognize gain on the distribution of Holdco to our stockholders if Holdco has a fair market value in excess of the Company’s adjusted basis in Holdco/ Holdco may have a value that exceeds the Company’s adjusted basis in Holdco Gain arising from the distribution would be added to the Company’s other income in determining the Company’s taxable income (taking into account the Company’s deductible expenses, credits, and allowable net operating loss carryforwards) and its tax liability, if any. The Company expects that any gain recognized by it on the distribution of Holdco would be offset by its other expenses and by its allowable net operating loss carryforwards, so that the Company would owe no tax as a result of these distributions, but there is no certainty that that would be the case.

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If the Company did incur a tax as a result of the distribution of Holdco’s stock (or for any other reason), it is not expected that, following the Merger, the Company will have sufficient assets to pay any such tax. Under the Merger Agreement, Holdco will indemnify Pyxis against liability for any such taxes. Accordingly, it is expected that Holdco will pay any tax owed by the Company as a result of the distribution of Holdco’s common stock.

See the discussion in the next section, “Stockholders’ Transferee Liability for Company Taxes”.

Stockholders’ Transferee Liability for Company Taxes

Any taxes owed or accrued by the Company as of (and including) the date of distribution of the interests in Holdco, including any tax arising as a result of the distribution of Holdco’s stock (as discussed in the previous section, “Company Tax Liability on the Distribution of Holdco Stocks”), will be the primary responsibility of the Company. However, as noted above, the Company is not expected to have any assets following the Merger, and Holdco (and any of the Company’s subsidiaries transferred to Holdco) have agreed to indemnify Pyxis against any such liability. If for any reason the Company does not pay any portion of such tax (or if Holdco or its subsidiaries fails to pay such tax under their indemnification agreements), a stockholder who receives a distribution of interests in Holdco (or who receives any other property from the Company) could be liable, under the theory of transferee liability, for the Company’s taxes. Such liability would be limited to the value of the Holdco stock that the Stockholder receives in the distribution.

Transferee liability arises when a corporation distributes all of its property to its stockholders and, as a result thereof, has insufficient funds with which to pay any taxes that it owes (or expects to owe) at that time. The Company does not expect to have any tax liability as of the date of distribution of Holdco or to incur any tax as a result of the distribution. However, if a liability arises and is not paid by the Company or Holdco (or Holdco’s subsidiaries), the IRS could collect such tax from the stockholders.

Information reporting and backup withholding

Payments of proceeds from the distribution of Holdco to a stockholder, and the exchange of Company for Pyxis stock, may be subject to information reporting to the IRS and, possibly, U.S. federal backup withholding. Backup withholding will not apply if the stockholder furnishes a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establishes that he is exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the stockholder’s U.S. federal income tax liability. The stockholder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. Since any backup withholding that might be required on a distribution of Holdco stock to the stockholders would be an obligation of the Company, the Company does not intend to distribute any Holdco stock until it has obtained from the distributee shareholder a Form W-9 or other information establishing an exemption from backup withholding.

Regulatory Approvals Required for the Merger

The Merger and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the Merger Agreement.

Legal Matters

LookSmart is sometimes subject to other legal proceedings and claims that arise in the ordinary course of its business. While the amount of ultimate liability with respect to such actions is not expected to materially affect the Company’s results of operations, cash flows or financial position, any litigation resulting from any such legal proceedings or claims could be time consuming and injure our reputation.

Pyxis is also sometimes subject to other legal proceedings and claims that arise in the ordinary course of its business. While the amount of ultimate liability with respect to such actions is not expected to materially affect its results of operations, cash flows or financial position, any litigation resulting from any such legal proceedings or claims could be time consuming and injure Pyxis’ reputation.

The validity of Pyxis common stock to be issued in the Merger will be passed upon by Seward & Kissel LLP.

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THE MERGER AGREEMENT

The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this summary. This summary may not contain all of the information about the Merger Agreement that is important to LookSmart stockholders, and LookSmart stockholders are encouraged to read the Merger Agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the Merger Agreement and not this summary.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included in its entirety as part of this proxy statement/prospectus to provide investors with information regarding its terms. It is not intended to provide to any person not a party thereto any other factual information about LookSmart, Pyxis, Merger Sub or Holdco. The Merger Agreement contains representations and warranties of LookSmart, Pyxis, Merger Sub and Holdco, negotiated between the parties and made as of specific dates solely for purposes of the Merger Agreement, including setting forth the respective rights of the parties with respect to their obligations to complete the Merger. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Pyxis’ public disclosures. As a result, no person should rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of LookSmart, Pyxis, Merger Sub or Holdco or any of their respective subsidiaries or affiliates.

The Merger

The Merger Agreement provides for the Merger of LookSmart with and into Merger Sub. As a result of the Merger, LookSmart will cease to exist, and Merger Sub will continue as the surviving corporation in the Merger. After the Merger, the surviving corporation will be a direct wholly owned subsidiary of Pyxis, and the former LookSmart stockholders will have a direct equity ownership interest in Pyxis and not the surviving corporation, Merger Sub.

When the Merger Becomes Effective

Pursuant to the terms of the Merger Agreement, the Merger must have been consummated by the outside date of October 31, 2015 and the Merger will become effective at such time as a certificate of merger is duly filed with the Secretary of State of Delaware, unless a later date is specified therein.

Consideration to be Received Pursuant to the Merger

Conversion of LookSmart Common Stock

Each LookSmart stockholder will be entitled to receive a pro rata distribution of one share of Holdco common stock for each share of LookSmart common stock they hold as of the Record Date. If the Merger is completed, each share of LookSmart common stock (post-Stock Split) (the “LS Post-Split Share Number”) will be exchanged for and converted into the right to receive such number of validly issued, fully paid and non-assessable shares of Pyxis Common Stock equal to the LS Conversion Number (hereinafter defined). The “LS Conversion Number” shall equal $4,000,000 divided by a denominator equal to (i) the LS Share Closing Date Price multiplied by (ii) LS Post-Split Share Number. The “LS Share Closing Date Price” means the final closing price of a share of LS Common Stock (as adjusted for the Reverse Split) on the Closing Date. Thus, after the completion of the Reverse Split, the Spin-Off and the Merger, each LookSmart stockholder will have received one share of common stock of Holdco and share(s) of common stock of Pyxis in exchange for that stockholder’s one share of LookSmart. As a result of arm’s length negotiations, the intent of the parties is that the total number of Pyxis shares that LookSmart’s shareholders will receive as a result of the Merger will be worth $4,000,000 in the aggregate, subject to a number of adjustments as a result of stock splits, reverse stock splits, recapitalizations, reclassifications, stock dividends, fluctuations in LookSmart’s share price, changes in stock issued due to payment of fees in connection with the Merger, and certain other permitted issuances. In addition, LookSmart received $600,000 in cash upon the signing of the Merger Agreement. After the completion of the proposed Merger and assuming no significant adjustments pursuant to the terms of the Merger Agreement, including any issuance of additional shares to Maritime Investors as described below, the public stockholders of the Company are expected to own 5.66% of the total issued and outstanding common stock of Pyxis. Additionally, in connection with the Merger, Maritime Investors, the sole stockholder of Pyxis prior to the Merger, shall receive additional Pyxis Shares (the “True-Up Shares”) based on the following formula: (A) (i) $66,700,000 (which amount shall be adjusted upwards if Pyxis or its operating subsidiaries collectively have cash on hand at the closing of over $779,000 or make any loan repayments relating to the vessels in its fleet prior to the closing), divided by (ii) the LS Share Closing Date Price, minus (B) the number of Pyxis Shares owned by Maritime Investors immediately prior to closing. Maritime Investors may elect to receive in lieu of up to $1.875 million of the Pyxis True-Up Shares, an unsecured promissory note from Pyxis with a maturity of January 15, 2017 and an interest rate of 2.75% per annum payable quarterly in arrears in cash or additional Pyxis shares (at a price per Pyxis share based on a five day volume weighted average price) accrued on a 360-day basis. Pyxis will be permitted to combine any such note with its existing $625,000 promissory note made in favor of Maritime Investors. Based on approximately $2.9 million of repayments Pyxis has made to outstanding loans relating to the vessels in its fleet since the Merger Agreement was executed and the requirement in Pyxis' loan agreements, guarantees and other commitments with banks, to have a minimum of $5.0 million of cash maintained at its banks upon consummation of the Merger, Maritime Investors is expected to receive approximately 1,300,000 additional Pyxis shares in accordance with the Merger Agreement's adjustment provisions, assuming (i) an LS Share Closing Date Price of $4.00 and (ii) that Maritime Investors elects to receive the full $1.875 million amount in a promissory note.

Make Whole Provision

In the event that subsequent to the Merger, Pyxis completes a financing (a “Future Pyxis Offering”) at a an offering price per share (the “New Offering Price”) lower than the valuation ascribed to each share of common stock received by LookSmart stockholders pursuant to the Merger Agreement (the “Consideration Value”), Pyxis will be obligated to make “whole” the LookSmart stockholders (the “Make Whole Right”) who hold shares of LookSmart as of April 29, 2015 (the “Make Whole Record Date”) pursuant to which such LookSmart stockholders will be entitled to receive additional shares of Pyxis common stock to compensate the LookSmart stockholders for the difference between the New Offering Priced and the Consideration Value. The Make Whole Right shall only apply to the first Future Pyxis Offering following the closing of the Merger which results in gross proceeds to Pyxis of at least $5,000,000, excluding any proceeds received from any shares purchased by Maritime Investors or its affiliates.

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In addition, should Pyxis fail to complete a Future Pyxis Offering within a date which is 3 years from the date of the closing of the Merger, each holder of the Company’s common stock who has held such stock continuously from the date of the Make Whole Record Date until the expiration of such 3 year period (the “Legacy LS Stockholders”) will have a 24-hour option (the “Put Period”) to require Pyxis to purchase from such Legacy LS Stockholders, a pro rata amount of Pyxis common stock that would result in aggregate gross proceeds to the Legacy LS Stockholders, in an amount not to exceed $2,000,000; provided that in no event shall a Legacy LS Stockholder receive an amount per share greater than the Consideration Value. Pyxis is required to use commercially reasonable efforts to provide written notice to the Legacy LS Stockholders of the expiration of the Put Period, but in no event shall such notice be sent less than five business days prior to the end of the Put Period. Pyxis intends to provide the Legacy LS Stockholders with telephonic and internet platforms so that they may be able to exercise their Put Option during the Put Period.

STOCKHOLDERS PURCHASING SHARES OF LOOKSMART’S COMMON STOCK AFTER THE MAKE WHOLE RECORD DATE WILL NOT BE ENTITLED TO THE FOREGOING COMPENSATION RELATED TO A FUTURE PYXIS OFFERING.

Treatment of Options and Warrants

At the Effective Time, there shall be no outstanding options or warrants to purchase capital stock of LookSmart.

Fractional Shares

No fractional shares of Pyxis common stock will be issued by virtue of the Merger and any LookSmart stockholder entitled under the Merger Agreement to receive a fractional share of Pyxis common stock will be rounded up to the next whole share.

Procedures for Receiving Merger Consideration

As soon as reasonably practicable after the completion of the Merger, the transfer agent will mail to each record holder of LookSmart common stock a form of letter of transmittal and instructions for use in effecting the surrender of the LookSmart stock certificates in exchange for the Merger consideration. Upon proper surrender of a LookSmart stock certificate for exchange and cancellation to the transfer agent, together with a letter of transmittal and such other documents as may be specified in the instructions, the holder of the LookSmart stock certificate will be entitled to receive the stock consideration. With respect to the stock consideration consisting of Pyxis common shares, holders of LookSmart stock certificates will receive evidence of such shares in book-entry form.

Until you exchange your LookSmart stock certificates for Merger consideration, you will not receive any dividends or other distributions in respect of any Pyxis common shares which you may be entitled to receive in connection with that exchange.

Once you exchange your LookSmart stock certificates for the Merger consideration, you will receive, without interest, any dividends or distributions with a record date after the completion of the Merger and payable with respect to the Pyxis common shares, if any, that you are entitled to receive.

Lost, Stolen or Destroyed Certificates

If any stockholder is unable to surrender such holder’s certificate because such certificate has been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and, if reasonably requested, an indemnity bond in customary amount.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties. These include representations and warranties of LookSmart and Holdco, subject to certain limitations, with respect to:

•	due organization, valid existence, good standing and qualifications to do business;

•	disclosure of organizational documents (including certificates of incorporation and bylaws) and compliance with the terms thereof by LookSmart and its subsidiaries;

•	capital structure;

•	corporate power and authority to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement and enforceability of the Merger Agreement;

•	consents and filings required for the Merger;

•	absence of conflicts caused by the Merger with organizational documents, contracts or laws;

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•	compliance with any and all government permits and applicable laws;

•	accuracy of LookSmart’s SEC reports and financial statements since January 1, 2013;

•	absence of undisclosed litigation or liabilities;

•	tax matters;

•	environmental matters;

•	intellectual property matters;

•	employee benefits matters;

•	labor and employment matters;

•	insurance matters;

•	opinion from financial advisor;

•	brokers’ fees; and

•	completeness or representations.

The Merger Agreement also contains customary representations and warranties of Pyxis and Merger Sub, subject to certain limitations, with respect to:

•	due organization, valid existence, good standing and qualifications to do business;

•	disclosure of organizational documents (including certificates of incorporation and bylaws) and compliance with the terms thereof by Pyxis and its subsidiaries;

•	capital structure;

•	corporate power and authority to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement and enforceability of the Merger Agreement;

•	consents and filings required for the Merger;

•	absence of conflicts caused by the Merger with organizational documents, contracts or laws;

•	compliance with any and all government permits and applicable law;

•	absence of undisclosed litigation and liabilities;

•	tax matters;

•	environmental matters;

•	intellectual property matters;

•	employee benefits matters;

•	labor and employment matters;

•	insurance matters;

•	matters relating to Pyxis’ vessels;

•	brokers’ fees;

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•	disclosure, enforceability and validity of material contracts;

•	affiliate transactions;

•	the effect of applicable takeover laws on the merger; and

•	completeness or representations.

Certain of the representations and warranties contained in the Merger Agreement shall survive beyond the Effective Time. The representations, warranties and covenants in the Merger Agreement were made in part to allocate contractual risk between the parties and not as a means of establishing facts. The Merger Agreement might have a different standard of materiality than securities laws, and the representations, warranties and covenants are qualified by information contained in schedules of exceptions. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of LookSmart or any of its affiliates or of Pyxis or any of its affiliates.

Additional Agreements

The Merger Agreement contains certain other agreements of the parties including, among other things, that:

•	LookSmart shall conduct the Reverse Split prior to the closing of the Merger;

•	LookSmart shall conduct the Spin-Off immediately prior to the closing of the Merger;

•	LookSmart and Pyxis shall cooperate in preparing and promptly cause to be filed with the SEC this proxy statement/prospectus and the Registration Statement on Form F-4;

•	LookSmart shall as soon as practicable following the date upon which the Registration Statement on Form F-4 of which this proxy statement/prospectus forms a part becomes effective hold a meeting of its stockholders for the purpose of obtaining the approval of the Merger no later than 20 business days following the mailing of the definitive proxy statement/prospectus;

•	LookSmart and Pyxis will consult with one another before issuing any public release or otherwise making any public statements about the Merger, and will not release any such public release (including public filings with the SEC) without prior consent of the other party (which consent shall not be unreasonably conditioned, withheld or delayed) subject to certain exceptions;

•	LookSmart and Pyxis will promptly notify one another of the occurrence or non-occurrence of any event that, individually or in the aggregate, would make the timely satisfaction of certain conditions of the Merger Agreement (set forth below in “Merger Agreement—Conditions of the Merger”) impossible or unlikely;

•	LookSmart and Pyxis shall cooperate in taking all actions necessary so that upon closing of the Merger, Pyxis’ common stock will be authorized for listing on NASDAQ or NYSE MKT;

•	LookSmart shall cause all of its insiders to enter into a 6 month lock-up agreement prohibiting them from selling or otherwise transferring any of their shares of Pyxis common stock during the term of the lock-up;

•	Pyxis shall reserve a sufficient number of shares of common stock to cover issuances pursuant to the Merger Agreement; and

•	Pyxis shall issue additional shares in the event of a Future Pyxis Offering or if the vessels the Miss Lucy or the Pyxis Loucas, or the outstanding shares of the subsidiaries owning such vessels, are transferred to Pyxis in the future. Each such equity value would be increased based on any subsequent reduction of the respective vessel owning company’s outstanding debt and for any cash on hand Pyxis would receive in connection with its delivery.

Certain Fees and Expenses

At or prior to closing of the Merger, each of LookSmart and Pyxis shall pay in full their respective financial advisor, outside legal counsel and accountants for any fees and expenses incurred in connection with the Merger.

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The estimated fees and expenses* incurred or expected to be incurred by LookSmart in connection with the Merger are as follows:

LookSmart’s Financial Advisor’s Fees and Expenses	$	**
Legal Fees		**
Accounting Fees		**
Printing and Mailing Costs		**
SEC Filing Fees		**
Miscellaneous		**
Total	$	**

*	All fees and expenses, other than SEC filing fees, are estimates.

**	To be provided by amendment.

The estimate for legal fees set forth in the table above does not include any amounts attributable to any existing or future litigation challenging the Merger. See the section entitled “Legal Matters” beginning on page [177].

In addition, Pyxis is obligated to pay an aggregate fee of approximately $1.5 million to Maxim, its financial advisor, in connection with the Merger, of which 25% is payable in cash and the balance in restricted stock.  If either the Miss Lucy and/or Pyxis Loucas vessels are acquired by Pyxis, Pyxis will be obligated to pay to Maxim an additional fee equal to approximately $0.2 million per vessel (25% is payable in cash and the balance in restricted stock).

Indemnification

Subject to the terms and conditions of the Merger Agreement, the Company (prior to the Merger), and Michael Onghai and each of Holdco and its subsidiaries (following the Merger), have agreed to jointly and severally indemnify Pyxis and its directors, officers, stockholders and affiliates from and against any and all claims, liabilities, losses, damages, judgments, costs and/or expenses, including without limitation the fees and disbursements of counsel (which shall be paid by the indemnifying parties upon request by the indemnified parties as incurred), or amounts that are paid in settlement (collectively, the “Indemnification Liabilities”), based in whole or in part on or arising in whole or in part out of or related to (i) the breach of any representation, warranty or covenant made by the Company or Holdco in the Merger Agreement or in any document delivered pursuant thereto, (ii) the failure of the Company or Holdco to satisfy their conditions to closing the Merger, or (iii) the business or operations of the Company, Holdco and their respective subsidiaries prior to the Merger closing (including taxes owed for all periods and activities prior to closing); provided, however, that following the Merger, any and all Indemnification Liabilities, to the extent they have not been timely paid as set forth in the Pledge Agreement, shall first be paid by Michael Onghai out of his Pyxis Shares pledged pursuant to the Pledge Agreement, and then by each of Holdco and its subsidiaries.

In addition, Pyxis has agreed to indemnify the Company and its directors, officers, stockholders and affiliates from and against any and all Indemnification Liabilities, based in whole or in part on or arising in whole or in part out of or related to (i) the breach of any representation, warranty or covenant made by Pyxis in the Merger Agreement or in any document delivered pursuant thereto, (ii) the failure of Pyxis to satisfy their conditions to closing the Merger, or (iii) the business or operations of Pyxis and its subsidiaries prior to the closing of the Merger.

The Merger Agreement also requires that Pyxis have customary Directors & Officers liability insurance coverage at the Effective Time.

Closing Conditions of the Merger

The obligations of the parties to consummate the transactions contemplated by the Merger Agreement are subject to the following conditions:

Conditions to Each Party’s Obligations

LookSmart and Pyxis’ respective obligations to complete the Merger are subject to the satisfaction or waiver of various conditions, including the following:

•	Stockholder Approval. LookSmart stockholders holding a majority of the outstanding shares of LookSmart’s common stock having approved the reverse split proposal, spin-off proposal and merger proposal;

•	No Injunction, Restraint or Litigation. The absence of any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement, or any injunction by any United States or state court or United States governmental body prohibiting, restraining or enjoining the completion of the Merger;

•	NASDAQ/NYSE MKT Listing. The shares of Pyxis common stock issuable to LookSmart stockholders pursuant to the Merger Agreement shall have been authorized for listing on either the Nasdaq Capital Market or the NYSE MKT; and

•	Effectiveness of the F-4. The Registration Statement on Form F-4 has become effective under the Securities Act and is not the subject of any stop order or proceedings seeking a stop order shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Conditions to LookSmart’s Obligations

LookSmart’s obligations to complete the Merger are also subject to various conditions, including the following:

•	Pyxis’ and Merger Sub’s representations and warranties in the Merger Agreement being true and correct to the extent set forth in the merger agreement;

•	material compliance by Pyxis and Merger Sub with the covenants and obligations as to the extent set forth in the Merger Agreement;

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•	receipt of all required consents, approvals, authorizations, permits, actions, or notifications;

•	delivery of Pyxis’ Marshall Island counsel’s legal opinion; and

•	receipt of certificates executed by an officer of Pyxis that the aforementioned conditions have been satisfied.

Conditions to Pyxis’ Obligations

Pyxis’ obligation to complete the Merger is also subject to various conditions, including the following:

•	LookSmart’s and Holdco’s representations and warranties in the Merger Agreement being true and correct to the extent set forth in the Merger Agreement;

•	material compliance by LookSmart and Holdco with their covenants and obligations as to the extent set forth in the Merger Agreement;

•	LookSmart shall have timely filed with the SEC all reports and other documents required to be filed;

•	delivery of LookSmart’s counsel’s legal opinion;

•	delivery of LookSmart’s financial advisor’s fairness opinion; and

•	receipt of certificates executed by an executive officer of LookSmart that the aforementioned conditions have been satisfied.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of the Company and Pyxis, duly authorized, or by mutual action of their respective boards of directors;

•	by either the Company or Pyxis if the transactions contemplated by the Merger Agreement are not consummated on or before October 31, 2015, provided that the right to terminate will not be available to any party whose failure to fulfill any material obligation was the cause of or resulted in the failure of the transactions contemplated by the Merger Agreement to be consummated by such date;

•	by either the Company or Pyxis if any governmental authority shall have enacted, issued, promulgated, enforced or entered any order, law, rule regulation, judgment, injunction, decree or ruling which has become final and nonappealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by the Merger Agreement;

•	by either the Company or Pyxis if the other party has breached any of its covenants, agreements or representations and warranties (and has not cured its breach within 30 days of the giving of notice of such breach);

•	by Pyxis if, at the Company’s stockholder meeting, the reverse split proposal, spin-off proposal or merger proposal shall fail to be approved by holders of Company’s common stock, or if the Company fails to hold said stockholder meeting within sixty 60 days of the date of the execution of the Merger Agreement, unless such failure is as a result of the Company responding in good faith to comments received from the SEC;

•	by Pyxis if the LS board of directors approves or recommends to its stockholders an alternative transaction, or resolves to do so, or enters into any letter of intent or similar binding document or any agreement accepting an alternative proposal or (ii) withdraws, modifies or changes its recommendation of the Merger; or by the Company if its board of directors receives a superior offer and enters into a binding agreement in connection therewith.

Termination Fees and Expenses

In the event of proper termination by either the Company or Pyxis, the Merger Agreement will be of no further force or effect and the Merger will be abandoned, except that if the Merger Agreement is terminated due to (i) the proposals herein not being approved, or (ii) a breach by LookSmart of its covenants, agreements or representations and warranties (and has not cured its breach within 30 days of the giving of notice of such breach), then the Company shall immediately repay Pyxis the $600,000 received upon execution of the Merger Agreement plus legal and accounting fees incurred by Pyxis (up to $450,000 in fees) (collectively, the “Break-up Fees”), and if the Merger Agreement is terminated because the board of directors of LookSmart withdraws its recommendation of the Merger or approves an alternative proposal or enters into a superior proposal, then in addition to the Break-up Fees an additional fee of $450,000 shall also be paid to Pyxis.

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Effect of Termination

In the event of termination of the Merger Agreement prior to the Effective Time in accordance with the terms of the Merger Agreement, the Merger Agreement will become void, and there shall be no liability or further obligation on the part of LookSmart, Pyxis or Merger Sub other than:

•	the payment of fees and expenses described above under “Merger Agreement—Termination Fees and Expenses”;

•	the parties’ mutual obligations with respect to confidentiality and public announcements, which survive termination, under the terms of the Merger Agreement; and

•	liability arising out of fraud or material and intentional breach of any provision of the Merger Agreement.

No Solicitation of Other Offers by LookSmart

Under the terms of the Merger Agreement, subject to certain exceptions described below, LookSmart has agreed that it and its officers and directors will not (and that it will use commercially reasonable efforts to ensure that its representatives will not) directly or indirectly initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal, or engage in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to, an acquisition proposal.  In addition, under the Merger Agreement, LookSmart has agreed that it will, and it will cause its agents and representatives to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with respect to any acquisition proposal.

However, if LookSmart receives an unsolicited bona fide written acquisition proposal, it may withdraw or modify its approval of the Merger Agreement if:

•	the LookSmart board of directors determines in good faith, after consultation with its financial advisors, that the proposal constitutes a “Superior Offer;” and

•	LookSmart board of directors determine in good faith that, in light of the Superior Offer, the withdrawal or modification of the LookSmart’s board of directors’ approval is required to comply with the board’s fiduciary duties or the DGCL.

Amendments, Extensions and Waivers

At any time before the Effective Time, by means of a written instrument executed by both parties, each of LookSmart and Pyxis may:

•	extend the time for the performance of any obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

•	waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement, subject to the requirements of applicable laws.

THE VOTING AGREEMENT

The following summary describes certain material provisions of the definitive Voting Agreement entered into by Pyxis and Michael Onghai and is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached hereto as Annex C and incorporated herein by reference. This summary may not contain all of the information about the Voting Agreement that is important to LookSmart stockholders, and LookSmart stockholders are encouraged to read the Voting Agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the Voting Agreement and not this summary.

In connection with entry into the Merger Agreement, LookSmart, Pyxis and Michael Onghai, entered into the Voting Agreement. The Voting Agreement generally requires that Mr. Onghai, in his capacity as a stockholder of LookSmart, vote all of his shares of LookSmart common stock in favor of the reverse split proposal, spin-off proposal and merger proposal, unless doing would violate his fiduciary duties as an executive officer and member of the board of directors of the Company. As of the Record Date, Mr. Ongahi beneficially held ________ shares of LookSmart common stock, representing approximately ____% of the outstanding shares of the Company’s common stock, of which ____________ shares are either held of record by Mr. Onghai as of the Record Date or over which he possesses voting rights and are therefore in either case subject to the Voting Agreement.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

LookSmart is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Merger.

The following unaudited pro forma combined condensed balance sheet combines the historical balance sheet of LookSmart with the historical combined balance sheet of the six vessel-owning companies that Pyxis intends to acquire prior to the Merger, which are collectively referred to as the “Pyxis predecessor”, as of June 30, 2015, and with the historical balance sheet of Pyxis Tankers Inc. as of June 30, 2015, giving effect to the Merger as if it had been consummated as of June 30, 2015.

The following unaudited pro forma combined condensed statements of income/(loss) for the year ended December 31, 2014 and for the six months ended June 30, 2015 combine the historical statement of operations of LookSmart for the year ended December 31, 2014 and for the six months ended June 30, 2015, with the combined statements of comprehensive income/(loss) of Pyxis predecessor for the year ended December 31, 2014 and the six months ended June 30, 2015, and the consolidated statements of comprehensive loss of Pyxis Tankers Inc. for the period from March 23, 2015 (date of inception) to March 31, 2015 and from April 1, 2015 to June 30, 2015, giving effect to the Merger as if it had been consummated as of January 1, 2014.

The historical financial information, which has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Merger, are factually supportable and are expected to have a continuing impact on the combined results. In contemplation of the Merger, Looksmart established LookSmart Group Inc. (“LSG”), a new wholly-owned subsidiary, which acquired all of its current net assets and business activities into it. Immediately prior to the closing of the Merger, Looksmart will as part of the Spin-off distribute the shares of LSG to its pre-Merger shareholders. The accompanying unaudited pro forma condensed combined financial information reflects the Spin-off.

In addition, the historical financial information of Pyxis predecessor as of June 30, 2015, included elsewhere in this proxy statement prospectus, includes the operations of the vessel, Pyxis Epsilon, since its delivery to Pyxis from the shipyard. On January 12, 2015, EIGHTHONE CORP. (“Eighthone”) entered into a loan facility with DVB Bank SE. Upon delivery of the new vessel from the shipyard, on January 14, 2015, Eighthone drew down $21,000, the full amount available under the loan facility, and used such proceeds to (a) pay to the shipyard the final delivery installment and other capitalized costs of $18,752 for the Pyxis Epsilon, (b) pay $250 of loan arrangement fees, (c) make a paid-in capital reimbursement to its shareholder of $1,248, which amount was used by Eighthone for certain prior construction progress payments, and (d) deposit in a minimum liquidity bank account the remaining amount of $750. As the Pyxis Epsilon was under construction for all of 2014, no pro forma adjustments were made in that period. For the six months ended June 30, 2015, loan interest costs were expensed from January 12, 2015, the date the loan was drawndown.

The historical financial information of LookSmart was derived from the audited financial statements of LookSmart for the year ended December 31, 2014 included elsewhere in this proxy statement/prospectus. This information should be read together with Pyxis’ and LookSmart’s audited financial statements and related notes, “Pyxis’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “LookSmart’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

In the Merger, Maritime Investors, which will be Pyxis’ sole security holder, will receive an aggregate of 16,675,000 Pyxis shares at the closing of the Merger assuming a final closing price of LookSmart’s shares (post-reverse split) of $4.00 per share and there is no subsequent adjustment to the conversion number set forth in the Merger Agreement. Maritime Investors may receive additional Pyxis shares if prior to the Merger closing, it repays loans or transfers more than $0.8 million in cash to Pyxis at closing. As a result of the Merger and assuming that none of such adjustments take effect, Maritime Investors will own approximately 93% of the Pyxis shares to be outstanding immediately after the Merger and the LookSmart stockholders and Maxim will own approximately 7% of the Pyxis shares to be outstanding immediately after the Merger.

The Merger will be accounted for as a “capital transaction” at the date of the consummation of the transaction since Maritime Investors, the sole security holder of Pyxis as of the closing date of the Merger, will remain the largest voting interest holder of Pyxis immediately following the completion of the Merger, holding approximately 93% of the outstanding Pyxis’ shares; Pyxis will have its officers assuming all corporate and day-to-day management of Maritime Technologies, the subsidiary of Pyxis into which LookSmart will merge; and all of Pyxis’ officers and four out of the five members of the board of directors of Pyxis will constitute the officers and directors of Pyxis following the Merger. As a result of the Spin-off, LookSmart’s historical assets, liabilities and results of operations will not be consolidated with the assets, liabilities and results of operations of Pyxis upon consummation of the Merger. Accordingly, Pyxis will be deemed to be the accounting acquirer in the transaction and the assets and liabilities and the historical operations that will be reflected in the financial statements after the consummation of the Merger will be those of Pyxis and will be recorded at the historical cost basis of Pyxis.

The unaudited pro forma combined condensed financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined condensed financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Pyxis will experience following the Merger. Pyxis and LookSmart have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

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UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
AS AT JUNE 30, 2015

	Looksmart Ltd.	Looksmart Spin-off Adjustment	Subtotal Looksmart after spin-off	Pyxis Tankers Inc. Predecessor	Pyxis Tankers Inc.	Transaction cost	Adjustments for merger	Other Adjustments	Pro Forma
					(2a)	(2b)	(2c) & (2d)	(2e)
	(in thousands of U.S. Dollars, except for share and per share data)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	491	(491)	—	596	10	(585)	—	—	21
Restricted cash	—	—	—	146	—	—	—	—	146
Short-term investments	63	(63)	—	—	—	—	—	—	—
Inventories	—	—	—	550	—	—	—	—	550
Trade receivables	293	(293)	—	961	—	—	—	—	961
Due from related parties	—	—	—	5,252	—	—	—	—	5,252
Prepayments and other	687	(687)	—	116	902	—	—	—	1,018
Total Current Assets	1,534	(1,534)	—	7,621	912	(585)	—	—	7,948

FIXED ASSETS, NET:
Vessels, net	—	—	—	133,357	—	—	—	—	133,357
Property & Equipment, net	2,718	(2,718)	—	—	—	—	—	—	—
Total Fixed Assets, net	2,718	(2,718)	—	133,357	—	—	—	—	133,357

OTHER NON-CURRENT ASSETS:
Deferred charges, net	—	—	—	1,589	—	—	—	—	1,589
Restricted cash , non-current	—	—	—	1,750	—	—	—	3,250	5,000
Other assets	418	(418)	—	—	—	—	—	—	—
Total Other Non-Current Assets	418	(418)	—	3,339	—	—	—	3,250	6,589
Total Assets	4,670	(4,670)	—	144,317	912	(585)	—	3,250	147,894

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term notes payable	600	(600)	—	—	—	—	—	—	—
Current portion of long-term debt	—	—	—	7,263	—	—	—	—	7,263
Accounts payable	1,067	(1,067)	—	1,232	89	—	—	—	1,321
Due to related parties	—	—	—	2,632	1,196	100	362	1,875	6,165
Hire collected in advance	—	—	—	515	—	—	—	—	515
Accrued and other liabilities	503	(503)	—	496	67	—	—	82	645
Deferred revenue and customer deposits	827	(827)	—	—	—	—	—	—	—
Total Current Liabilities	2,997	(2,997)	—	12,138	1,352	100	362	1,957	15,909

NON-CURRENT LIABILITIES
Long term debt, net of current portion	700	(700)	—	77,463	—	—	—	—	77,463
Long term portion of deferred rent	14	(14)	—	—	—	—	—	—	—
Total Non-Current Liabilities	714	(714)	—	77,463	—	—	—	—	77,463

Total Liabilities	3,711	(3,711)	—	89,601	1,352	100	362	1,957	93,372

STOCKHOLDERS’ EQUITY:
Common stock	17	(17)	—	—	10	—	17	—	27
Additional paid in capital	263,108	(263,108)	—	71,733	—	(685)	(17)	1,375	72,406
Accumulated other comprehensive loss	(502)	502	—	—	—	—	—	—	—
Accumulated deficit	(261,415)	261,415	—	(17,017)	(450)	—	(362)	(82)	(17,911)
Treasury stock at cost	(249)	249	—	—	—	—	—	—	—
Total Stockholders’ Equity	959	(959)	—	54,716	(440)	(685)	(362)	1,293	54,522
Total Liabilities and Stockholders’ Equity	4,670	(4,670)	—	144,317	912	(585)	—	3,250	147,894

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UNAUDITED PRO FORMA COMBINED CONDENSED STAMENT OF INCOME / (LOSS)
FOR THE SIX MONTHS ENDED JUNE 30, 2015

	Looksmart Ltd.	Looksmart Spin-off Adjustment	Subtotal Looksmart after spin-off	Pyxis Tankers Inc. Predecessor	Pyxis Tankers Inc. March 23, 2015 to March 31, 2015	Pyxis Tankers Inc. April 1, 2015 to June 30, 2015	Other Adjustments	Pro forma
					(2a)	(2a)	(2b), (2c) & (2e)
	(in thousands of U.S. Dollars, except for share and per share data)
Revenues:
Voyage revenues	—	—	—	16,561	—	—	—	16,561
Revenue	2,004	(2,004)	—	—	—	—	—	—

Expenses:
Cost of revenue	(864)	864	—	—	—	—	—	—
Voyage related costs and commissions	—	—	—	(2,630)	—	—	—	(2,630)
Vessel operating expenses	—	—	—	(6,790)	—	—	—	(6,790)
Sales and marketing	(703)	703	—	—	—	—	—	—
Product development and technical operations	(1,333)	1,333	—	—	—	—	—	—
General and administrative expenses	(807)	807	—	(139)	—	(12)	—	(151)
Management fees, related parties	—	—	—	(275)	(40)	(398)	(362)	(1,075)
Management fees, other	—	—	—	(535)	—	—	—	(535)
Amortization of special survey costs	—	—	—	(49)	—	—	—	(49)
Depreciation	—	—	—	(2,854)	—	—	—	(2,854)
Restructuring charge	(293)	293	—	—	—	—	—	—
Operating gain / (loss)	(1,996)	1996	—	3,289	(40)	(410)	(362)	2,477

Other income/(expenses):
Interest and finance costs	(1)	1	—	(1,226)	—	—	(82)	(1,308)
Other income	16	(16)	—	—	—	—	—	—
Total other income / (expenses)	15	(15)	—	(1,226)	—	—	(82)	(1,308)

Net gain / (loss)	(1,981)	1,981	—	2,063	(40)	(410)	(444)	1,169

Other comprehensive income:
Foreign currency translation adjustments	78	(78)	—	—	—	—	—	—
Change in accumulated other comprehensive loss	78	(78)	—	—	—	—	—	—
Total comprehensive gain / (loss)	(1,903)	1,903	—	2,063	(40)	(410)	(444)	1,169

Earnings/(loss) per share, basic and diluted	(0.35)	0.35	—	0.12	—	(0.04)	—	0.07

Weighted average number of shares outstanding, basic and diluted	5,709,000	5,709,000	1,000,000	16,675,000	10,000,000	10,000,000	281,250	17,956,250

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UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME / (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2014

	Looksmart Ltd.	Looksmart Spin-off Adjustment	Subtotal Looksmart after spin-off	Pyxis Tankers Inc. Predecessor	Other Adjustments	Pro forma
					(2b), (2c) & (2e)
	(in thousands of U.S. Dollars, except for share and per share data)
Revenues:
Voyage revenues	—	—	—	27,760	—	27,760
Revenue	4.702	(4.702)	—	—	—	—

Expenses:
Cost of revenue	(2,441)	2,441	—	—	—	—
Voyage related costs and commissions	—	—	—	(10,030)	—	(10,030)
Vessel operating expenses	—	—	—	(11,064)	—	(11,064)
Sales and marketing	(1,690)	1,690	—	—	—	—
Product development and technical operations	(4,561)	4,561	—	—	—	—
General and administrative expenses	(2,561)	2,561	—	(93)	—	(93)
Management fees, related parties	—	—	—	(611)	(1,600)	(2,211)
Management fees, other	—	—	—	(922)	—	(922)
Amortization of special survey costs	—	—	—	(203)	—	(203)
Depreciation	—	—	—	(5,446)	—	(5,446)
Vessel impairment charge	—	—	—	(16,930)	—	(16,930)
Restructuring charge	(30)	30	—	—	—	—
Operating loss	(6,581)	6,581	—	(17,539)	(1,600)	(19,139)

Other income/(expenses):
Interest income	81	(81)	—	—	—	—
Interest and finance costs	(14)	14	—	(1,704)	(173)	(1,877)
Other income (expenses), net	95	(95)	—	—	—	—
Total other income/(expenses)	162	(162)	—	(1,704)	(173)	(1,877)

Net loss	(6,419)	6,419	—	(19,243)	(1,773)	(21,016)

Other comprehensive loss:
Foreign currency translation adjustments	(177)	177	—	—	—	—
Unrealized loss on investments	(93)	93	—	—	—	—
Change in accumulated other comprehensive loss	(270)	270	—	—	—	—
Total comprehensive loss	(6,689)	6,689	—	(19,243)	(1,773)	(21,016)

Loss per share, basic and diluted	(1.12)	1.12	—	(1.15)	—	(1.17)

Weighted average number of shares outstanding, basic and diluted	5,709,000	5,709,000	1,000,000	16,675,000	281,250	17,956,250

(All amounts are presented in thousands of U.S. Dollars, except per share data)

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Note 1—Description of transactions and basis of presentation:

Assumptions

The unaudited pro forma combined condensed balance sheet as of June 30, 2015, is presented in thousands of U.S. dollars and gives effect to the Merger as if such transaction was consummated on June 30, 2015. The unaudited pro forma combined condensed statements of income/(loss) for the year ended December 31, 2014 and for the six months ended June 30, 2015, are presented in thousands of U.S. dollars and give effect to the Merger as if such transaction closed on January 1, 2014. All of the pro forma adjustments, made to the unaudited pro forma combined condensed statements of income/(loss) are discussed in Note 2, below.

With respect to the pro forma adjustments related to the unaudited pro forma combined condensed statements of income /(loss), only adjustments that are expected to have a continuing effect on the combined financial statements are taken into consideration. For example, the unaudited pro forma combined condensed financial statements do not reflect any restructuring expenses, payments pursuant to change-of-control provisions or integration costs that may be incurred as a result of the Merger.

Currently, no liability for the make whole provision has been reflected in the unaudited pro forma combined condensed financial information, assuming that a future offering will take place, the number of shares to be repurchased is not fixed, and the New Offering Price will be at a minimum equal to the Consideration Value. The Company controls the timing of the future offering and the issue price, subject to US capital markets conditions and investors’ interest.

Only adjustments that are factually supportable and that can be estimated reliably are taken into consideration. For example, the unaudited pro forma combined condensed financial statements do not reflect any cost savings potentially realizable from the elimination of certain expenses or from potential synergies, if any.

Note 2—Other pro forma adjustments:

2 a.             Formation of Pyxis Tankers Inc.

To reflect the financial position of Pyxis Tankers Inc., as of June 30, 2015, and its results of operations for the period from March 23, 2015 (date of inception) to March 31, 2015 and for the three months ended June 30, 2015.

2 b.	Pyxis’s transaction costs relating to the Merger.

Transaction costs estimated to approximately $1,810 include the fees paid or payable to Pyxis’ legal advisors, consultants and auditors, totaling to $310, as well as an aggregate $1,500 fee due to Maxim (its financial advisor in connection with the Merger), of which $375 is payable in cash and $1,125 will be compensated through restricted stock (of approximately 281,250 Pyxis Shares) and accounted for as transaction cost.

2 c.	Pyxis’ general and administrative expenses.

Pursuant to the Head Management Agreement with Maritime, Pyxis will pay $1,600 of general and administrative expenses per year or $400 on a quarterly basis. Accordingly, Pyxis recorded $40 and $398 under Management fees, related parties in the consolidated statements of comprehensive income/( loss) for the period from March 23, 2015 (date of inception) to March 31, 2015 and for the three months ended June 30, 2015, respectively. The amount of $362, reflected in the unaudited pro forma combined condensed statement of income/(loss) for the six months ended June 30, 2015, represents the remaining balance to provide for the management fee of $800, related to the six month period.

2 d.	Adjustment for Merger

Represents adjustment to reflect the legal capital of the legal and accounting acquirer.

2 e.	Amendments to the Secondone, Thirdone and Fourthone loans.

On March 23, 2015, Pyxis obtained a letter from the lending bank consenting to the transactions contemplated by the Merger in return for certain changes to be made to the Fourthone, Secondone and Thirdone loan agreements. Subject to the execution of satisfactory loan documentation that Pyxis plans to enter into prior to the consummation of the Merger, among the terms that will be changed in these loan agreements are:

•	an increase of the interest rate margin to 1.75%, which will become effective upon the Merger being consummated and the listing of Pyxis’ shares on Nasdaq or NYSE. The increase in interest costs of $173 and $82 is reflected in the year ended December 31, 2014 and the six month period ended June 30, 2015, respectively; and

•	the maintenance of minimum cash position, which is always to be the higher of $5,000 or $750 per Pyxis’ vessel. Once the fleet reaches more than 10 vessels, the minimum cash is to increase by $500 per each additional vessel.

Since as of June 30, 2015, six vessels are expected to be transferred to Pyxis, the respective minimum cash position amounts to $5,000 and accordingly, the difference of $3,250 with the non-current restricted cash included in the June 30, 2015 balance sheet is reflected as an equity contribution in cash of $1,375 and an increase of liabilities to related parties of $1,875. It is proposed that such liability will be combined with the existing $625 promissory note to Maritime Investors into a new promissory note of $2,500 with a maturity date of January 15, 2017 and an interest rate of 2.75% per annum payable quarterly in arrears in cash or additional Pyxis shares (at a price per Pyxis share based on a five day volume weighted average price).

2 f.	Transfer of LookSmart Ltd business to LookSmart Group Inc.

Prior to the execution of the Merger Agreement, LookSmart transferred all of its business, operations, assets and liabilities to LSG, so that no assets or liabilities (or obligations that could create future liabilities, including any liabilities arising from legal proceedings) exist in LS and, therefore, following consummation of the Spin-off and the closing of the Merger, neither Pyxis nor Maritime Technologies will have any assets or liabilities (or obligations that could create future liabilities, including any liabilities arising from legal proceedings) of LS, LSG or their respective subsidiaries. In addition, following the closing, no shares of LS capital stock shall be outstanding and no rights to purchase or receive shares of LS capital stock shall exist.

Note 3—Assumptions relating to the Reverse Stock Split and Equity Issuances.

LookSmart cannot predict at what ratio it will implement the reverse stock split, one of the matters for which it is seeking approval in this proxy statement/prospectus, or what the total number of Pyxis shares to be issued to the LookSmart shareholders will be. As indicated elsewhere in this proxy statement/prospectus, the final reverse stock split ratio will be determined by the board of directors of LookSmart and will depend on a number of factors including the trading price of LookSmart shares in advance of the proposed closing date of the Merger and the likelihood that the NASDAQ or NYSE MKT requirements for the listing of the Pyxis shares post-Merger will be met, which is one of the conditions to completing the Merger. The pro forma information has been presented assuming the following additional circumstances:

(1)	prior to the effective date of the reverse stock split and the closing of the Merger, the LookSmart closing trading price will be same as the closing trading price on the day prior to the date of this proxy/prospectus, or $[ ] per share, and LookSmart elects a reverse stock split ratio of [ ] to one, which means that every [ ] LookSmart shares will be converted into one LookSmart share post reverse stock split and there will be 1,000,000 outstanding LookSmart shares prior to the Merger with a post reverse split closing price of $4.00 per share; and
(2)	there will be no other adjustments, including to the $66,700 value that Maritime Investors will receive in Pyxis shares (i.e., there would not be any additional debt repayments or increased cash in Pyxis at closing) or to the conversion number since the post reverse split closing price of the LookSmart shares will be $4.00 per share.

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Accordingly based on these assumptions, since the $4.00 closing price (post reverse split) per share would equal the LS Share Closing Date Price, LookSmart shareholders and Maritime Investors would be entitled to receive 1,000,000 and 16,675,000 Pyxis shares, respectively, in connection with the Merger. Based on the $4.00 closing price (post reverse split) of LookSmart’s shares and in accordance with the terms of its engagement, Pyxis’ financial advisor, Maxim, would also be issued 281,250 Pyxis shares at the closing of the Merger.

As a consequence, the number of shares to be issued is preliminary and subject to revision based on the final determination of LookSmart’s closing share price and any subsequent adjustment to the conversion number as set forth in the Merger Agreement.

Note 4. Summary of Significant Accounting Policies

The accounting policies followed in preparing the unaudited pro forma combined balance sheet are those used by the Pyxis predecessor as set forth in its historical combined carve-out financial statements contained elsewhere in this proxy statement/prospectus.

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DESCRIPTION OF PYXIS SECURITIES

LookSmart stockholders who receive shares of Pyxis in the Merger will become stockholders of Pyxis. Pyxis is a corporation organized under the laws of the Republic of the Marshall Islands and is subject to the provisions of Marshall Islands law. Given below is a summary of the material features of the Pyxis shares. This summary is not a complete discussion of the charter documents and other instruments of Pyxis that create the rights of its shareholders. You are urged to read carefully those documents and instruments, which are included as exhibits to this joint Proxy Statement/ prospectus.

Pyxis’ authorized capital stock consists of 450,000,000 shares of common stock, par value, $0.001 per share, of which 10,000,000 shares are currently issued and outstanding and 50,000,000 shares of preferred stock, par value, $0.001 per share, none of which are outstanding. All of Pyxis’ shares of stock are in registered form.

Common Stock

As of the date of this joint Proxy Statement/ prospectus, Pyxis is authorized to issue up to 450,000,000 shares of common stock, par value $0.001 per share, of which 10,000,000 shares are currently issued and outstanding. Upon consummation of the Merger, Pyxis will have 17,956,250 shares of issued and outstanding common stock assuming a final closing price of LookSmart’s shares (post-reverse split) of $4.00 per share and there is no subsequent adjustment to the conversion number set forth in the Merger Agreement.  Subject to preferences that may be applicable to any outstanding preferred shares, holders of Pyxis’ common stock are entitled to receive ratably all dividends, if any, declared by the Board of Directors out of funds legally available for dividends. Upon Pyxis’ dissolution or liquidation or the sale of all or substantially all of its assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of Pyxis common stock are entitled to receive pro rata the remaining assets available for distribution. Holders of Pyxis’ common stock do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions.

Preferred Stock

As of the date of this joint Proxy Statement/ prospectus, Pyxis is authorized to issue up to 50,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are currently issued and outstanding. The Board shall have the authority to authorize the issuance from time to time of one or more classes of preferred stock with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board providing for the issuance of such preferred stock. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Pyxis common stock.

Certain Provisions of Pyxis’ Articles of Incorporation and Bylaws

Certain provisions of Marshall Islands law and Pyxis’ articles of incorporation and bylaws could make more difficult the acquisition of it by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Pyxis.

Pyxis’ articles of incorporation and bylaws include provisions that:

•	allow the Board of Directors to issue, without further action by the shareholders, up to 50,000,000 shares of undesignated preferred stock;

•	require that special meetings of its shareholders be called only by the Board of Directors or the Chairman of the Board; and

•	establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders.

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Pyxis’ articles of incorporation also prohibit it from engaging in any “business combination” with any interested shareholder for a period of three years following the date the shareholder became an interested shareholder, unless:

•	prior to such time, the Board of Directors of Pyxis approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; or

•	upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of Pyxis outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock that is not owned by the interested shareholder; or

•	the shareholder became an Interested Shareholder prior to March 23, 2015.

These restrictions shall not apply if:

•	A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between Pyxis and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

•	The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(a) a merger or consolidation of Pyxis (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of Pyxis is required);

(b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of Pyxis or of any direct or indirect majority-owned subsidiary of Pyxis (other than to any direct or indirect wholly-owned subsidiary or to Pyxis) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of Pyxis determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(c) a proposed tender or exchange offer for 50% or more of the outstanding voting shares of Pyxis.

Pyxis’ articles of incorporation defines a “business combination” to include:

•	Any merger or consolidation of Pyxis or any direct or indirect majority-owned subsidiary of Pyxis with (i) the Interested Shareholder or any of its affiliates, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of Pyxis, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of Pyxis or of any direct or indirect majority-owned subsidiary of Pyxis which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of Pyxis determined on a consolidated basis or the aggregate market value of all the outstanding shares;

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•	Any transaction which results in the issuance or transfer by Pyxis or by any direct or indirect majority-owned subsidiary of Pyxis of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of Pyxis solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by Pyxis to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by Pyxis; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

•	Any transaction involving Pyxis or any direct or indirect majority-owned subsidiary of Pyxis which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

•	Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of Pyxis), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted above) provided by or through Pyxis or any direct or indirect majority-owned subsidiary.

Pyxis’ articles of incorporation defines an “interested shareholder” as any person (other than Pyxis and any direct or indirect majority-owned subsidiary of Pyxis) that:

•	is the owner of 15% or more of the outstanding voting shares of Pyxis; or

•	is an affiliate or associate of Pyxis and was the owner of 15% or more of the outstanding voting shares of Pyxis at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by Pyxis; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of Pyxis, except as a result of further Company action not caused, directly or indirectly, by such person.

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DESCRIPTION OF LOOKSMART SECURITIES

Given below is a summary of the material features of LookSmart’s securities. This summary is not a complete discussion of the certificate of incorporation and bylaws of LookSmart that create the rights of its stockholders. You are urged to read carefully the certificate of incorporation and bylaws, which have been filed as exhibits to SEC reports filed by LookSmart. Please see “Where You Can Find More Information” for information on how to obtain copies of those instruments.

General

Upon completion of the Distribution to our stockholders of stock interests in Holdco, we will have two authorized classes of stock: blank check preferred stock (5,000,000 shares authorized), $.001 par value, and Common Stock (80,000,000 shares authorized) $.001 par value.

Common Stock

Upon completion of the Distribution to our stockholders of stock interests in Holdco, we expect there will be approximately [•] shares of our common stock outstanding, to be held of record by [•] stockholders based upon approximately [•] shares of LS common stock, par value $0.003 per share, outstanding as of [•], 2015, applying the distribution ratio of one share of our common stock for every one share of LS common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of the Separation will be fully paid and non-assessable.

Each outstanding share of common stock has one vote on all matters requiring a vote of the shareholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the voting shares outstanding can, if they choose to do so, elect all of the directors.  In the event of a voluntary or involuntary liquidation, all shareholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor.  It is our present intention to retain earnings, if any, for use in our business.  The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

Preferred Stock

We have no authorized shares of preferred stock with a par value of $0.001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the board of directors may determine.  As of the date of this Proxy Statement, no shares of preferred stock are outstanding, and no class of preferred stock has been designated.

Stock Transfer Agent

Our transfer agent is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598, phone number (212) 828-8436.

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COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

Pyxis will be a corporation organization under the BCA. The laws of the Republic of the Marshall Islands and Pyxis’ articles of incorporation and bylaws will govern the rights of its stockholders. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Thus, when you become a stockholder of Pyxis you may have more difficulty in protecting your interests in the face of actions by the management, directors or significant stockholders than would stockholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to stockholders’ rights. You also should review the articles of incorporation and bylaws of Pyxis attached as Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of BCA, including the BCA, to understand how these laws apply to LookSmart and Pyxis.

STOCKHOLDER MEETINGS

Marshall Islands	Delaware

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws	Special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or outside the Marshall Islands.	May be held within or outside Delaware.

Notice:	Notice:

Whenever stockholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.	Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communications, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting.

STOCKHOLDERS’ VOTING RIGHTS

Marshall Islands	Delaware

Any action required to be taken by a meeting of stockholders may be taken without meeting if consent is in writing and is signed by all the stockholders entitled to vote.	Any action required to be taken at a meeting of stockholders may be taken without a meeting if a consent for such action is in writing and is signed by stockholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

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Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.	For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

Except as otherwise required by the BCA or the articles of incorporation, directors shall be elected by a plurality of the votes cast by holders of shares entitled to vote, and, except as required or permitted by the BCA or our articles of incorporation, any other corporate action shall be authorized by a majority of votes cast by holders of shares entitled to vote thereon.	Unless otherwise specified in the certificate of incorporation or by-laws, directors shall be elected by a plurality of the votes of the shares entitled to vote on the election of directors, and, in all other matters, the affirmative vote of the majority of the shares entitled to vote on the subject matter shall be the act of the shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a stockholder meeting.	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a stockholder meeting.	Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board of directors deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the stockholders of any corporation.	Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the stockholders, unless otherwise provided for in the articles of incorporation.	Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.

Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from a merger or consolidation or sale or exchange of all or substantially all assets not made in the usual and regular course of business, and receive payment of the fair value of their shares, subject to exceptions	Appraisal rights shall be available for the shares of a corporation in a merger or consolidation, subject to exceptions

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:	The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets

Alters or abolishes any preferential right of any outstanding shares having preferences; or

Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

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DIRECTORS

Marshall Islands	Delaware

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the stockholders, or by action of the board under the specific provisions of a bylaw.	The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.	If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate

Members of a board of directors owe a fiduciary duty to the company to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.	The business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

REMOVAL

Marshall Islands	Delaware

Any or all of the directors may be removed for cause by vote of the stockholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the stockholders.	In the case of a classified board, stockholders may affect removal of any or all directors only for cause.

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INFORMATION WITH RESPECT TO PYXIS

Overview

Pyxis Tankers Inc. (“Pyxis”) is an international maritime transportation company, formed on March 23, 2015, with a focus on the tanker sector. At the consummation of the Merger, Pyxis’ fleet will be comprised of six double hull tankers, which are employed under a mix of short- and medium-term time charters and spot charters. Pyxis will acquire these six vessels prior to the Merger from affiliates of its founder and chief executive officer, Mr. Valentios (“Eddie”) Valentis. Four of the vessels in the fleet will be medium-range, or MR, tankers, three of which have eco-efficient or eco-modified designs, and two will be short-range tanker sister ships. Each of the vessels in the fleet is capable of transporting refined petroleum products, such as naphtha, gasoline, jet fuel, kerosene, diesel and fuel oil, as well as other liquid bulk items, such as vegetable oils and organic chemicals.

Pyxis’ principal objective will be to own and operate its fleet in a manner that will enable it to benefit from short- and long-term trends that Pyxis expects in the tanker sector to maximize its revenues and to enhance returns to its shareholders. Pyxis intends to expand the fleet through selective acquisitions of modern product tankers in a manner that is accretive to shareholders’ value. It expects to employ its vessels primarily through time charters to creditworthy customers and on the spot market. Pyxis intends to continually evaluate the markets in which it operates and, based upon its view of market conditions, adjust its mix of vessel employment by counterparty and stagger its charter expirations. In addition, Pyxis may choose to opportunistically direct asset sales when conditions are appropriate to generate attractive returns for its shareholders.

Following the consummation of the Merger, Pyxis will consider taking advantage of LookSmart’s experience in customizable internet applications. LookSmart intends to upgrade without charge Pyxis’ web-site and internet capabilities in order to enhance functionality and information, including shareholder interface. Pyxis also intends that Robert Ladd, LookSmart’s nominee to Pyxis’ Board, and a number of Pyxis’ executive officers will monitor technological developments in the shipping industry and when economically feasible, propose technologies for adoption by Pyxis and/or consider possible opportunities for joint ventures or investments by Pyxis. In order to enhance its shareholders’ relations and capital markets access, Pyxis also intends to establish a small representative office in the New York area in the near future.

The Fleet

Pyxis’ fleet of six tankers had a weighted average age of approximately 4.3 years as of June 30, 2015 based on deadweight tonnage and an aggregate carrying capacity of 216,635 dwt. The following chart provides summary information concerning the fleet as of September 28, 2015:

Vessel Name	Shipyard	Carrying Capacity (dwt)	Year Built	Type of Charter	Anticipated Redelivery Date(1)	Charter Rate (per day) (2)
Pyxis Epsilon	SPP-So. Korea	50,295	2015	Time	Jan. 2017		$16,575
Pyxis Theta	SPP–So. Korea	51,795	2013	Time	Sep. 2016		$15,600
Pyxis Malou	SPP-So. Korea	50,667	2009	Spot	n/a	$	n/a
Pyxis Delta	Hyundai-So.Korea	46,616	2006	Time	Mar. 2016		$19,750
Northsea Beta	Kejin– China	8,647	2010	Spot	n/a		n/a
Northsea Alpha	Kejin– China	8,615	2010	Time	Apr. 2016		$9,650

(1) Each time charter contains a provision that allows for redelivery plus or minus 30 days, except the Pyxis Delta which allows 15 days. The Pyxis Epsilon’s charterer has an option to extend the charter for one year for $18,050/day. The Pyxis Theta’s charterer has an option to extend the charter for one year for $16,600/day and for an additional year for $17,600/day. The Pyxis Delta’s charterer has an option to extend the charter for six months for $20,500/day. The Northsea Alpha’s charterer has an option to extend the charter for one additional six month period at a mutually acceptable rate to be determined.

(2) This table shows gross rates and does not reflect any commissions payable.

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Pyxis’ Charters

Pyxis generates revenues by charging customers a fee, typically called charterhire, for the use of its vessels. Customers utilize the vessels to transport their refined petroleum products and other liquid bulk items and have historically entered into the following types of contractual arrangements with Pyxis or its affiliates:

•           Time charters: A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing and other services related to the vessel’s operation, the cost of which is included in the daily rate. The customer, also called a charterer, is responsible for substantially all of the vessel’s “voyage expenses”, which are costs related to a particular voyage including the cost for fuel, which is also called bunkers, and any port fees, cargo loading and unloading expenses, canal tolls and agency fees.

•           Spot charters: A spot charter is a contract to carry a specific cargo for a single voyage. Spot charters for voyages involve the carriage of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms, and the vessel owner is paid on a per-ton basis. Under a spot voyage charter, the vessel owner is responsible for the payment of all expenses including voyage expenses, such as port, canal and bunker costs.

The table below sets forth the basic distinctions between these types of charters:

	Time Charter	Spot Charters
Typical contract length	3 months - 5 years or more	Indefinite but typically less than 3 months
Basis on which charter rate is paid	Per day	Per ton, typically
Voyage expenses	Charterer pays	Pyxis pays
Vessel operating costs(1)	Pyxis pays	Pyxis pays
Off-hire (2)	Pyxis pays	Pyxis pays

(1)           Pyxis is responsible for vessel operating costs, which include crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses and the commercial and technical management fees payable to Pyxis’ ship managers. The largest components of Pyxis’ vessel operating costs are generally crews and repairs and maintenance.

(2)           “Off-hire” refers to the time a vessel is not available for service due primarily to scheduled and unscheduled repairs or drydocking.

Under both time and spot charters on the vessels in the fleet, Pyxis is responsible for the technical management of the vessel and for maintaining the vessel, periodic drydocking, cleaning and painting and performing work required by regulations. Pyxis will enter into a contract with Pyxis Maritime Corp., an affiliate of Pyxis (“Maritime”), to provide commercial, sale and purchase, and other operations and maintenance services to all of the vessels in Pyxis’ fleet, except for the chartering of the Northsea Alpha and the Northsea Beta, which is performed by NST, a third party manager. Pyxis’ vessel owning subsidiaries have contracted with ITM, a third party technical manager and subsidiary of V. Ships Limited, to provide crewing and technical management to all of the vessels in the Pyxis fleet. See “Management of Ship Operations, Administration and Safety.”

Pyxis intends to continue to outsource the chartering of the Northsea Alpha and the Northsea Beta to NST, and the day-to-day crewing and technical management of all its vessels to ITM. Pyxis believes that ITM has a strong reputation for providing high quality technical vessel services, including expertise in efficiently managing tankers.

In the future, Pyxis may also place one or more of its vessels in pooling arrangements or on bareboat charters:

•           Pooling Arrangements. In pooling arrangements, vessels are managed by a single pool manager who markets a number of vessels as a single, cohesive fleet and collects, or pools, their net earnings prior to distributing them to the individual owners, typically under a pre-arranged weighting system that recognizes a vessel’s earnings capacity based on various factors. The vessel owner also generally pays commissions on pooling arrangements generally ranging from 1.25% to 5.0% of the earnings.

•           Bareboat Charters. A bareboat charter is a contract pursuant to which the vessel owner provides the vessel to the charterer for a fixed period of time at a specified daily rate, and the charterer generally provides for all of the vessel’s operating expenses in addition to the voyage costs and assumes all risk of operation. A bareboat charterer will generally be responsible for operating and maintaining the vessel and will bear all costs and expenses with respect to the vessel, including drydockings and insurance.

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Pyxis’ Business Strategy

Pyxis’ principal objective is to own, operate and grow its fleet in a manner that will enable it to benefit from short- and long-term trends that Pyxis expects in the tanker sector to maximize its revenues and to enhance returns to its shareholders. Pyxis’ strategy to achieve this objective includes the following:

•           Maintain High Quality Fleet of Modern Tankers. Pyxis intends to maintain a high quality fleet that meets rigorous industry standards and its charterers’ requirements and that has an average age of six years or less. Pyxis considers its fleet to be high quality based on the specifications to which its vessels were built and the reputation of each of the shipyards that built the vessels. Pyxis believes that its customers prefer the better reliability, fewer off-hire days and greater operating efficiency of modern, high quality vessels. Pyxis’ MR tankers include eco-efficient and eco- modified designed vessels which offer the benefits of lower fuel consumption and reduced emissions. Pyxis also intends to maintain the quality of its fleet through ITM’s comprehensive planned maintenance and preventive maintenance programs.

•           Grow the Fleet Opportunistically. Pyxis plans to take advantage of what it believes to be attractive asset values in the product tanker sector to expand its fleet through acquisitions. Pyxis believes that demand for tankers will expand as trade routes for liquid cargoes continue to evolve to developed markets, such as those in the United States and Europe, and as changes in refinery production patterns in developing countries such as China and India, contribute to increases in the transportation of refined petroleum products. Pyxis believes that a diversified tanker fleet will enable it to serve its customers across the major tanker trade routes and to continue to develop a global presence. Pyxis has strong relationships with reputable owners, charterers, banks and shipyards, which it believes will assist it in identifying attractive vessel acquisition opportunities. Pyxis intends to focus primarily on the acquisition of IMO II and III class vessels of five years of age or less, which have been built in Tier 1 Asian shipyards and have modern fuel efficient designs given demands for lower bunker fuel consumption and concerns about environmental emissions. Pyxis may also benefit in the future from the potential acquisition in accordance with the terms of the Merger Agreement of two MR tankers owned or controlled by affiliates of Mr. Valentis, the Miss Lucy and/or the Pyxis Loucas. Pyxis will also consider acquisitions of newbuild vessels (i.e., re-sales) and of fleets of existing vessels when such acquisitions are accretive to shareholders or provide other strategic or operating advantages to Pyxis.

•           Utilize Portfolio Approach for Commercial Employment. Pyxis expects to employ the vessels in its fleet under a mix of time charters (with and without profit share), bareboat charters, pooling arrangements and on the spot market. Long-term time charters with a profit sharing component will offer it some protection in the event charter rates decrease, while allowing Pyxis to share in increased profits in the event rates increase. In addition, Pyxis expects to diversify its charters by customer and staggered duration. Pyxis believes that this portfolio approach to vessel employment is an integral part of risk management which will provide it a base of stable cash flows while enabling it to take advantage of rising charter rates and market volatility.

•           Preserve Strong Safety Record & Commitment to Customer Service and Support. Maritime and ITM have strong histories of complying with rigorous health, safety and environmental protection standards and have excellent vessel safety records. Pyxis intends to maintain these high standards in order to provide its customers with a high level of safety, customer service and support.

•           Maintain Financial Flexibility. Following the Merger, Pyxis intends to maintain financial flexibility to expand its fleet by targeting a balanced capital structure of debt and equity. As part of its risk management policies, at the time of vessel acquisition, Pyxis expects to enter into time charters which provide it predictable cash flows for the duration of the charter and attract lower-cost bank financing at more favorable terms. Pyxis believes this will allow it to build upon its strong commercial banking relationships and optimize its ability to access the public capital markets to respond opportunistically to changes in its industry and financial market conditions.

Management of Ship Operations, Administration and Safety

Historically, Pyxis’ ship manager, Maritime, and its technical manager, ITM, have entered into individual ship management agreements with Pyxis’ vessel owning subsidiaries pursuant to which they provided Pyxis with:

•           commercial management services, which have included obtaining employment, i.e., the chartering, for Pyxis’ vessels and managing its relationships with charterers;

•           strategic management services, which include providing it with strategic guidance with respect to locating, purchasing, financing and selling vessels;

•           technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging the hire of qualified officers and crew, arranging and supervising drydocking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support; and

•           shoreside personnel who carry out the management functions described above.

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Ship Management Agreements with Maritime. Headquartered in Athens, Greece, Pyxis Maritime Corp. was formed in May 2007 by Pyxis’ founder and chief executive officer to take advantage of opportunities in the tanker sector. Maritime’s business employs or receives consulting services from 11 people in four departments: technical, operations, chartering and finance/accounting. Pyxis entered into an Head Management Agreement with Maritime, pursuant to which Maritime provides Pyxis and its vessels, among other things, with ship management services and administrative services. Under the Head Management Agreement, each vessel owning subsidiary that owns a vessel in Pyxis’ fleet also has entered into a separate ship management agreement with Maritime. Maritime provides Pyxis and its vessels with the following services: commercial, sale and purchase, provisions, insurance, bunkering, operations and maintenance, dry-docking and newbuilding construction supervision. Maritime also provides administrative services such as executive, financial, accounting and other administrative services. Maritime also supervises the crewing and technical management performed by ITM for all Pyxis’ vessels and the chartering of the Northsea Alpha and the Northsea Beta, which is performed by NST. In return for such services, Pyxis pays to Maritime for each vessel while in operation, a fixed fee per day of $325 (or $160 per day per vessel for any subsidiaries that contract out the chartering of the vessels to NST or others), and for each vessel under construction, a fixed fee of $450 plus an additional daily fee, which is dependent on the seniority of the personnel, to cover the cost of the engineers employed to conduct the supervision. In addition, Maritime receives 1.0% of the purchase price of any sale and purchase transaction from the seller of the vessel, and 1.25% of all chartering, hiring and freight revenue procured by or through it. Martime also receives a lump sum of $1.6 million per annum for the administrative services it provides to Pyxis. Pyxis believes these amounts payable to Maritime are very competitive to many of Pyxis’ U.S. publicly listed tanker competitors, especially given its relative size. It is contemplated that once Pyxis’ fleet reaches 15 tankers, the fee that Pyxis pays to Maritime for its ship management services for vessels in operation will recognize a volume discount in an amount to be determined by the parties at that time.

Ship Management Agreements with ITM. Pyxis outsources the day-to-day technical management of its vessels to an unaffiliated third party, International Tankers Management, which has been certified for ISO 9001:2008 and ISO 14001:2004. Each vessel owning subsidiary that owns a vessel in Pyxis’ fleet under a time or spot charter has entered into a ship management agreement with ITM. ITM is responsible for all technical management, including crewing, maintenance, repair, drydockings and maintaining required vetting approvals. In performing its services, ITM is responsible to operate a management system that complies, and ensure that each vessel and its crew comply, with all applicable health, safety and environmental laws and regulations. Absent a material change in the operating costs of each vessel, Pyxis pays for all expenses that are incurred in respect of each vessel, which will be presented to Pyxis in an annual budget. In addition to reimbursement of actual vessel related operating costs, Pyxis is also obligated to pay an annual fee to ITM of $155,000 per vessel (equivalent to approximately $425/day). This fee is reduced to the extent any vessel ITM manages is not fully operational for a time, i.e., a period of “lay-up”. ITM intends to subcontract the technical management of the Northsea Alpha and the Northsea Beta to its affiliated company, V.Ships (Germany) GmbH. Such subcontract will be subject to Pyxis’ prior consent and ITM remaining fully liable under its applicable ship management agreement.

Each ship management agreement with ITM will continue until it is terminated by either party. The ship management agreements can be cancelled by Pyxis for any reason at any time upon three months’ advance notice, but neither party can cancel the agreement, other than for specified reasons, until 18 months after the initial effective date of the ship management agreement. Pyxis has the right to terminate the ship management agreement for a specific vessel upon 60 days’ notice if in its reasonable opinion ITM fails to manage the vessel in accordance with sound ship management practice. ITM can cancel the ship management agreement if it has not received payment it requests within 60 days. Each ship management agreement will be terminated if the relevant vessel is sold (other than to Pyxis’ affiliates), becomes a total loss, becomes a constructive, compromised or arranged total loss or is requisitioned for hire.

Commercial Ship Management Agreements with NST. Pyxis also outsources the chartering of the Northsea Alpha and the Northsea Beta to North Sea Tankers BV, an unaffiliated third party. Each of the subsidiaries owning these vessels has entered into a commercial ship management agreement with NST. In return for the chartering and related services for these vessels, Pyxis pays NST an annual fee of €55,000 per vessel (equivalent to approximately €151/day) plus a commission from 1.25% to 5% calculated on the net daily revenue, generated within a calendar quarter, of €3,374 and above. In case these vessels do not have certain specified approvals from major oil companies in place, then the commission is set at 2.5% on gross revenue. The termination provisions are comparable to those in the ship management agreements with ITM.

Pyxis is obligated to keep insurance for each of its vessels, including hull and machinery insurance and protection and indemnity insurance (including pollution risks and crew insurances), and Pyxis must ensure each vessel carries a certificate of financial responsibility as required. Pyxis is responsible to ensure that all premiums are paid. See “Risk Management and Insurance” below.

Product Tanker Industry & Market Conditions

The discussion contained under this section has been prepared by Pyxis management. The statistical information specifically referenced in this section as being provided by Poten and Partners (“Poten”) has been derived from Poten’s databases. Poten compiles and publishes data in the shipping industry for the benefit of its clients and has confirmed to Pyxis that it believes that the statistical information accurately describes the matter presented, subject to the reliability of the data supporting the statistics. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the industry.

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Overview of Refined Products: The refining of crude oil yields certain clean petroleum products (“CPP” or “clean products”): gasoline and diesel to fuel vehicles, naphtha to make plastics, gasoil to heat homes and fuel generators, and jet fuel to power aircraft. The trade in CPP has evolved over the years from a regional to an international market. The majority of CPP is transported long distances through the use of ocean going vessels called product tankers.

The demand for product tankers is primarily based on the global trading of CPP, which relies on international differentials in the price of CPP. Based on Poten’s historical information on the fixtures of “Medium-Range” or MR tankers as a proxy for product tankers of all sizes, Poten estimates that clean products represented 90%, 89% and 89% of the cargoes transported on product tankers in years 2012, 2013 and 2014, respectively. In addition, major oil companies and CPP traders increasingly transport clean products globally to satisfy their and their clients’ demands for CPP to meet international fuel specifications, which adds to the number of tons of cargo and the distances that such cargo is carried (the number of cargo tons multiplied by the distance is more commonly known as “ton-miles” and is one metric for tanker demand). This expanding ton-mile for product tankers is itself positive for tanker demand and vessel utilization. Demand for new product tankers is also affected by current and future charter market conditions.

The market for CPP is currently experiencing a fundamental change and the trading patterns of CPP are becoming more complex, which may have a positive effect on ton-miles and product tanker demand:

☐	The United States, once a net importer of products, has become a major supplier of gasoil/diesel and gasoline in the Atlantic Basin market;
☐	Emerging markets in South America and Africa, which have little to no refining capacity, require CPP to fuel their economies;
☐	The closure of inefficient European refineries, falling European domestic demand and stricter fuel and environmental standards are creating a strong import and export market for various clean products;
☐	Russian CPP export ambitions are increasing with several refineries undergoing upgrades in the Russian Baltic region;
☐	An increasing number of large scale refineries located closer to regions that produce crude oil feedstocks, such as the Middle East, rather than near demand centers, results in greater ton-mile demand;
☐	Refinery closures in Australia and Japan will require greater imports of CPP to fill shortfalls in domestic supply in each of these markets;
☐	Expanding terminal capacity furthers worldwide arbitrage trading of CPP;
☐	Global adoption of standardized CPP specifications are increasing trading opportunities;
☐	As the number of participants trading CPP expands, there is a growth in the number of profitable routes and cargoes for product tankers; and
☐	Flexibility in product tanker design specifications allows these vessels to carry multiple grades of cargoes and improves their utilization.

The Global Product Tanker Fleet:  The worldwide product tanker fleet ranges from small/coastal vessels of 3,000 metric tons of carrying capacity (called “deadweight” or “dwt”) to “Long-Range” LR-2 tankers of up to 125,000 dwt. According to Poten, as of July 31, 2015, the global product tanker fleet aggregated over 4,000 vessels and over 94 million dwt, with the fleet of smaller tankers below 35,000 dwt having an average age of approximately 11 years, whereas the worldwide MR tanker fleet of 35,000 – 54,999 dwt having an average age of slightly over eight years.

The product tanker fleet has grown significantly over the past decade, driven by not only increased CPP demand, but also changes in ownership structure, regulations, technology and operating requirements. Historically, major fleet expansion can be linked to economic growth in Asia, rising U.S. gasoline imports, rising oil prices and relatively low interest rates to fund vessel investment. Poten estimates that the order book for new product tankers aggregated 431 vessels and over 14.3 million dwt as of July 31, 2015. The product tanker industry is capital intensive and highly fragmented.

Medium Range Tankers: Pyxis’ fleet is comprised primarily of MR tankers. MR tankers have the broadest trading market of all the product carriers and are considered the “work-horse” within the product tanker sector. The size of MR tankers allows them to call on a large number of ports, including smaller and shallower destinations, as well as the capability to carry multiple cargoes, such as CPP, dirty petroleum products (i.e., fuel oil), easy chemicals and edible and vegetable oils in more modern MR tankers.  According to Poten, as of July 31, 2015:

☐	the global MR fleet stood at 1,698 tankers with an aggregate of over 77.5 million dwt;
☐	the order book for MR tankers currently represents slightly over 12.5% of the fleet, down from a peak of approximately 58% in 2008 ;
☐	the worldwide MR fleet is expected to grow on average 5.7%/year between 2015 and 2017, exclusive of scrapping of older vessels and delays in new vessel deliveries;
☐	based on the expected growth in net refining capacity, the demand for product tankers is expected to grow in coming years. For example, the International Energy Agency states that global refining capacity was 95.7 million barrels per day in 2014 and it projects that refining capacity net of shutdowns will increase by 945 thousand barrels per day or “kb/d” in 2015, 1,511 kb/d in 2016 and 1,289 kb/d in 2017. A significant portion of this projected growth in refinery capacity is related to export refineries, located particularly in the Middle East, which is expected to have a more significant impact on ton-miles given the distances the additional CPP is likely to travel;

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☐	there were 26 MR tankers removed from the fleet in 2014, which represents 1.6% of MR tanker fleet as of the end of that year. Vessels that will be candidates for scrapping in the coming years include 72 MR tankers that will be 20 years old and older in 2015 as well as 30 and 17 that will turn 20 years old in 2016 and 2017, respectively; and
☐	since there is currently capacity at shipyards for additional new building orders, it is unlikely that there will be many delays in MR tanker deliveries through 2016.

Since 2001, the prices for MR tankers have ranged from approximately $25.3 million in 2002 to $51.75 million in 2008 for new building vessels, and from approximately $19.7 million in year 2002 to $51 million in 2008 for five-year old vessels. New building prices are dictated mostly by shipyards’ input costs, led by steel prices and labor costs. However, shipyard capacity, exchange rates, contracted order backlog, freight rates and second hand tanker prices are additional considerations. Currently, the cost of building a new 52,000 dwt MR tanker is approximately $36 million. Most of the top shipyards are located in Asia, led by Hyundai Mipo and SPP in South Korea, which currently have the largest MR tanker order books. All of Pyxis’ MR tankers were built at Hyundai Mipo or SPP.

Historically, charter rates have shown tremendous variability, whether on a spot (voyage) or time charter basis. The spot market reflects the immediate conditions underlying vessel supply and demand, thereby experiencing greater volatility. With a fixed charter rate for a longer period of time, time charters are generally less volatile. For example, according to Poten, for the period 2001 to 2014, the annual average time charter equivalent or “TCE” rate for spot charters from the route Caribbean to U.S. East Coast ranged from $5,000/day in 2009 to $21,600/day in 2006, and during the same 14 year period, the average one year time charter rate ranged from $12,600 in 2010 to $25,300 in 2006. The spot charter rate for the aforementioned route as of the middle of August 2015 was $24,600/day and the one year time charter rate is $19,250. See “Management Discussion and Analysis—Important Factors to Consider When Evaluating Pyxis’ Results of Operations” for a discussion of Pyxis’ historical time and spot charter revenues. Charter rates can also reflect the specifications of the vessel, such as, whether the tanker is designed as “ice-class”, meaning it has been built to conduct arctic trades, or “eco-efficient”, meaning the tanker is equipped with a fuel efficient engine or had modifications made to it for lower fuel consumption and reduced emissions. Vessels with higher specifications will typically be able to obtain greater charter rates. For example, a modern eco-efficient MR tanker typically receives a charter premium of up to $1,500/day.

Vessel operating expenses cover the cost of crewing, on-board provisions, lubricants, spares, insurance, as well as maintenance and repairs. Operating costs for a modern MR tanker should range from $6,000 to $7,000 per day, while a 10-15 year old vessel should experience $7,500-$8,000/day in operating costs.

Lastly, ownership of the worldwide MR fleet is broad and fragmented. Poten estimates that there were over 310 owners of MR tankers in the world as of July 31, 2015, with approximately 85% of the owners operating fewer than 10 vessels. This makes the MR fleet very liquid for chartering as well as vessel sale and purchase opportunities. As of July 31, 2015, Scorpio Tankers was the largest owner of MR tankers with 61 units, while AP Moller had the largest number of new builds on order with 13 units.

Classification, Inspection and Maintenance

Every large, commercial seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and is maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a party. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned. The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class, regular and extraordinary surveys of hull and machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

Annual Surveys. For seagoing vessels, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable, on special equipment classed at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

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Special (Class Renewal) Surveys. Class renewal surveys, also known as “special surveys”, are carried out on the vessel’s hull and machinery, including the electrical plant, and on any special equipment classed at the intervals indicated by the character of classification for the hull. During the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of funds may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period is granted, a ship owner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. At an owner’s discretion, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

Occasional Surveys. These are inspections carried out as a result of unexpected events, for example, an accident or other circumstances requiring unscheduled attendance by the classification society for re-confirming that the vessel maintains its class, following such an unexpected event.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years. Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the ship owner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies. All of Pyxis’ operating vessels in its existing fleet are certified as being “in class” by Nippon Kaiji Kyokai (Class NK) and DNV GL. Pyxis expects that all vessels that it purchases will be certified prior to their delivery and that it will have no obligation to take delivery of the vessel if it is not certified as “in class” on the date of closing.

Risk Management and Insurance

General

The operation of any cargo carrying ocean-going vessel embraces a wide variety of risks, including the following:

•	Physical damage to the vessel:
○	mechanical failure or damage for example by reason of the seizure of a main engine crankshaft;
○	physical damage to the vessel by reason of a grounding, collision or fire; and
○	other physical damage due to crew negligence.

•	Liabilities to third parties:
○	cargo loss or shortage incurred during the voyage;
○	damage to third party property, such as during a collision or berthing operation;
○	personal injury or death to crew and/or passengers sustained due to accident; and
○	environmental damage for example arising from marine disasters such as oil spills and other environmental mishaps.

•	Business interruption and war risk or war-like operations:
○	this would include business interruption, for example by reason of political disturbance, strikes or labor disputes, or physical damage to the vessel and/or crew and cargo resulting from deliberate actions, such as piracy, war-like actions between countries, terrorism and malicious acts or vandalism.

The value of such losses or damages may vary from modest sums, for example for a small cargo shortage damage claim, to catastrophic liabilities, for example arising out of a marine disaster, such as a serious oil or chemical spill, which may be virtually unlimited. While Pyxis expects to maintain the traditional range of marine and liability insurance coverage for Pyxis’ fleet (hull and machinery insurance, war risks insurance and protection and indemnity coverage) in amounts and to extents that Pyxis believes will be prudent to cover normal risks in its operations, it cannot insure against all risks, and it cannot be assured that all covered risks are adequately insured against. Furthermore, there can be no guarantee that any specific claim will be paid by the insurer or that it will always be possible to obtain insurance coverage at reasonable rates. Any uninsured or under-insured loss could harm Pyxis’ business and financial condition.

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The following table sets forth information regarding the insurance coverage on Pyxis’ existing fleet as of June 30, 2015.

Type	Aggregate Sum Insured For All Vessels in Pyxis’ Existing Fleet
Hull and Machinery	$202 million.
War Risk	$202 million.
Protection and Indemnity (P&I)	Pollution liability claims: limited to $1.0 billion per vessel per incident.

Hull and Machinery Insurance and War Risk Insurance

The principal coverages for marine risks (covering loss or damage to the vessels, rather than liabilities to third parties) are hull and machinery insurance and war risk insurance. These address the risks of the actual (or constructive) total loss of a vessel and accidental damage to a vessel’s hull and machinery, for example from running aground or colliding with another vessel. These insurances provide coverage which is limited to an agreed “insured value” which, as a matter of policy, is never less than the particular vessel’s fair market value. Reimbursement of loss under such coverage is subject to policy deductibles which vary according to the vessel and the nature of the coverage.

Protection and Indemnity Insurance

P&I insurance is the principal coverage for a ship owner’s third party liabilities as they arise out of the operation of its vessel. Such liabilities include those arising, for example, from the injury or death of crew, passengers and other third parties working on or about the vessel to whom the ship owner is responsible, or from loss of or damage to cargo carried on board or any other property owned by third parties to whom the ship owner is liable. P&I coverage is traditionally (and for the most part) provided by mutual insurance associations, originally established by ship owners to provide coverage for risks that were not covered by the marine policies that developed through the Lloyd’s market.

Pyxis’ P&I coverage for liabilities arising out of oil pollution is limited to $1.0 billion per vessel per incident in its existing fleet. As the P&I associations are mutual in nature, historically, there has been no limit to the value of coverage afforded. In recent years, however, because of the potentially catastrophic consequences to the membership of a P&I association having to make additional calls upon the membership for further funds to meet a catastrophic liability, the associations have introduced a formula based overall limit of coverage. Although contingency planning by the managements of the various associations has reduced the risk to as low as reasonably practicable, it nevertheless remains the case that an adverse claims experience across an association’s membership as a whole may require the members of that association to pay, in due course, unbudgeted additional funds to balance its books.

Uninsured Risks

Not all risks are insured and not all risks are insurable. The principal insurable risks which nevertheless remain uninsured across Pyxis’ fleet are “loss of hire” and “strikes.” Pyxis will not insure these risks because the costs are regarded as disproportionate. These insurances provide, subject to a deductible, a limited indemnity for revenue or “loss of hire” that is not receivable by the ship-owner under the policy. For example, loss of hire risk may be covered on a 14/90/90 basis, with a 14 days deductible, 90 days cover per incident and a 90-day overall limit per vessel per year. Should a vessel on time charter, where the vessel is paid a fixed hire day by day, suffer a serious mechanical breakdown, the daily hire will no longer be payable by the charterer. The purpose of the loss of hire insurance is to secure the loss of hire during such periods.

Loan Agreements

Pyxis vessel owning subsidiaries, as borrowers, entered into separate loan agreements (other than Secondone and Thirdone, which borrowed under one loan agreement and Sixthone and Seventhone, which also borrowed under one loan agreement) to purchase each of the vessels in Pyxis’ fleet. Each of these loan agreements is secured by a first priority mortgage over the vessel and a first priority assignment of the vessel’s insurances and earnings. For more information on Pyxis’ loan agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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The events of default under Pyxis’ loan documents generally include provisions relating to events of default, such as:

•	the non-payment on the due date of any amount under the loan agreements or any related document;

•	the breach of any covenant or undertaking or failure to provide additional security as required;

•	any untrue or incorrect representation or warranty; and

•	any cross-default.

In addition, the loan agreements generally contain covenants requiring it, among other things, to ensure that:

•          Pyxis or the applicable vessel owning subsidiary that is the borrower under the loan must maintain pledged deposits equal to a percentage of the outstanding loan;

•          the vessel owning subsidiary that is the borrower under the loan must maintain a retention account with monthly deposits equal to one-sixth of the next semi-annual installment together with the appropriate percentage of interest next due; and

•          the fair market value of the mortgaged vessel must be no less than a certain percentage (ranging from 125% to 133%) of outstanding borrowings under the applicable loan agreement, less any money in respect of the principal standing to the credit of the retention account and any free or pledged cash deposits held with the lender in Pyxis’ or its subsidiary’s name.

Competition

Pyxis operates in markets that are very competitive and based primarily on the supply and demand of commodities and number of vessels operating at any given time. Pyxis competes for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on Pyxis’ reputation. Pyxis will arrange charters for its vessels typically through the use of brokers, who negotiate the terms of the charters based on market conditions. Pyxis competes primarily with other owners of tankers, many of which may have more resources than it and may operate vessels that are more attractive to charterers than Pyxis’ vessels. Ownership of tankers is highly fragmented and is divided among publicly listed companies, state-controlled owners and independent shipowners. Some of Pyxis’ publicly listed competitors include Scorpio Tankers Inc. (NASDAQ: STNG), Ardmore Shipping Corporation (NYSE: ASC), Capital Product Partners L.P. (NASDAQ: CPLP) and Tsakos Energy Navigation Limited (NYSE: TNP).

Customers

Pyxis markets its vessels and related services to a broad range of customers, including international commodity trading companies, oil and gas, and large shipping companies. During the last two years, Pyxis’ major customers include, among others, Vitol, Navig8, Clearlake, Trafigura, ST Shipping, Hyproc Shipping and Repsol. In addition to these companies, Pyxis and its ship manager, Maritime, also have historical and growing chartering relationships with major oil companies, including Exxon, Shell, BP, SK Energy, Statoil, Total, Petramina, Gazprom and Petrobras.

Pyxis’ top five customers accounted for approximately 52.5% of its revenues in 2014 and 77.7% of its revenues in 2013. In 2014, Vitol, Clearlake, ST Shipping, Trafigura and SIETCO accounted for 20.5%, 8.7%, 8.5%, 8.2% and 6.7% of Pyxis’ revenues, respectively. Navig8, Trafigura, Hyproc Shipping, Vitol and Diester Industries accounted for 35.9%, 22.1%, 8.3%, 7.6% and 3.9% respectively, of Pyxis’ revenues in 2013. As of December 31, 2014, Pyxis did not have any material trade receivable outstanding from any of its customers that accounted more than 10% of the customer’s revenues during 2014. Pyxis does not believe that it is dependent on any one of its key customers. In the event of a default of a charter by any of its key customers, Pyxis could seek to re-employ the vessel in the spot or time charter markets, although the rate could be lower than the charter rate agreed with such charterer.

Government Regulation; Effect of Existing or Probable Governmental Regulations on the Business; Costs and Effects of Compliance with Environmental Laws

General

Pyxis’ operations and its status as an operator and manager of ships are significantly regulated by international conventions, (i.e., SOLAS, the International Convention for the Prevention of Pollution from Ships, or “MARPOL”), class requirements, U.S. federal, state and local and foreign health, safety and environmental protection laws and regulations, including the Oil Pollution Act of 1990, as amended, or the “OPA,” the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, the U.S. Port and Tanker Safety Act, the Act to Prevent Pollution from Ships, regulations adopted by the IMO and the European Union, various volatile organic compound air emission requirements, IMO/U.S. Coast Guard pollution regulations and various SOLAS and MARPOL amendments, as well as other regulations. In addition, various jurisdictions either have or are considering regulating the management of ballast water to prevent the introduction of non-indigenous species considered to be invasive. Compliance with these laws, regulations and other requirements would likely entail additional expense, including vessel modifications and implementation of certain operating procedures.

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Pyxis is also required by various other governmental and quasi-governmental agencies and private organizations to obtain permits, licenses and certificates for its vessels, depending upon such factors as the country of registry, the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew, the age and size of the vessel and its status as owner or charterer. Failure to maintain necessary permits, licenses or certificates could require us to incur substantial costs or temporarily suspend operations of one or more of its vessels.

Pyxis believes that the heightened environmental and quality concerns of insurance underwriters, regulators and charterers will in the future impose greater inspection and safety requirements on all vessels in the shipping industry. In addition to inspections by Pyxis, its vessels are subject to both scheduled and unscheduled inspections by a variety of governmental and private entities, each of which may have unique requirements. These entities include the local port authorities (such as U.S. Coast Guard, Harbor Head or equivalent), classification societies, flag state administration P&I Associations, charterers, and particularly terminal operators and oil companies which conduct frequent vessel inspections.

Pyxis believes that its vessels operate in full compliance with applicable environmental laws and regulations. However, because such laws and regulations frequently change and may impose increasingly strict requirements, Pyxis cannot predict the ultimate cost of complying with these and any future requirements or the impact of these and any future requirements on the resale value or useful lives of its vessels.

International Maritime Organization

The International Maritime Organization, or the IMO, is the United Nations agency for maritime safety and the prevention of pollution by ships. The IMO has adopted several international conventions that regulate the international shipping industry, including but not limited to the International Convention on Civil Liability for Oil Pollution Damage of 1969, generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damage, and the International Convention for the Prevention of Pollution from Ships of 1973, or the MARPOL Convention. The MARPOL Convention is broken into six Annexes, each of which establishes environmental standards relating to different sources of pollution: Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, adopted by the IMO in September of 1997, relates to air emissions.

In 2012, the IMO’s Marine Environmental Protection Committee, or MEPC, adopted by resolution amendments to the international code for the construction and equipment of ships carrying dangerous chemicals in bulk, or the IBC Code. The provisions of the IBC Code are mandatory under MARPOL and SOLAS. These amendments, which are expected to enter into force in June 2014, pertain to revised international certificates of fitness for the carriage of dangerous chemicals in bulk and identifying new products that fall under the IBC Code. Pyxis may need to make certain financial expenditures to comply with these amendments.

In 2013, the MEPC adopted by resolution amendments to the MARPOL Annex I Condition Assessment Scheme, or CAS. The amendments, became effective on October 1, 2014, and pertain to revising references to the inspections of bulk carriers and tankers after the introduction of the 2011 ESP Code. Pyxis may need to make certain financial expenditures to comply with these amendments.

Air Emissions

In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution. Effective May 2005, Annex VI sets limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits “deliberate emissions” of “ozone depleting substances,” defined to include certain halons and chlorofluorocarbons. “Deliberate emissions” are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship’s repair and maintenance. Emissions of “volatile organic compounds” from certain tankers, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls (PCBs)) are also prohibited. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls of sulfur emissions known as “Emission Control Areas” (“ECAs”) (see below).

The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. As of January 1, 2012, the amended Annex VI requires that fuel oil contain no more than 3.50% sulfur. By January 1, 2020, sulfur content must not exceed 0.50%, subject to a feasibility review to be completed no later than 2018.

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Sulfur content standards are even stricter within certain ECAs. As of July 1, 2010, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 1.0% (from 1.50%), which will be further reduced to 0.10% on January 1, 2015. Amended Annex VI establishes procedures for designating new ECAs. Currently, the Baltic Sea and the North Sea have been so designated. On August 1, 2012, certain coastal areas of North America were designated ECAs and effective January 1, 2014, the applicable areas of the United States Caribbean Sea were designated ECAs. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where Pyxis operates, compliance with these regulations could entail significant capital expenditures, operational changes, or otherwise increase the costs of Pyxis’ operations.

As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for new ships in part to address greenhouse gas emissions. It made the Energy Efficiency Design Index (“EEDI”) apply to all new ships, and the Ship Energy Efficiency Management Plan (“SEEMP”) apply to all ships.

Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The U.S. Environmental Protection Agency promulgated equivalent (and in some senses stricter) emissions standards in late 2009. As a result of these designations or similar future designations, Pyxis may be required to incur additional operating or other costs.

Safety Management System Requirements

The IMO also adopted the International Convention for the Safety of Life at Sea, or SOLAS, and the International Convention on Load Lines, or LL, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL standards. May 2012 SOLAS amendments entered into force as of January 1, 2014. The Convention on Limitation for Maritime Claims (“LLMC”) was recently amended and went into effect on June 8, 2015. The amendments alter the limits of liability for a loss of life or personal injury claim and a property claim against ship owners.

Pyxis’ operations are also subject to environmental standards and requirements contained in the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, promulgated by the IMO under Chapter IX of SOLAS. The ISM Code requires the owner of a vessel, or any person who has taken responsibility for operation of a vessel, to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. Pyxis relies upon the safety management system that has been developed for its vessels for compliance with the ISM Code. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.

The ISM Code requires that vessel operators also obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. Pyxis has obtained documents of compliance for its offices and safety management certificates for all of its vessels for which the certificates are required by the ISM Code. These documents of compliance and safety management certificates are renewed as required.

Noncompliance with the ISM Code and other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in, or invalidation of, available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports.

Pollution Control and Liability Requirements

IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatory nations to such conventions. For example, many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended by different Protocol in 1976, 1984, and 1992, and amended in 2000, or the CLC. Under the CLC and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain exceptions. The 1992 Protocol changed certain limits on liability, expressed using the International Monetary Fund currency unit of Special Drawing Rights. The limits on liability have since been amended so that compensation limits on liability were raised. The right to limit liability is forfeited under the CLC where the spill is caused by the ship owner’s personal fault and under the 1992 Protocol where the spill is caused by the ship owner’s personal act or omission by intentional or reckless conduct where the ship owner knew pollution damage would probably result. The CLC requires ships covered by it to maintain insurance covering the liability of the owner in a sum equivalent to an owner’s liability for a single incident. Pyxis believes that its protection and indemnity insurance will cover the liability under the plan adopted by the IMO.

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The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

In addition, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. To date, there has not been sufficient adoption of this standard for it to take force, but it is close. Many of the implementation dates originally written in the BWM Convention have already passed, so that once the BWM Convention enters into force, the period for installation of mandatory ballast water exchange requirements would be extremely short, with several thousand ships a year needing to install ballast water management systems (BWMS). For this reason, on December 4, 2013, the IMO Assembly passed a resolution revising the application dates of BWM Convention so that they are triggered by the entry into force date and not the dates originally in the BWM Convention. This in effect makes all vessels constructed before the entry into force date ’existing’ vessels, and allows for the installation of a BWMS on such vessels at the first renewal survey following entry into force. Once mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers. Although Pyxis does not believe that the costs of compliance with a mandatory mid-ocean ballast exchange would be material, it is difficult to predict the overall impact of such a requirement on its operations.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on Pyxis’ operations.

U.S. Regulations

The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade in the United States, its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S. territorial sea and its 200 nautical mile exclusive economic zone. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. OPA and CERCLA both define “owner and operator” “in the case of a vessel, as any person owning, operating or chartering by demise, the vessel.” Accordingly, both OPA and CERCLA impact Pyxis’ operations.

Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

•	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;

•	injury to, or economic losses resulting from, the destruction of real and personal property;

•	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

•	loss of subsistence use of natural resources that are injured, destroyed or lost;

•	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

•	net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability to the greater of $2,000 per gross ton or $17.088 million for any double-hull tanker that is over 3,000 gross tons (subject to periodic adjustment for inflation), and Pyxis’ fleet is entirely composed of vessels of this size class. These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsibility party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

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CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damage for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million for vessels carrying a hazardous substance as cargo or residue and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law.

OPA and CERCLA both require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. Pyxis has provided such evidence and received certificates of financial responsibility from the U.S. Coast Guard’s for each of its vessels that is required to have one.

OPA permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA. Some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, however, in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining tanker owners’ responsibilities under these laws.

The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA. For example, on August 15, 2012, the U.S. Bureau of Safety and Environmental Enforcement (BSEE) issued a final drilling safety rule for offshore oil and gas operations that strengthens the requirements for safety equipment, well control systems, and blowout prevention practices. Compliance with any new requirements of OPA may substantially impact Pyxis’ cost of operations or require it to incur additional expenses to comply with any new regulatory initiatives or statutes.

Through its P&I Club membership, Pyxis expects to maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of its vessels. If the damages from a catastrophic spill were to exceed its insurance coverage, it could have a material adverse effect on Pyxis’ business, financial condition, results of operations and cash flows.

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. Furthermore, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

The EPA and U.S. Coast Guard, or USCG, have enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on Pyxis’ vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict its vessels from entering U.S. waters.

The EPA requires a permit regulating ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters under the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels, or VGP. For a new vessel delivered to an owner or operator after September 19, 2009 to be covered by the VGP, the owner must submit a Notice of Intent, or NOI, at least 30 days before the vessel operates in United States waters. On March 28, 2013 the EPA re-issued the VGP for another five years. This VGP took effect on December 19, 2013. The VGP focuses on authorizing discharges incidental to operations of commercial vessels and the new VGP contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in US waters, more stringent requirements for exhaust gas scrubbers and the use of environmentally acceptable lubricants.

USCG regulations adopted and proposed for adoption under the U.S. National Invasive Species Act, or NISA, impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters, which require the installation of equipment on Pyxis’ vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures, and/or otherwise restrict its vessels from entering U.S. waters. The USCG must approve any technology before it is placed on a vessel, but has not yet approved the technology necessary for vessels to meet the foregoing standards.

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Notwithstanding the foregoing, as of January 1, 2014, vessels are technically subject to the phasing-in of these standards. As a result, the USCG has provided waivers to vessels which cannot install the as-yet unapproved technology. The EPA, on the other hand, has taken a different approach to enforcing ballast discharge standards under the VGP. On December 27, 2013, the EPA issued an enforcement response policy in connection with the new VGP in which the EPA indicated that it would take into account the reasons why vessels do not have the requisite technology installed, but will not grant any waivers.

The U.S. Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1977 and 1990, or the CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Pyxis’ vessels will be subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. Pyxis’ vessels that operate in such port areas with restricted cargoes will be equipped with vapor recovery systems that satisfy these requirements. The CAA also requires states to adopt State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in primarily major metropolitan and/or industrial areas. Several SIPs regulate emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. As indicated above, Pyxis’ vessels operating in covered port areas will be equipped with vapor recovery systems that satisfy these existing requirements.

Compliance with the EPA and the U.S. Coast Guard regulations could require the installation of equipment on Pyxis’ vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict Pyxis’ vessels from entering U.S. waters.

European Union Regulations

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member States were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.

The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, flag, and the number of times the ship has been detained. The European Union also adopted and then extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply.

Greenhouse Gas Regulation

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. As of January 1, 2013, all new ships must comply with two new sets of mandatory requirements to address greenhouse gas emissions from ships which were adopted by MEPC, in July 2011. Currently operating ships are required to develop Ship Energy Efficiency Management Plans, and minimum energy efficiency levels per capacity mile, outlined in the Energy Efficiency Design Index, will apply to new ships. These requirements could cause Pyxis to incur additional compliance costs. The IMO is also planning to implement market-based mechanisms to reduce greenhouse gas emissions from ships. The European Parliament and Council of Ministers are expected to endorse regulations that would require the monitoring and reporting of greenhouse gas emissions from marine vessels in 2015. For 2020, the EU made a unilateral commitment to reduce overall greenhouse gas emissions from its member states from 20% of 1990 levels. The EU also committed to reduce its emissions by 20% under the Kyoto Protcol’s second period, from 2013 to 2020. If the strategy is adopted by the European Parliament and Council large vessels using European Union ports would be required to monitor, report and verify their carbon dioxide emissions beginning in January 2018. In December 2013, the European Union environmental ministers discussed draft rules to implement monitoring and reporting of carbon dioxide from ships.. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, such regulation of vessels is foreseeable, and the EPA has in recent years received petitions from the California Attorney General and various environmental groups seeking such regulation. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where Pyxis operates, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require Pyxis to make significant financial expenditures, including capital expenditures to upgrade its vessels, which it cannot predict with certainty at this time.

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International Labour Organization

The International Labour Organization (ILO) is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006 (MLC 2006). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance will be required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 entered into force on August 20, 2013. The MLC 2006 requires Pyxis to develop new procedures to ensure full compliance with its requirements.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the EPA.

Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter V became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the International Ship and Port Facilities Security Code (“ISPS Code”). The ISPS Code is designed to enhance the security of ports and ships against terrorism. Amendments to SOLAS Chapter VII, made mandatory in 2004, apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code (“IMDG Code”).

To trade internationally, a vessel must attain an International Ship Security Certificate (“ISSC”), from a recognized security organization approved by the vessel’s flag state. Among the various requirements are:

•      on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

•      on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

•      the development of vessel security plans;

•      ship identification number to be permanently marked on a vessel’s hull;

•      a continuous synopsis record kept onboard showing a vessel’s history, including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•      compliance with flag state security certification requirements.

Ships operating without a valid certificate, may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.

The USCG regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels provided that such vessels have on board a valid ISSC that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. Pyxis has implemented the various security measures addressed by MTSA, SOLAS and the ISPS Code, and its fleet is in compliance with applicable security requirements.

Inspection by classification societies

Every seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is ’’in class,’’ signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

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For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

•      Annual Surveys. For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, within three months before or after each anniversary date of the date of commencement of the class period indicated in the certificate.

•      Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys are to be carried out at or between the occasion of the second or third annual survey.

•      Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a vessel owner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle.

At an owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

Most vessels are also dry-docked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the ship owner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in-class” by a classification society which is a member of the International Association of Classification Societies (“IACS”). In December 2013 the IACS adopted new harmonized Common Structure Rules which will apply to oil tankers and bulk carriers to be constructed on or after July 1, 2015. All Pyxis’ vessels are certified as being “in-class” by Nippon Kaiji Kyokai (“NKK”) and DNV GL. All new and secondhand vessels that Pyxis purchases must be certified prior to their delivery under its standard purchase contracts and memoranda of agreement. If the vessel is not certified on the scheduled date of closing, Pyxis has no obligation to take delivery of the vessel.

In addition to the classification inspections, many of Pyxis’ customers regularly inspect its vessels as a precondition to chartering them for voyages. Pyxis believe that its well-maintained, high-quality vessels provide it with a competitive advantage in the current environment of increasing regulation and customer emphasis on quality.

Exchange Controls

Under Republic of the Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of Pyxis’ common shares.

Employees

Pyxis has no direct employees. The services of Pyxis’ executive officers, internal auditor(s) and secretary are provided by Maritime. Pyxis has entered into an Head Management Agreement with Maritime, pursuant to which Pyxis will pay approximately $1.6 million per year for the services of these individuals, and for other services associated with Pyxis being a public company and other services to its subsidiaries. See “Related Party Transactions.”

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Properties

Other than its vessels, Pyxis does not own any material property. Maritime provides office space to Pyxis in part of Maritime’s offices in Maroussi, Greece in connection with the administrative services provided to Pyxis under the terms of the Head Management Agreement.

Legal Proceedings

Pyxis may, from time to time, be involved in litigation and claims arising out of its operations in the normal course of business. Pyxis is not aware of any proceedings against it or the vessels in its fleet or contemplated to be brought against it or the vessels in its fleet which could have significant effects on Pyxis’ financial position or profitability. Following completion of the Merger, Pyxis will maintain insurance policies with insurers in amounts and with coverage and deductibles as its board of directors believes are reasonable and prudent. Pyxis expects that most claims arising in the normal course of business would be covered by insurance, subject to customary deductibles. Any such claims, however, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Enforceability of Civil Liabilities Against Foreign Persons

Certain of the directors and executive officers of Pyxis may be non-residents of the U.S. All or a substantial portion of the assets of such non-resident persons and of Pyxis are located outside the U.S. As a result, it may not be possible to effect service of process within the U.S. upon such persons or Pyxis, or to enforce against such persons or Pyxis in U.S. courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the U.S. Pyxis has been advised by counsel that there is doubt as to the enforceability in Greece against Pyxis and/or its executive officers and directors who are non-residents of the U.S., in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the U.S.

Corporate Information

Pyxis Tankers Inc. is a holding company incorporated under the laws of the Republic of the Marshall Islands on March 23, 2015. Pyxis owns the vessels in its fleet through separate wholly-owned subsidiaries that were incorporated in the Republic of the Marshall Islands. Pyxis maintains its principal executive offices at the offices of Maritime located at K. Karamanli 59, Maroussi 15125, Athens, Greece. Pyxis’ telephone number at that address is +30 210 638 0200. Pyxis will maintain its website at www.pyxistankers.com. Information that will be available on or accessed through Pyxis’ website does not constitute part of, and is not incorporated by reference into, this proxy statement/prospectus.

Implications of Being an Emerging Growth Company

As a company with less than US$1.0 billion in revenues for the last fiscal year, Pyxis qualifies as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Furthermore, Pyxis is not required to present selected financial information or any management’s discussion herein for any period prior to the earliest audited period presented in connection with this prospectus.

Pyxis will remain an emerging growth company until the earliest of (a) the last day of its fiscal year during which Pyxis has total annual gross revenues of at least $1.0 billion; (b) the last day of its fiscal year following the fifth anniversary of the completion of the Merger; (c) the date on which Pyxis has, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which Pyxis is deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of Pyxis’ common stock that are held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter. Once Pyxis ceases to be an emerging growth company, Pyxis will not be entitled to the exemptions provided in the JOBS Act discussed above.

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PYXIS Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section is a discussion of Pyxis’ financial condition as of December 31, 2013 and 2014, the results of operations for the years ended December 31, 2013 and 2014 and for the three and six months ended June 30, 2014 and 2015. You should read the following discussion and analysis together with Pyxis’ financial statements and related notes included elsewhere in this proxy statement. This discussion includes forward-looking statements which, although based on assumptions that Pyxis considers reasonable, are subject to risks and uncertainties which could cause actual events or conditions to differ materially from those currently anticipated and expressed or implied by such forward-looking statements. For a discussion of some of those risks and uncertainties, please read “Forward-Looking Statements” and “Risk Related to Pyxis’ Business and Operations.”

With the delivery into service of the newbuild tanker, Pyxis Epsilon, in January 2015, the Pyxis fleet consisted of six vessels in operation at June 30, 2015. Pyxis expects that its historical figures will not necessarily be indicative of its future results because:

•	not all of the vessels in its fleet were operating during all periods reflected in its historical results, with one of the vessels in its fleet under construction until January 2015 and one vessel (the Pyxis Theta) delivered in September 2013;
•	the number of operating days of its fleet increased in 2014 by 235 days and in the six months ended June 30, 2015 by 131days as the fleet expanded, compared to 2013 and the six month period ended June 30, 2014, respectively;
•	its expenses while its vessels were under construction were materially different as compared to its expenses while its vessels are in operation; and
•	following the consummation of the Merger, Pyxis expects to incur additional general and administrative expenses, such as the fixed yearly fee payable to Maritime for the services of Pyxis’ executive officers and the general costs associated with being a public company.

Important Financial Terms

Revenues

Pyxis generates revenues by chartering its vessels for the transportation of petroleum products and other liquid bulk items, such as organic chemicals and vegetable oils. Revenues are driven primarily by the number of vessels in the Pyxis fleet, the number of voyage days employed and the amount of daily charterhire earned under vessels’ charters. These factors, in turn, can be affected by a number of decisions by Pyxis including the amount of time spent positioning a vessel for charter, drydockings, repairs, maintenance and upgrading, as well as the age, condition and specifications of its ships and the supply and demand factors in the product tanker market. At June 30, 2015, Pyxis employed five of the vessels in its fleet on time charters and one vessel on the spot market. As of June 30, 2015, the average remaining term of its time charters was approximately nine months. The average remaining term of its time charters does not take into account that, after the expiration of the initial period of the charter, the charterers of the Pyxis Epsilon and the Northsea Alpha have the option to extend their respective charters for a period of up to one year, and the charterer of the Pyxis Theta has the option to extend its charter for a period of up to two years. Revenues are recognized as they are earned ratably during the duration of the period of each time or spot charter. Vessels operating on time charters provide more predictable cash flows but can yield lower profit margins than vessels operating in the spot market during periods characterized by favorable market conditions. The vessel owner generally pays commissions on both types of charters on the gross charter rate.

Time Charters. A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, including port and canal charges and the cost of bunkers (fuel oil), but the vessel owner pays vessel operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel, the costs of spares and consumable stores and tonnage taxes. Time charter rates are usually set at fixed rates during the term of the charter. Prevailing time charter rates fluctuate on a seasonal and on a year-to-year basis and, as a result, when employment is being sought for a vessel with an expiring or terminated time charter, the prevailing time charter rates achievable in the time charter market may be substantially higher or lower than the expiring or terminated time charter rate. Fluctuation in time charter rates are influenced by changes in spot charter rates, which are in turn influenced by a number of factors including vessel supply and demand. The main factors that could increase total vessel operating expenses are crew salaries, insurance premiums, spare parts orders, repairs that are not covered under insurance policies and lubricants’ prices.

Spot Charters. Generally a spot charter refers to a contract to carry a specific cargo for a single voyage, which generally lasts from several days to three months. Spot charters typically involve the carriage of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms, and the vessel owner is paid on a per-ton basis. Under a spot charter, the vessel owner is responsible for the payment of all expenses including its capital costs, voyage expenses, such as port, canal and bunker costs, as well as vessel operating expenses. Fluctuations in spot charter rates are caused by imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes.

Voyage Expenses

Pyxis incurs voyage expenses for its vessels operating under spot charters, which mainly include brokerage commissions, port and canal charges and fuel (bunker) expenses. Port and canal charges and bunker expenses primarily increase in periods during which vessels are employed on spot charters because these expenses are for the account of the vessel owner. All voyage expenses are expensed as incurred. The amount of brokerage commissions payable, if any, depends on a number of factors, including, among other things, the number of shipbrokers involved in arranging the charter and the amount of commissions charged by brokers related to the charterer. Commissions are deferred and amortized over the related voyage period as revenues are earned.

Vessel Operating Expenses

Pyxis incurs vessel operating expenses for its vessels operating under time and spot charters. Vessel operating expenses primarily consist of crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses necessary for the operation of the vessel. All vessel operating expenses are expensed as incurred.

General and Administrative Expenses

After the completion of the Merger, Pyxis will be a public company and it expects to incur additional general and administrative expenses going forward as a public company. Pyxis expects that the primary components of general and administrative expenses will consist of the fixed yearly fee payable to Maritime for the administrative services under its Head Management Agreement with Pyxis, which includes the services of its senior executive officers, and the expenses associated with being a public company. Such expenses related to being a public company include the preparation of public reporting documents, legal and accounting costs, including hiring additional legal and accounting professionals and staff, and costs related to compliance with the rules, regulations and requirements of the SEC, including Sarbanes-Oxley, and the rules of NASDAQ.

Management Fees

Pyxis pays management fees to Maritime, its ship manager, and International Tanker Management Limited, or ITM, its technical manager, for the commercial and technical management services respectively, for Pyxis’ vessels. These services include obtaining employment for its vessels and managing its relationships with charterers; strategic management services; technical management services, which include managing day-to-day vessel operations, ensuring regulatory and classification society compliance, arranging its hire of qualified officers and crew, arranging and supervising drydocking and repairs and arranging insurance for vessels; and providing shoreside personnel who carry out the management functions described above. Pyxis also pays management fees to North Sea Tankers BV, or NST, for their chartering services for the Northsea Alpha and the Northsea Beta. As part of their ship management services, Maritime provides Pyxis with supervision services for new construction of vessels; these costs are capitalized as part of the total delivered cost of the vessel.

Depreciation

Pyxis depreciates the cost of its vessels after deducting the estimated residual value, on a straight-line basis over the expected useful life of each vessel, which is estimated 25 years from the date of initial delivery from the shipyard. Pyxis estimated the residual values of its vessels to be $250 per lightweight ton in 2013, and increased the estimated residual value to $300 per lightweight ton effective January 1, 2014. Pyxis expects its depreciation charges to increase due to the expansion of its fleet.

Interest and Finance Costs

Pyxis has historically incurred interest expense and financing costs in connection with the debt incurred to partially finance the acquisition of its existing fleet. The interest rate is generally linked to the three month LIBOR rate. In the future, Pyxis may consider the use of financial hedging products to limit its interest rate exposure.

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In evaluating its financial condition, Pyxis focuses on the above measures as well as fleet utilization and time charter equivalent rates to assess its operating performance. It also monitors its cash position and outstanding debt to assess short-term liquidity and its ability to finance further fleet expansion. Discussions about possible acquisitions or sales of existing vessels are based on Pyxis’ financial and operational criteria which depend on the state of the charter market, availability of vessel investments, employment opportunities, anticipated dry-docking costs and general economic prospects.

Important Factors to Consider When Evaluating Pyxis’ Results of Operations

Pyxis believes that the important factors to consider in analyzing future trends in its results of operations include the following:

•	charter rates and periods of charter hire and any revenues it would receive in the future from any pools in which its vessels may operate;
•	vessel operating expenses and voyage costs, including commissions;
•	depreciation and amortization expenses, which are a function of the cost of its vessels, significant vessel improvement costs, its vessels’ estimated useful lives and estimated residual values;
•	financing costs related to its indebtedness, including hedging of interest rate risk;
•	costs of being a public reporting company, including general and administrative expenses, compliance, accounting and legal costs and regulatory expenses; and
•	fluctuations in foreign exchange rates.

Revenues from time charters, and to the extent Pyxis enters into any in the future, bareboat charters, are stable over the duration of the charter, provided there are no unexpected or periodic off-hire periods and no performance claims from the charterer or charterer defaults. Revenues from spot charters fluctuate, depending on the hire rate in effect at the time of the charter.

As of June 30, 2015, Pyxis had six vessels in operation, five of which were employed on time charters and one of which was employed on spot charter. Vessels owned for a full year typically operate for 360 days per year, which is Pyxis’ historical average, excluding any time for drydockings. The five days of non-operation per year are to provide for time spent off-hire. If a vessel undergoes a scheduled intermediate or special survey, the estimated number of off-hire days are five and 20 days, respectively.

The break-out of revenue by spot and time charters for the recent reported periods is reflected below (in thousands of U.S. dollars):

	Year ended December 31, 2013		Year ended December 31, 2014		Three months ended June 30, 2014		Three months ended June 30, 2015		Six months ended June 30, 2014		Six months ended June 30, 2015

	Spot	Time	Spot	Time	Spot	Time	Spot	Time	Spot	Time	Spot	Time
Voyage Revenue	$5,598	$16,382	$15,881	$11,879	$3,925	$3,232	$769	$6,399	$8,370	$6,317	$5,320	$11,241

The following table reflects Pyxis’ ownership days, available days and operating days, fleet utilization, daily time charter equivalent, or TCE, average number of vessels and number of vessels at period end, in each case, for the years ended December 31, 2013 and 2014 and for the three and the six month periods ended June 30, 2014 and 2015:

	Year ended December 31,		Three months ended June 30,		Six months ended June 30,
	2013	2014	2014	2015	2014	2015
Ownership days (1)	1,566	1,825	455	546	905	1,073
Available days (2)	1,566	1,758	437	516	887	1,043
Operating days (3)	1,523	1,758	437	484	880	1,011
Utilization % (4)	97.2%	100.0%	100.0%	93.8%	99.2%	96.9%
Daily time charter equivalent (5)	$11,926	$10,085	$9,963	$13,508	$10,314	$13,779
Average number of vessels (6)	4.3	5.0	5.0	6.0	5.0	6.0
Number of vessels at period end	5.0	5.0	5.0	6.0	5.0	6.0
Weighted average age of the fleet (7)	4.0	5.0	4.5	4.3	4.5	4.3

(1)

Ownership days are the total number of days in a period during which each of the vessels in our fleet was owned by Pyxis. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues generated and the amount of expenses incurred during the respective period.

(2)

Available days are the number of ownership days in a period, less the aggregate number of days that our vessels were off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and intermediate dry-dockings and the aggregate number of days that we spent positioning our vessels during the respective period for such repairs, upgrades and surveys. The shipping industry uses available days to measure the aggregate number of days in a period during which vessels should be capable of generating revenues.

(3)

Operating days are the number of available days in a period, less the aggregate number of days that our vessels were off-hire or out of service due to any reason, including technical breakdowns and unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(4)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during the same period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys and intermediate dry-dockings or vessel positioning.

(5)

Daily time charter equivalent (“TCE”) is a standard shipping industry performance measure of the average daily revenue performance of a vessel on a per voyage basis. TCE is not calculated in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Pyxis utilizes TCE because it believes it is a meaningful measure to compare period-to-period changes in its performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which its vessels may be employed between the periods. Pyxis’ management also utilizes TCE to assist them in making decisions regarding employment of the vessels. Pyxis believes that its method of calculating TCE is consistent with industry standards and is determined by dividing voyage revenues after deducting voyage expenses, including commissions by operating days for the relevant period. Voyage expenses primarily consist of brokerage commissions, port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charter under a time charter contract.

(6)

Average number of vessels is the number of vessels that constituted Pyxis’ fleet for the relevant period, as measured by the sum of the number of days each vessel was part of its fleet during such period divided by the number of calendar days in the period.

(7)	Weighted average age of the fleet, is the sum of the ages of Pyxis’ vessels, weighted by the dead weight tonnage (“dwt”) of each vessel on the total fleet dwt.

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The following table reflects the calculation of Pyxis’ daily TCE rates for the years ended December 31, 2013 and 2014 and for the three and six months ended June 30, 2014 and 2015:

	Year ended December 31,		Three months ended June 30,		Six months ended June 30,
	(Thousands of U.S. dollars, except total operating days and daily TCE rates)
	2013	2014	2014	2015	2014	2015
Voyage revenues	$21,980	$27,760	$7,157	$7,168	$14,687	$16,561
Voyage expenses	$3,817	$10,030	$2,803	$630	$5,611	$2,630
Time charter equivalent revenue	$18,163	$17,730	$4,354	$6,538	$9,076	$13,931

Total operating days	1,523	1,758	437	484	880	1,011

Daily time charter equivalent rate	$11,926	$10,085	$9,963	$13,508	$10,314	$13,779

The decline in the TCE rate in 2014 reflects the lower charter rate of the Pyxis Malou since it operated in the spot market for virtually all of 2014. The improvements in the TCE rate during the three and six months ended June 30, 2015 over the same periods in 2014 reflect the inclusion of the Pyxis Epsilon, as well as the improvements in charter rates for the Pyxis Malou, which were offset to some extent by lower voyage revenues of the Northsea Alpha and the Northsea Beta.

Indebtedness

Pyxis’ vessel owning subsidiaries, as borrowers, entered into separate loan agreements (other than SECONDONE CORP., or Secondone, and THIRDONE CORP., or Thirdone, which borrowed under one loan agreement, and SIXTHONE CORP or Sixthone. and SEVENTHONE CORP. or Seventhone, which also borrowed under one loan agreement) to purchase each of the vessels in its fleet. As of June 30, 2015, Pyxis’ vessel owning subsidiaries have outstanding loans under the following loan agreements:

•	Secondone (which owns the Northsea Alpha) and Thirdone (which owns the Northsea Beta) entered as joint and several borrowers into a loan agreement on September 26, 2007, which was amended on May 28, 2010, and supplemented in December 2010, with Commerzbank AG (formerly Deutsche Schiffsbank Aktiengesellschaft) related to a term loan facility of up to $24.6 million, of which they borrowed $15.6 million. The term loan facility bears interest at LIBOR plus a margin of 1.5% per annum, and matures in May 2020. This loan is repayable in semi-annual installments and a balloon payment. The security for this loan is first preferred mortgage over the Northsea Alpha for Secondone, and the Northsea Beta for Thirdone. In accordance with the terms of the bank’s consent to the transactions contemplated by the Merger, Pyxis intends prior to the consummation of the Merger to guarantee this loan pursuant to a new guarantee agreement and to increase the loan margin to 1.75% per annum effective as of Pyxis becoming a publicly listed entity.
•	FOURTHONE CORP., or Fourthone (which owns the Pyxis Malou), entered into a loan agreement on December 12, 2008, with Commerzbank AG (formerly Deutsche Schiffsbank Aktiengesellschaft) for a term loan facility of up to $41.6 million, which was drawdown in February 2009. The loan bears interest at LIBOR plus a margin of 1.2% per annum, and matures in February 2026. This loan is repayable in semi-annual installments until maturity. At December 31, 2014 the Fourthone loan was not in compliance with its minimum security covenant of 125% of its then outstanding loan balance. On March 23, 2015, Fourthone received a letter from the lending bank according to which the bank consents to the acquisition of 100% ownership interest in Secondone, Thirdone and Fourthone by Pyxis. In return for the bank granting consent to the transactions to be contemplated by the Merger and in order to remedy the breach of the minimum security covenant under this loan, Pyxis plans prior to the consummation of the Merger to guarantee this loan pursuant to a new guarantee agreement and add the Northsea Alpha and the Northsea Beta as additional collateral for this loan by, among other things, having Secondone, Thirdone and Fourthone enter into cross-guarantees on their respective loans. In addition, Pyxis intends to increase the margin on the loan to 1.75% per annum and to reduce its maturity to May 2020 effective as of the date that Pyxis will become a publicly listed entity.
•	SIXTHONE CORP., or Sixthone (which owns the Pyxis Delta), and SEVENTHONE CORP., or Seventhone (which owns the Pyxis Theta), jointly and severally entered into a loan agreement with HSH Nordbank AG, dated October 12, 2012, amended and supplemented on February 13, 2013, for a term loan facility of up to $37.3 million. The total drawn down under the loan agreement was $34.8 million in two tranches. The tranche relating to Sixthone matures in May 2017 and the tranche relating to Seventhone matures in September 2018. Under this loan, both the Pyxis Theta and the Pyxis Delta have been mortgaged. Pyxis intends to enter into a new guarantee agreement for this loan prior to the consummation of the Merger.
•	EIGHTHONE CORP., or Eighthone (which owns the Pyxis Epsilon, a vessel delivered from the shipyard on January 14, 2015), entered into a loan agreement with DVB Bank SE on January 12, 2015, for a term loan facility of up to $21.0 million and on the same date drew down the respective amount. The loan bears interest at LIBOR plus a margin of 2.9% per annum, and matures in January 2022. The loan is repayable in quarterly installments and a balloon payment. Pyxis intends to enter into a new guarantee agreement for this loan and to pledge the shares it will acquire of Eighthone to the bank prior to the consummation of the Merger.

Each of the loan agreements referenced above is secured by a first priority mortgage over the respective vessel and a first priority assignment of the vessel(s)’s insurances and earnings.

In addition, certain of the Pyxis’ loan agreements and guarantees require it to maintain specified financial ratios and satisfy financial covenants. These financial ratios and covenants include requirements that:

•	Pyxis or the applicable vessel owning subsidiary that is the borrower under the loan must maintain pledged deposits equal to a percentage of the outstanding loan;
•	the vessel owning subsidiary that is the borrower under the loan must maintain a retention account with monthly deposits equal to one-third of the next quarterly capital installment together with the appropriate percentage of interest next due;
•	the aggregate fair market value of Pyxis’ vessels plus any additional collateral shall, depending on the loan agreement, be no less than 125% to 133% of the debt outstanding (value maintenance covenant); and
•	Pyxis maintains, depending on the loan agreement, a total liabilities to total asset ratio (as adjusted for market values) of no greater than 75%.

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Combined Unaudited Statements of Comprehensive Income/(Loss) for the Three Months Ended June 30, 2014 Compared to the Three Months Ended June 30, 2015

	2014	2015	Change	%
	(Millions of U.S. dollars)
Voyage revenues	$7.16	$7.17	$0.01	0.1%

Expenses:
Voyage related costs and commissions	(2.80)	(0.63)	(2.17)	(77.5%)
Vessel operating expenses	(2.77)	(3.27)	0.50	18.1%
General and administrative expenses	(0.03)	(0.04)	0.01	33.3%
Management fees, related parties	(0.15)	(0.15)	0.00	0.0%
Management fees, other	(0.23)	(0.26)	0.03	13.0%
Amortization of special survey costs	(0.08)	(0.03)	(0.05)	(62.5%)
Depreciation	(1.36)	(1.44)	0.08	5.9%
Operating income/(loss)	(0.26)	1.35	1.61	619.2%

Other expenses:
Interest and finance costs	(0.44)	(0.63)	0.19	43.2%

Total other expenses	(0.44)	(0.63)	0.19	43.2%

Net income /(loss)	$(0.70)	$0.72	$1.42	202.9%

Other comprehensive income
Total comprehensive income/(loss)	$(0.70)	$0.72	$1.42	202.9%

Voyage revenues: Voyage revenues of $7.17 million for the three months ended June 30, 2015 were essentially flat with the comparable period in 2014. However, the mix of voyage revenues changed significantly as time charters revenue increased to $6.4 million in the three months ended June 30, 2015 from $3.23 million in 2014. Spot charters revenue declined to $0.77 million in the 2015 period from $3.93 million in the three months ended June 30, 2014.

Voyage related costs and commissions: Voyage related costs and commissions in the three months ended June 30, 2015 were $0.63 million, representing a decrease of $2.17 million or 77.5% over the comparable period in 2014. This decrease was a result of fewer vessels being employed under spot charters within Pyxis’ fleet in 2015.

Vessel operating expenses: Vessel operating expenses of $3.27 million in the three months ended June 30, 2015 increased $0.50 million or 18.1% over the comparable period in 2014. This increase was primarily due to the addition of the Pyxis Epsilon delivered in January 2015.

General and administrative expenses: General and administrative expenses of $0.04 million in the three months ended June 30, 2015, represented a de minimis increase of $0.01 million over the comparable period in 2014.

Management fees: Management fees to others of $0.26 million in the three months ended June 30, 2015, increased by $0.03 million or 13.0% from $0.23 million in the comparable period of 2014 due to the addition and operation of the Pyxis Epsilon.

Amortization of special survey costs: Amortization of special survey costs of $0.03 million in the three months ended June 30, 2015 decreased by $0.05 million or 62.5% from $0.08 million in the comparable period of 2014, due to the write-off of the deferred special survey costs of the Pyxis Malou in December 2014, representing part of the vessel’s impairment loss recognized in the year, based on Pyxis’ year-end analysis, available market data and standard accounting procedures.

Depreciation: Depreciation of $1.44 million increased by $0.08 million or 5.9% from $1.36 million in the three months ended June 30, 2014. The increase was primarily due to the addition of the Pyxis Epsilon to the Pyxis fleet, partially offset by the write-down of the carrying value of vessel’s cost for the Pyxis Malou in December 2014, representing part of the vessel’s impairment loss recognized in the year, based on Pyxis’ year-end analysis, available market data and standard accounting procedures.

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Combined Unaudited Statements of Comprehensive Income / (Loss) for the Six Months Ended June 30, 2014 Compared to the Six Months Ended June 30, 2015

	2014	2015	Change	%
	(Millions of U.S. dollars)
Voyage revenues	$14.69	$16.56	$1.87	12.7%

Expenses:
Voyage related costs and commissions	(5.61)	(2.63)	(2.98)	(53.1%)
Vessel operating expenses	(5.78)	(6.79)	1.01	17.5%
General and administrative expenses	(0.04)	(0.14)	0.10	250.0%
Management fees, related parties	(0.30)	(0.27)	(0.03)	(10.0%)
Management fees, other	(0.46)	(0.53)	0.07	15.2%
Amortization of special survey costs	(0.12)	(0.05)	(0.07)	(58.3%)
Depreciation	(2.70)	(2.86)	0.16	5.9%
Operating income/(loss)	(0.32)	3.29	3.61	1,128.1%

Other expenses:
Interest and finance costs	(0.89)	(1.23)	0.34	38.2%

Total other expenses	(0.89)	(1.23)	0.34	38.2%

Net income /(loss)	$(1.21)	$2.06	$3.27	270.2%

Other comprehensive income	—	—	—	—
Total comprehensive income/(loss)	$(1.21)	$2.06	$3.27	270.2%

Voyage revenues: Voyage revenues of $16.56 million for the six months ended June 30, 2015 represented an increase of $1.87 million or 12.7% over the comparable period in 2014. The increase reflects higher charter rates, as well as the 168 operating days contributed by the Pyxis Epsilon after delivery from the shipyard in January 2015.

Voyage related costs and commissions: Voyage related costs and commissions in the six months ended June 30, 2015 were $2.63 million, representing a decrease of $2.98 million or 53.1% over the comparable period in 2014. This decrease was a result of more vessels being employed under time charters within Pyxis’ fleet in 2015.

Vessel operating expenses: Vessel operating expenses of $6.79 million in the six months ended June 30, 2015 increased $1.01 million or 17.5% over the comparable period in 2014. This increase was primarily due to the addition of the Pyxis Epsilon delivered in January 2015.

General and administrative expenses: General and administrative expenses of $0.14 million in the six months ended June 30, 2015, represented an increase of $0.10 million over the comparable period in 2014, mainly due to fees for the bank consent of the Merger as discussed in the Indebtedness section above.

Management fees: Management fees to related parties of $0.27 million decreased by $0.03 million in the six months ended June 30, 2015 over the comparable period in 2014, as a result of the delivery of the Pyxis Epsilon in January 2015 and the termination of the predelivery management fees charged by Maritime during the vessel’s construction.  Management fees to others of $0.53 million in the six months ended June 30, 2015, increased by $0.07 million or 15.2% from $0.46 million in the comparable period of 2014 due to fees charged following the addition of the Pyxis Epsilon.

Amortization of special survey costs: Amortization of special survey costs of $0.05 million in the six months ended June 30, 2015 declined by $0.07 million or 58.3% from $0.12 million in the comparable period of 2014, due to the write-off of the deferred special survey costs of the Pyxis Malou in December 2014, representing part of the vessel’s impairment loss recognized in the year, based on Pyxis’ year-end analysis, available market data and standard accounting procedures.

Depreciation: Depreciation of $2.86 million in the six months ended June 30, 2015 increased by $0.16 million or 5.9% from $2.70 million in the six months ended June 30, 2014. The increase was primarily due to the addition of the Pyxis Epsilon to the Pyxis fleet, partially offset by the write-down of the carrying value of vessel’s cost for the Pyxis Malou in December 2014, representing part of the vessel’s impairment loss recognized in the year, based on Pyxis’ year-end analysis, available market data and standard accounting procedures.

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Combined Statements of Comprehensive Income / (Loss) for the Fiscal Year Ended December 31, 2013 Compared to the Fiscal Year Ended December 31, 2014

	2013	2014	Change	%
	(Millions of U.S. dollars)
Voyage revenues	$22.0	$27.8	$5.8	26.4%

Expenses:
Voyage related costs and commissions	(3.8)	(10.0)	6.2	163.2%
Vessel operating expenses	(10.2)	(11.1)	0.9	8.8%
General and administrative expenses	(0.2)	(0.1)	(0.1)	(50.0%)
Management fees, related parties	(0.5)	(0.6)	0.1	20.0%
Management fees, other	(0.8)	(0.9)	0.1	12.5%
Amortization of special survey costs	(0.2)	(0.2)	—	0.0%
Depreciation	(4.5)	(5.5)	1.0	22.2%
Vessel impairment charge	—	(16.9)	16.9	—
Other income	0.2	—	(0.2)	(100.0%)
Operating income/(loss)	2.0	(17.5)	(19.5)	(975.0%)

Other income/(expenses):
Interest and finance costs	(0.4)	(1.7)	1.3	325.0%

Total other expenses	(0.4)	(1.7)	1.3	325.0%

Net income /(loss)	$1.6	$(19.2)	$(20.8)	(1,300.0%)

Other comprehensive income	—	—	—	—
Total comprehensive income/(loss)	$1.6	$(19.2)	$(20.8)	(1,300.0%)

Voyage revenues: Voyage revenues of $27.8 million for the 12 months ended December 31, 2014 represented an increase of $5.8 million or 26.4% from $22.0 million over the comparable period in 2013. The increase reflected the full year time charter revenue contribution of the Pyxis Theta in 2014, which only operated approximately 100 days from delivery in 2013, as well as a higher spot charter revenue primarily for the Pyxis Malou.

Voyage related costs and commissions: Voyage related costs and commissions in 2014 were $10.0 million, represented an increase of $6.2 million or 163.2% from $3.8 million in 2013. This increase was substantially a result of a greater portion of the Pyxis fleet operating under spot charters.

Vessel operating expenses: Vessel operating expenses of $11.1 million in 2014 increased by $0.9 million or 8.8% from $10.2 million in the prior fiscal year. This increase was a result of the full year’s operation of the Pyxis Theta.

General and administrative expenses: General and administrative expenses of $0.1 million in 2014 were slightly decreased from $0.2 million in 2013. Certain general and administrative expenses associated with the 2013 delivery of the Pyxis Theta were not incurred in 2014 as no fleet additions occurred.

Management fees: Management fees to related parties of $0.6 million in 2014 increased by $0.1 million or 20.0% from $0.5 million in 2013. The increase was a result of the full year’s operation of the Pyxis Theta and predelivery management fees charged by Maritime for the new vessel under construction, Pyxis Epsilon. Management fees to others of $0.9 million in 2014 increased $0.1 million or 12.5% from $0.8 million in 2013 due to technical management fees paid to ITM for a full year’s operation of the Pyxis Theta.

Amortization of special survey costs: Amortization of special survey costs of $0.2 million in 2014 increased less than $0.1million over the same period in 2013, mainly related to the amortization of the special survey cost (net of impairment charge of $0.4 million) associated with the dry-docking of the Pyxis Malou of $0.07 million which was performed in 2014.

Depreciation: Depreciation of $5.5 million in 2014 increased by $1.0 million or 22.2% from $4.5 million in 2013. This increase reflected a full year’s operation of the Pyxis Theta in 2014, partially offset by $0.1 million lower depreciation, due to change in vessels’ scrap value, as a result of the reassessment of the estimated scrap rate from $250 per light weight ton (“lwt”) in 2013 to $300/lwt in 2014. The increase in scrap value results in a decrease in the remaining annual depreciation per vessel, exclusive of future capital improvements.

Vessel impairment charge: Vessel impairment charge of $16.9 million was incurred in 2014 due to a write-down in the carrying value for the Pyxis Malou based on Pyxis’ year-end analysis, available market data and standard accounting procedures. No impairment charge occurred in 2013. See below “Critical Accounting Policies–Vessel Impairment.”

Other income: Other income of nil in 2014 reflected a decline of $0.2 million over the prior year. The $0.2 million in 2013 was a result of a receipt of a remaining payment under a vessel warranty claim.

Interest and finance costs: Interest and finance costs for 2014 amounted to $1.7 million compared to $0.4 million for 2013, an increase of $1.3 million. Interest and finance costs for 2013 are net of a discount realized in 2013 by Pyxis for the prepayment of the then outstanding bank loan of the Pyxis Delta. Excluding this discount, the increase of interest and finance costs for 2014 compared to 2013 was $0.2 million, which was due to a full year’s interest expense for the Pyxis Theta.

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Liquidity and Capital Resources

Overview

Pyxis’ principal sources of liquidity are cash flows from operations, the incurrence of bank debt, and in the future, from the selective sale of vessels and the proceeds of issuances of equity and debt securities. Pyxis expects that its future liquidity requirements will relate primarily to:

•	payments of interest and other debt-related expenses and the repayment of principal on its bank debt;
•	vessel acquisitions;
•	its operating expenses, including drydocking and special survey costs; and
•	maintenance of cash reserves to provide for contingencies.

Pyxis expects to rely upon operating cash flows, long-term borrowings, the proceeds from future equity and debt offerings to fund its liquidity and capital needs and implement its growth plan. Pyxis believes that its operating cash flows from the employment of its vessels on charters and on the spot market will be sufficient to fund its present and projected cash requirements though the next 12 month period ending June 30, 2016. To the extent Pyxis acquires additional vessels other than the Miss Lucy and/or the Pyxis Loucas, which will be acquired in exchange for additional issuance of common shares in accordance with the Merger Agreement, Pyxis may need to rely on new bank debt, proceeds from future securities offerings and/or cash flows from operations to meet its liquidity needs.

Pyxis’ business is capital intensive and its future success will depend on its ability to maintain a high quality fleet through the acquisition of modern tanker vessels and the selective sale of older tanker vessels. These acquisitions and dispositions will be principally subject to management’s expectation of future market conditions as well as its ability to acquire and dispose of tanker vessels on favorable terms.

Pyxis does not intend to pay quarterly dividends to the holders of its shares in the near future and expects to retain its cash flows primarily for debt repayment, reinvestment in its business (such as to fund vessel or fleet acquisitions), payment of vessel operating costs, including drydocking, and for general corporate and administrative expenses, in each case, as determined by Pyxis’ board of directors.

Combined Condensed Cash Flows information:

(Amounts in millions of U.S. dollars)	Six months ended June 30, 2014	Six months ended June 30, 2015
Net cash provided by operating activities:	$2.1	$3.4
Net cash used in investing activities:	$(3.7)	$(18.8)
Net cash provided by / (used in) financing activities	$(0.1)	$15.5

Cash Flow Analysis

Net cash provided by operating activities: Net cash provided by operating activities was $3.4 million for the six months ended June 30, 2015 compared to $2.1 million in the same period of 2014. This increase in net cash provided by operating activities was mainly a result of an increase in vessel earnings following the delivery of the Pyxis Epsilon. Net cash provided by operating activities was $5.4 million for 2014 compared to $6.0 million in 2013. The change in net cash provided by operating activities was primarily due to lower operating earnings in 2014. During 2014, the Pyxis Malou had a special survey at a cost of $0.5 million. Pyxis did not have any drydockings in 2013.

Net cash used in investing activities: Net cash used in investing activities was $18.8 million for the six months ended June 30, 2015 compared to $3.7 million for the same period in 2014. This increase was due to final payment to the shipyard for the delivery of the Pyxis Epsilon in January 2015. Net cash used in investing activities was $7.2 million in 2014 compared to $29.4 million in 2013. The change in net cash used in investing activities reflected the delivery of the Pyxis Theta in 2013 and advances for the construction of the new build vessel, the Pyxis Epsilon, in 2014.

Net cash provided by / (used in) financing activities: Net cash provided by financing activities was $15.5 million for the six months ended June 30, 2015, due to a net increase of bank debt to complete the funding of the delivery of the Pyxis Epsilon. Net cash used in financing activities for the six months ended June 30, 2014 was $0.14 million, mainly comprising scheduled principal amortization of bank debt of $3.35 million, partially offset by stockholder’s contributions of $3.2 million. Net cash provided by financing activities was $0.2 million in 2014 compared to $24.9 million in 2013. The change in net cash provided by financing activities reflects additional debt and equity investments for the Pyxis Theta and the new build Pyxis Epsilon which was under construction in 2014, offset by scheduled principal amortization payments under Pyxis’ bank loans.

Contractual Obligations

The following table sets forth Pyxis’ contractual obligations and their maturity dates as of December 31, 2014.

As of December 31, 2014	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Thousands of U.S. dollars)
Loan Principal (1)	$66,957	$5,663	$18,413	$22,095	$20,786

Loan Interest (2)	$6,219	$1,651	$2,694	$1,164	$710

Shipyard Payments (3)	$19,320	$19,320	—	—	—

Total	$92,496	$26,634	$21,107	$23,259	$21,496

(1) Secondone and Thirdone together, Sixthone and Seventhone together, and Fourthone and Eighthone each independently, entered into loan agreements with banks for which the vessels they own are mortgaged as collateral. Please read “–Liquidity and Capital Resources–Indebtedness” for more information.

(2) Assuming scheduled loan principal amortization as described above based on an average LIBOR rate of 0.295% plus a weighted average margin per annum over LIBOR for the four periods ending December 31, of approximately 2.25%, 2.20%, 1.68% and 1.22%, respectively and of 1.95% for the entire duration of the existing loan agreements.

(3) The final payment due to the shipyard for the delivery of the Pyxis Epsilon was made on January 12, 2015. Pyxis borrowed $21.0 million to partially fund the construction of this vessel. The interest rate on the loan is LIBOR plus a margin of 2.9% per annum. The loan principal payments for the respective periods are: $1,200 thousand, $2,900 thousand, $2,400 thousand and $14,500 thousand, thus, $21,000 thousand in total.

Pyxis in January 2015 made shipyard payments for the delivery of the Pyxis Epsilon and during the six months ended June 30, 2015 made all the scheduled loan principal and interest payments. There were no material changes in the contractual obligations during the six months ended June 30, 2015.

Off-Balance Sheet Arrangements

Pyxis does not have any off-balance sheet arrangements as of the date of this proxy statement/prospectus.

Critical Accounting Policies

The discussion and analysis of Pyxis’ financial condition and results of operations is based upon its combined predecessor financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires it to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosure at the date of its financial statements. Actual results may differ from these estimates under different assumptions and conditions. Critical accounting policies are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. Pyxis has described below what it believes are its most critical accounting policies, because they generally involve a comparatively higher degree of judgment in their application. For a description of all of Pyxis’ significant accounting policies, see Note 2 to its audited predecessor combined financial statements included elsewhere in this prospectus/prospectus.

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Vessel Impairment

The carrying values of Pyxis’ vessels may not represent their fair market value at any point in time since the market prices of secondhand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. Historically, both charter rates and vessel values tend to be cyclical. Pyxis records impairment losses only when events occur that cause it to believe that future cash flows for any individual vessel (which is considered a cash generating unit) will be less than its carrying value. The carrying amounts of vessels held and used by Pyxis are reviewed accordingly for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular vessel may not be fully recoverable. In these instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the vessel and its eventual disposition is less than the vessel’s carrying amount. This assessment is made at the individual vessel level as separately identifiable cash flow information for each vessel is available. Measurement of the impairment loss is based on the fair value of the asset. Pyxis determines the fair value of its assets based on management estimates and assumptions and by making use of available market data and taking into consideration third party valuations. As of December 31, 2014, the Pyxis fleet had an estimated market value of $103.5 million which approximated the carrying value of $103.8 million. The market value of each vessel approximated its net book value as of that date. As of March 31, 2015, the estimated market value of the Pyxis fleet was $146.5 million, which included the Pyxis Epsilon, and exceeded the carrying value of $134.9 million. As of March 31, 2015, the market value of each vessel exceeded its net book value. Due to a trend in higher tanker values and charter rates, management believes that the market value of its fleet and each vessel exceeded the carrying values as of June 30, 2015. In this respect, Pyxis performed an impairment analysis to estimate the future undiscounted cash flows for each vessel. The analysis resulted in higher undiscounted cash flows than each vessel’s carrying value as of June 30, 2015 and accordingly, no adjustment to the vessels’ carrying values was required.

Pyxis determines future undiscounted net operating cash flows for each vessel and compares it to the vessel’s carrying value. The future undiscounted net operating cash flows are determined by considering the:

•	estimated vessel utilization of 98.6%;
•	estimated vessel scrap value at $300 per lightweight ton;
•	charter revenues from existing time charters for the fixed fleet days, and an estimated daily time charter equivalent using seven years historical time charter rates average for similar vessels for the unfixed days over the remaining estimated useful life of the vessel, net of Pyxis’ historical data on vessel operating expenses and adjusted for 2.5% annual inflation; and
•	estimated cost of scheduled intermediate and special survey drydockings.

When the estimate of future undiscounted net operating cash flows for any vessel is lower than the vessel’s carrying value, Pyxis compares the carrying value to the vessel’s fair value. If the fair market value is lower than the vessel’s carrying value, the carrying value is written down to the vessel’s fair market value, by recording a charge to operations.

Although Pyxis believes that the assumptions used to evaluate potential impairment are reasonable and appropriate, these assumptions are highly subjective. For example, Pyxis determined future undiscounted net operating cash flows, in part, based on the average gross one year time charter equivalent rate for 2008-2014 (years before 2008 were high yield periods and thus excluded) of $15,434/day for a standard MR2 product tanker and $13,110/day for a small product tanker of similar class to the Northsea Alpha or Northsea Beta. This seven year period represents a reasonable amount of time in which a substantial portion of the worldwide MR newbuild order book was delivered and the global economic conditions gradually improved. In addition, based on the chartering experience of its fleet, Pyxis assumed that eco-modified tankers and modern eco-efficient tankers were chartered (gross) at $15,934/day and $16,934/day, respectively. While the recent one year time charter rates for MR2 tankers exceed these levels, the current rates for Pyxis’ smaller tankers approximate $7,700/day. Pyxis believes that a seven year time charter equivalent rate is also reasonable for these smaller vessels as it represents a sufficient amount of time for market conditions to improve for the Northsea Alpha and Northsea Beta since they are five year old vessels with 20 years of remaining economic life. Historically, actual freight rates, which have experienced wide spreads between peaks and troughs, industry costs and scrap prices have been volatile, and long-term estimates may differ considerably. There can be no assurance as to how long charter rates and vessel values will remain at their present levels or whether they will change by any significant degree. Based on its analysis, Pyxis determined that the carrying value of the Pyxis Malou was impaired as of December 31, 2014. Consequently, it reduced the vessel’s book value by $16,930 based on ship broker valuations.

Vessel Lives and Depreciation

Pyxis depreciates its vessels based on a straight line basis over the expected useful life of each vessel, which is 25 years from the date of its initial delivery from the shipyard, which it believes is within industry standards and represents the most reasonable useful life for each of its vessels. Depreciation is based on the cost of the vessel less its estimated residual value at the date of the vessel’s acquisition, which is estimated at $300 per lightweight ton, which Pyxis’ management believes is common in the shipping industry. Secondhand vessels are depreciated from the date of their acquisition through their remaining estimated useful lives. A decrease in the useful life of a vessel or in its residual value would have the effect of increasing the annual depreciation charge. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted to end at the date such regulations become effective.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Exposure

Pyxis’ debt obligations under each of its loan agreements bear interest at LIBOR plus a fixed margin. Increasing interest rates could adversely affect its future profitability. Lower interest rates lower the returns on cash investments. Pyxis regularly monitors interest rate exposure and will enter into swap arrangements with acceptable financial counterparties to hedge exposure where it is considered economically advantageous to do so. However, there may be certain incremental costs incurred if Pyxis enters into such arrangements.

Operational Risk

Pyxis is exposed to operating costs risk arising from various vessel operations. The key areas of operating risk include drydock, repair costs, insurance and piracy. Pyxis’ risk management includes various strategies for technical management of drydock and repairs coordinated with a focus on measuring cost and quality. Pyxis’ relatively young fleet helps to minimize the risk. Given the potential for accidents and other incidents that may occur in vessel operations, the fleet is insured against various types of risk. Finally, Pyxis has established a set of countermeasures in order to minimize this risk of piracy attacks during voyages, which includes hiring third party security to protect the crew and make navigation safer for the vessels.

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Foreign Exchange Rate Exposure

Pyxis’ vessel owning subsidiaries generate revenues in U.S. dollars but incur a portion of their vessel operating expenses, and Pyxis incurs a majority of its general and administrative costs, in other currencies, primarily Euros. The amount and frequency of some of these expenses (such as vessel repairs, supplies and stores) may fluctuate from period to period, while other of these expenses, such as the compensation paid to Maritime for the administrative services, remain relatively fixed. Depreciation in the value of the U.S. dollar relative to other currencies will increase the U.S. dollar cost to us of paying such expenses and as a result, an adverse or positive movement could increase or decrease operating expenses. The portion of Pyxis’ business conducted in other currencies could increase in the future, which could expand our exposure to losses arising from currency fluctuations. Pyxis believes these adverse effects to be immaterial and has not entered into any derivative contracts for either transaction or translation risk during the year.

Credit Risk

There is a concentration of credit risk with respect to cash and cash equivalents to the extent that substantially all of Pyxis’ amounts are held across four banks. While Pyxis believes this risk of loss is low, it keeps this under review and will revise its policy for managing cash and cash equivalents if considered advantageous and prudent to do so. Pyxis limits its credit risk with trade accounts receivable by performing ongoing credit evaluations of its customers’ financial condition. Pyxis generally does not acquire collateral for trade accounts receivable.

Pyxis may have a credit risk in relation to vessel employment and at times may have multiple vessels employed by one charterer. Pyxis considers and evaluates concentration of credit risk regularly and performs on-going evaluations of these charterers for credit risk. As of December 31, 2014 and June 30, 2015 all of its vessels were employed with different charterers.

Commodity Risk Exposure

The price and supply of fuel is unpredictable and fluctuates as a result of events outside Pyxis’ control, including geo-political developments, supply and demand for oil and gas, actions by members of the Organization of Petroleum Exporting Countries, or OPEC, and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. Because Pyxis does not hedge its fuel costs, an increase in the price of fuel beyond its expectations may adversely affect its profitability and cash flows.

Liquidity Risk

The principal objective in relation to liquidity is to ensure that Pyxis has access at minimum cost, to sufficient liquidity to enable it to meet its obligations as they come due and to provide adequately for contingencies. Pyxis’ policy is to manage its liquidity by strict forecasting of cash flows arising from time charter revenue, vessel operating expenses, general and administrative overhead and servicing of debt. Pyxis maintains limited cash balances in financial institutions operating in Greece.

Inflation

Pyxis does not expect inflation to be a significant risk to it in the current and foreseeable economic environment. In the event that inflation becomes a significant factor in the global economy, inflationary pressures would result in increased operating, voyage and finance costs.

FEDERAL INCOME Tax Considerations

The following is a summary of the material United States federal income tax consequences of an investment in Pyxis’ common stock. The discussion set forth below is based upon laws, regulations, rulings and decisions in effect and available on the date hereof, all of which are subject to change, possibly with retroactive effect. Prospective investors should note that no rulings have been or are expected to be sought from the Internal Revenue Service, or IRS, with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions.

Further, the following summary does not deal with all United States federal income tax consequences applicable to any given investor, nor does it address the United States federal income tax considerations applicable to categories of investors subject to special taxing rules, such as expatriates, banks, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers or traders in securities or currencies, partners and partnerships, S corporations, estates and trusts, investors that hold their common stock as part of a hedge, straddle or an integrated or conversion transaction, investors whose “functional currency” is not the U.S. dollar or investors that own, directly or indirectly 10.0% or more of Pyxis’ stock by vote or value. Furthermore, the discussion does not address alternative minimum tax consequences or estate or gift tax consequences, nor any state tax consequences, and is generally limited to investors that will hold their common stock as “capital assets” within the meaning of Section 1221 of the Code. Each prospective investor is strongly urged to consult, and depend on, his or her own tax advisor in analyzing the United States federal, state, local and non-United States tax consequences particular to him or her of the acquisition, ownership or disposition of Pyxis’ common stock.

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THIS DISCUSSION SHOULD NOT BE VIEWED AS TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, THE EFFECT OF ANY CHANGES IN APPLICABLE TAX LAW, AND YOUR ENTITLEMENT TO BENEFITS UNDER AN APPLICABLE INCOME TAX TREATY.

United States Federal Income Taxation of Pyxis

Taxation of Operating Income

Unless exempt from United States federal income taxation under the rules described below in the “Section 883 Exemption,” a foreign corporation that earns only transportation (as described below) income is generally subject to United States federal income taxation under one of two alternative tax regimes: (1) the 4.0% gross basis tax or (2) the net basis tax and branch profits tax. Because Pyxis and its subsidiaries are organized in the Marshall Islands and there is no comprehensive income tax treaty between the Marshall Islands and the United States, Pyxis and its subsidiaries cannot claim an exemption from such taxes under a treaty.

The 4.0% Gross Basis Tax

The United States imposes a 4.0% United States federal income tax (without allowance of any deductions) on a foreign corporation’s United States source gross transportation income to the extent such income is not treated as effectively connected with the conduct of a United States trade or business. For this purpose, transportation income includes income from the use, hiring or leasing of a vessel, or the performance of services directly related to the use of a vessel (and thus includes voyage, time and bareboat charter income). The United States source portion of transportation income is 50.0% of the income attributable to voyages that begin or end, but not both begin and end, in the United States. As a result of this sourcing rule, the effective tax is 2.0% of the gross income attributable to voyages beginning or ending in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as United States source, and consequently none of the transportation income attributable to such voyages is subject to this 4.0% tax. Although the entire amount of transportation income from voyages that both begin and end in the United States would be United States source, Pyxis does not expect to have any transportation income from voyages that both begin and end in the United States.

The Net Basis Tax and Branch Profits Tax

Pyxis does not expect to engage in any activities in the United States or otherwise have a fixed place of business in the United States. Nonetheless, if this situation were to change or if Pyxis were to be treated as engaged in a United States trade or business, all or a portion of Pyxis’ taxable income, including gain from the sale of vessels, could be treated as effectively connected with the conduct of this United States trade or business, or effectively connected income. Any effectively connected income, net of allowable deductions, would be subject to United States federal corporate income tax (with the highest statutory rate currently being 35.0%). In addition, an additional 30.0% branch profits tax would be imposed on Pyxis at such time as Pyxis’ after-tax effectively connected income is viewed as having been repatriated to Pyxis’ offshore office. The 4.0% gross basis tax described above is inapplicable to income that is treated as effectively connected income. Pyxis’ United States source transportation income would be considered to be effectively connected income only if Pyxis has or is treated as having a fixed place of business in the United States involved in the earning of the transportation income and substantially all of Pyxis’ United States source transportation income is attributable to regularly scheduled transportation (such as a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States). Based on its intended mode of shipping operations and other activities, Pyxis does not expect to have any effectively connected income.

The Section 883 Exemption

The 4.0% gross basis tax, the net basis tax and branch profits taxes described above are inapplicable to transportation income that qualifies for exemption under Section 883 of the Code, or the Section 883 Exemption. To qualify for the Section 883 Exemption, a foreign corporation must, among other things:

☐	be organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States (an “Equivalent Exemption”);

☐	satisfy one of the following three ownership tests (discussed in more detail below): (1) the more than 50.0% ownership test, or 50.0% Ownership Test, (2) the controlled foreign corporation test, or CFC Test or (3) the “Publicly Traded Test”; and

☐	meet certain substantiation, reporting and other requirements (which include the filing of United States income tax returns).

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Pyxis is organized under the laws of the Republic of the Marshall Islands. Each of the vessels in Pyxis’ existing fleet will be owned by a separate wholly-owned subsidiary organized in the Republic of the Marshall Islands. Some of these subsidiaries may make elections to be treated as disregarded entities for U.S. federal income tax purposes in which case all of their income, assets and operations will be attributed to Pyxis. If Pyxis makes an election to treat any subsidiary entity as a disregarded entity, U.S. Holders may have U.S. federal income tax reporting obligations in respect of those entities on IRS Form 8858 if, as discussed under “United States Federal Taxation of U.S. Holders—Consequences of Controlled Foreign Corporation Classification of Pyxis,” Pyxis is treated as a CFC. U.S. Holders are urged to consult with their own tax advisers regarding any such reporting obligations. The U.S. Department of the Treasury recognizes the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption; therefore, Pyxis meets the first requirement for the Section 883 Exemption.

If after this offering Pyxis’ common stock is traded on either the Nasdaq Capital Market or NYSE MKT exchanges, and if the shareholdings in Pyxis are such that Pyxis believes that it or its subsidiaries may satisfy one of the ownership tests for claiming the Section 883 Exemption in respect of United States-source shipping income, Pyxis intends to attempt to comply with the substantiation, reporting and other requirements that are applicable under Section 883 of the Code to claim the exemption. However, the substantiation requirements may require cooperation of the shareholders of Pyxis and there is no assurance that a sufficient number of shareholders will cooperate with Pyxis. As of the date hereof, Pyxis cannot determine its ability to satisfy one of the ownership tests enumerated in the second requirement above for future taxable years as more fully described below.

The 50.0% Ownership Test

In order to satisfy the 50.0% Ownership Test, a non-United States corporation must be able to substantiate that more than 50.0% of the value of its shares is owned, directly or indirectly, by “qualified shareholders.” For this purpose, qualified shareholders are: (1) individuals who are residents (as defined in the regulations promulgated under Section 883 of the Code, or Section 883 Regulations) of countries, other than the United States, that grant an Equivalent Exemption, (2) non-United States corporations that meet the Publicly Traded Test of the Section 883 Regulations and are organized in countries that grant an Equivalent Exemption, or (3) certain foreign governments, non-profit organizations, and certain beneficiaries of foreign pension funds. In order for a shareholder to be a qualified shareholder, there cannot be any bearer shares in the chain of ownership between the shareholder and the taxpayer claiming the exemption. A corporation claiming the Section 883 Exemption based on the 50.0% Ownership Test must obtain all the facts necessary to satisfy the IRS that the 50.0% Ownership Test has been satisfied (as detailed in the Section 883 Regulations) and must meet certain substantiation and reporting requirements. After this offering, Pyxis does not know whether it will be able to satisfy the 50.0% Ownership Test due to the expected ownership of its shares.

The CFC Test

The CFC Test requires that the non-United States corporation be treated as a CFC for United States federal income tax purposes for more than half of the days in the taxable year. A CFC is a foreign corporation, more than 50.0% of the vote or value of which is owned by significant U.S. shareholders (meaning United States persons who own at least 10.0% of the voting power of the foreign corporation). In addition, more than 50.0% of the value of the shares of the CFC must be owned by qualifying United States persons for more than half of the days during the taxable year concurrent with the period of time that Pyxis qualifies as a CFC. For this purpose, a qualifying United States person is defined as a U.S. citizen, a resident alien, a domestic corporation or domestic trust, in each case, if such United States person, and each intermediary in the chain of ownership between Pyxis and the qualified United States person, provides Pyxis with an ownership statement signed under penalty of perjury. Please read “—United States Federal Income Taxation of Pyxis—The Publicly Traded Test.” Pyxis does not know whether it will be a CFC after this offering based on the expected ownership of its shares and, hence, Pyxis does not know whether the requirements of the CFC Test will be met.

The Publicly Traded Test

The Publicly Traded Test requires that one or more classes of equity representing more than 50.0% of the voting power and value in a non-United States corporation be “primarily and regularly traded” on an established securities market either in the United States or in a foreign country that grants an Equivalent Exemption. The Section 883 Regulations also generally provide that shares will be considered to be “regularly traded” on an established securities market if one or more classes of shares in the corporation representing in the aggregate more than 50.0% of the total combined voting power and value of all classes of shares of the corporation are listed on an established securities market. Upon completion of this offering, Pyxis intends its common stock to be listed on either the Nasdaq Capital Market or NYSE MKT exchanges, each of which may be considered to be an established securities market in the United States; therefore Pyxis expects that its common stock may be deemed to be “regularly traded” on an established securities market, provided the further requirements described below are met.

Under the applicable Treasury regulations, in order for Pyxis’ common stock to be considered “regularly traded” on an established securities market, it is further required that with respect to each class of stock relied upon to meet the listing threshold (1) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (2) the aggregate number of shares of such class of stock traded on such market is at least 10.0% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. Pyxis refers to these requirements as the “trading frequency and trading volume tests.” As of the date hereof, Pyxis cannot determine whether it will satisfy the trading frequency and trading volume tests in any current or future taxable year. However, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if such class of stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.

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Notwithstanding the foregoing, the applicable Treasury regulations provide, in pertinent part, that a class of Pyxis’ stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50.0% or more of the vote and value of such class of the outstanding shares of Pyxis’ stock is owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by a person or persons who each own 5.0% or more of the vote and value of such class of Pyxis’ outstanding stock, which Pyxis refers to as the “Five Percent Override Rule.”

For purposes of being able to determine the persons who own 5.0% or more of Pyxis’ common stock, or “5.0% Shareholders,” the regulations permit Pyxis to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the SEC, as having a 5.0% or more beneficial interest in Pyxis’ common stock. The applicable Treasury regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5.0% Shareholder for such purposes.

In the event the Five Percent Override Rule is triggered, the Section 883 Treasury regulations provide that the Five Percent Override Rule will nevertheless not apply if Pyxis can establish that within the group of 5.0% shareholders, there are sufficient qualified shareholders for purposes of Section 883 to preclude non-qualified shareholders in such group from owning 50.0% or more of Pyxis’ common stock for more than half the number of days during the taxable year.

If, after this offering, the ownership of Pyxis is such that it will not satisfy the 50.0% Ownership Test, the CFC Test or the Publicly Traded Test, it will be subject to the 4.0% gross basis tax on its United States source gross transportation income.

A corporation’s qualification for the Section 883 Exemption is determined for each taxable year. If Pyxis and/or its subsidiaries were not to qualify for the Section 883 Exemption in any year, the United States income taxes that become payable would have a negative effect on the business of Pyxis and its subsidiaries, and would result in decreased earnings available for distribution to Pyxis’ shareholders. If the shareholdings in Pyxis are such that Pyxis and its subsidiaries may qualify for the Section 883 Exemption, Pyxis would not be entitled to claim the exemption unless each of the shareholders needed to qualify for the 50.0% Ownership Test, the Publicly Traded Test or the CFC Ownership test provided Pyxis or the relevant subsidiary with a statement, signed under penalty of perjury, certifying such shareholder’s status as a qualifying shareholder for purposes of satisfying such tests. If in future years the shareholders fail to update or correct such statements, Pyxis and its subsidiaries may not continue to qualify for the Section 883 Exemption.

United States Taxation of Gain on Sale of Vessels

If Pyxis qualifies for the Section 883 Exemption, then gain from the sale of any vessel may be exempt from tax under Section 883. If, however, the gain is not exempt from tax under Section 883, Pyxis will not be subject to United States federal income taxation with respect to such gain provided that the income from the vessel has never constituted effectively connected income and that the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. To the extent possible, Pyxis will attempt to structure any sale of a vessel so that it is considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

As used herein, “U.S. Holder” means a beneficial owner of common stock that is an individual citizen or resident of the United States for United States federal income tax purposes, a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), an estate the income of which is subject to United States federal income taxation regardless of its source or a trust where a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust (or a trust that has made a valid election under U.S. Department of the Treasury regulations to be treated as a domestic trust). A “Non-U.S. Holder” generally means any owner (or beneficial owner) of common stock that is not a U.S. Holder, other than a partnership. If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding common stock should consult their own tax advisors regarding the tax consequences of an investment in the common stock (including their status as U.S. Holders or Non-U.S. Holders).

Distributions

Subject to the discussion of PFICs below, any distributions made by Pyxis with respect to its common stock to a U.S. Holder of common stock will generally constitute dividends, which may be taxable as ordinary income or qualified dividend income as described in more detail below, to the extent of Pyxis’ current or accumulated earnings and profits as determined under United States federal income tax principles. Distributions in excess of Pyxis’ earnings and profits will be treated as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common stock and, thereafter, as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from Pyxis.

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Dividends paid on the shares of a non-U.S. corporation to an individual generally will not be treated as qualified dividend income that is taxable at a maximum tax rate of 15.0%. However, dividends paid in respect of Pyxis’ common stock may qualify as qualified dividend income if: (1) the common stock is readily tradable on an established securities market in the United States; (2) Pyxis is not a PFIC for the taxable year during which the dividend is paid or in the immediately preceding taxable year; (3) the U.S. Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock become ex-dividend and (4) the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Pyxis anticipates that the first requirement may be met immediately after this offering, and anticipates that the second requirement will be met as more fully described below under “—Consequences of Possible PFIC Classification”; satisfaction of the final two requirements will depend on the particular circumstances of each U.S. Holder. Consequently, depending on the status of the U.S. Holder, the dividends paid to individual U.S. Holders in respect of Pyxis’ common stock may be treated as qualified dividend income and may not be taxed as ordinary income. Dividends received from Pyxis that are not eligible for the preferential tax rate will be taxed at the ordinary income rates.

Consequences of Possible PFIC Classification

A non-United States entity treated as a corporation for United States federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75.0% or more of its gross income is “passive” income or (2) 50.0% or more of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. If a corporation is a PFIC in any taxable year that a person holds shares in the corporation (and was not a qualified electing fund with respect to such year, as discussed below), the shares held by such person will be treated as shares in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election). A U.S. Holder of shares in a PFIC may be required to file an annual information return containing information regarding the PFIC as required by U.S. Department of the Treasury regulations.

While there are legal uncertainties involved in this determination, including as a result of adverse recent case law described herein, Pyxis believes that (1) the time charters Pyxis (or its subsidiaries) has entered into with Navig8 or any other time charterer should constitute service contracts rather than leases for United States federal income tax purposes and (2) as a result, the income from these charters should not constitute “passive income,” and the assets that Pyxis owns for the production of this income should not constitute passive assets.

Recently, the Fifth Circuit Court of Appeals decided in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir., April 13, 2009), that a typical time charter is a lease, and not a contract for the provision of transportation services. In that case, the court was considering a tax issue that turned on whether the taxpayer was a lessor where a vessel was under a time charter, and the court did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of the Tidewater case is applied to Pyxis’ situation and Pyxis’ time charters are treated as leases, Pyxis’ time charter income could be classified as rental income and Pyxis would be a PFIC unless more than 25.0% of its income is from spot charters or an active leasing exception applies. The IRS has announced that it will not follow the reasoning of the Tidewater case, and would have treated the income from the time charters at issue in Tidewater as services income and not as passive income including under the PFIC rules. Pyxis intends to take the position that all of its time chartering activities will generate active operating income and not passive leasing income.

Based on Pyxis’ intention and expectation that its income from its spot, time and voyage chartering activities will be greater than 25.0% of its total gross income at all relevant times and that the gross value of its vessels subject to such charters will exceed the gross value of all other assets Pyxis owns at all relevant times, Pyxis does not expect that it will constitute a PFIC with respect to any taxable year. However, there can be no assurance that Pyxis will be able to manage its vessels and its business so as to avoid being classified as a PFIC for any particular taxable year.

There can be no assurance that the nature of Pyxis’ assets, income and operations will remain the same in the future (notwithstanding Pyxis’ current expectations). Additionally, no assurance can be given that the IRS or a court of law will accept Pyxis’ position that the time charters Pyxis has entered into with Navig8 or any other time charterer constitute service contracts rather than leases for United States federal income tax purposes, or that future changes of law will not adversely affect this position. Pyxis has not obtained a ruling from the IRS and does not intend to seek one. Any contest with the IRS may materially and adversely impact the market for the shares of Pyxis’ common stock and the prices at which they trade. In addition, the costs of any contest with the IRS will result in a reduction in cash available for distribution and thus will be borne indirectly by Pyxis’ shareholders.

If Pyxis were to be classified as a PFIC in any year, each U.S. Holder of Pyxis’ common stock will be subject (in that year and all subsequent years) to special rules with respect to: (1) any “excess distribution” (generally defined as any distribution received by a shareholder in a taxable year that is greater than 125.0% of the average annual distributions received by the shareholder in the three preceding taxable years or, if shorter, the shareholder’s holding period for the shares), and (2) any gain realized upon the sale or other disposition of the common stock. Under these rules:

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•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period;

•	the amount allocated to the current taxable year and any year prior to the first year in which Pyxis was a PFIC will be taxed as ordinary income in the current year; and

•	the amount allocated to each of the other taxable years in the U.S. Holder’s holding period will be subject to United States federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge will be added as though the amount of the taxes computed with respect to these other taxable years were overdue.

In order to avoid the application of the PFIC rules, U.S. Holders may make a qualified electing fund, or a QEF, election provided in Section 1295 of the Code in respect of their common stock. In lieu of the PFIC rules discussed above, a U.S. Holder that makes a valid QEF election will, in very general terms, be required to include its pro rata share of Pyxis’ ordinary income and net capital gains, unreduced by any prior year losses, in income for each taxable year (as ordinary income and long-term capital gain, respectively) and to pay tax thereon, even if the amount of that income is not the same as the distributions paid on the common stock during the year. If Pyxis later distributes the income or gain on which the U.S. Holder has already paid taxes under the QEF rules, the amounts so distributed will not again be subject to tax in the hands of the U.S. Holder. A U.S. Holder’s tax basis in any common stock as to which a QEF election has been validly made will be increased by the amount included in such U.S. Holder’s income as a result of the QEF election and decreased by the amount of nontaxable distributions received by the U.S. Holder. On the disposition of a common share, a U.S. Holder making the QEF election generally will recognize capital gain or loss equal to the difference, if any, between the amount realized upon such disposition and its adjusted tax basis in the common share. In general, a QEF election should be made on or before the due date for filing a U.S. Holder’s federal income tax return for the first taxable year for which Pyxis is a PFIC or, if later, the first taxable year for which the U.S. Holder held common stock. In this regard, a QEF election is effective only if certain required information is made available by the PFIC. Subsequent to the date that Pyxis first determines that it is a PFIC, Pyxis will use commercially reasonable efforts to provide any U.S. Holder of common stock, upon request, with the information necessary for such U.S. Holder to make the QEF election.

In addition to the QEF election, Section 1296 of the Code permits U.S. Holders to make a “mark-to-market” election with respect to marketable shares in a PFIC, generally meaning shares regularly traded on a qualified exchange or market and certain other shares considered marketable under U.S. Department of the Treasury regulations. Because Pyxis’ common stock may be regularly traded on a qualified exchange, Pyxis’ common stock may be treated as marketable for this purpose, and the mark-to-market election may be available if this is the case. If a U.S. Holder makes a mark-to-market election in respect of its common stock, such U.S. Holder generally would, in each taxable year: (1) include as ordinary income the excess, if any, of the fair market value of the common stock at the end of the taxable year over such U.S. Holder’s adjusted tax basis in the common stock, and (2) be permitted an ordinary loss in respect of the excess, if any, of such U.S. Holder’s adjusted tax basis in the common stock over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election (with the U.S. Holder’s basis in the common stock being increased and decreased, respectively, by the amount of such ordinary income or ordinary loss). The consequences of this election are generally less favorable than those of a QEF election for U.S. Holders that are sensitive to the distinction between ordinary income and capital gain, although this is not necessarily the case. U.S. Holders are urged to consult their tax advisors as to the consequences of making a mark-to-market or QEF election, as well as other United States federal income tax consequences of holding shares in a PFIC.

As previously indicated, if Pyxis were to be classified as a PFIC for a taxable year in which Pyxis pays a dividend or the immediately preceding taxable year, dividends paid by Pyxis would not constitute “qualified dividend income” and, hence, would not be eligible for the reduced rate of United States federal income tax.

Consequences of Controlled Foreign Corporation Classification of Pyxis

If more than 50.0% of either the total combined voting power of the shares of Pyxis entitled to vote or the total value of all of Pyxis’ outstanding shares were owned, directly, indirectly or constructively by (1) citizens or residents of the United States, (2) U.S. partnerships or corporations, or (3) U.S. estates or trusts (as defined for U.S. federal income tax purposes), each of which owned, directly, indirectly or constructively 10.0% or more of the total combined voting power of Pyxis shares entitled to vote (each a “U.S. Shareholder”), Pyxis and its wholly-owned subsidiaries generally would be treated as CFCs. U.S. Shareholders of a CFC are treated as receiving current distributions of their pro rata shares of Subpart F Income of the CFC even if they do not receive actual distributions. Pyxis or its subsidiaries may have income that would be treated as Subpart F Income, such as interest income or passive leasing income in respect of ship charters. (Please read “United States Federal Income Taxation of U.S. Holders—Consequences of Possible PFIC Classification.”) Consequently, any U.S. Holders who are also U.S. Shareholders may be required to include in their U.S. federal taxable income their pro rata share of the Subpart F income of Pyxis and its subsidiaries, regardless of the amount of cash distributions received. Pyxis believes that its time charter income will not be treated as passive rental income, but there can be no assurance that the IRS will accept this position.

In the case where Pyxis is a CFC, to the extent that Pyxis’ distributions to a U.S. Holder who is also a U.S. Shareholder are attributable to prior inclusions of Subpart F income of such U.S. Holder, such distributions are not required to be reported as additional income of such U.S. Holder.

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Whether or not Pyxis or a subsidiary will be a CFC will depend on the identity of the shareholders of Pyxis during each taxable year of Pyxis.

If Pyxis or one of its subsidiaries is a CFC, certain burdensome U.S. federal income tax and administrative requirements would apply to U.S. Holders that are U.S. Shareholders, but such U.S. Holders generally would not also be subject to all of the requirements generally applicable to owners of a PFIC. For example, a U.S. Holder that is a U.S. Shareholder will be required to annually file IRS Form 5471 to report certain aspects of its indirect ownership of a CFC or IRS Form 8858 to report in respect to the entities through which Pyxis holds its vessels. U.S. Holders should consult with their own tax advisors as to the consequences to them of being a U.S. Shareholder in a CFC.

Sale, Exchange or Other Disposition of Common stock

A U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such common stock. Assuming Pyxis does not constitute a PFIC for any taxable year, this gain or loss will generally be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

United States Federal Income Taxation of Non-U.S. Holders

A Non-U.S. Holder will generally not be subject to United States federal income tax on dividends paid in respect of Pyxis’ common stock or on gains recognized in connection with the sale or other disposition of the common stock provided that the Non-U.S. Holder makes certain tax representations regarding the identity of the beneficial owner of the common stock, that such dividends or gains are not effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business and that, with respect to gain recognized in connection with the sale or other disposition of the common stock by a non-resident alien individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

Backup Withholding and Information Reporting

Information reporting to the IRS may be required with respect to payments on Pyxis’ common stock and with respect to proceeds from the sale of the common stock. With respect to Non-U.S. Holders, copies of such information returns reporting may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of any applicable income tax treaty or exchange of information agreement. A “backup” withholding tax may also apply to those payments if a non-corporate holder of the common stock fails to provide certain identifying information (such as the holder’s taxpayer identification number or an attestation to the status of the holder as a Non-U.S. Holder), such holder is notified by the IRS that he or she has failed to report all interest or dividends required to be shown on his or her federal income tax returns, or in certain circumstances, such holder has failed to comply with applicable certification requirements. Backup withholding is not an additional tax and may be refunded (or credited against the holder’s United States federal income tax liability, if any), provided that certain required information is furnished to the IRS in a timely manner.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable. U.S. Holders of common stock may be required to file forms with the IRS under the applicable reporting provisions of the Code. For example, such U.S. Holders may be required, under Sections 6038, 6038B and/or 6046 of the Code, to supply the IRS with certain information regarding the U.S. Holder, other U.S. Holders and Pyxis if (1) such person owns at least 10.0% of the total value or 10.0% of the total combined voting power of all classes of shares entitled to vote or (2) the acquisition, when aggregated with certain other acquisitions that may be treated as related under applicable regulations, exceeds $100,000. In the event a U.S. Holder fails to file a form when required to do so, the U.S. Holder could be subject to substantial tax penalties.

If a shareholder of Pyxis is a Non-U.S. Holder and sells his or her common stock to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless the shareholder certifies that he or she is not a United States person, under penalty of perjury, or he or she otherwise establishes an exemption. If a shareholder of Pyxis is a Non-U.S. Holder and sells his or her common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to such shareholder outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to a shareholder outside the United States, if the shareholder sells his or her common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that the shareholder is not a United States person and certain other conditions are met, or the shareholder otherwise establishes an exemption.

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Non-United States Tax Consequences

The following discussion is the opinion of Pyxis’ counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because Pyxis does not, and Pyxis does not expect that it will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Republic of the Marshall Islands law you will not be subject to Republic of the Marshall Islands taxation or withholding on distributions, including upon a return of capital, Pyxis makes to you as a shareholder. In addition, you will not be subject to Republic of the Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common stock, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the common stock.

Pyxis encourages each U.S. Holder and Non-U.S. Holder to consult with his, her or its own tax advisor as to the particular tax consequences to it of holding and disposing of Pyxis’ common stock, including the applicability of any federal, state, local or foreign tax laws and any proposed changes in applicable law.

In particular, it is the responsibility of each shareholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Republic of the Marshall Islands, of his or her investment in Pyxis. Accordingly, each prospective shareholder is urged to consult, and depend upon, his or her tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each shareholder to file all state, local and non-United States, as well as United States federal tax returns that may be required of him or her.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PYXIS

The following table provides information as of September 4, 2015 as to the common stock of Pyxis beneficially owned by all directors and nominees, directors and executive officers as a group as of __________, 2015, and each person known to the Company to beneficially own more than 5% of the common stock.

	Common Stock Beneficially Owned Prior to the Merger		Common Stock Beneficially Owned After the Merger (2)

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage	Shares Beneficially Owned	Approximate Percentage
Maritime Investors Corp.	10,000,000	100%	16,675,000	93%
Valentios (“Eddie”) Valentis	10,000,000	— (3)	16,675,000	93%
Henry P. Williams	0	—	11,905 (4)	0%
Antonios C. Backos	0	—	11,905 (4)	0%
Konstantinos Lytras	0	—	11,905 (4)	0%
Robin P. Das	0	—	0	—
Robert B. Ladd	0	—	0	—
Basil G. Mavroleon	0	—	0	—
Aristides J. Pittas	0	—	0	—

Directors and executive officers as a group (8 persons):	10,000,000	100%	16,710,715	93%

(1) Except as otherwise provided herein, each person named herein as a beneficial owner of securities has sole voting and investment power as to such securities and such person’s address is c/o 59 K. Karamanli Street, Maroussi, 15125, Greece.

(2) Assuming a LS Share Closing Date Price of $4.00 per share and there is no subsequent adjustment to the conversion number set forth in the Merger Agreement.

(3) Valentios (“Eddie”) Valentis is 100% stockholder of Maritime Investors Corp.

(4) Each of Messrs. Backos, Lytras and Williams will receive $50,000 in restricted Pyxis common stock pursuant to the 2015 Equity Incentive Plan to be adopted in connection with the Merger. The shares will be valued at 105% of the LS Share Closing Date Price.

Management

Pyxis’ management team has extensive experience in the shipping industry. Mr. Valentis, its founder, chairman and chief executive officer, has over 25 years of experience in the shipping industry, including owning, operating and managing tankers. Following the consummation of the Merger, assuming no other adjustments to the consideration amount, it is expected that Mr. Valentis will indirectly control approximately 93% of the voting and economic interest of Pyxis’ company shares.

Pyxis’ management team, under the supervision of its board of directors, will oversee the implementation of Pyxis’ business strategy, including the strategic management of all of the vessels in Pyxis’ fleet. Pyxis will not directly employ any individuals. Pursuant to the Head Management Agreement with Maritime, Maritime shall furnish Pyxis with specific services of senior executives and other individuals and to manage or oversee all of the commercial operations of the fleet for a fixed yearly fee of $1.6 million. See “Related Party Transaction. Head Management Agreement with Maritime” and “Management of Pyxis Following the Merger” for more information.

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Related Party Transactions

Amended and Restated Head Management Agreement with Maritime.

The operations of Pyxis’ vessels are managed by Maritime, an affiliated ship management company, under an Amended and Restated Head Management Agreement with Pyxis (the “Head Management Agreement”) and separate management agreements with each of its ship owning subsidiaries. Under the Head Management Agreement, Maritime will either be directly responsible for or oversee all aspects of ship management for Pyxis and its fleet. Under that agreement, Maritime will also provide administrative services to Pyxis, which will include, among other things, the provision of the services of Pyxis’ Chief Executive Officer, Chief Financial Officer, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary, Chief Operating Officer, one or more internal auditor(s) and a secretary, as well as use of office space in Maritime’s premises. As part of the ship management services, Maritime will provide Pyxis and its vessels with the following services: commercial, sale and purchase, provisions, insurance, bunkering, operations and maintenance, dry-docking and newbuilding construction supervision. Maritime will also supervise the crewing and technical management performed by ITM for all Pyxis’ vessels and the chartering of the Northsea Alpha and the Northsea Beta, which is performed by NST.

Maritime also currently manages two vessels, the Miss Lucy and the Pyxis Loucas, not owned by Pyxis, and oversees the construction of one MR tanker under a shipbuilding contract entered into by a party affiliated with Mr. Valentis, Pyxis’ founder and chief executive officer.

The term of the Head Management Agreement with Maritime commenced on March 23, 2015 and will continue until March 23, 2020. The Head Management Agreement cannot be terminated by Maritime without cause or under other limited circumstances, such as sale of Pyxis or Maritime or the bankruptcy of either party. The Head Management Agreement will automatically be extended after the initial period for an additional five year period unless terminated on or before the 90th day preceding the preceding termination date. Pursuant to the Head Management Agreement, each new subsidiary of Pyxis that acquires a vessel in the future will enter into a separate management agreement with Maritime with a rate set forth in the Head Management Agreement. Under the Head Management Agreement, Pyxis will pay Maritime a fixed cost of $1.6 million annually for the services of its executive officers and other administrative services, including use of office space in Maritime’s premises. In return for Maritime’s ship management services, Pyxis will pay to Maritime for each vessel while in operation, a fixed fee per day of $325, and for each vessel under construction, a fixed fee of $450 plus an additional daily fee, which is dependent on the seniority of the personnel, to cover the cost of the engineers employed to conduct the supervision. The fees payable to Maritime for the administrative and ship management services will be adjusted effective as of every January 1st for inflation in Greece or such other country where it is headquartered. In addition, Maritime will receive 1.0% of the purchase price of any sale and purchase transaction from the seller of the vessel, and 1.25% of all chartering, hiring and freight revenue procured by or through it. In the event the agreement is terminated without cause and a change of control (as defined therein) occurred within 12 months after such termination or the agreement is terminated due to a change of control, Pyxis will pay Maritime an amount equals to 2.5 times the administrative fee. During 2014 and 2013, Maritime received fees from Pyxis for the ship management services of $0.9 million and $0.6 million, respectively.

Pyxis pays as well additional commissions to major charterers and their brokers that usually range from 1.00% to 5.00%. During 2014 and 2013, Maritime received chartering and vessel sale commissions of $0.2 million and $0.5 million, respectively.

Promissory Note issued to Maritime Investors

On April 23, 2015, Pyxis issued a promissory note in the amount of $625,000 (the “Note”) in favor of Maritime Investors. The Note was issued in return for the payment of $600,000 by Maritime Investors to LookSmart representing the cash consideration of the Merger. The remaining balance of the Note covered miscellaneous transactional costs. The Note is non interest and shall be repayable on earlier of April 23, 2016 or the date when Pyxis consummates a public offering of its securities following consummation of the Merger. In the event that Maritime Investors elects to receive a portion of the Pyxis True-Up Shares in the form of a promissory note, the amount outstanding under the Note will be combined with such new promissory note with a principal amount of up to $2.5 million. The new promissory note would replace the Note and have a maturity of January 15, 2017 and an interest rate of 2.75% per annum. See “The Merger” for more information.

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INFORMATION WITH RESPECT TO LOOKSMART

LOOKSMART MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with LookSmart’s financial statements and related notes included elsewhere in this proxy statement. This discussion includes forward-looking statements which, although based on assumptions that LookSmart considers reasonable, are subject to risks and uncertainties which could cause actual events or conditions to differ materially from those currently anticipated and expressed or implied by such forward-looking statements. For a discussion of some of those risks and uncertainties, please read “Forward-Looking Statements” and “Additional Risks Related to LookSmart and/or Holdco.”

Overview

Corporate Information

LookSmart, Group, Inc. (“Holdco”) was incorporated under the laws of Nevada on March 6, 2015 for the purpose of holding LookSmart’s business, assets and liabilities in connection with the Separation and Distribution described herein. Prior to the contribution of the business, assets and liabilities of Look Smart, which occurred as a result of the Separation, we had no operations. As a result of the Separation our operations are the business of LookSmart and we have two wholly owned subsidiaries, LookSmart Canada, Ltd., a Canadian corporation, and ShopWiki Corp., a Delaware corporation. LookSmart Canada, Ltd. has its own wholly owned subsidiary, Clickable, Inc., a Delaware corporation. We also have formed a partnership in Conversion Media Holdings, LLC, a Delaware limited liability company. The address of Holdco’s principal executive offices is 555 California Street, #324, San Francisco, CA 94105. Holdco’s telephone number is (415) 348-7000.

We are a digital advertising solutions company that provides relevant solutions for search and display advertising customers, organized along five lines of business: (i) Clickable, (ii) LookSmart AdCenter, (iii) Novatech.io, (iv) ShopWiki and (v) web searches. In addition, we formed a partnership with Conversion Media Holdings, LLC, which supports its other lines of business through the creation of content sites directed at ecommerce verticals. We operate our partnership and each line of business, while being related to the others in terms of shared resources, as separate business lines with their own core management, profits and losses, and the ability to operate independently as separate businesses. As a result, this separation of business lines allows us to operate effectively as a holding company and as a capital allocator to each of our separate businesses with the goal of finding mispriced assets in the public and private markets and subsequently taking those assets to create scalable and sustainable businesses that may then be monetized for the ultimate benefit of our stockholders.

Clickable

Clickable helps brands and agencies measure marketing ROI through a customer’s lifetime by connecting critical marketing and advertising products and services into one platform that gives customers the ability to analyze, publish, moderate, social media and search marketing. Clickable also offers its platform as a white label solution to agencies who use it to save hours of time creating reports, increase transparency to clients, increase stickiness of clients, increase recurring revenue streams, and upsell other tools and services. LookSmart has begun to work with large international brands to assist them in creating, maintaining and analyzing their social media presence online. LookSmart’s goal is to partner with social media companies such as Facebook, Twitter, Pinterest and YouTube, as well as others, to provide vertically integrated solutions that will offer customers the ability to maximize their ad spend in all relevant ad categories.

In addition, Clickable allows customers to manage paid, owned and earned media by providing a suite of solutions for social media marketers that include publishing, monitoring, data storage, compliance, management, ad placement and analytics.  The “Clickable Analytics” dashboard provides customers with the ability to easily put their cross channel marketing (search, display, social, email, video, offline) and audience data from various sources into one unified, flexible and customizable platform.  The platform allows the customer to better understand and utilize the data for the customizing and layering of customer specific key performance indicators.  LookSmart believes that this platform will allow customers to combine data in a way that better suits their particular marketing, financial and operational goals both with standard and customized dashboards and analytics.  This platform allows companies to gather and manage Application Programming Interface (“API”) data from many data providers that LookSmart aims to partner with, including Facebook, Twitter, YouTube, and Instagram, as well as analyze such data in the “Clickable” proprietary platform and within a company’s own data warehouse.

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AdCenter

We have a proprietary web-based advertising auction platform, the “AdCenter,” that allows us to create, track, analyze, report and optimize customers’ advertising campaigns. Through the AdCenter platform, our customers are provided with search, social, display, mobile and video advertising solutions as well as analytic, moderation and publishing workflow solutions across the entire social media marketing ecosystem. The AdCenter indexes ads, analyzes webpage information to match advertising to relevant content, matches search queries to advertising and utilizes advanced fraud detection techniques in a high-volume ad serving environment. The platform also collects impression and click data for each listing that we manage for our customers and provides LookSmart with billing information. In addition, LookSmart provides each of its advertising customers with a password-protected online account that enables them to track, analyze and optimize their search marketing campaigns using online reports. The platform also includes an interface for publishers to access ad syndication feed reports and revenue information.

The advertisers that comprise LookSmart’s customer network include intermediaries, direct advertising customers and their agencies, as well as self-service customers in the United States and certain other countries. These AdCenter customers range from small and medium-sized businesses to large Fortune 50 companies. Self-service advertisers are customers that sign-up directly online with the Company and pay by credit card. Direct advertisers (and their agencies) include customers whose main objective is to obtain conversions or sales from clicks. Intermediary customers (“Intermediaries”) do not directly advertise on the platform but sell into the affiliate networks of the large search engine providers. Intermediaries are our largest category of customer. Our Intermediary business model experienced a significant change in the fourth quarter of 2011, such that the Company’s revenues from Intermediaries have declined significantly as compared to 2011 and earlier. Decreasing Intermediary revenue represented a continued trend from 2012 and was the primary driver of LookSmart’s overall 2013 revenue decreases. Thus, in 2013, LookSmart made a decision to decrease the amount of revenue that it received from Intermediaries compared to 2012. The Company believes that this decision is in the best interest of the Company on a go-forward basis. The Company believes its revenue trends are tied to market-wide changes in the search ecosystem that have had a severe impact on Intermediary business models and consequently the business Intermediaries conduct with the Company. In 2014, 2013 and 2012, LookSmart ceased business with a number of Intermediaries. Intermediaries continue as our largest category of customer. We continued this trend of decreasing business with Intermediaries as of June 30, 2015.

Through a web interface or our proprietary API, AdCenter allows multiple search advertising customers to upload keywords, manage daily budgets, set rates and view reports, including spend data that is updated hourly. Search advertising customers can also access keyword suggestions, price and traffic estimates, online help and frequently asked questions (“FAQ”). The AdCenter API is also available for search advertising customers and related agencies that use third-party or in-house systems to analyze and manage their search campaigns.

Our search advertising network generates advertisements that target search intent queries on www.LookSmart.com and partner publisher sites.  The network offers search advertising customers targeted search capability through a monitored search advertising distribution network.  We also offer advertisers the ability to buy graphical display advertising. Our “trading desk” personnel utilize Demand Side Platform (“DSP”) technology and licensed data from third party providers to purchase targeted advertising on a real-time bidded basis. By leveraging extensive historical search marketing network data along with performance data from a conversion pixel, we construct models of the highest performing audiences and target those audiences via our exchange inventory. We offer our trading desk as a managed service.

Further, we offer publishers licensed private-label search advertiser network solutions based on our AdCenter platform technology (“Publisher Solutions”). Publisher Solutions consist of hosted auction-based ad serving with an ad backfill capability that allows publishers and portals to manage their advertiser relationships, distribution channels and accounts.

We offer a suite of customizable search advertising management tools and solutions that help publishers grow their audience, control advertiser relationships, and enhance and optimize the monetization of their sites. Our Publisher Solutions can be branded and configured according to publishers’ needs. We offer publishers:

•	Command and control over revenue diversification and growth via the AdCenter for Publishers, a comprehensive private-labeled Application Service Provider (“ASP”) solution that provides publishers with the ability to own and grow their advertiser relationships, increase their distribution capacity, and diversify their revenue sources.

•	A customizable set of services and technology to integrate multiple sources of advertisers, including dominant third-party feeds, within a single auction-based platform for cost-per-click (“CPC”) text-based advertising.

•	Access to a “backfill” of advertisers so they can quickly ramp their online operations and not lose time or existing revenue sources while establishing their advertiser relationships. Connecting multiple installations of the AdCenter for Publishers together allows us to create an open marketplace environment that empowers publishers to share, leverage, and exchange their advertisers for expanded distribution.

Novatech.io

As part of our Novatech.io business line, we have an approximately 10,000 square foot Data Center facility in Phoenix, Arizona. We have consolidated our cloud services in our wholly owned secure Data Center.  As a result, we intend to expand our cloud-based offerings to our customers.

NovaTech.io’s cloud based services include a private cloud ecosystem comprised of multi-vendor enterprise technologies and capabilities while serving as a production research and development environment to support the needs of companies who need to scale their information technology operations quickly and securely.

ShopWiki

ShopWiki was founded by former DoubleClick Executives, along with a DoubleClick software developer, and is a consumer shopping search engine that offers comprehensive results for both stores and products. ShopWiki uses crawling technology to find anything and everything on the internet.

ShopWiki does not sell any products; it simply helps our users find any product available for sale on the Web. ShopWiki actively crawls the Internet and API feeds from merchants, to find and organize the widest selection of products from more than 250,000 online merchants.

Web Searches

We offer our own branded search engine.  For parties submitting search queries, we offer free-of-charge search results ranked and presented based on proprietary algorithms.   While early in its evolution, part of our current search engine monetization strategy is to generate sponsored search results as a part of overall search results and provide links to paying advertisers’ websites.

Conversion Media

We have a partnership with VisionNexus, LLC, a California limited liability company, called Conversion Media Holdings, LLC, a Delaware limited liability corporation, with the intent to create content sites directed at ecommerce verticals like housewares, electronics and other consumer products.   The operations of Conversion Media Holdings, LLC began in April of 2014 and currently are in a testing phase. We believe that Conversion Media Holdings, LLC will begin to generate revenue at the end of the 2nd quarter of 2015.

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Competition

The online advertising industry is constantly evolving, changes rapidly and is highly competitive. One of the major factors contributing to this competitive environment is that providers of all online advertising formats compete for a share of advertisers’ limited advertising budgets. The large search engines, such as Yahoo!, Google, and Bing often receive the biggest portion of the search marketing budget. In addition, social networks such as Facebook and LinkedIn are rapidly scaling their advertising capabilities. With greater capital and technical resources, and greater brand recognition, the larger brands are often first priority in the mind of the advertiser, agency or buyer.

We compete, and following the Separation we will compete, on two main fronts: 1) attracting and growing our base of advertising customers to purchase our online advertising products and to incorporate their key words into our search advertising network, and 2) attracting and maintaining distribution network partners to incorporate their search queries into our search advertising network. The basis on which we compete differs among the two fronts. In addition, while online advertising continues to grow year over year, customers’ online advertising budgets are in competition with advertising in other media such as television, radio and print.

Customers

For the year ended December 31, 2014, LookSmart’s largest customer accounted for 12% of its revenue. For the year ended December 31, 2013, Look Smart’s largest customer accounted for 13% of its revenue. As of the three months ended June 30, 2015, LookSmart’s largest customer accounted for 18% of its revenue. We believe our customer concentration will reflect similar amounts.

Intellectual Property

We rely on a combination of patent, trade secret, copyright and trademark laws and contractual provisions to protect our intellectual property and proprietary rights. Our trademarks include LookSmart ®, Clickable ® and Syncapse ®. We have an issued patent on our search engine technology and we have patents on various aspects of our ad delivery and search technologies.

Government Regulations

We are subject to a number of domestic state and federal laws that affect companies conducting business on the Internet. In addition, because of the increasing popularity of the Internet and the growth of online services, laws relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights are being debated and considered for adoption.

In the U.S., state and federal laws relating to the liability of providers of online services for activities of their consumers, and the liability of providers of online advertiser’s ads and activities, are currently being tested by a number of claims, which include actions for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement, or other theories based on the nature and content of the materials searched by consumers, the advertisements shown to consumers or the content generated by consumers. Likewise, other federal laws could have an impact on our business. For example, the Children’s Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

In addition, the application of existing laws regulating or requiring licenses for certain businesses of our search advertising customers, including, for example, distribution of pharmaceuticals, adult content, online gambling, financial services, alcohol or firearms, can be unclear. Application of these laws in an unanticipated manner could expose us to substantial liability and restrict our ability to deliver services to our customers.

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Research, Product Development and Technical Operations Expense

Research, product development and technical operations expense includes all costs related to the continued operation, development and enhancement of our Clickable and AdCenter platforms. Our product development and technical operations expense for Clickable, net of capitalized software development costs, was approximately $2.0 million during the year ended December 31, 2014 and approximately $0.7 million during the year ended December 31, 2013. Our product development and technical operations expense for AdCenter, net of capitalized software development costs, was approximately $4.6 million during the year ended December 31, 2014 and approximately $3.6 million during the year ended December 31, 2013.

We review assets for evidence of impairment annually at year end and whenever events or changes in circumstances indicate the carrying values may not be recoverable. The impairment review requires the Company to make significant estimates about its future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations and changes in competition.

The fair value of the long-lived assets was derived based on Level 3 inputs, which are based on significant inputs that are not observable. The fair value of the capitalized software long-lived assets was determined using an income approach, based on expected future cash flows and market considerations. The fair value of the computer equipment, furniture and fixtures, software and leasehold improvements long-lived assets was determined using a market approach, based on comparable fair values of similar assets.

We expect to continue to invest in internally developed software and other technology initiatives.

Employees

As of August 15, 2015, we had 12 total employees, all of which were full-time employees. As of December 31, 2014, we had 18 total employees, all of which were full-time employees. None of these employees is represented by a union and we believe our employee relations to be good.

Properties

The Company owns a 10,000 square foot building in Phoenix, Arizona to house its Data Center, and has a month-to-month sublease in San Francisco, California for 250 square feet of office space.

We believe our existing facilities are suitable for our operations.

Legal Proceedings

We are subject to claims, charges, litigation and other proceedings in the ordinary course of our business, including those arising from or related to contractual matters, intellectual property, personal injury, environmental matters, product liability, product recalls, construction defect, insurance coverage, personnel and employment disputes, antitrust issues and other matters, including class actions. We believe that we have adequate defenses in these matters and that the likelihood that the outcome of these matters would have a material adverse effect on us is remote. However, there is no assurance that we will prevail in these matters, and we could in the future incur judgments, enter into settlements of claims or revise our expectations regarding the outcome of these matters, which could materially impact our results of operations.

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Available Information

Our website, www.LookSmart.com, provides access, without charge, to LookSmart, Ltd.’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. The information provided on our website is not part of this report, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this report.

Materials filed by the Company with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding our company that we file electronically with the SEC.

Planned Separation

On April 23, 2015, LookSmart and Holdco entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pyxis Tankers Inc. (“Pyxis”), and Pyxis’ wholly owned subsidiary, Maritime Technologies Corp. (“MTC”). Upon the consummation of the transactions contemplated by the Merger Agreement, certain of which are described further herein, LookSmart will merge with and into MTC, with MTC surviving the merger. LookSmart’s stockholders will receive a certain number of shares of Pyxis’ common stock upon cancellation of their shares of LookSmart as a result of the merger. As a condition precedent to the consummation of said merger transaction, LookSmart is required to: (i) transfer all of its business, assets and liabilities to Holdco (the “Separation”); and subsequently, (ii) spin off Holdco as a separate, independent corporation, with such spin off being achieved by means of the Distribution, as defined below.

In order to transfer the LookSmart Business to Holdco, on April 23, 2015, LookSmart and Holdco entered into an Assignment and Assumption Agreement. Pursuant to the terms of the Assignment and Assumption Agreement, the Separation was effected and LookSmart allocated all of the assets, liabilities and obligations of the LookSmart Business (including with respect to transition services, employee matters, tax matters and certain other matters) to Holdco on April 23, 2015.

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To complete the spin-off required by the Merger Agreement, LookSmart will distribute all of the shares of Holdco common stock on a pro rata basis to LookSmart’s stockholders (the “Distribution”). Each holder of LookSmart common stock will receive one share of Holdco for every one share of LookSmart held of record at the close of business on [*], 2015 (the “Record Date”).

LookSmart’s board of directors considered a number of potentially negative factors in evaluating the Separation and Distribution as described in the Merger Agreement, and ultimately concluded that the potential benefits of the Separation and the Distribution outweighed these risks. In connection with its evaluation of the Merger Agreement and the Separation, LookSmart’s board of directors engaged Gruppo, Levey & Co. and Source Capital Group, Inc. (collectively, “GLC”) to act as its financial advisors. GLC rendered its opinion stating that, as of March 31, 2015 and based upon and subject to the assumptions, limitations and qualifications set forth in their opinion, the Separation, the Distribution and the merger transaction contemplated by the Merger Agreement were fair, from a financial point of view, to LookSmart’s stockholders.

In order to satisfy LookSmart’s obligations under the Merger Agreement and based in part on the fairness opinion provided by GLC, LookSmart’s board of directors believed the Separation and Distribution was in the best interests of LookSmart’s stockholders, on February 27, 2015, LookSmart’s board of directors approved a plan to transfer the LookSmart Business to Holdco and to distribute to LookSmart’s stockholders all of the shares of common stock of Holdco through the Distribution.

Aside from the satisfaction of requirements of the Merger Agreement, we believe the Separation and Distribution will create long-term value for LookSmart, Holdco and their respective stockholders for the following reasons:

If the Separation, the Distribution and the merger transaction with Pyxis described in the Merger Agreement are successfully consummated, you will effectively be provided with equity investments in two separate companies. You will receive one share of the common stock of Holdco for each share of common stock of LookSmart that you own as of the Record Date, and you will receive a certain number of shares of Pyxis pursuant to the terms of the Merger Agreement. Accordingly, the Separation, the Distribution and transaction with Pyxis may result in a combined post-Distribution trading value in excess of the current trading value of LookSmart alone; and the Separation and the Distribution will provide us the opportunity to streamline the corporate organization of the entity that holds the LookSmart Business, which we believe will result in significant savings to the Company over the long term. For example, Holdco is incorporated in Nevada as opposed to Delaware, where LookSmart is incorporated. Under Delaware law, the annual franchise tax is based upon the authorized capital of a company, or alternatively, upon the product of the authorized capital stock of a company and a fraction determined by the relationship between a company’s total assets and the number of authorized shares it has issued.  In Nevada, there is no annual franchise tax. Although there are no assurances that we will use the funds that may arise from these tax savings effectively, such savings could also result in an increased trading value of our common stock.

Critical Accounting Policies and Estimates

Our financial condition and results of operations are based upon certain critical accounting policies, which include estimates, assumptions, and judgments on the part of management. We base our estimates on various factors and information which may include, but are not limited to, history and prior experience, experience of other enterprises in the same industry, new related events, current economic conditions and information from third party professionals that is believed to be reasonable under the circumstance, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenue and expenses during the periods presented. Actual results may differ from those estimates.

The following discussion highlights those policies and the underlying estimates and assumptions, which we consider critical to an understanding of the financial information in this report.

Use of Estimates and Assumptions

The Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue, expenses, and contingent assets and liabilities during the reporting period. We base our estimates on various factors and information which may include, but are not limited to, history and prior experience, experience of other enterprises in the same industry, new related events, and current economic conditions and information from third party professionals that is believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

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Investments

We invest our excess cash primarily in debt instruments of high-quality corporate and government issuers. All highly liquid instruments with maturities at the date of purchase greater than ninety days are considered investments. All instruments with maturities greater than one year from the balance sheet date are considered long-term investments unless management intends to liquidate such securities in the current operating cycle. Such securities are classified as short-term investments. These securities are classified as available-for-sale and carried at fair value.

Changes in value of these investments are primarily related to changes in interest rates and are considered to be temporary in nature. Except for declines in fair value that are not considered temporary, net unrealized gains or losses on these investments are reported as a component of accumulated other comprehensive loss in stockholders’ equity. We recognize realized gains and losses upon sale of investments using the specific identification method.

Fair Value of Financial Instruments

Our estimates of fair value for assets and liabilities is based on a framework that establishes a hierarchy of the inputs used in valuation and gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect our significant market assumptions. The three levels of the hierarchy are as follows:

Level 1:	Unadjusted quoted market prices for identical assets or liabilities in active markets that we have the ability to access.

Level 2:	Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, default rates, etc.) or can be corroborated by observable market data.

Level 3:	Valuations based on models where significant inputs are not observable. The unobservable inputs reflect our assumptions about the assumptions that market participants would use.

Revenue Recognition

Our online search advertising revenue is composed of per-click fees that we charge customers and profit sharing arrangements we enter with Intermediaries. The per-click fee charged for keyword-targeted listings is calculated based on the results of online bidding for keywords or page content, up to a maximum cost per keyword or page content set by the customer. The Company will have profit-sharing agreements with several customers that call for the sharing of profits and losses. Profit sharing arrangements are governed by contractual agreement. Revenue from these profit-sharing agreements is reported net of the customer’s share of profit.

Revenue also includes revenue share from licensing of private-labeled versions of our AdCenter Platform.

Revenues associated with online advertising products, including Advertiser Networks, are generally recognized once collectability is established, delivery of services has occurred, all performance obligations have been satisfied, and no refund obligations exist. We pay distribution network partners based on clicks on the advertiser’s ad that are displayed on the websites of these distribution network partners. These payments are called TAC and are included in cost of revenue. The revenue derived from these arrangements that involve traffic supplied by distribution network partners is reported gross of the payment to the distribution network partners. This revenue is reported gross due to the fact that we are the primary obligor to the advertisers who are the customers of the advertising service.

We also enter into agreements to provide private-labeled versions of our products, including licenses to the AdCenter platform technology. These license arrangements may include some or all of the following elements: revenue-sharing based on the publisher’s customer’s monthly revenue generated through the AdCenter application; upfront fees; minimum monthly fees; and other license fees. We recognize upfront fees over the term of the arrangement or the expected period of performance, other license fees over the term of the license, and revenue-sharing portions over the period in which such revenue is earned. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

We provide a provision against revenue for estimated reductions resulting from billing adjustments and customer refunds. The amounts of these provisions are evaluated periodically based upon customer experience and historical trends.

Deferred revenue is recorded when payments are received in advance of performance in underlying agreements. Customer deposits are recorded when customers make prepayments for online advertising.

The Company evaluates individual arrangements with customers to make a determination under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-45 Revenue Recognition . We test and record revenue accordingly.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from customers failing to make required payments. This valuation allowance is reviewed and adjusted on a periodic basis. The review is based on factors including the application of historical collection rates to current receivables and economic conditions. Additional allowances for doubtful accounts are considered and recorded if there is deterioration in past due balances, if economic conditions are less favorable than we anticipated or for customer-specific circumstances, such as bankruptcy.

Concentrations, Credit Risk and Credit Risk Evaluation

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments, and accounts receivable. As of December 31, 2014 and 2013, and as of June 30, 2015, the Company placed its cash equivalents and investments primarily through one financial institution, City National Bank (“CNB”), and mitigated the concentration of credit risk by placing percentage limits on the maximum portion of the investment portfolio which may be invested in any one investment instrument. The Company also invests in fully collateralized funds with maturities of less than two years. These amounts exceed federally insured limits at June 30, 2015, December 31, 2014 and December 31, 2013. The Company has not experienced any credit losses on these cash equivalents and investment accounts and does not believe it is exposed to any significant credit risk on these funds. The fair value of these accounts is subject to fluctuation based on market prices.

Credit Risk, Customer and Vendor Evaluation

Accounts receivable are typically unsecured and are derived from sales to customers. We perform ongoing credit evaluations of our customers and maintain allowances for estimated credit losses. We apply judgment as to our ability to collect outstanding receivables based primarily on our evaluation of the customer’s financial condition and past collection history and record a specific allowance. In addition, we record an allowance based on the length of time the receivables are past due. Historically, such losses have been within our expectations.

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The following table reflects customers that accounted for more than 10% of net accounts receivable:

	Year Ended December 31,
	2014	2013
Company 1	24%	**
Company 2	13%	**
Company 3	12%	**
Company 4	10%	**
Company 5	**	22%
Company 6	**	18%
Company 7	**	16%

**	Less than 10%

	June 30,	December 31,
	2015	2014
Company 1	11%	10%
Company 2	**	12%
Company 3	**	24%
Company 4	**	13%

**	Less than 10%

Revenue and Cost Concentrations

The following table reflects the concentration of revenue by geographic locations that accounted for more than 10% of net revenue:

	Year Ended December 31,
	2014	2013
United States	91%	82%
Europe, Middle East and Africa	**	12%

**	Less than 10%

The increase in revenue between 2014 and 2013 In the United States was related to an increase in focus on our North American operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
United States	96%	92%	94%	93%
Europe, Middle East and Africa	**	**	**	**

**	Less than 10%

The Company derives its revenue from two service offerings, or “products”: Advertiser Networks and Publisher Solutions. The percentage distributions between the two service offerings are as follows:

	Year Ended December 31,
	2014	2013
Advertiser Networks	91%	86%
Publisher Solutions	9%	14%

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The increase in revenue from Advertiser Networks as compared to a decrease in Publisher Solutions is a result of the Company’s increase focus on its Clickable business as opposed to its AdCenter business.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Advertiser Networks	100%	88%	100%	91%
Publisher Solutions	0%	12%	0%	9%

The following table reflects the percentage of revenue attributed to customers who accounted for more than 10% of net revenue, all of which are Intermediaries:

	Year Ended December 31,
	2014	2013
Company 1	12%	13%

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Company 1	18%	13%	12%	12%
Company 2	**	10%	**	11%
Company 3	**	10%	**	**

**	Less than 10%

The Company derives its revenue primarily from its relationships with significant distribution network partners. The following table reflects the distribution partners that accounted for more than 10% of total TAC:

	Year Ended December 31,
	2014	2013
Distribution Partner 1	20%	26%
Distribution Partner 2	15%	**
Distribution Partner 3	11%	12%
Distribution Partner 4	**	11%

**	Less than 10%

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Distribution Partner 1	11%	20%	15%	32%
Distribution Partner 2	11%	19%	10%	28%
Distribution Partner 3	10%	22%	**	21%
Distribution Partner 4	**	**	**	**

**	Less than 10%

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The revenue from the Company’s significant distribution network partners declined from 2013 to 2014 as a result of declining Intermediary revenue and the Company’s decision to decrease the amount of revenue that it received from Intermediaries after 2012.

Property and Equipment

Property and equipment are stated at cost, except when an impairment analysis requires use of fair value, and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment	3 to 4 years
Furniture and fixtures	5 to 7 years
Software	2 to 3 years
Building Improvements	10 years
Building	39 years

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operating expenses. Maintenance and repairs are charged to expense as incurred. Expenditures that substantially increase an asset’s useful life are capitalized.

In the fourth quarter of 2013, the Company acquired an approximately 10,000 square foot Data Center facility in Phoenix, Arizona. This facility has allowed the Company to consolidate its data needs in a company-owned Data Center, and should allow for the expansion of its cloud-based offerings to its customers.

Internal Use Software Development Costs

We capitalize external direct costs of materials and services consumed in developing and obtaining internal-use computer software and the payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use computer software. These costs are capitalized after certain milestones have been achieved and generally amortized over a three-year period once the project is placed in service.

Management exercises judgment in determining when costs related to a project may be capitalized, in assessing the ongoing value of the capitalized costs, and in determining the amortization period for the capitalized costs, which is generally three years. The Company expects to continue to invest in internally developed software and to capitalize such costs in the future, although no such costs were capitalized in the year ended December 31, 2014 or in the six months ended June 30, 2015.

Restructuring Charges

In August 2012, the Company entered into an agreement to sublease its office space in San Francisco under terms generally equivalent to its existing commitment. This lease ended on December 31, 2014, at which time the Company no longer had any obligations under the terms of this lease.

In the second quarter of 2015, LookSmart incurred $0.2 million in restructuring charges. These expenses include legal and the professional expenses associated with the announcement in April 2015 that LookSmart, Ltd. (LOOK) and privately-held Pyxis Tankers Inc. (“Pyxis”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), whereby Pyxis will become a publicly listed company as a result of the merger between LookSmart, Ltd. (“LookSmart”) and into Pyxis’ wholly-owned subsidiary, Maritime Technologies Corp., a Delaware corporation. On the effective date of the merger, in addition, LookSmart will spin off its existing business into a new entity called LookSmart Group, Inc. (“LookSmart Group”).

Impairment of Long-Lived Assets

The Company reviews long-lived assets held or used in operations, including property and equipment and internally developed software, for impairment in accordance with ASC 360-10 “Impairment and Disposal of Long-Lived Assets”.

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The Company reviews assets for evidence of impairment annually at year-end and whenever events or changes in circumstances indicate the carrying values may not be recoverable. The impairment review requires the Company to make significant estimates about its future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations and changes in competition.

Traffic Acquisition Costs

The Company enters into agreements of varying durations with its distribution network partners that display the Company’s listings ads on their sites in return for a percentage of the revenue-per-click that the Company receives when the ads are clicked on those partners’ sites.

The Company also enters into agreements of varying durations with third party affiliates. These affiliate agreements provide for variable payments based on a percentage of the Company’s revenue or based on a certain metric, such as number of searches or paid clicks.

TAC expense is recorded in cost of revenue.

Share-Based Compensation

We recognize share-based compensation costs for all share-based payment transactions, including grants of stock options and employee stock purchases related to the Employee Stock Purchase Plan, over the requisite service period based on their relative fair values. We estimate the fair value of share-based payment awards on the grant date using the Black-Scholes method. The value of the portion of the award that is ultimately expected to vest is recognized as expense in our Consolidated Statement of Operations over the requisite service periods. Share-based compensation expense, related to stock option grants and employee stock purchases, recognized were not significant for the years ended December 31, 2014 and December 31, 2013, or for the six months ended June 30, 2014.

Forfeitures are estimated at the time of grant in order to estimate the amount of share-based awards that will ultimately vest. The forfeiture rate is determined at the end of each fiscal quarter, based on historical rates.

We elected to adopt the alternative transition method for calculating the tax effects of share-based compensation to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and the Consolidated Statement of Cash Flows of the tax effects of employee share-based compensation awards.

Advertising Costs

Advertising costs are charged to sales and marketing expenses as incurred and were $0.05 million and insignificant in the years ended December 31, 2014 and 2013, respectively.

Advertising costs are charged to sales and marketing expenses as incurred and were insignificant and $0.01 in the three and six months ended June 30, 2015, respectively. Advertising costs were insignificant in both the three and six months ended June 30, 2014.

Product Development Costs

Research of new product ideas and enhancements to existing products are charged to expense as incurred.

Income Taxes

The Company accounts for income taxes using the liability method. Under the liability method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company records liabilities, where appropriate, for all uncertain income tax positions. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within operations as income tax expense.

Comprehensive Loss

Other comprehensive loss as of June 30, 2015, December 31, 2014, and December 31, 2013, consists of unrealized gains and losses on marketable securities categorized as available-for-sale and foreign currency translation adjustments.

Net Loss per Common Share

Basic net loss per share is calculated using the weighted average shares of common stock outstanding, excluding treasury stock. Diluted net loss per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding, excluding treasury stock, during the period, using the treasury stock method for stock options. As a result of the Company’s net loss position at June 30, 2015, December 31, 2014 and 2013, there is no dilution.

Segment Information

The Company has one operating segment, online advertising. While the Company operates under one operating segment, management reviews revenue under five lines of business: (i) Clickable, (ii) LookSmart AdCenter, (iii) Novatech.io, (iv) ShopWiki and (v) web searches.

As of December 31, 2014 and December 31, 2013, the Company’s accounts receivable and deferred revenue are primarily related to the online advertising segment. All long-lived assets are located in the United States and Canada. As of June 30, 2015, the Company’s accounts receivable and deferred revenue are primarily related to the online advertising segment. All long-lived assets are located in the United States and Canada.

Adoption of New Accounting Standards

On January 2, 2014 we adopted guidance issued by the Financial Accounting Standards Board (“FASB”), ASU 2013-04, “Liabilities – Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date”, an amendment providing guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. Adoption of this new guidance had no impact on the Company’s consolidated financial position or results of operations.

Recent Accounting Pronouncements

In April 2014, the FASB issued Accounting Standards Update No. 2014-08 (“ASU 2014-08”) “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. It is effective for annual periods beginning on or after December 15, 2014. Early adoption is permitted but only for disposals that have not been reported in financial statements previously issued. We do not expect the impact of the adoption of ASU 2014-08 to be material to our consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (“ASU 2014-09”) “Revenue from Contracts with Customers.” ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)”, and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. We are currently in the process of evaluating the impact of the adoption of ASU 2014-09 on our consolidated financial statements.

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For a further description of recent accounting pronouncements, please see Note 1 to our Consolidated Financial Statements below.

Results of Operations

Overview of the Three and Six Months Ended June 30, 2015 and 2014

The following tables set forth selected information concerning our results of operations as a percentage of consolidated net revenue for the periods indicated (in thousands):

	Three Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Revenue	$1,020	100.0%	$1,410	100.0%	$(390)	(28%)
Cost of revenue	412	40.4%	699	49.6%	(287)	(41%)
Gross profit	608	59.6%	711	50.4%	(103)	(14%)
Operating expenses:
Sales and marketing	295	28.9%	390	27.7%	(95)	(24%)
Product development and technical operations	631	61.9%	1,217	86.3%	(586)	(48%)
General and administrative	477	46.8%	999	70.9%	(522)	(52%)
Restructuring charge	217	21.4%	7	0.5%	210	3000%
Total operating expenses	1,620	158.8%	2,613	185.3%	(993)	(38%)
Income loss from operations	(1,012)	(99.2%)	(1,902)	(134.9%)	890	(47%)
Non-operating income (expense), net	19	1.9%	41	2.9%	(22)	(54%)
Loss from operations before income taxes	(993)	(97.4%)	(1,861)	(132.0%)	868	(47%)
Income tax expense	—	—	—	—	—	—
Net loss	$(993)	(97.4%)	$(1,861)	(132.0%)	$868	(47%)

	Six Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Revenue	$2,004	100.0%	$2,468	100.0%	$(464)	(19%)
Cost of revenue	864	43.1%	1,390	56.3%	(526)	(38%)
Gross profit	1,140	56.9%	1,078	43.7%	62	6%
Operating expenses:
Sales and marketing	703	35.1%	845	34.2%	(142)	(17%)
Product development and technical operations	1,333	66.5%	2,417	97.9%	(1,084)	(45%)
General and administrative	807	40.3%	1,641	66.5%	(834)	(51%)
Restructuring charge	293	14.7%	16	0.7%	277	1731%
Total operating expenses	3,136	156.5%	4,919	199.3%	(1,783)	(36%)
Loss from operations	(1,996)	(99.6%)	(3,841)	(155.6%)	1,845	(48%)
Non-operating income (expense), net	15	0.7%	84	3.4%	(69)	(82%)
Loss from continuing operations before income taxes	(1,981)	(98.9%)	(3,757)	(152.2%)	1,776	(47%)
Income tax expense	—	—	—	0.0%	—	—
Net loss	$(1,981)	(98.9%)	$(3,757)	(152.1%)	$1,776	(47%)

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Overview of the Years Ended December 31, 2014 and December 31, 2013

The following table sets forth selected information concerning our results of operations as a percentage of consolidated net revenue for the years ended December 31, 2014 and 2013 (in thousands):

	Year Ended December 31,
	2014	% of Revenue	2013	% of Revenue	Dollar Change	% Change
Revenue	$4,702	100.0%	$6,679	100.0%	$(1,977)	(30)%
Cost of revenue	2,441	51.9%	4,474	67.0%	(2,033)	(45)%
Gross profit	2,261	48.1%	2,205	33.0%	56	3%
Operating expenses:
Sales and marketing	1,690	35.9%	1,082	16.2%	608	56%
Product development and technical operations	4,561	97.0%	3,557	53.3%	1,004	28%
General and administrative	2,561	54.5%	3,052	45.7%	(491)	(16)%
Restructuring charge	30	0.7%	40	0.6%	(10)	(25)%
Total operating expenses	8,842	188.0%	7,731	115.8%	1,111	14%
Loss from operations	(6,581)	(140.0)%	(5,526)	(82.7)%	(1,055)	19%
Non-operating income (expense), net	162	3.4%	177	2.7%	(15)	(8)%
Loss from continuing operations before income taxes	(6,419)	(136.5)%	(5,349)	(80.1)%	(1,070)	20%
Income tax expense	—	—	(7)	(0.1)%	7	(100)%
Net loss	$(6,419)	(136.5)%	$(5,356)	(80.1)%	$(1,063)	20%

Revenue

Overview of the Three and Six Months Ended June 30, 2015 and 2014

Revenue is derived from two service offerings or “products” of the Company. Advertiser Networks and Publisher Solutions. Total revenue and revenue from Advertiser Networks and Publisher Solutions for the three and six months ended June 30, 2015, and 2014, was as follows (in thousands):

	Three Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Advertiser Networks	$1,020	100%	$1,241	88%	$(221)	(18%)
Publisher Solutions	—	—	169	12%	(169)	(100%)
Total revenue	$1,020	100%	$1,410	100%	$(390)	(28%)

	Six Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Advertiser Networks	$2,003	100%	$2,251	91%	$(248)	(11%)
Publisher Solutions	1	0%	217	9%	(216)	(100%)
Total revenue	$2,004	100%	$2,468	100%	$(464)	(19%)

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Advertiser Networks

The decrease in Advertiser Networks revenue for the three and six months ended June 30, 2015, as compared to the same period in 2014 is the result of a reduction in revenues from all categories: Intermediaries, Direct Advertisers and Self Service Advertisers.

In the first half of 2015, revenue from Intermediaries decreased compared to the first half of 2014. We experienced a continuing decrease in Advertising Network revenue in the first half of 2015 following a trend that began in late 2011.

In the first half of 2015, revenue from Direct Advertisers decreased compared to the first half of 2014.

In the first half of 2015, revenue from Self Service Advertisers decreased compared to the first half of 2014. The Company plans to invest in the Self Service Platform in the future.

Publisher Solutions

Publisher Solutions revenues decreased in the three and six months ended June 30, 2015, compared to the same period in 2014 generally due to volume reductions by licensees.

Overview of the Years Ended December 31, 2014 and December 31, 2013

Total revenue and revenue from Advertiser Networks and Publisher Solutions for the years ended December 31, 2014 and 2013, were as follows (in thousands):

	Year Ended December 31,
		% of		% of	Dollar	%
	2014	Revenue	2013	Revenue	Change	Change
Advertiser Networks	$4,279	91%	$5,762	86%	$(1,483)	(26)%
Publisher Solutions	423	9%	917	14%	(494)	(54)%
Total revenue	$4,702	100%	$6,679	100%	$(1,977)	(30)%

Advertiser Networks

In 2014, revenue from Intermediaries decreased significantly compared to 2013. We experienced a continuing decrease in Advertising Network revenue in 2014 following a trend from 2013 and 2012. This trend continued into 2014 as several Intermediary customers exited the market or ceased business with the Company.

In 2014, revenue from Direct Advertisers decreased from 2013.

In 2014, revenue from Self Service Advertisers decreased. We did not invest significant resources to expand this business however the Company views Self Service Advertisers as a source for modest potential growth and plans to invest accordingly in the future.

Publisher Solutions

In 2014, Publisher Solutions revenue declined as compared to the prior year. The Company did not invest significant resources to grow this business in 2014.

Cost of Revenue and Gross Profit

Overview of the Three and Six Months Ended June 30, 2015 and 2014

Cost of revenue is primarily TAC (costs paid to our distribution network partners). Other costs include data center rent, power usage and credit card fees.

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Cost of revenue for the three and six months ended June 30, 2015 and 2014 were as follows (in thousands):

	Three Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Traffic acquisition costs	$370	36%	$510	36%	$(140)	(27%)
Other costs	42	4%	189	12%	(147)	(78%)
Total cost of revenue	$412	40%	$699	50%	$(287)	(41%)
Traffic acquisition costs as percentage of Advertiser Network revenue		36%		41%

	Six Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Traffic acquisition costs	$792	40%	$971	39%	$(179)	(18%)
Other costs	72	4%	419	17%	(347)	(83%)
Total cost of revenue	$864	43%	$1,390	56%	$(526)	(38%)

Traffic acquisition costs as percentage of Advertiser Network revenue	40%		43%

TAC decreased $140,000 and $179,000 in the three and six months ended June 30, 2015, respectively, when compared to the three and six months ended June 30, 2014. Our Intermediary category of revenue generally has lower margins than Direct and Self-Service and our continued move away from Intermediaries’ business drove the margin increase.

Certain other costs, such as data center costs and power usage, are generally fixed costs. Total cost of revenue decreased in 2015 primarily as result of decreases of TAC combined with decreases in other costs in the current year.

TAC as a percentage of Advertiser Network revenue decreased to 40% in the first half ended June 30, 2015, as compared to 43% in the same period in 2014 as a result of overall revenue mix changes from 2014 to 2015.

Overview of the Years Ended December 31, 2014 and December 31, 2013

Cost of revenue is primarily TAC (costs paid to our distribution network partners). Other costs include data center rent and power usage, commissions paid to advertising agencies and credit card fees.

Cost of revenue for the years ended December 31, 2014 and 2013 were as follows (in thousands):

	Year Ended December 31,
		% of		% of	Dollar	%
	2014	Revenue	2013	Revenue	Change	Change
Traffic acquisition costs	$1,819	39%	$2,759	41%	$(940)	(34)%
Other costs	622	13%	1,715	26%	(1,093)	(64)%
Total cost of revenue	$2,441	52%	$4,474	67%	$(2,033)	(45)%

Traffic acquisition costs as percentage of Advertiser Network revenue		43%		48%

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TAC as a percent of revenue decreased in 2014, as compared to 2013. Our Intermediary category of revenue generally has lower margins than Direct and Self-Service and the change in revenue mix from 2014 to 2013 drove the margin decline.

Certain other costs, such as data center rent and power usage, are generally fixed costs. However in 2013, there were some other cost increases associated with planned data center and related transitions in order to effect the move from Raging Wire to our owned Data Center in Phoenix, Arizona.

Total cost of revenue decreased in 2014 as result of decreases of TAC, partially offset by increases in other costs in the current year.

Traffic acquisition costs as a percentage of Advertiser Network revenue decreased to 43% in 2014, as compared to 48% in 2013, as a result of overall revenue mix changes from 2014 to 2013.

Operating Expenses

Overview of the Three and Six Months Ended June 30, 2015 and 2014

Operating expenses for the three and six months ended June 30, 2015, as compared to the same period in 2014, decreased by $0.8 million. Contributing factors included decreases in sales and marketing costs, product and development costs, general and administrative costs.

Operating expenses consist of sales and marketing, product development and technical operations, general and administrative, and restructuring charges for the three and six months ended June 30, 2015, and 2014, and were as follows (in thousands):

	Three and six months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Sales and marketing	$295	29%	$390	28%	$(95)	(24%)
Product development and technical operations	631	62%	1,217	86%	(586)	(48%)
General and administrative	477	46%	999	71%	(522)	(52%)
Restructuring charge	217	21%	7	—	210	3000%
Total operating expenses	$1,620	158%	$2,613	185%	$(993)	(38%)

	Six Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Sales and marketing	$703	35%	$845	34%	$(142)	(17%)
Product development and technical operations	1,333	67%	2,417	98%	(1,084)	(45%)
General and administrative	807	40%	1,641	66%	(834)	(51%)
Restructuring charge	293	15%	16	1%	277	1731%
Total operating expenses	$3,136	157%	$4,919	199%	$(1,783)	(36%)

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Sales and Marketing

Sales and marketing expenses in the current year include salaries, share-based compensation and other costs of employment for our sales force, sales administration and customer service staff and marketing personnel, overhead, facilities and allocation of depreciation. Sales and marketing expenses also include the costs of advertising, trade shows, public relations activities and various other activities supporting our customer acquisition effort.

The decrease in sales and marketing expenses for the three and six months ended June 30, 2015, reflects a reduction in our sales and marketing personnel. The Company is developing plans for sales and marketing and higher expenses in the future are expected in this functional area.

Product Development and Technical Operations

Product development and technical operations expense includes all costs related to the continued operations, development and enhancement of our core technology product, the AdCenter platform. The AdCenter is used to operate both our own Advertiser Network and other publishers’ client networks, and is licensed to publishers to operate their own network. These costs include salaries and associated costs of employment, including share-based compensation, overhead, and facilities. Software licensing and computer equipment depreciation related to supporting product development and technical operations functions are also included in product development and technical operations expense.

Beginning in 2013, the Company had made a concentrated effort to rebuild product and technical human resources by increasing the Company’s product and technical resources to a level that the Company feels appropriate for its current and expected businesses.

General and Administrative

General and administrative expenses include personnel cost, legal, insurance, tax and accounting, consulting, professional services fees and the provision for, and reductions of, the allowance for doubtful trade receivables.

Overview of the Years Ended December 31, 2014 and December 31, 2013

Operating costs for the years ended December 31, 2014 and 2013 were as follows (in thousands):

	Year Ended December 31,
		% of		% of	Dollar	%
	2014	Revenue	2013	Revenue	Change	Change
Sales and marketing	$1,690	36%	$1,082	16%	$608	56%
Product development and technical operations	4,561	97%	3,557	53%	1,004	28%
General and administrative	2,561	54%	3,052	46%	(491)	(16)%
Restructuring charge	30	1%	40	1%	(10)	(25)%
Total operating expenses	$8,842	188%	$7,731	116%	$1,111	14%

Sales and Marketing

Sales and marketing expenses include salaries, commissions, share-based compensation and other costs of employment for our sales force, sales administration and customer service staff and marketing personnel, overhead, facilities and allocation of depreciation. Sales and marketing expenses also include the costs of advertising, trade shows, public relations activities and various other activities supporting our customer acquisition effort.

Product Development and Technical Operations

Product development and technical operations expense includes all costs related to the continued operations, development and enhancement of our core technology product, the AdCenter platform. The AdCenter is used to operate both our own Advertiser Network and other publishers’ client networks, and is licensed to publishers to operate their own network. These costs include salaries and associated costs of employment, including share-based compensation, overhead, and facilities. Software licensing and computer equipment depreciation related to supporting product development and technical operations functions are included in product development and technical operations expense.

Beginning in 2013, the company had made a concentrated effort to rebuild product and technical human resources by increasing the Company’s product and technical resources to a level that the Company feels appropriate for its current and expected businesses.

General and Administrative

General and administrative expenses include personnel cost, legal, insurance, tax and accounting, consulting, professional services fees and the provision for, and reductions of, the allowance for doubtful trade receivables.

General and Administrative costs decreased $0.5 million in the year ended December 31, 2014, as compared to 2013, which is primarily attributed to continuing cost containment efforts in 2014.

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Other Items

Overview of the Three and Six Months Ended June 30, 2015 and 2014

The tables below set forth other continuing operations data for the three and six months ended June 30, 2015, and 2014 (in thousands):

	Three Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Non-operating income (expense), net
Interest income	$—	—	$27	2%	$(27)	(100%)
Interest expense	(1)	—	(4)	—	3	100%
Other income, net	20	2%	18	1%	2	11%
Total non-operating income (expense), net	$19	2%	$41	3%	$(22)	(54%)

Income tax expense	$—	—	$—	—	$—	—

	Six Months Ended June 30,
	2015	% of Revenue	2014	% of Revenue	Dollar Change	% Change
Non-operating income (expense), net
Interest income	$—	(1%)	$74	3%	$(74)	(100%)
Interest expense	(1)	—	(7)	—	6	(86%)
Other income (expense), net	16	1%	17	—	(1)	(6%)
Total non-operating income (expense), net	$15	0%	$84	3%	$(69)	(82%)

Income tax expense	$—	—	$—	—	$—	—

Interest Income and Expense

Interest income decreased 100% in both the three and six months ended June 30, 2015, respectively, as compared to the same periods in 2014. This decrease is due to the September 30, 2014 maturation of our high-yield investment in a fully collateralized fund.

Interest expense, primarily consisting of interest paid on capital leases, decreased during both the three and months ended June 30, 2015, as compared to the three and six months ended June 30, 2014. This decrease was primarily due to the termination of lease obligations in the first quarter of 2015.

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Overview of the Years Ended December 31, 2014 and December 31, 2013

The table below sets forth other continuing operations data for the years ended December 31, 2014 and 2013 (in thousands):

	Year Ended December 31,
		% of		% of	Dollar	%
	2014	Revenue	2013	Revenue	Change	Change
Non-operating income (expense), net
Interest income	$81	1%	$198	3%	$(117)	(59)%
Interest expense	(14)	—	(9)	—	(5)	56%
Other income (expense), net	95	2%	(12)	—	107	(892)%
Total non-operating income (expense), net	$162	3%	$177	3%	$(15)	(8)%

Income tax expense	$—	—	$(7)	—	$7	(100)%

Interest Income and Expense

Interest income, decreased 59% in the year ended December 31, 2014 from the year ended December 31, 2013. This decrease was primarily due to maturation of the investment in collateralized debt obligations in the third quarter of 2014.

Interest expense, which primarily consists of interest paid on capital leases, increased $5 thousand in 2014, as compared to 2013, primarily due to a new capital lease obligation in the first quarter of 2014.

Income Tax Expense

Due to our net operating losses, our income tax expense in the U.S. consists of minimum state taxes.

Liquidity and Capital Resources

Overview of the Three and Six Months Ended June 30, 2015 and 2014

Cash flows were as follows for the six months ended June 30, 2015, and 2014 (in thousands):

	Six Months Ended June 30, 2015
	2015	2014	Change
Net cash used in operating activities	$(1,403)	$(2,208)	$805
Net cash provided by investing activities	(290)	1,727	(2,017)
Net cash used in financing activities	1,872	(170)	2,042
Effect of exchange rate changes on cash and cash equivalents	7	—	7
Increase or Decrease in cash and cash equivalents	$186	$(651)	$837

160

Cash, cash equivalents and short- and long-term investment balances were as follows as of June 30, 2015, and December 31, 2014 (in thousands):

	June 30,	December 31,
	2015	2014	Change
Cash and cash equivalents	$491	$305	$186
Short-term investments	63	129	(66)
Total	$554	$434	$120
% of total assets	12%	9%
Total assets	$4,670	$4,756

At June 30, 2015, we had approximately $0.6 million of cash, cash equivalents and short-term marketable investments. Cash equivalents and short-term marketable investments are comprised of highly liquid debt instruments of the U.S. government, commercial paper, time deposits, money market mutual funds, U.S. corporate securities and other commodities. We actively monitor the depository institutions that hold our cash and cash equivalents and the institutions of whose debt instruments we hold. Our investment policy, which is reviewed annually by our Board of Directors, primarily emphasizes safety of principal while secondarily on maximizing yield on those funds. We can provide no assurances that access to our invested cash and cash equivalents will not be impacted by adverse conditions in the financial markets. These balances may exceed the Federal Deposit Insurance Corporation insurance limits. While we monitor the cash balances in our operating accounts and adjust the cash balances as appropriate, these cash balances could be impacted if the underlying financial institutions fail or could be subject to other adverse conditions in the financial markets. See Note 2 to the Unaudited Consolidated Financial Statements, “Cash and Available for Sale Securities,” which describes further the composition of our cash, cash equivalents and short-term investments.

Cash, cash equivalents and short- and long-term investments increased $0.1 million to $0.6 million at June 30, 2015, from $0.4 million at December 31, 2014, primarily due to financing efforts in the first half of 2015, offset by operating losses.

Our primary source of liquidity is our cash, cash equivalents, and short-term investments. Our current primary use of cash is to fund operating losses and investment in software development. Our liquidity could be negatively affected by a decrease in demand for our services beyond the current quarter, and changes in customer buying behavior. Also, if the banking system or the financial markets continue to remain volatile, our investment portfolio may be impacted and the values and liquidity of our investments could be adversely affected. In addition, we may seek to raise additional capital through public or private debt or equity financings in order to fund our operations and capital expenditures, take advantage of favorable business opportunities, develop and upgrade our technology infrastructure, develop new product and service offerings, take advantage of favorable conditions in capital markets or respond to competitive pressures. In addition, unanticipated developments in the short term requiring cash payments, including the acquisition of businesses with negative cash flows, may necessitate additional financing. We cannot be assured that additional financing will be available on terms favorable to us, or at all. If we issue additional equity or convertible debt securities, our existing stockholders may experience substantial dilution.

Operating Activities

Cash used in operating activities in the six months ended June 30, 2015, consisted of our net loss adjusted for certain non-cash items, including depreciation, amortization, provision for doubtful accounts, and share-based compensation expense, as well as the effect of changes in working capital and other activities. Cash used in operations in the six months ended June 30, 2015 was $1.4 million and consisted of a net loss of $2.0 million, adjustments for non-cash items of $0.6 million and cash used by working capital and other activities of $0.0 million. Adjustments for non-cash items primarily consisted of $0.6 million of depreciation and amortization expense on property and equipment and purchased software. In addition, changes in working capital activities primarily consisted of a $0.2 million net increase in accounts payable and accrued liabilities, an increase of $0.04 million in accounts receivable and a $0.09 million decrease in prepaid and other assets. The increase in accounts payable and accrued liabilities was primarily due to the increase in operating expenses. The increase in accounts receivable is primarily attributed to slower paying customers.

Cash used in operating activities in the six months ended June 30, 2014, consisted of our net loss adjusted for certain non-cash items, including depreciation, amortization, provision for doubtful accounts, and share-based compensation expense, as well as the effect of changes in working capital and other activities. Cash used in operations in the first half of 2014 was $2.2 million and consisted of a net loss of $3.8 million, adjustments for non-cash items of $0.7 million and cash used by working capital and other activities of $0.9 million. Adjustments for non-cash items primarily consisted of $0.7 million of depreciation and amortization expense on property and equipment, $0.05 amortization of deferred rent, $0.04 in amortization of deferred lease incentive, and $0.03 million in other non-cash charges. In addition, changes in working capital activities primarily consisted of a $0.04 million net increase in accounts payable and accrued liabilities, an increase of $0.03 million in accounts receivable and a $0.5 million decrease in prepaid and other assets. The decrease in accounts payable and accrued liabilities was primarily due to decreased TAC and operating expenses. The increase in accounts receivable is primarily attributed to slower paying customers.

161

Investing Activities

Cash used in investing activities in the six months ended June 30, 2015 of $0.3 million was attributed to $0.4 million purchase of intangible assets partially offset by $0.1 million in net proceeds from the sale of investments.

Cash provided by investing activities in the six months ended June 30, 2014 of $1.7 million was attributed to $2.1 million net proceeds from the sale of investments partially offset by a $0.4 million in purchases of property and equipment.

Financing Activities

Cash provided by financing activities in the first half of 2015 of $1,872 is primarily attributed to increases in long-term liabilities and notes payable, as well as proceeds from additional paid-in capital from Inca Capital, Snowy August Management, LLC and Pyxis Tankers Inc.

Cash used in financing activities in the first half of 2014 of $0.2 million is attributed to $0.09 million is scheduled capital lease payments and $0.08 million in the repurchase of the Company’s common stock.

Overview of the Years Ended December 31, 2014 and December 31, 2013

Cash flows were as follows (in thousands):

	Year Ended December 31,
	2014	2013	Change
Net cash used in operating activities	$(4,059)	$(5,575)	$1,516
Net cash provided by investing activities	2,100	2,255	(155)
Net cash used in financing activities	(348)	(135)	(213)
Effect of exchange rate changes on cash and cash equivalents	(177)	(108)	(69)
Decrease in cash and cash equivalents	$(2,484)	$(3,563)	$1,079

Cash, cash equivalents and short-term marketable investment balances were as follows as of December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013	Change
Cash and cash equivalents	$305	$2,789	$(2,484)
Short-term investments	129	3,102	(2,973)
Long-term investments	—	154	(154)
Total	$434	$6,045	$(5,611)
% of total assets	9%	52%
Total assets	$4,756	$11,646

162

At December 31, 2014, we had $0.4 million in cash, cash equivalents and short-term marketable investments. Cash equivalents, short-term marketable investments are comprised primarily of highly liquid debt instruments of the U.S. government, commercial paper, time deposits, money market mutual funds, U.S. corporate securities and collateralized debt obligations. We actively monitor the depository institutions that hold our cash and cash equivalents and the institutions of whose debt instruments we hold. Our investment policy, which is reviewed annually by our Board of Directors, primarily emphasizes safety of principal while secondarily maximizing yield on those funds. We can provide no assurances that access to our invested cash and cash equivalents will not be impacted by adverse conditions in the financial markets. These balances may exceed the Federal Deposit Insurance Corporation insurance limits. While we monitor the cash balances in our operating accounts and adjust the cash balances as appropriate, these cash balances could be impacted if the underlying financial institutions fail or could be subject to other adverse conditions in the financial markets. Note 2 to our Consolidated Financial Statements below, further describes the composition of our cash, cash equivalents and short- and long-term investments.

Cash, cash equivalents, short- and long-term investments decreased $5.6 million in 2014 primarily due to operating losses, investment in other companies and the purchase of property and equipment.

Our primary source of liquidity is our cash, cash equivalents, short-term investments, and cash flow from operations. We believe that our existing cash, cash equivalents, short-term investments and cash from operations will be sufficient to satisfy our current anticipated cash requirements through at least the next 12 months, if not longer. Our liquidity could be negatively affected by a decrease in demand for our services beyond the current quarter, and changes in customer buying behavior. Also, if the banking system or the financial markets continue to remain volatile, our investment portfolio may be impacted and the values and liquidity of our investments could be adversely affected. In addition, we may seek to raise additional capital through public or private debt or equity financings in order to fund our operations and capital expenditures, take advantage of favorable business opportunities, develop and upgrade our technology infrastructure, develop new product and service offerings, take advantage of favorable conditions in capital markets or respond to competitive pressures. In addition, unanticipated developments in the short term requiring cash payments, including the acquisition of businesses with negative cash flows, may necessitate additional financing. We cannot be assured that additional financing will be available on terms favorable to us, or at all. If we issue additional equity or convertible debt securities, our existing stockholders may experience substantial dilution.

Our consolidated financial statements for the year ended December 31, 2014 were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should the Company be required to liquidate its assets. The ability of the Company to continue as a going concern is dependent upon the availability of future funding, continued growth of its business and customer base, and the Company’s ability to profitably meet its after-sale service commitments with its existing customers. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Operating Activities

Cash used in operating activities in the year ended December 31, 2014, consisted of our net loss adjusted for certain non-cash items, including depreciation, amortization, provision for doubtful accounts, share-based compensation expense, and deferred lease incentive, as well as the effect of changes in working capital and other activities. Cash used in operations in the year ended December 31, 2014 was $4.1 million and consisted of a net loss of $6.4 million, adjustments for non-cash items of $1.5 million, and cash used in working capital and other activities of $0.8 million. Adjustments for non-cash items primarily consisted of $1.3 million of depreciation and amortization expense on property and equipment, $0.08 million in deferred lease incentive, $0.03 million of restructuring charge expense and $0.06 million of bad debt expense. In addition, changes in working capital activities primarily consisted of $0.3 million decrease in accounts receivable offset by $0.1 million increase in accounts payable and accrued liabilities. The decrease in accounts receivable is primarily attributed to reduced revenue while the increase in accounts payable and accrued liabilities is primarily attributed to decrease in cash flow.

Cash used in operating activities in the year ended December 31, 2013, consisted of our net loss adjusted for certain non-cash items, including depreciation, amortization, provision for doubtful accounts, share-based compensation expense, and deferred lease incentive, as well as the effect of changes in working capital and other activities. Cash used in operations in the year ended December 31, 2013 was $5.2 million and consisted of a net loss of $5.2 million, adjustments for non-cash items of $0.7 million, and cash used in working capital and other activities of $0.6 million. Adjustments for non-cash items primarily consisted of $0.5 million of depreciation and amortization expense on property and equipment, $0.08 million in deferred lease incentive, $0.04 million of restructuring charge expense and $0.04 million of share-based compensation expense. In addition, changes in working capital activities primarily consisted of $1.5 million decrease in accounts receivable offset by $1.6 million decrease in accounts payable and accrued liabilities. The decrease in accounts receivable is primarily attributed to reduced revenue while the decrease in accounts payable and accrued liabilities is primarily attributed to a reduction in expenditures.

163

Investing Activities

Cash provided by investing activities during the year ended December 31, 2014 of $2.1 million was primarily attributed to $3.1 million net sale of investments. Capital expenditures for the year ended December 31, 2014 consisted of $1.0 million for property, software and equipment acquired during 2014.

Cash provided by investing activities during the year ended December 31, 2013 of $1.9 million was primarily attributed to $6.2 million net sale of investments. Capital expenditures for the year ended December 31, 2013 consisted of $4.2 million for property, software and equipment acquired during 2013.

Financing Activities

Cash used in financing activities in the year ended December 31, 2014 of $0.3 million is primarily attributed to $0.17 million in scheduled capital lease payments and $0.17 million in repurchases of treasury stock.

Cash used in financing activities in the year ended December 31, 2013 of $0.1 million is primarily attributed to $0.1 million in scheduled capital lease payments.

Credit Arrangements

The Company had an outstanding standby letter of credit issued by City National Bank (“CNB”) of approximately $0.1 at December 31, 2014, related to security of the subleased corporate office lease which expired on December 30, 2014. This sublease was secured by a money market account held at CNB. In February 2015, the Company cancelled this letter of credit upon release by the Lessor.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Regulation S-K Item 303(a)(4), investments in special-purpose entities or undisclosed borrowings or debt. Additionally, we are not a party to any derivative contracts or synthetic leases.

164

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF LOOKSMART AND HOLDCO

As of the date of this proxy statement, all of the outstanding shares of common stock of Holdco are beneficially owned by LookSmart. Following the Distribution, LookSmart will not own any shares of Holdco common stock and following the Merger LookSmart will cease to exist. The following table provides information with respect to the beneficial ownership of common stock of LookSmart on the date hereof, as well as the ownership of common stock of Holdco immediately, following the Distribution and Spin-Off, by all directors and executive officers as a group and each person known to beneficially own more than 5% of the common stock of LookSmart and Holdco as of the Distribution Date:

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned in LookSmart Prior to Distribution/Spin-Off	Percent of Class	Shares Beneficially Owned in Holdco Post Distribution/Spin-Off	Percent of Class
Michael Onghai	3,123,047(2)	54.1%	3,123,047(2)	54.1%
Thorsten Weigl	194,769(3)	3.4%	194,769(3)	3.4%
Christian Chan	—	—	—	—
Paul Pelosi, Jr.	—	—	—	—
Directors and executive officers as a group ( 5 persons):	3,317,816	57.5%	3,317,816	57.5%
Platinum Partners Value Arbitrage Fund L.P.	576,000	10.0%(4)	576,000	10.0%(4)

(1)	To our knowledge, except as otherwise provided herein, each person named herein as a beneficial owner of securities has sole voting and investment power as to such securities and such person’s address is c/o LookSmart Group, Inc., 50 California Street, 16th Floor, San Francisco, California 94111.
(2)	Represents securities owned or held by or for the account of other persons as portfolio securities, which may be deemed to be beneficially owned directly by Snowy August Management LLC, as an investment manager to such persons, and indirectly by Mr. Onghai, as the President of Snowy August Management.
(3)	Represents securities which may be deemed to be beneficially owned directly by Solom GmbH and indirectly by Mr. Weigl, as the Chief Executive Officer of Solom GmbH.
(4)	According to the Schedule 13D/A filed January 17, 2013 (1,728,000 reported, adjusted for LookSmart’s 3:1 reverse split on November 6, 2013) by such persons with the Commission, such securities are beneficially owned (and voting and investment power as to such securities is shared) by Platinum Partners Value Arbitrage Fund L.P., Platinum Management (NY) LLC, Uri Landesman, and Mark Nordlicht and the address of such persons is 152 West 57th Street, 54th Floor, New York, New York 10019.

The following table provides information as of the end of the most recently completed fiscal year with respect to compensation plans under which equity securities of the Company are authorized for issuance:

Equity Compensation Plan Information

	Number of Shares of	Weighted-	Number of Shares
	Common Stock to be	Average Exercise	Remaining Available
	Issued upon Exercise	Price of	for Future Issuance
	of Outstanding	Outstanding	under Equity
	Options	Options	Compensation Plans
Equity compensation plans approved by security holders	4,634	$5.27	1,228,699
Equity compensation plans not approved by security holders	—	—	—
Total	4,634	$4.16	1,228,699

165

MARKET PRICES AND DIVIDEND DATA

LookSmart’s common stock is listed on the Nasdaq Capital Market under the symbol “LOOK.” As of ______, 2015, there were ________ shares of our common stock outstanding, held by approximately ________ stockholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of LookSmart’s common stock for the period’s shown as reported by the Nasdaq Capital Market. Looksmart declared no dividends in the periods shown:

	Common Stock Prices (1)
	High	Low
FY 2015 — Quarter Ended
March 31	$.99	$.55
June 30	2.26	0.62
FY 2014 — Quarter Ended
December 31	$2.68	$1.94
September 30	2.30	1.22
June 30	2.88	1.50
March 31	2.01	0.66
FY 2013 — Quarter Ended
December 31	$3.06	$2.40
September 30	2.70	1.53
June 30	2.70	1.77
March 31	2.76	1.93

(1)	Prices have been adjusted for 3:1 reverse split on November 7, 2013.

The closing price of our common stock on the Nasdaq Capital Market on April 22, 2015, the last completed trading day prior to the execution of the Merger Agreement, was $1.75 per share. On ________, 2015, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on the Nasdaq Capital Market was $_____per share. You are encouraged to obtain current market quotations for the common stock.

Following the Merger, there will be no further market for our common stock and our stock will be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act. As a result, following the merger we will no longer file periodic reports with the SEC on account of LookSmart’s common stock.

Under the terms of the Merger Agreement, without Pyxis’ consent, we are prohibited from declaring or paying quarterly dividends to our common stockholders prior to the closing of the Merger or the earlier termination of the Merger Agreement.

166

MANAGEMENT OF PYXIS FOLLOWING THE MERGER

Directors and Executive Officers

The directors will be divided into three classes and serve the following terms:

Class	Term
Class I	Class I directors serve for a term of three years, and are elected by the stockholders at the beginning of each term. The next full 3-year term for Class I directors extends to the Annual Meeting of stockholders in 2018.
Class II	Class II directors serve for a term of one year, and are elected by the stockholders at the beginning of each term. The next term for Class II directors extends to the 2016 annual meeting.
Class III	Class III directors serve for a term of two years, and are elected by the stockholders at the beginning of each term. The next term for Class III directors extends to the 2017 annual meeting.

The following table sets forth information regarding Pyxis’ executive officers and directors as of the date of this proxy statement and four director nominees that will be elected directors effective upon completion of Merger. The business address of each of the below-listed directors and officers is c/o Pyxis Tankers Inc., K. Karamanli 59, Maroussi 15125, Athens, Greece.

Name	Age	Position
Valentios (“Eddie”) Valentis	48	Chairman, Chief Executive Officer and Class I Director
Henry P. Williams	59	Chief Financial Officer and Treasurer
Antonios C. Backos	45	Senior Vice President for Corporate Development, General Counsel and Secretary
Konstantinos Lytras	50	Chief Operating Officer
Robin P. Das*	42	Class III Director
Robert B. Ladd*	56	Class II Director
Basil G. Mavroleon*	67	Class III Director
Aristides J. Pittas*	55	Class II Director

* Messrs. Das, Ladd, Mavroleon and Pittas will be elected as directors effective upon consummation of the Merger.

Valentios (“Eddie”) Valentis, a Class I director, has over 25 years of shipping industry experience, including owning, operating and managing tankers. He has served as Chief Executive Officer and Chairman of Pyxis’ board of directors since its inception. In 2007, Mr. Valentis founded and is the president of Maritime. In 2001, Mr. Valentis was appointed Managing Director of KONKAR SHIPPING AGENCIES S.A., a drybulk operator based in Greece, which is a position he continues to hold. From 1998 to 2001, Mr. Valentis was the Commercial Manager for Loucas G. Matsas Salvage & Towage. From 1996 through 1998, Mr. Valentis worked as a dry cargo chartering broker for N. Cotzias Shipping. From 1989 to 1995, Mr. Valentis was involved in the operation of his family’s drybulk vessels. Since 2013, Mr. Valentis has also served as a member of the Greek Committee of NKK Classification Society. Mr. Valentis has an MBA from Southern New Hampshire University and a B.Sc. from Landsdowne College, London. Mr. Valentis also holds a Captain’s diploma from the Aspropyrgos Naval Academy in Greece.

Henry P. Williams was appointed as Pyxis’ Chief Financial Officer and Treasurer on August 5, 2015. Mr. Williams has approximately 35 years of commercial, investment and merchant banking experience. Since February 2015, he served as a financial consultant to, and following the completion of the Merger will be employed by, Maritime and its affiliates. From March 2014 to January 2015, Mr. Williams was Managing Director, Head of Maritime, Energy Services & Infrastructure (U.S.) investment banking for Canaccord Genuity Inc. From August 2012 to February 2014, Mr. Williams was a Senior Advisor to North Sea Securities LLC, a boutique advisory firm in New York. From November 2010 to June 2012, Mr. Williams was Managing Director, Global Sector Head, Shipping of Nordea Markets in Oslo, Norway and Head of its U.S. Investment Banking division in New York. From 1992 until 2010, Mr. Williams was employed by Oppenheimer & Co. Inc., lastly as Managing Director, Head of Energy & Transportation of its investment banking division. Mr. Williams has an MBA in Finance from New York University Leonard N. Stern School of Business and a BA in Economics and Business Administration from Rollins College.

Antonios C. Backos, has served as Senior Vice President for Corporate Development, General Counsel and Secretary of Pyxis since its inception. Since October 2012, Mr. Backos has also been the Executive Director of AB Management LLC, a private consulting firm providing transactional advisory services to international ultra-high net worth families and their affiliates primarily in the shipping and natural resources sectors. He has been serving as a consultant to Pyxis’s affiliates since June 2013. Mr. Backos was a partner focusing on capital markets, private equity, mergers & acquisitions and other corporate cross-border transactions at the international law firms of Watson, Farley & Williams LLP from 2008 to 2012, Orrick Herrington & Sutcliffe LLP from 2006 to 2008 and Healy & Baillie LLP from 2005 to 2006. Mr. Backos commenced his corporate legal career in 1997 and worked until 2005 at the New York and London offices of international law firm Weil, Gotshal & Manges LLP. Mr. Backos has a B.S. (Wharton School of Business) and a B.A. from the University of Pennsylvania and graduate degrees from the London School of Economics (M.Sc.) and the University of Michigan Law School (J.D.). Mr. Backos is a member of the New York Bar, the Connecticut Maritime Association and the Maritime Law Association of the United States.

Konstantinos Lytras, has served as Chief Operating Officer of Pyxis since its inception. Mr. Lytras has also served as Maritime’s financial director since September 2008. Prior to joining Maritime, from 2007 through 2008, Mr. Lytras served as Managing Director and Co-Founder of Navbulk Shipping S.A., a start-up shipping company focused on dry bulk vessels. From 2002 through 2007, Mr. Lytras worked as Financial Director of Neptune Lines Shipping and Managing Enterprises S.A. Mr. Lytras served as Financial Controller of Dioryx Maritime Corp. and Liquimar Tankers Management Inc. from 1996 through 2002. Mr Lytras worked as a Financial Assistant from 1992 to 1994 at Inchcape Shipping Services. Mr. Lytras earned a B.A. in Business Administration from Technological Institute of Piraeus and a B.S. in Economics from the University of Athens.

Robin P. Das, will serve as a Class III director upon consummation of the Merger. Mr. Das has worked in shipping finance and investment banking since 1995.  He is the founder and has been a director of Auld Partners Ltd, a boutique shipping and finance focused advisory firm since 2013.  From 2011 to 2012, Mr. Das was Managing Director (partner) of Navigos Capital Management, an asset management firm established to focus on the shipping sector.  From 2005 until October 2011, Mr. Das was Global Head of Shipping at HSH Nordbank, then the largest lender globally to the shipping industry.  Before joining HSH in 2005, he was Head of Shipping at WestLB and prior to that time, Mr. Das was joint Head of European Shipping at J.P. Morgan. Mr. Das holds a BSc (Honours) degree from the University of Strathclyde.

Robert B. Ladd, will serve as a Class II director upon consummation of the Merger. Mr. Ladd was appointed President and CEO of MGT Capital Investments, Inc. (NYSE: MGT) in January 2012. From 2006 to 2012, Mr. Ladd served on the board of directors of Delcath Systems, Inc. (NASDAQ: DCTH) and from 2007 to 2009, he served on the board of directors of InFocus Systems, Inc. (NASDAQ: INFS). Mr. Ladd is also the managing member of Laddcap Value Advisors, LLC, which serves as the investment manager for various private partnerships, including Laddcap Value Partners LP. From 2002 to 2003, Mr. Ladd was a Managing Director at Neuberger Berman, a large international money management firm catering to individuals and institutions. From 1992 through November 2002, Mr. Ladd was a portfolio manager for various high net worth clients of Neuberger Berman. Prior to this experience, Mr. Ladd was a securities analyst at Neuberger from 1988 through 1992. Mr. Ladd has earned his designation as a Chartered Financial Analyst in 1986. Mr. Ladd holds a B.S. from the University of Pennsylvania and an MBA from Northwestern University.

167

Basil G. Mavroleon, will serve as a Class III director upon consummation of the Merger. Mr. Mavroleon has been in the shipping industry for over 40 years. In 1970, Mr. Mavroleon joined Charles R. Weber company, Inc., one of the oldest and largest tanker brokerages and marine consultants in the United States. Mr. Mavroleon was Managing Director of Charles R. Weber Company, Inc. for 25 years and Manager of the Projects Group for 5 years. Mr. Mavroleon now serves as Managing Director of WeberSeas (Hellas) S. A., a comprehensive sale and purchase, newbuilding. marine projects and ship finance brokerage in Athens, Greece. Mr. Mavroleon served as a Director of Genco Shipping and Trading Limited from 1997 until 2014 and is a Director of Baltic Trading Limited, (NYSE: BALT). Since its inception in 2003 through its liquidation in 2005, Mr. Mavroleon served as Chairman of Azimuth Fund Management (Jersey) Limited, a hedge fund that dealt with tanker freight forward agreements and derivatives. Mr. Mavroleon is a member of the Baltic Exchange, is on the board of the Associate Membership Committee of INTERTANKO, a member of the Association of Ship Brokers and Agents, a member of the Hellenic Shipbrokers Association, is on the Advisory Board of NAMMA(North American Maritime Ministry Association), is Director Emeritus of NAMEPA (North American Marine Environmental Protection Association), and is the Chairman of World scale Association (NYC) INC. Mr. Mavroleon is a member of the Hellenic Chamber of Commerce, the Connecticut Maritime Association (CMA), NYMAR (New York Maritime Inc.), an Honorary Director of the Maritime Foundation Knowledge Center and an Associate Member of the Greek Shipping Hall of Fame Academy and a Trustee of The Maritime Aquarium at Norwalk. He was educated at Windham College, Putney Vermont.

Aristides J. Pittas, will serve as a Class II Director upon consummation of the Merger. Mr. Pittas has more than 30 years of shipping industry experience. Since May 2005, he has been a member of board of directors and the chairman and chief executive officer of Euroseas Ltd. (NASDAQ: ESEA), an independent shipping company that operates in the drybulk and container shipping industry. Since 1997, Mr. Pittas has also been the President of Eurochart, Euroseas’ affiliate, which is a shipbroking company specializing in chartering, selling and purchasing ships. Since January 1995, Mr. Pittas has been the President and Managing Director of Eurobulk, Euroseas’ affiliated ship management company. Eurobulk is a ship management company that provides ocean transportation services. Mr. Pittas has a B.Sc. in Marine Engineering from University of Newcastle Upon Tyne and a M.Sc. in both Ocean Systems Management and Naval Architecture and Marine Engineering from the Massachusetts Institute of Technology.

Board of Directors

Pyxis’ board of directors and executive officers will oversee and supervise its operations. Upon the consummation of the Merger, its board of directors will consist of the directors named above. In keeping with the corporate governance rules of the NASDAQ, from which Pyxis has derived its definition for determining whether a director is independent, four directors (namely Robert Ladd, Aristides Pittas, Robin Das and Basil Mavroleon) will be independent directors. Under the corporate governance rules of the NASDAQ, a director will not be considered independent unless the board affirmatively determines that the director has no material relationship with us. In making this determination, the board will broadly consider all facts and circumstances the board deems relevant from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships among others. In addition, a director would not be independent if:

☐	the director who is, or at any time during the past three years was, employed by Pyxis;
☐	the director who accepted or who has a family member who accepted any compensation from Pyxis in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i) compensation for board or board committee service;

(ii) compensation paid to a family member who is an employee (other than an executive officer) of Pyxis; or

(iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation.

☐	the director who is a family member of an individual who is, or at any time during the past three years was, employed by Pyxis as an executive officer;
☐	the director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Pyxis made, or from which Pyxis received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i) payments arising solely from investments in the Pyxis’ securities; or

(ii) payments under non-discretionary charitable contribution matching programs.

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☐	the director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Pyxis serve on the compensation committee of such other entity; or
☐	the director who is, or has a family member who is, a current partner of Pyxis’ outside auditor, or was a partner or employee of Pyxis’ outside auditor who worked on Pyxis’ audit at any time during any of the past three years.

Committees of the Board of Directors

While a number of the NASDAQ’s corporate governance standards do not apply to Pyxis as a foreign private issuer, it intends to comply with a number of those rules. For example, while not required under Marshall Islands law to do so, Pyxis intends to have upon consummation of the Merger, a board of directors that will be comprised of a majority of independent directors. In addition, it will have an audit committee comprised entirely of independent directors, although Pyxis’ nominating and corporate governance committee will not be comprised entirely of independent directors. In addition, its board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by its board of directors. In lieu of a compensation committee comprised of independent directors, Pyxis’ board of directors will be responsible for monitoring the fee paid for the administrative services provided by Maritime and for overseeing the services of Pyxis’ executive officers. Under Marshall Islands law, compensation of the executive officers is not required to be determined by an independent committee.

Audit Committee

Upon consummation of the Merger, Pyxis’ audit committee will consist of three independent, non-executive directors: Aristides Pittas, Robin Das and Basil Mavroleon. Pyxis believes that Robin Das qualifies as an audit committee “financial expert,” as such term is defined in Regulation S-K promulgated by the SEC. The audit committee will be responsible for, among other things:

☐	recommending the hiring or termination of independent auditors and approving any non-audit work performed by such auditor;
☐	approving the overall scope of the audit;
☐	assisting the board in monitoring the integrity of Pyxis’ financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and its internal audit function and its compliance with legal and regulatory requirements;
☐	annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm;
☐	discussing the annual audited financial and quarterly or interim unaudited statements with management and the independent auditor;
☐	discussing earnings press releases, as well as financial information and earning guidance provided to analysts and rating agencies;
☐	discussing policies with respect to risk assessment and risk management;
☐	meeting separately, periodically, with management, internal auditors and the independent auditor;
☐	reviewing with the independent auditor any audit problems or difficulties and managements’ response;
☐	setting clear hiring policies for employees or former employees of the independent auditors;
☐	annually reviewing the adequacy of the audit committee’s written charter;
☐	reporting regularly to the board of directors; and
☐	handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time.

Nominating and Corporate Governance Committee

Upon consummation of this offering, Pyxis will have a nominating and corporate governance committee consisting of at least a majority of independent directors. The nominating and corporate governance committee will be responsible for, among other things:

☐	developing and recommending criteria for selecting new directors;
☐	screening and recommending to the board of directors individuals qualified to become executive officers;
☐	overseeing evaluations of the board of directors, its members and committees of the board of directors; and
☐	handling such other matters that are specifically delegated to the nominating and corporate governance committee by the board of directors from time to time.

The initial members of Pyxis’ nominating and corporate governance committee will be Aristides Pittas, Basil Mavroleon and Valentos Valentis.

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Other Corporate Governance Matters

Pyxis’ corporate governance practices will be in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands. Therefore, we expect to be exempt from many of NASDAQ’s corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with NASDAQ corporate governance practices, and the establishment and composition of an audit committee and a formal written audit committee charter.

The practices that Pyxis expects to follow in lieu of NASDAQ’s corporate governance rules include:

☐	in lieu of obtaining an independent review of related party transactions for conflicts of interests, consistent with Marshall Islands law requirements, a related party transaction will be permitted if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to Pyxis’ board of directors and the board of directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors as defined in Section 55 of the Marshall Islands Business Corporations Act, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest are disclosed and the shareholders are entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a simple majority vote of the shareholders; or (iii) the contract or transaction is fair as to Pyxis as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction;
☐	as a foreign private issuer, Pyxis will not be required to solicit proxies or provide proxy statements to NASDAQ pursuant to NASDAQ corporate governance rules or Marshall Islands law. Consistent with Marshall Islands law, Pyxis intends to notify its shareholders of meetings between 15 and 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting. In addition, Pyxis’ bylaws provide that shareholders must give us advance notice to properly introduce any business at a meeting of the shareholders and that shareholders may designate in writing a proxy to act on their behalf;
☐	in lieu of holding regular meetings at which only independent directors are present, Pyxis’ entire board of directors, a majority of whom following the Merger will be independent, will hold regular meetings as is consistent with the laws of the Republic of the Marshall Islands;
☐	Pyxis will adopt an equity incentive plan prior to the consummation of the Merger and in the future may amend or terminate this plan or approve a new incentive plan. Shareholder approval will not be required to amend or terminate this equity incentive plan or to establish a new equity incentive plan since Marshall Islands law permits the board of directors to take these actions;
☐	as a foreign private issuer, Pyxis will not be required to obtain shareholder approval if any of its directors, officers or 5% or greater shareholders will have a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction(s) and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common stock or voting power of 5% or more; and
☐	in lieu of obtaining shareholder approval prior to the issuance of securities, Pyxis intends to comply with provisions of the Marshall Islands Business Corporations Act, providing that the board of directors approves share issuances.

Codes of Business Conduct and Ethics

Prior to consummation of the Merger, the board of directors will approve and adopt a Code of Business Conduct and Ethics for all officers and employees, a copy of which will be available on Pyxis’ website and upon written request by its shareholders at no cost.

Indemnification of Officers and Directors

Effective upon the consummation of the Merger, Pyxis will have entered into agreements to indemnify its directors, executive officers and other employees as determined by the board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Pyxis believes that the provisions in its Bylaws and indemnification agreements described above are necessary to attract and retain talented and experienced officers and directors.

Compensation of Directors, Executive Officers and Key Employees

Pyxis has no direct employees. The services of Pyxis’ executive officers, internal auditor(s) and secretary are provided by Maritime. Pyxis has entered into a Head Management Agreement with Maritime, pursuant to which Pyxis will pay approximately $1.6 million per year for the services of these individuals, and for other administrative services associated with Pyxis being a public company and other services to its subsidiaries. See “Related Party Transactions.”

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It is expected that each of Pyxis’ non-employee directors will receive annual compensation in the aggregate amount of $0.04 million per year, plus reimbursements for actual expenses incurred while acting in his or her capacity as a director. It does not have a retirement plan for its officers or directors. There are no service contracts with its non-executive directors that provide for benefits upon termination of their services as director. Individuals serving as chairs of committees will be entitled to receive additional compensation from Pyxis.

Equity Incentive Plan

Prior to the completion of the Merger, Pyxis will adopt an equity incentive plan, titled the Pyxis Tankers Inc. 2015 Equity Incentive Plan, or the Plan, which will entitle employees, officers and directors of Pyxis and its subsidiaries and affiliates, as well as consultants and service providers to (including persons who are employed by or provide services to any entity that is itself a consultant or service provider to) Pyxis and its subsidiaries (including employees of Maritime, its affiliated ship manager), to receive stock options, stock appreciation rights, restricted stock grants, restricted stock units, unrestricted stock grants, other equity-based or equity-related awards, and dividend equivalents. The following description of the Plan is a summary of the material terms of the Plan.

The Plan will be administered by the nominating and corporate governance committee of Pyxis’ board of directors or other committee designated by the board of directors. Subject to adjustment for changes in capitalization as provided in the Plan, the maximum aggregate number of common shares that may be delivered pursuant to awards granted under the Plan during the ten-year term of the Plan will be 15% of the then-issued and outstanding number of Pyxis’ common shares. If an award granted under the Plan is forfeited, or otherwise expires, terminates or is cancelled or settled without the delivery of shares, then the shares covered by such award will again be available to be delivered pursuant to other awards under the Plan. Any shares that are held back to satisfy the exercise price or tax withholding obligation pursuant to any stock options or stock appreciation rights granted under the Plan will again be available for delivery pursuant to other awards under the Plan. No award may be granted under the Plan after the tenth anniversary of the date the Plan is adopted by Pyxis’ board of directors.

In the event that Pyxis is subject to a “change of control” (as defined in the Plan), the Plan administrator may, in accordance with the terms of the Plan, make such adjustments and other substitutions to the Plan and outstanding awards under the Plan as it deems equitable or desirable.

Except as otherwise determined by the Plan administrator in an award agreement, the exercise price for options shall be equal to the fair market value of a share of Pyxis’s common stock on the date of grant, but in no event can the exercise price be less than 100% of the fair market value on the date of grant. The maximum term of each stock option agreement may not exceed ten years from the date of the grant.

Stock appreciation rights, or SARs, will provide for a payment of the difference between the fair market value of a share of Pyxis common stock on the date of exercise of the SAR and the exercise price of a SAR, which will not be less than 100% of the fair market value on the date of grant, multiplied by the number of shares for which the SAR is exercised. The SAR agreement will also specify the maximum term of the SAR, which will not exceed ten years from the date of grant. Payment upon exercise of the SAR may be made in the form of cash, common shares or any combination of both, as determined by the Plan administrator.

Restricted and/or unrestricted stock grants may be issued with or without cash consideration under the Plan and may be subject to such restrictions, vesting and/or forfeiture provisions as the Plan administrator may provide. The holder of a restricted stock grant awarded under the Plan may have the same voting, dividend and other rights as Pyxis’ other shareholders.

Settlement of vested restricted stock units may be in the form of cash, common shares or any combination of both, as determined by the Plan administrator. The holders of restricted stock units will have no voting rights.

Subject to the provisions of the Plan, awards granted under the Plan may include dividend equivalents. The Plan administrator may determine the amounts, terms and conditions of any such awards provided that they comply with applicable laws.

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PROPOSAL 1: APPROVAL OF THE REVERSE SPLIT

The Company is asking you to approve the reverse split proposal.

The Reverse Split

Prior to the execution of the Effective Time, the Company will effect the Reverse Split.

Our board of directors has adopted resolutions (i) declaring that submitting an amendment to the Company’s Certificate of Incorporation to effect the Reverse Split of our issued and outstanding common stock was advisable, and (ii) directing that a proposal to approve the Reverse Split be submitted to the holders of our common stock for their approval. The Reverse Split of our issued and outstanding common stock will be effected by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to ______, 2015, with the exact ratio to be set at a whole number within this range as determined by our board of directors in its sole discretion.

Our board of directors is submitting the Reverse Split to our stockholders for approval with the intent of increasing the market price of our common stock to enhance our ability to meet the continued listing requirements of the Nasdaq Capital Market, to make our common stock sufficiently attractive for Pyxis to consummate the Merger transaction and to ensure that Pyxis will be able to meet the initial listing requirements of the Nasdaq Capital Market or NYSE MKT after consummation of the Merger transaction.

Consequences if the Reverse Split Proposal is not Approved

If the reverse split proposal is not approved by its stockholders, our common stock may be delisted from the Nasdaq Capital Market as a result of failures to meet the continued listing requirements of NASDAQ and Pyxis may choose to not consummate the Merger transaction.

Required Vote

Approval of the reverse split proposal requires a quorum to be present and an affirmative vote of a majority of our common stock voted at the Special Meeting. Adoption of the reverse split proposal is not conditioned upon the adoption of any of the other proposals.

LOOKSMART’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LOOKSMART’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE SPLIT.

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PROPOSAL 2: APPROVAL OF THE SPIN-OFF

The Company is asking you to approve the spin-off proposal.

The Spin-Off

Prior to the execution of the Merger Agreement and the Effective Time, the Company had transferred all of its businesses, assets and liabilities to Holdco pursuant to the Assignment Agreement in anticipation of the Spin-Off of Holdco from LookSmart.

Pursuant to the terms of the Merger Agreement and the Assignment Agreement, Holdco will assume all liabilities of LookSmart, and the liabilities of LookSmart’s subsidiaries.

After the Spin-Off of Holdco from LookSmart is completed, all of LookSmart’s shares of the common stock of Holdco shall be cancelled and Holdco shall be 100% owned by the Company’s stockholders of record as of ________, 2015.

Consequences if the Spin-Off Proposal is not Approved

If the spin-off proposal is not approved by its stockholders, Pyxis will likely not consummate the Merger transaction.

Required Vote

Approval of the spin-off proposal requires a quorum to be present and an affirmative vote of a majority of our common stock voted at the Special Meeting. Adoption of the spin-off proposal is not conditioned upon the adoption of any of the other proposals.

LOOKSMART’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LOOKSMART’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SPIN-OFF.

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PROPOSAL 3: APPROVAL OF THE MERGER AGREEMENT

The Company is asking you to approve the merger proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

The Merger

Under the terms of the Merger Agreement, upon completion of the Merger, LookSmart will merge with and into Merger Sub. Merger Sub will be the surviving corporation in the Merger and will be a wholly owned subsidiary of Pyxis.

Each LS Post-Split Share Number held by holders of record of the Company’s common stock (post-Reverse Split) at the close of business on _______, 2015 will be exchanged for and converted into the right to receive such number of validly issued, fully paid and non-assessable shares of Pyxis Common Stock equal to the LS Conversion Number. The “LS Conversion Number” shall equal $4,000,000 divided by a denominator equal to (i) the LS Share Closing Date Price multiplied by (ii) LS Post-Split Share Number. The “LS Share Closing Date Price” means the final closing price of a share of LS Common Stock (as adjusted for the Reverse Split) on the Closing Date. Thus, after the completion of the Reverse Split, the Spin-Off and the Merger, each LookSmart stockholder will have received one share of common stock of Holdco and share(s) of Common Stock of Pyxis in exchange for that stockholder’s one share of LookSmart. After the completion of the proposed Merger, and assuming no significant adjustments pursuant to the terms of the Merger Agreement, including any issuance of additional shares to Maritime Investors as described below, the public stockholders of the Company are expected to own 5.66% of the total issued and outstanding common stock of Pyxis. Additionally, in connection with the Merger, Maritime Investors, the sole stockholder of Pyxis prior to the Merger, shall receive additional Pyxis Shares (the “True-Up Shares”) based on the following formula: (A) (i) $66,700,000 (which amount shall be adjusted upwards if Pyxis or its operating subsidiaries collectively have cash at the Closing of over $779,000 or make any loan repayments relating to the vessels in its fleet prior to closing), divided by (ii) the LS Share Closing Date Price, minus (B) the number of Pyxis Shares owned by Maritime Investors immediately prior to the closing. Maritime Investors may elect to receive in lieu of up to $1.875 million of the Pyxis True-Up Shares, an unsecured promissory note from Pyxis with a maturity of January 15, 2017 and an interest rate of 2.75% per annum payable quarterly in arrears in cash or additional Pyxis shares (at a price per Pyxis share based on a five day volume weighted average price) accrued on a 360-day basis.  Pyxis will be permitted to combine any such note with its existing $625,000 promissory note made in favor of Maritime Investors. Based on approximately $2.9 million of repayments Pyxis has made to outstanding loans relating to the vessels in its fleet since the Merger Agreement was executed and the requirement in Pyxis’ loan agreements, guarantees and other commitments with banks, to have a minimum of $5.0 million of cash maintained at its banks upon consummation of the Merger, Maritime Investors is expected to receive approximately 1,300,000 additional Pyxis shares in accordance with the Merger Agreement’s adjustment provisions, assuming (i) an LS Share Closing Date Price of $4.00 and (ii) that Maritime Investors elects to receive the full $1.875 million amount in a promissory note. In addition, the Company received a cash payment of $600,000 upon execution of the Merger Agreement.

As a result of the Merger, and subject to the terms and conditions of the Merger Agreement, Pyxis is expected to become a public company. Pyxis intends to apply to have its common stock listed on the Nasdaq Capital Market or NYSE MKT under the symbol “PXS.”

In the event that subsequent to the Merger, Pyxis completes a Future Pyxis Offering at a valuation lower than the valuation ascribed to the shares of common stock received by LookSmart stockholders pursuant to the Merger Agreement, Pyxis will be obligated to make “whole” the LookSmart stockholders as of April 29, 2015 (the “Make Whole Record Date”) by offering such LookSmart stockholders the right to receive additional shares of Pyxis common stock to compensate the LookSmart stockholders for the difference in value of their Pyxis common stock.

In addition, should Pyxis fail to complete a Future Pyxis Offering within a date which is 3 years from the date of the closing of the Merger, each Legacy LS Stockholders will have a 24-hour option beginning at the end of such 3 year period to require Pyxis to purchase a pro rata amount of Pyxis common stock that would result in aggregate gross proceeds to the Legacy LS Stockholders in an amount not to exceed $2,000,000; provided that in no event shall a Legacy LS Stockholder receive an amount per share greater than the Consideration Value.

STOCKHOLDERS PURCHASING SHARES OF LOOKSMART’S COMMON STOCK AFTER THE MAKE WHOLE RECORD DATE WILL NOT BE ENTITLED TO THE FOREGOING COMPENSATION RELATED TO A FUTURE PYXIS OFFERING.

Consequences if the Merger Proposal is not Approved

If the Merger Agreement is not approved by LookSmart stockholders or if the Merger is not completed for any other reason, LookSmart stockholders will not receive any payment or other compensation for their shares of common stock. Instead, LookSmart will remain an independent public company, its common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and LookSmart will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, LookSmart expects that management will operate the business in a manner similar to that in which it is being operated today and that LookSmart’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which LookSmart operates and adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, the price of LookSmart’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of LookSmart’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of LookSmart’s common stock. If the Merger is not completed, LookSmart’s board of directors will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not approved by LookSmart’s stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to LookSmart will be offered or that LookSmart’s business, prospects or results of operation will not be adversely impacted.

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In addition, under specified circumstances, LookSmart may be required to reimburse Pyxis’ expenses or pay Pyxis a termination fee, upon the termination of the Merger Agreement, as described under “Termination Fees and Expenses” beginning on page 92.

Required Vote

Adoption of the merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of LookSmart’s common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the merger proposal is conditioned upon the adoption of the spin-off proposal.

LOOKSMART’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LOOKSMART’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

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PROPOSAL 4: THE ADJOURNMENT PROPOSAL

The adjournment proposal allows LookSmart’s board of directors to submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the mergers. In no event will LookSmart solicit proxies to adjourn the Special Meeting or consummate the Merger beyond the date by which it may properly do so under Delaware law. The purpose of the adjournment proposal is to provide more time for the LookSmart’s stockholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the reverse split proposal, the spin-off proposal and the merger proposal.

In addition to an adjournment of the Special Meeting upon approval of an adjournment proposal, the board of directors of LookSmart is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, LookSmart will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented at the Special Meeting and such proposal is not approved by its stockholders, LookSmart’s board of directors may not be able to adjourn the Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the consummation of the Merger. In such event, the Merger would not be completed.

Required Vote

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of shares of LookSmart’s common stock entitled to vote. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

THE LOOKSMART BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE LOOKSMART STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOUNRMENT PROPOSAL.

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OTHER MATTERS

As of the date of this proxy statement/prospectus, the board of directors of LookSmart knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting or any adjournments or postponements of the meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the shares represented by the proxy as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

LEGAL MATTERS

The validity of the shares of Pyxis common stock to be issued pursuant to the merger will be passed upon by Seward & Kissel LLP.

EXPERTS

The consolidated financial statements of LookSmart set forth herein and also appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2014 and December 31, 2013 have been audited by Albert Wong & Co., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and LookSmart’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Pyxis Tankers Inc. predecessor as of December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014, appearing in this preliminary proxy statement/prospectus have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Pyxis Tankers Inc. as of March 31, 2015 and for the period from March 23, 2015 (date of inception) to March 31, 2015, appearing in this preliminary proxy statement/prospectus have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of LookSmart. However, if the Merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

LookSmart will hold an annual meeting during the fiscal year ending December 31, 2015, only if the Merger has not already been completed. If the Merger is not completed and LookSmart holds the 2015 Annual Meeting of Stockholders, any stockholder that intends to present a proposal to be considered for inclusion in our proxy material in connection with the 2015 Annual Meeting of Stockholders must follow the procedures of Rule 14a-8 under the Exchange Act. In general, stockholder proposals that are intended to be presented at our 2015 Annual Meeting of Stockholders, but that are not intended to be considered for inclusion in our proxy material related to that meeting, must be made in writing and sent to our Corporate Secretary either by hand or by certified or registered mail, return receipt requested, at our corporate offices at the mailing address below no earlier than the close of business on the 120th day prior to the one year anniversary of the preceding year’s annual meeting and no later than the close of business on the later of the 90th day prior to the one year anniversary of the preceding year’s annual meeting. If LookSmart calls for its 2015 Annual Meeting of Stockholders on a date that is more than 30 days before or more than 60 days after the anniversary date of the 2015 Annual Meeting of Stockholders, stockholder proposals that are intended to be presented at our 2015 Annual Meeting of Stockholders, but that are not intended to be considered for inclusion in our proxy material related to that meeting, must be made in writing and sent to our Corporate Secretary either by hand or by certified or registered mail, return receipt requested, at our corporate offices at the mailing address below no later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is made by LookSmart. In this circumstance, LookSmart will publicly announce an advance notice deadline in advance of the 2015 Annual Meeting of Stockholders.

Any stockholder who gives notice of any such proposal will deliver therewith a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting (including the text of any resolutions or bylaw amendments proposed for consideration); all information relating to such proposed business that is required to be included in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 under the Exchange Act and the rules and regulations thereunder in connection with the meeting at which such proposed business is to be acted upon; a brief description of any material interest in such business of each stockholder making such proposal and a brief description of all agreements, arrangements and understandings between such stockholders and any other person or persons (including their names) in connection with the proposal of such business; as to each stockholder making the proposal: the name and address of such proposal and, as to the stockholder providing the notice, such name and address as they appear on LookSmart’s books, a statement describing and quantifying in reasonable detail any material ownership interests, and whether the stockholder intends to solicit proxies from stockholders in support of such business; and a representation that the stockholder providing the notice intends to appear in person or by proxy at the meeting to propose the business identified in the stockholder’s notice. The chairman of the meeting will determine whether business was properly brought before the meeting.

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Such proposals or nominations should be addressed to LookSmart, Ltd., 50 California Street, 16th Floor, San Francisco, California 94111.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of certain documents filed with the SEC by LookSmart through the “SEC Filings” section of our website.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

LookSmart, Ltd.

50 California Street, 16th Floor

San Francisco, California 94111

(415) 348-7000

MISCELLANEOUS

LookSmart has supplied all information relating to LookSmart, Holdco and Pyxis has supplied, but LookSmart has not independently verified, all of the information relating to Pyxis and Merger Sub contained in “Summary —The Parties” and “The Merger — Parties Involved in the Merger.”

You should not send in your LookSmart stock certificates until you receive transmittal materials after the Merger is completed.

You should rely only on the information contained in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents we refer to in this proxy statement/prospectus to vote on the reverse split proposal, spin-off proposal and merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated __________, 2015. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement/prospectus) and the mailing of this proxy statement/prospectus to stockholders does not create any implication to the contrary. This proxy statement/prospectus does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

178

INDEX TO FINANCIAL INFORMATION

LOOKSMART, LTD.

LOOKSMART, LTD.

PYXIS TANKERS INC. PREDECESSOR

PYXIS TANKERS INC. PREDECESSOR

PYXIS TANKERS INC.

PYXIS TANKERS INC.

INDEX TO UNAUDITED INTERIM CONDENSED consolidated FINANCIAL STATEMENTS

Page

Consolidated Condensed Balance Sheets as at March 31, 2015 (Audited) and June 30, 2015 (Unaudited)	F-90

Unaudited Consolidated Condensed Statement of Comprehensive Loss for the three months ended June 30, 2015	F-91

Unaudited Consolidated Condensed Statements of Stockholder’s Equity for the period from March 23, 2015 to March 31, 2015 and for the three months ended June 30, 2015	F-92

Unaudited Consolidated Statements of Cash Flows for the period from March 23, 2015 to March 31, 2015 and for the three months ended June 30, 2015	F-93

Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-94

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

LookSmart, Ltd.

We have audited the accompanying consolidated balance sheets of LookSmart, Ltd. (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of LookSmart, Ltd. as of December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 15, the Company has recurring losses, has negative working capital and cash in operating activities, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Albert Wong & Co. LLP

New York, New York

March 17, 2015

F-2

LOOKSMART, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$305	$2,789
Short-term investments	129	3,102
Total cash, cash equivalents and short-term investments	434	5,891
Trade accounts receivable, net	255	606
Prepaid expenses and other current assets	602	1,077
Total current assets	1,291	7,574
Long-term investments	—	154
Property and equipment, net	3,403	3,831
Other assets, net	62	87
Total assets	$4,756	$11,646

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$901	$739
Accrued liabilities	398	444
Deferred revenue and customer deposits	1,018	1,002
Total current liabilities	2,317	2,185
Long-term portion of deferred rent	22	186
Total liabilities	2,339	2,371
Commitment and contingencies	—	—
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 shares; Issued and
Outstanding: none at December 31 , 2014 and 2013, respectively	—	—
Common stock, $0.003 par value; Authorized: 80,000 shares; Issued and
Outstanding: 5,769 shares at both December 31, 2014 and 2013, respectively	17	17
Additional paid-in capital	262,508	262,502
Accumulated other comprehensive loss	(424)	(154)
Accumulated deficit	(259,435)	(253,016)
Treasury stock at cost: 130 shares and 32 shares at December 31, 2014 and 2013, respectively	(249)	(74)
Total stockholders’ equity	2,417	9,275
Total liabilities and stockholders’ equity	$4,756	$11,646

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-3

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2014	2013
Revenue	$4,702	$6,679
Cost of revenue	2,441	4,474
Gross profit	2,261	2,205
Operating expenses:
Sales and marketing	1,690	1,082
Product development and technical operations	4,561	3,557
General and administrative	2,561	3,052
Restructuring charge	30	40
Total operating expenses	8,842	7,731
Loss from operations	(6,581)	(5,526)
Non-operating income (expense), net
Interest income	81	198
Interest expense	(14)	(9)
Other income (expense), net	95	(12)
Loss from operations before income taxes	(6,419)	(5,349)
Income tax expense	—	(7)
Net loss	$(6,419)	$(5,356)
Net loss per share - Basic and Diluted	$(1.12)	$(0.93)
Weighted average shares outstanding used in computing basic and diluted net loss per share	5,709	5,756

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-4

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,
	2014	2013
Net loss	$(6,419)	$(5,356)
Other comprehensive income (loss):
Foreign currency translation adjustments	(177)	(108)
Unrealized loss on investments	(93)	—
Change in accumulated other comprehensive loss	(270)	(108)
Comprehensive loss	$(6,689)	$(5,464)

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-5

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

				Accumulated
			Additional	Other				Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Treasury Stock		Stockholder’s
	Shares	Amount	Capital	Gain (Loss)	Deficit	Shares	Amount	Equity
Balance at December 31, 2012	5,768	$17	$262,463	$(46)	$(247,660)	(19)	$(48)	$14,726
Common stock issued for employee stock purchase plan	1	—	1	—	—	—	—	1
Stock-based compensation	—	—	38	—	—	—	—	38
Treasury stock at cost	—	—	—	—	—	(13)	(26)	(26)
Changes in accumulated other comprehensive loss	—	—	—	(108)	—	—	—	(108)
Net loss	—	—	—	—	(5,356)	—	—	(5,356)
Balance at December 31, 2013	5,769	$17	$262,502	$(154)	$(253,016)	(32)	$(74)	$9,275
Stock-based compensation	—	—	6	—	—	—	—	6
Treasury stock at cost	—	—	—	—	—	(98)	(175)	(175)
Changes in accumulated other comprehensive loss	—	—	—	(270)	—	—	—	(270)
Net loss	—	—	—	—	(6,419)	—	—	(6,419)
Balance at December 31, 2014	5,769	$17	$262,508	$(424)	$(259,435)	(130)	$(249)	$2,417

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-6

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(6,419)	$(5,356)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,316	500
Provision for doubtful accounts	55	(20)
Share-based compensation	6	38
Other non-cash charges	210	42
Deferred rent	(164)	9
Deferred lease incentive	77	77
Restructuring charge	30	40
Changes in operating assets and liabilities:
Trade accounts receivable	296	1,469
Prepaid expenses and other current assets	423	(667)
Trade accounts payable	132	(688)
Accrued liabilities	(37)	(874)
Deferred revenue and customer deposits	16	(145)
Net cash used in operating activities	(4,059)	(5,575)
Cash flows from investing activities:
Purchase of investments	(76)	(7,928)
Proceeds from sale of investments	3,202	14,136
Payments for property and equipment	(1,026)	(3,953)
Net cash provided by investing activities	2,100	2,255
Cash flows from financing activities:
Principal payments of capital lease obligations	(173)	(110)
Proceeds from issuance of common stock	—	1
Payments for repurchase of common stock	(175)	(26)
Net cash used in financing activities	(348)	(135)
Effect of exchange rate changes on cash and cash equivalents	(177)	(108)
Decrease in cash and cash equivalents	(2,484)	(3,563)
Cash and cash equivalents, beginning of period	2,789	6,352
Cash and cash equivalents, end of period	$305	$2,789
Supplemental disclosure of cash flow information:
Interest paid	$14	$9
Income taxes paid	$—	$7
Supplemental disclosure of noncash activities:
Assets acquired through capital lease obligations	$164	$—
Change in unrealized gain (loss) on investments	$(93)	$—

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-7

LOOKSMART, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Nature of Business

LookSmart, Ltd. (“LookSmart” or the “Company”) is a digital advertising solutions company that provides relevant solutions for search and display advertising customers, organized along five lines of business: (i) Clickable, (ii) LookSmart AdCenter, (iii) Novatech.io, (iv) ShopWiki and (v) web searches. LookSmart was organized in 1996 and is incorporated in the State of Delaware.

LookSmart operates in a large online advertising ecosystem serving ads that target user queries on partner sites.

LookSmart offers search advertising customers targeted search via a monitored search advertising distribution network using the Company’s “AdCenter” platform technology. The Company’s search advertising network includes publishers and search advertising customers, including intermediaries and direct advertising customers and their agencies as well as self-service customers in the United States and certain other countries.

LookSmart also offers advertisers the ability to buy graphical display advertising. LookSmart’s trading desk personnel utilize DSP technology and licensed data from third party providers to buy targeted advertising on a real-time bidded basis. By leveraging our extensive historical search marketing network data along with performance data from a conversion pixel, LookSmart constructs models of the highest performing audiences, and targets them via exchange inventory. LookSmart offers its trading desk as a managed service.

In addition, Looksmart, under its “Clickable” and “Syncapse” brands, allows customers to manage paid, owned and earned media by providing a suite of solutions for social media marketers that include publishing, monitoring, data storage, compliance, management, ad placement and analytics.

Further, LookSmart offers publishers licensed private-label search advertiser network solutions based on its AdCenter platform technology (“Publisher Solutions”). Publisher Solutions consist of hosted auction-based ad serving with an ad backfill capability that allows publishers and portals to manage their advertiser relationships, distribution channels and accounts.

Lastly, in the fourth quarter of 2013 the Company began to make available a LookSmart-branded search engine.  For parties submitting search queries, the Company offers free-of-charge search results ranked and presented based on proprietary algorithms.   While early in its evolution, part of the Company’s current search engine monetization strategy is to generate sponsored search results as a part of overall search results and provide links to paying advertisers’ websites.

Our largest category of customers is Intermediaries, the majority of which sell into the affiliate networks of the large search engine providers. Another category of customers is Direct Advertisers and their agencies whose objective is to obtain conversions or sales from the clicks, while others want unique page views. The last category of customers is Self-Service advertisers that sign-up online and pay by credit card.

Decreasing Intermediary revenue represented a continued trend from 2012 and was the primary driver of the Company’s overall 2013 revenue decreases. Thus, in 2013, the Company made the decision to decrease the amount of revenue that it received from Intermediaries compared to 2012. The Company believes that this decision is in the best interests of the Company on a go-forward basis. The Company believes its revenue trends are tied to market-wide changes in the search ecosystem that have had a severe impact on Intermediary business models and consequently the business Intermediaries conduct with the Company. In 2014, 2013 and 2012, we ceased business with a number of Intermediaries. Intermediaries continue as our largest category of customer.

In September 2013, LookSmart purchased the Syncapse Technology Assets for $3 million from MNP Ltd., a Receiver appointed by Ontario Superior Court of Justice under the Appointment Order. Upon the completion of this transaction, the Company acquired a social media platform that allows enterprise customers the ability to publish, monitor and analyze their social media presence on paid, owned and earned media. The Company has begun to work with large international brands to assist them in creating, maintaining and analyzing their social media presence online. As a result of the Syncapse asset purchase, the Company is expanding its offerings to our current customer base. Our expanded offering allows LookSmart’s traditional customers the ability to manage ad spend in both search and social platforms. The Company intends to partner with social media companies such as Facebook, Twitter, Pinterest and YouTube, as well as others, to offer customers the ability to maximize their ad spend in all relevant ad categories.

In November of 2013, LookSmart acquired an approximate 10,000 square foot data center facility in Phoenix, Arizona.  This facility will allow the Company to consolidate its data needs in a company-owned data center, as well as expand its cloud based offerings to our customers.  Looksmart is in the process of consolidating its cloud services in its newly occupied wholly owned secure data center.

F-8

In addition, LookSmart offers publishers licensed private-label search advertiser network solutions based on its AdCenter platform technology (“Publisher Solutions”). Publisher Solutions consist of hosted auction-based ad serving with an ad backfill capability that allows publishers and portals to manage their advertiser relationships, distribution channels and accounts.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its Subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates and Assumptions

The Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue, expenses, and contingent assets and liabilities during the reporting period. The Company bases its estimates on various factors and information which may include, but are not limited to, history and prior experience, experience of other enterprises in the same industry, new related events, and current economic conditions and information from third party professionals that is believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Investments

The Company invests its excess cash primarily in debt instruments of high-quality corporate and government issuers. All highly liquid instruments with maturities at the date of purchase greater than ninety days are considered investments. All instruments with maturities greater than one year from the balance sheet date are considered long-term investments unless management intends to liquidate such securities in the current operating cycle. Such securities are classified as short-term investments. These securities are classified as available-for-sale and carried at fair value.

Changes in the value of these investments are primarily related to changes in interest rates and are considered to be temporary in nature. Except for declines in fair value that are not considered temporary, net unrealized gains or losses on these investments are reported in the Consolidated Statements of Comprehensive Loss. The Company recognizes realized gains and losses upon sale of investments using the specific identification method.

Fair Value of Financial Instruments

The Company’s estimate of fair value for assets and liabilities is based on a framework that establishes a hierarchy of the inputs used in valuation and gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect our significant market assumptions. The three levels of the hierarchy are as follows:

Level 1:	Unadjusted quoted market prices for identical assets or liabilities in active markets that we have the ability to access.

Level 2:	Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, default rates, etc.) or can be corroborated by observable market data.

Level 3:	Valuations based on models where significant inputs are not observable. The unobservable inputs reflect our assumptions about the assumptions that market participants would use.

Revenue Recognition

Our online search advertising revenue is composed of per-click fees that we charge customers and profit sharing arrangements we enter with Intermediaries. The per-click fee charged for keyword-targeted listings is calculated based on the results of online bidding for keywords or page content, up to a maximum cost per keyword or page content set by the customer. The Company has profit-sharing agreements with several customers that call for the sharing of profits and losses. Profit sharing arrangements are governed by contractual agreements. Revenue from these profit-sharing agreements is reported net of the customer’s share of profit.

Revenue also includes revenue share from licensing of private-labeled versions of our AdCenter Platform.

F-9

Revenues associated with online advertising products, including Advertiser Networks, are generally recognized once collectability is established, delivery of services has occurred, all performance obligations have been satisfied, and no refund obligations exist. We pay distribution network partners based on clicks on the advertiser’s ad that are displayed on the websites of these distribution network partners. These payments are called TAC and are included in cost of revenue. The revenue derived from these arrangements that involve traffic supplied by distribution network partners is reported gross of the payment to the distribution network partners. This revenue is reported gross due to the fact that we are the primary obligor to the advertisers who are the customers of the advertising service.

We also enter into agreements to provide private-labeled versions of our products, including licenses to the AdCenter platform technology. These license arrangements may include some or all of the following elements: revenue-sharing based on the publisher’s customer’s monthly revenue generated through the AdCenter application; upfront fees; minimum monthly fees; and other license fees. We recognize upfront fees over the term of the arrangement or the expected period of performance, other license fees over the term of the license, and revenue-sharing portions over the period in which such revenue is earned. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

We provide a provision against revenue for estimated reductions resulting from billing adjustments and customer refunds. The amounts of these provisions are evaluated periodically based upon customer experience and historical trends. The allowance included in trade receivables, net is insignificant at both December 31, 2014 and 2013, respectively.

Deferred revenue is recorded when payments are received in advance of performance in underlying agreements. Customer deposits are recorded when customers make prepayments for online advertising.

The Company evaluates individual arrangements with customers to make a determination under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-45 Revenue Recognition. We test and record revenue accordingly.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from customers failing to make required payments. This valuation allowance is reviewed on a periodic basis. The review is based on factors including the application of historical collection rates to current receivables and economic conditions. Additional allowances for doubtful accounts are considered and recorded if there is deterioration in past due balances, if economic conditions are less favorable than the Company anticipated or for customer-specific circumstances, such as bankruptcy. The allowance for doubtful accounts included in trade accounts receivable, net is $0.8 and $0.7 million for the years ended December 31, 2014 and 2013, respectively. Bad debt expense included in general and administrative expense is $0.1 million and insignificant for the years ended December 31, 2014 and 2013, respectively.

Concentrations, Credit Risk and Credit Risk Evaluation

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments, and accounts receivable. As of December 31, 2014 and 2013, the Company placed its cash equivalents and investments primarily through one financial institution, City National Bank (“CNB”), and mitigated the concentration of credit risk by placing percentage limits on the maximum portion of the investment portfolio which may be invested in any one investment instrument. These amounts exceed federally insured limits at December 31, 2013 and 2012. The Company has not experienced any credit losses on these cash equivalents and investment accounts and does not believe it is exposed to any significant credit risk on these funds. The fair value of these accounts is subject to fluctuation based on market prices.

Credit Risk, Customer and Vendor Evaluation

Accounts receivable are typically unsecured and are derived from sales to customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for estimated credit losses. The Company applies judgment as to its ability to collect outstanding receivables based primarily on management’s evaluation of the customer’s financial condition and past collection history and records a specific allowance. In addition, the Company records an allowance based on the length of time the receivables are past due. Historically, such losses have been within management’s expectations.

F-10

The following table reflects customers that accounted for more than 10% of net accounts receivable:

	Year Ended December 31,
	2014	2013
Company 1	24%	**
Company 2	13%	**
Company 3	12%	**
Company 4	10%	**
Company 5	**	22%
Company 6	**	18%
Company 7	**	16%

** Less than 10%

Revenue and Cost Concentrations

The following table reflects the concentration of revenue by geographic locations that accounted for more than 10% of net revenue:

	Year Ended December 31,
	2014	2013
United States	91%	82%
Europe, Middle East and Africa	**	12%

** Less than 10%

LookSmart derives its revenue from two service offerings, or “products”: Advertiser Networks and Publisher Solutions. The percentage distributions between the two service offerings are as follows:

	Year Ended December 31,
	2014	2013
Advertiser Networks	91%	86%
Publisher Solutions	9%	14%

The following table reflects the percentage of revenue attributed to customers who accounted for 10% or more of net revenue, all of which are Intermediaries:

	Year Ended December 31,
	2014	2013
Company 1	12%	13%

The Company derives its revenue primarily from its relationships with significant distribution network partners. The following table reflects the distribution partners that accounted for more than 10% of the total TAC:

	Year Ended December 31,
	2014	2013
Distribution Partner 1	20%	26%
Distribution Partner 2	15%	**
Distribution Partner 3	11%	12%
Distribution Partner 4	**	11%

** Less than 10%

Property and Equipment

Property and equipment are stated at cost, except when an impairment analysis requires use of fair value, and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment	3 to 4 years
Furniture and fixtures	5 to 7 years
Software	2 to 3 years
Building Improvements	10 years
Building	39 years

F-11

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operating expenses. Maintenance and repairs are charged to expense as incurred. Expenditures that substantially increase an asset’s useful life are capitalized.

In the fourth quarter of 2013, the Company acquired a 10,000 square foot data center facility in Phoenix, Arizona. This facility will allow the Company to consolidate its data needs in a company-owned data center, as well as expand its cloud-based offerings to our customers.

Internal Use Software Development Costs

The Company capitalizes external direct costs of materials and services consumed in developing and obtaining internal-use computer software and the payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use computer software. These costs are capitalized after certain milestones have been achieved and generally amortized over a three year period once the project is placed in service.

Management exercises judgment in determining when costs related to a project may be capitalized, in assessing the ongoing value of the capitalized costs, and in determining the amortization period for the capitalized costs, which is generally three years. The Company expects to continue to invest in internally developed software, although no such costs were capitalized in 2014 or 2013.

Restructuring Charges

In August 2012, the Company entered into an agreement to sublease its office space in San Francisco under terms generally equivalent to its existing commitment. Restructuring costs associated with the sub-lease of the San Francisco office, totaling $0.03 and $0.02 million at December 31, 2014 and 2013, respectively, have been fully amortized as of December 31, 2014.

Impairment of Long-Lived Assets

The Company reviews long-lived assets held or used in operations, including property and equipment and internally developed software, for impairment in accordance with ASC 360-10 “Impairment and Disposal of Long-Lived Assets”

The Company reviews assets for evidence of impairment annually at year end and whenever events or changes in circumstances indicate the carrying values may not be recoverable. The impairment review requires the Company to make significant estimates about its future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations and changes in competition.

Traffic Acquisition Costs

The Company enters into agreements of varying durations with its distribution network partners that display the Company’s listings ads on their sites in return for a percentage of the revenue-per-click that the Company receives when the ads are clicked on those partners’ sites.

The Company also enters into agreements of varying durations with third party affiliates. These affiliate agreements provide for variable payments based on a percentage of the Company’s revenue or based on a certain metric, such as number of searches or paid clicks.

TAC expense is recorded in cost of revenue.

Share-Based Compensation

The Company recognizes share-based compensation costs for all share-based payment transactions with employees, including grants of employee stock options, restricted stock awards, and employee stock purchases related to the Employee Stock Purchase Plan, over the requisite service period based on their relative fair values. We estimate the fair value of each option award on the date of grant using the Black-Scholes option valuation model. Our assumptions about stock-price volatility are based on the actual volatility of our publically traded stock. The risk-free interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of the grant. We estimate the expected term based upon the historical exercise activity. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Company’s Consolidated Statements of Operations over the requisite service periods. Share-based compensation expense recognized for the years ended December 31, 2014 and 2013 was insignificant and $0.04 million, respectively, which was related to stock grants, options and employee stock purchases.

F-12

Forfeitures are estimated at the time of grant in order to estimate the amount of share-based awards that will ultimately vest. The forfeiture rate is determined at the end of each fiscal quarter, based on historical rates.

The Company elected to adopt the alternative transition method for calculating the tax effects of share-based compensation to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the tax effects of employee share-based compensation awards.

Advertising Costs

Advertising costs are charged to sales and marketing expenses as incurred and were $0.05 million and insignificant in the years ended December 31, 2014 and 2013, respectively.

Product Development Costs

Research of new product ideas and enhancements to existing products are charged to expense as incurred.

Income Taxes

The Company accounts for income taxes using the liability method. Under the liability method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company records liabilities, where appropriate, for all uncertain income tax positions. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within operations as income tax expense.

Comprehensive Loss

Other comprehensive loss as of December 31, 2014 and 2013 consists of unrealized gains and losses on marketable securities categorized as available-for-sale and foreign currency translation adjustments.

Net Loss per Common Share

Basic net loss per share is calculated using the weighted average shares of common stock outstanding, excluding treasury stock. Diluted net loss per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding, excluding treasury stock, during the period, using the treasury stock method for stock options. As a result of the Company’s net loss position at December 31, 2014 and 2013, there is no dilution.

Segment Information

The Company has one operating segment, online advertising. While the Company operates under one operating segment, management reviews revenue under two product offerings—Advertiser Networks and Publisher Solutions.

As of December 31, 2014 and 2013, all of the Company’s accounts receivable, intangible assets, and deferred revenue are related to the online advertising segment. All long-lived assets are located in the United States and Canada.

Recent Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment” or ASU 2012-02. ASU 2012-02 simplifies the requirements for testing for indefinite-lived intangible assets other than goodwill and permits an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative fair value test. This new guidance is effective for us beginning in the first quarter of 2013 and will be applied prospectively. We anticipate that the adoption of this standard will not have a material impact on us or our consolidated financial statements.

In June 2011, the FASB issued an amendment to an existing accounting standard which requires companies to present net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. The Company was required to adopt this standard as of the beginning of 2012. This guidance did not have an impact on the Company’s results of operations, financial position or cash flows as it is related only to the presentation of consolidated comprehensive loss.

F-13

2.	Cash and Available for Sale Securities

The following table summarizes the Company’s cash and available-for-sale securities’ amortized cost and estimated fair value by significant investment category as of December 31, 2014 and 2013 (in thousands):

	Amortized Cost and Estimated
	Fair Value
	December 31,
	2014	2013
Cash and cash equivalents:
Cash	$304	$1,048
Cash equivalents
Money market mutual funds	1	1,641
Commercial paper	—	100
Total cash equivalents	1	1,741
Total cash and cash equivalents	305	2,789
Short-term investments:
Corporate bonds	—	501
Certificates of deposit	123	800
Commercial paper	—	500
Other commodities	6	—
Collateralized debt obligations	—	1,301
Total short-term investments	129	3,102
Long-term investments:
Certificates of deposit	—	154
Total long-term investments	—	154
Total cash, and cash equivalents, short-term and long-term investments	$434	$6,045

Realized gains and realized losses were not significant for either of the years ended December 31, 2014 or 2013. As of December 31, 2014, unrealized loss on investments was $0.1 million. As of December 31, 2013, there was no significant unrealized loss on investments. The cost of all securities sold is based on the specific identification method.

The contractual maturities of cash equivalents and short-term investments at December 31, 2014 and 2013 were less than one year. There were no long-term investments at December 31, 2014.The contractual maturity of long-term investments was just over one year as of December 31, 2013.

The Company typically invests in highly-rated securities, and its policy generally limits the amount of credit exposure to any one issuer. When evaluating the investments for other-than-temporary impairment, the Company reviews such factors as the length of time and extent to which fair value has been below cost basis, the financial condition of the issuer, and the Company’s intent to sell, or whether it is more likely than not it will be required to sell the investment before recovery of the investment’s amortized cost basis. During the years ended December 31, 2014 and 2013, the Company did not recognize any impairment charges on outstanding investments. As of December 31, 2014, the Company does not consider any of its investments to be other-than-temporarily impaired.

3.	Property and Equipment

Property and equipment consisted of the following at December 31, 2014 and 2013 (in thousands):

	December 31, 2014			December 31, 2013
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Depreciation	Value	Cost	Depreciation	Value
Computer equipment	$1,108	$(602)	$506	$490	$(244)	$246
Furniture and fixtures	22	(4)	18	21	(1)	20
Software	2,733	(1,137)	1,596	2,962	(246)	2,716
Building and Leasehold improvements	541	(36)	505	59	(4)	55
Land and Buildings	797	(19)	778	797	(3)	794
Total	$5,201	$(1,798)	$3,403	$4,329	$(498)	$3,831

Depreciation expense on property and equipment for the years ended December 31, 2014 and 2013, including cost of property and equipment under capital lease, was $1.4 million and $0.5 million, respectively, and is recorded in operating expenses. Equipment under capital lease totaled $0.16 million as of December 31, 2014. There was no equipment under capital lease at December 31, 2013. Depreciation expense on equipment under capital lease was $0.04 million for the year ended December 31, 2014, and accumulated depreciation on equipment under capital lease was $0.04 million as of December 31, 2014.

F-14

4.	Capitalized Software and Other Assets

The Company’s capitalized software and other assets are as follows at December 31, 2014 and 2013 (in thousands):

	December 31, 2014			December 31, 2013
		Accumulated	Net Book		Accumulated	Net Book
	Gross Amount	Amortization	Value	Gross Amount	Amortization	Value
Other assets	62	—	62	87	—	87
Total	$62	$—	$62	$87	$—	$87

Capitalized software consists of external direct costs of materials and services consumed in developing and obtaining internal-use computer software and the payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use computer software and is amortized over three years. Amortization expense was zero for both years ended December 31, 2014 and 2013.

5.	Accrued Liabilities

Accrued liabilities consisted of the following as of December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013
Accrued distribution and partner costs	$89	$176
Accrued compensation and related expenses	102	87
Accrued professional service fees	117	146
Other	3	35
Capital lease obligations (note 7)	$87	$—
Total accrued liabilities	$398	$444

6.	Restructuring Charges

In August 2012, the Company entered into an agreement to sublease its office space in San Francisco under terms generally equivalent to its existing commitment. Restructuring costs associated with the sub-lease of the San Francisco office, totaling $0.03 and $0.02 million at December 31, 2014 and 2013, respectively, have been fully amortized as of December 31, 2014.

7.	Capital Lease and Other Obligations

Capital lease and other obligations consist of the following at December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013
Capital lease obligations	$87	$—
Deferred rent	22	186
Total capital lease and other obligations	109	186
Less: current portion of capital lease obligations	(87)	—
Capital lease and other obligations, net of current portion	$22	$186

Refer to Note 9 for future minimum payment details.

Capital Lease Obligations

City National Bank

We have an outstanding standby letter of credit (“SBLC”) issued by City National Bank (“CNB”) of approximately $0.1 million at December 31, 2014, related to security of the subleased corporate office lease and secured by a money market account held at CNB.

For further discussion see Note 9, Commitments and Contingencies.

8.	Income Taxes

In accordance with ASC 740, Income Taxes (“ASC 740”), the Company accounts for uncertainty in tax positions and recognizes in its financial statements the largest amount of a tax position that is more-likely-than-not to be sustained upon audit, based on the technical merits of the position.

F-15

The Company files income tax returns in the U.S. federal jurisdiction, Canada and various state jurisdictions. The Company remains subject to U.S. federal tax examinations for years 2010-present and Canadian examinations for 2011 to present. The tax years that remain subject to examination in state jurisdictions include 2012, 2013 and 2014-present. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flows. Therefore, no reserves for uncertain income tax positions have been recorded at December 31, 2014.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company did not have any accrued interest or penalties associated with unrecognized tax benefits, nor were any interest expenses or penalties recognized during the years ended December 31, 2014 and 2013.

The Company was in a net taxable loss position in 2014 and 2013. The income tax provision for all years includes minimum state tax and revisions of prior years’ estimated taxes.

Total income tax expense of $50 and $7,000 for the years ended December 31, 2014 and 2013, respectively, were allocated to income from continuing operations and is classified as a current provision.

	December 31,
	2014	2013
Deferred tax asset:
Net operating loss carryforwards		$71,387
Depreciation and amortization		1,387
Tax credits		535
Share-based compensation		3,939
Total deferred tax assets	0	77,869
Less: valuation allowance	0	(77,869)
Total	$—	$—

As of December 31, 2014, the Company had Net Operating Loss (“NOL”) carryforwards of approximately $196.6 million and $77.9 million for federal and state purposes, respectively. The Company also has Alternative Minimum Tax (“AMT”) credit carryforwards of $110 thousand and $60 thousand for federal and state purposes, respectively. The NOL carryforwards will expire at various dates beginning in 2015 through 2031 if not utilized. The AMT tax credit carryforwards may be carried forward indefinitely. Included in the NOL carryforwards are losses resulting from the exercise of stock options totaling $47 million and $2 million for federal and state purposes, respectively, which will be credited to Additional Paid-in-Capital when realized.

A valuation allowance existed as of December 31, 2014 and 2013, due to the uncertainty of net operating loss utilization based on the Company’s history of losses. The valuation allowance increased by $1.5 million and $1.5 million for the years ended December 31, 2014 and 2013, respectively.

On January 14, 2013, effective with the consummation of a tender offer by PEEK Investments LLC, a Delaware limited liability company (“PEEK”), a change in ownership as defined by Section 382 of the Internal Revenue Code resulted in a limitation in the timing and amount of available NOL carryforwards. Beginning in 2013, both federal and state NOL carryforwards will be significantly limited. The Company is currently assessing the amount of the limitation. A valuation allowance fully offsets the deferred tax asset associated with these NOL carryforwards.

F-16

The Company’s effective income tax rate and the federal statutory rate for the years ended December 31, 2014 and 2013 is effectively zero and the company does not expect to pay federal income tax in the near future.

	December 31,
	2014	2013
Federal tax rate from continuing operations		34.0%
Permanent differences		-0.2%
Change in valuation allowance		-33.8%
Other		0.1%
Total	0.0%	0.0%

9.	Commitments and Contingencies

As of December 31, 2014, future minimum payments under all operating leases, net of related subleases, are as follows (in thousands):

	Capital	Operating
	Lease	Leases	Total
Years ending December 31,
2015	$87	$81	$168
2016	—	—	—
2017	—	—	—
2018	—	—	—
Total minimum net payments	$87	$81	$168
Less: amount representing interest	—
Present value of net minimum payments	87
Less: current portion	(87)
Long-term portion of capital lease obligations	$—

Operating Leases

In August 2009, the Company entered into an agreement to sublease office space for its headquarters in San Francisco, California, under an operating lease that commenced in November 2009 and expired on December 30, 2014. In July 2012, the Company entered into an agreement to sublease this subleased office space under terms generally equivalent to its existing commitment for a term that commenced in August 2012 and expired in December 2014.

In August 2013, the Company leased office space of approximately 2,341 square feet for its corporate office in San Francisco, California under a five year lease that commenced in September 2014 and expires on August 31, 2018. On October 15, 2014, the Company terminated this lease, closed the office and was released from all obligations under this lease.

The Company leases office space in Los Angeles, California of approximately of 4,803 square feet. The lease expires in July 2015.

The Company terminated its lease and closed its Canadian office in Kitchener in August 2013.

The Company entered into a 30-month operating lease agreement for various network operating equipment beginning in the fourth quarter of 2014.

Rent expense under all operating leases was $0.1 million and $0.2 million for the years ended December 2014, and 2013, respectively.

Letters of Credit

We have an outstanding standby letter of credit (“SBLC”) issued by City National Bank (“CNB”) of approximately $0.1 million at December 31, 2014, related to security of the subleased corporate office lease and secured by a money market account held at CNB.

For further discussion, see Note 7, Capital Lease and Other Obligations.

F-17

Purchase Obligations

The Company had no outstanding purchase obligations as of December 31, 2014. The Company had outstanding purchase obligations of an insignificant amount relating to an open purchase order for which the Company had not received the related services or goods.

Guarantees and Indemnities

During its normal course of business, the Company has made certain guarantees, indemnities and commitments under which it may be required to make payments in relation to certain transactions. These indemnities include intellectual property and other indemnities to the Company’s customers and distribution network partners in connection with the sales of its products, and indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease.

Officer and Director Indemnification

Further, the Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving, at the Company’s request, in such capacity, to the maximum extent permitted under the laws of the State of Delaware. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. However, the Company maintains directors and officers insurance coverage that may contribute, up to certain limits, a portion of any future amounts paid, for indemnification of directors and officers. The Company believes the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal. Historically, the Company has not incurred any losses or recorded any liabilities related to performance under these types of indemnities.

Legal Proceedings

On September 4, 2013, Cowen and Company, LLC filed a complaint against LookSmart with the Superior Court of California for the County of San Francisco. According to the complaint, Cowen claims that LookSmart is required by an engagement letter dated August 14, 2009 to pay Cowen a $1,000,000 “Sale Transaction Fee” as a result of the third-party tender offer for LookSmart Ltd. consummated by PEEK Investments LLC on January 14, 2013. The parties agreed to a $450,000 settlement at a June 10, 2014 mediation. This amount was subsequently paid by the Company on July 11, 2014. The Complaint and Counter Claim was dismissed with prejudice on August 27, 2014.

On October 3, 2013, WeBoost Media S.R.L., a Societa responsabilita (“WeBoost”) filed a complaint against LookSmart with the Superior Court of California for the County of San Francisco. The matter was subsequently removed and is currently pending before the United States District Court, Northern District of California. WeBoost’s complaint asserts claims for breach of contract and extra-contractual tort and punitive damages related to “click fraud”. No specific monetary amounts are indicated in the complaint. LookSmart believes the claims are meritless and continues to vigorously defend the matter. The Company is unable to presently determine the risk of loss associated with this matter.

The Company is involved, from time to time, in various other legal proceedings arising from the normal course of business activities. Although the results of litigation and claims cannot be predicted with certainty, the Company does not expect resolution of these matters to have a material adverse impact on its consolidated results of operations, cash flows or financial position unless stated otherwise. However, an unfavorable resolution of a matter could, depending on its amount and timing, materially affect its results of operations, cash flows or financial position in a future period. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense costs, diversion of management resources and other factors.

10.	Stockholders’ Equity

Share-Based Compensation

Stock Option Plans

The Company effected a 3:1 reverse stock split on November 7, 2013. All share amounts and share prices have been adjusted for this reverse split.

In December 1997, the Company approved the 1998 Stock Option Plan (the “Plan”). In June 2007, the stockholders approved the LookSmart 2007 Equity Incentive Plan (the “2007 Plan”). Under the 2007 Plan, the Company may grant incentive stock options, nonqualified stock options, stock appreciation rights and stock rights to employees, directors and consultants. Share-based incentive awards are provided under the terms of these two plans (collectively, the “Plans”).

The Compensation Committee of the Board of Directors administers the Company’s Plans. Awards under the Plans principally include at-the-money options and fully vested restricted stock. Outstanding stock options generally become exercisable over a four year period from the grant date and have a term of seven years. Grants can only be made under the 2007 Plan. The 1998 Plan is closed to further share issuance and all options have expired or been forfeited as of December 31, 2013. The number of shares issued or reserved for issuance under the Plans was 1.2 million shares of common stock for the both years ended December 31, 2014 and 2013. There were 1.2 million shares available to be granted under the 2007 Plan at December 31, 2014.

F-18

Share-based compensation expense recorded during the years ended December 31, 2014 and 2013 was included in the Company’s Consolidated Statements of Operations as follows (in thousands):

	Year Ended December 31,
	2014	2013
Sales and marketing	$1	$3
Product development and technical operations	1	6
General and administrative	3	33
Total share-based compensation expense	$5	$42

Total unrecognized share-based compensation expense related to share-based compensation arrangements at December 31, 2014 was not significant and is expected to be recognized over a weighted-average period of approximately 0.57 years. The total fair value of equity awards vested during both the years ended December 31, 2014 and 2013 was not significant.

Option Awards

Stock option activity under the Plans during the years ended December 31, 2014 and 2013 is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise Price	Contractual	Intrinsic
	Shares	Per Share	Term	Value
	(in thousands)		(in years)	(in thousands)
Options outstanding at December 31, 2012	705	$7.41	2.96	$15
Granted	—	—
Exercised	—	—
Expired	(138)	11.94
Forfeited	(542)	7.60
Options outstanding at December 31, 2013	25	$4.16	4.67	—
Granted	—	—
Exercised	—	—
Expired	—	—
Forfeited	(20)	3.90
Options outstanding at December 31, 2014	5	$5.27	2.93	$—
Vested and expected to vest at December 31, 2014	4	$5.32	0.55	$—
Exercisable at Decewmber 31, 2014	4	$5.45	0.47	$—

The aggregate intrinsic values in the table above represent the total pre-tax intrinsic value (the difference between the market price of the Company’s stock on the last trading day of the period and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holder had all option holders exercised their options at year-end. The intrinsic value amount changes with changes in the fair market value of the Company’s stock.

The following table summarizes information about stock options outstanding at December 31, 2014:

		Options Outstanding			Options Exercisable
				Weighted-		Weighted-
			Weighted-	Average		Average
			Average	Exercise		Exercise
			Remaining	Price		Price
Price Ranges		Shares	Contractual Term	Per Share	Shares	Per Share
		(in thousands)	(in years)		(in thousands)
$4.14 -	$5.64	4	3.55	$4.53	3	$4.59
8.10 -	8.10	1	0.55	8.10	1	8.10
		5	2.93	5.27	4	5.45

Stock Awards

The Company did not issue restricted stock during the years ended December 31, 2014 and 2013.

F-19

Employee Stock Purchase Plan

On July 14, 2009, the 2009 Employee Stock Purchase Plan (the “2009 ESPP”) was approved by the shareholders and authorized to issue up to 500 thousand shares of common stock to employees. Substantially all employees may purchase the Company’s common stock through payroll deductions at 85 percent of the lower of the fair market value at the beginning or end of the offering period. Each offering and purchase period is 6 months. ESPP contributions are limited to a maximum of 15 percent of an employee’s eligible compensation, and ESPP participants are limited to purchasing a maximum of 5,000 shares per purchase period. Share-based compensation expense for the 2009 ESPP was zero and insignificant in 2014 and 2013, respectively. As of December 31, 2014, 28 thousand shares have been issued under the 2009 Plan. Following the February 15, 2013 purchase, the ESPP was suspended pending a review of all equity incentive arrangements by the Company’s Board of Directors.

Share-Based Compensation Valuation Assumptions

We estimate the fair value of each option award on the date of grant using the Black-Scholes option valuation model. Our assumptions about stock-price volatility are based on the actual volatility of our publically traded stock. The risk-free interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of the grant. We estimate the expected term based upon the historical exercise activity.

No options were granted in 2014 or 2013, therefore no weighted average assumptions are included here.

Share-based compensation expense recognized in the Consolidated Statements of Operations is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Exercise of Employee and Director Stock Options and Purchase Plans

There were no options exercised in the years ended December 31, 2014 and 2013. The Company issues new shares of common stock upon exercise of stock options. No income tax benefits have been realized from exercised stock options.

Repurchase of Equity Securities by the Company

In May 2012, the Company’s Board of Directors authorized the repurchase of up to $1 million of the Company’s common shares. Under the program, the Company may purchase its common shares from time to time in the open market or in privately negotiated transactions.

Approximately 98 thousand shares were purchased during the year ended December 31, 2014 at an average price of $1.78 per share under the program and recorded as treasury stock at cost totaling approximately $175 thousand dollars. Approximately 13 thousand shares were purchased at an average price of $2.34 per share under the program during the year ended December 31, 2013, and recorded as treasury stock at cost totaling approximately $26 thousand dollars.

11.	Fair Value Measurements

Fair Value of Financial Assets

The Company’s financial assets measured at fair value on a recurring basis subject to disclosure requirements at December 31, 2014 and 2013 were as follows (in thousands):

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
	Balance at	Identical	Observable	Unobserved
	December 31,	Assets	Inputs	Inputs
	2014	(Level 1)	(Level 2)	(Level 3)
Cash equivalents:
Money market mutual funds	$1	$1	$—	$—
Total cash equivalents	1	1	—	—
Short-term investments:
Certificates of deposit	123	—	123	—
Other commodities	6	—	6	—
Total short-term investments	129	—	129	—
Total financial assets measured at fair value	$130	$1	$129	$—

F-20

	Balance at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobserved Inputs (Level 3)
Cash equivalents:
Money market mutual funds	$1,641	$1,641	$—	$—
Commercial paper	100	—	100	—
Total cash equivalents	1,741	1,641	100	—
Short-term investments:
Certificates of deposit	800	—	800	—
Corporate bonds	501	—	501	—
Commercial paper	500	—	500	—
Collateralized debt securities	1,301	—	—	1,301
Total short-term investments	3,102	—	1,801	1,301
Long-term investments:
Certificates of deposit	154	—	154	—
Total long-term investments	154	—	154	—
Total financial assets measured at fair value	$4,997	$1,641	$2,055	$1,301

The Company held no Level 3 investments at December 31, 2014. The Company held approximately $1.3 million in Level 3 investments at December 31, 2013.

Investments

For investments that have quoted market prices in active markets, the Company uses the quoted market prices as fair value and includes these prices in the amounts disclosed in Level 1 of the hierarchy. The Company receives the quoted market prices from a third party, nationally recognized pricing service (“pricing service”). When quoted market prices are unavailable, the Company utilizes a pricing service to determine a single estimate of fair value, which is mainly for its fixed maturity investments. The fair value estimates provided from this pricing service are included in the amount disclosed in Level 2 of the hierarchy. The Company bases all of its estimates of fair value for assets on the bid price as it represents what a third party market participant would be willing to pay in an arm’s length transaction.

The Company validates the prices received from the pricing service using various methods including, applicability of Federal Deposit Insurance Corporation or other national government insurance or guarantees, comparison of proceeds received on individual investments subsequent to reporting date, prices received from publicly available sources, and review of transaction volume data to confirm the presence of active markets. The Company does not adjust the prices received from the pricing service unless such prices are determined to be inconsistent. At December 31, 2014 and 2013, the Company did not adjust prices received from the pricing service.

On June 1, 2013 the Company invested approximately $2.0 million in a fully collateralized fund with a maturity date of September 30, 2014.  The investment generally entitles the Company to monthly payments of principal and interest, subject to certain restrictions. During 2014, the Company received payments of $1.1 million in principal and $0.1 million in interest. During 2013, the Company received payments of $0.7 million in principal and $0.2 million in interest.  The investment was recorded at amortized cost, reduced for non-temporary losses charged to earnings. No non-temporary losses were recognized by the Company as of and for the periods since the date of investment.  As of September 30, 2014, the investment was fully redeemed.

F-21

Level 3 Assets – Roll forward (in thousands):

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Collateralized Debt Securities
Balance at December 31, 2013	$1,301
Transfers into Level 3	—
Transfers out of Level 3	—
Total gains or losses
Included in earnings (or changes in net assets)	47
Included in Other comprehensive income	—
Purchases, issuances, sales, and settlements
Purchases	—
Issuances	—
Sales	—
Settlements	(541)
Balance at March 31, 2014	$807
Transfers into Level 3	—
Transfers out of Level 3	—
Total gains or losses
Included in earnings (or changes in net assets)	26
Included in Other comprehensive income	—
Purchases, issuances, sales, and settlements
Purchases	—
Issuances	—
Sales	—
Settlements	(513)
Balance at June 30, 2014	$320
Transfers into Level 3	—
Transfers out of Level 3	—
Total gains or losses
Included in earnings (or changes in net assets)	7
Included in Other comprehensive income	—
Purchases, issuances, sales, and settlements
Purchases	—
Issuances	—
Sales	—
Settlements	(327)
Balance at September 30, 2014	—

Trade accounts receivable, net: The carrying value reported in the Consolidated Balance Sheets approximates fair value and is net of allowances for doubtful accounts and returns which estimate customer non-performance risk.

Trade accounts payable and accrued liabilities: The carrying value reported in the Consolidated Balance Sheets for these items approximates their fair value, which is the likely amount which the liability with short settlement periods would be transferred to a market participant with a similar credit standing as the Company.

F-22

12.	Employee Benefit Plan

The Company has a 401(k) retirement plan covering all eligible employees. Employees may contribute amounts ranging from 1% to 50% of annual salary, up to the maximum limits established by the Internal Revenue Service. The Company matches these contributions in cash up to 5% of annual salary up to a total match of $3 thousand per year per employee. Employees vest 100% immediately in their own contributions and 50% per year in Company matching contributions. Any employer contributions that are not vested are forfeited if an employee leaves the Company, but are reinstated if the employee returns to service within five years. The Company made matching contributions of $0.06 million and $0.03 million, respectively, for each of 2014 and 2013.

13.	Related Party Transactions

The Company paid Michael Onghai $0.08 million in both the years ended December 31, 2014 and 2013, in connection with his services as the Company’s Chief Executive Officer.

The Company has paid over $50,000.00 in each month of 2014 for salaries and office expense for LookSmart India, a company incorporated under the laws of India, with 25 employees, which is owned by Michael Onghai.  The services of LookSmart India are for the exclusive benefit of the Company  and the money paid by the Company to it only goes to pay Looksmart India expenses.  Mr. Onghai has agreed to transfer ownership of LookSmart India to the Company for no consideration when allowable under Indian law.

The Company paid fees directly or indirectly to Jean-Yves Dexmier of $0.04 million, in the year ended December 31, 2013, in connection with his services as the Company’s Chief Executive Officer and Board member.

The Company had advanced $0.25 million as at December 31, 2014 to Conversion Media Holdings, LLC. One of the directors of Conversion Media Holdings, LLC is also a director of the Company. The receivable from Conversion Media Holdings, LLC relates to ordinary business transactions, bearing no interest or collateral , and is repayable within one year and renewable under normal advancement terms and conditions.

14.	Net Income (Loss) per Share

A reconciliation of the numerator and denominator of basic and diluted net income (loss) per share (“EPS”) is provided as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2014	2013
Numerator
Net loss	$(6,419)	$(5,356)
Denominator
Weighted average shares used to compute basic EPS	5,709	5,756
Effect of dilutive securities:
Dilutive common stock equivalents	—	—
Weighted average shares used to compute diluted EPS	5,709	5,756
Net loss per share - Basic and Diluted
Net loss per share - Basic and Diluted	$(1.12)	$(0.93)

Options to purchase common stock are not included in the diluted loss per share calculations when their effect is antidilutive. For the year ended December 31, 2014, 4 thousand shares of potential common stock related to outstanding stock options were excluded from the calculation of diluted net loss per share as such shares are antidilutive when there is a loss.

15.	Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  As of and for the year ended December 31, 2014, the Company had a loss from operations of $6.4 million and accumulated deficit of $259 million. As of year ended December 31, 2014, the working capital deficiency was $1 million; the cash used in operating activities was $4 million. The Company intends to fund operations through debt and equity financing arrangements. The ability of the Company to survive is dependent upon, among other things, obtaining additional financing to continue operations, and development of its business plan. In response to these problems, management intends to raise additional funds through public or private placement offerings, and related party loans. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

16.	Subsequent Events

From December 2014 to March 2015, Snowy August Management LLC advanced certain funds to the Company in the aggregate amount of $750,000.  The Company’s Chief Executive Offier, Michael Onghai is the manager of Snowy August Management LLC.  The Company intends to repay in full such funds to Snowy August Management LLC.

F-23

PART I

ITEM 1.      FINANCIAL STATEMENTS

LOOKSMART, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$491	$305
Short-term investments	63	129
Total cash, cash equivalents and short-term investments	554	434
Trade accounts receivable, net	293	255
Prepaid expenses and other current assets	687	602
Total current assets	1,534	1,291
Property and equipment, net	2,718	3,403
Other assets, net	418	62
Total assets	$4,670	$4,756

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term Notes Payable	$600	$—
Trade accounts payable	1,067	901
Accrued liabilities	503	398
Deferred revenue and customer deposits	827	1,018
Total current liabilities	2,997	2,317
Long-term debt	700	—
Long-term portion of deferred rent	14	22
Total liabilities	3,711	2,339
Commitment and contingencies	—	—
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 shares; Issued and Outstanding: none at June 30, 2015 and December 31 , 2014	—	—
Common stock, $0.003 par value; Authorized: 80,000 shares; Issued and Outstanding: 5,769 shares at both June 30, 2015 and December 31, 2014	17	17
Additional paid-in capital	263,108	262,508
Accumulated other comprehensive loss	(502)	(424)
Accumulated deficit	(261,415)	(259,435)
Treasury stock at cost: 130 shares at both June 30, 2015 and December 31, 2014	(249)	(249)
Total stockholders’ equity	959	2,417
Total liabilities and stockholders’ equity	$4,670	$4,756

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

F-24

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$1,020	$1,410	$2,004	$2,468
Cost of revenue	412	699	864	1,390
Gross profit	608	711	1,140	1,078
Operating expenses:
Sales and marketing	295	390	703	845
Product development and technical operations	631	1,217	1,333	2,417
General and administrative	477	999	807	1,641
Restructuring charge	217	7	293	16
Total operating expenses	1,620	2,613	3,136	4,919
Loss from operations	(1,012)	(1,902)	(1,996)	(3,841)
Non-operating income (expense), net
Interest income	—	27	—	74
Interest expense	(1)	(4)	(1)	(7)
Other income (expense), net	20	18	16	17
Loss from operations before income taxes	(993)	(1,861)	(1,981)	(3,757)
Income tax expense	—	—	—	—
Net loss	$(993)	$(1,861)	$(1,981)	$(3,757)
Net loss per share - Basic and Diluted	$(0.17)	$(0.32)	$(0.35)	$(0.65)
Weighted average shares outstanding used in computing basic and diluted net loss per share	5,722	5,732	5,709	5,747

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

F-25

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$(993)	$(1,861)	$(1,981)	$(3,757)
Other comprehensive income (loss):
Foreign currency translation adjustments	(59)	90	78	—
Unrealized loss on investments	—	(29)	—	(32)
Change in accumulated other comprehensive loss	(59)	61	78	(32)
Comprehensive loss	$(1,052)	$(1,800)	$(1,903)	$(3,789)

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

F-26

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(1,981)	$(3,757)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	588	733
Provision for doubtful accounts	—	5
Share-based compensation	—	4
Other non-cash charges	—	(44)
Deferred rent	(8)	(52)
Deferred lease incentive	—	38
Restructuring charge	—	6
Changes in operating assets and liabilities:
Trade accounts receivable	(38)	(30)
Prepaid expenses and other current assets	85	474
Trade accounts payable	124	504
Accrued liabilities	18	(94)
Deferred revenue and customer deposits	(191)	5
Net cash used in operating activities	(1,403)	(2,208)
Cash flows from investing activities:
Purchase of investments	—	(72)
Proceeds from sale of investments	66	2,812
Payments for property and equipment	—	(1,013)
Purchase of intangible assets	(356)	—
Net cash/(used in) provided by investing activities	(290)	1,727
Cash flows from financing activities:
Principal payments of capital lease obligations	—	(86)
Proceeds from short-term debt	572	—
Proceeds from additional paid-in capital	600	—
Proceeds from long-term debt	700	—
Payments for repurchase of common stock	—	(84)
Net cash provided by/(used in) financing activities	1,872	(170)
Effect of exchange rate changes on cash and cash equivalents	7	—
Increase/(decrease) in cash and cash equivalents	186	(651)
Cash and cash equivalents, beginning of period	305	2,789
Cash and cash equivalents, end of period	$491	$2,138
Supplemental disclosure of cash flow information:
Interest paid	$1	$7
Supplemental disclosure of noncash activities:
Assets acquired through capital lease obligations	$—	$164
Change in unrealized gain (loss) on investments	$—	$(32)

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

F-27

LOOKSMART, LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Nature of Business

LookSmart, Ltd. (“LookSmart” or the “Company”) was organized in 1996 and is incorporated in the State of Delaware. LookSmart is a digital advertising solutions company that provides relevant solutions for search and display advertising customers, organized along five lines of business: (i) Clickable, (ii) LookSmart AdCenter, (iii) Novatech.io, (iv) ShopWiki and (v) web searches. In addition, LookSmart formed a partnership with Conversion Media Holdings, LLC, which supports the Company’s other lines of business through the creation of content sites directed at ecommerce verticals. The Company operates its partnership and each line of business, while being related to the others in terms of shared resources, as separate business lines with their own core management, profits and losses, and the ability to operate independently as separate businesses. As a result, this separation of business lines allows Looksmart to operate effectively as a holding company and as a capital allocator to each of the Company’s separate businesses with the goal of finding mispriced assets in the public and private markets and subsequently taking those assets to create scalable and sustainable businesses that may then be monetized for the ultimate benefit of Looksmart’s stockholders.

Clickable

In September 2013, LookSmart, through its wholly owned subsidiary LookSmart Canada Ltd., purchased the assets related to its Syncapse Inc. (“Syncapse”) technology for $3 million from MNP Ltd., a receiver appointed by Ontario Superior Court of Justice under an appointment order.  As a result of this transaction, the Company acquired a social media platform that the Company believes has allowed it to quickly scale into social media analytics, publishing, and moderation. This, in turn, should allow our enterprise customers the ability to publish, monitor and analyze their social media presence on paid, owned and earned media.  In January 2014, LookSmart re-branded Syncapse as “Clickable.”

Clickable helps brands and agencies measure marketing ROI through a customer’s lifetime by connecting critical marketing and advertising products and services into one platform that gives customers the ability to analyze, publish, moderate, social media and search marketing. Clickable also offers its platform as a white label solution to agencies who use it to save hours of time creating reports, increase transparency to clients, increase stickiness of clients, increase recurring revenue streams, and upsell other tools and services. The Company has begun to work with large international brands to assist them in creating, maintaining and analyzing their social media presence online. The Company’s goal is to partner with social media companies such as Facebook, Twitter, Pinterest and YouTube, as well as others, to provide vertically integrated solutions that will offer customers the ability to maximize their ad spend in all relevant ad categories.

In addition, Clickable allows customers to manage paid, owned and earned media by providing a suite of solutions for social media marketers that include publishing, monitoring, data storage, compliance, management, ad placement and analytics.  The “Clickable Analytics” dashboard provides customers with the ability to easily put all of their cross channel marketing (search, display, social, email, video, offline) and audience data from various sources into one unified, flexible and customizable platform.  The platform allows the customer to better understand and utilize the data for the customizing and layering of customer specific key performance indicators.  The Company believes that this platform will allow customers to combine data in a way that better suits their particular marketing, financial and operational goals both with standard and customized dashboards and analytics.  This platform allows companies to gather and manage Application Programming Interface (“API”) data from many data providers that LookSmart aims to partner with, including Facebook, Twitter, YouTube, and Instagram, as well as analyze such data in the “Clickable” proprietary platform and within a company’s own data warehouse.

LookSmart AdCenter

We have developed a proprietary web-based advertising auction platform, the “AdCenter”, that allows us to create, track, analyze, report and optimize customers’ advertising campaigns. Through the AdCenter platform, our customers are provided with search, social, display, mobile and video advertising solutions as well as analytic, moderation and publishing workflow solutions across the entire social media marketing ecosystem. The AdCenter indexes ads, analyzes webpage information to match advertising to relevant content, matches search queries to advertising and utilizes advanced fraud detection techniques in a high-volume ad serving environment. The platform also collects impression and click data for each listing that we manage for our customers and provides us with billing information. In addition, we provide each of our advertising customers with a password-protected online account that enables them to track, analyze and optimize their search marketing campaigns using online reports. The platform also includes an interface for publishers to access ad syndication feed reports and revenue information.

F-28

The advertisers that comprise the Company’s customer network include intermediaries, direct advertising customers and their agencies, as well as self-service customers in the United States and certain other countries. These AdCenter customers range from small and medium-sized businesses to large Fortune 50 companies. Self-service advertisers are customers that sign-up directly online with the Company and pay by credit card. Direct advertisers (and their agencies) include customers whose main objective is to obtain conversions or sales from clicks. Intermediary customers (“Intermediaries”) do not directly advertise on our platform but sell into the affiliate networks of the large search engine providers. Our Intermediary business model experienced a significant change in the fourth quarter of 2011, such that the Company’s revenue from Intermediaries has declined significantly as compared to 2011 and earlier. Decreasing Intermediary revenue represented a continued trend from 2012 and was the primary driver of the Company’s overall 2013 revenue decreases. Thus, in 2013, the Company made the decision to decrease the amount of revenue that it received from Intermediaries compared to 2012. The Company believes that this decision is in the best interests of the Company on a go-forward basis. The Company believes its revenue trends are tied to market-wide changes in the search ecosystem that have had a severe impact on Intermediary business models and consequently the business Intermediaries conduct with the Company. In 2014, 2013 and 2012, we ceased business with a number of Intermediaries. Intermediaries continue as our largest category of customer. We continued this trend of decreasing business with Intermediaries as of June 30, 2015.

Through a web interface or our proprietary API, LookSmart’s AdCenter allows multiple search advertising customers to upload keywords, manage daily budgets, set rates and view reports, including spend data that is updated hourly. Search advertising customers can also access keyword suggestions, price and traffic estimates, online help and frequently asked questions (“FAQ”). The AdCenter API is also available for search advertising customers and related agencies that use third-party or in-house systems to analyze and manage their search campaigns.

LookSmart’s search advertising network generates advertisements that target search intent queries on Looksmart.com and partner publisher sites.  The network offers search advertising customers targeted search capability through a monitored search advertising distribution network.  LookSmart also offers advertisers the ability to buy graphical display advertising. LookSmart’s “trading desk” personnel utilize Demand Side Platform (“DSP”) technology and licensed data from third party providers to purchase targeted advertising on a real-time bidded basis. By leveraging our extensive historical search marketing network data along with performance data from a conversion pixel, LookSmart constructs models of the highest performing audiences and targets those audiences via the Company’s exchange inventory. LookSmart offers its trading desk as a managed service.

Further, LookSmart offers publishers licensed private-label search advertiser network solutions based on its AdCenter platform technology (“Publisher Solutions”). Publisher Solutions consist of hosted auction-based ad serving with an ad backfill capability that allows publishers and portals to manage their advertiser relationships, distribution channels and accounts.

LookSmart offers a suite of customizable search advertising management tools and solutions that help publishers grow their audience, control advertiser relationships, and enhance and optimize the monetization of their sites. Our Publisher Solutions can be branded and configured according to publishers’ needs. We offer publishers:

•	Command and control over revenue diversification and growth via the AdCenter for Publishers, a comprehensive private-labeled Application Service Provider (“ASP”) solution that provides publishers with the ability to own and grow their advertiser relationships, increase their distribution capacity, and diversify their revenue sources.

•	A customizable set of services and technology to integrate multiple sources of advertisers, including dominant third-party feeds, within a single auction-based platform for cost-per-click (“CPC”) text-based advertising.

•	Access to a “backfill” of advertisers so they can quickly ramp their online operations and not lose time or existing revenue sources while establishing their advertiser relationships. Connecting multiple installations of the AdCenter for Publishers together allows LookSmart to create an open marketplace environment that empowers publishers to share, leverage, and exchange their advertisers for expanded distribution.

Novatech.io

In November of 2013, LookSmart acquired an approximately 10,000 square foot data center facility in Phoenix, Arizona.  Looksmart has completed the process of consolidating its cloud services in the newly occupied and wholly owned secure data center.  As a result, the Company intends to expand its cloud-based offerings to its customers under the name Novatech.io.

NovaTech’s cloud based services include a private cloud ecosystem comprised of multi-vendor enterprise technologies and capabilities while serving as a production research and development environment to support the needs of companies who need to scale their information technology operations quickly and securely.

F-29

ShopWiki

ShopWiki is a consumer shopping search engine that offers comprehensive results for both stores and products. ShopWiki uses crawling technology to find anything and everything on the internet.

It was founded by former DoubleClick Executives, along with a DoubleClick software developer. In January 2011, the Company was acquired by Oversee.net from whom Looksmart acquired the company.

ShopWiki does not sell any products; it simply helps our users find any product available for sale on the Web. ShopWiki actively crawls the Internet and API feeds from merchants to find and organize the widest selection of products from more than 250,000 online merchants.

Web Searches

The Company offers a LookSmart-branded search engine.  For parties submitting search queries, the Company offers free-of-charge search results ranked and presented based on proprietary algorithms.   While early in its evolution, part of the Company’s current search engine monetization strategy is to generate sponsored search results as a part of overall search results and provide links to paying advertisers’ websites.

Conversion Media

In March 2014, the Company entered into a partnership with VisionNexus, LLC, a California limited liability company. The partnership, Conversion Media Holdings, LLC, is a Delaware limited liability corporation, with the intent to create content sites directed at ecommerce verticals like housewares, electronics and other consumer products.   The operations of Conversion Media Holdings, LLC began in April of 2014 and currently are in a testing phase. The Company believes that Conversion Media Holdings, LLC will begin to generate revenue at the end the 2nd quarter of 2015.

Principles of Consolidation

The Unaudited Consolidated Financial Statements as of June 30, 2015 and December 31, 2014, and for the three and six months ended June 30, 2015 and 2014, include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Information

The accompanying Unaudited Consolidated Financial Statements as of June 30, 2015, and for the three and six months ended June 30, 2015 and 2014, reflect all adjustments that are normal and recurring in nature and, in the opinion of management, are necessary for a fair representation of the Company’s financial position as of June 30, 2015 and the results of operations for the periods shown. These Unaudited Consolidated Financial Statements should be read in conjunction with the Company’s Consolidated Financial Statements and Notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The Consolidated Balance Sheet as of December 31, 2014 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States (“GAAP”) for complete financial statements. The results of operations for the interim period ended June 30, 2015 is not necessarily indicative of results to be expected for the full year.

Use of Estimates and Assumptions

The Unaudited Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue, expenses, and contingent assets and liabilities during the reporting period. The Company bases its estimates on various factors and information which may include, but are not limited to, history and prior experience, experience of other enterprises in the same industry, new related events, and current economic conditions and information from third party professionals that is believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. In management’s opinion, all adjustments necessary for a fair statement are reflected in the interim periods presented.

F-30

Investments

The Company invests its excess cash primarily in debt instruments of high-quality corporate and government issuers. All highly liquid instruments with maturities at the date of purchase greater than ninety days are considered investments. All instruments with maturities greater than one year from the balance sheet date are considered long-term investments unless management intends to liquidate such securities in the current operating cycle. Such securities are classified as short-term investments. These securities are classified as available-for-sale and carried at fair value.

Changes in the value of these investments are primarily related to changes in interest rates and are considered to be temporary in nature. Except for declines in fair value that are not considered temporary, net unrealized gains or losses on these investments are reported in the Unaudited Consolidated Statements of Comprehensive Loss. The Company recognizes realized gains and losses upon sale of investments using the specific identification method.

Fair Value of Financial Instruments

The Company’s estimate of fair value for assets and liabilities is based on a framework that establishes a hierarchy of the inputs used in valuation and gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect our significant market assumptions. The three levels of the hierarchy are as follows:

Level 1:	Unadjusted quoted market prices for identical assets or liabilities in active markets that we have the ability to access.

Level 2:	Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, default rates, etc.) or can be corroborated by observable market data.

Level 3:	Valuations based on models where significant inputs are not observable. The unobservable inputs reflect our assumptions about the assumptions that market participants would use.

Revenue Recognition

Our online search advertising revenue is composed of per-click fees that we charge customers and profit sharing arrangements we enter with Intermediaries. The per-click fee charged for keyword-targeted listings is calculated based on the results of online bidding for keywords or page content, up to a maximum cost per keyword or page content set by the customer. The Company has profit-sharing agreements with several customers that call for the sharing of profits and losses. Profit sharing arrangements are governed by contractual agreements. Revenue from these profit-sharing agreements is reported net of the customer’s share of profit.

Revenue also includes revenue share from licensing of private-labeled versions of our AdCenter Platform.

Revenues associated with online advertising products, including Advertiser Networks, are generally recognized once collectability is established, delivery of services has occurred, all performance obligations have been satisfied, and no refund obligations exist. We pay distribution network partners based on clicks on the advertiser’s ad that are displayed on the websites of these distribution network partners. These payments are called Traffic Acquisition Costs (“TAC”) and are included in cost of revenue. The revenue derived from these arrangements that involve traffic supplied by distribution network partners is reported gross of the payment to the distribution network partners. This revenue is reported gross due to the fact that we are the primary obligors to the advertisers who are the customers of the advertising service.

We also enter into agreements to provide private-labeled versions of our products, including licenses to the AdCenter platform technology. These license arrangements may include some or all of the following elements: revenue-sharing based on the publisher’s customer’s monthly revenue generated through the AdCenter application; upfront fees; minimum monthly fees; and other license fees. We recognize upfront fees over the term of the arrangement or the expected period of performance, other license fees over the term of the license, and revenue-sharing portions over the period in which such revenue is earned. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

We provide a provision against revenue for estimated reductions resulting from billing adjustments and customer refunds. The amounts of these provisions are evaluated periodically based upon customer experience and historical trends. The revenue allowance included in trade receivables, net is insignificant at both June 30, 2015 and December 31, 2014.

F-31

Deferred revenue is recorded when payments are received in advance of performance in underlying agreements. Customer deposits are recorded when customers make prepayments for online advertising.

The Company evaluates individual arrangements with customers to make a determination under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-45 Revenue Recognition. We test and record revenue accordingly.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from customers failing to make required payments. This valuation allowance is reviewed on a periodic basis. The review is based on factors including the application of historical collection rates to current receivables and economic conditions. Additional allowances for doubtful accounts are considered and recorded if there is deterioration in past due balances, if economic conditions are less favorable than the Company anticipated or for customer-specific circumstances, such as bankruptcy. The allowance for doubtful accounts included in trade accounts receivable, net is $0.8 million at both June 30, 2015 and December 31, 2014. Bad debt expense included in general and administrative expense was insignificant for both the three and six months ended June 30, 2015 and 2014, respectively.

Concentrations, Credit Risk and Credit Risk Evaluation

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, investments, and accounts receivable. As of June 30, 2015 and December 31, 2014, the Company placed its cash equivalents and investments primarily through one financial institution, City National Bank (“CNB”), and mitigated the concentration of credit risk by placing percentage limits on the maximum portion of the investment portfolio which may be invested in any one investment instrument. The Company has not experienced any credit losses on these cash equivalents and investment accounts and does not believe it is exposed to any significant credit risk on these funds. The fair value of these accounts is subject to fluctuation based on market prices.

Credit Risk, Customer and Vendor Evaluation

Accounts receivable are typically unsecured and are derived from sales to customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for estimated credit losses. The Company applies judgment as to its ability to collect outstanding receivables based primarily on management’s evaluation of the customer’s financial condition and past collection history and records a specific allowance. In addition, the Company records an allowance based on the length of time the receivables are past due. Historically, such losses have been within management’s expectations.

The following table reflects customers that accounted for more than 10% of net accounts receivable:

	June 30,	December 31,
	2015	2014
Company 1	11%	10%
Company 2	**	12%
Company 3	**	24%
Company 4	**	13%

** Less than 10%

F-32

Revenue and Cost Concentrations

The following table reflects the concentration of revenue by geographic locations that accounted for more than 10% of net revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
United States	96%	92%	94%	93%
Europe, Middle East and Africa	**	**	**	**

** Less than 10%

LookSmart derives its revenue from two service offerings, or “products”: Advertiser Networks and Publisher Solutions. The percentage distributions between the two service offerings are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Advertiser Networks	100%	88%	100%	91%
Publisher Solutions	0%	12%	0%	9%

The following table reflects the percentage of revenue attributed to customers who accounted for more than 10% of net revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Company 1	18%	13%	12%	12%
Company 2	**	10%	**	11%
Company 3	**	10%	**	**

** Less than 10%

The Company derives its revenue primarily from its relationships with significant distribution network partners. The following table reflects the distribution partners that accounted for more than 10% of total TAC:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Distribution Partner 1	11%	20%	15%	32%
Distribution Partner 2	11%	19%	10%	28%
Distribution Partner 3	10%	22%	**	21%
Distribution Partner 4	**	**	**	**

** Less than 10%

F-33

Property and Equipment

Property and equipment are stated at cost, except when an impairment analysis requires the use of fair value, and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment	3 to 4 years
Furniture and fixtures	5 to 7 years
Software	2 to 3 years
Building Improvements	10 years
Building	39 years

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operating expenses. Maintenance and repairs are charged to expense as incurred. Expenditures that substantially increase an asset’s useful life are capitalized.

In the fourth quarter of 2013, the Company acquired a 10,000 square foot data center facility in Phoenix, Arizona. This facility has allowed the Company to consolidate its data needs in a company-owned data center, and should allow for the expansion of its cloud-based offerings to its customers.

Internal-Use Software Development Costs

The Company capitalizes external direct costs of materials and services consumed in developing and obtaining internal-use computer software and the payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use computer software. These costs are capitalized after certain milestones have been achieved and generally amortized over a three-year period once the project is placed in service.

Management exercises judgment in determining when costs related to a project may be capitalized, in assessing the ongoing value of the capitalized costs, and in determining the amortization period for the capitalized costs, which is generally three years. The Company expects to continue to invest in internally developed software and to capitalize such costs in the future, although no such costs were capitalized in the three and six months ended June 30, 2015.

Restructuring Charges

On August 2012, the Company entered into an agreement to sublease its office space in San Francisco under terms generally equivalent to its existing commitment. This lease ended on December 31, 2014, at which time the company no longer had any obligations under the terms of this lease.

In the second quarter of 2015, LookSmart incurred $0.2 million in restructuring charges. These expenses include legal and the professional expenses associated with the announcement in April 2015 that LookSmart, Ltd. (LOOK) and privately-held Pyxis Tankers Inc. (“Pyxis”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), whereby Pyxis will become a publicly listed company as a result of the merger between of LookSmart, Ltd. (“LookSmart”) and into Pyxis’ wholly-owned subsidiary, Maritime Technologies Corp., a Delaware corporation. On the effective date of the merger, in addition, LookSmart will spin off its existing business into a new entity called LookSmart Group, Inc. (“LookSmart Group”)\.

Impairment of Long-Lived Assets

The Company reviews long-lived assets held or used in operations, including property and equipment and internally developed software, for impairment in accordance with ASC 360-10 “Impairment and Disposal of Long-Lived Assets”.

The Company reviews assets for evidence of impairment annually at year-end and whenever events or changes in circumstances indicate the carrying values may not be recoverable. The impairment review requires the Company to make significant estimates about its future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations and changes in competition.

F-34

Traffic Acquisition Costs

The Company enters into agreements of varying durations with its distribution network partners that display the Company’s listings ads on their sites in return for a percentage of the revenue-per-click that the Company receives when the ads are clicked on those partners’ sites.

The Company also enters into agreements of varying durations with third party affiliates. These affiliate agreements provide for variable payments based on a percentage of the Company’s revenue or based on a certain metric, such as number of searches or paid clicks.

TAC expense is recorded in cost of revenue.

Share-Based Compensation

The Company recognizes share-based compensation costs for all share-based payment transactions with employees, including grants of employee stock options, restricted stock awards, and employee stock purchases related to the Employee Stock Purchase Plan, over the requisite service period based on their relative fair values. We estimate the fair value of each option award on the date of grant using the Black-Scholes option valuation model. Our assumptions about stock-price volatility are based on the actual volatility of our publicly traded stock. The risk-free interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of the grant. We estimate the expected term based upon the historical exercise activity. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Company’s Consolidated Statements of Operations over the requisite service periods. In the first quarter of 2015, all remaining outstanding share options were surrendered, therefore there was no share-based compensation expense in the three or six months ended June 30, 2015. Share-based compensation expense, related to stock option grants and employee stock purchases, recognized were not significant for the three and six months ended June 30, 2014.

Forfeitures are estimated at the time of grant in order to estimate the amount of share-based awards that will ultimately vest. The forfeiture rate is determined at the end of each fiscal quarter, based on historical rates.

The Company elected to adopt the alternative transition method for calculating the tax effects of share-based compensation to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the tax effects of employee share-based compensation awards.

Advertising Costs

Advertising costs are charged to sales and marketing expenses as incurred and were insignificant and $0.01 in the three and six months ended June 30, 2015, respectively. Advertising costs were insignificant in both the three and six months ended June 30, 2014.

Product Development Costs

Research of new product ideas and enhancements to existing products are charged to expense as incurred.

Income Taxes

The Company accounts for income taxes using the liability method. Under the liability method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company records liabilities, where appropriate, for all uncertain income tax positions. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within operations as income tax expense.

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Comprehensive Loss

Other comprehensive loss as of June 30, 2015 and December 31, 2014, consists of unrealized gains and losses on marketable securities categorized as available-for-sale and foreign currency translation adjustments.

Net Loss per Common Share

Basic net loss per share is calculated using the weighted average shares of common stock outstanding, excluding treasury stock. Diluted net loss per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding, excluding treasury stock, during the period, using the treasury stock method for stock options. As a result of the Company’s net loss position at both June 30, 2015 and 2014, there is no dilution.

Segment Information

The Company has one operating segment, online advertising. While the Company operates under one operating segment, management reviews revenue under two product offerings—Advertiser Networks and Publisher Solutions.

As of June 30, 2015 and December 31, 2014, the Company’s accounts receivable and deferred revenue are primarily related to the online advertising segment. All long-lived assets are located in the United States and Canada.

Adoption of New Accounting Standards

On January 2, 2014 we adopted guidance issued by the Financial Accounting Standards Board (“FASB”), ASU 2013-04, “Liabilities – Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date”, an amendment providing guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. Adoption of this new guidance had no impact on the Company’s consolidated financial position or results of operations.

On January 2, 2015, we adopted the guidance issued by the FASB, ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 raised the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. Adoption of this new guidance had no impact on the Company’s consolidated financial position or results of operations.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (“ASU 2014-09”) “Revenue from Contracts with Customers.” ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)”, and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. We are currently in the process of evaluating the impact of the adoption of ASU 2014-09 on our consolidated financial statements.

In March 2015, The FASB has issued Accounting Standards Update (ASU) No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU.

For public business entities, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016.

Early adoption of the amendments is permitted for financial statements that have not been previously issued.

The amendments should be applied on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle. These disclosures include the nature of and reason for the change in accounting principle, the transition method, a description of the prior-period information that has been retrospectively adjusted, and the effect of the change on the financial statement line items (i.e., debt issuance cost asset and the debt liability).

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In May 2015, The FASB has issued Accounting Standards Update No. 2015-05, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. Existing GAAP does not include explicit guidance about a customer’s accounting for fees paid in a cloud computing arrangement. Examples of cloud computing arrangements include: (a) software as a service; (b) platform as a service; (c) infrastructure as a service; and (d) other similar hosting arrangements.

The amendments add guidance to Subtopic 350-40, Intangibles - Goodwill and Other - Internal-Use Software, which will help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement. The guidance already exists in the FASB Accounting Standards Codification™ in paragraphs 985-605-55-121 through 55-123, but it is included in a Subtopic applied by cloud service providers to determine whether an arrangement includes the sale or license of software.

The amendments provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The amendments do not change the accounting for a customer’s accounting for service contracts. As a result of the amendments, all software licenses within the scope of Subtopic 350-40 will be accounted for consistent with other licenses of intangible assets.

For public business entities, the amendments will be effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. For all other entities, the amendments will be effective for annual periods beginning after December 15, 2015, and interim periods in annual periods beginning after December 15, 2016. Early adoption is permitted for all entities.

An entity can elect to adopt the amendments either: (1) prospectively to all arrangements entered into or materially modified after the effective date; or (2) retrospectively. For prospective transition, the only disclosure requirements at transition are the nature of and reason for the change in accounting principle, the transition method, and a qualitative description of the financial statement line items affected by the change. For retrospective transition, the disclosure requirements at transition include the requirements for prospective transition and quantitative information about the effects of the accounting change.

2. Merger/Spin-off Reorganization Transaction

The Transaction

On April 23, 2015, LookSmart, Ltd. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company; a wholly owned subsidiary of the Company (“Group”); Pyxis Tankers Inc. (“Pyxis”); and a wholly owned subsidiary of Pyxis (“Merger Sub”). If the transactions contemplated by the Merger Agreement, which are subject to approval by the stockholders of the Company at a special meeting (the “Meeting”) of the Company, are completed:

•	The Company will further amend its Amended Certificate of Incorporation to effect a reverse stock split (the “Reverse Split”) of its issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-ten, with the exact ratio to be determined by the Company’s board of directors in its sole discretion;

•	All of the business, assets and liabilities of the Company will have been transferred to Group, and holders of record of the Company’s common stock will receive a pro rata distribution of one share of Group’s common stock for each share of the Company’s common stock held as of the record date set for said distribution (the “Spin-Off”);

•	The Company will merge with and into Merger Sub, with Merger Sub surviving the merger and being a wholly owned subsidiary of Pyxis (the “Merger”); and

•	Each share of the Company’s common stock held by holders of record at the close of business on the date of the closing of the Merger will be cancelled and exchanged for the right to receive the number of share(s) of Pyxis common stock equal to $4,000,000 divided by a denominator equal to (i) the final closing price of a share of the Company’s common stock (post-Reverse Split) on the date of the closing of the Merger, multiplied by (ii) the number of issued and outstanding shares of the Company’s common stock (post-Reverse Split) as of the date that the Merger becomes effective.

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   In addition, the Company and Pyxis have each agreed to take such actions as are necessary, proper or advisable to consummate the Merger and have made certain other customary covenants in the Merger Agreement. Among other things, the Company has agreed to the preparation and filing by Pyxis of a registration statement on Form F-4 in connection with the registration of the Pyxis’ common stock to be issued as result of the Merger, which registration statement will contain a joint proxy statement/prospectus to be sent to the stockholders of the Company.

The joint proxy statement/prospectus for the shareholder vote on the Merger has been filed with the Securities and Exchange Commission (the “SEC”), and the Staff of the SEC has returned comments thereon to the Company and Pyxis, which are preparing responses to these comments. Management of the Company believes that a special meeting of the Company’s shareholders to vote on the Merger transactions could be held as soon as September 2015.

As a result of the Merger, and subject to the terms and conditions of the Merger Agreement, Pyxis is expected to become a public company. Pyxis intends to apply to have its common stock listed on the Nasdaq Capital Market or the NYSE MKT under the symbol “PXS.”

For additional information regarding Pyxis and the Merger transaction, see the Company’s Current Report on Form 8-K dated April 23, 2015.

Pyxis Tankers Inc.

Pyxis Tankers Inc. is a newly formed international maritime transportation company with a focus on the tanker sector. At the consummation of the Merger with the Company, Pyxis’ fleet will be comprised of six double hull product tankers with an average current age of four years and that are employed under a mix of short- and medium-term time charters and spot charters. Pyxis will acquire these six vessels prior to the Merger from an affiliate of its founder and chief executive officer, Mr. Valentios (“Eddie”) Valentis. Four of the vessels in the fleet will be medium-range, or MR, product tankers, three of which have eco-efficient or eco-modified designs and two will be short-range tanker sister ships. Each of the vessels in the fleet is capable of transporting refined petroleum products, such as naphtha, gasoline, jet fuel, kerosene, diesel and fuel oil, as well as other liquid bulk items, such as vegetable oils and organic chemicals.

Spin-Off

Prior to the execution of the Merger Agreement, the Company transferred all of its businesses, assets and liabilities to Group in anticipation of the Spin-Off of Group from the Company. Group has assumed all liabilities of the Company, and the liabilities of the Company’s former subsidiaries, and has agreed to indemnify Pyxis for losses relating to all of the liabilities of the Company and its former subsidiaries.

Upon completion of the Spin-Off, all of the Company’s shares of the common stock of Group shall be cancelled and Group shall be 100% owned by the Company’s stockholders of record as of the record date set for said distribution.

The Make Whole Record Date

In the event that subsequent to the Merger, Pyxis completes a financing which results in gross proceeds to Pyxis of at least $5,000,000 (a “Future Pyxis Offering”) at a valuation lower than the valuation ascribed to the shares of common stock received by the Company’s stockholders pursuant to the Merger Agreement (the “Consideration Value”), Pyxis will be obligated to make “whole” the Company’s stockholders as of April 29, 2015 (the “Make Whole Record Date”) by offering the Company’s stockholders the right to receive additional shares of Pyxis common stock to compensate the Company’s stockholders for the difference in value of their Pyxis common stock.

In addition, should Pyxis fail to complete a Future Pyxis Offering within a date which is 3 years from the date of the closing of the Merger, each holder of the Company’s common stock who has held such stock continuously from the date of the Make Whole Record Date until the expiration of such 3 year period (the “Legacy LS Stockholders”) will have a 24-hour option beginning at the end of the 3 year period to require Pyxis to purchase from such Legacy LS Stockholders a pro rata amount of Pyxis common stock that would result in aggregate gross proceeds to the Legacy LS Stockholders in an amount not to exceed $2,000,000; provided that in no event shall a Legacy LS Stockholder receive an amount per share greater than the Consideration Value.

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Voting Agreement

In connection with their entry into the Merger Agreement, the Company, Pyxis and Michael Onghai, entered into a voting agreement, which is referred to herein as the “Voting Agreement.” The Voting Agreement generally requires that Mr. Onghai, in his capacity as a stockholder of the Company, vote all of his shares of the Company’s common stock in favor of the reverse split proposal, the spin-off proposal and the merger proposal, unless doing so would violate his fiduciary duties as an executive officer and member of the board of directors of the Company. Mr. Ongahi beneficially holds 3,123,047 shares of the Company’s common stock, representing approximately 54.1% of the outstanding shares of the Company’s common stock over which he possesses voting rights and are therefore subject to the Voting Agreement.

Termination

The Merger Agreement may be terminated at any time for various reasons. In the event of proper termination by either the Company or Pyxis, the Merger Agreement will be of no further force or effect and the Merger will be abandoned, except that if the Merger Agreement is terminated due to (i) the proposals relating to the transactions contemplated by the Merger Agreement not being approved, or (ii) a breach by the Company of its covenants, agreements or representations and warranties (and has not cured its breach within 30 days of the giving of notice of such breach), then the Company shall immediately repay Pyxis the $600,000 received upon execution of the Merger Agreement plus legal and accounting fees incurred by Pyxis (up to $450,000 in fees) (collectively, the “Break-up Fees”), and if the Merger Agreement is terminated because the board of directors of the Company withdraws its recommendation of the Merger or approves an alternative proposal or enters into a superior proposal, then in addition to the Break-up Fees, an additional fee of $450,000 shall also be paid to Pyxis.

3. Cash and Available for Sale Securities

The following table summarizes the Company’s cash and available-for-sale securities’ amortized cost and estimated fair value by significant investment category as of June 30, 2015, and December 31, 2014 (in thousands):

	Amortized Cost and Estimated Fair Value
	June 30,	December 31,
	2015	2014
Cash and cash equivalents:
Cash	$489	$304
Cash equivalents
Money market mutual funds	2	1
Total cash equivalents	2	1
Total cash and cash equivalents	491	305
Short-term investments:
Certificates of deposit	23	123
Commercial paper	34	—
Other commodities	6	6
Collateralized debt obligations	—	—
Total short-term investments	63	129
Total cash, and cash equivalents, short-term and long-term investments	$554	$434

The contractual maturities of cash equivalents and short-term investments at June 30, 2015, and December 31, 2014, were less than one year. There were no long-term investments at June 30, 2015 and December 31, 2014.

The Company typically invests in highly rated securities and its policy generally limits the amount of credit exposure to any one issuer. When evaluating the investments for other-than-temporary impairment, the Company reviews such factors as the length of time and extent to which fair value has been below cost basis, the financial condition of the issuer, and the Company’s intent to sell, or whether it is more likely than not it will be required to sell the investment before recovery of the investment’s amortized cost basis. During the three and six months ended June 30, 2015 and 2014, the Company did not recognize any impairment charges on outstanding investments. As of June 30, 2015, the Company does not consider any of its investments to be other-than-temporarily impaired.

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3. Property and Equipment

Property and equipment consist of the following at June 30, 2015, and December 31, 2014 (in thousands):

	June 30, 2015			December 31, 2014
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Computer equipment	$1,099	$(719)	$380	$1,108	$(602)	$506
Furniture and fixtures	22	(6)	16	22	(4)	18
Software	2,573	(1,499)	1,074	2,733	(1,137)	1,596
Building and Leasehold improvements	541	(63)	478	541	(36)	505
Land and Buildings	797	(27)	770	797	(19)	778
Total	$5,032	$(2,314)	$2,718	$5,201	$(1,798)	$3,403

Depreciation expense on property and equipment for the three and six months ended June 30, 2015, including property and equipment under capital lease at June 30, 2015, was $0.3 million and $0.6 million respectively, and is recorded in operating expenses. Depreciation expense on property and equipment for the three and six months ended June 30, 2014, including property and equipment under capital lease at June 30, 2014, was $0.4 million and $0.7 million respectively, and is recorded in operating expenses. Equipment under capital lease at June 30, 2015 totaled $0.1 million. Equipment under capital lease at June 30, 2014 totaled $0.2 million.

In November of 2013, LookSmart acquired an approximate 10,000 square foot data center facility in Phoenix, Arizona.  By the end of November 2013, LookSmart completed the process of consolidating its cloud services into this data center. As a result, the Company intends to expand its cloud based offerings to its customers under the name Novatech.io .

4. Other Assets

The Company’s other assets are as follows at June 30, 2015, and December 31, 2014 (in thousands):

	June 30, 2015			December 31, 2014
	Gross Amount	Accumulated Amortization	Net Book Value	Gross Amount	Accumulated Amortization	Net Book Value
Other assets	418	—	418	62	—	62
Total	$418	$—	$418	$62	$—	$62

5. Accrued Liabilities

Accrued liabilities consisted of the following as of June 30, 2015, and December 31, 2014 (in thousands):

	June 30,	December 31,
	2015	2014
Accrued distribution and partner costs	$48	$89
Accrued compensation and related expenses	95	102
Accrued professional service fees	68	117
Notes Payable	212	—
Other	(7)	3
Capital lease obligation (Note 7)	87	87
Total accrued liabilities	$503	$398

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6. Restructuring Charges

In August 2012, the Company entered into an agreement to sublease its office space in San Francisco under terms generally equivalent to its existing commitment. This lease ended on December 31, 2014, at which time the company no longer had any obligations under the terms of this lease.

In the second quarter of 2015, LookSmart incurred $0.2 million in restructuring charges. These expenses include legal and the professional expenses associated with the announcement in April 2015 that LookSmart, Ltd. (LOOK) and privately-held Pyxis Tankers Inc. (“Pyxis”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), whereby Pyxis will become a publicly listed company as a result of the merger between of LookSmart, Ltd. (“LookSmart”) and into Pyxis’ wholly-owned subsidiary, Maritime Technologies Corp., a Delaware corporation. On the effective date of the merger, in addition, LookSmart will spin off its existing business into a new entity called LookSmart Group, Inc. (“LookSmart Group”).

7. Capital Lease and Other Obligations

Capital lease and other obligations consist of the following at June 30, 2015, and December 31, 2014 (in thousands):

	June 30,	December 31,
	2015	2014
Capital lease obligations	$87	$87
Deferred rent	14	22
Notes Payable	700	—
Total capital lease and other obligations	801	109
Less: current portion of capital lease obligations	(87)	(87)
Capital lease and other obligations, net of current portion	$714	$22

Refer to Note 8 for future minimum payment details.

Capital Lease Obligations

The Company had an outstanding standby letter of credit issued by City National Bank (“CNB”) of approximately $0.1 at December 31, 2014, related to security of the subleased corporate office lease which expired on December 30, 2014. This sublease was secured by a money market account held at CNB. In February 2015, the Company cancelled this letter of credit upon release by the Lessor.

Other Obligations

From December 2014 to March 2015, Snowy August Management LLC advanced certain funds to the Company in the aggregate amount of $0.6 million.  The Company incorrectly stated the amount of the funds advanced as $0.75 million in its Annual Report on Form 10-K for the year ended December 31, 2014, but does not consider such misstatement material. The Company’s Chief Executive Officer, Michael Onghai is the manager of Snowy August Management LLC.  The Company intends to repay in full such funds to Snowy August Management LLC.

From April 2015 to June 2015, Snowy August Management LLC advanced certain funds to the Company in the aggregate amount of $0.1 million.

On June 5, 2015, LookSmart Ltd. obtained a 12 month loan from Inca Capital in the amount of $0.6 million collateralized by our data center facility in Phoenix, Arizona. The interest-only loan carries an interest rate of 10.5%. The loan’s maturity date is May 30, 2016.

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8. Commitments and Contingencies

As of June 30, 2015, future minimum net payments under all operating leases are as follows (in thousands):

	Capital Lease	Operating Leases	Total
Six months ending December 31, 2015	$87	$24	$111
Years ending December 31,
2016	—	—	—
2017	—	—	—
2018	—	—	—
Total minimum net payments	$87	$24	$111
Less: amount representing interest	—
Present value of net minimum payments	111
Less: current portion	(111)
Long-term portion of capital lease obligations	$—

Operating Leases

In August 2013, the Company leased office space of approximately 2,341 square feet for its corporate office in San Francisco, California under a five year lease that commenced in September 2014 and expires on August 31, 2018. On October 15, 2014, the Company terminated this lease, closed the office and was released from all obligations under this lease.

The Company leases office space in Los Angeles, California of approximately of 4,803 square feet. The lease expires in August 2015.

The Company entered into a 30-month operating lease agreement for various network operating equipment beginning in the fourth quarter of 2013.

Rent expense under all operating leases was $0.07 million and $0.1 million for the three and six months ended June 30, 2015, respectively. Rent expense under all operating leases was $0.04 million and $0.08 million for the three and six months ended June 30, 2014, respectively.

Letters of Credit

The Company had an outstanding standby letter of credit issued by City National Bank (“CNB”) of approximately $0.1 at December 31, 2014, related to security of the subleased corporate office lease which expired on December 30, 2014. This sublease was secured by a money market account held at CNB. In February 2015, the Company cancelled this letter of credit upon release by the Lessor.

Guarantees and Indemnities

During its normal course of business, the Company has made certain guarantees, indemnities and commitments under which it may be required to make payments in relation to certain transactions. These indemnities include intellectual property and other indemnities to the Company’s customers and distribution network partners in connection with the sales of its products, and indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease.

Officer and Director Indemnification

The Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving, at the Company’s request, in such capacity, to the maximum extent permitted under the laws of the State of Delaware. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. However, the Company maintains directors and officers insurance coverage that may contribute, up to certain limits, a portion of any future amounts paid, for indemnification of directors and officers. The Company believes the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal. Historically, the Company has not incurred any losses or recorded any liabilities related to performance under these types of indemnities.

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Legal Proceedings

On October 3, 2013, 4Media S.R.L., a Societa responsabilita (“WeBoost”) filed a complaint against LookSmart with the Superior Court of California for the County of San Francisco. The matter was subsequently removed to the United States District Court, Northern District of California. WeBoost’s complaint asserted claims for breach of contract and extra-contractual tort and punitive damages related to “click fraud”.  The parties agreed to a $42,500 settlement at an April 21, 2015 mediation. This amount was subsequently paid by the Company on April 24, 2015. WeBoost’s complaint and cross claim was dismissed with prejudice on May 4, 2015.

The Company is otherwise involved, from time to time, in various other legal proceedings arising from the normal course of business activities. Although the results of litigation and claims cannot be predicted with certainty, the Company does not expect resolution of these matters to have a material adverse impact on its consolidated results of operations, cash flows or financial position unless stated otherwise. However, an unfavorable resolution of a matter could, depending on its amount and timing, materially affect its results of operations, cash flows or financial position in a future period. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense costs, diversion of management resources and other factors.

9. Stockholders’ Equity

Share-Based Compensation

Stock Option Plans

In December 1997, the Company approved the 1998 Stock Option Plan (the “1998 Plan”). In June 2007, the stockholders approved the LookSmart 2007 Equity Incentive Plan (the “2007 Plan”). Under the 2007 Plan, the Company may grant incentive stock options, nonqualified stock options, stock appreciation rights and stock rights to employees, directors and consultants. Share-based incentive awards are provided under the terms of these two plans (collectively, the “Plans”).

The Compensation Committee of the Board of Directors administers the Company’s Plans. Awards under the Plans principally include at-the-money options and fully vested restricted stock. Outstanding stock options generally become exercisable over a four-year period from the grant date and have a term of seven years. Grants can only be made under the 2007 Plan. The 1998 Plan is closed to further share issuance and all options have expired or been forfeited as of June 30, 2014. The number of shares issued or reserved for issuance under the 2007 Plan was 1.2 million and 1.4 million shares of common stock as of June 30, 2015 and December 31, 2014, respectively.

Share-based compensation expense recorded during three and six months ended June 30, 2015, and June 30, 2014 was included in the Company’s Unaudited Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30
	2015	2014	2015	2014
Sales and marketing	$—	$—	$—	$1
Product development and technical operations	—	—	—	1
General and administrative	—	1	—	2
Total share-based compensation expense	$—	$1	$—	$4

Total unrecognized share-based compensation expense related to share-based compensation arrangements at June 30, 2015 was zero. The total fair value of equity awards vested during the three months ended June 30, 2015 was zero. The total fair value of equity awards vested during the three and six months ended June 30, 2014, was zero.

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Option Awards

Stock option activity under the Plans during the three and six months ended June 30, 2015 is as follows:

	Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in thousands)
Options outstanding at December 31, 2014	5	$5.27	2.93	$—
Granted	—	—
Exercised	—	—
Expired	—	—
Forfeited	(5)	5.27	2.93
Options outstanding at March 31, 2015	—	—	—	—
Granted	—	—
Exercised	—	—
Expired	—	—
Forfeited	—	—
Options outstanding at June 30, 2015	—	—	—	$—
Vested and expected to vest at June 30, 2015	—	—	—	$—
Exercisable at June 30, 2015	—	—	—	$—

The aggregate intrinsic values in the table above represent the total pre-tax intrinsic value (the difference between the market price of the Company’s stock on the last trading day of the period and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holder had all option holders exercised their options at quarter-end. The intrinsic value amount changes with changes in the fair market value of the Company’s stock.

There are no stock options outstanding as of June 30, 2015.

Stock Awards

The Company did not issue restricted stock during the three and six months ended June 30, 2015 and 2014.

Employee Stock Purchase Plan

On July 14, 2009, the 2009 Employee Stock Purchase Plan (the “ESPP”) was approved by the shareholders and authorized to issue up to 500 thousand shares of Common Stock to employees. Substantially all employees may purchase the Company’s common stock through payroll deductions at 85 percent of the lower of the fair market value at the beginning or end of the offering period. Each offering and purchase period is six months. ESPP contributions are limited to a maximum of 15% of an employee’s eligible compensation, and ESPP participants are limited to purchasing a maximum of 5,000 shares per purchase period. On February 15, 2013, the ESPP was suspended pending a review by the Company’s Board of Directors of all equity incentive arrangements. Share-based compensation expense for the ESPP was zero in the both three and six months ended June 30, 2015 and zero in both the three months ended June 30, 2014. As of June 30, 2015, 28 thousand shares (adjusted for the 3:1 reverse split in November 2013) have been issued under the 2009 Plan.

Share-Based Compensation Valuation Assumptions

We estimate the fair value of each option award on the date of grant using the Black-Scholes option valuation model. Our assumptions about stock-price volatility are based on the actual volatility of our publically traded stock. The risk-free interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of the grant. We estimate the expected term based upon the historical exercise activity.

No options were granted in the first three or six months of 2015 or 2014, therefore no weighted average assumptions are included here.

Share-based compensation expense recognized in the Consolidated Statements of Operations is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Exercise of Employee and Director Stock Options and Purchase Plans

There were no options exercised in the three and six months ended June 30, 2015 and 2014. The Company issues new shares of common stock upon exercise of stock options. No income tax benefits have been realized from exercised stock options.

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Repurchase of Equity Securities by the Company

In May 2012, the Company’s Board of Directors authorized the repurchase of up to $1 million of the Company’s common shares. Under the program, the Company may purchase its common shares from time to time in the open market or in privately negotiated transactions.

There were no shares repurchased during the three or six months ended June 30, 2015. Approximately 98,000 shares were purchased at an average price of $1.78 per share under the program in the year ended December 31, 2014, and recorded as Treasury Stock at cost totaling approximately $174,440.

Additional Paid-in Capital

Paid-in Capital increased by $0.6 million. This increase is due to the $0.6 million LookSmart received from privately-held Pyxis Tankers Inc. (“Pyxis”) associated with the announcement in April 2015 that LookSmart, Ltd. (LOOK) and privately-held Pyxis Tankers Inc. (“Pyxis”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), whereby Pyxis will become a publicly listed company as a result of the merger between of LookSmart, Ltd. (“LookSmart”) and into Pyxis’ wholly-owned subsidiary, Maritime Technologies Corp., a Delaware corporation. On the effective date of the merger, in addition, LookSmart will spin off its existing business into a new entity called LookSmart Group, Inc. (“LookSmart Group”).

10. Fair Value Measurements

Fair Value of Financial Assets

The Company’s financial assets measured at fair value on a recurring basis subject to disclosure requirements at June 30, 2015, and December 31, 2014 were as follows (in thousands):

	Balance at June 30, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobserved Inputs (Level 3)
Cash equivalents:
Money market mutual funds	$1	$1	$—	$—
Total cash equivalents	1	1	—	—
Short-term investments:
Certificates of deposit	23	—	23	—
Other commodities	6	—	6	—
Commercial paper	34	—	34	—

Total short-term investments	63	—	63	—
Total financial assets measured at fair value	$64	$1	$63	$—

	Balance at December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobserved Inputs (Level 3)
Cash equivalents:
Money market mutual funds	$1	$1	$—	$—
Total cash equivalents	1	1	—	—
Short-term investments:
Certificates of deposit	123	—	123	—
Other Commodities	6	—	6	—
Total short-term investments	129	—	129	—
Total financial assets measured at fair value	$130	$1	$129	$—

F-45

The Company held no Level 3 investments at June 30, 2015 and at December 31, 2014.

Investments

For investments that have quoted market prices in active markets, the Company uses the quoted market prices as fair value and includes these prices in the amounts disclosed in Level 1 of the hierarchy. The Company receives the quoted market prices from a third party, nationally recognized pricing service (“pricing service”). When quoted market prices are unavailable, the Company utilizes a pricing service to determine a single estimate of fair value, which is mainly for its fixed maturity investments. The fair value estimates provided from this pricing service are included in the amount disclosed in Level 2 of the hierarchy. The Company bases all of its estimates of fair value for assets on the bid price as it represents what a third party market participant would be willing to pay in an arm’s length transaction.

The Company validates the prices received from the pricing service using various methods including, applicability of Federal Deposit Insurance Corporation or other national government insurance or guarantees, comparison of proceeds received on individual investments subsequent to reporting date, prices received from publicly available sources, and review of transaction volume data to confirm the presence of active markets. The Company does not adjust the prices received from the pricing service unless such prices are determined to be inconsistent. At June 30, 2015 and December 31, 2014, the Company did not adjust prices received from the pricing service.

Trade accounts receivable, net: The carrying value reported in the Consolidated Balance Sheets approximates fair value and is net of allowances for doubtful accounts and returns which estimate customer non-performance risk.

Trade accounts payable and accrued liabilities: The carrying value reported in the Consolidated Balance Sheets for these items approximates their fair value, which is the likely amount that the liability with short settlement periods would be transferred to a market participant with a similar credit standing as the Company.

F-46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Pyxis Tankers Inc.

We have audited the accompanying combined balance sheets of Pyxis Tankers Inc. Predecessor as of December 31, 2014 and 2013, as described in Note 1, and the related combined statements of comprehensive income/(loss), stockholder’s equity, and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of Pyxis Tankers Inc. Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Pyxis Tankers Inc. Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Pyxis Tankers Inc. Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Pyxis Tankers Inc. Predecessor at December 31, 2014 and 2013, and the combined results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece

April 23, 2015

F-47

PYXIS TANKERS INC.PREDECESSOR

Combined Balance Sheets

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars)

	2013	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,048	$500
Restricted cash current portion	152	147
Inventories (Note 4)	422	904
Trade receivables	1,072	1,203
Prepayments and other	401	618
Due from related parties (Note 3)	5,657	2,523
Total current assets	9,752	5,895

FIXED ASSETS, NET:
Advances for vessel acquisition (Note 5)	6,805	13,728
Vessels, net (Note 6)	125,460	103,717
Total fixed assets, net	132,265	117,445

OTHER NON CURRENT ASSETS:
Restricted cash, net of current portion	1,000	1,000
Deferred charges, net (Note 7)	829	559
Total assets	$143,846	$124.899

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt (Note 8)	$6,705	$5,663
Accounts payable	243	571
Due to related parties (Note 3)	14,835	2,654
Hire collected in advance	900	479
Accrued and other liabilities	408	337
Total current liabilities	23,091	9,704

NON-CURRENT LIABILITIES:
Long-term debt, net of current portion (Note 8)	66,435	61,294
Total non-current liabilities	66,435	61,294

COMMITMENTS AND CONTINGENCIES (Note 11)	—	—

STOCKHOLDER’S EQUITY:
Common stock, (Note 9)
Additional paid-in capital	54,157	72,981
Retained earnings/(Accumulated deficit)	163	(19,080)
Total stockholder’s equity	54,320	53,901
Total liabilities and stockholder’s equity	$143,846	$124,899

The accompanying notes are an integral part of these combined financial statements.

F-48

PYXIS TANKERS INC. PREDECESSOR

Combined Statements of Comprehensive Income /(Loss)

For the years ended December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars)

	2013	2014
Voyage revenues:	$21,980	$27,760

Expenses:
Voyage related costs and commissions	(3,817)	(10,030)
Vessel operating expenses	(10,220)	(11,064)
General and administrative expenses	(173)	(93)
Management fees, related parties (Note 3)	(468)	(611)
Management fees, other	(823)	(922)
Amortization of dry-docking and special survey costs (Note 7)	(157)	(203)
Depreciation (Note 6)	(4,520)	(5,446)
Vessel impairment charge (Note 6)	—	(16,930)
Other income	192	—
Operating income/(loss)	1,994	(17,539)

Other income/(expenses):
Interest and finance costs (Note 12)	(402)	(1,704)

Total other expenses	(402)	(1,704)

Net income /(loss)	$1,592	$(19,243)

Other comprehensive income	—	—
Total comprehensive income/(loss)	$1,592	$(19,243)

The accompanying notes are an integral part of these combined financial statements.

F-49

PYXIS TANKERS INC. PREDECESSOR

Combined Statements of Stockholder’s Equity

For the years ended December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars - except for share data)

	Common Stock	Additional paid-in capital	Retained Earnings / (Accumulated Deficit)	Total Stockholder’s Equity

BALANCE, January 1, 2013	—	45,367	(1,429)	43,938
Net income	—	—	1,592	1,592
Other comprehensive income	—	—	—	—
Total comprehensive income	—	—	1,592	1,592
Stockholder’s contributions	—	22,247	—	22,247
Stockholder’s re-imbursement/distribution	—	(13,457)	—	(13,457)
BALANCE, December 31, 2013	—	54,157	163	54,320
Net Loss	—	—	(19,243)	(19,243)
Other comprehensive income	—	—	—	—
Total comprehensive loss	—	—	(19,243)	(19,243)
Stockholder’s contributions	—	18,824	—	18,824
BALANCE, December 31, 2014	—	72,981	(19,080)	53,901

The accompanying notes are an integral part of these combined financial statements.

F-50

PYXIS TANKERS INC. PREDECESSOR

Combined Statements of Cash Flows

For the years ended December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars)

	2013	2014
Cash flows from operating activities:
Net Income/ (loss)	$1,592	$(19,243)
Adjustments to reconcile net income/(loss) to net cash from operating activities:

Depreciation	4,520	5,446
Amortization and write-off of deferred financing costs	193	136
Amortization of deferred dry-docking and special survey costs	157	203
Vessel impairment charge	—	16,930

(Increase)/Decrease in:
Inventories	(90)	(482)
Prepayments and other	(121)	(217)
Due to / from related parties	(412)	3,353
Trade receivables	(674)	(131)
Special and intermediate surveys cost	—	(469)

Increase/(Decrease) in:
Accounts payable	(256)	328
Hire collected in advance	900	(421)
Accrued and other liabilities	183	(71)
Net cash provided by operating activities	5,992	5,362

Cash flows from investing activities:

Advances for vessel acquisition	(29,389)	(6,923)
Additions to vessel cost	—	(233)
Net cash used in investing activities	(29,389)	(7,156)

Cash flows from financing activities:
Proceeds from long-term debt	34,800	—
Repayment of long-term debt	(17,801)	(6,183)
Change in restricted cash	(887)	5
Proceeds from equity contributions	22,247	6,424
Paid-in capital re-imbursement	(13,457)	—
Net cash provided by financing activities	24,902	246

Net increase/(decrease) in cash and cash equivalents	1,505	(1,548)

Cash and cash equivalents at beginning of year	543	2,048

Cash and cash equivalents at end of year	$2,048	$500
SUPPLEMENTAL INFORMATION

Cash paid for interest, net of amounts capitalized	$1,307	$1,788

The accompanying notes are an integral part of these combined financial statements.

F-51

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

1.	Basis of Presentation and General Information:

PYXIS TANKERS INC. ( the “Company”) was formed as a corporation under the laws of the Republic of Marshall Islands on March 23, 2015 for the purpose of acquiring 100% ownership interest in six vessel-owning companies, SECONDONE CORP. (“Secondone”), THIRDONE CORP. (“Thirdone”), FOURTHONE CORP. (“Fourthone”), SIXTHONE CORP. (“Sixthone”), SEVENTHONE CORP. (“Seventhone”) and EIGHTHONE CORP. (“Eighthone”), established under the laws of the Republic of Marshall Islands and engaged in the marine transportation of liquid cargoes through the ownership and operation of tanker vessels, as listed below:

Vessel-owning subsidiary	Incorporation date	Vessel	DWT	Year Built	Acquisition date
Secondone	23/05/2007	Northsea Alpha	8,615	2010	28/05/2010
Thirdone	23/05/2007	Northsea Beta	8,647	2010	25/05/2010
Fourthone	30/05/2007	Pyxis Malou	50,667	2009	16/02/2009
Sixthone	18/01/2010	Pyxis Delta	46,616	2006	4/03/2010
Seventhone	31/05/2011	Pyxis Theta	51,795	2013	16/09/2013
Eighthone	8/02/2013	Pyxis Epsilon	50,295	2015	14/01/2015

All of the Company’s vessels are double-hulled and are engaged in the transportation of refined petroleum products and other liquid bulk items, such as, organic chemicals and vegetable oils. The vessels Northsea Alpha and the Northsea Beta are smaller tanker sister ships and Pyxis Malou, Pyxis Delta, Pyxis Theta and Pyxis Epsilon, are medium-range tankers.

Secondone, Thirdone, Fourthone, Sixthone, Seventhone and Eighthone are hereinafter referred to as the “Predecessor Companies”. The combined net assets and results of operations of the Predecessor Companies are collectively referred to as the “Predecessor” and are presented in the combined financial statements.

The Company is a wholly-owned subsidiary of MARITIME INVESTORS CORP. (“Maritime Investors”), a corporation established under the laws of the Republic of Marshall Islands. The founder and sole stockholder of Maritime Investors is Mr. Valentios (“Eddie”) Valentis.

Mr. Valentis is the sole ultimate stockholder of the Company, holding all of its issued and outstanding share capital through Maritime Investors. Since Maritime Investors owns directly 100% of Secondone and Thirdone, and owns indirectly (through intermediate holding company PYXIS HOLDINGS INC.) 100% of Fourthone, Sixthone, Seventhone and Eighthone, prior to their transfer to the Company, there is no change in ownership or control of the business, and therefore the transaction constitutes a reorganization of companies under common control, and will be accounted for in a manner similar to a pooling of interests. Accordingly, upon the transfer of the assets and liabilities of the Predecessor Companies the financial statements of the Company will be presented using combined historical carrying amounts of the assets and liabilities of the vessel owning companies and present the consolidated financial position and results of operations as if the Company and its wholly-owned subsidiaries were consolidated for all periods presented.

F-52

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars)

PYXIS MARITIME CORP. (“Maritime”), a corporation established under the laws of the Republic of the Marshall Islands, which is beneficially owned by Mr. Valentis, provides certain ship management services to the Predecessor Companies (Note 3). With effect from the delivery of each vessel, the crewing and technical management of the vessels were contracted to International Tanker Management Ltd. (“ITM”) with permission from Maritime. ITM is an unrelated third party technical manager, represented by its branch based in Dubai, UAE. Each agreement with ITM will continue indefinitely until terminated by either party with three months’ prior notice.

In September 2010, Secondone and Thirdone entered into commercial management agreements with North Sea Tankers BV (“NST”), an unrelated company established in the Netherlands. Pursuant to these agreements, NST provides chartering services to Northsea Alpha and Northsea Beta. The agreements with NST will continue indefinitely until terminated by either party with three months’ prior notice.

2.	Significant Accounting Policies:

(a)	Basis and Principles of Combination: The predecessor combined financial statements as described in Note 1 above, are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), by adding up the historical carrying amounts of all assets and liabilities, and income and expenses on a line by line basis as presented in the individual financial statements of each of the Predecessor Companies. All intercompany balances and transactions have been eliminated.

(b)	Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Foreign Currency Translation: The functional currency of the Company is the U.S. Dollar as the Company’s vessels operate in international shipping markets, and therefore primarily transact business in U.S. Dollars. The Company’s books of accounts are maintained in U.S. Dollars. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated into U.S. Dollars at the exchange rates in effect at the balance sheet date. Resulting gains or losses are reflected separately in the accompanying combined statements of comprehensive income, if significant.

(d)	Concentration of Credit Risk: Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents, consisting mostly of deposits, with qualified financial institutions with high creditworthiness. The Company performs periodic evaluations of the relative creditworthiness of those financial institutions that are considered in the Company’s investment strategy. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for its accounts receivable.

F-53

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

2.	Significant Accounting Policies, (continued):
(e)	Cash and Cash Equivalents and Restricted Cash: The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash equivalents. Restricted cash is associated with pledged retention accounts in connection with the loan repayments and is presented separately in the accompanying combined balance sheets.

(f)	Income Taxation: Under the laws of the countries of the companies’ incorporation and/or vessels’ registration, the companies are not liable for any income tax on its income derived from shipping operations. Instead, a tax is levied based on the tonnage of the vessels, which is included in Vessel operating expenses in the accompanying Combined Statements of Comprehensive Income and Loss. The vessel owning companies with vessels that have called on the United States during the relevant year of operation are obliged to file tax returns with the Internal Revenue Service. The applicable tax is 50% of 4% of U.S. related gross transportation income unless an exemption applies. Management believes that based on current legislation the relevant vessel owning companies are entitled to an exemption because they satisfy the relevant requirements, namely that (i) the related vessel owning companies are incorporated in a jurisdiction granting an equivalent exemption to U.S. corporations and (ii) over 50% of the ultimate stockholders of the vessel owning companies are residents of a country granting an equivalent exemption to U.S. persons.

(g)	Inventories: Inventories consist of lubricants and bunkers which are stated at the lower of cost or market value. Cost is determined by the first in, first out method.

(h)	Trade Receivables: The amount shown as receivables, at each balance sheet date, includes receivables from charterers for hire, freight and demurrage billings, net of a provision for doubtful accounts, if any. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for overdue accounts receivable. The allowance for overdue accounts at both December 31, 2013 and 2014 was $nil.

(i)	Advances for Vessels under Construction and Related Costs: This represents amounts expended by the Company in accordance with the terms of the construction contracts for its vessels as well as other expenses incurred directly or under a management agreement with a related party in connection with onsite supervision. The carrying value of vessels under construction represents the accumulated costs at the balance sheet date.

Costs components include payments for yard installments and variation orders, commissions to a related party, construction supervision, equipment, spare parts, capitalized interest, costs related to first time mobilization and commissioning costs.

F-54

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

2.	Significant Accounting Policies, (continued):

(j)	Vessels, Net: Vessels are stated at cost, which consists of the contract price and any material expenses incurred in connection with the acquisition (initial repairs, improvements, delivery expenses and other expenditures to prepare the vessel for her initial voyage as well as professional fees directly associated with the vessel acquisition). Subsequent expenditures for major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels; otherwise, these amounts are charged to expense as incurred. Amounts paid to sellers of vessels as advances and for other costs related with the acquisition of a vessel are included in Advances for vessel acquisitions in the accompanying Combined Balance Sheets until the date the vessel is delivered to the Company, when the amounts are transferred to Vessels, net.

The cost of each of the Company’s vessels is depreciated from the date of acquisition on a straight-line basis over the vessels’ remaining estimated economic useful life, after considering the estimated residual value. A vessel’s residual value is equal to the product of its lightweight tonnage and estimated scrap rate of $0.250 and $0.300 per ton as of December 31, 2013 and 2014 respectively. The effect in the change of this estimation on January 1, 2014 was accounted prospectively and resulted in a decrease in annual depreciation of $89. Management estimates the useful life of the Company’s vessels to be 25 years from the date of initial delivery from the shipyard. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its remaining useful life is adjusted at the date such regulations are adopted.

(k)	Impairment of long lived assets: The Company reviews its long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.

As of December 31, 2013 and 2014, the Company concluded that the economic and market conditions, including the significant disruptions in the global credit markets in the prior years, had broad effects on participants in a wide variety of industries. Time charter rates and charter free vessel values remained at depressed levels during 2013 and 2014 as reduced demand for transportation services occurred during a time of increased supply of vessels, conditions that were considered to be indicators of possible impairment. As a result, the Company performed an impairment assessment of the Company’s long-lived assets by comparing the undiscounted projected net operating cash flows for each vessel to its respective carrying value.

In developing estimates of future undiscounted cash flows, the Company makes assumptions and estimates about the vessels’ future performance, with the significant assumptions relating to time charter rates, vessels’ operating expenses, vessels’ capital expenditures, vessels’ residual value, fleet utilization and the estimated remaining useful life of each vessel. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends as well as future expectations.

F-55

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

2.	Significant Accounting Policies (continued):

To the extent impairment indicators are present, the projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter rate for the unfixed days (based on the most recent seven year historical average rates, over the remaining estimated useful life of the vessel, expected outflows for vessels’ operating expenses assuming an annual inflation rate of 2.50% (in line with the average world Consumer Price Index forecasted), planned dry-docking and special survey expenditures, management fees expenditures which are adjusted every year, after December 31, 2014, pursuant to the Company’s existing group management agreement, and fleet utilization of 98.6% (excluding the scheduled off-hire days for planned dry-dockings and vessel surveys which are determined separately ranging from five days for intermediate and up to 20 days for special surveys depending on the size and age of each vessel) based on historical experience.

The salvage value used in the impairment test is estimated to be approximately $0.300 per light weight ton in accordance with the vessels’ depreciation policy for 2014 ($0.250 for 2013). The Company’s assessment concluded that measurement of impairment was required for one vessel as of December 31, 2014. As the undiscounted projected net operating cash flows for one vessel were less than its carrying value, the Company obtained valuations from two independent ship brokers to determine the market value of the vessel based on which an impairment loss of $16,930, was recorded as of December 31, 2014, of which $16,530 was charged against Vessels, net and $400 against Deferred charges, net (Note 6 and Note 7).

(l)	Accounting for Special Survey and Drydocking Costs: The Company follows the deferral method of accounting for special survey and drydocking costs whereby actual costs incurred at the yard and parts used in the drydocking or special survey, are deferred and are amortized on a straight-line basis over the period through the date the next survey is scheduled to become due which is typically 30 months and 60 months, respectively. Costs deferred are limited to actual costs incurred at the shipyard and costs incurred in the dry-docking or special survey. Costs incurred during the drydocking period relating to routine repairs and maintenance, are expensed as incurred and are classified as part of vessel operating expenses. If a drydock or a survey is performed prior to the scheduled date, the remaining unamortized balances of the previous drydock and survey are immediately written off. Unamortized drydock and survey balances of vessels that are sold are written off and included in the calculation of the resulting gain or loss in the period of the vessel’s sale.

(m)	Financing Costs: Costs associated with new loans or refinancing of existing loans, including fees paid to lenders or required to be paid to third parties on the lender’s behalf for obtaining new loans or refinancing existing loans, are recorded as deferred charges. Such costs are deferred and amortized to Interest and finance costs in the Combined Statements of Comprehensive Income/(Loss) during the life of the related debt using the effective interest method. Unamortized costs relating to loans repaid or refinanced, meeting the criteria of debt extinguishment, are expensed in the period the repayment or refinancing is made. Commitment fees relating to undrawn loan principal are expensed as incurred.

F-56

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

2.	Significant Accounting Policies (continued):

(n)	Revenue and Related Expenses: The Company generates its revenues from charterers for the charter hire of its vessels. Vessels are chartered using either spot charters, where a contract is made in the spot market for the use of a vessel for a specific voyage for a specified charter rate, or time charters, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charter hire rate. If a charter agreement exists and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably during the duration of the period of each spot or time charter. Revenues from time charter agreements providing for varying annual rates are accounted for as operating leases and thus recognized on a straight line basis over the term of the time charter as service is performed. A voyage is deemed to commence upon the completion of discharge of the vessel’s previous cargo and is deemed to end upon the completion of discharge of the current cargo. Demurrage income represents payments by a charterer to a vessel owner when loading or discharging time exceeds the stipulated time in the spot charter and is recognized ratably as earned during the related spot charter’s duration period. Hire collected in advance includes cash received prior to the balance sheet date and is related to revenue earned after such date.

Voyage expenses, primarily consisting of commissions, port, canal and bunker expenses that are unique to a particular charter, are paid for by the charterer under time charter arrangements or by the Company under spot charter arrangements, except for commissions, which are always paid for by the Company, regardless of the charter type. All voyage and vessel operating expenses are expensed as incurred, except for commissions. Commissions are deferred and amortized over the related voyage period in a charter to the extent revenue has been deferred since commissions are earned as the Company’s revenues are earned.

Revenues for 2013 and 2014, deriving from significant charterers individually accounting for 10% or more of revenues (in percentages of total revenues), were as follows:

Charterer	2013	2014
A	36%	—
B	22%	—
C	—	21%
	58%	21%

(o)	Other Comprehensive Income/(Loss): The Company presents items of net income/(loss), items of other comprehensive income (“OCI”) and total Comprehensive Income in two separate but consecutive statements. In the Combined Statements of Comprehensive Income/(Loss), the Company presents the change in equity (net assets) during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by stockholder and distributions to stockholder. Reclassification adjustments between OCI and net income/(loss) are required to be presented separately on the Statements of Comprehensive Income/(Loss). For the years ended December 31, 2013 and 2014, the Company had no such transactions which affected comprehensive income and, accordingly, comprehensive income was equal to net income.

F-57

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

2.	Significant Accounting Policies (continued):

(p)	Commitments and Contingencies: Commitments are recognized when the Company has a present legal or constructive obligation as a result of past events and it is probable that an outflow of resources embodying economic benefits will be required to settle this obligation, and a reliable estimate of the amount of the obligation can be made. Provisions are reviewed at each balance sheet date and adjusted to reflect the present value of the expenditure expected to be required to settle the obligation. Contingent liabilities for which an outflow of resources is less than probable are not recognized in the financial statements but are disclosed, unless the possibility of an outflow of resources embodying economic benefits is determined to be remote. Contingent assets are not recognized in the financial statements but are disclosed when an inflow of economic benefits is probable.

(q)	Fair Value Measurements: The Company follows the provisions of Accounting Standard Updated (“ASU”) 820 “Fair Value Measurements and Disclosures”, which defines and provides guidance as to the measurement of fair value. This standard creates a hierarchy of measurement and indicates that, when possible, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair value hierarchy gives the highest priority (Level 1) to quoted prices in active markets and the lowest priority (Level 3) to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy (Note 10).

(r)	Segment Reporting: The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers, i.e., spot or time charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide (subject to certain agreed exclusions) and, as a result, the disclosure of geographic information is impracticable. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

F-58

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

2.	Significant Accounting Policies (continued):

(s)	Recent Accounting Standards Updates:

Revenue from Contracts with Customers: The Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board (“IASB”) (collectively, the “Boards”) jointly issued a standard in May 2014 that will supersede virtually all of the existing revenue recognition guidance in U.S. GAAP and International Financial Reporting Standards (“IFRS”) and is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The standard establishes a five-step model that will apply to revenue earned from a contract with a customer (with limited exceptions), regardless of the type of revenue transaction or the industry. The standard’s requirements will also apply to the recognition and measurement of gains and losses on the sale of some non-financial assets that are not an output of the entity’s ordinary activities (e.g., sales of property, plant and equipment or intangibles). Extensive disclosures will be required, including disaggregation of total revenue, information about performance obligations, changes in contract asset and liability account balances between periods, and key judgments and estimates. The guidance in ASU 2014-09 Revenue from Contracts with Customers (Topic 606) supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. Additionally, this ASU supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this ASU. Management is in the process of assessing the impact of the new standard on the Company’s financial position and performance.

Going Concern: In August 2014, the FASB issued ASU No. 2014-15 – Presentation of Financial Statements - Going Concern. ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 requires an entity’s management to evaluate at each reporting period based on the relevant conditions and events that are known at the date when financial statements are issued, whether there are conditions or events, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued and to disclose the necessary information. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.

F-59

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

3.	Transactions with Related Parties:

The Company uses the services of Maritime, a ship management company with an office in Greece. Maritime is engaged under separate management agreements directly by the Company’s respective subsidiaries to provide a wide range of shipping services, including but not limited to, chartering (other than for Northsea Alpha and Northsea Beta, which is performed by NST), sale and purchase, insurance, operations and dry-docking and construction supervision, all provided at a fixed daily fee per vessel. For the ship management services, Maritime charges a daily fee payable by each subsidiary of $0.325 per day per vessel while the vessel is in operation including any pool arrangements (out of which a fee Euro 151 per day was paid to NST with respect to vessels for which chartering was contracted to NST) and $0.450 per day per vessel while the vessel is under construction as well as an additional daily fee (which is dependent on the seniority of the personnel) to cover the cost of engineers employed to conduct the supervision. In addition, Maritime charges the Company a commission of 1.0% of the purchase price of any vessel’s sale or purchase transaction from the seller and a commission of 1.25% of all charter hire agreements arranged by Maritime. The management agreements for the vessels Northsea Alpha, Northsea Beta and Pyxis Delta will continue until December 31, 2015 and for Pyxis Theta until December 31, 2017, and will thereafter continue until terminated by either party on three months’ notice. The management agreements for the Hull S-1153 (Pyxis Epsilon) that commenced on January 1, 2014 and Pyxis Malou will continue until December 31, 2018.

The fees charged by Maritime during the year ended December 31, 2013 and 2014, totaled $1,150 and $1,102, respectively. Of these amounts, (a) $468 and $611 for 2013 and 2014, respectively, are separately reflected in the accompanying Combined Statements of Comprehensive Income /(Loss) as Management fees, related parties, (b) $503 and $255 for 2013 and 2014, respectively, which relate to the supervision costs during the vessels construction period and commission on the acquisition of the vessels and are included as a component of Vessels, net in the accompanying Combined Balance Sheets (Note 6), and (c) $179 and $236 for 2013 and 2014, respectively, are included in Voyage related costs and commissions in the accompanying Combined Statements of Comprehensive Income /(Loss). During 2013 and 2014, no commissions on revenues from charter hire agreements relating to Northsea Alpha and Northsea Beta were charged by Maritime since Secondone and Thirdone entered into separate commercial management agreements with NST, discussed in Note 1 above.

At December 31, 2013 and 2014, the net amounts due to Maritime totaled $9,178 and $131 respectively and are separately reflected in the accompanying Combined Balance Sheets.

4.	Inventories:

The amounts in the accompanying Combined Balance Sheets relate to lubricants and bunkers on board of the vessels:

	2013	2014
Lubricants	422	643
Bunkers	—	261
Total	422	904

F-60

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

5.	Advances for Vessel Acquisition:

On October 6, 2011, Seventhone contracted with a shipyard for the construction and purchase of a newbuilding vessel (Pyxis Theta) at a contract price of $37,100. The vessel was delivered to Seventhone on September 16th, 2013 at cost of $38,155 (Note 6).

On February 28, 2013, Eighthone contracted with a shipyard for the construction and purchase of a newbuilding vessel (Pyxis Epsilon) at a contract price of $32,200. The vessel was delivered on January 14, 2015 (Note 13(b)).

The amounts shown in the accompanying Combined Balance Sheets include payments to the shipyard, capitalized commissions, management fees and supervision services from Maritime and capitalized interest cost.

The movement of the account during 2013 and 2014 was as follows:

	2013	2014

Beginning balance	15,571	6,805

Pre-delivery instalments and other vessel equipment	28,580	6,440
Supervision fees - related parties (Note 3)	181	255
Capitalised interest (Note 12)	306	228
Purchase commission – related parties (Note 3)	322	—
Transferred to vessel cost	(38,155)	—
Total	6,805	13,728

The amount of $28,580 comprises payments towards Pyxis Theta for various equipment of $83 and installments paid to the shipyard of $22,057, net of $263, concerning compensation for the vessel’s late delivery and items not delivered by the shipyard and payments towards Hull S-1153 (Pyxis Epsilon) of $6,440.

F-61

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

6.	Vessels, net:

The amounts in the accompanying Combined Balance Sheets are analyzed as follows:

	Vessel Cost	Accumulated Depreciation	Net Book Value
Balance January 1, 2013	105,350	(13,525)	91,825
Transfer from Advances for vessel acquisition (Note 5)	38,155	—	38,155
Depreciation	—	(4,520)	(4,520)
Balance December 31, 2013	143,505	(18,045)	125,460
Additions to vessel cost	233	—	233
Depreciation	—	(5,446)	(5,446)
Vessel impairment charge	(16,530)	—	(16,530)
Balance December 31, 2014	127,208	(23,491)	103,717

Seventhone took delivery of Pyxis Theta on September 16, 2013. As a result, $36,920 of advances paid to the shipyard together with $1,235 of capitalized costs (out of which $22,141 and $444, respectively, were incurred during the year ended December 31, 2013), were transferred from Advances for vessel acquisition to Vessels, net.

As of December 31, 2014, the Company reviewed the carrying amount in connection with the estimated recoverable amount for each of its vessels. This review indicated that such carrying amount was not fully recoverable for the Company’s vessel Pyxis Malou. Consequently the carrying value of this vessel was written down resulting in total impairment charge of $16,930, of which $16,530 was charged against Vessels, net, based on level 3 inputs of the fair value hierarchy, as determined by management taking into consideration valuations from independent marine brokers.

The Company’s vessels have been pledged as collateral to secure the bank loans discussed in Note 8.

7.	Deferred Charges:

The amounts in the accompanying Combined Balance Sheets are analyzed as follows:

	Financing Costs	Special Survey Costs	Total
Balance, January 1, 2013	766	413	1,179
Amortization	(98)	(157)	(255)
Write-off	(95)	—	(95)
Balance, December 31, 2013	573	256	829
Additions	—	469	469
Amortization	(136)	(162)	(298)
Write-off	—	(41)	(41)
Impairment charge	—	(400)	(400)
Balance, December 31, 2014	437	122	559

Financing costs represent fees paid to the lenders for the conclusion of the bank loans discussed in Note 8. The amortization of loan financing costs is included in Interest and finance costs and the amortization of the deferred special survey costs is separately reflected in the accompanying Combined Statements of Comprehensive Income/(Loss). Following the extinguishment of the bank loan discussed under Note 8(c), in 2013, the Company wrote off the financing costs amounting to $95 related to this facility.

Impairment charge of $400 relates to the impairment of Pyxis Malou as of December 31, 2014 discussed in Note 2 and Note 6.

F-62

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

8.	Long-term Debt:

At December 31, 2013 and 2014, the Company was a party to the following term loans:

Vessel (Borrower)	2013	2014
(a) Northsea Alpha (Secondone)	6,188	5,728
(a) Northsea Beta (Thirdone)	6,188	5,728
(b) Pyxis Malou (Fourthone)	27,290	24,630
(c) Pyxis Delta (Sixthone)	12,487	11,137
(c) Pyxis Theta (Seventhone)	20,987	19,734
Total	73,140	66,957
Less current portion	(6,705)	(5,663)
Long-term portion	66,435	61,294

(a)	In September 2007, Secondone and Thirdone jointly entered into a loan agreement with a financial institution for an amount up to $24,560, in order to partly finance the acquisition cost of the vessels Northsea Alpha and Northsea Beta. The loan bore interest at six month LIBOR plus a margin of 0.95% per annum during the construction period (0.85% per annum upon delivery of the vessels), payable semi-annually.

During May 2010, the loan was restructured and the total loan amount was reduced to $15,596. In addition, the applicable margin was increased to 1.5% per annum. For each of Secondone and Thirdone, the outstanding balance of the loan at December 31, 2014, of $5,728, is repayable in 11 semiannual installments of $230 each, the first falling due in May 2015, and the last installment accompanied by a balloon payment of $3,198 falling due in May 2020.

The loan is secured by a first priority mortgage over the two vessels, a first priority assignment of the vessels’ insurances and earnings and by a corporate guarantee issued by Maritime. The loan agreement contains customary ship finance covenants including restrictions as to changes in management and ownership of the vessels, restrictions on payment of dividends as well as a requirement that the minimum security cover (“MSC”) be at least 133%.

(b)	Based on the loan agreement concluded on December 12, 2008, in February 2009, Fourthone borrowed $41,600 in order to partly finance the acquisition cost of Pyxis Malou. The loan bears interest at six month LIBOR plus a margin of 1.2% per annum, payable semi-annually. The outstanding balance of the loan at December 31, 2014, of $24,630 is repayable in 22 semiannual installments of $1,070 each and the last of $1,090 falling due in February 2026.

F-63

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

8.	Long-term Debt (continued):

(c)	In March 2010, Sixthone borrowed $15,000 in order to partly finance the acquisition cost of the Pyxis Delta. The outstanding balance of the loan at December 31, 2012 of $12,375 was fully prepaid using proceeds received from a capital contribution and existing available cash on January 29, 2013 at a discount on the then outstanding amount (Note9(b)). Savings of $1,114 is reflected under interest and finance costs in the 2013 Combined Statements of Comprehensive Income/(Loss) (Note 12). A new financing in the form of a loan facility with a bank was also concluded on October 12, 2012. Under this loan facility, Sixthone and Seventhone, are joint and several borrowers and the proceeds were used to partly finance the acquisition and construction cost of: (i) Pyxis Delta (Tranche A: up to the lesser of $16,000 and 60% of the market value of the Pyxis Delta) and (ii) Pyxis Theta (Tranche B: up to the lesser of $21,300 and 60% of the initial market value of Pyxis Theta) (Note 5). On February 13, 2013, Sixthone and Seventhone entered into a supplemental agreement with the bank to revise Tranche A to an amount up to $14,000. The amount drawn down by Sixthone associated with Tranche A on February 15, 2013, was $13,500. On September 9, 2013, Seventhone drew down $21,300 associated with Tranche B.

For both Tranches A and B, the tenor is five years but in no event later than June 30, 2017 for Tranche A and January 31, 2019 for Tranche B. The loan bears interest at three month LIBOR plus a margin of 3.35% per annum, payable quarterly. As of December 31, 2014, the outstanding balance of Tranche A of $11,137 corresponding to Sixthone, is repayable in 10 quarterly installments of $338 each, the last together with a balloon payment of $7,757. As of December 31, 2014, the outstanding balance of Tranche B of $19,734 corresponding to Seventhone, is repayable in 15 quarterly installments of $313 each, the last together with a balloon payment of $15,039.

Each loan is secured by a first priority mortgage over the vessel and a first priority assignment of the vessel’s insurances and earnings. Each loan agreement contains customary ship finance covenants including restrictions as to changes in management and ownership of the vessel, conditions to the payment of dividends as well as requirements regarding MSC ratios. The obligations under the loan facility discussed in Note 8(c) above are guaranteed by PYXIS HOLDINGS INC a related party under ultimate common ownership.

F-64

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

8.	Long-term Debt (continued):

As of December 31, 2013 and December 31, 2014, Fourthone was not in compliance with its loan covenant related to the MSC ratio for the loan discussed in Note 8(b) above. The covenant requires Fourthone to maintain a market value of Pyxis Malou of at least 125% of its balance under the loan agreement. No waiver has been obtained for this non-compliance and, accordingly, the bank has the right to require Fourthone, within 30 business days from the date of the written demand of the bank, to either prepay the loan in such amount as may be necessary to cause the aggregate fair market value of the vessel to equal or exceed the MSC ratio or provide such additional collateral as may be acceptable to the bank to bring Fourthone into compliance with the required MSC ratio. As a result, in accordance with ASC 470-10, “Classification of Obligations When a Violation Is Waived by the Creditor,” $523, outstanding under the loan have been classified as current liabilities as of December 31, 2013 in addition to the required scheduled payments under the terms of the loan. Management believes that the bank will not demand payment of the loan before its maturity, provided that Fourthone pays scheduled loan installments and accumulated or accrued interest as they fall due under the existing loan agreement. On March 23, 2015, the Company, Secondone, Thirdone and Fourthone obtained a letter from the lending bank of Secondone, Thirdone and Fourthone consenting to the Company’s acquisition of the 100% ownership interest in Secondone, Thirdone and Fourthone in return for certain changes to the loan agreements with these vessel-owning companies. In accordance with the terms of this letter, Fourthone, which at December 31, 2013 and 2014 was not in compliance with its loan covenant related to the MSC ratio, will not be required to make any deficiency payment, on the basis that the Company, prior to becoming a publicly listed entity, will satisfy the non-compliance by including as collateral for Fourthone’s loan all the assets of Secondone and Thirdone, which are also financed by the same bank, and to guarantee these loans pursuant to a new guarantee agreement. In addition, the margins on the Secondone, Thirdone and Fourthone loans will be increased to 1.75% per annum and the Fourthone’s loan maturity will be reduced to May 2020. Management expects to settle the loan interest and scheduled loan repayments with cash generated from operations.

The annual principal payments required to be made after December 31, 2014, are as follows:

Year ending December 31,	Amount
2015	5,663
2016	5,663
2017	12,750
2018	19,035
2019	3,060
2020 and thereafter	20.786
66,957

Total interest expense on long-term debt 2013 and 2014, amounted to $1,455 and $1,793, respectively, and is included in Interest and finance costs (Note 12) in the accompanying Combined Statements of Comprehensive Income/(Loss). Of the above amounts $306 and $228 for 2013 and 2014 respectively were capitalized and are included in Advances for vessels acquisition and/or Vessels, net. The Company’s weighted average interest rate (including the margin) for 2013 and 2014, was 2.40% and 2.57% per annum, respectively.

9.	Common Stock Equity of Contributed Entities and Additional Paid-In Capital:

(a)	Common stock in the accompanying combined balance sheets represents the combined authorized, issued and outstanding common shares of the Predecessor Companies (500 shares for each vessel owning company without par value) listed in Note 1 above.

(b)	The amounts shown in the accompanying combined balance sheets as Additional paid-in capital represent contributions made by the stockholder at various dates to finance vessel acquisitions in excess of the amounts of bank loans obtained and advances for working capital purposes, net of subsequent distributions primarily for re-imbursement for certain shipyard payments for vessel newbuildings.

F-65

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

9.	Common Stock Equity of Contributed Entities and Additional Paid-In Capital (continued):

(c)	The capital contributions for 2013 of $22,247 consist of $5,550 representing the 4th installment payment for the construction of Pyxis Theta, $6,440 representing the 1st and 2nd installment payments for the construction of Pyxis Epsilon (Note 13) and $10,257 relating to the early repayment of the outstanding principal under the loan discussed in Note 8(c) above.

(d)	The capital contributions for 2014 of $18,824 consist of $6,424 representing the 3rd and 4th installment payments for the construction of Pyxis Epsilon (Note 13) and of $12,400 representing amounts due to the Maritime which PYXIS HOLDINGS INC. undertook the obligation to pay.

(e)	Capital re-imbursements for 2013 and 2014 amounted to $13,457 and $nil respectively.

10.	Risk Management:

The principal financial assets of the Company consist of cash and cash equivalents, amounts due from related parties and trade accounts receivable due from charterers. The principal financial liabilities of the Company consist of long-term bank loans and accounts payable.

Interest Rate Risk

The Company’s interest rates are calculated at LIBOR plus a margin. Long-term loans and repayment terms are described in Note 8. The Company’s exposure to market risk from changes in interest rates relates to the Company’s bank debt obligations.

Credit Risk

Credit risk is minimized since accounts receivable from charterers are presented net of the relevant provision for uncollectible amounts, whenever required. On the balance sheet date there were no significant concentrations on credit risk. The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the balance sheet.

Currency risk

The Company’s transactions are denominated primarily in U.S. Dollars; therefore overall currency exchange risk is limited. Balances in foreign currency other than U.S. Dollars are not considered significant.

Fair Value

The carrying amounts reflected in the accompanying Combined predecessor Balance Sheets approximate their respective fair values due to the short maturity of these instruments. The fair value of long-term bank loans with variable interest rates approximate the recorded values, generally due to their variable interest rates.

The Company in 2014 has determined the fair value of one of its vessels at market value, determined through Level 3 of the fair value hierarchy as defined in FASB guidance for Fair Value Measurements and are derived principally from or corroborated by to unobservable data, for example brokers valuations. All other nonfinancial assets or nonfinancial liabilities carried at fair value at December 31, 2014.

F-66

PYXIS TANKERS INC. PREDECESSOR

Notes to Combined Financial Statements

December 31, 2013 and 2014

(Expressed in thousands of U.S. Dollars, except for share data)

11.	Commitments and Contingencies:

As of December 31, 2014 contractual obligations of Eighthone towards the shipyard amounted to $19,320.

Long-term Time Charters: Future minimum contractual charter revenues, gross of 1.25% brokerage commissions to Maritime, and of any other brokerage commissions to third parties based on vessels committed to non-cancelable, long-term time charter contracts as of December 31, 2014 are as follows:

Year ending December 31,	Amount
2015	16,394
2016	10,200
2017	282
26,876

Other: Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims not covered by insurance or contingent liabilities, which should be disclosed, or for which a provision has not been established in the accompanying predecessor combined financial statements.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any other claims or contingent liabilities which should be disclosed or for which a provision should be established in the accompanying predecessor combined financial statements. The Company is covered for liabilities associated with the individual vessels’ actions to the maximum limits as provided by Protection and Indemnity (P&I) Clubs, members of the International Group of P&I Clubs.

12.	Interest and Finance Cost:

The amounts in the accompanying Combined Statements of Comprehensive Income and Loss are analyzed as follows:

	2013	2014
Interest on long-term debt (Note 8)	1,455	1,793
Interest capitalized (Note 5)	(306)	(228)
Loan commitment fees	169	—
Amortization and write-off of financing fees (Note 7)	193	136
Discount on early debt repayment (Note 8)	(1,114)	—
Other	5	3
Total	402	1,704

13.	Subsequent Events:

(a)	On January 12, 2015, Eighthone borrowed concluded a loan agreement and borrowed $21,000 in order to finance the acquisition cost of Pyxis Epsilon. The loan bears interest at three month LIBOR plus a margin of 2.90% per annum, payable quarterly and matures in January 2022.

(b)	On January 14, 2015, Eighthone took delivery of the Pyxis Epsilon which was fixed for trading under a time charter for two years at $16.6 per day, with an option to extend the charter for one year at $18.1 per day.

F-67

PYXIS TANKERS INC. PREDECESSOR
Combined Condensed Balance Sheets
December 31, 2014 (Audited) and June 30, 2015 (Unaudited)
(Expressed in thousands of U.S. Dollars)

	December 31, 2014	June 30, 2015
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$500	$596
Restricted cash current portion	147	146
Inventories (Note 4)	904	550
Trade receivables	1,203	961
Prepayments and other	618	116
Due from related parties (Note 3)	2,523	5,252
Total current assets	5,895	7,621

FIXED ASSETS, NET:
Advances for vessel acquisition (Note 5)	13,728	—
Vessels, net (Note 6)	103,717	133,357
Total fixed assets, net	117,445	133,357

OTHER NON CURRENT ASSETS:
Restricted cash, net of current portion	1,000	1,750
Deferred charges, net (Note 7)	559	1,589
Total other non current assets	1,559	3,339
Total assets	$124,899	$144,317

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt (Note 8)	$5,663	$7,263
Accounts payable	571	1,232
Due to related parties (Note 3)	2,654	2,632
Hire collected in advance	479	515
Accrued and other liabilities	337	496
Total current liabilities	9,704	12,138

NON-CURRENT LIABILITIES:
Long-term debt, net of current portion (Note 8)	61,294	77,463
Total non-current liabilities	61,294	77,463

COMMITMENTS AND CONTINGENCIES (Note 11)	—	—

STOCKHOLDER’S EQUITY:
Common stock (Note 9)	—	—
Additional paid-in capital	72,981	71,733
Accumulated deficit	(19,080)	(17,017)
Total stockholder’s equity	53,901	54,716
Total liabilities and stockholder’s equity	$124,899	$144,317

The accompanying notes are an integral part of these unaudited interim combined condensed financial statements.

F-68

PYXIS TANKERS INC. PREDECESSOR
Unaudited Combined Condensed Statements of Comprehensive Income/(Loss)
For the six-month periods ended June 30, 2014 and 2015
(Expressed in thousands of U.S. Dollars)

	2014	2015
Voyage revenues:	$14,687	$16,561

Expenses:
Voyage related costs and commissions	(5,611)	(2,630)
Vessel operating expenses	(5,781)	(6,790)
General and administrative expenses	(38)	(139)
Management fees, related parties (Note 3)	(297)	(275)
Management fees, other	(463)	(535)
Amortization of special survey costs (Note 7)	(121)	(49)
Depreciation (Note 6)	(2,699)	(2,854)
Operating income/(loss)	(323)	3,289

Other expenses:
Interest and finance costs (Note 12)	(888)	(1,226)

Total other expenses	(888)	(1,226)

Net income/(loss)	$(1,211)	$2,063

Other comprehensive income	—	—
Total comprehensive income/(loss)	$(1,211)	$2,063

The accompanying notes are an integral part of these unaudited interim combined condensed financial statements.

F-69

PYXIS TANKERS INC. PREDECESSOR
Unaudited Combined Condensed Statements of Stockholder’s Equity
For the six-month periods ended June 30, 2014 and 2015
(Expressed in thousands of U.S. Dollars)

	Common Stock	Additional paid-in capital	Retained Earnings / (Accumulated Deficit)	Total Stockholder’s Equity
BALANCE, January 1, 2014	—	54,157	163	54,320
Net loss	—	—	(1,211)	(1,211)
Other comprehensive income	—	—	—	—
Total comprehensive loss	—	—	(1,211)	(1,211)
Stockholder’s contributions	—	3,204	—	3,204
BALANCE, June 30, 2014	—	57,361	(1,048)	56,313

BALANCE, January 1, 2015	—	72,981	(19,080)	53,901
Net Income	—	—	2,063	2,063
Other comprehensive income	—	—	—	—
Total comprehensive income	—	—	2,063	2,063
Stockholder’s re-imbursement	—	(1,248)	—	(1,248)
BALANCE, June 30, 2015	—	71,733	(17,017)	54,716

The accompanying notes are an integral part of these unaudited interim combined condensed financial statements.

F-70

PYXIS TANKERS INC. PREDECESSOR
Unaudited Combined Condensed Statements of Cash Flows
For the six-month periods ended June 30, 2014 and 2015
(Expressed in thousands of U.S. Dollars)

	2014	2015
Cash flows from operating activities:
Net Income/(loss)	$(1,211)	$2,063
Adjustments to reconcile net income/(loss) to net cash from operating activities:

Depreciation	2,699	2,854
Amortization and write-off of financing costs	68	86
Amortization of special survey costs	121	49

(Increase)/Decrease in:
Inventories	(476)	354
Prepayments and other	(116)	502
Due from/(to) related parties	2,154	(2,751)
Trade receivables	101	242
Special surveys cost	(468)	(888)

Increase/(Decrease) in:
Accounts payable	(27)	661
Hire collected in advance	(900)	36
Accrued and other liabilities	112	159
Net cash provided by operating activities	2,057	3,367

Cash flows from investing activities:

Advances for vessel acquisition	(3,439)	(18,766)
Additions to vessel cost	(233)	—
Net cash used in investing activities	(3,672)	(18,766)

Cash flows from financing activities:
Proceeds from long-term debt	—	21,000
Repayment of long-term debt	(3,351)	(3,231)
Change in restricted cash	3	(749)
Stockholder’s contributions / (re-imbursement)	3,204	(1,248)
Payment of financing costs	—	(277)
Net cash provided by / (used in) financing activities	(144)	15,495

Net increase / (decrease) in cash and cash equivalents	(1,759)	96

Cash and cash equivalents at beginning of the year	2,048	500

Cash and cash equivalents at end of the period	$289	$596

SUPPLEMENTAL INFORMATION

Cash paid for interest, net of amounts capitalized	$939	$1,018

The accompanying notes are an integral part of these unaudited interim combined condensed financial statements.

F-71

PYXIS TANKERS INC. PREDECESSOR

Notes to the Unaudited Interim Combined Condensed Financial Statements

For the six-month periods ended June 30, 2014 and 2015

(Expressed in thousands of U.S. Dollars, except for share data)

1.	Basis of Presentation and General Information:

Pyxis Tankers Inc. (the “Company” or “Pyxis”) was formed as a corporation under the laws of the Republic of Marshall Islands on March 23, 2015, for the purpose of acquiring 100% ownership interest in six vessel-owning companies, SECONDONE CORP. (“Secondone”), THIRDONE CORP. (“Thirdone”), FOURTHONE CORP. (“Fourthone”), SIXTHONE CORP. (“Sixthone”), SEVENTHONE CORP. (“Seventhone”) and EIGHTHONE CORP. (“Eighthone”), established under the laws of the Republic of Marshall Islands and engaged in the marine transportation of liquid cargoes through the ownership and operation of tanker vessels, as listed below:

Vessel-owning subsidiary	Incorporation date	Vessel	DWT	Year Built	Acquisition date
Secondone	05/23/2007	Northsea Alpha	8,615	2010	05/28/2010
Thirdone	05/23/2007	Northsea Beta	8,647	2010	05/25/2010
Fourthone	05/30/2007	Pyxis Malou	50,667	2009	02/16/2009
Sixthone	01/18/2010	Pyxis Delta	46,616	2006	03/04/2010
Seventhone	05/31/2011	Pyxis Theta	51,795	2013	09/16/2013
Eighthone	02/08/2013	Pyxis Epsilon	50,295	2015	01/14/2015

All of the Company’s vessels are double-hulled and are engaged in the transportation of refined petroleum products and other liquid bulk items, such as, organic chemicals and vegetable oils. The vessels Northsea Alpha and the Northsea Beta are smaller tanker sister ships and Pyxis Malou, Pyxis Delta, Pyxis Theta and Pyxis Epsilon, are medium-range tankers.

Secondone, Thirdone, Fourthone, Sixthone, Seventhone and Eighthone are hereinafter referred to as the “Predecessor Companies”. The combined net assets and results of operations of the Predecessor Companies are collectively referred to as the “Predecessor” and are presented in these combined condensed financial statements.

On April 23, 2015, the Company entered into a merger agreement with, among others, LookSmart, Ltd., a NASDAQ listed company, and filed with the U.S. Securities and Exchange Commission a registration statement on Form F-4, in connection with the transactions associated with such merger agreement.

The Company is a wholly-owned subsidiary of MARITIME INVESTORS CORP. (“Maritime Investors”), a corporation established under the laws of the Republic of Marshall Islands. The founder and sole stockholder of Maritime Investors is Mr. Valentios (“Eddie”) Valentis.

Mr. Valentis is the sole ultimate stockholder of the Company, holding all of its issued and outstanding share capital through Maritime Investors. Since Maritime Investors owns directly 100% of Secondone and Thirdone, and owns indirectly (through the intermediate holding company PYXIS HOLDINGS INC.) 100% of Fourthone, Sixthone, Seventhone and Eighthone, prior to their transfer to the Company, there is no change in ownership or control of the business, and therefore the transaction constitutes a reorganization of companies under common control, and will be accounted for in a manner similar to a pooling of interests. Accordingly, upon the transfer of the assets and liabilities of the Predecessor Companies the financial statements of the Company will be presented using combined historical carrying amounts of the assets and liabilities of the vessel owning companies and will present the consolidated financial position and results of operations as if the Company and its wholly-owned subsidiaries were consolidated for all periods presented.

F-72

PYXIS TANKERS INC. PREDECESSOR

Notes to the Unaudited Interim Combined Condensed Financial Statements

For the six-month periods ended June 30, 2014 and 2015

(Expressed in thousands of U.S. Dollars, except for share data)

1.	Basis of Presentation and General Information (continued):

PYXIS MARITIME CORP. (“Maritime”), a corporation established under the laws of the Republic of the Marshall Islands, which is beneficially owned by Mr. Valentis, provides certain ship management services to the Predecessor Companies (Note 3). With effect from the delivery of each vessel, the crewing and technical management of the vessels were contracted to International Tanker Management Ltd. (“ITM”) with permission from Maritime. ITM is an unrelated third party technical manager, represented by its branch based in Dubai, UAE. Each agreement with ITM will continue indefinitely until terminated by either party with three months’ prior notice.

In September 2010, Secondone and Thirdone entered into commercial management agreements with North Sea Tankers BV (“NST”), an unrelated company established in the Netherlands. Pursuant to these agreements, NST provides chartering services to Northsea Alpha and Northsea Beta. The agreements with NST will continue indefinitely until terminated by either party with three months’ prior notice.

The accompanying unaudited interim combined condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all the information and notes required by U.S. GAAP for annual financial statements. These statements and the accompanying notes should be read in conjunction with the Company’s audited annual combined financial statements for the fiscal year ended December 31, 2014, which are included elsewhere in the Company’s registration statement on Form F-4 filed with the SEC.

These unaudited interim combined condensed financial statements have been prepared on the same basis as the Company’s annual combined financial statements and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented. Operating results for the six-month period ended June 30, 2015, are not necessarily indicative of the results that might be expected for the fiscal year ending December 31, 2015.

The combined balance sheet as of December 31, 2014, has been derived from the audited combined financial statements at that date, but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

F-73

PYXIS TANKERS INC. PREDECESSOR

Notes to the Unaudited Interim Combined Condensed Financial Statements

For the six-month periods ended June 30, 2014 and 2015

(Expressed in thousands of U.S. Dollars, except for share data)

2.	Significant Accounting Policies:

A discussion of the Company’s significant accounting policies can be found in the Company’s audited annual combined financial statements included in the Company’s registration statement on Form F-4 filed with the SEC on April 23, 2015. New Accounting Pronouncements are discussed below:

a) Consolidation: In February 2015, the Financial Accounting Standards Board (“FASB”) issued the Accounting Standards Update (“ASU”) 2015-02, “Consolidation (Topic 810)—Amendments to the Consolidation Analysis”, which amends the criteria for determining which entities are considered Variable Interest Entities (“VIEs”), amends the criteria for determining if a service provider possesses a variable interest in a VIE and ends the deferral granted to investment companies for application of the VIE consolidation model. The ASU is effective for interim and annual periods beginning after December 15, 2015. Early application is permitted. Management is in the process of assessing the impact of the new standard on the Company’s financial position and performance.

b) Imputation of interest: In April 2015, FASB issued ASU No. 2015-03 – Interest – Imputation of Interest to simplify the presentation of debt issuance costs. Current guidance generally requires entities to capitalize costs paid to third parties that are directly related to issuing debt and that otherwise wouldn’t be incurred and present those amounts separately as deferred charges (i.e., assets). However, the discount or premium resulting from the difference between the net proceeds received upon debt issuance and the amount payable at maturity is presented as a direct deduction from or an addition to the face amount of the debt. The new guidance simplifies financial reporting by eliminating the different presentation requirements for debt issuance costs and debt discounts or premiums. Presenting debt issuance costs as assets is inconsistent with FASB Concepts Statement No. 6, Elements of Financial Statements, which states that debt issuance costs cannot be assets because they provide no future economic benefit. The guidance is effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Upon adoption, an entity must apply the new guidance retrospectively to all prior periods presented in the financial statements. Early adoption is permitted.

3.	Transactions with Related Parties:

The Company uses the services of Maritime, a ship management company with an office in Greece. Maritime is engaged under separate management agreements directly by the Company’s respective subsidiaries to provide a wide range of shipping services, including but not limited to, chartering (other than for Northsea Alpha and Northsea Beta, which is performed by NST), sale and purchase, insurance, operations and dry-docking and construction supervision, all provided at a fixed daily fee per vessel. For the ship management services, Maritime charges a daily fee payable by each subsidiary of $0.325 per day per vessel, while the vessel is in operation including any pool arrangements (out of which a fee of Euro 151 per day was paid to NST with respect to vessels for which chartering was contracted to NST) and $0.450 per day per vessel while the vessel is under construction, as well as an additional daily fee (which is dependent on the seniority of the personnel) to cover the cost of engineers employed to conduct the supervision. In addition, Maritime charges the Company a commission of 1.0% on the contract price of any vessel’s sale or purchase transaction and a commission of 1.25% on all charter hire agreements arranged by Maritime. The management agreements for the vessels Northsea Alpha, Northsea Beta and Pyxis Delta will continue until December 31, 2015, for Pyxis Theta until December 31, 2017 and for Pyxis Epsilon (for which the management agreement commenced on January 1, 2014) and Pyxis Malou until December 31, 2018. Thereafter, all management agreements will continue until terminated by either party on three months’ notice.

F-74

PYXIS TANKERS INC. PREDECESSOR

Notes to the Unaudited Interim Combined Condensed Financial Statements

For the six-month periods ended June 30, 2014 and 2015

(Expressed in thousands of U.S. Dollars, except for share data)

3.	Transactions with Related Parties:

The fees charged by Maritime during the six-month periods ended June 30, 2014 and 2015, totaled $542 and $449, respectively. Of these amounts, (a) $297 and $275 for the six-month periods ended June 30, 2014 and 2015, respectively, are separately reflected in the accompanying Combined Condensed Statements of Comprehensive Income/(Loss) as Management fees, related parties, (b) $127 and $10 for the six-month periods ended June 30, 2014 and 2015, respectively, which relate to the supervision costs during the vessels construction period are included as a component of Vessels, net, in the accompanying Combined Condensed Balance Sheets (Note 6), and (c) $118 and $164 for the six-month periods ended June 30, 2014 and 2015, respectively, are included in Voyage related costs and commissions in the accompanying Combined Condensed Statements of Comprehensive Income/(Loss). During the six-month periods ended June 30, 2014 and 2015, no commissions on revenues from charter hire agreements relating to Northsea Alpha and Northsea Beta were charged by Maritime, since Secondone and Thirdone have entered into separate commercial management agreements with NST, discussed in Note 1 above.

Pursuant to the Head Management Agreement signed on March 23, 2015, each subsidiary of Pyxis and each new subsidiary that will acquire a vessel in the future, will enter into a separate management agreement with Maritime. The fees that Pyxis pays to Maritime are summarized above and will be adjusted annually according to the official inflation rate in Greece or such other country where Maritime was headquartered during the preceding year.

At December 31, 2014, the net amounts due to Maritime totaled $131 and at June 30, 2015, the net amounts due from Maritime totaled $2,620 and are separately reflected in the accompanying Combined Condensed Balance Sheets. The balance with Maritime is interest free and with no specific repayment terms.

F-75

PYXIS TANKERS INC. PREDECESSOR

Notes to the Unaudited Interim Combined Condensed Financial Statements

For the six-month periods ended June 30, 2014 and 2015

(Expressed in thousands of U.S. Dollars, except for share data)

4.	Inventories:

The amounts in the accompanying Combined Condensed Balance Sheets are analyzed as follows:

	2014	2015
Lubricants	643	550
Bunkers	261	—
Total	904	550

5.	Advances for Vessel Acquisition:

On February 28, 2013, Eighthone contracted with a shipyard for the construction and purchase of a newbuilding vessel (Pyxis Epsilon) at a contract price of $32,200. The vessel was delivered on January 14, 2015.

The amounts shown in the accompanying Combined Condensed Balance Sheets include payments to the shipyard, capitalized commissions, management fees and fees for supervision services from Maritime and capitalized interest cost.

The movement of the account in the accompanying Combined Condensed Balance Sheets as at December 31, 2014 and June 30, 2015 is as follows:

	2014	2015

Beginning balance	6,805	13,728

Pre-delivery installments and other vessel equipment	6,440	18,743
Supervision fees - related parties (Note 3)	255	10
Capitalised interest (Note 12)	228	13
Transferred to vessel cost	—	(32,494)
Total	13,728	—

The amount of $18,743 refers to the delivery installment for Pyxis Epsilon paid to the shipyard of $19,320, net of $550, concerning compensation for the vessel’s late delivery and final credit to the Company of $27.

F-76

PYXIS TANKERS INC. PREDECESSOR

Notes to the Unaudited Interim Combined Condensed Financial Statements

For the six-month periods ended June 30, 2014 and 2015

(Expressed in thousands of U.S. Dollars, except for share data)

6.	Vessels, net:

The amounts in the accompanying Combined Condensed Balance Sheets are analyzed as follows:

	Vessel Cost	Accumulated Depreciation	Net Book Value
Balance January 1, 2015	127,208	(23,491)	103,717
Depreciation	—	(2.854)	(2,854)
Transfer from advances for vessel acquisition (Note 5)	32,494	—	32,494
Balance June 30, 2015	159,702	(26,345)	133,357

The Company’s vessels have been pledged as collateral to secure the bank loans discussed in Note 8.

7.	Deferred Charges:

The amounts in the accompanying Combined Condensed Balance Sheets are as follows:

	Financing Costs	Special Survey Costs	Total
Balance, January 1, 2015	437	122	559
Additions	277	888	1,165
Amortization and write-off	(86)	(49)	(135)
Balance, June 30, 2015	628	961	1,589

Financing costs represent fees paid to the lenders for the conclusion of the bank loans discussed in Note 8. The amortization of loan financing costs is included in Interest and finance costs and the amortization of the special survey costs is separately reflected in the accompanying Combined Condensed Statements of Comprehensive Income/(Loss).

8.	Long-term Debt:

The amounts shown in the accompanying Combined Condensed Balance Sheets are analyzed as follows:

Vessel (Borrower)	2014	2015
(a) Northsea Alpha (Secondone)	5,728	5,498
(a) Northsea Beta (Thirdone)	5,728	5,498
(b) Pyxis Malou (Fourthone)	24,630	23,560
(c) Pyxis Delta (Sixthone)	11,137	10,463
(c) Pyxis Theta (Seventhone)	19,734	19,107
(d) Pyxis Epsilon (Eighthone)	—	20,600
Total	66,957	84,726
Less current portion	(5,663)	(7,263)
Long-term portion	61,294	77,463

F-77

PYXIS TANKERS INC. PREDECESSOR

Notes to the Unaudited Interim Combined Condensed Financial Statements

For the six-month periods ended June 30, 2014 and 2015

(Expressed in thousands of U.S. Dollars, except for share data)

8.	Long-term Debt (continued):

(a)	In September 2007, Secondone and Thirdone jointly entered into a loan agreement with a financial institution for an amount of up to $24,560, in order to partly finance the acquisition cost of the vessels Northsea Alpha and Northsea Beta.

During May 2010, the loan was restructured and the total loan amount was reduced to $15,596. For each of Secondone and Thirdone, the outstanding balance of the loan at June 30, 2015, of $5,498, is repayable in 10 semiannual installments of $230 each, the first falling due in November 2015, and the last installment accompanied by a balloon payment of $3,198 falling due in May 2020.

The loan bears interest at six month Libor plus a margin of 1.5% per annum, payable semi-annually. The loan is secured by a first priority mortgage over the two vessels, a first priority assignment of the vessels’ insurances and earnings and by a corporate guarantee issued by Maritime. The loan agreement contains customary ship finance covenants including restrictions as to changes in management and ownership of the vessels, restrictions on payment of dividends, as well as a requirement that the minimum security cover (“MSC”) be at least 133% of the respective outstanding loan balance for each of the vessels.

(b)	Based on a loan agreement concluded on December 12, 2008, in February 2009, Fourthone borrowed $41,600 in order to partly finance the acquisition cost of Pyxis Malou. The loan bears interest at six month LIBOR plus a margin of 1.2% per annum, payable semi-annually. The outstanding balance of the loan at June 30, 2015, of $23,560 is repayable in 21 semiannual installments of $1,070 each, and a last installment of $1,090 falling due in February 2026.

(c)	On October 12, 2012, Sixthone and Seventhone, concluded as joint and several borrowers a loan agreement with a financial institution in order to partly finance the acquisition and construction cost of: (i) Pyxis Delta (Tranche A: up to the lesser of $16,000 and 60% of the market value of the Pyxis Delta) and (ii) Pyxis Theta (Tranche B: up to the lesser of $21,300 and 60% of the initial market value of Pyxis Theta). On February 13, 2013, Sixthone and Seventhone entered into a supplemental agreement with the bank to revise Tranche A to an amount of up to $14,000. The amount drawn down by Sixthone associated with Tranche A on February 15, 2013, was $13,500. On September 9, 2013, Seventhone drew down $21,300 associated with Tranche B.

F-78

PYXIS TANKERS INC. PREDECESSOR

Notes to the Unaudited Interim Combined Condensed Financial Statements

For the six-month periods ended June 30, 2014 and 2015

(Expressed in thousands of U.S. Dollars, except for share data)

8.	Long-term Debt (continued):

For both Tranches A and B, the tenor is five years but in no event later than June 30, 2017 for Tranche A and January 31, 2019 for Tranche B. The loan bears interest at three month LIBOR plus a margin of 3.35% per annum, payable quarterly. As of June 30, 2015, the outstanding balance of Tranche A of $10,463 corresponding to Sixthone, is repayable in 8 quarterly installments of $338 each, the first falling due in August 2015, and the last together with a balloon payment of $7,759 falling due in May 2017. As of June 30, 2015, the outstanding balance of Tranche B of $19,107 corresponding to Seventhone, is repayable in 13 quarterly installments of $313 each, the first falling due in September 2015 and the last together with a balloon payment of $15,038 falling due in September 2018.

(d)	Based on a loan agreement concluded on January 12, 2015, Eighthone borrowed $21,000 on the same date in order to partly finance the construction cost of Pyxis Epsilon. The loan bears interest at three month LIBOR plus a margin of 2.9% per annum, payable quarterly. The outstanding balance of the loan at June 30, 2015, of $20,600 is repayable in 7 quarterly installments of $400 each, the first falling due in July 2015, followed by 20 quarterly installments of $300 each, the last together with a balloon payment of $11,800 falling due in January 2022.

Each loan is secured by a first priority mortgage over the respective vessel and a first priority assignment of the vessel’s insurances and earnings. Each loan agreement contains customary ship finance covenants including restrictions as to changes in management and ownership of the vessel, restrictions to the payment of dividends, as well as requirements regarding MSC ratios. The obligations under the loan facility discussed in Note 8(d) above are guaranteed by PYXIS HOLDINGS INC., a related party under ultimate common ownership.

As of December 31, 2014, Fourthone was not in compliance with its loan covenant related to the MSC ratio for the loan discussed in Note 8(b) above. The covenant requires Fourthone to maintain a market value of Pyxis Malou of at least 125% of its balance under the loan agreement. No waiver has been obtained for this non-compliance and, accordingly, the bank has the right to require Fourthone, within 30 business days from the date of the written demand of the bank, to either prepay the loan in such amount as may be necessary to cause the market value of the vessel to equal or exceed the MSC ratio or provide such additional collateral as may be acceptable to the bank to bring Fourthone into compliance with the required MSC ratio. On March 23, 2015, the Company, Secondone, Thirdone and Fourthone received a letter from the lending bank of Secondone, Thirdone and Fourthone, according to which the bank consents to the acquisition of 100% ownership interest in Secondone, Thirdone and Fourthone by Pyxis, in return for certain changes to the loan agreements with these vessel-owning companies. In accordance with the terms of this letter, Fourthone, will not be required to make any deficiency payment, on the basis that the Company, prior to becoming a publicly listed entity, will satisfy the non-compliance by including as collateral for Fouthone’s loan all the assets of Secondone and Thirdone, which are also financed by the same bank, and to guarantee these loans pursuant to a new guarantee agreement. In addition, the margins on the Secondone, Thirdone and Fourthone loans will be increased to 1.75% per annum and the Fourthone’s loan maturity will be reduced to May 2020.

F-79

PYXIS TANKERS INC. PREDECESSOR

Notes to the Unaudited Interim Combined Condensed Financial Statements

For the six-month periods ended June 30, 2014 and 2015

(Expressed in thousands of U.S. Dollars, except for share data)

8.	Long-term Debt (continued):

The annual principal payments required to be made after June 30, 2015, are as follows:

Year ending December 31,	Amount
2015	3,632
2016	7,263
2017	14,050
2018	20,235
2019	4,260
2020 and thereafter	35,286
84,726

Total interest expense on long-term debt for the six-month periods ended June 30, 2014 and 2015, amounted to $910 and $1,153, respectively, and is included in Interest and finance costs (Note 12) in the accompanying unaudited Combined Condensed Statements of Comprehensive Income/(Loss). Of the above amounts $93 and $13 for the six-month periods ended June 30, 2014 and 2015, respectively, were capitalized and are included in Advances for vessels acquisition and Vessels, net, respectively. The Company’s weighted average interest rate (including the margin) as at December 31, 2014 and June 30, 2015, was 2.57% and 2.74% per annum, respectively.

F-80

PYXIS TANKERS INC. PREDECESSOR

Notes to the Unaudited Interim Combined Condensed Financial Statements

For the six-month periods ended June 30, 2014 and 2015

(Expressed in thousands of U.S. Dollars, except for share data)

9.	Common Stock Equity of Contributed Entities and Additional Paid-In Capital:

Common stock in the accompanying Combined Condensed Balance Sheets represents the combined authorized, issued and outstanding common shares of the Predecessor Companies (500 shares for each vessel owning company without par value) listed in Note 1 above.

The amounts shown in the accompanying Combined Condensed Balance Sheets as Additional paid-in capital represent contributions made by the stockholder at various dates to finance vessel acquisitions in excess of the amounts of bank loans obtained and advances for working capital purposes, net of subsequent distributions primarily from re-imbursement of certain payments to shipyards in respect to the construction of new-built vessels.

Stockholder’s re-imbursements for the year ended December 31, 2014 and for the six-month period ended June 30, 2015 amounted to $nil and $1,248 respectively.

10.	Risk Management:

The principal financial assets of the Company consist of cash and cash equivalents, amounts due from related parties and trade accounts receivable due from charterers. The principal financial liabilities of the Company consist of long-term bank loans and accounts payable and due to related parties.

Interest Rate Risk

The Company’s interest rates are calculated at LIBOR plus a margin. Long-term loans and repayment terms are described in Note 8. The Company’s exposure to market risk from changes in interest rates relates to the Company’s bank debt obligations.

Credit Risk

Credit risk is minimized since accounts receivable from charterers are presented net of the relevant provision for uncollectible amounts, whenever required. On the balance sheet date there were no significant concentrations on credit risk. The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the balance sheet.

Currency risk

The Company’s transactions are denominated primarily in U.S. Dollars; therefore overall currency exchange risk is limited. Balances in foreign currency other than U.S. Dollars are not considered significant.

Fair Value

The carrying amounts reflected in the accompanying Combined Condensed Balance Sheets approximate their respective fair values due to the short maturity of these instruments. The fair value of long-term bank loans with variable interest rates approximate the recorded values, generally due to their variable interest rates.

The Company at December 31, 2014, determined the fair value of one of its vessels at market value, through Level 3 of the fair value hierarchy as defined in FASB guidance for Fair Value Measurements. Level 3 data are derived principally from or corroborated by unobservable data, for example brokers valuations. The Company performs such an exercise on an annual basis and whenever circumstances indicate so. All other nonfinancial assets or nonfinancial liabilities are carried at fair value at June 30, 2015.

F-81

PYXIS TANKERS INC. PREDECESSOR

Notes to the Unaudited Interim Combined Condensed Financial Statements

For the six-month periods ended June 30, 2014 and 2015

(Expressed in thousands of U.S. Dollars, except for share data)

11.	Commitments and Contingencies:

Long-term Time Charters: Future minimum contractual charter revenues, gross of 1.25% brokerage commissions to Maritime, and of any other brokerage commissions to third parties, based on vessels committed, non-cancelable, long-term time charter contracts as of June 30, 2015 are as follows:

Year ending December 31,	Amount
2015	10,038
2016	10,200
2017	282
20,520

Other: Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims not covered by insurance or contingent liabilities, which should be disclosed, or for which a provision has not been established in the accompanying predecessor combined condensed financial statements.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any other claims or contingent liabilities which should be disclosed or for which a provision should be established in the accompanying predecessor combined condensed financial statements. The Company is covered for liabilities associated with the individual vessels’ actions to the maximum limits as provided by Protection and Indemnity (P&I) Clubs, members of the International Group of P&I Clubs.

12.	Interest and Finance Cost:

The amounts in the accompanying unaudited Combined Condensed Statements of Comprehensive Income/(Loss) are analyzed as follows:

	2014	2015
Interest on long-term debt (Note 8)	910	1,153
Capitalized interest (Note 5)	(93)	(13)
Amortization of financing costs (Note 7)	68	86
Other	3	—
Total	888	1,226

13.	Subsequent Events:

On August 5, 2015, the Company amended and restated its Head Management Agreement with Maritime to provide that in the event of a change of control of the Company during the management period or within 12 months after the early termination of the Head Management Agreement, then the Company will pay to Maritime an amount equal to 2.5 times the then annual management fees.

F-82

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of Pyxis Tankers Inc.

We have audited the accompanying consolidated balance sheet of Pyxis Tankers Inc. (the “Company”) as of March 31, 2015, and the related consolidated statements of comprehensive loss, changes in stockholder’s equity and cash flows for the period from March 23, 2015 (date of the Company’s inception) through March 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pyxis Tankers Inc. at March 31, 2015, and the consolidated results of its operations, changes in its stockholder’s equity and its cash flows for the period from March 23, 2015 (date of the Company’s inception) through March 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece

August 6, 2015

F-83

Pyxis Tankers Inc.
Consolidated Balance Sheet
As of March 31, 2015
(Expressed in thousands U.S. dollars)

ASSETS
CURRENT ASSETS:
Cash	$10
Prepayments and other assets (Note 3)	64
Total current assets	74
Total assets	$74

LIABILITIES AND STOCKHOLDER’S EQUITY CURRENT LIABILITIES:
Accounts payable	$1
Due to related parties (Note 4)	103
Total current liabilities	$104

STOCKHOLDER’S EQUITY

Common stock (Note 5)	10
Accumulated deficit	(40)
Total Stockholder’s Equity	(30)

Total liabilities and stockholder’s equity	$74

The accompanying notes are an integral part of these consolidated financial statements.

F-84

Pyxis Tankers Inc.
Consolidated Statement of Comprehensive Loss
For the period from March 23, 2015 (date of inception) to March 31, 2015
(Expressed in thousands U.S. dollars)

EXPENSES:
Management Fees (Note 4)	$40
OPERATING LOSS	$40
NET LOSS	$40
Other comprehensive income for the period	$—
TOTAL COMPREHENSIVE LOSS	$40

The accompanying notes are an integral part of these consolidated financial statements.

F-85

Pyxis Tankers Inc.

Consolidated Statement of Changes in Stockholder’s Equity
For the period from March 23, 2015 (date of inception) to March 31, 2015

(Expressed in thousands U.S. dollars)

	Stockholder’s Equity
	Common Stock
	# of Shares	Par Value	Accumulated Deficit	Total Stockholder’s Equity
Inception as of March 23, 2015	10,000,000	$10	—	$10
Net loss for the period	—	—	(40)	(40)
Balance March 31, 2015	10,000,000	$10	(40)	$(30)

The accompanying notes are an integral part of these consolidated financial statements.

F-86

Pyxis Tankers Inc.
Consolidated Statement of Cash Flows
For the period from March 23, 2015 (date of inception) to March 31, 2015
(Expressed in thousands U.S. dollars)

Cash Flows From Operating Activities:
Net loss:	$(40)
Changes in operating assets and liabilities:
Prepayments and other	(64)
Due to related parties	103
Accounts payable	1
Net Cash provided by Operating Activities	$—
Proceeds from issuance of common stock	10
Net Cash provided by Financing Activities	$10
Net increase in cash and cash equivalents	10
Cash and cash equivalents at beginning of the period	—
Cash and cash equivalents at end of the period	$10

The accompanying notes are an integral part of these consolidated financial statements.

F-87

Pyxis Tankers Inc.
Notes to Consolidated Financial Statements
For the period from March 23, 2015 (inception) to March 31, 2015
(Expressed in thousands of U.S. dollars)

1. Organization and Operations

The accompanying financial statements include the accounts of Pyxis Tankers Inc. (the “Company”).

The Company was formed on March 23, 2015 as a corporation under the laws of the Republic of the Marshall Islands. The Company was established to acquire, own and operate tanker vessels.

On March 25, 2015, the Company caused Maritime Technologies Corp., a Delaware corporation (’Merger Sub”), to be formed as its wholly owned subsidiary to be part of the agreement and plan of merger discussed below.

On April 23, 2015, the Company and the Merger Sub entered into an agreement and plan of merger (the “Agreement and Plan of Merger”) with LookSmart, Ltd. (“LS”), a digital advertising solutions company, listed on NASDAQ, and its wholly owned subsidiary LookSmart Group, Inc., a Nevada corporation (“LSG”). The Merger Sub will serve as the entity into which LS is expected to merge in accordance with the Agreement and Plan of Merger (the “Merger”).

Prior to the consummation of the proposed Merger, the Company intends to acquire from entities under common control a 100% ownership interest in each of SECONDONE CORP. (“Secondone”), THIRDONE CORP. (“Thirdone”), FOURTHONE CORP. (“Fourthone”), SIXTHONE CORP. (“Sixthone”), SEVENTHONE CORP. (“Seventhone”) and EIGHTHONE CORP. (“Eighthone”), established under the laws of the Republic of Marshall Islands and which own and operate the vessels Northsea Alpha, Northsea Beta, Pyxis Malou, Pyxis Delta, Pyxis Theta and the Pyxis Epsilon, respectively. These six vessels will constitute the initial fleet of the Company.

On March 23, 2015, the Company, Secondone, Thirdone and Fourthone obtained a letter from the lending bank of Secondone, Thirdone and Fourthone consenting to the Company’s acquisition of the 100% ownership interest in Secondone, Thirdone and Fourthone in return for certain changes to the loan agreements with these vessel-owning companies. In accordance with the terms of this letter, Fourthone, which at December 31, 2013 and 2014 was not in compliance with its loan covenant related to the Minimum Security Cover (“MSC”) ratio, will not be required to make any deficiency payment, on the basis that the Company, prior to becoming a publicly listed entity, will satisfy the non-compliance by including as collateral for Fourthone’s loan all the assets of Secondone and Thirdone, which are also financed by the same bank, and to guarantee these loans pursuant to a new guarantee agreement. In addition, the margins on the Secondone, Thirdone and Fourthone loans will be increased to 1.75% per annum and the Fourthone’s loan maturity will be reduced to May 2020.

2. Significant Accounting Policies and Basis of Presentation

(a) Principles of Consolidation: The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). All amounts in the financial statements are presented in US Dollars. The financial statements include the accounts of the Company and its wholly owned subsidiary, Merger Sub. All intercompany balances and transactions have been eliminated upon consolidation.

(b) Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

(c) Comprehensive Income/(Loss): The Company follows the provisions of Accounting Standards Codification (“ASC”) 220 “Comprehensive Income”, which requires separate presentation of certain transactions which are recorded directly as components of equity. The Company had no transactions which affect comprehensive income during the period ended March 31, 2015 and, accordingly, comprehensive loss was equal to net loss.

(d) Foreign Currency Translation: The functional currency of the Company is the U.S. dollar as it will operate in international shipping markets and, therefore, primarily will transact business in U.S. dollars. The Company’s accounting records are maintained in U.S. dollars. Transactions involving other currencies during the year are converted into U.S. dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated into U.S. dollars at the year-end exchange rates. Resulting gains or losses are reflected separately in the accompanying statement of comprehensive loss.

(e) Commitments and contingencies: Provisions are recognized when: the Company has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and a reliable estimate of the amount of the obligation can be made. Provisions are reviewed at each balance sheet date.

(f) Recent Accounting Standards Updates:

Revenue from Contracts with Customers: The Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board (“IASB”) (collectively, the “Boards”) jointly issued a standard in May 2014 that will supersede virtually all of the existing revenue recognition guidance in U.S. GAAP and International Financial Reporting Standards (“IFRS”) and is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The standard establishes a five-step model that will apply to revenue earned from a contract with a customer (with limited exceptions), regardless of the type of revenue transaction or the industry. The standard’s requirements will also apply to the recognition and measurement of gains and losses on the sale of some non-financial assets that are not an output of the entity’s ordinary activities (e.g., sales of property, plant and equipment or intangibles). Extensive disclosures will be required, including disaggregation of total revenue, information about performance obligations, changes in contract asset and liability account balances between periods, and key judgments and estimates. The guidance in Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (Topic 606) supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. Additionally, this ASU supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this ASU. Management is in the process of assessing the impact of the new standard on the Company’s financial position and performance.

Going Concern: In August 2014, FASB issued ASU No. 2014-15 – Presentation of Financial Statements - Going Concern. ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 requires an entity’s management to evaluate at each reporting period based on the relevant conditions and events that are known at the date when financial statements are issued, whether there are conditions or events, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued and to disclose the necessary information. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.

Consolidation: In February 2015, FASB issued the ASU 2015-02, “Consolidation (Topic 810) Amendments to the Consolidation Analysis”, which amends the criteria for determining which entities are considered Variable Interest Entities (“VIEs”), amends the criteria for determining if a service provider possesses a variable interest in a VIE and ends the deferral granted to investment companies for application of the VIE consolidation model. The ASU is effective for interim and annual periods beginning after December 15, 2015. Early application is permitted. Management is in the process of assessing the impact of the new standard on the Company’s financial position and performance.

Imputation of interest: In April 2015, FASB issued ASU No. 2015-03 – Interest – Imputation of Interest to simplify the presentation of debt issuance costs. Current guidance generally requires entities to capitalize costs paid to third parties that are directly related to issuing debt and that otherwise wouldn’t be incurred and present those amounts separately as deferred charges (i.e., assets). However, the discount or premium resulting from the difference between the net proceeds received upon debt issuance and the amount payable at maturity is presented as a direct deduction from or an addition to the face amount of the debt. The new guidance simplifies financial reporting by eliminating the different presentation requirements for debt issuance costs and debt discounts or premiums. Presenting debt issuance costs as assets is inconsistent with FASB Concepts Statement No. 6, Elements of Financial Statements, which states that debt issuance costs cannot be assets because they provide no future economic benefit. The guidance is effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Upon adoption, an entity must apply the new guidance retrospectively to all prior periods presented in the financial statements. Early adoption is permitted.

3. Prepayments and other

The amount of $64, presented as prepayments and other in the accompanying balance sheet as of March 31, 2015, reflects deferred charges in connection with the proposed Merger and mainly include legal fees and similar expenses and audit related fees.

F-88

Pyxis Tankers Inc.
Notes to Consolidated Financial Statements
For the period from March 23, 2015 (inception) to March 31, 2015
(Expressed in thousands of U.S. dollars)

4. Transactions with related parties

Until the completion of the Merger, PYXIS MARITIME CORP. (“Maritime”), a corporation established under the laws of the Republic of the Marshall Islands, which is under common control with the Company and provides certain ship management services to the companies owning its initial fleet, settles costs related to the proposed Merger as well as the Company’s administrative costs. As of March 31, 2015, the amount due to Maritime was $103 and is reflected in Due to related parties in the accompanying consolidated balance sheet.

Under a Head Management Agreement with Maritime that commenced on March 23, 2015 and will continue until March 23, 2020, Maritime will provide administrative services to the Company, which will include, among other things, the provision of the services of Pyxis’ Chief Executive Officer, Chief Financial Officer, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary, Chief Operating Officer, one or more internal auditor(s) and a secretary, as well as use of office space in Maritime’s premises. Under the Head Management Agreement, Pyxis will pay Maritime a fixed cost of $1,600 annually for the services of its executive officers and other administrative services, including use of office space in Maritime’s premises. This amount will be adjusted annually for inflation as measured by the official inflation rate in Greece or such other country where Maritime is headquartered for the preceding year. The amount of $40 separately reflected under Management Fees in the accompanying Consolidated Statement of Comprehensive Loss, for the period ended March 31, 2015, relates to management fee charged by Maritime.

5. Common and Preferred Stock

The Company’s authorized common and preferred stock consists of 450,000,000 common shares and 50,000,000 preferred shares with a par value of USD 0.001 per share, out of which 10,000,000 common shares have been issued.

6. Subsequent Events

On April 23, 2015, the Company issued a promissory note amounting to $625 (the “Note”) in favor of its parent company Maritime Investors Corp. (the “Parent”). The Note was issued in return for the payment of $600 by the Parent to LS, representing the cash consideration of the Merger. The remaining balance of the Note covered miscellaneous transaction costs. This non –interest bearing Note shall be repayable on the earlier of April 23, 2016, or the date when the Company consummates a public offering of its securities, following the transactions contemplated by the Merger.

F-89

Pyxis Tankers Inc.
Consolidated Condensed Balance Sheets
March 31, 2015 (Audited) and June 30, 2015 (Unaudited)
(Expressed in ’000 U.S. dollars)

	March 31, 2015	June 30, 2015
ASSETS
CURRENT ASSETS:
Cash	$10	$10
Prepayments and other assets (Note 3)	64	902
Total current assets	74	912
Total assets	$74	$912

LIABILITIES AND STOCKHOLDER’S EQUITY CURRENT LIABILITIES:
Accounts payable	$1	$89
Accrued and other liabilities	—	67
Due to related parties (Note 4)	103	1,196
Total current liabilities	104	1,352

STOCKHOLDER’S EQUITY

Common stock (Note 5)	10	10
Accumulated deficit	(40)	(450)
Total Stockholder’s Equity	(30)	(440)

Total liabilities and stockholder’s equity	$74	$912

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-90

Pyxis Tankers Inc.
Unaudited Condensed Consolidated Statement of Comprehensive Loss
For the three months ended June 30, 2015
(Expressed in ’000 U.S. dollars)

EXPENSES:
Management Fees (Note 4)	$398
General and administrative expenses	12
Operating loss	$410

Net Loss	$410
Other comprehensive income for the period	—
Total comprehensive loss	$410

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-91

Pyxis Tankers Inc.
Consolidated Condensed Statements of Changes in Stockholder’s Equity
For the period from March 23, 2015 (date of inception) to March 31, 2015 (audited) and for the three months ended June 30, 2015 (unaudited)
(Expressed in ’000 U.S. dollars)

	Stockholder’s Equity
	Common Stock
	# of Shares	Par Value	Accumulated Deficit	Total Stockholder’s Equity
Inception as of March 23, 2015	10,000,000	$10	—	$10
Net loss for the period	—	—	(40)	(40)
Balance March 31, 2015	10,000,000	$10	(40)	$(30)

Net loss for the period	—	$—	(410)	$(410)
Balance June 30, 2015	10,000,000	$10	(450)	$(440)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-92

Pyxis Tankers Inc.
Consolidated Condensed Statements of Cash Flows
For the period from March 23, 2015 (date of inception) to March 31, 2015 (audited) and for the three months ended June 30, 2015 (unaudited)
(Expressed in ’000 U.S. dollars)

	March 31, 2015	June 30, 2015
Cash Flows From Operating Activities:
Net loss:	$(40)	$(410)
Changes in operating assets and liabilities:
Prepayments and other	(64)	(838)
Due to related parties	103	1,093
Accrued and other liabilities	—	67
Accounts payable	1	88
Net Cash provided by Operating Activities	$—	$—
Proceeds from issuance of common stock	10	—
Net Cash provided by Financing Activities	$10	$—
Net increase in cash and cash equivalents	10	—
Cash and cash equivalents at the beginning of the period	—	10
Cash and cash equivalents at the end of the period	$10	$10

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-93

Pyxis Tankers Inc.
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended June 30, 2015
(Expressed in thousands of U.S. dollars)

1. Organization and Operations

The accompanying interim condensed consolidated financial statements include the accounts of Pyxis Tankers Inc. (the “Company” or “Pyxis”).

The Company was formed on March 23, 2015 as a corporation under the laws of the Republic of the Marshall Islands. The Company was established to acquire, own and operate tanker vessels.

On March 25, 2015, the Company caused Maritime Technologies Corp., a Delaware corporation (’Merger Sub”), to be formed as its wholly owned subsidiary to be part of the agreement and plan of merger discussed below.

On April 23, 2015, the Company and the Merger Sub entered into an agreement and plan of merger (the “Agreement and Plan of Merger”) with LookSmart, Ltd. (“LS”), a digital advertising solutions company, listed on NASDAQ, and its wholly owned subsidiary LookSmart Group, Inc., a Nevada corporation (“LSG”). The Merger Sub will serve as the entity into which LS is expected to merge in accordance with the Agreement and Plan of Merger (the “Merger”).

Prior to the consummation of the proposed Merger, the Company intends to acquire from entities under common control a 100% ownership interest in each of SECONDONE CORP. (“Secondone”), THIRDONE CORP. (“Thirdone”), FOURTHONE CORP. (“Fourthone”), SIXTHONE CORP. (“Sixthone”), SEVENTHONE CORP. (“Seventhone”) and EIGHTHONE CORP. (“Eighthone”), established under the laws of the Republic of Marshall Islands, which own and operate the vessels Northsea Alpha, Northsea Beta, Pyxis Malou, Pyxis Delta, Pyxis Theta and Pyxis Epsilon, respectively. These six vessels will constitute the initial fleet of the Company.

On March 23, 2015, the Company, Secondone, Thirdone and Fourthone received a letter from the lending bank of Secondone, Thirdone and Fourthone, according to which the bank consents to the acquisition of 100% ownership interest in Secondone, Thirdone and Fourthone by Pyxis, in return for certain changes to the loan agreements with these vessel-owning companies. In accordance with the terms of this letter, Fourthone, which at December 31, 2014 was not in compliance with its loan covenant related to the Minimum Security Cover (“MSC”) ratio, will not be required to make any deficiency payment, on the basis that the Company, prior to becoming a publicly listed entity, will satisfy the non-compliance by including as collateral for Fourthone’s loan all the assets of Secondone and Thirdone, which are also financed by the same bank, and to guarantee these loans pursuant to a new guarantee agreement. In addition, the margins on the Secondone, Thirdone and Fourthone loans will be increased to 1.75% per annum and the Fourthone’s loan maturity will be reduced to May 2020.

2. Significant Accounting Policies and Basis of Presentation

A discussion of the Company’s significant accounting policies can be found in the Company’s audited consolidated financial statements included in the Company’s registration statement on Form F-4A/1 filed with the SEC on August 6, 2015. New Accounting Pronouncements are discussed below:

Consolidation: In February 2015, FASB issued the ASU 2015-02, “Consolidation (Topic 810) Amendments to the Consolidation Analysis”, which amends the criteria for determining which entities are considered Variable Interest Entities (“VIEs”), amends the criteria for determining if a service provider possesses a variable interest in a VIE and ends the deferral granted to investment companies for application of the VIE consolidation model. The ASU is effective for interim and annual periods beginning after December 15, 2015. Early application is permitted. Management is in the process of assessing the impact of the new standard on the Company’s financial position and performance.

Imputation of interest: In April 2015, FASB issued ASU No. 2015-03 – Interest – Imputation of Interest to simplify the presentation of debt issuance costs. Current guidance generally requires entities to capitalize costs paid to third parties that are directly related to issuing debt and that otherwise wouldn’t be incurred and present those amounts separately as deferred charges (i.e., assets). However, the discount or premium resulting from the difference between the net proceeds received upon debt issuance and the amount payable at maturity is presented as a direct deduction from or an addition to the face amount of the debt. The new guidance simplifies financial reporting by eliminating the different presentation requirements for debt issuance costs and debt discounts or premiums. Presenting debt issuance costs as assets is inconsistent with FASB Concepts Statement No. 6, Elements of Financial Statements, which states that debt issuance costs cannot be assets because they provide no future economic benefit. The guidance is effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Upon adoption, an entity must apply the new guidance retrospectively to all prior periods presented in the financial statements. Early adoption is permitted.

3. Prepayments and other

The amount of $902, presented as prepayments and other in the accompanying consolidated condensed balance sheet as of June 30, 2015, reflects deferred charges in connection with the proposed Merger and mainly comprises the cash consideration for the Merger amounting to $600, as well as legal fees and similar expenses and audit related fees, totaling $302.

4. Transactions with related parties

Until the completion of the Merger, Pyxis Maritime Corp. (“Maritime”), a corporation established under the laws of the Republic of the Marshall Islands, which is under common control with the Company and provides certain ship management services to the companies owning its initial fleet, settles costs related to the proposed Merger, as well as the Company’s administrative costs.

Under a Head Management Agreement (the “Management Agreement”) with Maritime that commenced on March 23, 2015 and will continue until March 23, 2020, (unless terminated by either party on 90 days’ notice), Maritime will provide administrative services to the Company, which will include, among other things, the provision of the services of Pyxis’ Chief Executive Officer, Chief Financial Officer, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary, Chief Operating Officer, one or more internal auditor(s) and a secretary, as well as use of office space in Maritime’s premises. Under the Head Management Agreement, Pyxis will pay Maritime a fixed cost of $1,600 annually for the services of its executive officers and other administrative services, including the use of office space in Maritime’s premises. This amount will be adjusted annually according to the official inflation rate in Greece or such other country where Maritime was headquartered during the preceding year. The amount of $398 separately reflected under Management Fees in the accompanying consolidated condensed statement of comprehensive loss, for the three month period ended June 30, 2015, relates to the management fees charged by Maritime.

On April 23, 2015, the Company issued a promissory note amounting to $625 (the “Note”) in favor of its parent company Maritime Investors Corp. (the “Parent”). The Note was issued in return for the payment of $600 by the Parent to LS on behalf of Pyxis, representing the cash consideration of the Merger. The remaining balance of the Note covered miscellaneous transaction costs. This non –interest bearing Note shall be repayable on the earlier of April 23, 2016, or the date when the Company consummates a public offering of its securities, following consummation of the Merger.

F-94

Pyxis Tankers Inc.
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended June 30, 2015
(Expressed in thousands of U.S. dollars)

4. Transactions with related parties (continued)

As of June 30, 2015, the balances due to Maritime and the Parent were $571 and $625, respectively and are included in Due to related parties in the accompanying consolidated condensed balance sheets. The balance due to Maritime is interest free and with no specific repayment terms.

5. Common and Preferred Stock

The Company’s authorized common and preferred stock consists of 450,000,000 common shares and 50,000,000 preferred shares with a par value of USD 0.001 per share, out of which 10,000,000 common shares have been issued.

6. Subsequent events

On August 5, 2015, the Company amended and restated its Head Management Agreement with Maritime to provide that in the event of a change of control of the Company during the management period or within 12 months after the early termination of the Head Management Agreement, then the Company will pay to Maritime an amount equal to 2.5 times the then annual management fees.

F-95

PRELIMINARY COPY

SPECIAL MEETING OF STOCKHOLDERS

OF

LOOKSMART, LTD.

_______, 2015

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting of the stockholders of LookSmart, Ltd. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3. Approval of the Merger Agreement is contingent upon the approval of the Reverse Split and the Spin-Off.

1. APPROVAL OF THE REVERSE SPLIT	3. APPROVAL OF THE MERGER AGREEMENT

FOR ☐ AGAINST ☐ ABSTAIN ☐	FOR ☐ AGAINST ☐ ABSTAIN ☐

2. APPROVAL OF THE SPIN-OFF	4. APPROVAL OF ADJOURNMENT

FOR ☐ AGAINST ☐ ABSTAIN ☐	FOR ☐ AGAINST ☐ ABSTAIN ☐

179

Proxy for Special Meeting of Stockholders on _____, 2015

Solicited on Behalf of the Board of Directors of LookSmart, Ltd.

The undersigned hereby appoints Michael Onghai, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the special meeting of stockholders of LookSmart, Ltd. to be held on _____, 2015, at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006.

To change the address on your account, please check the box at right and indicate your new address in the address space on this Proxy Card. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature	Date	Signature (Joint Owners)	Date

180

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PYXIS TANKERS INC.,

MARITIME TECHNOLOGIES CORP.,

LOOKSMART, LTD.

and

looksmart GROUP, INC.

Dated as of April 23, 2015

AGREEMENT OF PLAN AND MERGER

A-i

A-ii

Exhibits

Exhibit A	LS Operating Subs
Exhibit B	Directors and Officers of Surviving Corporation
Exhibit C	Directors and Officers of Pyxis
Exhibit D	Pyxis Operating Subs
Exhibit E	Form of Voting Agreement
Exhibit F	LS Insiders
Exhibit G	Form of Lockup Agreement
Exhibit H	Additional Pyxis Shares
Exhibit I	Pledge Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 23, 2015 (this “Agreement”), is entered into by and among Pyxis Tankers Inc., a Marshall Islands corporation (“Pyxis”), Maritime Technologies Corp., a Delaware corporation and a wholly owned subsidiary of Pyxis (“Merger Sub”), LookSmart, Ltd., a Delaware corporation (“LS”), and LookSmart Group, Inc., a Nevada corporation (“LSG”).

WITNESSETH:

WHEREAS, Pyxis is a Marshall Islands corporation which currently has authorized capital stock consisting of (i) 450,000,000 shares of Common Stock, par value $0.001 per share (the “Pyxis Common Stock”), of which 10,000,000 shares are issued and outstanding as of the date hereof, and (ii) 50,000,000 shares of Preferred Stock, par value $0.001 per share (the “Pyxis Preferred Stock”), of which no shares are issued and outstanding as of the date hereof;

WHEREAS, Merger Sub is a Delaware corporation having authorized capital stock consisting of 10,000 shares of Common Stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which 500 shares are issued and outstanding as of the date hereof, all of which are owned of record and beneficially by Pyxis;

WHEREAS, LS is a Delaware corporation having authorized capital stock consisting of: (i) 80,000,000 shares of common stock, par value $0.001 per share (the “LS Common Stock”), of which 5,769,533 shares are issued and outstanding as of the date hereof, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “LS Preferred Stock”), of which no shares are issued and outstanding as of the date hereof;

WHEREAS, LSG is a Nevada corporation having authorized capital stock consisting of: (i) 80,000,000 shares of common stock, par value $0.001 per share (the “LSG Common Stock”), of which 10 shares are issued and outstanding as of the date hereof, all of which are owned of record and beneficially by LS, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the date hereof; and

WHEREAS, the respective Boards of Directors (including subgroups and committees thereof) of Pyxis, Merger Sub and LS have approved and declared advisable the merger of LS with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth herein.

A-1

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and other applicable laws, including the Business Corporations Act of the Associations Law of the Republic of the Marshalls Islands (the “BCA”), LS shall be merged with and into Merger Sub at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of LS shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of LS in accordance with the DGCL.

Section 1.2           Effective Time. The Merger shall become effective immediately when a Certificate of Merger (the “Certificate of Merger”), prepared and executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware or, if agreed to by the parties, at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”). The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

Section 1.3           Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 1.4           Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation.

(a)  At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable laws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation.

(b)  The individuals listed on Exhibit B attached hereto shall be the directors and officers of the Surviving Corporation at the Effective Time, as reflected therein, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.5           Directors and Officers of Pyxis. As of the Effective Time, Pyxis shall take the following actions:

(a)  Pyxis shall cause the Board of Directors of Pyxis (the “Pyxis Board”) immediately following the Effective Time to be comprised of the individuals listed on Exhibit C attached hereto. Each existing director of Pyxis will remain as a director of Pyxis following the Effective Time and each other individual listed on Exhibit C shall become a director of Pyxis effective as of the Effective Time, to serve for the terms set forth on Exhibit C until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Michael Onghai or his duly appointed representative shall have the right to appoint one member of Pyxis’ board of directors at the Effective Time (which appointee may not be Michael Onghai), who shall hold such position until the later of one year after the Closing Date or the consummation of a Future Pyxis Offering (as hereinafter defined); and

A-2

(b)  The individuals listed on Exhibit C shall be appointed as the executive officers of Pyxis. Each existing executive officer of Pyxis who is not remaining in such capacity shall submit a written resignation from his or her position as an executive officer of Pyxis on or prior to the Closing Date, which shall be effective as of the Effective Time.

Section 1.6           Conversion of Securities. Prior to the Closing, LS shall effectuate the Stock Split (as hereinafter defined). At the Effective Time, by virtue of the Merger and without any action on the part of Pyxis, Merger Sub, LS, LSG or the holders of any securities of Pyxis, Merger Sub, LS or LSG, other than as contemplated in this Agreement, the following shall occur:

(a)  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, so that immediately following the Effective Time, Pyxis will be the holder of all the issued and outstanding shares of capital stock of the Surviving Corporation;

(b)  Subject to the provisions of Sections 1.8 and 1.9, each share of LS Common Stock (each an “LS Share”) issued and outstanding immediately prior to the Effective Time (post-Stock Split) (the “LS Post-Split Share Number”) shall be exchanged for and converted into the right to receive such number of validly issued, fully paid and non-assessable shares of Pyxis Common Stock (the “Pyxis Shares”) equal to the LS Conversion Number (collectively, the “Merger Consideration”). The “LS Conversion Number” shall equal $4,000,000 divided by a denominator equal to (i) the LS Share Closing Date Price multiplied by (ii) LS Post-Split Share Number. The “LS Share Closing Date Price” shall mean the final closing price of a share of LS Common Stock (as adjusted for the Stock Split) on the Closing Date.

All references in this Agreement to the Pyxis Shares to be received as Merger Consideration shall be deemed to include the Make-Whole Right described in, and subject to the provisions of, Section 4.12 below. Any fractional Pyxis Shares resulting from the aforementioned conversion shall not be issued by Pyxis and shall be rounded up to the nearest whole number of Pyxis Shares. All LS Shares, when so exchanged and converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive certificates representing the Pyxis Shares into which such shares are converted. Upon the aforementioned exchange and conversion, any LS Share held by LS as treasury stock shall no longer be outstanding and shall automatically be canceled and retired. In addition, all options, warrants and other securities convertible into or exercisable for shares of LS capital stock shall either be converted or exercised into LS Shares prior to the Effective Time (and receive part of the Merger Consideration) or be cancelled. Following the Closing, no shares of LS capital stock shall be outstanding and no rights to purchase or receive shares of LS capital stock shall exist.

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Section 1.7           Pyxis True-Up Shares. At the Closing, MARITIME INVESTORS CORP., the sole stockholder of Pyxis on the date hereof (“Maritime Investors”), shall receive from Pyxis additional newly issued, fully paid and non-assessable shares of Pyxis Common Stock (the “Pyxis True-Up Shares”) based on the following formula: (A) (i) $66,700,000 (which amount shall be adjusted upwards if Pyxis or the Pyxis Operating Subs collectively have cash on hand at Closing of over $779,000 or make any loan repayments relating to the Vessels prior to Closing), divided by (ii) the LS Share Closing Date Price, minus (B) the number of shares of Pyxis Common Stock owned by Maritime Investors prior to the implementation of this Section 1.7. For purposes of clarity, the Pyxis True-Up Shares are in addition to any additional shares of Pyxis Common Stock to be issued pursuant to Section 4.15 below, and do not include (x) any shares issued for fees in connection with the transactions contemplated by this Agreement or (y) any Permitted Issuances (as hereinafter defined).

Section 1.8           Exchange of Shares.

(a)  Exchange. Immediately prior to the Effective Time, Pyxis shall designate for exchange, in accordance with this Section 1.8, certificates representing the Pyxis Shares issuable pursuant to Section 1.6(b) in exchange for outstanding LS Shares. At or after the Effective Time, Pyxis shall cause its transfer agent to deliver the appropriate Merger Consideration in exchange for all LS Shares that are issued and outstanding immediately prior to the Effective Time, whether represented by certificates (the “Certificates”) or not represented by certificates (the “Book-Entry Shares”). Notwithstanding anything to the contrary contained in this Section 1.8, Pyxis Shares issued as Merger Consideration can be delivered in book-entry form.

(b)  Exchange Procedures. As soon as reasonably practical after the Effective Time, Pyxis shall mail (or cause to be mailed) to each holder of record of LS Shares: (i) a letter of transmittal (which shall be in such form and have such provisions as Pyxis and LS mutually and reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to Pyxis or to such agents as may be appointed by Pyxis, together with such letter of transmittal, duly executed, and any other documents as may be reasonably required, the holder of such LS Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of LS Shares formerly represented by such Certificate or Book-Entry Shares, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 1.8, (x) each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.6(b) and (y) a holder of LS Shares shall not receive any dividends or distributions in respect of any Pyxis Shares which they may otherwise be entitled to; provided that once the LS Shares are properly surrendered, the holder shall receive, without interest, any dividends or distributions with a record date after the Closing Date and payable with respect to the Pyxis Shares, if any, they are entitled to receive.

(c)  Further Rights in LS Common Stock. All Pyxis Shares issued in exchange for and upon conversion of LS Shares in accordance with the terms hereof and issued pursuant to Section 4.12 shall be deemed to have been issued in full satisfaction of all rights pertaining to such LS Shares.

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(d)  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Pyxis in its reasonable business judgment, the execution of an indemnity agreement against any claim that may be made against it with respect to such Certificate, Pyxis will issue in exchange for such lost, stolen or destroyed Certificate the Pyxis Shares to which the holders thereof are entitled pursuant to Section 1.6.

(e)  Form F-4. Pyxis shall issue the Pyxis Shares in exchange for outstanding LS Shares as provided in Section 1.6 pursuant to a registration statement on Form F-4 (the “Form F-4”) filed under the Securities Act of 1933, as amended (the “Securities Act”). Pyxis and LS shall comply with all applicable provisions of, and rules under, the Securities Act in connection with the offering and issuance of the Merger Consideration, including the inclusion of the necessary financial statements related to their respective businesses.

Section 1.9           Closing of LS Transfer Books. At the Effective Time, the stock transfer books of LS shall be closed, and no transfer of LS Shares shall thereafter be made on the records of LS. If, after the Effective Time, Certificates representing LS Shares are presented to the Surviving Corporation or Pyxis, such Certificates shall be canceled and exchanged as provided in this Article I.

Section 1.10         Cash Payment. Upon execution of this Agreement, Pyxis shall pay to LS a cash amount equal to $600,000 in immediately available funds (the “Cash Payment”), which shall be used for operational purposes, including the costs of this transaction. LS and LSG hereby acknowledge and agree that in no event shall any portion of the Cash Payment be used to repay outstanding indebtedness owed by either of them or any of their Subsidiaries to Michael Onghai or any of his affiliated entities (the “Related Party Loans”).

Section 1.11         Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of Merger Sub or LS, or (b) otherwise to carry out the purposes of this Agreement (including cooperating with the filing of future tax returns, as necessary), the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver in the name and on behalf of the Merger Sub, and the individual(s) listed in Section 1.11 of the LS Disclosure Schedule shall be authorized to execute and deliver in the name and on behalf of LS, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or LS, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or LS and otherwise to carry out the purposes of this Agreement.

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Section 1.12         Closing. Unless this Agreement has been terminated pursuant to Article VI below, the closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Ellenoff Grossman & Schole LLP, at 10:00 a.m., local time, no later than the second Business Day following the day on which the last of the conditions set forth in Article V (other than those conditions that are by their nature to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived (if permissible) or at such other time and place as Pyxis and LS shall agree (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF LS AND LSG

LS and LSG hereby jointly and severally represent and warrant to Pyxis, as qualified by the disclosure schedule delivered by LS to Pyxis concurrently herewith (the “LS Disclosure Schedule”) (which LS Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article II, and any information disclosed in any such section of the LS Disclosure Schedule, if it is readily apparent that the disclosure contained in such section would clearly apply to other representations and warranties contained in this Article II, would also apply to such other representations and warranties), as follows:

Section 2.1           Organization, Standing and Power.

(a)  LS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)  LSG is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(c)  The entities listed on Exhibit A attached hereto (the “LS Operating Subs”) are all of the Subsidiaries of LSG, and each of which is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. LS has no Subsidiaries other than LSG.

(d)  The copies of LS’s Certificate of Incorporation, as amended (the “LS Charter”) and Bylaws (the “LS Bylaws”) that are listed as exhibits to LS’s public filings with the Securities and Exchange Commission (the “SEC”) are complete and correct copies thereof as in effect on the date hereof and will not be amended through the Effective Time. LS is not in violation of any of the provisions of the LS Charter or LS Bylaws. True and complete copies of all minute books of LS have been made available by LS to Pyxis.

(e)  Copies of LSG’s Articles of Incorporation and Bylaws have been provided to Pyxis and are complete and correct copies thereof as in effect on the date hereof and will not be amended through the Effective Time. LSG is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

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Section 2.2           Capital Structure.

(a)  The authorized capital stock of LS consists of 80,000,000 shares of LS Common Stock and 5,000,000 shares of LS Preferred Stock. The authorized capital stock of LSG consists of 80,000,000 shares of LSG Common Stock and 5,000,000 shares of LSG Preferred Stock. Except as set forth in Section 2.2(a) of the LS Disclosure Schedule, as of the date of this Agreement, neither LS nor LSG has any outstanding shares of capital stock or options, warrants, calls, rights, puts or Contracts (as hereinafter defined) to which LS, LSG or any of their respective Subsidiaries is a party or by which any of them is bound obligating LS, LSG or any of their respective Subsidiaries to issue, deliver, sell, redeem or otherwise acquire, or cause to be issued, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of LS or LSG or obligating LS, LSG or any of their respective Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract. All of the outstanding LS Shares are validly issued, fully paid, non-assessable and free of preemptive rights. Except as set forth in Section 2.2(a) of the LS Disclosure Schedule, as of the date of this Agreement, LS does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of LS on any matter. There are no Contracts to which LS, LSG or any of their respective Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of LS or LSG.

(b)  There are no registration rights and there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of LS or LSG. There is no stockholder rights plan that will be applicable or triggered by the entry into this Agreement or the consummation of the other transactions contemplated hereunder.

(c)  Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of LSG and each LS Operating Sub is duly authorized, validly issued, fully paid and non-assessable and each such share (or other voting security or equity equivalent, as the case may be) is owned by LS or LSG, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other Encumbrances of any nature whatsoever.

Section 2.3           Authority.

(a)  (i) On or prior to the date of this Agreement, each of the Boards of Directors of LS (including subgroups and committees thereof) (the “LS Board”) and of LSG has (x) determined that this Agreement and the transactions contemplated hereby (including the Merger and Spinoff) are advisable and in the best interests of their company’s and its stockholders, and (y) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger and Spinoff), and (ii) prior to the Closing, LS shall have received all necessary approvals from the LS stockholders for approval of the Merger, the Spinoff, this Agreement and the transactions contemplated herein. No additional approvals are required from the LS Board, LSG or the LS stockholders in connection with the Merger, Spinoff or the other transactions contemplated hereby.

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(b)  Each of LS and LSG has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by LS and LSG and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (other than the vote of LS stockholders at the LS Meeting) and no other corporate proceedings on the part of LS or LSG (other than the filing of appropriate Merger documents as required by the DGCL and the vote at the LS Meeting) and no other stockholder votes (other than the vote of LS stockholders at the LS Meeting) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by LS and LSG and (assuming the valid authorization, execution and delivery of this Agreement by Pyxis and Merger Sub and the validity and binding effect of this Agreement on Pyxis and Merger Sub) constitutes the legal, valid and binding obligation of LS and LSG, enforceable against LS and LSG in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 2.4           Consents and Approvals; No Violation.

(a)  The execution and delivery of this Agreement by LS and LSG does not, and the performance of this Agreement by LS and LSG (including the consummation of the Merger and the Spinoff) will not, (i) conflict with or violate any provision of the LS Charter or LS Bylaws or any equivalent organizational documents of LSG, or (ii) conflict with or violate any law applicable to LS, LSG or any of their respective Subsidiaries, or (iii) require any consent or approval under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any Contract, LS Permit or other instrument or obligation.

(b)  The execution and delivery of this Agreement by LS and LSG does not, and the performance of this Agreement by LS and LSG will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act and the filing and recordation of the Certificate of Merger as required by Delaware Law.

Section 2.5           SEC Documents and Other Reports; Internal Controls and Procedures.

(a)  LS has timely filed with the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents, as such documents may be amended or supplemented, required to be filed with or furnished to the SEC by it since January 1, 2013 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “LS SEC Documents”). As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the LS SEC Documents complied in all material respects with the requirements of applicable laws and, at the respective times they were filed, none of the LS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, LS makes no representation or warranty whatsoever concerning any LS SEC Report as of any time other than the date or period with respect to which it was filed. The financial statements (including, in each case, any notes thereto) of LS included in the LS SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of LS and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the LS SEC Documents filed with the SEC prior to the date of this Agreement or as required by GAAP, LS has not made or adopted any material change in its accounting methods, practices or policies.

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(b)  LS has supplied to Pyxis all necessary information (including financial statements) for inclusion in the Form F-4 in a timely manner so that the Form F-4 can be filed with the SEC immediately following the execution of this Agreement. None of the information supplied or to be supplied by LS for inclusion or incorporation by reference in the Form F-4 will, at the time the Form F-4 is filed with the SEC or when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading, and none of the information supplied or to be supplied by LS and included or incorporated by reference in the Proxy Statement will, at the date mailed to LS stockholders or at the time of the LS Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to LS, LSG or any of their respective Subsidiaries, or with respect to other information supplied by LS for inclusion in the Proxy Statement or the Form F-4, shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form F-4, such event shall be so described and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the LS stockholders. The Proxy Statement, in so far as it relates to LS, LSG or their respective Subsidiaries or other information supplied by LS for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representations or warranties are made by LS with respect to statements made therein based on information supplied by Pyxis.

(c)  LS is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(d)  LS has made available to Pyxis true and complete copies of all written comment letters from the staff of the SEC relating to the LS SEC Documents and all written responses of LS thereto through the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any LS SEC Documents and none of the LS SEC Documents is the subject of ongoing SEC review. As of the date of this Agreement, to the Knowledge of LS, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened regarding LS, including but not limited to any accounting practices of LS.

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(e)  LS has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. LS’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by LS in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to LS’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. LS’s management has completed an assessment of the effectiveness of LS’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable LS SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on LS’s management’s most recently completed evaluation of LS’s internal control over financial reporting prior to the date of this Agreement, (i) LS had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect LS’s ability to record, process, summarize and report financial information and (ii) LS does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in LS’s internal control over financial reporting, except as otherwise disclosed in the LS SEC Documents.

Section 2.6           Undisclosed Liabilities. Neither LS, LSG nor any of their respective Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except liabilities provided for in the LS SEC Documents.

Section 2.7           Litigation. Except as set forth in the LS SEC Documents, (i) there is no Action by or before any Governmental Entity or other Person pending or, to the Knowledge of LS, threatened against LS, LSG or any of their respective Subsidiaries, and (ii) neither LS, LSG nor any of their respective Subsidiaries is subject to any Order that could prevent the consummation of the transactions contemplated by this Agreement.

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Section 2.8           Taxes.

(a)  All federal Tax Returns and all other Tax Returns required to be filed by or on behalf of LS, LSG and each of their respective Subsidiaries have been properly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, are accurate and complete. Except as and to the extent publicly disclosed by LS in its SEC filings, (i) all Taxes payable by or on behalf of LS, LSG or any of their respective Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. Neither LS, LSG nor any of their respective Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force and no request for any such waiver or extension is currently pending. Section 2.8 of the LS Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is payable by or on behalf of LS, LSG or any of their respective Subsidiaries and with whom Tax Returns are required to be filed by or on their behalf, and a list of any jurisdictions (whether foreign or domestic) in which LS, LSG or any of their respective Subsidiaries is not in good standing as a result of Tax obligations.

(b)  To the Knowledge of LS, no audit or other proceeding by any taxing authority is ongoing or pending with respect to any Taxes due from or with respect to LS, LSG or any of their respective Subsidiaries, and there is no dispute with respect to any liability for Taxes of LS, LSG or any of their respective Subsidiaries either claimed, raised, or threatened in writing.

(c)  To the Knowledge of LS, each of LS, LSG and their respective Subsidiaries (i) have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes; and (ii) have duly and timely withheld from any compensation payable and from distributions to any stockholder or payments to any creditor and have paid over to the appropriate taxing authorities all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable laws.

(d)  Neither LS, LSG nor any of their respective Subsidiaries has received written notice from any taxing authority in a jurisdiction in which LS, LSG or such Subsidiary does not file a Tax Return stating that LS, LSG or such Subsidiary is or may be subject to taxation by that jurisdiction.

(e)  Neither LS, LSG nor any of their respective Subsidiaries (i) is a party to any Tax sharing, Tax indemnity or similar agreement or arrangement, other than any agreement or arrangement between LS, LSG and any of their respective Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing and (ii) has any liability for the Taxes of any Person other than LS, LSG and their respective Subsidiaries (x) under Treasury Regulation §1.1502-6 (or similar provision of state, local or foreign law), (y) as transferee or successor or (z) by contract.

(f)  Within the past two years, neither LS, LSG nor any of their respective Subsidiaries has distributed stock of another Person in a transaction intended to be governed by Section 355 of the Internal Revenue Code of 1986 (the “Code”), nor has the stock of LS, LSG or any of their respective Subsidiaries been distributed in a transaction intended to be governed by Section 355 of the Code.

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(g)  Neither LS, LSG nor any of their respective Subsidiaries has engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4, or any transaction that is the same as, or substantially similar to, any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h)  Neither LS, LSG nor any of their respective Subsidiaries has been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(i)  Neither LS, LSG nor any of their respective Subsidiaries (i) has elected to change, or is required to change, a method of accounting for Tax purposes pursuant to Section 481 of the Code or otherwise that will have a continuing effect following the Closing or (ii) is the subject of any closing agreement with respect to Taxes that will have a continuing effect following the Closing.

(j)  LS, LSG and their respective Subsidiaries have not made any payments and are not obligated to make any payments, nor are LS, LSG and their respective Subsidiaries a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under either Sections 280G or 162(m) of the Code.

(k)  To the Knowledge of LS, there are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of LS, LSG and their respective Subsidiaries under the federal consolidated return regulations or other comparable or similar provisions of state law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

(l)  There are no unpaid property taxes outstanding.

Section 2.9           [Intentionally Omitted]

Section 2.10         Environmental Matters.

(a)  To the Knowledge of LS, the operations of each of LS, LSG and their respective Subsidiaries are in compliance with all applicable federal, state and local laws (including common law), ordinances, rules and regulations relating to the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, and the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq., in each case, as amended and the regulations promulgated pursuant thereto and as each is in effect on the date of this Agreement (collectively, the “Environmental Laws”).

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(b)  There are no pending or, to the Knowledge of LS, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against LS, LSG or any of their respective Subsidiaries or affecting any of their respective properties under any Environmental Laws, and none of LS, LSG or their respective Subsidiaries have been required to take remediation measures as a result of any previous claims, demands, actions, administrative proceedings, lawsuits or investigations against LS, LSG or any of their respective Subsidiaries or affecting any of their respective properties under any Environmental Laws.

Section 2.11         Intellectual Property.

(a)  To the Knowledge of LS, the use of all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, the “LS Intellectual Property”) by LS, LSG and their respective Subsidiaries does not infringe on or otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which LS, LSG or their respective Subsidiaries acquired the right to use such LS Intellectual Property.

(b)  Neither LS, LSG nor any of their respective Subsidiaries has received any written notice of any pending claim, Order or proceeding with respect to any LS Intellectual Property.

Section 2.12         Contracts. As of the date hereof, none of LS, LSG or any of their respective Subsidiaries is a party to or bound by any Contract that would prohibit or materially delay the consummation of the Merger, the Spinoff or any of the other transactions contemplated by this Agreement.

Section 2.13         Labor and Other Employment Matters.

(a)  LS, LSG and each of their respective Subsidiaries is in material compliance with all applicable laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours.

(b)  None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of LS, LSG or any of their respective Subsidiaries or Affiliates from LS, LSG or any of their respective Subsidiaries or Affiliates under any LS Plan (as hereinafter defined) or otherwise, (ii) significantly increase any benefits otherwise payable under any LS Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

(c)  Neither LS, LSG nor any of their respective Subsidiaries is (i) subject to any obligation to pay health insurance premiums or make any other payments under any health insurance plan, (ii) obligated to make any payments or provide any benefits under COBRA to any former employee, to make any payments or provide any other benefits to any former employee, or to pay any costs associated with any former employee, nor (iii) subject to any outstanding insurance claims or worker’s compensation claims.

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Section 2.14         Employee Benefits; ERISA.

(a)  (i) Each plan, program, policy, practice, Contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by LS, LSG or any of their respective Subsidiaries or any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with LS within the meaning of Section 414 of the Code (an “ERISA Affiliate”) (collectively, the “LS Plans”) complies in all material respects with its terms, the terms of each applicable collective bargaining agreement, ERISA, the Code and all other applicable statutes and governmental rules and regulations, (ii) no LS Plan, nor any trust created thereunder, has failed to satisfy the minimum funding standard as described in Section 302 of ERISA, whether or not waived, (iii) neither LS nor any ERISA Affiliate has withdrawn, and neither has knowledge of any facts or conditions that could result in a withdrawal, from any “multiemployer plan” (as defined in Section 3(37) of ERISA), and (iv) no liability under Title IV of ERISA has occurred or is reasonably expected to occur.

(b)  No LS Plan provides, or reflects or represents any liability of LS, LSG or any of their respective Subsidiaries to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable laws. Neither LS, LSG nor any of their respective Subsidiaries has represented, promised or contracted (whether in oral or written form) to any employee of LS or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable law.

Section 2.15         Brokers. No broker, investment banker or other Person, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LS, LSG or their respective Subsidiaries, with the exception of a $50,000 cash fee payable to Gruppo, Levey & Co. for rendering an opinion to the LS Board concerning the fairness, from a financial point of view, to LS stockholders of the Merger.

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Section 2.16         No Liabilities or Capital Stock of LS. Prior to and as of the execution of this Agreement, LS has transferred (the “Transfer”) all of its business, operations, assets and liabilities to LSG, so that no liabilities (or obligations that could create future liabilities) exist in LS, except for the equipment lease previously disclosed by LS to Pyxis and specified in the Transfer agreement. Following the Closing, neither Pyxis nor the Surviving Corporation shall have any liabilities (or obligations that could create future liabilities) of LS, LSG or their respective Subsidiaries. In addition, following the Closing, no shares of LS capital stock shall be outstanding and no rights to purchase or receive shares of LS capital stock shall exist. For purposes of clarity, the representations and warranties contained in this Section 2.16 shall be absolute and not contingent or subject to any qualifications, exceptions or carveouts, including but not limited to other provisions in this Agreement and/or disclosures set forth in the LS Disclosure Schedule.

Section 2.17         Fairness Opinion. LS has received an opinion of Gruppo, Levey & Co. and Source Capital Group, Inc. (a copy of which has been delivered to Pyxis) to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the LS stockholders.

Section 2.18         Representations Complete. Neither the representations and warranties of LS and LSG set forth herein nor the related LS Disclosure Schedule contain any misstatement of a material fact or omit to state a material fact necessary to prevent the statements made therein from being misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PYXIS AND MERGER SUB

Pyxis and Merger Sub hereby jointly and severally represent and warrant to LS, as qualified by the disclosure schedule delivered by Pyxis to LS concurrently herewith (the “Pyxis Disclosure Schedule”) (which Pyxis Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article III, and any information disclosed in any such section of the Pyxis Disclosure Schedule, if it is readily apparent that the disclosure contained in such section would clearly apply to other representations and warranties contained in this Article III, would also apply to such other representations and warranties), as follows:

Section 3.1           Organization, Standing and Power.

(a)  Pyxis is a corporation duly organized, validly existing and in good standing under the BCA and has the requisite corporate or other power and authority to own, lease and operate its properties, vessels and assets, and to carry on its business as it is now being conducted.

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(b)  As of the Closing, the entities set forth on Exhibit D attached hereto (including the Merger Sub) (collectively, the “Pyxis Operating Subs”) will be all of the Subsidiaries of Pyxis, and each of which is duly organized and validly existing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties, vessels and assets, and to carry on its business as it is now being conducted. Other than the Pyxis Operating Subs (as of the Closing Date), Pyxis does not directly or indirectly own any ownership, equity, profits or voting interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, and, except as contemplated in this Agreement, Pyxis has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, binding understanding, instrument, note, option, warranty, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(c)  Pyxis has delivered or made available to LS complete and correct copies of its current Articles of Incorporation and Bylaws as well as the Articles of Incorporation and Bylaws of each of its Subsidiaries. Pyxis is not in violation of any of the provisions of such Articles of Incorporation and Bylaws. Prior to the Closing, Pyxis will deliver or make available to LS complete and correct copies of its Articles of Incorporation (the “Pyxis Charter”) and Bylaws (the “Pyxis Bylaws”) that shall be the Articles of Incorporation and Bylaws of Pyxis at the Effective Time.

Section 3.2           Capital Structure.

(a)  The authorized capital stock of Pyxis consists of 450,000,000 shares of Pyxis Common Stock and 50,000,000 shares of Pyxis Preferred Stock. At the close of business on the date hereof and on the Closing Date (subject to any Permitted Issuances), 10,000,000 shares of Pyxis Common Stock were and will be issued and outstanding, all of which were validly issued, fully paid, non-assessable and free of preemptive rights.

(b)  There are no registration rights and there are no voting trusts, proxies or other similar agreements or understandings with respect to any equity security of Pyxis or with respect to any equity security of any of its Subsidiaries. There is no stockholder rights plan that will be applicable or triggered by the entry into this Agreement or the consummation of the other transactions contemplated hereunder. There exists no agreement or undertaking pursuant to which any person or entity is or could require the spin-off or other transaction involving the separation of a Subsidiary from Pyxis. As of the date of this Agreement, (i) there exist no options, warrants or other securities convertible into or exercisable for shares of stock of Pyxis capital stock, (ii) there are no rights to purchase or receive shares of Pyxis capital stock, other than as set forth under the terms of this Agreement and (iii) there is no agreement or undertaking pursuant to which any person or entity is or could become entitled to request Pyxis or its Subsidiaries to issue of new shares of Pyxis. Notwithstanding the foregoing sentence, between the date hereof and the Closing Date, Pyxis shall be entitled to enter into Permitted Issuances.

(c)  Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of Pyxis is duly authorized, validly issued, fully paid and non-assessable and, except as set forth in Section 3.2(c) of the Pyxis Disclosure Schedule, each such share (or other voting security or equity equivalent, as the case may be) is owned by Pyxis, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other Encumbrances of any nature whatsoever.

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(d)  All Pyxis Shares issuable upon conversion of LS Shares at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

Section 3.3           Authority.

(a)  On or prior to the date of this Agreement, the Merger Sub’s board of directors, as well as the Pyxis Board and the stockholders of Pyxis have approved this Agreement and the transactions contemplated hereby, including the Merger. No additional approvals are required from the Merger Sub, the Pyxis Board or the Pyxis stockholders in connection with the Merger or the other transactions contemplated hereby.

(b)  Each of Pyxis and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Pyxis and Merger Sub and the consummation by Pyxis and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Pyxis and Merger Sub (other than the filing of appropriate Merger documents as required by the DGCL and, as applicable, the BCA) and no other corporate proceedings on the part of Pyxis and Merger Sub are necessary to authorize this Agreement or to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by each of Pyxis and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by LS, LSG and the validity and binding effect of this Agreement on LS and LSG) constitutes the legal, valid and binding obligation of each of Pyxis and Merger Sub, enforceable against each of Pyxis and Merger Sub in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 3.4           Financial Statements.

(a) True and complete copies of the audited consolidated balance sheet of Pyxis (including the Pyxis Operating Subs) for the fiscal year ended as of December 31, 2014 (the “Balance Sheet Date”), and the related audited consolidated statements of income and cash flows (collectively, the “Financial Statements”) have been delivered by Pyxis to LS.

(b) The Financial Statements (i) were prepared in accordance with the books of account and other financial records of Pyxis and the Pyxis Operating Subs (except as may be indicated in the notes thereto), (ii) present fairly in all material respects the consolidated financial condition and results of operations of Pyxis and the Pyxis Operating Subs as of the dates thereof or for the periods covered thereby, and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of Pyxis and the Pyxis Operating Subs.

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(c) There exist no material liabilities or obligations of Pyxis and the Pyxis Operating Subs that are required by GAAP to be disclosed, reflected or reserved against in the Financial Statements, except (i) as disclosed, reflected or reserved against in the Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, and (iii) for liabilities and obligations related to, arising under or incurred in connection with this Agreement and the transactions contemplated herein.

(d) Except as disclosed in the Proxy Statement and as expressly contemplated by this Agreement, since the Balance Sheet Date, Pyxis and the Pyxis Operating Subs have conducted their businesses only in the ordinary course and in a manner consistent with past practice.

Section 3.5           Litigation. There is no Action by or before any Governmental Entity or other Person pending or, to the Knowledge of Pyxis, threatened against Pyxis or any of its Subsidiaries, and neither Pyxis nor any of its Subsidiaries is subject to any Order, that could materially prevent the consummation of the transactions contemplated by this Agreement.

Section 3.6           Consents and Approvals; No Violation.

(a)  The execution and delivery of this Agreement by each of Pyxis and Merger Sub does not, and the performance of this Agreement by each of Pyxis and Merger Sub will not, (i) conflict with or violate any provision of the Pyxis Charter or Pyxis Bylaws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), or (ii) conflict with or violate any law applicable to Pyxis or any of its Subsidiaries, or (iii) except for those already obtained, require any consent or approval under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any Contract or other instrument or obligation.

(b)  The execution and delivery of this Agreement by Pyxis does not, and the performance of the Agreement by Pyxis will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except for those already obtained or under the Exchange Act, the Securities Act and the filing and recordation of the Certificate of Merger as required by Delaware Law.

Section 3.7           Intellectual Property. To the Knowledge of Pyxis,

(a)  the use of all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, the “Pyxis Intellectual Property”) by Pyxis and its Subsidiaries does not infringe on or otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which Pyxis or its Subsidiaries acquired the right to use such Pyxis Intellectual Property; and

(b) neither Pyxis nor any of its Subsidiaries has received any written notice of any pending claim, Order or proceeding with respect to any Pyxis Intellectual Property.

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Section 3.8           Brokers. Except as set forth on Section 3.8 of the Pyxis Disclosure Schedule, no broker, investment banker or other Person, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pyxis. The number of shares of Pyxis Common Stock to be issued for such fees or commissions shall be calculated based on the dollar value of such fees to be received in Pyxis Common Stock divided by the LS Share Closing Date Price.

Section 3.9          Operations of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Pyxis, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 3.10         Taxes.

(a)  To the Knowledge of Pyxis, Pyxis and the Pyxis Operating Subs have complied in all material respects with all applicable Tax laws, have filed all necessary Tax Returns and paid all due amounts set forth therein.

(b)  Since the date of the most recent Financial Statements, neither Pyxis nor any of the Pyxis Operating Subs has incurred any liability for Taxes arising from extraordinary gains or losses outside the ordinary course of business consistent with past custom and practice.

(c)  All deficiencies asserted or assessed by a taxing authority against the Pyxis and the Pyxis Operating Subs have been paid in full or are adequately reserved in the Financial Statements, in accordance with GAAP.

(d)  There are no liens for Taxes on any of the assets of Pyxis and the Pyxis Operating Subs.

(e)  No stockholder of Pyxis is a citizen or resident of the United States for United States federal income tax purposes.

Section 3.11         Environmental Matters. For the purposes of this Section 3.11, “Environmental Law” means any international, maritime, United States or non-United States federal, state, local or common-law Laws relating to: (i) releases, discharges, emissions or disposals to air, water, land or groundwater of hazardous substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of or exposure to hazardous substances; or (iii) pollution or protection of the environment, health, safety or natural resources. Except as would not, individually or in the aggregate, have a Pyxis Material Adverse Effect (as hereinafter defined) and except for matters which have been resolved with nor remaining obligations, to the Knowledge of Pyxis:

(a)  Pyxis and the Pyxis Operating Subs have been and are in compliance with applicable Environmental Law;

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(b)  none of the real property, vessels or facilities currently owned, leased or operated by Pyxis and/or the Pyxis Operating Subs contains hazardous substances at levels or concentrations exceeding applicable cleanup standards or remediation thresholds or otherwise under conditions requiring remedial action under Environmental Law;

(c) (i) no written notice, demand, request for information, citation, summons or complaint has been received; (ii) no judgment, decree, injunction, settlement, rule or order has been issued or is otherwise in effect; (iii) no penalty has been assessed; and (iv) no Proceeding is pending or threatened in writing, with respect to Pyxis or each of the Pyxis Operating Subs, in each case, which alleges, or reasonably would be expected to result in, liability under any Environmental Law;

(d)  no hazardous substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under, to, in or from any real property, facility or vessel maintained by or on behalf of the Pyxis or any of the Pyxis Operating Subs which reasonably would be expected to result in liability under any Environmental Law, including the discharge, disposal or dumping of any materials containing hazardous substances for which Pyxis or any of the Pyxis Operating Subs arranged for transport, disposal, recycling or treatment;

(e)  neither Pyxis nor any of the Pyxis Operating Subs has assumed any liability or agreed to indemnify any Person for any liability arising under Environmental Law; and

(f)  neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder will require any investigation, remediation or other action with respect to hazardous substances, or any notice to or consent of any Governmental Entity or third parties, pursuant to any applicable material Environmental Law.

Section 3.12         Insurance. Pyxis and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Pyxis (taking into account the cost and availability of such insurance). Each vessel that Pyxis or the Pyxis Operating Subs operates is covered by hull and machinery, war risk and protection and indemnity insurance. Each insurance policy is in full force and effect and all premiums due and payable thereon have been paid in full. As of the date hereof, neither Pyxis nor any of the Pyxis Operating Subs has received a written notice of cancellation or non-renewal of such insurance policy. Prior to the Effective Time, Pyxis shall have obtained Directors & Officers insurance coverage in an amount no less than those amounts required under applicable law and by companies engaged in a substantially similar industry as Pyxis.

Section 3.13         Labor and Other Employment Matters. To the Knowledge of Pyxis, Pyxis and each of its Subsidiaries is in material compliance with all applicable laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, wages and hours. Furthermore, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Pyxis or any of its Subsidiaries or Affiliates from Pyxis or its Subsidiaries, or (ii) result in any acceleration of the time of payment or vesting of any material benefits.

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Section 3.14         Vessels.

(a)  Section 3.14(a) of the Pyxis Disclosure Schedule sets forth the name, owner, flag state of registration (including any bareboat registration), charterer, International Maritime Organization number and call sign, classification society, year of construction, date of last special survey, capacity (gross tonnage or deadweight tonnage, as specified therein), hull type and date of last dry-docking and details of any warranty claims for all of the vessels that will be owned by Pyxis or the Pyxis Operating Subs (each a “Vessel”) at the time of the Closing. Each Vessel is owned directly by the applicable Pyxis Operating Sub as set forth in Section 3.14(a) of the Pyxis Disclosure Schedule and, except as set forth in Section 3.14(a) of the Pyxis Disclosure Schedule, such Pyxis Operating Sub has good and marketable title to the applicable Vessel owned by it, free and clear of all liens or other encumbrances. Each Vessel listed on Section 3.14(a) of the Pyxis Disclosure Schedule is duly registered in the name of the Pyxis Operating Sub that owns it under the laws and regulations and the flag of such Vessel’s flag state or nation.

(b)  Each Vessel is (i) adequate and suitable for use by Pyxis and the Pyxis Operating Subs in its business as presently conducted by it in all material respects; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) in the same condition in all material respects as such Vessel was at the time of receipt by the applicable Pyxis Operating Sub, fair wear and tear excepted; (iv) insured against material risks, and in amounts, consistent with common industry practices; (v) in compliance in all material respects with all applicable material laws, including, but not limited to ISM Code and ISPS Code; (vi) certified by a member of the International Association of Classification Societies to be in class, without condition or recommendation not approved by the applicable classification society, free of average damage affecting such Vessel’s class and with classification certificates and national certificates, as well as all other certificates such Vessel had at the time of such inspection, valid and unextended without material condition or recommendation by a classification society and with an unexpired term of at least three months, and (vii) free and clear of arrest and detention.

(c)  Except as set forth in Section 3.14(c) of the Pyxis Disclosure Schedule, (i) there is no Contract, option or commitment or other right or understanding in favor of, or held by, any Person to acquire any Vessels, and (ii) there is no material liability, indebtedness or Action against any Vessel.

(d)  Since the Balance Sheet Date, there has not been any Pyxis Material Adverse Effect with respect to any of the Vessels.

(e)  Since the Balance Sheet Date and as of the date hereof, (i) there has not been a material partial loss or total loss of or to any of the Vessels, whether actual or constructive, (ii) no Vessel has been arrested or requisitioned for title or hire, and (iii) none of Pyxis nor the Pyxis Operating Subs, as a whole, has sustained any material loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or order.

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(f)  Neither Pyxis and/or the Pyxis Operating Subs (i) owns any real property, or (ii) has any options or other contracts under which the Pyxis or any Pyxis Operating Sub has a right or obligation to acquire or the obligation to sell any interest in real property.

(g)  All leases to which the Pyxis and/or the Pyxis Operating Subs are a party are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Pyxis or the Pyxis Operating Subs or, to the Knowledge of Pyxis, any other party (or any event which with notice or lapse of time, or both, would constitute a material default or cause to occur a Material Adverse Effect).

Section 3.15         Certain Business Practices; Compliance with Laws. None of Pyxis, any of the Pyxis Operating Subs or, to the knowledge of Pyxis, any directors or officers, agents or shoreside employees of Pyxis or any of the Pyxis Operating Subs on behalf of Pyxis or any of the Pyxis Operating Subs, has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for Pyxis or any of the Pyxis Operating Subs, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable law. To the Knowledge of Pyxis, (a) Pyxis and the Pyxis Operating Subs have each conducted and continue to conduct the business in accordance with all laws applicable to Pyxis and the Pyxis Operating Subs and neither Pyxis nor any of the Pyxis Operating Subs is in violation of any such law, and (b) neither Pyxis nor any of the Pyxis Operating Subs is under any investigation, been charged by a court of competent jurisdiction with or given written notice of any violation with respect to any violation of any applicable law.

Section 3.16         Permits; Compliance. To the Knowledge of Pyxis, as of the Closing, each of Pyxis and the Pyxis Operating Subs will be in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each of Pyxis or the Pyxis Operating Subs to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). As of the date of this Agreement, no suspension or cancellation of any of the Permits is pending or, to the knowledge of Pyxis, threatened. Except for waivers or consents otherwise obtained or as set forth in Section 3.16 of the Pyxis Disclosure Schedule, to the Knowledge of Pyxis, neither Pyxis nor any of the Pyxis Operating Subs is in conflict with, or in default, breach or violation of, (a) any law applicable to Pyxis or any Pyxis Operating Sub, or (b) any note, bond, mortgage, indenture, Contract, agreement, management agreement, lease, license, Permit, franchise or other instrument or obligation to which Pyxis or any Pyxis Operating Sub is a party or by which Pyxis or any Pyxis Operating Sub or any property or asset of Pyxis or any Pyxis Operating Sub is bound, which conflict, default, breach or violation could have a Material Adverse Effect.

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Section 3.17         Contracts. As of the date hereof and except as set forth in Section 3.17 of the Pyxis Disclosure Schedule, to the Knowledge of Pyxis,

(a)  none of Pyxis or any of its Subsidiaries is a party to or bound by any Contract that would prohibit or materially delay the consummation of the Merger, the Spinoff or any of the other transactions contemplated by this Agreement;

(b)  none of Pyxis or any of the Pyxis Operating Subs has received any claim of default, notice of termination, notice of violation of covenant or other notice of third party dissatisfaction under any Contract or agreement that extends beyond one year in duration and involves consideration of more than $1 million, in the aggregate, over the remaining term of such Contract or agreement (each a “Material Pyxis Contract”);

(c)  none of Pyxis or any of the Pyxis Operating Subs is in breach or violation of, or default under, any Material Pyxis Contract, which breach, violation or default would have a Material Adverse Effect;

(d)  each Material Pyxis Contract is a legal, valid and binding agreement, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity);

(e)  none of Pyxis or any of the Pyxis Operating Subs has received any claim of default, notice of termination, notice of violation of covenant or other notice of third party dissatisfaction under any Material Pyxis Contract and none of Pyxis or any of the Pyxis Operating Subs is in breach or violation of, or default under, any Material Pyxis Contract;

(f)  no other party is in breach or violation of, or default under, any Material Pyxis Contract;

(g)  neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of Pyxis or any of the Pyxis Operating Subs under any Material Pyxis Contract; and

(h) Pyxis has furnished or made available to LS true and complete copies of all Material Pyxis Contracts, including any amendments thereto.

Section 3.18         Representations Complete. Neither the representations and warranties of Pyxis set forth herein nor the related Pyxis Disclosure Schedule contain any misstatement of a material fact or omit to state a material fact necessary to prevent the statements made therein from being misleading.

ARTICLE IV
ADDITIONAL AGREEMENTS

Section 4.1           Spinoff. LS and LSG shall take and cause to be taken all actions necessary so that prior to Closing, (a) all of the business, assets and liabilities of LS as of the date hereof and prior to the Effective Time that exist in LS after the Transfer (including but not limited to real property owned by LS) shall be transferred from LS to LSG, (b) LSG shall be owned by the pre-Closing stockholders of LS and (c) all of the LS Operating Subs shall be owned by LSG (collectively, the “Spinoff”). Notwithstanding the foregoing, immediately following the execution of this Agreement, LS shall file with the SEC all registration statements necessary to consummate the Spinoff in accordance with terms herein. Upon Closing, neither LS, the Surviving Corporation nor Pyxis shall have any obligations or liabilities, contingent or otherwise (whether existing before or after the Transfer), relating to pre-Spinoff LS and shall have no affiliation with LSG or the LS Operating Subs. All documentation relating to the Transfer, Spinoff and the structure of such transactions shall be approved by Pyxis, which approval shall not be unreasonably withheld.

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Section 4.2           No Solicitation.

(a)  From the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms of this Agreement, neither LS nor LSG shall, nor shall they authorize or knowingly permit any of their officers, directors or employees, and financial advisors, attorneys or other advisors or representatives (collectively, the “Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Alternative Proposal (as hereinafter defined), (ii) enter into any letter of intent or agreement in principle or any agreement providing for, relating to or in connection with, any Alternative Proposal, (iii) approve, endorse or recommend any Alternative Proposal, or (iv) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes any Alternative Proposal. Each of LS and LSG will, and will cause each of its directors, officers, employees and Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal existing on the date hereof. LS and LSG agree that they will take the necessary steps to promptly inform their directors, officers, employees and Representatives of the obligations undertaken in this Section 4.2. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.2(a) by LS, LSG or their directors, officers, employees or Representatives shall be deemed to be a breach of this Section 4.2(a) by LS and LSG.

(b)  In addition to the obligations of LS and LSG set forth in Sections 4.2(a) and 4.2(c), as promptly as practicable (and in any event within one (1) Business Day) after receipt of any Alternative Proposal or any request for nonpublic information or any inquiry relating in any way to, or that would reasonably be expected to lead to, any Alternative Proposal, LS shall provide Pyxis with written notice of the material terms and conditions of such Alternative Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Proposal, request or inquiry. In addition, LS shall provide Pyxis as promptly as practicable (and in any event within one (1) Business Day) with all information as is reasonably necessary to keep Pyxis reasonably informed of all material oral or written communications regarding, and the status and changes to the economic or other material terms of, any such Alternative Proposal, request or inquiry, and shall provide, as promptly as reasonably practicable, to Pyxis a copy of all material written materials (including material written materials provided by email or otherwise in electronic format) provided by or to LS, LSG, any of their Subsidiaries or any of their Representatives in connection with such Alternative Proposal, request or inquiry.

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(c)  Neither the LS Board, the Board of Directors of LSG, nor any of their respective committees shall, directly or indirectly, (i) (A) withhold, withdraw, qualify, amend or modify (in each case, in a manner adverse to Pyxis) or publicly propose to withhold, withdraw, qualify, amend or modify (in each case, in a manner adverse to Pyxis), the approval, recommendation or declaration of advisability by the LS Board or any committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Alternative Proposal or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow LS, LSG or any of their Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding or any tender offer (A) constituting, or relating to, any Alternative Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(d)  The provisions of Sections 4.2(a) - 4.2(c) shall not apply and the LS Board’s approval of this Agreement may be withdrawn or modified if: (i) an unsolicited, bona fide written offer is made to LS prior to approval of the LS stockholders of the Merger at the LS Meeting, and the LS Board determines in good faith (based upon a written opinion of an independent financial advisor) that such offer constitutes a superior offer (a “Superior Offer”) to the terms set forth herein, and (ii) the LS Board determines in good faith (based upon advice of counsel) that, in light of such Superior Offer, the withdrawal or modification of the LS Board’s approval is required in order for the LS Board to comply with its fiduciary obligations to LS’ stockholders under the DGCL or other applicable law.

Section 4.3           Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, submissions of information, applications and other documents, and to obtain all permits which are material to LS or Pyxis, taken as a whole, with respect to the transactions contemplated by this Agreement.

Section 4.4           Public Announcements. Pyxis, LS and LSG will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law (but then shall still provide a copy of the disclosure to the other party), and agreeing on the content.

Section 4.5           State or BCA Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become, or purport to become, applicable to the transactions contemplated hereby, Pyxis and LS and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

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Section 4.6           Notification of Certain Matters. Pyxis shall use its reasonable best efforts to give prompt notice to LS, and LS shall use its reasonable best efforts to give prompt notice to Pyxis, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (i) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate at the Effective Time such that the applicable condition to closing set forth in Article V would, or would reasonably be expected to, fail to be satisfied or (ii) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied such that the applicable condition to closing set forth in Article V would, or would reasonably be expected to, fail to be satisfied, or (b) any failure of the notifying party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 4.7           Pyxis Financial Statements; Inter-Affiliate Transactions. To the extent unaudited financial statements for an interim quarterly period subsequent to the Balance Sheet Date would be required by the SEC, Pyxis shall deliver such additional financial statements to LS when available. In addition, the parties hereto acknowledge that they are aware of the contemplated inter-affiliate transactions set forth in Section 4.7 of the Pyxis Disclosure Schedule and that such transactions shall in no way be considered a breach or default under any other provision of this Agreement.

Section 4.8           Reservation of Pyxis Common Stock. Effective at or prior to the Effective Time, Pyxis shall reserve (free from preemptive rights) out of its reserved but unissued shares of Pyxis Common Stock, for the purposes of effecting the conversion of the issued and outstanding LS Shares pursuant to this Agreement, sufficient Pyxis Shares to provide for such conversion.

Section 4.9           Stockholder Litigation. Subject to the agreement of LS’s insurance carrier, LS shall give Pyxis the opportunity to participate in the defense or settlement of any stockholder litigation against LS, LSG and/or their respective directors or officers relating to the transactions contemplated by this Agreement by providing written notice of such litigation to Pyxis within a reasonable time after LS or LSG learns of the litigation. LS and LSG agree that they shall not settle or offer to settle any litigation against LS, LSG or any of their respective directors or officers by any stockholder of LS or LSG relating to this Agreement, the Merger, any other transaction contemplated by this Agreement or otherwise, for an amount greater than covered by its insurance carrier, without the prior written consent of Pyxis.

Section 4.10         NASDAQ/NYSE MKT Listing. Pyxis and LS shall take all actions necessary so that upon Closing, the Pyxis Shares shall be authorized for listing on either the NASDAQ Capital Market or the NYSE MKT. Included in such actions shall be any reverse stock split of the LS Common Stock required in anticipation of the Closing in order for the Pyxis Shares to meet the minimum bid price requirement for listing on the relevant market (the “Stock Split”).

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Section 4.11         LS Stockholder Approval. As of the date hereof, LS has delivered to Pyxis an executed agreement in the form attached hereto as Exhibit E pursuant to which LS stockholders beneficially owning a majority of the outstanding shares of LS Common Stock on the record date for the LS Meeting shall have agreed to vote their LS Shares in favor of the Spinoff, the Merger, the Stock Split and related transactions. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or otherwise impair the right or ability of any LS stockholder to exercise his or her fiduciary duties in his or her capacity as a director of LS, including a vote to terminate this Agreement in favor of a Superior Offer pursuant to Sections 4.2 and 6.1 hereof. Immediately following the execution of this Agreement, LS shall file with the SEC a proxy statement (the “Proxy Statement”) relating to a meeting of the LS stockholders to be held for the purpose of voting upon this Agreement, the Merger, the Stock Split, the Spinoff and related transactions (the “LS Meeting”) and then hold such meeting as soon as possible thereafter.

Section 4.12         Make-Whole Right.

(a)  If following the consummation of the Merger, Pyxis conducts an offering of Pyxis Common Stock or a sale of Pyxis and/or substantially all of the Pyxis Operating Subs as an operating business (either, a “Future Pyxis Offering”) pursuant to which the offering price per share of Common Stock (the “New Offering Price”) is less than the Consideration Value (as hereinafter defined), then the LS stockholders of record on the date that is four (4) Business Days after the date the Merger is announced who, on the date of the consummation of the Future Pyxis Offering, continue to hold the Pyxis Shares they received as part of the Merger Consideration (the “MWR Holder”), shall be entitled to receive in Pyxis Shares, the difference between Consideration Value and the New Offering Price (the “Make-Whole Right”). For purposes of clarity, in the event an MWR Holder transfers his Pyxis Shares prior to the consummation of a Future Pyxis Offering, then the related Make-Whole Right is voided and no longer in effect.

(b)  For purposes of this Section 4.12, “Consideration Value” shall mean the dollar value per share of Pyxis Common Stock received by the LS stockholders as part of the Merger Consideration, which per share amount is subject to further adjustment in the event of a subdivision, combination, recapitalization, stock dividend, or similar event relating to Pyxis Common Stock.

(c)  Pyxis will use its commercially reasonable efforts to conduct a Future Pyxis Offering within six (6) months of the Closing Date. If a Future Pyxis Offering has not occurred within three (3) years of the Closing Date, each MWR Holder may, at its option following written notice to Pyxis, require that Pyxis purchase a pro rata amount of Pyxis Shares from such MWR Holder (based on the total amount of Pyxis Shares held by all MWR Holders) that will result in an amount of gross proceeds not to exceed an aggregate of $2,000,000 (the “Put”); provided that in no event shall an MWR Holder receive an amount per share greater than the Consideration Value. If the MWR Holders do not utilize the Put after three (3) years and one (1) day of the Closing Date (the “Put Period”), the Put shall no longer apply. Pyxis shall use commercially reasonable efforts to provide written notice to the MWR Holders of the expiration of the Put Period, but in no event shall such notice be sent less than five business days prior to the end of the Put Period.

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(d)  The Make-Whole Right shall only apply to the first Future Pyxis Offering following the Closing, provided such Future Pyxis Offering results in gross proceeds to Pyxis of at least $5,000,000 (excluding the proceeds from any shares purchased by Maritime Investors or its affiliates).

Section 4.13         Lockups. As of the Closing Date, LS shall have caused each of the individuals set forth on Exhibit F attached hereto (the “LS Insiders”) to enter into a lock up agreement in the form attached hereto as Exhibit G, which agreement, among other things, (a) restricts the ability of the LS Insiders to sell or otherwise transfer any of their Pyxis Shares until the earlier of six (6) months after the Closing Date or the closing of a Future Pyxis Offering, (b) forbids the LS Insiders, for a period of twelve (12) months following the Closing Date, from effecting a short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act) or otherwise seeking to hedge its position in the Pyxis Shares, and (c) obligates the LS Insiders to comply with requests by the underwriters in the Future Pyxis Offering, if any are made, to a further restriction on sales and transfers after the closing of the Future Pyxis Offering.

Section 4.14         Restrictions on LS Operating Subs and Related Party Loans.

(a)  For a period commencing on the date hereof and ending two (2) years following the Closing Date, none of LSG or the LS Operating Subs shall, directly or indirectly, transfer or create an Encumbrance on any of their respective businesses, operations or assets, whether or not received as part of the Transfer, without the prior written consent of Pyxis; provided, however, that (i) transfers may be made to newly-created wholly-owned subsidiary of LSG or the LS Operating Subs (each a “New LS Sub”) only if prior to such transfer such New LS Sub agrees to be bound by the terms of this Section 4.14 and Section 7.1(a) hereof as if it was an LS Operating Sub, (ii) sales of assets to unaffiliated third parties in arms-length transactions for at least fair market value may be conducted if the consideration received from such sales are used by the company in the ordinary course of its business and are not distributed to LS shareholders and/or their affiliates, and (iii) the property located at 3830 N. 7th Street, Phoenix, Arizona 85014 may be sold or have an Encumbrance placed thereon.

(b)  In furtherance of Section 4.14(a) and for purposes of providing collateral to support the Indemnification Liabilities set forth in Section 7.1(a), Michael Onghai, LS, LSG and the LS Operating Subs, as applicable, shall prior to Closing enter into and file all necessary documents to effectuate that, during such referenced two-year period, Pyxis has a pledge of (i) all of the Pyxis Shares Michael Onghai and/or his affiliates receive as Merger Consideration to be held pursuant to the Pledge Agreement attached hereto as Exhibit I (the “Pledge Agreement”) and (ii) all shares of the LS Operating Subs, including of the New LS Subs and the 51% interest in Conversion Media Holdings, LLC, but excluding LookSmart Canada Ltd. (collectively, the “Pledged Shares”), which Pledged Shares shall also be held pursuant to the Pledge Agreement.

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(c)  During the referenced two-year period, Michael Onghai hereby agrees to subordinate the payments due to him under the Related Party Loans, to any payments potentially due under Section 7.1(a).

Section 4.15         Additional Shares of Pyxis Common Stock. Upon the delivery to Pyxis of the vessels or the outstanding shares in the vessel owning subsidiaries listed in Exhibit H following the date hereof, Maritime Investors shall receive from Pyxis the number of newly issued, fully paid and non-assessable additional shares of Pyxis Common Stock listed opposite the respective vessel or subsidiary on such exhibit; provided that such number of shares shall be appropriately and equitably adjusted upwards for any loan repayments or any cash on hand transferred to Pyxis in connection therewith.

Section 4.16         Tax Treatment. The parties acknowledge and agree that the Merger and the Spinoff may constitute a taxable transactions for U.S. income tax purposes. Each of LS, LSG and their respective stockholders shall be solely responsible for all U.S. income taxes incurred by them as a result of the Merger and the Spinoff.

Section 4.17         Directors and Officers Insurance. LS and LSG shall take all necessary actions (including the payment in full, up front, of all premiums) so that as of the Closing and for a period of at least six (6) years thereafter, a D&O insurance policy (with coverage and other terms no less favorable than in line with industry standards for similar companies) shall be in full force and effect covering all individuals who were directors and officers of LS prior to the Merger for actions that occurred or are directly or indirectly related to activities that occurred prior to the Closing.

ARTICLE V

CONDITIONS PRECEDENT TO THE MERGER

Section 5.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Pyxis and LS at or prior to the Closing Date of the following conditions:

(a)  No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction preventing the consummation of the Merger shall have been issued and remain in effect, and no law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the Merger.

(b)  No Litigation. There shall not be pending any Action by any Governmental Entity seeking to prohibit the consummation of the Merger or any other material transactions contemplated by this Agreement that is reasonably likely to succeed.

(c)  LS Stockholder Approval. LS stockholders beneficially owning the necessary number of shares of LS Common Stock required to approve this Agreement, the Spinoff, the Stock Split, the Merger and the related transactions shall have approved and adopted the same at the LS Meeting.

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(d)  Form F-4. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)  NASDAQ/NYSE MKT Listing. The Pyxis Shares issuable to the LS stockholders as Merger Consideration pursuant to this Agreement shall have been authorized for listing on either the NASDAQ Capital Market or the NYSE MKT.

(f)  Transfer of Pyxis Operating Subs. Ownership of the Pyxis Operating Subs shall have been transferred to Pyxis.

Section 5.2           Conditions to Obligation of Pyxis to Effect the Merger. The obligation of Pyxis to effect the Merger shall be subject to the fulfillment, or waiver by Pyxis, at or prior to the Effective Time of the following additional conditions:

(a)  Performance of Obligations. LS and LSG shall have performed each of their agreements contained in this Agreement required to be performed on or prior to the Closing Date, including but not limited to the Transfer and the Spinoff.

(b)  Representations and Warranties. The representations and warranties of LS and LSG contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(c)  Consents and Approvals. LS and LSG shall have received all necessary consents and approvals from all relevant Governmental Entities, and LS and LSG shall have made all necessary filings or notices to Governmental Entities. LS and LSG shall have obtained all consents and approvals of each Person that is not a Governmental Entity that is required to have been obtained by LS and LSG in connection with the transactions contemplated hereby.

(d)  SEC Reports. LS shall have timely filed with the SEC all reports, forms, schedules, statements and other documents required to be filed or furnished by LS with the SEC, or distributed or otherwise disseminated to LS’s stockholders in connection with the transactions contemplated herein, and any amendments or supplements thereto, when filed, furnished, distributed or disseminated, as applicable, and such reports, forms, schedules, statements and other documents have complied in all material respects as to form and with the requirements of applicable law as of the Closing Date.

(e)   Officer’s Certificate. Pyxis shall have received from LS a certificate of an executive officer of LS (i) as to the satisfaction of the conditions set forth in this Section 5.2, (ii) attaching a certified copy of resolutions duly adopted by the Board of Directors of LS and LSG approving this Agreement and consummation of the Merger and the transactions contemplated hereby, and (iii) attaching a certified copy of resolutions duly adopted by the LS stockholders approving the Merger and the transactions contemplated hereby.

(f)  Legal Opinion. LS shall have delivered to Pyxis a favorable opinion dated as of the Closing Date, of Sichenzia Ross Friedman Ference LLP, counsel to LS and LSG, in customary form and substance reasonably satisfactory to Pyxis.

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Section 5.3           Conditions to Obligations of LS to Effect the Merger. The obligations of LS and LSG to effect the Merger shall be subject to the fulfillment, or waiver by LS and LSG, at or prior to the Effective Time of the following additional conditions:

(a)  Performance of Obligations. Pyxis and Merger Sub shall have performed each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(b)  Representations and Warranties. The representations and warranties of Pyxis and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(c)  Consents and Approvals. Pyxis and Merger Sub shall have received all necessary consents and approvals from all relevant Governmental Entities, and Pyxis and Merger Sub shall have made all necessary filings or notices to Governmental Entities. Pyxis and Merger Sub shall have obtained all consents and approvals of each Person that is not a Governmental Entity that is required to have been obtained by Pyxis and Merger Sub in connection with the transactions contemplated hereby.

(d)  Officer’s Certificate. LS shall have received from Pyxis a certificate of an executive officer of Pyxis (i) as to the satisfaction of the conditions set forth in this Section 5.3, and (ii) attaching a certified copy of resolutions duly adopted by the Board of Directors of Pyxis and Merger Sub approving this Agreement and consummation of the Merger and the transactions contemplated hereby.

(e)  Fairness Opinion. Gruppo, Levey & Co. and Source Capital Group, Inc. have not revoked, modified or changes its opinion referred to in Section 2.17 above in any matter adverse to the holders of LS Common Stock.

(f)  Legal Opinion. Pyxis shall have delivered to LS a true and correct copy of an opinion issued by Seward & Kissel LLP that when the Pyxis Shares and Pyxis True-Up Shares are issued as contemplated in this Agreement, they will be validly issued, fully paid and non-assessable.

ARTICLE VI

TERMINATION

Section 6.1           Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)  by mutual written consent of Pyxis and LS, duly authorized, or by mutual action of their respective Boards of Directors;

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(b)  by either Pyxis or LS:

(i)          if the Merger shall not have been consummated on or before October 31, 2015 (as extended as set forth below, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date; or

(ii)         if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and, in each case, such Order or action shall have become final and non-appealable; provided, however, that the right to terminate under this Section 6.1(b)(ii) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been the principal cause of such action; or

(iii)        if any required approval by the LS stockholders shall not have been obtained by reason of the failure to obtain the required vote at the LS Meeting;

(c)  by Pyxis (provided it is not then in material breach of any of its obligations under this Agreement) (i) upon a material breach of any representation, warranty, covenant or agreement on the part of LS or LSG as set forth in this Agreement, or if any representation or warranty of LS or LSG shall have become untrue, in either case such that the applicable conditions set forth in Section 5 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, if such breach is curable by LS or LSG, Pyxis may not terminate this Agreement under this Section 6.1(c) for so long as LS and LSG continue to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Pyxis to LS, or (ii) if for any reason LS fails to call and hold the LS Meeting within sixty (60) days of the date hereof, unless such failure is as a result of LS responding in good faith to comments on the Proxy Statement received from the SEC, or (iii) if the LS Board (or any subgroup or committee thereof) (A) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Pyxis or shall have resolved to do any of the foregoing, or (B) approves or recommends, or proposes to approve or recommend, an Alternative Proposal; or

(d)  by LS (provided neither it nor LSG is then in material breach of any of their obligations under this Agreement) (i) upon a material breach of any representation, warranty, covenant or agreement on the part of Pyxis or Merger Sub as set forth in this Agreement, or (ii) if any representation or warranty of Pyxis or Merger Sub shall have become untrue, in either case such that the applicable conditions set forth in Section 5 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, if such breach is curable by Pyxis or Merger Sub, LS may not terminate this Agreement under this Section 6.1(d) for so long as Pyxis continues to exercise its best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by LS to Pyxis; and

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(e)  by LS if the LS Board receives a Superior Offer, complies with the terms of Section 4.2(d), and enters into a binding agreement in connection with such Superior Offer.

The right of any party hereto to terminate this Agreement pursuant to this Section 6.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 6.2           Effect of Termination. In the event of termination of this Agreement by either Pyxis or LS, as provided in Section 6.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of LS, Pyxis, Merger Sub, or their respective officers or directors (except for confidentiality agreements, Section 4.4, this Section 6.2 and the entirety of Article VII and Article VIII, all of which shall survive the termination); provided, however, that (i) in the event Pyxis terminates this Agreement pursuant to Section 6.1(b)(iii) or Section 6.1(c)(i), LS shall immediately repay to Pyxis in cash or by wire transfer of immediately available funds (A) the amount of the Cash Payment plus (B) all legal and accounting fees incurred by Pyxis in connection with this Agreement and the transactions contemplated hereby up to an amount equal to $450,000, or (ii) in the event Pyxis terminates this Agreement pursuant to Section 6.1(c)(ii) or Section 6.1(c)(iii), or LS terminates this Agreement pursuant to Section 6.1(e), then in addition to the amounts set forth under clause (i) above, LS, LSG and/or the LS Operating Subs shall immediately pay Pyxis in cash or by wire transfer of immediately available funds a fee of $450,000; and provided further that nothing contained in this Section 6.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement or prevent a party from exercising its rights under Section 8.8.

ARTICLE VII

INDEMNIFICATION

Section 7.1           Indemnification. Subject to the terms and conditions of this Article VII,

(a)  (i) Prior to the Closing, each of LS, LSG and the LS Operating Subs, and (ii) following the Closing, each of Michael Onghai, LSG and the LS Operating Subs, shall, jointly and severally, indemnify, defend and hold harmless Pyxis and its directors, officers, stockholders and Affiliates from and against any and all claims, liabilities, losses, damages, judgments, costs and/or expenses, including without limitation the fees and disbursements of counsel (which shall be paid by the indemnifying parties upon request by the indemnified parties as incurred), or amounts that are paid in settlement (collectively, the “Indemnification Liabilities”), based in whole or in part on or arising in whole or in part out of or related to (i) the breach of any representation, warranty or covenant made by LS or LSG in this Agreement or in any document delivered pursuant hereto, (ii) the failure of LS or LSG to satisfy the conditions set forth under Section 5.2 as of the Closing, irrespective of Pyxis’s participating in the Closing, or (iii) the business or operations of LS, LSG and their respective Subsidiaries prior to the Closing (including taxes owed for all periods and activities prior to Closing); provided, however, that following the Merger any and all Indemnification Liabilities not timely paid pursuant to the Pledge Agreement shall first be paid by Michael Onghai out of his Pyxis Shares pledged pursuant to the Pledge Agreement (or with cash if Michael Onghai so chooses), and then by each of LSG and the LS Operating Subs.

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(b)  Pyxis shall indemnify, defend and hold harmless LS and its directors, officers, stockholders and Affiliates from and against any and all Indemnification Liabilities, based in whole or in part on or arising in whole or in part out of or related to (i) the breach of any representation, warranty or covenant made by Pyxis in this Agreement or in any document delivered pursuant hereto, (ii) the failure of Pyxis to satisfy the conditions set forth under Section 5.3 as of the Closing, irrespective of LS’s participating in the Closing, or (iii) the business or operations of Pyxis and its Subsidiaries prior to the Closing.

Section 7.2           Notice of Claim. The indemnified party in Section 7.1 shall promptly notify the indemnifying party in a writing describing in reasonable detail the facts giving rise to any claims for indemnification hereunder, but the failure to so notify shall not relieve a party from any liability it may have under this Article VII.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the Business Day received (or the next Business Day if received after 5:00 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Pyxis or Merger Sub, to:

Pyxis Tankers Inc.

K. Karamanli 59

Maroussi 15125, Greece

Attention: Valentios Valentis, Chairman & CEO

Facsimile No.: +30 (210) 651-0530

with a copy to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Barry Grossman, Esq.

Fax Number: (212) 370-7889

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(b)  if to LS or LSG, to:

LookSmart, Ltd.

49 Geary Street, Suite 235

San Francisco, CA 94108

Attention: Michael Onghai, CEO

Facsimile No.: (888) 340-8758

with a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Attention: Jay Kaplowitz, Esq.

Fax Number: (212) 930-9725

Section 8.2           Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.3           Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

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Section 8.4          Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto (and the Indemnified Parties) any rights or remedies hereunder; provided, however, that following the Effective Time, each holder of LS Shares shall be entitled to enforce the provisions of Article I to the extent necessary to receive the Merger Consideration to which such holder is entitled pursuant to Article I.

Section 8.5           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 8.6           Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.7           Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.8           Specific Performance; Submission to Jurisdiction. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Supreme Court of the State of New York, New York County, and any state appellate court therefrom within the State of New York, New York County, or in the United States District Court for the Southern District of New York. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Supreme Court of the State of New York, New York County, and any state appellate court therefrom within the State of New York, New York County, or in the United States District Court for the Southern District of New York. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Pyxis, LS and LSG hereby consent to service being made through the notice procedures set forth in Section 8.1 and agree that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

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Section 8.9          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

Section 8.10         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 8.11         Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, whether or not the Merger shall be consummated.

Section 8.12         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

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Section 8.13         Legal Representation. Each party hereto acknowledges that it has been given the opportunity to be represented by independent legal counsel in the preparation of this Agreement and hereby waives any allegations that it has not been represented by its own counsel. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 8.14         Definitions.

(a)  In this Agreement, the following terms have the meanings specified or referred to in this Section 8.14(a) and shall be equally applicable to both the singular and plural forms.

(i)          “$” means United States dollars.

(ii)         “Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation.

(iii)        “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

(iv)        “Alternative Proposal” means any transaction or series of related transactions other than the Merger involving (A) any acquisition or purchase from LS by any third party of more than a 10% interest in the total outstanding voting securities of LS or any tender offer or exchange offer that if consummated would result in any third party beneficially owning 10% or more of the total outstanding voting securities of LS, or any merger, consolidation, business combination or similar transaction involving LS pursuant to which the stockholders of LS immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 10% of the assets of LS or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of LS.

(v)         “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York and/or Greece are authorized by law or executive order to be closed.

(vi)         “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

(vii)       “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

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(viii)      “Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

(ix)         “IRS” means the Internal Revenue Service.

(x)          “Knowledge of LS” means the actual knowledge of the directors and officers of LS.

(xi)         “Knowledge of Pyxis” means the actual knowledge of the directors and officers of Pyxis.

(xii)        “Material Adverse Effect” means any effect that is or would be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of a Person and its Subsidiaries, taken as a whole.

(xiii)       “Order” means any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator.

(xiv)       “Permitted Issuances” means (A) the creation of a stock or option plan reserving shares of Pyxis Common Stock equal to an amount up to 20% of the issued and outstanding shares of Pyxis Common Stock immediately following the Effective Time, and the issuance of any securities thereunder, (B) the issuance of shares of Pyxis Common Stock to new employees or directors, not to exceed 5% (in the aggregate) of the issued and outstanding shares of Pyxis Common Stock immediately following the Effective Time, or (C) the issuance of shares of Pyxis Common Stock in an arm’s length transaction with a third party pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Pyxis Board.

(xv)       “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, estate, Governmental Entity, trust or unincorporated organization.

(xvi)       “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Pyxis or LS, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests the holders of which are generally entitled to elect at least a majority of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust, association or other entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.

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(xvii)     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise, tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any additions to tax, interest or penalty imposed by any Governmental Entity.

(xviii)    “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

(xix)       “VWAP” means the daily volume weighted average price of a share of LS Common Stock for such date.

(b)  Each of the following terms is defined on the pages set forth opposite such term:

Defined Term	Section

Agreement	Introduction
Balance Sheet Date	3.4(a)
BCA	1.1
Cash Payment	1.10
Certificate of Merger	1.2
Certificates	1.8(a)
Closing	1.12
Closing Date	1.12
Code	2.8(f)
Consideration Value	4.12(b)
DGCL	1.1
Effective Time	1.2
Environmental Laws	2.10(a)
ERISA	2.14(a)
ERISA Affiliate	2.14(a)
Exchange Act	2.4(b)
Financial Statements	3.4(a)
Form F-4	1.8(e)
Future Pyxis Offering	4.12(a)
GAAP	2.5(a)
Indemnification Liabilities	7.1(a)
LS	Introduction
LS Board	2.3(a)
LS Bylaws	2.1(d)
LS Charter	2.1(d)
LS Common Stock	Recitals
LS Conversion Number	1.6(b)
LS Disclosure Schedule	Article II

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LS Insiders	4.13
LS Intellectual Property	2.11(a)
LS Meeting	4.11
LS Operating Subs	2.1(c)
LS Plans	2.14(a)
LS Post-Split Share Number	1.6(b)
LS Preferred Stock	Recitals
LS SEC Documents	2.5(a)
LS Share	1.6(b)
LS Share Closing Date Price	1.6(b)
Make-Whole Right	4.12(a)
Maritime Investors	1.7
Material Pyxis Contracts	3.17(b)
Merger	Recitals
Merger Consideration	1.6(b)
Merger Sub	Introduction
Merger Sub Common Stock	Recitals
New LS Sub	4.14(a)
Outside Date	6.1(b)(i)
Permits	3.16
Pledge Agreement	4.14(b)
Proxy Statement	4.11
Put	4.12(c)
Pyxis	Introduction
Pyxis Board	1.5(a)
Pyxis Bylaws	3.1(c)
Pyxis Charter	3.1(c)
Pyxis Common Stock	Recitals
Pyxis Disclosure Schedule	Article III
Pyxis Intellectual Property	3.7
Pyxis Operating Subs	3.1(b)
Pyxis Preferred Stock	Recitals
Pyxis Shares	1.6(b)
Pyxis True-Up Shares	1.7
Related Party Loans	1.10
Representatives	4.2(a)
Sarbanes-Oxley Act	2.5(c)
SEC	2.1(d)
Securities Act	1.8(e)
Spinoff	4.1
Stock Split	4.10
Superior Offer	4.2(d)
Surviving Corporation	1.1
Transfer	2.16
Vessel	3.14(a)

* * * * *

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IN WITNESS WHEREOF, Pyxis, Merger Sub, LS and LSG have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

PYXIS TANKERS INC.

By:	/s/ Valentios Valentis
Name: Valentios (“Eddie”) Valentis
Title: Chief Executive Officer

MARITIME TECHNOLOGIES CORP.

By:	/s/ Valentios Valentis
Name: Valentios (“Eddie”) Valentis
Title: Chief Executive Officer

LOOKSMART, LTD.

By:	/s/ Michael Onghai
Name: Michael Onghai
Title: Chief Executive Officer

LOOKSMART GROUP, INC.

By:	/s/ Michael Onghai
Name: Michael Onghai
Title: Chief Executive Officer

ACCEPTED AND AGREED	ACCEPTED AND AGREED
(with respect to Section 4.13 only):	(with respect to Sections 4.14 and 7.1(a) only):

/s/ Michael Onghai	/s/ Michael Onghai
Name of LS Insider: Michael Onghai	Michael Onghai

ACCEPTED AND AGREED
(with respect to Section 4.13 only):

/s/ Thorsten Weigl
Name of LS Insider: Thorsten Weigl

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ACCEPTED AND AGREED
(with respect to Section 4.13 only):

/s/ Christian (“Jay”) Chan
Name of LS Insider: Christian (“Jay”) Chan

ACCEPTED AND AGREED
(with respect to Section 4.13 only):

/s/ Paul Pelosi, Jr.
Name of LS Insider: Paul Pelosi, Jr.

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: Clickable, Inc.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: LookSmart Group, Inc.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: Conversion Media Holdings, LLC

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: LookSmart Holdings (Delaware), Ltd.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

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ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: LookSmart International Pty Ltd.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: ShopWiki Corp.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: TrafficMaster, Inc.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: Wisenut, Inc.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: LookSmart Canada Ltd.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

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Exhibit A

LS Operating Subs

LS Subsidiaries:

LookSmart Group, Inc.

LookSmart Group, Inc. Subsidiaries:

Clickable, Inc., a Delaware corporation

Conversion Media Holdings, LLC, A Delaware LLC (51% interest)

LookSmart Holdings (Delaware), Ltd., a Delaware corporation (inoperative)

LookSmart International Pty Ltd., an Australian corporation (inoperative)

ShopWiki Corp., a Delaware corporation

TrafficMaster, Inc., a California corporation (suspended)

Wisenut, Inc., a Delaware corporation (inoperative)

Clickable, Inc. Subsidiaries:

LookSmart Canada Ltd., a Canadian corporation

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Exhibit B

Directors and Officers of Surviving Corporation

Directors:

Valentios Valentis

Antonios Backos

Konstantinos Lytras

Officers:

Valentios Valentis, President and Treasurer

Antonios Backos, Secretary

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Exhibit C

Directors and Officers of Pyxis

Directors:

Name	Class	Initial Expiration Date (1)	Independent
Valentios Valentis	I	Expires 2018	No
Aristides Pittas	II	Expires 2016	Yes
Robert Ladd	II	Expires 2016	Yes
Basil Mavroleon	III	Expires 2017	Yes
Robin Das	III	Expires 2017	Yes

(1)         Following their initial expiration dates, all Classes are for staggered 3-year periods

Officers:

Name	Title
Valentios Valentis	Chairman & Chief Executive Officer
TBD	Chief Financial Officer
Antonios Backos	Senior VP for Corporate Development, General Counsel & Secretary
Konstantinos Lytras	Chief Operations Officer

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Exhibit D

Pyxis Operating Subs*

SECONDONE CORP.

THIRDONE CORP.

FOURTHONE CORP.

SIXTHONE CORP.

SEVENTHONE CORP.

EIGHTHONE CORP.

* Will be transferred to Pyxis Tankers Inc. prior to Closing

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Exhibit E

Form of Voting Agreement

See attached

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Exhibit F

LS Insiders

Michael Onghai

Thorsten Weigl

Christian (“Jay”) Chan

Paul Pelosi, Jr.

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Exhibit G

Form of Lockup

See attached

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Exhibit H

Additional Pyxis Shares

Vessel Name	Vessel-Owning Subsidiary Name	Number of Pyxis Shares[1]

MISS LUCY	Firstone Corp.	$4,887,500 divided by the LS Share Closing Date Price

Pyxis Loucas	Fifthone Corp.	$5,430,000 divided by the LS Share Closing Date Price

[1]	For purposes of applying any adjustment to the number of shares as contemplated by Section 4.15, the respective equity valuations of the vessels will be increased by the amount of any repayments or reductions to the loans outstanding as of the date hereof (MISS LUCY - $28,250,000; PYXIS LOUCAS - $22,200,000) and for any cash each subsidiary will have on hand on the date of delivery to Pyxis.

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EXECUTION COPY

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PYXIS TANKERS INC.,

MARITIME TECHNOLOGIES CORP.,

LOOKSMART, LTD.

and

looksmart GROUP, INC.

Dated as of September 22, 2015

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EXECUTION COPY

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (this “Amendment”) to the AGREEMENT AND PLAN OF MERGER, dated as of April 23, 2015 (the “Initial Merger Agreement”), is entered into by and among Pyxis Tankers Inc., a Marshall Islands corporation (“Pyxis”), Maritime Technologies Corp., a Delaware corporation and a wholly owned subsidiary of Pyxis (“Merger Sub”), LookSmart, Ltd., a Delaware corporation (“LS”), and LookSmart Group, Inc., a Nevada corporation (“LSG”) is entered into by the parties hereto as of this __ day of September 2015.

W I T N E S S E T H:

A.          Pyxis, the Merger Sub, LS and LSG entered into the Initial Merger Agreement pursuant to which Pyxis will acquire all of the issued and outstanding stock of LS as a result of the merger of LS with and into the Merger Sub, as a result of which the Merger Sub will be the surviving company and a direct, wholly-owned subsidiary of Pyxis.

B.         Pyxis, the Merger Sub, LS and LSG desire to amend and modify the Initial Merger Agreement as set forth in this Amendment.

C.         The boards of directors of each of Pyxis, the Merger Sub, LS and LSG have determined that it is advisable and in the best interests of each of Pyxis, the Merger Sub, LS and LSG, and their respective shareholders, that the Initial Merger Agreement be amended and modified as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           All capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Initial Merger Agreement.

2.           Section 1.7 of the Initial Merger Agreement is hereby amended and replaced in its entirety with the following:

Section 1.7         Pyxis True-Up Shares. At the Closing, MARITIME INVESTORS CORP., the sole stockholder of Pyxis on the date hereof (“Maritime Investors”), shall receive from Pyxis additional newly issued, fully paid and non-assessable shares of Pyxis Common Stock (the “Pyxis True-Up Shares”) based on the following formula: (A) (i) $66,700,000 (which amount shall be adjusted upwards if Pyxis or the Pyxis Operating Subs collectively have cash on hand at Closing of over $779,000 or make any loan repayments relating to the Vessels prior to Closing), divided by (ii) the LS Share Closing Date Price (as defined in Section 1.6(b) of this Merger Agreement), minus (B) the number of shares of Pyxis Common Stock owned by Maritime Investors prior to the implementation of this Section 1.7. Maritime Investors may elect to receive in lieu of up to $1.875 million of the Pyxis True-Up Shares, an unsecured promissory note from Pyxis with a maturity of January 15, 2017 and an interest rate of 2.75% per annum payable quarterly in arrears in cash or additional Pyxis shares (at a price per Pyxis share based on a five day volume weighted average price) accrued on a 360-day basis; it being understood that Pyxis may combine such note with its existing $625,000 promissory note made in favor of Maritime Investors. For purposes of clarity, the Pyxis True-Up Shares are in addition to any additional shares of Pyxis Common Stock to be issued pursuant to Section 4.15 of this Merger Agreement, and do not include (x) any shares issued for fees in connection with the transactions contemplated by this Agreement or (y) any Permitted Issuances (as hereinafter defined).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Pyxis, Merger Sub, LS and LSG have caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

PYXIS TANKERS INC.

By:	/s/ Valentios (“Eddie”) Valentis
	Name:	Valentios (“Eddie”) Valentis
Title: Chief Executive Officer

MARITIME TECHNOLOGIES CORP.

By:	/s/ Valentios (“Eddie”) Valentis
	Name:	Valentios (“Eddie”) Valentis
Title: Chief Executive Officer

LOOKSMART, LTD.

By:	/s/ Michael Onghai
	Name:	Michael Onghai
	Title:	Chief Executive Officer

LOOKSMART GROUP, INC.

By:	/s/ Michael Onghai
	Name:	Michael Onghai
	Title:	Chief Executive Officer

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ANNEX B

April 23, 2015

Board of Directors

LookSmart, Ltd.

50 California Street, 16th Floor

San Francisco, CA 94108

Gentlemen:

We understand that LookSmart, Ltd. (“LookSmart“ or the “Company”) is contemplating a merger (the “Merger”) pursuant to which:

•	100% of the common stock of LookSmart will be merged into a subsidiary (“Merger Sub”) that is 100% owned by PYXIS TANKERS INC., a Marshall Islands corporation (“Pyxis”).
•	Following the Merger, the separate corporate existence of LookSmart will cease and Merger Sub will continue as the surviving corporation of the Merger.
•	As consideration for the Merger, Pyxis will pay:
-	A cash payment of $600,000 to LookSmart in immediately available funds at the time the Agreement and Plan of Merger (“Merger Agreement”) is signed.
-	shares of Pyxis Common Stock to LookSmart shareholders, which represents 5.66% of the total issued and outstanding shares of Pyxis Common Stock immediately following the Merger, subject to adjustments for pre-Merger events affecting the number of shares of Pyxis Common Stock or the equity value of such Stock, as provided for in the Merger Agreement. Additionally, Pyxis is providing “Make-Whole Rights“ to LookSmart shareholders to safeguard an assumed value for these 1,000,000 shares of $4 million. These rights depend on a “Future Pyxis Offering”, which as defined in the Merger Agreement includes both an offering of at least $5 million of primary Pyxis shares or a sale of Pyxis, within a period of three (3) years from the Closing Date of the Merger. If the price paid per Pyxis share in such “Offering“ is less than the “Consideration Value“ per share received by LookSmart shareholders in the Merger, based on such shares having a total value of $4 million at the Effective Time of the Merger, former LookSmart shareholders who continue at the time of the Offering to own the Pyxis shares they received in the Merger may elect to receive, in cash or Pyxis shares, the difference. In the event no “Offering“ occurs within three (3) years from the Closing Date of the Merger, former LookSmart shareholders who continue to own the Pyxis shares they received in the Merger, may elect to receive a pro rata payment at such time from Pyxis for their shares which in the aggregate may not exceed $2 million.
•	Prior to closing of the Merger, Looksmart will have transferred all of its business, operations, assets and liabilities to a separate corporation, LookSmart Group, Inc., the shares of which will be spun off to the Looksmart shareholders, leaving LookSmart, Ltd. as a public shell corporation that is being merged into Merger Sub.

640 Fifth Avenue, 17th Floor, New York, NY 10019

212-697.5753

B-1

You have requested that Gruppo, Levey & Co. (“GLC”) and Source Capital Group, Inc. (“SCG”), Member FIN RA/SIPC, (GLC and SCG together the “Advisor”) render an opinion (whether or not favorable) to the Board of Directors of the Company, as to whether, on the date of such opinion, the Merger is fair, from a financial point of view, to the shareholders of the Company.

In completing our analyses and for purposes of the Opinion set forth herein, Advisor has, among other things, performed the following:

•	Reviewed the Draft Agreement and Plan of Merger dated April 22, 2015

•	Reviewed publicly available LookSmart SEC quarterly and annual filings for 2013 and 2014

•	Reviewed the LookSmart stock price performance and trading activity through April 22, 2015

•	Reviewed the Draft of the Pyxis Tankers Inc. Predecessor Combined Financial Statements for the years ended December 31, 2013 and 2014

•	Held discussions by phone with the General Counsel/VP of Business Development and Senior Financial Consultant for Pyxis on three occasions, including reviewing general, operating assumptions concerning the revenue generating potential and expenses for the six ships that are the operating assets of Pyxis, as well as debt associated with the vessels

•	Reviewed publicly available information relating to the shipping industry in which Pyxis operates, including industry and company research analysis written by investment banking firms, and financial data and forecasts for publicly traded shipping companies which might be considered comparable to Pyxis once it is a public company

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such holder.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise of the Company or of Pyxis, nor have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from senior management of the Company that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of our Opinion. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information.

640 Fifth Avenue, 17111 Floor, New York, NY 10019

212.697-5753

B-2

Nothing has come to our attention in the course of this engagement which would lead us to believe that (1) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies have been employed in our analysis and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

Each of the analyses conducted by Advisor was carried out to provide a particular perspective of the Merger. Advisor did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support our Opinion as to the fairness of the Transaction. Advisor does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses, taken as a whole, support its conclusion and Opinion, Accordingly, Advisor believes that its analyses must be considered in its entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Advisor in connection with the preparation of the Opinion.

In our analysis and in connection with the preparation of this Opinion, Advisor has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. Advisor’s Opinion is conditioned upon the terms of the final Merger being consistent in all material respects with those in the draft reviewed.

Our Opinion does not constitute a recommendation to proceed with the Merger. This Opinion relates solely to the question of the fairness of the Merger to the shareholders of the Company. We are expressing no opinion as to the income tax consequences of the Merger. Advisor did not provide advice concerning the structure of the Merger and Advisor expressed no opinion as to whether any alternative transaction might have resulted in terms and conditions more favorable to the Company or its stockholders than those contemplated by the Merger.

640 Fifth Avenue, 17th Floor, New York, NY 10019

212-697.5753

B-3

Gruppo, Levey & Co. personnel, who are registered representatives of Source Capital Group, Inc., a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Advisor has previously provided investment banking services to a subsidiary of the Company. Advisor received .a fee from the Company relating to its services in providing this Opinion that is not contingent on the consummation of the proposed Merger. In an engagement letter dated February 26, 2015, the Company has agreed to indemnify Advisor with respect to Advisor’s services.

Based upon the foregoing, it is our opinion as of the date hereof, the Merger is fair, from a financial point of view, to the shareholders of the Company.

Respectfully submitted,

/s/ Gruppo, Levey & Company
Gruppo, Levey & Company

/s/ Source Capital Group, Inc.
Source Capital Group, Inc.

640 Fifth Avenue, 17th Floor, New York, NY 10019

212’697.5753

B-4

ANNEX C

IRREVOCABLE PROXY

This Irrevocable Proxy (this “Proxy”) is entered into and delivered as of April 7, 2015, by Michael Onghai (the “Stockholder”) of LookSmart, Ltd., a Delaware corporation (“LS”), in favor of Pyxis Tankers Inc., a Marshall Islands corporation (“Pyxis”).

RECITALS

As of the date of this Proxy, the Stockholder owns beneficially and of record 3,123,047 shares of common stock, $0.001 par value, of LS (the “LS Common Stock”). All such shares of LS Common Stock, together with any other shares of LS Common Stock owned of record or beneficially by the Stockholder or acquired in the future (of record or beneficially) by the Stockholder prior to the termination of this Proxy, are sometimes referred to herein as the “Shares”.

On the date hereof, LS and Pyxis have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), which provides for the merger of LS with and into a wholly-owned subsidiary of Pyxis (“Merger Sub”), with Merger Sub continuing as the surviving corporation (the “Merger”). Capitalized terms used herein but not defined shall have the meanings assigned thereto in the Merger Agreement.

Pyxis has required, in connection with its execution and delivery of the Merger Agreement, that the Stockholder grant Pyxis a proxy to vote his Shares on the terms set forth below.

TERMS OF PROXY

In consideration of the mutual representations, warranties, covenants and agreements set forth in the Merger Agreement and in order to induce Pyxis to execute and deliver the Merger Agreement, and, in each case, to consummate the transactions contemplated thereby, the parties hereto hereby agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Pyxis as follows:

1.1           Authorization. The Stockholder has the power and authority to execute and deliver this Proxy and to consummate the transactions contemplated hereby. This Proxy has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

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1.2           Title to Shares. The Stockholder is the record and beneficial owner of the Shares (or an affiliate of the Stockholder is the record owner of the Shares and the Stockholder has the power to control such affiliate) and owns (or the affiliate of the Stockholder over which the Stockholder has control owns) the Shares free and clear of liens, claims, charges, options or encumbrances or other rights of third parties of any kind or any proxy or voting restriction other than that granted pursuant to this Proxy.

ARTICLE II

TRANSFER AND VOTING OF SHARES

2.1           Restriction on Transfer of Shares. During the Term (as defined below), the Stockholder shall not (and shall cause any affiliate of the Stockholder not to) (i) sell, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber any of the Shares, (ii) deposit any of the Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy with respect to any of the Shares, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, grant of a security interest in or lien on or other disposition of or encumbrance of the Shares.

2.2           Voting of Shares. The Stockholder hereby irrevocably constitutes and appoints (and shall cause each other party that is the record holder of Shares to irrevocably constitute and appoint) Pyxis, or any nominee of Pyxis, with full power of substitution, during and for the Term, as the Stockholder’s (or other party’s) true and lawful attorney and proxy, for and in the Stockholder’s (or other party’s) name, place and stead, to vote each of the Shares as its proxy, at every annual, special or adjourned meeting of the stockholders of LS (including the right to sign his name (as stockholder) to any consent, certificate or other document relating to LS that the law of the State of Delaware may permit or require) (i) in favor of the approval of the Merger Agreement and the consummation of all other transactions contemplated by the Merger Agreement, including but not limited to the Stock Split and the Spinoff, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of LS or other party (other than Merger Sub or Pyxis) under the Merger Agreement or which could result in any of the conditions to LS’s or other party’s (other than Merger Sub or Pyxis) obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. The Stockholder further agrees to cause the Shares beneficially owned by the Stockholder to be voted in accordance with the foregoing.

2.3           Further Assurances. The Stockholder shall take such further actions and execute such further documents and instruments as may reasonably be requested by Pyxis to vest in Pyxis (or its designee) the power to vote the Stockholder’s Shares and carry out the provisions of this Proxy.

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2.4           Term. The term of this Proxy (the “Term”) shall commence on the date hereof and shall remain valid until the earlier of (a) consummation of the Merger, (b) termination of the Merger Agreement, or (c) one year from the date hereof. Notwithstanding the foregoing, nothing in this Proxy shall prohibit or otherwise impair the right or ability of the Stockholder to exercise his fiduciary duties in his capacity as a director of LS, including a vote to terminate the Merger Agreement in favor of a Superior Offer (as that term is defined in the Merger Agreement). DURING THE TERM OF THIS PROXY, THIS PROXY IS IRREVOCABLE AND IS COUPLED WITH AN INTEREST.

ARTICLE III

GENERAL PROVISIONS

3.1           Severability. If any term or other provision of this Proxy is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Stockholder agrees to negotiate with Pyxis in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

3.2           Entire Agreement. This Proxy constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the Stockholders and Pyxis, with respect to the subject matter hereof.

3.3           Assignment. This Proxy shall be binding upon the Stockholder and the Stockholder’s successors and assigns.

3.4           Parties in Interest. This Proxy shall be binding upon and inure solely to the benefit of Pyxis, and nothing in this Proxy, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Proxy.

3.5           Specific Performance. The Stockholder agrees that irreparable damage would occur in the event any provision of this Proxy was not performed in accordance with the terms hereof and that Pyxis shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

3.6           Governing Law; Jurisdiction. This Proxy shall be governed by, and construed in accordance with, the laws of the State of Delaware. Any legal actions, suit or proceeding arising out of or relative to this Proxy shall be instituted only in the state and federal courts situated in the States of Delaware, and the Stockholder hereby waives any objection which he may now or hereafter have to the laying of venue of such action, suit or proceeding in, and hereby irrevocably submits to the jurisdiction of, any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against the Stockholder if given by mail, postage, prepaid, mailed to the Stockholder at LS’s principal place of business.

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3.7           Counterparts. This Proxy may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Proxy to be duly executed and delivered as of the day and year first written above.

STOCKHOLDER:
/s/ Michael Onghai
Michael Onghai

PYXIS TANKERS INC.

By:	/s/ Valentios Valentis
Name: Valentios Valentis
Title: Chief Executive Officer

C-5

ANNEX D

ARTICLES OF INCORPORATION
OF
PYXIS TANKERS INC.

pursuant to the marshall islands BUSINESS CORPORATIONS ACT

FIRST:

The name of the Corporation shall be: PYXIS TANKERS INC.

SECOND:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”).

THIRD:

The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc. The Board of Directors of the Corporation (the “Board”) may establish branches, offices or agencies of the Corporation in any place in the world and may appoint legal representatives anywhere in the world.

FOURTH:

The aggregate number of shares of stock that the Corporation is authorized to issue is five hundred million (500,000,000) registered shares of stock, of which:

(a) Four hundred and fifty million (450,000,000) shall be designated as shares of common stock with a par value of one tenth of one United States cent (U.S. $0.001) per share; and

(b) Fifty million (50,000,000) shall be designated as preferred shares with a par value of one tenth of one United States cent (U.S. $0.001) per share. The Board shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board providing for the issuance of such preferred shares.

FIFTH:

The Corporation shall have every power that a corporation now or hereafter organized under the BCA may have.

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SIXTH:

The name and address of the incorporator is:

Name:	Address
Majuro Nominees Ltd.	P.O. Box 1405
Majuro
Marshall Islands

SEVENTH:

Except as may be set forth in a resolution or resolutions adopted by the Board providing for the issuance of Preferred Shares, no holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

EIGHTH:

The corporate existence shall commence upon the filing of these Articles of Incorporation with the Registrar of Corporations.

NINTH:

(a) The number of directors constituting the entire Board shall be not less than one, as fixed from time to time by the vote of not less than two-thirds of the entire Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office. The phrase “two-thirds of the entire Board” as used in these Articles of Incorporation shall be deemed to refer to two-thirds of the number of directors constituting the Board as provided in or pursuant to this Section (a) of Article Ninth, without regard to any vacancies then existing.

(b) At any time that the Board is comprised of at least three members, the Board shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one or another of the three classes expiring each year. As soon as practicable after the Board is comprised of three or more members, the Board shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of shareholders held after the Board is comprised of three or more members, the term of office of the second class to expire at the second annual meeting of shareholders held after the Board is comprised of three or more members and the term of office of the third class to expire at the third annual meeting of shareholders held after the Board is comprised of three or more members. Commencing with the first annual meeting of shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class, if any, as the directors whom they succeed, and each of them shall hold office until the next annual meeting of shareholders (assuming the Board is not classified) or the third succeeding annual meeting of shareholders if the Board is then classified, and until such director’s successor is elected and has qualified. Any vacancies in the Board for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by applicable law, whenever the holders of any one or more series or class of shares shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

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(c) Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), any director or the entire Board may be removed at any time, but only for cause and only by the affirmative vote of two-thirds votes cast at an annual meeting of shareholders by the holders of shares entitled to vote thereto (considered for this purpose as one class).

(d) Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

(e) Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of two-thirds or more of the total number of votes eligible to be cast by the holders of issued and outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Ninth.

TENTH:

The Bylaws of the Corporation may be amended, repealed or adopted by action of the Board, pursuant to the provisions of the Corporation’s Bylaws as in effect at such time, or by the affirmative vote of two-thirds or more of the votes cast by the holders of shares entitled to vote thereon (considered for this purpose as one class).  Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of two-thirds or more of the total number of votes eligible to be cast by the holders of issued and outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Tenth.

ELEVENTH:

(a) The Corporation may not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which the Person became an Interested Shareholder, unless:

(1)	prior to such time, the Board approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

D-3

(2)	upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by Persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)	at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding Voting Stock that is not owned by the Interested Shareholder; or

(4)	the shareholder became an Interested Shareholder prior to the date hereof.

(b) The restrictions contained in this Article Eleventh shall not apply if:

(1)	A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(2)	The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a Person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were directors prior to any Person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)	a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);

(ii)	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(iii)	a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Corporation.

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The Corporation shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (i) or (ii) of the second sentence of this paragraph.

   (c) For the purpose of this Article Eleventh only, the term:

(1)	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is controlled by, or is under common Control with, another Person.

(2)	“Associate,” when used to indicate a relationship with any Person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the Owner of 15% or more of any class of voting shares; (ii) any trust or other estate in which such Person has at least a 15% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(3)          “Business Combination,” when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:

(i)	Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder or any of its affiliates, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder.

(ii)	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares;

(iii)         Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

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(iv)	Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(v)	Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)	“Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise. A Person who is the Owner of 15% or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have control of such entity.

(5)	“Interested Shareholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation, or MARITIME INVESTORS CORP. and its Affiliates) that (i) is the Owner of 15% or more of the outstanding voting shares of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the Owner of 15% or more of the outstanding voting shares of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Shareholder; and the Affiliates and Associates of such Person; provided, however, that the term “Interested Shareholder” shall not include any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such Person shall be an Interested Shareholder if thereafter such Person acquires additional shares of voting shares of the Corporation, except as a result of further Corporation action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Shareholder, the voting shares of the Corporation deemed to be outstanding shall include voting shares deemed to be owned by the Person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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(6)	“Person” means any individual, corporation, partnership, unincorporated association or other entity.

(7)	“Voting Stock” means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

(8)	“Owner,” including the terms “own” and “owned,” when used with respect to any shares, means a Person that individually or with or through any of its Affiliates or Associates:

(i)	Beneficially owns such shares, directly or indirectly; or

(ii)	Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s affiliates or associates until such tendered shares is accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any shares because of such Person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

(iii)	Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such shares.

(d) Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of two-thirds or more of the total number of votes eligible to be cast by the holders of issued and outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Eleventh.

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TWELFTH:

At all meetings of shareholders of the Corporation, except as otherwise expressly provided by law, the presence either in Person or by proxy of shareholders of record entitled to cast at least one-third of the total number of votes eligible to be cast by holders of shares issued and outstanding and entitled to vote at such meetings shall constitute a quorum, except as otherwise provided by statute or these Articles of Incorporation.  If less than a quorum is present, a majority of the total number of votes represented by those shares present either in Person or by proxy shall have power to adjourn any meeting until a quorum shall be present.

THIRTEENTH:

No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended. Any repeal or modification of this Article Thirteenth shall not adversely affect any rights or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

FOURTEENTH:

The Corporation hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which MARITIME INVESTORS CORP. or any of its members, directors, employees or other Affiliates (as defined in Article Eleventh) or any of such other Affiliates’ members, directors, employees (the “MIC Group”) participates or desires or seeks to participate in (each, a “Business Opportunity”) other than a Business Opportunity that (a) is presented to an MIC Group member solely in such person’s capacity as a director of the Corporation and with respect to which no other member of the MIC Group independently receives notice or otherwise identifies such Business Opportunity prior to the Corporation becoming aware of such Business Opportunity or (b) is initially identified by the MIC Group solely through the disclosure of information by or on behalf of the Corporation (each Business Opportunity other than those referred to in clause (a) or (b) is referred to as a “Renounced Business Opportunity”). No member of the MIC Group shall have any obligation to communicate or offer any Renounced Business Opportunity to the Corporation, and any Member of the MIC Group may pursue any Renounced Business Opportunity. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of two-thirds or more of the total number of votes eligible to be cast by the holders of issued and outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Fourteenth.

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FIFTEENTH:

Unless otherwise provided by statute or these Articles of Incorporation, the affirmative vote of two-thirds or more of the votes cast by the holders of shares entitled to vote thereon (considered for this purpose as one class), provided that such number of affirmative votes constitutes a majority of the total number of votes eligible to be cast by holders of shares issued and outstanding and entitled to vote (considered for this purpose as one class), shall be required to amend, alter, change or repeal these Articles of Incorporation. Notwithstanding any other provisions of these Articles of Incorporation or the Corporation’s Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of two-thirds or more of the total number of votes eligible to be cast by the holders of issued and outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Fifteenth.

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IN WITNESS WHEREOF I have executed this instrument on March 23, 2015.

by	/s/ Cheyenna Gaughf
Cheyenna Gaughf, Authorized Signatory
Majuro Nominees Ltd., Incorporator

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PYXIS TANKERS INC.

BYLAWS

As Adopted March 23, 2015

ARTICLE I
OFFICES

The principal place of business of the Corporation shall be at such place or places as the Board of Directors of the Corporation (the “Board”) shall from time to time determine. The Corporation may also have an office or offices at such other places within or without the Marshall Islands as the Board may from time to time appoint or the business of the Corporation may require.

ARTICLE II

SHAREHOLDERS

Section 1. Annual Meeting: The annual meeting of shareholders of the Corporation shall be held on such day and at such time and place within or without the Marshall Islands as the Board may determine for the purpose of electing members of the Board (“Directors”) and of transacting such other business as may properly be brought before the meeting. The Chairman of the Board (the “Chairman”) or, in the Chairman’s absence, another person designated by the Board shall act as the Chairman at any meeting of shareholders.

Section 2. Nature of Business at Annual Meetings of Shareholders: No business may be transacted at an annual meeting of shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof); (b) otherwise properly brought before the annual meeting by or at the direction of the Board (or any duly authorized committee thereof); or (c) otherwise properly brought before the annual meeting by any shareholder of the Corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2 of this Article II and has remained a shareholder of record through the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 2 of this Article II.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation (the “Secretary”).

To be timely a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders. In no event shall the public disclosure of any adjournment of an annual meeting of the shareholders commence a new time period for the giving of the shareholder’s notice described herein.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder along with such shareholder’s tax identification number, (iii) the number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. In addition, notwithstanding anything in this Section 2 of this Article II to the contrary, a shareholder intending to nominate one or more persons for election as a Director at an annual meeting must comply with Article III Section 3 of these Bylaws for such nomination or nominations to be properly brought before such meeting.

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No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2 of this Article II; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2 of this Article II shall be deemed to preclude discussion by any shareholder of any such business. If the Chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman of the meeting shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

Section 3. Special Meeting: Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time by the Chairman or a majority of the Board. No other person or persons are permitted to call a special meeting, unless otherwise prescribed by law. The business transacted at any special meeting shall be limited to the purposes stated in the notice.

Section 4. Notice of Meetings: Notice of every annual and special meeting of shareholders, other than any meeting the giving of notice of which is otherwise prescribed by law, stating the date, time, place and purpose thereof, and in the case of special meetings, the name of the person or persons at whose direction the notice is being issued, shall be given personally or sent by mail, or telefax at least fifteen (15) but not more than sixty (60) days before such meeting, to each shareholder of record entitled to vote thereat and to each shareholder of record who, by reason of any action proposed at such meeting would be entitled to have his shares appraised if such action were taken, and the notice shall include a statement of that purpose and to that effect. If mailed, notice shall be deemed to have been given when deposited in the mail, directed to the shareholder at his address as the same appears on the record of shareholders of the Corporation or at such address as to which the shareholder has given notice to the Secretary. Notice of a meeting need not be given to any shareholder who submits a signed waiver of notice, whether before or after the meeting, or who attends the meeting without protesting prior to the conclusion thereof the lack of notice to him.

Section 5. Adjournments: Any meeting of shareholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the meeting is adjourned for lack of quorum, notice of the new meeting shall be given to each shareholder of record entitled to vote at the meeting. If after an adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record on the new record date entitled to notice in Section 4 of this Article II.

Section 6. Quorum: At all meetings of shareholders for the transaction of business, the number of shares of capital stock issued and outstanding and entitled to vote thereat, present either in person or represented by proxy, which is provided in the Articles of Incorporation or, if not in the Articles of Incorporation, by statute, shall be requisite and shall constitute a quorum. If less than a quorum is present, a majority of the total number of votes represented by those shares present either in person or by proxy shall have power to adjourn any meeting until a quorum shall be present.

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Section 7. Voting: If a quorum is present, and except as otherwise expressly provided by law, the Corporation’s Articles of Incorporation then in effect or these Bylaws, the affirmative vote of a majority of the votes cast by holders of shares of stock present in person or represented by proxy shall be the act of the shareholders. Any action required to be permitted to be taken at a meeting, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Section 8. Fixing of Record Date: The Board may fix a time not more than sixty (60) nor less than fifteen (15) days prior to the date of any meeting of shareholders, as the time as of which shareholders entitled to notice of and to vote at such a meeting shall be determined, and all persons who were holders of record of voting shares at such time and no others shall be entitled to notice of and to vote at such meeting. The Board may fix a time not exceeding sixty days preceding the date fixed for the payment of any dividend, the making of any distribution, the allotment of any rights or the taking of any other action, as a record time for the determination of the shareholders entitled to receive any such dividend, distribution, or allotment or for the purpose of such other action.

ARTICLE III
DIRECTORS

Section 1. Number: The affairs, business and property of the Corporation shall be managed by the Board. The number of Directors is determined according to the Articles of Incorporation. The Directors need not be residents of the Marshall Islands nor shareholders of the Corporation.

Section 2. How Elected: The Directors shall be elected as specified in the Articles of Incorporation.

Section 3. Nomination of Directors: Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations of persons for election to the Board may be made at any annual meeting of shareholders (a) by or at the direction of the Board (or any duly authorized committee thereof) or (b) by any shareholders of the Corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 3 of this Article III and on the record date for the determination of shareholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 3 of this Article III.

In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary.

To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders.

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To be in proper written form, a shareholder’s notice to the Secretary must set forth; (a) as to each person whom the shareholder proposes to nominate for election as a Director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors by rules and regulations applicable to the Corporation and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder along with such shareholder’s tax identification number, (ii) the number of shares of capital stock of the Corporation which are owned beneficially and of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person and persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in its notice and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors by rules and regulations applicable to the Corporation. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.

No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in this Section 3 of this Article III. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

Notwithstanding any other provisions of the Articles of Incorporation or these Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, the Articles of Incorporation or these Bylaws), the vote of not less than two-thirds of the entire Board shall be required to amend, alter, change or repeal this Section 3 of this Article III.

Section 4. Removal: Removal of Directors is governed by the Articles of Incorporation.

No proposal by a shareholder to remove a Director shall be voted upon at an annual meeting of the shareholders unless such shareholder has given timely notice thereof in proper written form to the Secretary. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the one-year anniversary date of the immediately preceding annual meeting of the shareholders. To be in proper written form, a shareholder’s notice must set forth: (a) a statement of the grounds, if any, on which such Director is proposed to be removed, (b) evidence reasonably satisfactory to the Secretary of such shareholder’s status as such and of the number of shares of capital stock of the Corporation beneficially owned by such shareholder, and (c) a list of the names and addresses of other shareholders of the Corporation, if any, with whom such shareholder is acting in concert, and the number of shares of capital stock of the Corporation beneficially owned by each such shareholder.

No shareholder proposal to remove a Director shall be voted upon at an annual meeting of the shareholders unless proposed in accordance with the procedures set forth in this Section 4 of this Article III. If the Chairman of the meeting determines, based on the facts, that a shareholder proposal to remove a Director was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that a proposal to remove a Director of the Corporation was not made in accordance with the procedures prescribed by these Bylaws, and such defective proposal shall be disregarded.

Section 5. Vacancies: Any vacancies in the Board shall be governed by the Articles of Incorporation.

Section 6. Regular Meetings: Regular meetings of the Board may be held at such time and place as may be determined by resolution of the Board and no notice shall be required for any regular meeting. Except as otherwise provided by law, any business may be transacted at any regular meeting.

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Section 7. Special Meetings: Special meetings of the Board may, unless otherwise prescribed by law, be called from time to time by the Chairman, a majority of the Board, or any officer of the Corporation who is also a Director. The President or the Secretary shall call a special meeting of the Board upon written request directed to either of them by any two Directors stating the time, place, and purpose of such special meeting. Special meetings of the Board shall be held on a date and at such time and at such place as may be designated in the notice thereof by the officer calling the meeting.

Section 8. Notice of Special Meetings: Notice of the date, time and place of each special meeting of the Board shall be given to each Director at least forty-eight (48) hours prior to such meeting, unless the notice is given orally or delivered in person, in which case it shall be given at least twenty-four (24) hours prior to such meeting. For the purpose of this section, notice shall be deemed to be duly given to a Director if given to him personally (including by telephone) or if such notice be delivered to such Director by mail or telefax to his last known address. Notice of a meeting need not be given to any Director who submits a signed waiver of notice, whether before or after the meeting or who attends the meeting without protesting, prior to the conclusion thereof, the lack of notice to him.

Section 9. Quorum: A majority of the Directors at the time in office, present in person or by proxy or by conference telephone, shall constitute a quorum for the transaction of business.

Section 10. Interested Directors. No contract or transaction between the Corporation and one or more of its Directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its Directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, or, if the votes of the disinterested Directors are insufficient to constitute an act of the Board as defined in Section 55 of the Marshall Islands Business Corporations Act (the “BCA”), by unanimous vote of the disinterested Directors; or (ii) the material facts as to his relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the shareholders. Interested Directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

Section 11. Voting: The vote of the majority of the Directors, present in person, by proxy, or by conference telephone, at a meeting at which a quorum is present shall be the act of the Directors. Any action required or permitted to be taken at a meeting may be taken without a meeting if all members of the Board consent thereto in writing.

Section 12. Compensation of Directors and Members of Committees: The Board may from time to time, in its discretion, fix the amounts which shall be payable to members of the Board and to members of any committee, for attendance at the meetings of the Board or of such committee and for services rendered to the Corporation.

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ARTICLE IV
COMMITTEES

The Board may, by resolution or resolutions passed by a majority of the entire Board, designate from among its members an executive committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in said resolution or resolutions, or in these Bylaws, shall have and may exercise, to the extent permitted by law, the powers of the Board in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it, provided, however, that no committee shall have the power or authority to (i) fill a vacancy in the Board or in a committee thereof, (ii) amend or repeal any Bylaw or adopt any new Bylaw, (iii) amend or repeal any resolution of the entire Board, (iv) or increase the number of Directors on the Board, or (v) remove any Director. In addition, the Board may, by resolution or resolutions passed by a majority of the entire Board designate from among its members other committees to consist of one or more of the Directors of the Corporation, each of which shall perform such function and have such authority and powers as shall be delegated to it by said resolutions or as provided for in these Bylaws, except that only the executive committee may have and exercise the powers of the Board. Members of the executive committee and any other committee shall hold office for such period as may be prescribed by the vote of a majority of the entire Board. Vacancies in membership of such committees shall be filled by vote of the Board. Committees may adopt their own rules of procedure and may meet at stated times or on such notice as they may determine. Each committee shall keep a record of its proceedings and report the same to the Board when requested.

ARTICLE V
OFFICERS

Section 1. Number of Designation: The Board shall appoint a President, Secretary and Treasurer and such other officers with such duties as it may deem necessary, provided that initial officers may be appointed by the incorporator. Officers may be of any nationality, need not be residents of the Marshall Islands and may be, but are not required to be, Directors. Officers of the Corporation shall be natural persons except the secretary may be a corporate entity. Any two or more offices may be held by the same natural person.

The salaries of the officers and any other compensation paid to them shall be fixed from time to time by the Board or any duly authorized committee thereof. The Board may at any meeting appoint additional officers. Each officer shall hold office until his successor shall have been duly appointed and qualified, except in the event of the earlier termination of his term of office, through death, resignation, removal or otherwise. Any officer may be removed by the Board at any time with or without cause. Any vacancy in an office may be filled by the Board at any regular or special meeting.

Section 2. President: The President shall be the Chief Executive Officer of the Corporation and shall have general management of the affairs of the Corporation together with the powers and duties usually incident to the office of President, except as specifically limited by appropriate written resolution of the Board and shall have such other powers and perform such other duties as may be assigned to him by the Board.

Section 3. Treasurer: The Treasurer shall be the Chief Financial Officer of the Corporation and shall have general supervision over the care and custody of the funds, securities, and other valuable effects of the Corporation and shall deposit the same or cause the same to be deposited in the name of the Corporation in such depositories as the Board may designate, shall disburse the funds of the Corporation as may be ordered by the Board, shall have supervision over the accounts of all receipts and disbursements of the Corporation, shall, whenever required by the Board, render or cause to be rendered financial statements of the Corporation, shall have the power and perform the duties usually incident to the office of Treasurer, and shall have such powers and of perform such other duties as may be assigned to him by the Board or the President.

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Section 4. Secretary: The Secretary shall act as Secretary of all meetings of the shareholders and the Board at which he is present, shall have supervision over the giving and serving of notices of the Corporation, shall be the custodian of the corporate records and of the corporate seal of the Corporation, shall be empowered to affix the corporate seal to those documents, the execution of which, on behalf of the Corporation under its seal, is duly authorized and when so affixed may attest the same, and shall exercise the powers and perform such other duties as may be assigned to him by the Board or the President. If the Secretary is a corporation, the duties of the Secretary may be carried out by any authorized representative of such corporation.

Section 5. Other Officers: Officers other than those treated in Sections 2 through 4 of this Article shall exercise such powers and perform such duties as may be assigned to them by the Board or the President.

Section 6. Bond: The Board shall have power to the extent permitted by law, to require any officer, agent or employee of the Corporation to give bond for the faithful discharge of his duties in such form and with such surety or sureties as the Board may deem advisable.

ARTICLE VI

CERTIFICATES FOR SHARES

Section 1. Form and Issuance: The shares of the Corporation may be represented by certificates in a form meeting the requirements of law and approved by the Board. Certificates shall be signed by (i) the Chairman, President or a Vice President and by (ii) the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer. These signatures may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employees. Shares may also be represented in uncertificated form, and, specifically, the Corporation may issue shares to be represented in any manner permitted or required by the rules of the stock exchange on which the shares of the Corporation may be listed.

Section 2. Transfer: The Board shall have power and authority to make such rules and regulations as they may deem expedient concerning the issuance, registration and transfer of shares of the Corporation’s stock, and may appoint transfer agents and registrars thereof.

Section 3. Loss of Stock Certificates: The Board may direct a new certificate or certificates of stock to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

ARTICLE VII
DIVIDENDS

Dividends may be declared in conformity with law by, and at the discretion of, the Board at any regular or special meeting. Dividends may be declared and paid in cash, stock, or other property of the Corporation.

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ARTICLE VIII

INDEMNIFICATION

Section 1. Indemnification. Any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Section 2. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Bylaws.

ARTICLE IX

CORPORATE SEAL

The seal of the Corporation, if any, shall be circular in form, with the name of the Corporation in the circumference and such other appropriate legend as the Board may from time to time determine.

ARTICLE X
FISCAL YEAR

The fiscal year of the Corporation shall be such period of twelve consecutive months as the Board may by resolution designate.

ARTICLE XI
AMENDMENTS

These Bylaws may be amended, added to, altered or repealed, or new Bylaws may be adopted, solely at any regular or special meeting of the Board by the affirmative vote of 66 2/3% of the entire Board, or by the shareholders by the affirmative vote of two-thirds or more of the votes cast by the holders of shares entitled to vote thereon (considered for this purpose as one class). The phrase “66 2/3% of the entire Board” shall be deemed to refer to 66 2/3% of the number of directors constituting the Board as set forth in accordance with Article III, without regard to any vacancies, or if the number of Directors constituting 66 2/3% of the entire Board is greater than the number of members of the Board then in office, the unanimous vote of Directors in office.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

I.	Section 8.1 of the Bylaws of the Registrant provides that:

Any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

II.	Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

1.	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

2.	Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

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3.	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

4.	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

6.	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.

Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

III.	Indemnification Agreements

The Registrant has entered, and expect to continue to enter, into agreements to indemnify its directors, executive officers and other employees as determined by the Registrants board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Registrant believes that the provisions in its Bylaws and indemnification agreements described above are necessary to attract and retain talented and experienced officers and directors.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits to this Registration Statement are listed in the exhibit index which appears elsewhere herein.

Item 22.	Undertakings

(a) Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by §210.3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g)	Registration on Form S-4 or F-4 of securities offered for resale.

(1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(h)	Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

i.	to respond to requests for information that is incorporated by reference into the prospectus, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and

ii.	to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the application form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Pyxis Tankers Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Greece, on October 5, 2015.

PYXIS TANKERS INC.

By:	/s/ Valentios (“Eddie”) Valentis
Name:	Valentios (“Eddie”) Valentis
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Dates

/s/ Valentios (“Eddie”) Valentis
Valentios (“Eddie”) Valentis	Chairman, Chief Executive Officer (Principal Executive Officer) and Director	October 5, 2015

/s/ Henry Williams
Henry Williams	Chief Financial Officer (Principal Financial and Accounting Officer) and Authorized Representative in the United States	October 5, 2015

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EXHIBIT INDEX

Exhibit No.	Description of Document

2.1	Agreement and Plan of Merger, dated April 23, 2015, by and among Pyxis Tankers Inc., Maritime Technologies Corp., LookSmart, Ltd. And LookSmart Group, Inc.*

3.1	Articles of Incorporation of Pyxis Tankers Inc.*

3.2	Bylaws of Pyxis Tankers Inc.*

4.1	Specimen Stock Certificate of Pyxis Tankers Inc.*

5.1	Opinion of Seward & Kissel LLP as to the validity of the common stock of Pyxis Tankers Inc. being registered.*
8.1	Opinion of Seward & Kissel LLP as to certain tax matters*

10.1	Form of Lock-Up Agreement.*

10.2	Voting Agreement between LookSmart, Ltd, Pyxis Tankers Inc. and Michael Onghai*

10.3	Amended and Restated Head Management Agreement, dated August 5, 2015, by and between Pyxis Tankers Inc. and Pyxis Maritime Corp.*

10.4	Form of Ship Management Agreement with International Tanker Management Ltd.*

10.5	Form of Commercial Ship Management Agreement with North Sea Tankers BV*

10.6	Loan Agreement, dated as of September 26, 2007, by and between Seconde Corp. and Thirdone Corp., as borrowers, and Deutsche Schiffsbank Aktiengesellschaft, as lender*

10.7	Loan Agreement, dated as of December 12, 2008, between Fourthone Corp., as borrower, and Deutsche Schiffsbank Aktiengesellschaft, as lender*

10.8	Loan Agreement, dated October 12, 2012, by and among Sixthone Corp. and Seventhone Corp., as borrowers, the banks and financial institutions listed therein, as lenders, and HSH Nordbank AG, as agent *

10.9	Supplemental Agreement to the Loan Agreement dated October 12, 2012 by and among Sixthone Corp. and Seventhone Corp., the lenders and HSH Nordbank AG, as agent, dated February 13, 2013*

10.10	Facility Agreement for a $21,000,000 Term Loan Facility, dated January 12, 2015, by and among Eighthone Corp., as borrower, and DVB Bank SE, as lender and as agent and security trustee*

10.11	Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of April 23, 2015*

10.12	Form of 2015 Equity Incentive Plan*

10.13	Form of Indemnification Agreement*

21.1	Subsidiaries.*

23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1). *

23.2	Consent of Ernst & Young (Hellas) Certified Auditors - Accountants S.A. independent registered public accounting firm of Pyxis Tankers Inc. Predecessor

23.3	Consent of Ernst & Young (Hellas) Certified Auditors - Accountants S.A. independent registered public accounting firm of Pyxis Tankers Inc.

23.4	Consent of Albert Wong & Co., independent registered public accounting firm of LookSmart Ltd.

23.5	Consent of Poten and Partners*

24.1	Power of Attorney*

99.1	Fairness opinion of LookSmart’s financial advisors Gruppo, Levey & Co and Source Capital Group, Inc.*

99.2(a)-(d)	Director nominees’ consents*

* Previously filed.

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